IMPORTANT:

You must read the following disclaimer before continuing. The following disclaimer applies to the attached Exchange Offer and Consent Solicitation Memorandum, whether received by email or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the attached Exchange Offer and Consent Solicitation Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

Your Representations:

You have been sent the attached Exchange Offer and Consent Solicitation Memorandum on the basis that you have confirmed to UBS Limited and/or the Exchange and Tabulation Agent named in the attached document, being the sender of the attached, that (a) you are a holder or a beneficial owner of any of the U.S.$100,000,000 9.25 per cent. Loan Participation Notes due 2012 issued by but with limited recourse to Deutsche Bank Luxembourg S.A. for the sole purpose of financing a U.S.$100,000,000 loan to Global Yatırım Holding Anonim Şirketi; (b) neither you nor any person on whose behalf you are acting is a person to whom it is unlawful to send the attached Exchange Offer and Consent Solicitation Memorandum or to make an invitation or solicitation under the offer described in the attached document under applicable laws; and (c) that you consent to delivery by electronic transmission.

If you receive this document by email, your use of this email is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

The Exchange Offer and Consent Solicitation Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of the New Notes Issuer, UBS Limited and/or the Exchange and Tabulation Agent or any person who controls, or is a director, officer, employee or agent of the New Notes Issuer, UBS Limited and/or the Exchange and Tabulation Agent, nor any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Exchange Offer and Consent Solicitation Memorandum distributed to you in electronic format and the hard copy version available to you on request from UBS Limited and the Exchange and Tabulation Agent.

You are reminded that the attached Exchange Offer and Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession the Exchange Offer and Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver this Exchange Offer and Consent Solicitation Memorandum to any other person.

Restrictions:

Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Canada, Japan or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.

THE EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank, solicitor, accountant, fund manager or other appropriately authorised independent financial adviser.

This Exchange Offer and Consent Solicitation Memorandum does not constitute an offer to buy or a solicitation of an offer to sell Existing Notes or New Notes (each as defined herein) in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The Existing Notes and New Notes have not been and will not be registered under the United States Securities Act of 1933 as amended, or with any securities regulatory authority of any state or other jurisdiction in the United States. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. See “Offer Restrictions” contained herein and “Transfer Restrictions” in the Offering Memorandum appended hereto.

Exchange Offer and Consent Solicitation Memorandum dated 28 November 2011

Invitation by

GLOBAL YATIRIM HOLDİNG ANONİM ŞİRKETİ

to the holders of the outstanding
U.S.$100,000,000 9.25 per cent. Loan Participation Notes due 2012
(ISIN: XS0312972903) (the Existing Notes)

issued by

Deutsche Bank Luxembourg S.A.
(the Existing Notes Issuer)

to offer to exchange their Existing Notes for

U.S. dollar-denominated Fixed Rate Notes due June 2017
(the New Notes)

to be issued directly by

GLOBAL YATIRIM HOLDİNG ANONİM ŞİRKETİ
(the New Notes Issuer)

and related Consent Solicitation

Dealer Manager
UBS INVESTMENT BANK

ENFORCEMENT OF CIVIL LIABILITIES

This exchange offer and consent solicitation is made for and in respect of securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States that are different from the United States. Financial statements included and incorporated by reference in the Offering Memorandum which is appended to this Exchange Offer and Consent Solicitation Memorandum have been prepared in accordance with International Financial Reporting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for an investor to enforce its rights and any claim it may have arising under the U.S. federal securities laws, since each of the Existing Notes Issuer and the New Notes Issuer (each as defined below) are located outside the United States, and some or all of their officers, directors and commissioners are resident outside the United States. An investor may not be able to sue the Existing Notes Issuer, the New Notes Issuer or any of their officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Offer:

The New Notes Issuer hereby invites the holders of the Existing Notes (the Noteholders) to offer to exchange (the Exchange Offer), on the terms and subject to the conditions set out in this Exchange Offer and Consent Solicitation Memorandum, any or all of their outstanding Existing Notes for New Notes.

Concurrently with the Exchange Offer, the New Notes Issuer is soliciting (the Consent Solicitation, and together with the Exchange Offer, the Offer) consents (the Consents) from the Noteholders by inviting them to vote on an extraordinary resolution (the Extraordinary Resolution) at a duly convened Noteholder meeting (the Noteholder Meeting) to authorise the Existing Notes Issuer and Deutsche Trustee Company Limited (the Existing Notes Trustee) to amend (the Proposed Amendments) the terms of the principal trust deed dated 31 July 2007 (the Existing Notes Trust Deed) between the Existing Notes Issuer and the Existing Notes Trustee constituting the Existing Notes, and the terms and conditions of the Existing Notes (the Conditions), to provide for early redemption of the Existing Notes by the Existing Notes Issuer for a consideration comprising New Notes (or, in certain limited circumstances described herein, cash).

The Existing Notes Issuer has undertaken to the New Notes Issuer that it will convene the Noteholder Meeting and will, if the Extraordinary Resolution is passed, take all actions reasonably requested by the New Notes Issuer to implement the Proposed Amendments and, if the New Notes Issuer so instructs, exercise the call option which is the subject of the Proposed Amendments.

The following tables illustrate certain terms of the Offer and the New Notes, respectively. These tables are for illustration purposes only and should be read in conjunction with the terms of the Offer described herein:

	Nominal	Early				Consent
	amount	Participation	Expiration	Noteholder	Exchange	Solicitation
Existing Notes	outstanding[1]	Deadline[2]	Deadline	Meeting	Ratio (%)	Fee (%)[3]
U.S.$ 9.25 per cent. Loan	U.S. $100,000,000	7 December	16 December	20 December	102.00	1.00
Participation Notes due 2012		2011	2011	2011
issued by Deutsche Bank
Luxembourg S.A. (ISIN:
XS0312972903)

1
As at the date of this Exchange Offer and Consent Solicitation Memorandum, U.S.$26,860,300 in nominal amount of the Existing Notes are held by the New Notes Issuer and its Affiliates. The New Notes Issuer may participate in the Exchange Offer in respect of Existing Notes held by it or its Affiliates but such Existing Notes will not be considered outstanding for the purposes of determining whether a quorum is present at the Noteholder Meeting, and will not be voted in respect of the Extraordinary Resolution. The New Notes Issuer may sell its Existing Notes in whole or in part at any time during the Offer Period to one or more parties not connected to the New Notes Issuer or its affiliates and such Existing Notes will be considered outstanding for the purposes of determining whether a quorum is present at the Noteholder Meeting and will be voted in respect of the Extraordinary Resolution. An announcement of any such sale will be published in accordance with the terms of the Offer.

2
The Early Participation Deadline is relevant to payment of the Consent Solicitation Fee. For the avoidance of doubt, the Exchange Ratio shall remain 102.00 per cent. whether Noteholders participate before or after the Early Participation Deadline.

3	The Consent Solicitation Fee will only be payable in the circumstances described in this Exchange Offer and Consent Solicitation Memorandum.

New Notes	Issue price (%)	Coupon	Maturity
U.S. dollar denominated Fixed Rate Notes	100.00	Fixed rate payable semi	Expected to be
due June 2017 issued by Global Yatırım		annually, to be published	30 June 2017
Holding Anonim Şirketi		on 5 December 2011
and being not less
than 11.00 per cent.
per annum.

Noteholders whose Existing Notes are exchanged for New Notes pursuant to the Exchange Offer will also be eligible to receive on the Settlement Date (as defined herein) a cash payment in respect of any accrued and unpaid interest on such Existing Notes to (but excluding) the date of settlement of the Exchange Offer and, if applicable, a Cash Rounding Amount (as defined herein).

By offering to exchange Existing Notes pursuant to the Exchange Offer, Noteholders will also be deemed to have appointed the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholder Meeting. Noteholders who offer to exchange their Existing Notes pursuant to the Exchange Offer prior to the Early Participation Deadline will, in respect of any of their Existing Notes accepted for exchange, also be eligible to receive the Consent Solicitation Fee.

Noteholders who do not offer to exchange their Existing Notes in the Exchange Offer are invited to separately consider the Extraordinary Resolution and to provide voting instructions (the Voting Instructions) in connection with the Extraordinary Resolution in accordance with the procedures set out herein. Provided the Extraordinary Resolution is passed and the Proposed Amendments are implemented, those Noteholders who do not participate in the Exchange Offer but who, prior to the Early Participation Deadline, submit (and do not subsequently withdraw) Voting Instructions appointing the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholders Meeting, will be eligible to receive the Consent Solicitation Fee. To be eligible to receive the Consent Solicitation Fee in such circumstances, such Noteholders must appoint the Exchange and Tabulation Agent or its nominee as proxy to attend the Noteholder Meeting and vote in favour of the Extraordinary Resolution; appointing a different proxy or attending the Noteholder Meeting in person will not render a Noteholder eligible to receive the Consent Solicitation Fee, even if voting in favour.

Before making any decision in respect of the Offer, Noteholders should carefully consider all of the information in this Exchange Offer and Consent Solicitation Memorandum (including the Offering Memorandum attached hereto) and, in particular, the section headed “Risk Factors” starting on page 28 of this Exchange Offer and Consent Solicitation Memorandum and the section headed “Risk Factors” starting on page 26 of the attached Offering Memorandum.

Questions and requests for assistance in connection with the terms of the Offer may be directed to UBS Limited at the contact details set out at the end of this document.

Questions in connection with the procedures for participating in the Offer and requests for copies of this Exchange Offer and Consent Solicitation Memorandum may be directed to Lucid Issuer Services Limited at the contact details set out at the end of this document.

IMPORTANT NOTICES

The Offer is not being made to, and any offers will not be accepted from, or on behalf of Noteholders in any jurisdiction in which the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction. None of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager (as defined below) or the Exchange and Tabulation Agent (as defined below) will incur any liability for the failure of any other person or persons to comply with the provision of any such laws or regulations. See “Offer Restrictions” herein.

The New Notes Issuer is offering the New Notes to U.S. noteholders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the Securities Act), provided by Rule 802 thereunder (Rule 802) and, accordingly, the offer and sale of the New Notes has not been and will not be registered with the U.S. Securities and Exchange Commission (the SEC) or pursuant to applicable state securities law, or the securities laws of any other jurisdiction in the United States.

The Offer is not being made in Australia, Canada, Japan, or any other jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions is restricted by law. See “Offer Restrictions”. No action has been or will be taken in any jurisdiction in relation to the Offer that would permit a public offering of securities.

This Exchange Offer and Consent Solicitation Memorandum is an advertisement and does not comprise a prospectus for the purposes of EU Directive 2003/11/EC. The definitive terms of the New Notes are described in the Offering Memorandum, substantially in the form of the Appendix hereto. Investors should not subscribe for any securities referred to herein except on the basis of information contained herein (including the Appendix).

This Exchange Offer and Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made to participate in the Offer. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser.

Any individual or company who beneficially owns Existing Notes (a Beneficial Owner) which are held on its behalf by a securities broker, dealer, bank, custodian, trust company or other nominee (each an Intermediary) must contact such entity if they wish to participate in the Offer. Noteholders should note that any such Intermediary will require instructions prior to the deadlines referred to in this Exchange Offer and Consent Solicitation Memorandum in order to meet the deadlines referred to herein. Noteholders should consult their Intermediary to determine when such Intermediary requires instructions from the Noteholder.

None of UBS Limited (the Dealer Manager), Lucid Issuer Services Limited (the Exchange and Tabulation Agent) and any of their respective directors, employees or affiliates expresses any view on the merits of the Offer or makes any recommendation as to whether or not Noteholders should offer the Existing Notes for exchange or provide Consents in respect of the Proposed Amendments.

The invitation by the New Notes Issuer contained within this document is an invitation to treat by the New Notes Issuer, and the Exchange Offer shall be construed accordingly.

The New Notes Issuer accepts full responsibility for the accuracy of the information contained in this Exchange Offer and Consent Solicitation Memorandum except for the Existing Notes Issuer Information (as defined below). To the best of the knowledge and belief of the New Notes Issuer (having taken all reasonable care to ensure that such is the case) the information contained in this Exchange Offer and Consent Solicitation Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Existing Notes Issuer accepts full responsibility for the accuracy of the information contained in this Exchange Offer and Consent Solicitation Memorandum only with respect to itself (the Existing Notes Issuer Information). To the best of the knowledge and belief of the Existing Notes Issuer (having taken all reasonable care to ensure that such is the case) such Existing Notes Issuer Information is in accordance with the facts and does not omit anything likely to affect the import of such information.

None of the Dealer Manager, the Exchange and Tabulation Agent, the Existing Notes Trustee, the New Notes Trustee, the New Notes Agents and their respective directors, employees or affiliates accepts any responsibility for this Exchange Offer and Consent Solicitation Memorandum or any information contained or incorporated by reference herein, or for any failure by the Existing Notes Issuer or the New Notes Issuer to disclose any material information, and accordingly each of them disclaims to the fullest extent permitted by law any and all liability whatsoever arising in contract, tort or otherwise which any of them might otherwise have in respect of this document or any such information.

Each Noteholder acknowledges that it is solely responsible for making its own independent appraisal of all matters (including those relating to the Exchange Offer, the Consent Solicitation, the New Notes, the Existing Notes Issuer and the New Notes Issuer) as such Noteholder deems appropriate in determining, and each Noteholder acknowledges that it must make its own decision as to whether to offer the Existing Notes for exchange and, if so, the aggregate nominal amount of Existing Notes to offer for exchange, or otherwise whether or not to participate in the Consent Solicitation. The Exchange and Tabulation Agent is the agent of the Existing Notes Issuer and the New Notes Issuer and owes no duty to any Noteholder. If a Noteholder is in any doubt about any aspect of the Exchange Offer and Consent Solicitation and/or the proposed action it should take, it should consult its professional advisers.

None of the Existing Notes Trustee, the New Notes Trustee, the New Notes Agents, the Existing Notes Issuer, the New Notes Issuer, the Exchange and Tabulation Agent or the Dealer Manager (or its respective directors, employees or affiliates) express any view or make any recommendations as to the merits of the Offer or the Proposed Amendments or any view on whether the Noteholders, whether individually or as a class, would be acting in their best interests in participating in the Offer or voting for or against the Proposed Amendments, but the Existing Notes Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolution being put to the Noteholders for their consideration.

No person has been authorised to give any information or to make any representation about any of the Existing Notes Issuer, the New Notes Issuer, the Exchange Offer or the Consent Solicitation other than those contained in this Exchange Offer and Consent Solicitation Memorandum and, if given or made, such information or representation must not be relied upon as having been authorised by any of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Exchange and Tabulation Agent, the Existing Notes Trustee, the New Notes Trustee or any of their respective agents.

Neither the delivery of this Exchange Offer and Consent Solicitation Memorandum nor any acceptance by the New Notes Issuer of an offer to exchange by a Noteholder or any acquisition of New Notes shall, under any circumstances, create any implication that the information contained herein is current as at any time subsequent to the date of such information or that there has been no change in the information set out in it or in the affairs of any of the Existing Notes Issuer, the New Notes Issuer and its subsidiaries taken as a whole, since the date of this Exchange Offer and Consent Solicitation Memorandum.

Subject to applicable law and regulation, the New Notes Issuer may purchase and/or sell Existing Notes in the open market at any price, including during the Offer Period.

Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Exchange Offer and Consent Solicitation Memorandum shall have the meanings set out under “Definitions” herein. Reference to “Noteholder” shall, where the context admits, include reference to any Beneficial Owner and any Intermediary acting on its behalf, including Direct Participants (as defined herein).

All references in this Exchange Offer and Consent Solicitation Memorandum to U.S. dollars or U.S.$ are to United States dollars, and references to € are to euro.

The applicable provisions of the Financial Services and Markets Act 2000 (FSMA) must be complied with in respect of anything done in relation to the Offer in, from or otherwise involving the United Kingdom.

Noteholders may contact the Dealer Manager or the Exchange and Tabulation Agent for assistance in answering questions concerning the terms of the Offer at the respective contact details set out on the back cover page of this Exchange Offer and Consent Solicitation Memorandum. Questions relating to the procedures for exchange, including the blocking of Existing Notes with Euroclear Bank S.A./N.V. (Euroclear), or Clearstream Banking, société anonyme (Clearstream, Luxembourg) should be addressed exclusively to the Exchange and Tabulation Agent. Copies of this Exchange Offer and Consent Solicitation Memorandum may, subject to the Offer Restrictions, be obtained from the Exchange and Tabulation Agent.

SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND THE TERMS SET OUT IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM, THE NEW NOTES ISSUER RESERVES THE RIGHT, IN ITS SOLE DISCRETION TO EXTEND OR TERMINATE THE EXCHANGE OFFER, OR TO OTHERWISE AMEND THE EXCHANGE OFFER IN ANY RESPECT.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM HAS NOT BEEN AND WILL NOT BE FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE ATTACHED OFFERING MEMORANDUM EXCEPT THAT (I) THE NEW NOTES ISSUER HAS FURNISHED THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE OFFERING MEMORANDUM TO THE SEC AS REQUIRED BY RULE 802 AND (II) THE FINAL OFFERING MEMORANDUM WILL BE FILED WITH THE FINANCIAL SERVICES AUTHORITY IN ITS CAPACITY AS COMPETENT AUTHORITY UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 IN CONNECTION WITH THE LISTING OF THE NEW NOTES ON THE OFFICIAL LIST AND THE ADMISSION TO TRADING OF THE NEW NOTES ON THE REGULATED MARKET OF THE LONDON STOCK EXCHANGE PLC. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED (RSA-421-B) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA-421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Forward Looking Statements

Projections, forecasts and estimates provided to Noteholders herein are forward looking statements. Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialise or will vary significantly from actual results. Accordingly, the projections are only an estimate. Actual results may vary from the projections, and the variations may be material.

The projections, forecasts and estimates provided to Noteholders herein are projections, forecasts and estimates of the New Notes Issuer.

None of the Existing Notes Trustee, the New Notes Trustee, the Exchange and Tabulation Agent or the Dealer Manager (or their respective directors, employees or affiliates) has provided, and none of them has any obligation to update or otherwise revise any projections, including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. See “Forward-Looking Statements” in the Offering Memorandum appended hereto.

OFFER RESTRICTIONS

This Exchange Offer and Consent Solicitation Memorandum does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this Exchange Offer and Consent Solicitation Memorandum comes are required by each of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager and the Exchange and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction by the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager or the Exchange and Tabulation Agent that would constitute a public offering of the Existing Notes or the New Notes.

United States

The New Notes Issuer is offering and selling the New Notes to Noteholders in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 and, accordingly, the offer of the New Notes has not been and will not be registered with the SEC or pursuant to state securities law, or the securities laws of any other jurisdiction in the United States.

See Transfer Restrictions in the Offering Memorandum.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager and the Exchange and Tabulation Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of New Notes which are the subject of the offering contemplated by the Exchange Offer and Consent Solicitation Memorandum to the public in that Relevant Member State other than:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
at any time to fewer than 100 or, if the relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of New Notes shall require the Existing Notes Issuer, the New Notes Issuer, or the Dealer Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression of an offer of New Notes to the public in relation to any New Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Offer and the New Notes to be offered so as to enable an investor to decide to purchase or subscribe for the New Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Republic of Italy

None of the Offer, this Exchange Offer and Consent Solicitation Memorandum or any other documents or materials relating to the Offer have been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB), pursuant to applicable Italian laws and regulations.

The Exchange Offer is being carried out in Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and article 35-bis, paragraph 3 of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the Issuers’ Regulation), as the case may be.

Accordingly, a Noteholder located in Italy can participate in the Exchange Offer only if it is a qualified investor (investitori qualificati), as defined pursuant to Article 100, paragraph 1, letter (a) of the Financial Services Act and Article 34-ter, paragraph 1, letter (b) of the Issuers’ Regulation (an Eligible Italian Investor). Noteholders located in Italy that do not qualify as Eligible Italian Investors may not participate in the Exchange Offer and neither this Exchange Offer and Consent Solicitation Memorandum nor any other documents or materials relating to the Exchange Offer may be distributed or otherwise made available to them.

Eligible Italian Investors can offer to exchange Existing Notes, through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

For the avoidance of doubt, the foregoing restrictions do not prohibit an Italian investor who is not an Eligible Italian Investor from exercising its rights under the Existing Notes to participate in the Consent Solicitation.

Turkey

The Exchange Offer and the offering of Additional New Notes will be registered with the CMB only for the purpose of the exchange of Existing Notes for New Notes and the sale of the Additional New Notes outside Turkey in accordance with Article 15/b of Decree 32 on the Protection of the Value of the Turkish Currency (as issued in August 1989 and subsequently amended on various occasions, most recently in November 2011, ‘‘Decree 32’’), and Articles 6 and 25 of Communiqué Serial No: II No 22 on the Principles on the Registration and Sale of Debt Instruments (‘‘Communiqué’’) and, accordingly, the Notes (or beneficial interests therein) will neither be offered or sold to Turkish residents nor will they be offered or sold within Turkey under current capital markets regulations. Pursuant to Article 15/d/ii of Decree 32, Turkish residents are permitted to purchase or to sell the Notes (or beneficial interests) through banks and intermediary institutions authorised pursuant to capital markets legislation and to transfer their purchasing proceeds abroad through banks.

United Kingdom

This Exchange Offer and Consent Solicitation Memorandum may only be communicated to persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply. Accordingly, this Exchange Offer and Consent Solicitation Memorandum is only for circulation to persons in the United Kingdom falling within Article 43(2) or within Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or falling within the definition of Investment Professionals (as defined in Article 19(5) of the Order), or other persons to whom it may lawfully be communicated in accordance with the Order.

This Exchange Offer and Consent Solicitation Memorandum is only available in the United Kingdom to such persons and the Exchange Offer contemplated herein will be available only to, and may be engaged in only with, such persons, and such financial promotion must not be relied or acted upon by persons in the United Kingdom unless they fall under the above categories.

Each of the Existing Notes Issuer, New Notes Issuer, the Dealer Manager and the Exchange and Tabulation Agent has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the New Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Existing Notes Issuer or the New Notes Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Notes in, from or otherwise involving the United Kingdom.

Canada, Australia and Japan

The Exchange Offer is not being made directly or indirectly in Canada, Australia or Japan and in such circumstances it will not be capable of acceptance from Canada, Australia or Japan.

Accordingly, neither this Exchange Offer and Consent Solicitation Memorandum nor any material relating to the Exchange Offer may be distributed to Canada, Australia or Japan.

For the avoidance of doubt, the foregoing restrictions do not prohibit an investor in Canada, Australia or Japan from exercising its rights under the Existing Notes to participate in the Consent Solicitation.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell the Existing Notes and/or the New Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Manager or any of its affiliates are so licensed, the Offer shall be deemed to be made on behalf of the New Notes Issuer by the Dealer Manager or such affiliate in such jurisdiction.

SUMMARY OF THE OFFER

The following does not purport to be complete and is qualified in its entirety by the more detailed information provided elsewhere in this Exchange Offer and Consent Solicitation Memorandum. Capitalised terms shall, unless the context otherwise requires, have the meanings set out under “Definitions” herein.

Existing Notes Issuer:	Deutsche Bank Luxembourg S.A., incorporated under the laws of Luxembourg, with respect to the Existing Notes.

New Notes Issuer:	Global Yatırım Holding Anonim Şirketi, a joint stock company incorporated under the laws of the Republic of Turkey.

Dealer Manager:	UBS Limited of 1 Finsbury Avenue, London EC2M 2PP as Dealer Manager.

Exchange and Tabulation Agent:	Lucid Issuer Services Limited, Leroy House, 436 Essex Road, London, N1 3QP.

Purpose of the Offer:
The purpose of the Offer is to lengthen the New Note Issuer’s debt maturity profile. Concurrently with the Offer, the New Notes Issuer intends to solicit interest in raising additional funding by issuing Additional New Notes in which the net proceeds will be used for general corporate purposes.

Exchange Offer:
The New Notes Issuer invites all Noteholders (subject to certain offer restrictions set out in “Offer Restrictions” herein) to offer to exchange any or all of the Existing Notes, which are outstanding, for New Notes. The Exchange Offer is being made upon the terms and subject to the conditions set out in this Exchange Offer and Consent Solicitation Memorandum.

Consent Solicitation:
Concurrently with the Exchange Offer, the New Notes Issuer is soliciting Consents from Noteholders by inviting them to vote on the Extraordinary Resolution at the Noteholder Meeting to approve the amendments to the terms of the Existing Notes described below under “Proposed Amendments”.

The offer by Noteholders to exchange Existing Notes in the Exchange Offer will also be deemed to constitute delivery of instructions appointing the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholder Meeting.

A Consent Solicitation Fee will be payable in certain circumstances in connection with the Consent Solicitation – see “Consent Solicitation Fee” below.

CMB Registration Condition:	Completion of the Exchange Offer and the Consent Solicitation, including acceptance by the New Notes Issuer of any offers to exchange Existing Notes, shall

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be conditional upon the satisfaction or waiver of the CMB Registration Condition. The CMB Registration Condition means the New Notes having been accepted for registration with the CMB (as defined herein).

Minimum Offer Amount:
To participate in the Exchange Offer, a Noteholder must validly offer for exchange a sufficient nominal amount of Existing Notes (the Minimum Offer Amount) as will make such Noteholder eligible to receive New Notes having a nominal amount equal to or greater than U.S.$150,000.

Noteholders that offer to exchange a nominal amount of Existing Notes that is less than the Minimum Offer Amount will not be able to participate in the Exchange Offer but will be deemed to deliver instructions appointing the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholder Meeting.

Exchange Consideration:
Noteholders who validly offer their Existing Notes for exchange on or prior to the Expiration Deadline will, if the New Notes Issuer accepts such offer to exchange, be eligible to receive an aggregate nominal amount of New Notes equal to the product of (a) the aggregate nominal amount of the Existing Notes validly offered for exchange and accepted and (b) the Exchange Ratio, and rounded down (if necessary) to the nearest integral multiple of U.S.$1,000.

In the event of any such rounding, Noteholders shall be eligible to receive on the Settlement Date, in lieu of the fractional nominal amount of New Notes so rounded down, a cash payment equal to such fractional nominal amount (the Cash Rounding Amount).

Accrued Interest:
On the Settlement Date, Noteholders will also receive, in respect of Existing Notes exchanged pursuant to the Exchange Offer, a cash payment equal to the accrued and unpaid interest (Accrued Interest) on the Existing Notes from and including the interest payment date immediately preceding the Settlement Date to but excluding the Settlement Date.

Consent Solicitation Fee:
Noteholders validly offering their Existing Notes for exchange in the Exchange Offer on or prior to the Early Participation Deadline will be eligible to receive a fee of 1.00 per cent. (the Consent Solicitation Fee) in respect of the Existing Notes offered for exchange and accepted (whether or not the Extraordinary Resolution is passed and/or the Proposed Amendments implemented).

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Noteholders who do not offer to exchange their Existing Notes in the Exchange Offer are invited to separately consider the Extraordinary Resolution and to provide voting instructions (the Voting Instructions) in connection with the Extraordinary Resolution in accordance with the procedures set out herein. Provided the Extraordinary Resolution is passed and the Proposed Amendments are implemented, those Noteholders who do not participate in the Exchange Offer but who, prior to the Early Participation Deadline, submit (and do not subsequently withdraw) Voting Instructions appointing the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholders Meeting, which, for the avoidance of doubt, includes those Noteholders that offer to exchange a nominal amount of Existing Notes that is less than the Minimum Offer Amount, will be eligible to receive the Consent Solicitation Fee in respect of its Existing Notes which are the subject of such Voting Instructions. To be eligible to receive the Consent Solicitation Fee in such circumstances, such Noteholders must appoint the Exchange and Tabulation Agent or its nominee as proxy to attend the Noteholder Meeting and vote in favour of the Extraordinary Resolution; appointing a different proxy or attending the Noteholder Meeting in person will not render a Noteholder eligible to receive the Consent Solicitation Fee even if voting in favour.

Cash amounts in U.S. dollars:	All cash amounts payable in connection with the Exchange Offer and the Consent Solicitation will be paid in U.S. dollars.

Key Exchange Offer Dates:
The Early Participation Deadline will be 16.00 hours (London time) on 7 December 2011 (the Early Participation Deadline) subject to the New Notes Issuer’s discretion, after consultation with the Dealer Manager, to extend such time and/or date, in which case the Early Participation Deadline shall mean the latest date and time to which such deadline is extended.

The Early Participation Deadline is the last time at which Noteholders participating in the Exchange Offer or providing Voting Instructions will be eligible to receive the Consent Solicitation Fee in the circumstances in which it is payable (as described herein under “Consent Solicitation Fee” above). Noteholders participating in the Offer after such deadline will not be eligible to receive the Consent Solicitation Fee.

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The Offer will commence on 28 November 2011 and will expire at the Expiration Deadline.

The Expiration Deadline will be 16.00 hours (London time) on 16 December 2011, unless the period for the Offer is extended or earlier terminated by the New Notes Issuer as described herein after consultation with the Dealer Manager (the Expiration Deadline).

The Settlement Date will be 30 December 2011, unless the New Notes Issuer, after consultation with the Dealer Manager, postpones or brings forward the date for settlement in its sole discretion (the Settlement Date).

Noteholder Meeting
The Noteholder Meeting with respect to the Existing Notes will take place on 20 December 2011 at 16.00 hours (London time). The Noteholder Meeting will be held at the offices of Baker & McKenzie LLP, 100 New Bridge Street, London, EC4V 6JA, United Kingdom.

If a Noteholder does not wish to participate in the Exchange Offer or Consent Solicitation it need take no action. However, Noteholders should be aware that if the Proposed Amendments are duly approved at the Noteholder Meeting and implemented, Existing Notes held by it may be subject to redemption in consideration for New Notes or, in certain circumstances, a cash amount in lieu thereof, on the Settlement Date as further described below.

Proposed Amendments
The Proposed Amendments will, if approved and implemented, be made by way of amendment to the Existing Notes Trust Deed and the corresponding Conditions and will add a provision in the Conditions allowing optional redemption (the Call Option) by the Existing Notes Issuer of the Existing Notes not otherwise exchanged pursuant to the Exchange Offer, in whole but not in part, on not less than one day’s nor more than 60 days’ notice, in exchange for a consideration comprising (i) New Notes, provided that if the nominal amount of New Notes to be delivered to any given Noteholder as consideration would be less than U.S.$150,000, the New Notes Issuer shall pay such Noteholder, in lieu of such New Notes an amount in cash (the Cash Alternative Redemption Amount) equal to the nominal amount of New Notes and any Cash Rounding Amount it would have been eligible to receive in the absence of the U.S.$150,000 minimum threshold referred to above, and (ii) interest accrued and unpaid on such Existing Notes from (and including) the interest payment date immediately preceding the date of redemption (the Redemption Date) to (but excluding) the Redemption Date.

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The Redemption Date for the Call Option may be the same as the Settlement Date for the Exchange Offer. New Notes delivered pursuant to the Call Option are intended to be immediately fungible with the New Notes issued pursuant to the Exchange Offer.

The nominal amount of New Notes which a Noteholder whose Existing Notes are redeemed pursuant to the Call Option will (subject to the minimum amount of U.S.$150,000 as described above) be eligible to receive on the Redemption Date will be equal to the product of (a) the aggregate nominal amount of its Existing Notes so redeemed and (b) the Exchange Ratio rounded down (if necessary) to the nearest integral multiple of U.S.$1,000. In the event of any such rounding, a Noteholder shall be eligible to receive on the Redemption Date, in lieu of the fractional nominal amount of New Notes so rounded down, the applicable Cash Rounding Amount.

See further the Notice of Noteholder Meeting on pages 51 through 57 (inclusive) hereof.

If the Proposed Amendments are not approved at the Noteholder Meeting (or are approved but not implemented), Existing Notes that are not exchanged and subsequently cancelled pursuant to the Exchange Offer will remain outstanding and will continue to be governed by the terms of the Existing Notes Trust Deed.

The Noteholder Meeting, once convened, must be held. If the Extraordinary Resolution is passed the Existing Notes Issuer, will (subject to satisfaction of the CMB Registration Condition) take all actions reasonably requested by the New Notes Issuer to implement the Proposed Amendments to the Existing Notes and, if the New Notes Issuer so instructs, exercise the call option which is the subject of the Proposed Amendments to the Existing Notes. The New Notes Issuer is not obliged to request the Existing Notes Issuer to (i) implement the Proposed Amendments or (ii) to exercise the Call Option. The New Notes Issuer may request the Existing Notes Issuer to exercise the Call Option at any time and currently intends that the Existing Notes Issuer will implement the Proposed Amendments and exercise the Call Option promptly. If the Extraordinary Resolution is passed the Existing Notes Trustee will be authorised, directed, requested and empowered to concur in and execute a supplemental trust deed to give effect to the Proposed Amendments. Upon exercise of the Call Option, Noteholders whose Existing Notes are not exchanged pursuant to the Exchange Offer will have their Existing Notes

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redeemed as aforesaid, whether or not they voted in favour of the Extraordinary Resolution.

No Revocation:
Valid offers to exchange Existing Notes pursuant to the Exchange Offer received by the Exchange and Tabulation Agent and any Voting Instructions delivered by Noteholders (with respect to the Consent Solicitation) shall be irrevocable; provided, however that in the event that the New Notes Issuer, in its sole discretion (after consultation with the Dealer Manager), amends, terminates or withdraws the Exchange Offer, at any time up to and including the applicable date on which the acceptance by the New Notes Issuer of any offers to exchange Existing Notes is announced, in a manner that is materially adverse to affected Noteholders in the sole opinion of the New Notes Issuer (in consultation with the Dealer Manager) (in which case such announcement will state that that is the opinion of the New Notes Issuer), such Noteholders shall be permitted, subject to the conditions set out herein (see “Amendment of Offer Terms; Revocation” below), to revoke their Electronic Instruction Notice or Voting Instructions for a period of two Business Days from the date of such announcement.

Existing Notes	Set out below is a summary of certain terms of the Existing Notes:

	Original Nominal Amount:	U.S.$100,000,000

	Nominal outstanding:	U.S.$100,000,000[1]
	Coupon (semi-annual)	9.25% per annum
	Maturity Date:	31 July 2012
	ISIN Code:	XS0312972903
	Common Code:	031297290

The Existing Notes were issued under the Existing Notes Trust Deed.

New Notes	U.S. dollar-denominated Fixed Rate Notes due June 2017 to be issued by the New Notes Issuer.

The rate of interest payable on the New Notes (the Final New Notes Coupon) will be announced by the New Notes Issuer on or around 5 December 2011. The Final New Notes Coupon will be not be less than 11.00 per cent. per annum (the Minimum New Notes Coupon).

The issue price for the New Notes will be 100 per cent.

1
As at the date of this Exchange Offer and Consent Solicitation Memorandum, U.S.$26,860,300 in nominal amount of the Existing Notes are held by the New Notes Issuer and its Affiliates. The New Notes Issuer may participate in the Exchange Offer in respect of Existing Notes held by it or its Affiliates but such Existing Notes will not be considered outstanding for the purposes of determining whether a quorum is present at the Noteholder Meeting, and will not be voted in respect of the Extraordinary Resolution. The New Notes Issuer may sell its Existing Notes in whole or in part at any time during the Offer Period to one or more parties not connected to the New Notes Issuer or its affiliates and such Existing Notes will be considered outstanding for the purposes of determining whether a quorum is present at the Noteholder Meeting and will be voted in respect of the Extraordinary Resolution. An announcement of any such sale will be published in accordance with the terms of the Offer.

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An application will be made for the New Notes to be admitted to listing on the official list of the UK Listing Authority and admitted to trading on the regulated market of the London Stock Exchange plc.

The New Notes will be constituted by a trust deed to be dated the Settlement Date (the New Notes Trust Deed).

The New Notes will be in registered form and issued in minimum denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. The New Notes will initially be issued in global form and cleared and settled through the Clearing Systems.

The New Notes will initially be represented by one global certificate in respect of the New Notes offered and sold in the United States to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act, commonly referred to as “QIBs”) in reliance on Rule 144A, and the second in respect of New Notes offered and sold outside the United States in reliance on Regulation S (the Regulation S Notes). Any Existing Notes exchanged for New Notes will be represented by Regulation S Notes.

The terms and conditions of, and other information relating to, the New Notes are set out in the Offering Memorandum appended hereto.

Amendment of Offer Terms; Termination
Subject as provided herein, the New Notes Issuer may, in its sole discretion (after consultation with the Dealer Manager), amend, terminate or withdraw the Exchange Offer, at any time up to and including the applicable date on which it announces whether or not it accepts any offers to exchange Existing Notes.

Procedure for Offering to Exchange Existing Notes and Delivering Consents:
Noteholders wishing to participate in the Exchange Offer must submit, or arrange to have submitted on their behalf, not later than the Expiration Deadline and, in any event, before such earlier deadline as may be required to be met by the relevant Clearing System, a duly completed Electronic Instruction Notice. The Electronic Instruction Notice will constitute both the offer to exchange the Existing Notes which are the subject thereof and the instruction appointing the Exchange and Tabulation Agent or its nominee as proxy to attend the Noteholder Meeting and cast the votes attributable to such Existing Notes in favour of the Extraordinary Resolution.

Noteholders wishing to vote in respect of the Extraordinary Resolution without participating in the Exchange Offer should submit or arrange to have submitted on their behalf Voting Instructions not later than 48 hours before the time and date set for the Noteholder Meeting. Voting Instructions may be in

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any form permitted under the Existing Notes Trust Deed. However, if a Noteholder wishes to vote in favour of the Extraordinary Resolution and be considered eligible to receive (in the circumstances in which it is payable) the Consent Solicitation Fee, such Voting Instructions must appoint the Exchange and Tabulation Agent or its nominee as proxy to attend the Noteholder Meeting and cast the votes attributable to such Existing Notes in favour of the Extraordinary Resolution.

Whether providing an Electronic Instruction Notice or a Voting Instruction, Noteholders are reminded that in order to be considered eligible to receive (in the circumstances in which it is payable) the Consent Solicitation Fee, such Electronic Instruction Notice or appropriate Voting Instruction must be received by the Exchange and Tabulation Agent not later than the Early Participation Deadline. Noteholders should check with the securities broker, dealer, bank, custodian, trust company or other nominee through which they hold their Existing Notes whether such Intermediary will apply earlier deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

No letter of transmittal or guaranteed delivery procedure is available.

The receipt of an Electronic Instruction Notice or Voting Instruction by the relevant Clearing System will be acknowledged by such Clearing System and will result in the blocking of the Existing Notes which are the subject thereof. Beneficial Owners must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Existing Notes at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking such Existing Notes in the relevant Clearing System, each Noteholder or Direct Participant will be deemed to consent to have the relevant Clearing System provide details concerning such Noteholder’s and/or Direct Participant’s identity to, amongst others, the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager and its advisers and the Exchange and Tabulation Agent.

See “Terms of the Offer—Procedure for Offering to Exchange Existing Notes and Delivering Consents” for more detailed instructions on how to offer Existing Notes for exchange and the delivery of Consents, including procedures that apply to Noteholders or Beneficial Owners who do not submit an Electronic

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Instruction Notice to Euroclear or Clearstream, Luxembourg.

Representations and Warranties of Noteholders
By offering Existing Notes for exchange in the Exchange Offer, Noteholders will be deemed to make a number of representations and warranties, which are set out in full below. See “Terms of the Offer— Acknowledgements, Representations, Warranties and Undertakings”.

Unwinding of the Loan relating to the Existing Notes	The Existing Notes were issued for the sole purpose of financing a loan (the Loan) from the Existing Notes Issuer to the New Notes Issuer.

It is intended that all Existing Notes exchanged pursuant to the Exchange Offer will be delivered by the New Notes Issuer to the Existing Notes Issuer for cancellation, and an amount of the Loan equal to the nominal amount of Existing Notes so cancelled will be deemed to have been repaid in accordance with the terms of the Loan.

The Existing Notes Issuer and the New Notes Issuer have further agreed that, if the Call Option is exercised, upon such exercise and the delivery of New Notes (and, if applicable, the payment of any Cash Alternative Redemption Amounts) by the New Notes Issuer, the Loan will be deemed to have been repaid in full, and no further payments will be payable by either party under the Loan.

To the extent that the Existing Notes Issuer pays to Noteholders any amounts in respect of unpaid and accrued interest on Existing Notes, the New Notes Issuer shall pay a corresponding amount of accrued and unpaid interest to the Existing Notes Issuer under the Loan.

Separate offering and Additional New Notes
Concurrently with the Offer, the New Notes Issuer intends, subject to market conditions, to conduct a private offering of additional new notes (the Additional New Notes) for new cash investment. There can be no assurance that such offering will complete or, if it does complete, what the aggregate nominal amount of Additional New Notes and proceeds will be. If such offering of Additional New Notes does complete, the New Notes Issuer expects that it will settle on the Settlement Date. The Additional New Notes are expected to be fungible and form part of the same series with the New Notes issued pursuant to the Offer and be fungible therewith for U.S. federal income tax purposes. The Additional New Notes may be issued at a price above or below par.

Neither the Exchange Offer nor the Consent Solicitation is conditional upon the consummation of the offering of Additional New Notes. Nothing contained in this Exchange Offer and Consent

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Solicitation Memorandum shall constitute an offering of any securities pursuant to the offering of Additional New Notes.

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EXPECTED TIMETABLE

The times and dates below are indicative only and assume that none of the Noteholder Meetings are adjourned. The Early Participation Deadline, Expiration Deadline and Settlement Date are subject to change under the terms of the Offer. Accordingly, the actual timetable may differ significantly from the expected timetable set out below.

Events	Dates:	London time:
Commencement of the Offer Period	28 November 2011
Offer announced and notice of the Offer submitted to the Clearing Systems and published on a Notifying News Service and the website of the Luxembourg stock exchange, www.bourse.lu. Notice to Noteholders given convening the Noteholder Meeting. Exchange Offer and Consent Solicitation Memorandum available from the Exchange and Tabulation Agent.

Final New Notes Terms Announcement Date	5 December 2011	09.00 hours
Date on which the terms in respect of the New Notes are announced.

Early Participation Deadline	7 December 2011	16.00 hours
Last time at which Noteholders participating in the Offer will be eligible for the Consent Solicitation Fee in the circumstances in which it is payable as described herein.

Announcement of preliminary transaction results as of the Early Participation Deadline	8 December 2011	16.00 hours
Announcement of the aggregate nominal amount of Existing Notes validly offered for exchange as at the Early Participation Deadline.

Voting Instruction Deadline	16 December 2011	16.00 hours
Deadline for receipt of Voting Instructions for the Noteholder Meeting.

Expiration Deadline	16 December 2011	16.00 hours
Deadline for receipt of all Electronic Instruction Notices for the purposes of the Exchange Offer.

Noteholder Meeting	20 December 2011	16.00 hours
Meeting of Noteholders to vote on the Extraordinary Resolution.

Notice of Results	21 December 2011
Announcement of the results of the Exchange Offer and the Consent Solicitation, including (i) the aggregate nominal amount of Existing Notes validly offered for exchange in the Exchange Offer, (ii) the nominal amount of such Existing Notes (if any) which the New Notes Issuer will (subject to satisfaction of the CMB Registration Condition) accept for exchange, (iii) the aggregate nominal amount of New Notes expected (subject to satisfaction of the CMB Registration

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Condition) to be issued pursuant to the Exchange Offer, (iv) whether the Extraordinary Resolution was passed and, if so, an estimate of the aggregate nominal amount of New Notes expected (subject to satisfaction of the CMB Registration Condition) to be issued pursuant to the exercise of the Call Option (the final amount being dependent on the number of Noteholders who are ultimately eligible only to receive the Cash Alternative Redemption Amount).

CMB Registration Condition Announcement	Not later than 30 December 2011
Announcement of whether the CMB Registration Condition has been satisfied (expected to occur no later than 30 December 2011).

Settlement Date	30 December 2011
Settlement Date for the Exchange Offer, including delivery of New Notes, in exchange for Existing Notes, and payment of any Accrued Interest, Cash Rounding Amounts and/or Consent Solicitation Fee, as applicable.

If the Extraordinary Resolution is passed and the CMB Registration Condition has been satisfied, the Existing Notes Issuer intends to exercise the Call Option such that the Redemption Date falls on the Settlement Date.

If any Additional New Notes are to be issued pursuant to the separate private offering, such Additional New Notes may also be issued on the Settlement Date.

Noteholders are advised to check with the securities broker, dealer, bank, custodian, trust company or other nominee through which they hold their Existing Notes whether such Intermediary applies earlier deadlines for any of the events specified above, and then to allow additional time to meet such deadlines. Certain of the above dates are subject to earlier deadlines that may be set by a relevant Intermediary.

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DEFINITIONS

Capitalised terms used but not defined in this Exchange Offer and Consent Solicitation Memorandum shall, unless the context otherwise requires, have the meanings set out in the Conditions.

Accrued Interest means (i) with respect to Existing Notes exchanged pursuant to the Exchange Offer, unpaid and accrued interest thereon from (and including) the interest payment date immediately preceding the Settlement Date up to (but excluding) the Settlement Date, and (ii) with respect to Existing Notes redeemed pursuant to the Call Option, unpaid and accrued interest thereon from (and including) the interest payment date immediately preceding the Redemption Date up to (but excluding) the Redemption Date.

Additional New Notes means the additional new notes being offered by the New Notes Issuer for new cash investment concurrently with the offer.

Affiliate of any specified person means (i) any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person, (ii) any other person who is a director or officer of such specified person or of any Subsidiary of such specified person or of any person described in (i) above.

Beneficial Owner means a person who is the owner of a particular nominal amount of the Existing Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or their Direct Participants.

Business Day means a day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Istanbul and New York.

Call Option means the option, forming part of the Proposed Amendments, for the Existing Notes Issuer to redeem the Existing Notes not exchanged pursuant to the Exchange Offer, in whole but not in part, in its discretion on the terms further set out in the Notice of Noteholder Meeting.

Cash Alternative Redemption Amount has the meaning given to that term in paragraph 5.3 under “Terms of the Offer”.

Cash Rounding Amount has the meaning given to that term in paragraph 2.2 under “Terms of the Offer”.

Clearing System Notice means the relevant notice to be sent to Direct Participants by each of the Clearing Systems on or about the date of this Exchange Offer and Consent Solicitation Memorandum informing Direct Participants, inter alia, of the procedures to be followed in order to participate in the Exchange Offer. The Clearing System notice will specify a form of Electronic Instruction Notice for Noteholders wishing to participate in the Exchange Offer and Consent Solicitation and a separate form of Voting Instruction for Noteholders wishing to participate only in the Consent Solicitation.

Clearing Systems means Euroclear and Clearstream, Luxembourg.

Clearstream, Luxembourg means Clearstream Banking, société anonyme.

CMB means the Capital Markets Board of Turkey in its capacity as competent authority under Law No. 2499 of the Republic of Turkey relating to capital markets.

CMB Registration Condition means the condition placed on the offer that the New Notes be registered with the CMB.

Conditions means the terms and conditions of the Existing Notes.

Consents means consents from Noteholders to vote in favour of the Extraordinary Resolution approving the Proposed Amendments arising (a) as a result of such Noteholders’ offers to exchange their Existing Notes for New Notes in response to the Exchange Offer; or (b) by virtue of their voting (or issuing Voting Instructions to vote) in favour of the Extraordinary Resolution approving the Proposed Amendments.

Consent Solicitation means the solicitation by the New Notes Issuer of Consents from Noteholders to the Proposed Amendments.

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Consent Solicitation Fee means, in respect of any Existing Notes in respect of which the Consent Solicitation Fee becomes payable on the terms set out herein, a cash amount equal to 1.00 per cent. of such Existing Notes.

Direct Participant means each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of an interest in the Existing Notes.

Early Participation Deadline means 16.00 hours (London time), 7 December 2011, subject to the New Notes Issuer’s discretion, after consultation with the Dealer Manager, to extend that time and date, in which case the Early Participation Deadline shall mean the latest date and time to which the Early Participation Deadline is extended. The Early Participation Deadline is the last time at which Noteholders will be eligible to receive the Consent Solicitation Fee in the circumstances in which it is payable as described herein.

Electronic Instruction Notice means the electronic exchange and blocking instruction in the form specified in the Clearing System Notice for submission by Direct Participants to the Exchange and Tabulation Agent via Euroclear or Clearstream, Luxembourg and in accordance with the requirements of Euroclear or Clearstream, Luxembourg.

Euroclear means Euroclear Bank S.A/N.V.

Exchange and Tabulation Agent means Lucid Issuer Services Limited.

Exchange Offer means the invitation by the New Notes Issuer to Noteholders to offer to exchange Existing Notes for New Notes on the terms set out herein.

Exchange Offer and Consent Solicitation Memorandum means this Exchange Offer and Consent Solicitation Memorandum, including the Appendix hereto.

Exchange Ratio means 102.00 per cent., which will determine the nominal amount of New Notes that each Noteholder whose Existing Notes are accepted for exchange pursuant to the Exchange Offer will receive on the Settlement Date.

Existing Notes means U.S.$100,000,000 9.25 per cent. Loan Participation Notes due 2012, issued by Deutsche Bank Luxembourg S.A. for the sole purpose of a financing a U.S.$100,000,000 loan to Global Yatırım Holding Anonim Şirketi.

Existing Notes Agency Agreement means the agency agreement dated 31 July 2007 between inter alia the Existing Notes Issuer, the New Notes Issuer and Deutsche Bank AG, London Branch.

Existing Notes Issuer means Deutsche Bank Luxembourg S.A.

Existing Notes Trust Deed means the trust deed dated 31 July 2007 between the Existing Notes Issuer and the Existing Notes Trustee.

Existing Notes Trustee means Deutsche Trustee Company Limited as trustee of the Existing Notes.

Existing Notes Supplemental Trust Deed means the supplemental trust deed to be dated on or about the Settlement Date between, inter alia, the Existing Notes Issuer and the Existing Notes Trustee for the purpose of amending the Conditions relating to the Existing Notes.

Expiration Deadline means 16.00 hours (London time), 16 December 2011, or such earlier or later time and/or date as notified to the Noteholders and subject to the right of the New Notes Issuer, after consultation with the Dealer Manager, to extend, reopen, terminate, withdraw and/or amend the Exchange Offer pursuant to the provisions set out herein.

Extraordinary Resolution means the extraordinary resolution in relation to the Existing Notes to approve the Proposed Amendments and their implementation, the form of which is annexed hereto.

Form of Proxy shall have the meaning given to such term in the Notice of Noteholder Meeting.

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Global Note means the Global Note representing the Existing Notes held by, and registered in the name of, BT Globenet Nominees Limited as nominee for Euroclear and Clearstream, Luxembourg.

Individual Notes means an individual note certificate representing a Noteholder’s entire holding of Existing Notes issued pursuant to Clause 3 of the Existing Notes Trust Deed.

Intermediary means any securities broker, dealer, bank, custodian, trust company or other nominee who holds Existing Notes or an interest in Existing Notes on behalf of another person.

Loan Agreement means the loan agreement dated 27 July 2007 between the Existing Notes Issuer and the New Notes Issuer.

London Stock Exchange means the London Stock Exchange plc.

Minimum Offer Amount means the minimum nominal amount of Existing Notes which must be validly offered for exchange in order for a Noteholder to be eligible to participate in the Exchange Offer, being such nominal amount as will make such Noteholder eligible to receive New Notes having a nominal amount equal to or greater than U.S.$150,000.

New Notes Issuer means Global Yatırım Holding Anonim Şirketi.

New Notes means U.S.-dollar denominated Fixed Rate Notes due June 2017 to be issued by the New Notes Issuer.

New Notes Agency Agreement means the agency Agreement in connection with the New Notes to be dated the Settlement Date in respect of the New Notes between the New Notes Issuer and the New Notes Agents.

New Notes Agents means the agents named in the New Notes Agency Agreement.

New Notes Trust Deed means the trust deed to be dated the Settlement Date in respect of the New Notes between the New Notes Issuer and the New Notes Trustee for the purpose of constituting the New Notes.

New Notes Trustee means Deutsche Trustee Company Limited as trustee of the New Notes.

Noteholder means a holder of an interest in the Existing Notes.

Noteholder Meeting means the Noteholder Meeting to be held in accordance with the Noteholder Meeting Provisions and any adjourned meeting. The Noteholder Meeting will take place on 20 December 2011 at 16.00 hours. The Noteholder Meeting will be held at the offices of Baker & McKenzie LLP, 100 New Bridge Street, London, EC4V 6JA, United Kingdom.

Noteholder Meeting Provisions means the provisions for meetings of Noteholders set out in Schedule 4 (Provisions for Meetings of Noteholders) of the Existing Notes Trust Deed.

Notice of Noteholder Meeting means the notice to Noteholders convening the Noteholder Meeting, a form of which is set out on pages 51 to 57 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum.

Notifying News Service means such recognised news service or services (e.g. Reuters/Bloomberg) as selected by the New Notes Issuer.

Offer means the Exchange Offer together with the Consent Solicitation.

Offer Restrictions means the offer and distribution restrictions set out under “Offer Restrictions” herein.

Offering Memorandum means the preliminary offering memorandum appended hereto as Appendix 1 relating to the New Notes (as may be amended or supplemented).

Offer Period means the period from the commencement of the Offer on 28 November 2011 until the Expiration Deadline.

Principal Paying Agent means Deutsche Bank AG, London Branch.

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Proposed Amendments means the amendments to the Existing Notes Trust Deed and the Conditions described herein and in the Notice of Noteholder Meeting, permitting, among other things, the Existing Notes Issuer and the New Notes Issuer to redeem any Existing Notes not exchanged as part of the Exchange Offer at its option for New Notes or, in the limited circumstances described herein, cash.

proxy means the person or persons named in a Form of Proxy as being authorised to cast the votes attributable to the Existing Notes listed in such Form of Proxy.

Redemption Date means the date on which any Existing Notes not exchanged pursuant to the Exchange Offer will be redeemed pursuant to the Call Option if exercised.

Registrar means Deutsche Bank Luxembourg S.A.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933, as amended.

Settlement Date means the settlement date of the Exchange Offer and the date on which the New Notes Issuer will deliver the New Notes (if any) in exchange for the Existing Notes exchanged pursuant to the Exchange Offer together with any Accrued Interest thereon and any applicable Cash Rounding Amount.

U.S. dollars, U.S.$ or $ means the currency of the United States.

United States or U.S. means United States of America.

Voter means in relation to the Noteholder Meeting, a proxy or a Noteholder provided, however, that any Noteholder which has appointed a proxy under a form of proxy shall not be a “Voter” except to the extent that such appointment has been revoked and the Registrar notified in writing of such revocation at least 24 hours before the time fixed for such Noteholder meeting.

Voting Instruction Deadline means, with respect to the Existing Notes, 16.00 (London time) on 16 December 2011, being the latest time for receiving Voting Instructions, subject to the right of the New Notes Issuer to extend, reopen, terminate, withdraw and/or amend the Exchange Offer pursuant to the provisions set out herein.

Voting Instructions means voting instructions validly delivered by Noteholders with respect to casting the votes in respect of their Existing Notes at the Noteholder Meeting. Voting Instructions may take any form permitted by the Existing Notes Trust Deed.

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RISK FACTORS

The following section does not describe all of the risks for Noteholders participating or electing not to participate in the Offer. Prior to making a decision as to whether to participate, Noteholders should consider carefully, in light of their own financial circumstances and investment objectives, all the information set out in this Exchange Offer and Consent Solicitation Memorandum and, in particular, the following risk factors, as well as those described in the Offering Memorandum in Appendix 1 hereto in evaluating whether to participate in the Offer. Noteholders should make such inquiries as they think appropriate and consult their own professional advisers regarding the terms of the Exchange Offer, the Consent Solicitation, the New Notes, the Existing Notes Issuer and the New Notes Issuer all without relying on the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Exchange and Tabulation Agent, the Existing Notes Trustee, the New Notes Trustee or any other person.

Significant Differences between the Existing Notes and the New Notes

There are a number of significant differences between the terms and conditions of the Existing Notes and the New Notes, including payment, coupon and maturity provisions. See “Summary Comparison between the Existing Notes and the New Notes” for a summary of these differences. The terms and conditions of the New Notes are set out in the Offering Memorandum (which is appended to this Exchange Offer and Consent Solicitation Memorandum).

Uncertainty as to the trading market for the Existing Notes not exchanged

Although the Existing Notes that are not submitted for exchange and accepted by the New Notes Issuer are expected to continue to be listed on the Official List of the Luxembourg Stock Exchange and traded on the regulated market of the Luxembourg Stock Exchange if the Extraordinary Resolution is not passed and the Call Option exercised, to the extent that some but not all Existing Notes are exchanged for New Notes, the trading market for the Existing Notes which remain outstanding following the completion of the Offer may be significantly more limited. Such outstanding Existing Notes may command a lower price than a comparable issue of securities with greater market liquidity. A reduced market value may also make the trading price of the remaining Existing Notes more volatile. As a result, the market price for the Existing Notes that remain outstanding after the completion of the Exchange Offer may be adversely affected as a result of the Exchange Offer.

Uncertainty as to the trading market for New Notes

The New Notes Issuer does not intend to apply for listing or admission to trading of the New Notes on any securities exchange other than the London Stock Exchange. The New Notes are securities for which there is currently no trading market and for which there can be no assurance of future liquidity.

Additional New Notes

Concurrently with the Offer, the New Notes Issuer intends, subject to market conditions, to conduct an offering of additional new notes (the Additional New Notes). There can be no assurance that such offering will complete or, if it does complete, what the aggregate nominal amount of Additional New Notes issued or the proceeds will be. If the offering does complete, the New Notes Issuer expects that it will settle on the Settlement Date. The Additional New Notes are expected to be fungible and form a single series with the New Notes issued pursuant to the Offer. The Additional New Notes may be issued at a price above or below par.

Responsibility for assessing the merits of the Offer and complying with the procedures of the Offer

Each Noteholder is responsible for assessing the merits of the Offer. None of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Existing Notes Trustee, the New Notes Trustee or the Exchange and Tabulation Agent has made or will make any assessment of, nor expresses an opinion on, the merits of the Offer or of the impact of the Offer on the interests of the Noteholders either as a class or as individuals.

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Further, Noteholders are responsible for complying with all of the procedures for exchanging the Existing Notes pursuant to the terms of this Exchange Offer and Consent Solicitation Memorandum. None of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Exchange and Tabulation Agent, the Existing Notes Trustee or the New Notes Trustee assumes any responsibility for informing Noteholders of irregularities with respect to offers to exchange from the Noteholders.

Restriction on transfer of Existing Notes

When considering whether to participate in the Offer, Noteholders should take into account that restrictions on the transfer of their Existing Notes will apply from the time of submission of the relevant electronic instruction. Noteholders will, on submitting an Electronic Instruction Notice or Voting Instruction, agree that its Existing Notes will be blocked in the relevant account in the relevant Clearing System from the date of such submission until the earlier of (i) the time of settlement on the Settlement Date and (ii) the date of any termination of the Exchange Offer (including where such Existing Notes are not accepted for exchange) or on which the Electronic Instruction Notice or Voting Instruction is revoked in the limited circumstances in which such revocation is permitted.

Consummation of the Offer is subject to satisfaction or waiver of the CMB Registration Condition

The New Notes to be delivered pursuant to the Exchange Offer and (if the Extraordinary Resolution is passed and implemented) upon exercise of the Call Option (and the Additional New Notes (if any) to be issued pursuant to the separate private offering of new securities for new cash investment) are required to be registered with the CMB. The consummation of the Exchange Offer and Consent Solicitation are conditional upon such registration (the CMB Registration Condition), which is subject to the discretion of the CMB. If such registration is delayed, the consummation of the Offers will be delayed accordingly. Further, if the CMB Registration Condition is not satisfied or waived, the Exchange Offer may be terminated and the Proposed Amendments not implemented even if approved.

Termination

No assurance can be given that the Offer will be completed. Subject as provided herein, the New Notes Issuer, in its sole discretion, may amend the Exchange Offer or terminate or withdraw the Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced. Further, consummation of the Offer is conditional upon satisfaction or waiver of the CMB Registration Condition.

No obligation to accept offers to exchange

The New Notes Issuer is under no obligation to accept offers to exchange Existing Notes, and such offers may be rejected in the sole and absolute discretion of the New Notes Issuer who is under no obligation to furnish any reason or justification for refusing to accept the same. For example, Existing Notes offered for exchange may be rejected if the Exchange Offer is terminated, if the relevant offer does not comply with the relevant requirements of a particular jurisdiction, or if the CMB Registration Condition is not satisfied or for other reasons.

Instructions irrevocable

Electronic Instruction Notices and Voting Instructions will be irrevocable except in the limited circumstances described herein. Accordingly, Noteholders shall have only limited rights to withdraw Existing Notes and related Consents that have been offered for exchange in the event that the New Notes Issuer in its sole discretion (after consultation with the Dealer Manager), amends, terminates or withdraws the Offer in a manner that is materially adverse to affected Noteholders in the opinion of the New Notes Issuer (in consultation with the Dealer Manager).

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Minimum Offer Amount

Noteholders that offer to exchange a nominal amount of Existing Notes that is less than the Minimum Offer Amount will not be able to participate in the Exchange Offer but will be deemed to deliver instructions appointing the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholder Meeting.

Compliance with Offer Restrictions

Noteholders are referred to the important offer restrictions on pages 10 to 12 (inclusive) and the deemed representations and warranties on pages 37 to 40 (inclusive). Non-compliance with the offer restrictions by a Noteholder could result in, among other things, violations of applicable law, an inability to validly offer to exchange Existing Notes, the unwinding of trades and/or heavy penalties.

Responsibility to consult advisers

Noteholders should consult their own tax, accounting, financial, legal and other advisers regarding the suitability to themselves of the tax, accounting and other consequences of participating or declining to participate in the Offer and an investment in the New Notes.

Market value of the New Notes

The New Notes are expected to be listed in the official list of the UK Listing Authority and admitted to trading on the London Stock Exchange’s Regulated Market. To the extent that the New Notes are traded, prices of the New Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Noteholders are urged to contact their brokers to obtain the best available information as to the potential market price of the New Notes and for advice concerning the impact of any exchange of their Existing Notes on their investment.

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TERMS OF THE OFFER

Capitalised terms used but not defined herein have the meanings set out under “Definitions” herein.

1.	Overview of the Offer

1.1	The Offer comprises an Exchange Offer and a Consent Solicitation.

1.2
The Exchange Offer comprises an invitation to all Noteholders (subject to certain offer restrictions set out in “Offer Restrictions”) to offer to exchange for New Notes any and all Existing Notes upon the terms and subject to the conditions of the Offer, all as further described below.

1.3
The Consent Solicitation comprises a meeting of the Noteholders to vote on an Extraordinary Resolution authorising certain amendments to be made to the terms of the Existing Notes, including the insertion of an option for the Existing Notes Issuer to redeem all Existing Notes not exchanged pursuant to the Exchange Offer for a consideration payable in the form of New Notes (or, in limited circumstances, cash), all as further described below.

1.4
A Noteholder who offers to exchange Existing Notes pursuant to the Exchange Offer will also be deemed to provide voting instructions in connection with the Consent Solicitation as further described below.

2.	Exchange Offer

The New Notes Issuer invites all Noteholders (subject to certain offer restrictions set out in “Offer Restrictions”) to offer to exchange for New Notes, in the proportions described herein, any or all of such Existing Notes that are outstanding upon the terms and subject to the conditions of the Offer as further described below.

Exchange consideration

2.1
Subject to offering the Minimum Offer Amount described in paragraph 2.4 below, Noteholders who validly offer their Existing Notes for exchange on or prior to the Expiration Deadline will, if the New Notes Issuer accepts such offer to exchange, receive an aggregate nominal amount of New Notes equal to the product of:

(a)	the aggregate nominal amount of the Existing Notes validly offered for exchange and accepted for exchange; and

(b)	the Exchange Ratio,

rounded down (if necessary) to the nearest integral multiple of U.S.$1,000. The Exchange Ratio is 102.00 per cent.

Cash rounding

2.2
In the event of any such rounding, a Noteholder shall be eligible to receive on the Settlement Date, in lieu of the fractional nominal amount of New Notes so rounded down, a cash payment equal to such fractional nominal amount (the Cash Rounding Amount).

Accrued interest

2.3
On the Settlement Date, Noteholders will also receive, in respect of Existing Notes exchanged pursuant to the Exchange Offer, a cash payment equal to the accrued and unpaid interest (Accrued Interest) on the Existing Notes from and including the interest payment date immediately preceding the Settlement Date to but excluding the Settlement Date.

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Minimum Offer Amount

2.4
To participate in the Exchange Offer, a Noteholder must validly offer for exchange a sufficient nominal amount of Existing Notes (the Minimum Offer Amount) as will make such Noteholder eligible to receive New Notes having a nominal amount equal to or greater than U.S.$150,000. A Noteholder that holds Existing Notes with an aggregate principal amount less than the Minimum Offer Amount must, in order to be eligible to participate in the Exchange Offer, acquire such further number of Existing Notes as is necessary for that holder to be able to offer for exchange the Minimum Offer Amount.

2.5
Noteholders that offer to exchange a nominal amount of Existing Notes that is less than the Minimum Offer Amount will not be able to participate in the Exchange Offer but will be deemed to deliver instructions appointing the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholder Meeting. Such Noteholders will be deemed to have delivered “Voting Instructions” for the purposes of paragraph 5.12 below.

Offer Period

2.6	The Offer Period will start on 28 November 2011 and end on the Expiration Deadline.

Connection with Consent Solicitation

2.7
The offer by Noteholders to exchange Existing Notes in the Exchange Offer (whether or not in respect of the Minimum Offer Amount) will also be deemed to constitute delivery of instructions appointing the Exchange and Tabulation Agent or its nominee (by Block Voting Instruction or otherwise) as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholder Meeting.

Consent Solicitation Fee

2.8
Noteholders validly offering their Existing Notes for exchange in the Exchange Offer on or prior to the Early Participation Deadline will be eligible to receive a Consent Solicitation Fee of 1.00 per cent. (the Consent Solicitation Fee) in respect of the Existing Notes offered for exchange and accepted (whether or not the Extraordinary Resolution is passed and or the Proposed Amendments implemented).

2.9
The Early Participation Deadline will be 16.00 hours (London time) on 7 December 2011 subject to the New Notes Issuer’s discretion, after consultation with the Dealer Manager, to extend such time and/or date, in which case the Early Participation Deadline shall mean the latest date and time to which such deadline is extended. The Early Participation Deadline is the last time at which Noteholders participating in the Exchange Offer will be eligible to receive the Consent Solicitation Fee in the circumstances in which it is payable as described herein.

Existing Notes not exchanged

2.10
Existing Notes that are not exchanged pursuant to the Exchange Offer will remain outstanding on their existing terms, unless the Extraordinary Resolution is passed and implemented and the Call Option exercised.

3.	New Notes

3.1
The New Notes will be U.S.-dollar denominated Fixed Rate Notes due June 2017. The rate of interest payable on the New Notes (the Final New Notes Coupon) will be announced by the New Notes Issuer on or around 5 December 2011. The Final New Notes Coupon will be not less than 11.00 per cent. per annum (the Minimum New Notes Coupon).

3.2	The issue price for the New Notes will be 100 per cent.

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3.3
The New Notes will be issued in registered form, in minimum denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof, by the New Notes Issuer and will upon issue be represented initially by a global note. The New Notes will initially be represented by one global certificate in respect of the New Notes offered and sold in the United States to QIBs in reliance on Rule 144A and the second in respect of New Notes offered and sold outside the United States in reliance on Regulation S (the Regulation S Notes). Any Existing Notes exchanged for New Notes will be represented by Regulation S Notes. The full terms and conditions of the New Notes are (subject to completion) set out in the Offering Memorandum appended to this Exchange Offer and Consent Solicitation Memorandum.

3.4	Application will be made to list the New Notes on the official list of the UK Listing Authority and admit them to trading on the London Stock Exchange’s Regulated Market.

4.	Settlement

4.1
Subject to the satisfaction or waiver of the CMB Registration Condition, Noteholders whose Existing Notes are accepted for exchange pursuant to the Exchange Offer will receive their New Notes together with a cash payment in respect of any applicable Accrued Interest and Cash Rounding Amount payable under the terms of the Exchange Offer. The New Notes will be delivered to such Noteholder in the same Clearing System securities account in which its Existing Notes were held immediately before settlement.

4.2	All cash amounts payable in connection with the Exchange Offer and the Consent Solicitation will be paid in U.S. dollars.

5.	Consent Solicitation

5.1
Concurrently with the Exchange Offer, the New Notes Issuer is soliciting Consents from Noteholders by inviting them to vote on the Extraordinary Resolution at the Noteholder Meeting to approve the amendments (the Proposed Amendments) to the terms of the Existing Notes described below.

Noteholder Meeting

5.2
The Noteholder Meeting with respect to the Existing Notes will take place on 20 December 2011 at 16.00 hours (London time). The Noteholder Meeting will be held at the offices of Baker & McKenzie LLP, 100 New Bridge Street, London, EC4V 6JA, United Kingdom.

Proposed Amendments

5.3
The Proposed Amendments will, if approved and implemented, be made by way of amendment to the Existing Notes Trust Deed and the Conditions and will add a provision in the Conditions allowing optional redemption (the Call Option) by the Existing Notes Issuer of the Existing Notes not otherwise exchanged pursuant to the Exchange Offer, in whole but not in part, on not less than one day’s nor more than 60 days’ notice, in exchange for a consideration comprising (i) New Notes, provided that if the nominal amount of New Notes to be delivered to any given Noteholder as consideration would be less than U.S.$150,000, the New Notes Issuer shall pay such Noteholder, in lieu of such New Notes an amount in cash (the Cash Alternative Redemption Amount) equal to the nominal amount of New Notes and any Cash Rounding Amount it would have been eligible to receive in the absence of the U.S.$150,000 minimum threshold referred to above, and (ii) interest accrued and unpaid on such Existing Notes from (and including) the interest payment date immediately preceding the date of redemption (the Redemption Date) to (but excluding) the Redemption Date.

5.4
The Redemption Date for the Call Option may be the same as the Settlement Date for the Exchange Offer. New Notes delivered pursuant to the Call Option are intended to be immediately fungible with the New Notes issued pursuant to the Exchange Offer.

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5.5
The nominal amount of New Notes which a Noteholder whose Existing Notes are redeemed pursuant to the Call Option will (subject to the minimum amount of U.S.$150,000 as described above) be eligible to receive on the Redemption Date will be equal to the product of (a) the aggregate nominal amount of its Existing Notes so redeemed and (b) the Exchange Ratio, rounded down (if necessary) to the nearest integral multiple of U.S.$1,000. In the event of any such rounding, a Noteholder shall be eligible to receive on the Redemption Date, in lieu of the fractional nominal amount of New Notes so rounded down, the applicable Cash Rounding Amount.

5.6	The form of notice convening the Noteholder Meeting is set out on pages 51 through 57 (inclusive) here of.

5.7
The Noteholder Meeting, once convened, must be held. If the Extraordinary Resolution is passed the Existing Notes Issuer, will (subject to satisfaction of the CMB Registration Condition) take all actions reasonably requested by the New Notes Issuer to implement the Proposed Amendments to the Existing Notes and, if the New Notes Issuer so instructs, exercise the Call Option which is the subject of the Proposed Amendments to the Existing Notes.

5.8
The New Notes Issuer is not obliged to request the Existing Notes Issuer to (i) implement the Proposed Amendments or (ii) to exercise the Call Option. The New Notes Issuer may request the Existing Notes Issuer to exercise the Call Option at any time and currently intends that the Existing Notes Issuer will implement the Proposed Amendments and exercise the Call Option promptly.

5.9
If the Extraordinary Resolution is passed the Existing Notes Trustee will be authorised, directed, requested and empowered to concur in and execute a supplemental trust deed to give effect to the Proposed Amendments and will be held harmless for so acting.

5.10
Upon exercise of the Call Option, Noteholders whose Existing Notes are not exchanged pursuant to the Exchange Offer will have their Existing Notes redeemed as aforesaid, whether or not they voted in favour of the Extraordinary Resolution.

Voting

5.11
As described in paragraph 2.7 above, the offer by Noteholders to exchange Existing Notes in the Exchange Offer will also be deemed to constitute delivery of instructions appointing the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholder Meeting.

5.12
Noteholders not wishing to participate in the Exchange Offer may separately provide instructions (Voting Instructions) in respect of their Existing Notes for votes to be cast in favour of or against the Extraordinary Resolution. Voting Instructions may be provided in any manner permitted by the Existing Notes Trust Deed. However, Noteholders wishing to become eligible to receive the Consent Solicitation Fee (in the circumstances in which it is payable as described herein) should note the specific voting requirements under “Consent Solicitation Fee” below.

5.13
If the Noteholder Meeting is adjourned for any reason, the Electronic Instruction Notice or Voting Instruction appointing a proxy to attend and vote at the Noteholder Meeting will, for the avoidance of doubt, continue to be valid for the purpose of the proxy attending and voting at such adjourned meeting.

Consent Solicitation Fee

5.14
Provided the Extraordinary Resolution is passed and the Proposed Amendments are implemented, Noteholders who do not participate in the Exchange Offer but who, prior to the Early Participation Deadline, submit (and do not subsequently withdraw) Voting Instructions appointing the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholders Meeting, which, for the avoidance of doubt, includes those Noteholders that offer to exchange a nominal amount of Existing Notes that is less than the Minimum Offer Amount, will be eligible to receive the

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Consent Solicitation Fee in respect of its Existing Notes which are the subject of such Voting Instructions. To be eligible to receive the Consent Solicitation Fee in such circumstances, such Noteholders must appoint the Exchange and Tabulation Agent or its nominee as proxy to attend the Noteholder Meeting and vote in favour of the Extraordinary Resolution; appointing a different proxy or attending the Noteholder Meeting in person will not render a Noteholder eligible to receive the Consent Solicitation Fee even if voting in favour. The Early Participation Deadline is the last time at which Noteholders providing Voting Instructions will be eligible to receive the Consent Solicitation Fee in the circumstances in which it is payable as described above.

6.	CMB Registration Condition

Completion of the Exchange Offer and the Consent Solicitation, including acceptance by the New Notes Issuer of any offers to exchange Existing Notes, shall be conditional upon the satisfaction or waiver of the CMB Registration Condition. The CMB Registration Condition means the New Notes having been accepted for registration with the CMB.

7.	Limited Revocation of Electronic Instruction Notices and Voting Instructions

7.1
Valid offers to exchange Existing Notes pursuant to the Exchange Offer received by the Exchange and Tabulation Agent and any Voting Instructions delivered by Noteholders (with respect to the Consent Solicitation) shall be irrevocable; provided, however that in the event that the New Notes Issuer, in its sole discretion (after consultation with the Dealer Manager), amends, terminates or withdraws the Exchange Offer, at any time up to and including the applicable date on which the acceptance by the New Notes Issuer of any offers to exchange Existing Notes is announced, in a manner that is materially adverse to affected Noteholders in the sole opinion of the New Notes Issuer (after consultation with the Dealer Manager) (in which case such announcement will state that that is the opinion of the New Notes Issuer), such Noteholders shall be permitted, subject to the conditions set out herein to revoke such Electronic Instruction Notice or Voting Instructions for a period of two Business Days from the date of such announcement.

7.2
Neither the New Notes Issuer nor the Existing Notes Issuer shall be liable to any Noteholder in respect of any costs incurred by such Noteholder in connection with the Offer, including if the Offer is amended or terminated.

8.	Timetable

The expected timetable on pages 22 to 23 of this Exchange Offer and Consent Solicitation Memorandum is deemed to be incorporated in these Terms of the Offer.

9.	Publications

9.1
All announcements in connection with the Offer will be made public by press releases from the New Notes Issuer published on the website of the Luxembourg Stock Exchange and released through the Clearing Systems and a Notifying News Service.

9.2
Noteholders are hereby informed that significant delays may be experienced in publishing notices through the Clearing Systems. Noteholders are invited to contact the Dealer Manager or the Exchange and Tabulation Agent at the telephone numbers specified on the back cover of this Exchange Offer and Consent Solicitation Memorandum for the relevant announcements during the Offer Period.

10.	Procedure for Offering to Exchange Existing Notes and Delivering Consents

10.1
A Noteholder wishing to participate in the Exchange Offer must submit, or arrange to have submitted on its behalf, at or before the Expiration Deadline and before the deadlines set by each Clearing System, a duly completed Electronic Instruction Notice to the relevant Clearing System in accordance with the requirements of the relevant Clearing System and in the manner specified herein. Noteholders should check with their securities broker, dealer, bank, custodian, trust company or other nominee

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through which they hold their Existing Notes whether such bank, securities broker or other intermediary will apply earlier deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

10.2
A Noteholder wishing to participate in the Consent Solicitation but not the Exchange Offer must submit, or arrange to have submitted on its behalf, valid Voting Instructions prior to the Voting Instruction Deadline (which Voting Instructions may be in the form specified in the Clearing System Notice).

10.3
The submission to Euroclear or Clearstream, Luxembourg by a Noteholder or a Direct Participant of a duly completed Electronic Instruction Notice prior to the Voting Instruction Deadline will be deemed to also constitute delivery of Consents with respect to such Existing Notes by such Noteholder. Notwithstanding that the Existing Notes will be offered and the related Consents delivered by each Noteholder or a Direct Participant by means of an Electronic Instruction Notice, each Noteholder and its Direct Participant thereby agrees that such Electronic Instruction Notice constitutes its consent to the Proposed Amendments and instruction to the Noteholder of record to appoint the Exchange and Tabulation Agent or its nominee as proxy in accordance with Schedule 4 (Provisions for Meetings of the Noteholders) of the Existing Notes Trust Deed to attend, and to cast the votes corresponding to such Existing Notes offered for exchange in favour of the Extraordinary Resolution at, the Noteholder Meeting.

10.4
The offer of Existing Notes for exchange and delivery of related Consents will be deemed to have occurred upon receipt by the Exchange and Tabulation Agent of a valid Electronic Instruction Notice in accordance with the requirements of such Clearing System. The receipt of such Electronic Instruction Notice by the Noteholder of record as nominee for Euroclear and Clearstream, Luxembourg will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of Existing Notes in the relevant Clearing System so that no transfers may be effected in relation to such Existing Notes.

10.5
Noteholders and Direct Participants must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Existing Notes at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking its Existing Notes in the relevant Clearing System, each Noteholder and Direct Participant will be deemed to consent to the relevant Clearing System providing details concerning such Noteholder’s and/or Direct Participant’s identity to the Exchange and Tabulation Agent, the New Notes Issuer, the Existing Notes Issuer, the Dealer Manager and its advisers.

10.6	There is no letter of transmittal or guaranteed delivery procedures provided for in connection with theOffer.

10.7
Only Direct Participants may submit Electronic Instruction Notices. If a Noteholder or Beneficial Owner is not a Direct Participant, it must arrange for the Direct Participant through which it holds Existing Notes to submit an Electronic Instruction Notice on its behalf to the relevant Clearing System prior to the deadline specified by the relevant Clearing System and the Expiration Deadline or Voting Instruction Deadline (as the case may be).

10.8
Noteholders and Beneficial Owners of Existing Notes that are held in the name of a securities broker, dealer, bank, custodian, trust company or other nominee (each an Intermediary) should contact such entity sufficiently in advance of the Expiration Deadline or the Voting Instruction Deadline (as the case may be) if they wish to participate in the Offer and procure that the Existing Notes are blocked in accordance with the normal procedures of the relevant Clearing System and the deadlines imposed by such Clearing System.

10.9
By submitting a valid Electronic Instruction Notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System, Noteholders, Beneficial Owners and Direct Participants will be deemed to make the acknowledgements, representations, warranties and

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undertakings set out below to the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager and the Exchange and Tabulation Agent on the Expiration Deadline and Settlement Date (if the relevant Noteholder, Beneficial Owner or Direct Participant is unable to give such representations, warranties and undertakings, such Noteholder or the relevant Direct Participant on its behalf should contact the Dealer Manager immediately).

10.10	The following provisions apply only to Noteholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System:

(a)
Beneficial Owners and Direct Participants who hold their interests in Existing Notes through Euroclear or Clearstream, Luxembourg and who wish to appoint a proxy to attend and vote on their behalf at the Noteholder Meeting (and any adjournment thereof) should contact the relevant Clearing System to request that the Registered Holder (as defined in the Notice of Noteholder Meeting) issue and date a Form of Proxy as contemplated by this paragraph 10.10.

(b)
Forms of Proxy will only be issued as contemplated by this paragraph 10.10 in respect of Existing Notes deposited with the Registrar (or to the Registrar’s order at a bank or depositary approved by the Existing Notes Trustee or blocked in an account with a clearing system) not less than 48 hours before the time for which the Noteholder Meeting to which the same relate has been convened and shall be valid for so long as the Existing Notes have not been released as per the requirements of a Form of Proxy, and during the validity thereof the holder of the proxy or proxies named in any Form of Proxy shall, for all purposes in connection with the Noteholder Meeting (or any adjournment thereof) (but not otherwise), be deemed to be the holder of the Existing Notes to which such Form of Proxy relates and the Registered Holder or the Registrar or the New Notes Issuer or depositary as aforesaid with whom such Existing Notes have been deposited shall be deemed for such purposes not to be the holder of those Existing Notes.

(c)	Any Existing Note(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of:

(i)	the conclusion of the Noteholder Meeting (or, if later, the adjourned Noteholder Meeting); and

(ii)
upon such Existing Note(s) being cancelled in accordance with the procedures of there levant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control.

11.	Acknowledgements, Representations, Warranties and Undertakings

Each Noteholder and the relevant Direct Participant (on behalf of the relevant Beneficial Owner) who participates in the Offer represents, warrants and undertakes to the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager and the Existing Notes Trustee, the New Notes Trustee that:

(a)	it has received, reviewed, understands and accepts the terms of this Exchange Offer and Consent Solicitation Memorandum;

(b)
it is assuming all the risks inherent in participating in the Offer and has undertaken all the appropriate analysis of the implications of the Offer without reliance on the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Existing Notes Trustee, the New Notes Trustee or the Exchange and Tabulation Agent;

(c)
it does not rely, and has not relied, on any investigation that the Dealer Manager or the Exchange and Tabulation Agent, any of their affiliates or any person acting on their behalf, may have conducted with respect to the Existing Notes, the New Notes, the Existing Notes Issuer or the New Notes Issuer and none of such persons has made any representation to it, express or implied, with respect to the Existing Notes, New Notes, the Existing Notes Issuer or the New

38

Notes Issuer or the accuracy, completeness or adequacy of this Exchange Offer and Consent Solicitation Memorandum or any other information in respect of the Offer;

(d)	it has conducted its own investigation of the Existing Notes, New Notes, the Existing Notes Issuer and the New Notes Issuer;

(e)	it has received all the information that it believes is necessary or appropriate in connection with its investment in the Existing Notes and the New Notes and its participation in the Offer;

(f)
by blocking Existing Notes in the relevant Clearing System, it will be deemed to consent to the relevant Clearing System providing details concerning its (and/or its Direct Participant’s) identity to the Existing Notes Issuer, the New Notes Issuer, the Existing Notes Trustee, the New Notes Trustee, the Dealer Manager, the Exchange and Tabulation Agent and their respective legal advisers;

(g)
upon the terms and subject to the conditions of the Offer, it hereby offers to (i) exchange the nominal amount of Existing Notes in its account blocked in the relevant Clearing System for New Notes; and (ii) deliver Consents with respect to such Existing Notes;

(h)
it acknowledges that the submission of a valid Electronic Instruction Notice to Euroclear or Clearstream, Luxembourg in accordance with the standard procedures of Euroclear or Clearstream, Luxembourg constitutes its consent to the Proposed Amendments and instruction to the Noteholder of record to appoint the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Existing Notes offered for exchange in favour of the Extraordinary Resolution approving the Proposed Amendments at, the Noteholder Meeting;

(i)
subject to and effective upon the exchange by the New Notes Issuer of the Existing Notes blocked in Euroclear or Clearstream, Luxembourg in accordance with the terms of the Offer, it hereby irrevocably sells, assigns and transfers to or to the order of the New Notes Issuer all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of its status as a holder of, all such Existing Notes, authorises and directs the transfer of such Existing Notes to or to the order of the New Notes Issuer on the Settlement Date and renounces all right, title and interest in and to all such Existing Notes exchanged by or at the direction of the New Notes Issuer and hereby waives and releases any rights or claims it may have against the Existing Notes Issuer, the New Notes Issuer the Existing Notes Trustee or the New Notes Trustee with respect to any such Existing Notes and the Offer;

(j)
it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes offered for exchange from the date of its Electronic Instruction Notice and it agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(k)
it accepts that any New Notes to be delivered, and any cash amounts in respect of Accrued Interest and/or Cash Rounding Amounts to be paid, under the terms of the Offer will be delivered and paid (as applicable) by or on behalf of the New Notes Issuer to the relevant Clearing System on the Settlement Date, and the relevant Clearing System and Direct Participants (and any other relevant Intermediary) will subsequently allocate such New Notes and cash amounts to the appropriate accounts of the Noteholders entitled thereto. Provided the New Notes and the cash amounts are delivered and paid to the Clearing Systems on the Settlement Date, no further amounts will be payable by the New Notes Issuer (or any other person) by virtue of any delay in the New Notes and cash amounts being subsequently allocated to the appropriate accounts;

(l)
it agrees to ratify and confirm each and every act or thing that may be done or effected by the Existing Notes Issuer and New Notes Issuer, any of their respective directors or any person nominated by the Existing Notes Issuer or the New Notes Issuer in the proper exercise of his or her powers and/or authority hereunder;

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(m)
it irrevocably appoints the New Notes Issuer as its true and lawful agent to effect on its behalf the transfer of the Existing Notes to or to the order of the New Notes Issuer on the settlement date in accordance with the terms of the Offer and, notwithstanding such appointment, agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the New Notes Issuer to be desirable, in each case to complete the transfer of the Existing Notes to the New Notes Issuer or its nominee in exchange for New Notes and/or to perfect any of the authorities expressed to be given hereunder;

(n)	it accepts that the New Notes Issuer is under no obligation to accept any offers to exchange Existing Securities and such offers may be accepted or rejected for any reason;

(o)
it has informed itself of and has complied with the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities, and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer or which will or may result in the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or invitation for Noteholders to Offer to exchange Existing Notes in connection therewith;

(p)
all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity;

(q)
no information has been provided to it by the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Existing Notes Trustee, the New Notes Trustee or the Exchange and Tabulation Agent with regard to the tax consequences to Noteholders, Beneficial Owners or Direct Participants arising from the exchange of Existing Notes in the Offer for the receipt of New Notes and/or any cash amounts payable under the terms of the Offer. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Exchange and Tabulation Agent or any other person in respect of such taxes and payments;

(r)
neither the New Notes Issuer nor the Existing Notes Issuer shall be liable to any Noteholder in respect of any costs incurred by such Noteholder in connection with the Offer, including if the Offer is amended or terminated;

(s)	it is not a person to whom it is unlawful to make an invitation under the Offer or issue New Notes under applicable laws;

(t)
it understands that the New Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States and may not be offered or sold within the United States or outside the United States (as defined in Regulation S under the Securities Act), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities law, and that the New Notes Issuer is offering the New Notes to U.S. Noteholders pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

(u)
it is located outside Italy or, to the extent it is located in Italy, is a qualified investor (investitori qualificati), as defined pursuant to Article 100, paragraph 1, letter (a) of the Financial Services Act and Article 34-ter, paragraph 1, letter b) of the Issuers’ Regulation;

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(v)
it is outside the United Kingdom or, if it is located within the United Kingdom, it is a person falling within the Article 43(2) or within Article 49(2)(a) to (d) of the Order or falling within the definition of Investment Professionals (as defined in Article 19(5) of the Order), or is another person to whom it may lawfully be communicated in accordance with the Order;

(w)
it is not resident and/or located in Canada, Australia or Japan, that it received this Exchange Offer and Consent Solicitation Memorandum outside Canada, Australia, and Japan and it is not acting on behalf of persons resident and/or located in Canada, Australia or Japan;

(x)
it has full power and authority to submit for exchange and transfer the Existing Notes hereby submitted for exchange and if such Existing Notes are accepted for exchange by the New Notes Issuer, such Existing Notes will be transferred to, or to the order of, the New Notes Issuer, as applicable, with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto;

(y)
it shall indemnify the New Notes Issuer, the Dealer Manager, the Existing Notes Issuer, the Existing Notes Trustee, the New Notes Trustee and the Exchange and Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the acknowledgements, representations, warranties and/or undertakings given pursuant to, the Offer (including any Offer thereunder) by any such holder;

(z)
it has observed all relevant laws and acquired all necessary consents, approvals or authorisations of, or made all registrations, filings or declarations with, any court, regulatory authority, governmental agency or stock exchange or any other person, that are required in connection with its Offer;

(aa)
it holds and will hold, until the time of settlement on the Settlement Date, the Existing Notes blocked in Euroclear or Clearstream, Luxembourg and, in accordance with the requirements of Euroclear or Clearstream, Luxembourg and by the deadline required by Euroclear or Clearstream, Luxembourg, it has submitted, or has caused to be submitted, an Electronic Instruction Notice to Euroclear or Clearstream, Luxembourg, as the case may be, to authorise the blocking of the submitted Existing Notes with effect on and from the date thereof so that, at any time pending the transfer of such Existing Notes on the Settlement Date to the Existing Notes Issuer or on its behalf and the cancellation thereof, no transfers of such Existing Notes may be effected; and

(bb)
it acknowledges that the New Notes Issuer, the Existing Notes Issuer, the Dealer Manager, the New Notes Trustee, the Existing Notes Trustee and the Exchange and Tabulation Agent, will rely upon the truth and accuracy of the foregoing acknowledgments, agreements, representations, warranties, undertakings and directions.

With respect to Existing Notes held in Euroclear or Clearstream, Luxembourg the receipt from the Noteholder or from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will constitute instructions to debit the securities in such Noteholder’s or Direct Participant’s account on the Settlement Date in respect of all of the Existing Notes that such Noteholder or Direct Participant has submitted for exchange, upon receipt by the relevant Clearing System of an instruction from the Exchange and Tabulation Agent to receive those Existing Notes for the account of the New Notes Issuer and against credit of the New Notes, subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the New Notes Issuer on or prior to the Expiration Deadline or the withdrawal of such Electronic Instruction Notice in accordance with the procedure set out in this Exchange Offer and Consent Solicitation Memorandum.

12.	Responsibility for Delivery of Electronic Instruction Notices

This section applies only to Existing Notes held in Euroclear or Clearstream, Luxembourg.

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(a)
None of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Existing Notes Trustee, the New Notes Trustee or the Exchange and Tabulation Agent will be responsible for the communication of offers to exchange and corresponding Electronic Instruction Notices by:

•	Beneficial Owners to the Direct Participant through which they hold Existing Notes; or

•	the Direct Participant to the relevant Clearing System.

(b)
If a Beneficial Owner holds its Existing Notes through a Direct Participant or Intermediary, such Beneficial Owner should contact that Direct Participant or Intermediary to discuss the manner in which exchange acceptances and transmission of the corresponding Electronic Instruction Notice and, as the case may be, transfer instructions may be made on its behalf.

(c)
In the event that the Direct Participant through which a Beneficial Owner holds its Existing Notes is unable to submit an Electronic Instruction Notice on its behalf, such Beneficial Owner should telephone the Dealer Manager or the Exchange and Tabulation Agent for assistance.

(d)	Noteholders, Direct Participants and Beneficial Owners are solely responsible for arranging the timely delivery of their Electronic Instruction Notices.

(e)
If a Beneficial Owner offers its Existing Notes through a Direct Participant, such Beneficial Owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Offer.

13.	Withdrawal Rights

13.1
Noteholders may not revoke their offers to participate in the Exchange Offer unless the New Notes Issuer in its sole discretion (in consultation with the Dealer Manager), amends, terminates or withdraws the Offer, at any time up to and including the applicable date on which the acceptance by the New Notes Issuer of any offers to exchange Existing Notes is announced, in a manner that is materially adverse to affected Noteholders in the sole opinion of the New Notes Issuer (in consultation with the Dealer Manager) (in which case such announcement will state that that is the opinion of the New Notes Issuer). In such circumstances, a valid withdrawal of Existing Notes offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Notes.

13.2
Noteholders and Beneficial Owners are advised to check with their securities broker, dealer, bank, custodian, trust company or other nominee through which they hold their Existing Notes whether such Intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Offer prior to the deadlines set out in this Exchange Offer and Consent Solicitation Memorandum (also refer to “Procedure for Offering to Exchange Existing Notes and Delivering Consents” above).

14.	Amendment, Termination or Extension

14.1
Subject to applicable law and as provided herein, the New Notes Issuer may, in its sole discretion (in consultation with the Dealer Manager), amend, terminate or withdraw the Offer at any time up to and including the applicable date on which the acceptance by the New Notes Issuer of any offers to exchange Existing Notes is announced. Such amendments may include, without limitation, amendments to the terms of the Offer, the terms of the New Notes and/or the Offer timetable.

14.2
Any amendments will be announced in the manner specified under paragraph 9.1 above by the New Notes Issuer as soon as is reasonably practicable. If any such amendments are materially adverse to affected Noteholders, in the opinion of the New Notes Issuer (in consultation with the Dealer Manager) (in which case such announcement will state that that is the opinion of the New Notes Issuer), Noteholders will have the right to withdraw their Electronic Instruction Notice and/or any Consents for a period of two Business Days from the date of such notice.

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15.	Participation by the Dealer Manager

The Dealer Manager may submit Electronic Instruction Notices for their own respective accounts and, subject to offer restrictions, on behalf of other Noteholders.

16.	Governing Law

The terms of the Offer (including any non-contractual obligations arising out of or in respect of the Offer), including without limitation each Electronic Instruction Notice will be governed by and construed in accordance with English law. By submitting an Electronic Instruction Notice a Noteholder (or its Direct Participant, as applicable) irrevocably and unconditionally agrees for the benefit of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager, the Existing Notes Trustee, the New Notes Trustee and the Exchange and Tabulation Agent that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

17.	Miscellaneous

Noteholders who need assistance with respect to the procedure relating to making an offer to exchange should contact the Exchange and Tabulation Agent, the contact details for whom appear on the back cover of this Exchange Offer and Consent Solicitation Memorandum.

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TAX CONSEQUENCES

In view of the number of different jurisdictions where tax laws may apply to a Noteholder, this Exchange Offer and Consent Solicitation Memorandum does not discuss the tax consequences for Noteholders arising from the exchange of Existing Notes in the Exchange Offer for New Notes, the exchange of the Existing Notes by the Existing Notes Issuer following the Consent Solicitation pursuant to the Proposed Amendments or (save as set out in the Offering Memorandum) in relation to the New Notes or any cash amounts payable under the terms of the Offer. Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them. Noteholders are liable for their own taxes and have no recourse to the New Notes Issuer, the Existing Notes Issuer, the Dealer Manager, the Existing Notes Trustee, the New Notes Trustee, or the Exchange and Tabulation Agent with respect to taxes arising in connection with the Offer or the Proposed Amendments.

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DEALER MANAGER

The New Notes Issuer has retained UBS Limited as Dealer Manager and Lucid Issuer Services Limited as Exchange and Tabulation Agent, in each case for the purposes of the Offer.

The Dealer Manager and its affiliates may contact Noteholders regarding the Exchange Offer and may request brokerage houses, custodians, nominees, fiduciaries and others to forward this document and related materials to eligible Noteholders. The New Notes Issuer has entered into a Dealer Manager Agreement on or about the date of this Exchange Offer and Consent Solicitation Memorandum with the Dealer Manager, which contains certain provisions regarding payment for fees, expense reimbursement and indemnity arrangements. The Dealer Manager and its affiliates may have provided and may continue to provide certain investment banking services to the New Notes Issuer and/or the Existing Notes Issuer for which they have received and/or will receive compensation that is customary for services of such nature.

The Dealer Manager is entitled to hold positions in the Existing Notes and the New Notes. The Dealer Manager is entitled to continue to own or dispose of, in any manner as it may elect, any Existing Notes it may beneficially own as at the date of this Exchange Offer and Consent Solicitation Memorandum or, from such date, to acquire further Existing Notes or New Notes, subject to applicable law. The Dealer Manager has no obligation to any of the Existing Notes Issuer or the New Notes Issuer to offer or refrain from offering Existing Notes beneficially owned by it in connection with the Exchange Offer or otherwise participate or refrain from participating in the Consent Solicitation, but the Dealer Manager may participate in the Exchange Offer and/or the Consent Solicitation (i) for its own account and/or (ii) subject to the Offer Restrictions, on behalf of other Noteholders.

The Exchange and Tabulation Agent is an agent of the New Notes Issuer and owes no duty to any Noteholder.

The Dealer Manager is acting exclusively for the New Notes Issuer and no one else in connection with the arrangements described in this Exchange Offer and Consent Solicitation Memorandum and will not be responsible to anyone else for providing the protections afforded to customers of the Dealer Manager or for advising any other person in connection with the arrangements described herein.

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SUMMARY COMPARISON BETWEEN THE EXISTING NOTES AND THE NEW NOTES

There are a number of differences between the terms and conditions of the Existing Notes and the New Notes. The following table sets out some of those differences, but does not include all of the information included in the respective terms and conditions and does not contain all of the information required to make an investment decision regarding the Offer. This information is qualified by reference to the provisions of (a) the terms and conditions relating to the Existing Notes, the Existing Notes Trust Deed, the existing Notes Supplemental Trust Deed and the Loan Agreement, as applicable and (b) the terms and conditions relating to the New Notes and the New Notes Trust Deed relating thereto.

Capitalised expressions in this table have the meanings ascribed to them in the relevant terms and conditions of the Existing Notes or the New Notes, as applicable.

Term	Existing Notes	New Notes
Issue Date:	27 July 2007	30 December 2011

Issuer:	Deutsche Bank Luxembourg S.A.	Global Yatırım Holding Anonim Şirketi

Status:
Loan Participation Note: Existing Notes issued for the sole purpose of funding a loan to Global
Yatırım Holding Anonim Şirketi as borrower under the Loan Agreement. The Existing Notes are limited recourse obligations; payments are made under the Existing Notes only to the extent that corresponding amounts are received by the Existing Notes Issuer from Global Yatırım Holding Anonim Şirketi as borrower under the Loan Agreement, subject to conditions described in the documentation relating to the original issue of the Existing Notes and the loan.
Direct issue; unsubordinated, unsecured.

Aggregate Principal	US$ 100,000,000	US $ [●]*
Amount:

Rating:	B- (stable outlook) by Fitch Ratings Ltd.	Expected to be B- (stable outlook) by Fitch Ratings Ltd.

Coupon:	9.25 per cent. per annum, payable semi-annually.	Final New Notes Coupon to be announced on 5 December 2011, but being not less than 11.00 per cent. per annum, payable semi-annually.

Maturity:	31 July 2012.	30 June 2017

Covenants:	Yes	Yes. In line with Existing Notes, save for modifications to:

(i) the definition of EBITDA in Condition 5.1 (Limitation on Indebtedness): See Condition 5.1 (a) and

*	Not known at time of publication

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definition of EBITDA in Condition 5.13 (Interpretation);

(ii) limb (b) of the definition of Asset Sale, in Condition 5.13 (Interpretation) – increase in the two thresholds from (Existing Notes) US$500,000 and US$2,500,000 to (New Notes) US$2,000,000 and US$10,000,000, respectively; and

(iii) definition of Fair Market Value – increase in the threshold from (Existing Notes) U.S.$10,000,000 to (New Notes) U.S.$20,000,000. See Condition 5.13 (Interpretation).

Additional covenants are provided for in relation to the Group’s Ports Business – see Condition 5.14 (Port Put Event) and 5.15 (Limitation on Incurrence of Indebtedness by GPH).

Negative Pledge:	Yes	Yes. In line with the Existing Notes, save for modifications to:

(i) limb (h) of the definition of Permitted Security Interest - an increase from US$25,000,000 to US$100,000,000 in the amount of certain Indebtedness subject to a Permitted Security Interest; and

(ii) limb (c) of the definition of Project Subsidiary – reduction in the percentage figure of 60 per cent. (as opposed to 70 per cent. in the Existing Notes).

See Condition 4 (Negative Pledge).

Events of Default	Yes	Yes. In line with the Existing Notes save for modifications to:

(i) Condition 11.1 (d) (Cross Default) – increase in threshold from (Existing Notes) U.S.$5,000,000 to (New Notes) U.S.$10,000,000;

(ii) Condition 11.1(g) (Creditors’ Process) – increase in threshold from (Existing Notes) U.S.$5,000,000 to (New Notes) U.S.$10,000,000; and

(iii) Condition 11.1 (n) (Nationalisation and Expropriation) – it will not be an Event of Default under Condition 11.1 (n) if the undertaking or assets of Ege Liman Îscletmeleri A.Ş. (Ege) are subject to a Nationalisation Event as a result of Pending Legal Proceedings and

47

the proceeds of any compensation for such Nationalisation Event that, after distribution amongst the shareholders of Ege, are paid to Group members, are distributed on a pro-rata basis to Noteholders by way of reduction of principal

See Condition 11 (Events of Default).

Listing:	Official List of the Luxembourg Stock Exchange	Official List of the London Stock Exchange

Governing Law:	English law	English law

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NOTEHOLDER MEETING

The Noteholder Meeting will be held in accordance with the provisions of Schedule 4 (Provisions for Meetings of Noteholders) of the Existing Notes Trust Deed. A copy of the Existing Notes Trust Deed (certain relevant provisions of which are summarised below) and other relevant documents listed below are available for inspection by Noteholders during normal business hours at the office of the Existing Notes Trustee, the Principal Paying Agent and the Registrar. In the case of any difference or inconsistency between these summaries and the provisions of the Existing Notes Trust Deed the provisions of the Existing Notes Trust Deed shall prevail.

The following documents are available for inspection, at any time during normal business hours on any weekdays (Saturdays, Sundays and bank and other public holidays excepted), at the office of the Existing Notes Trustee, the Principal Paying Agent and the Registrar in advance of the Noteholder Meeting:

(a)	Existing Notes Trust Deed;

(b)	Prospectus dated 27 July 2007 relating to the Existing Notes;

(c)	Existing Notes Agency Agreement; and

(d)	Exchange Offer and Consent Solicitation Memorandum dated 28 November 2011.

The Noteholder Meeting will be convened to consider the Extraordinary Resolution. The Extraordinary Resolution may only be considered at the Noteholder Meeting if such Noteholder Meeting is quorate. The quorum and voting requirements are set out in the Noteholder Meeting Provisions, and are summarised under “Procedures at the Noteholder Meeting – Quorum Requirement” below. If the Extraordinary Resolution is passed, the Existing Notes Trustee will be authorised to enter into the Existing Notes Supplemental Trust Deed with the Existing Notes Issuer to amend the Existing Notes Trust Deed and the Existing Notes Conditions to reflect the Proposed Amendments.

Participation at the Noteholder Meeting

Method of Participation for Existing Notes held within Euroclear or Clearstream, Luxembourg

The Existing Notes are currently represented by the Global Note held by and registered in the name of BT Globenet Nominees Limited as nominee for Euroclear and Clearstream, Luxembourg. The Existing Notes cannot be physically offered for exchange. Each Beneficial Owner, being a person who is the owner of a particular nominal amount of the Existing Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or its Direct Participant, should note that such person will not be a Noteholder for the purposes of the Noteholder Meeting and will only be entitled to attend and vote at the Noteholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of the Notices of Noteholder Meeting will be the registered holder of the Global Notes, which is BT Globenet Nominees Limited, as nominee for Euroclear and Clearstream, Luxembourg.

Receipt from the Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will be deemed to constitute delivery of the Consents and instruction to the Noteholder to complete and sign Form of Proxy in accordance with Schedule 4 (Provisions for Meetings of Noteholders) of the Existing Notes Trust Deed to authorise and instruct the Exchange and Tabulation Agent or its nominee as proxy to attend the Noteholder Meeting (and any adjournment thereof), and to cast the votes corresponding to such Existing Notes offered for exchange in favour of the Extraordinary Resolution approving the Proposed Amendments at such Noteholder Meeting (or any adjournment thereof).

A Noteholder who does not participate in the Exchange Offer but wishes to participate in the Noteholder Meeting and vote for or against the Extraordinary Resolution should refer to the Voting and Quorum section of the Notice of Noteholder Meeting attached hereto.

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Timing for Voting Instructions

No Voting Instructions will be accepted after the Voting Instruction Deadline.

No Brokerage fees

Noteholders and Direct Participants will not be obliged to pay brokerage fees or commissions to the Dealer Manager, the New Notes Issuer or the Existing Notes Issuer in connection with giving Voting Instructions or casting votes at the Noteholder Meeting.

No Revocation of Voting Instructions

Voting Instructions from Beneficial Owners or Direct Participants not offering their Existing Notes in the Exchange Offer shall be irrevocable provided, however that in the event that the New Notes Issuer, in its sole discretion (after consultation with the Dealer Manager), amends, terminates or withdraws the Exchange Offer, at any time up to and including the date on which the acceptance by the New Notes Issuer of any offers to exchange Existing Notes is announced, in a manner that is materially adverse to affected Noteholders in the opinion of the New Notes Issuer (in consultation with the Dealer Manager) (in which case such announcement will state that that is the opinion of the New Notes Issuer), Noteholders shall be permitted, subject to the conditions set out herein, to revoke any Consents or Voting Instructions delivered in relation thereto for a period of two Business Days from the date of such notice.

With respect to the limited situations when a Voting Instruction may be revoked as set out above, to be effective, any notice of revocation must indicate the relevant Voting Instructions to be revoked and must be received prior to the Voting Instruction Deadline in the same manner as the original Voting Instructions. With respect to Voting Instructions given in respect of Existing Notes held in Euroclear or Clearstream, Luxembourg, Beneficial Owners who are not Direct Participants must arrange either directly or through their Intermediary to contact the Direct Participant through which they hold the Existing Notes to deliver notice of such revocation to the relevant Clearing System prior to the Voting Instruction Deadline. Such Beneficial Owners should give such directions to their Intermediary sufficiently in advance to ensure receipt by Euroclear or Clearstream, Luxembourg of any such notice of revocation prior to the Voting Instruction Deadline and within the time limit specified by such Clearing System.

Termination

The New Notes Issuer, reserves the right, at its discretion and subject to applicable law, at any time to withdraw or terminate the Proposed Amendments, as set out herein (subject to compliance with the terms of the Existing Notes Trust Dead). Any such withdrawal or termination will be notified to Noteholders promptly via the Clearing Systems.

The Noteholder Meeting, once convened, must be held. If the Extraordinary Resolution is passed the Existing Notes Issuer will (subject to satisfaction of the CMB Registration Condition) take all actions reasonably requested by the New Notes Issuer to implement the Proposed Amendments to the Existing Notes and, if the New Notes Issuer so instructs, exercise the call option which is the subject of the Proposed Amendments to the Existing Notes.

The New Notes Issuer is not obliged to request the Existing Notes Issuer to (i) implement the Proposed Amendments or (ii) to exercise the Call Option. The New Notes Issuer may request the Existing Notes Issuer to exercise the Call Option at any time and currently intends that the Existing Notes Issuer will implement the Proposed Amendments and exercise the Call Option promptly.

If the Extraordinary Resolution is passed the Existing Notes Trustee will be authorised, directed, requested and empowered to concur in and execute a supplemental trust deed to give effect to the Proposed Amendments.

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Procedures at the Noteholder Meeting

Noteholders should note the quorum requirements for the Noteholder Meeting set out below. Noteholders should be aware that if Noteholders present or represented at the Noteholder Meeting are insufficient to meet these quorum requirements then the Extraordinary Resolution to be considered at such Noteholder Meeting cannot be considered at such Noteholder Meeting but will be considered at the adjourned meeting, which will have lower quorum requirements, if such lower quorum requirements are met; see “Quorum Requirement” below.

Notices

The Notice of Noteholder Meeting is set out on pages 51 to 57 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum. The Notice of Noteholder Meeting is being delivered on or around the date of this Exchange Offer and Consent Solicitation Memorandum.

Chairman

The chairman of the Noteholder Meeting (who may, but need not be, a Noteholder) will be nominated in writing by the Existing Notes Trustee. If no such nomination is made or if the nominated chairman is not present at the Noteholder Meeting within 15 minutes of the time fixed for the Noteholder Meeting, then the Noteholders or their proxies who are present at the Noteholder Meeting will choose one of themselves to take the chair failing which the Existing Notes Issuer may appoint a Chairman (who may, but need not be, a Noteholder). The chairman of an adjourned meeting need not be the same person as the chairman of the original meeting that was adjourned.

Quorum Requirement

The Extraordinary Resolution may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate. The matters to be considered at the Noteholder Meeting are Reserved Matters (as defined in the Existing Notes Trust Deed). The Noteholder Meeting will be quorate if at least two Voters representing or holding not less than two thirds of the aggregate principal amount of the outstanding Existing Notes are present provided, however, that so long as at least the two thirds of the aggregate principal amount of the outstanding Existing Notes are represented by a Global Note or a single Individual Note, a single Voter appointed in relation thereto or being the holder of the Existing Notes represented thereby shall be deemed to be two Voters for the purpose of forming a quorum. If within 15 minutes from the time appointed for the Noteholder Meeting (or such longer period not exceeding 30 minutes as the chairman may decide) a quorum is not present, it will be adjourned to a later time and date in accordance with the Existing Notes Trust Deed. When the Noteholder Meeting resumes following adjournment the Noteholder meeting shall be quorate if at least two Voters representing or holding not less that one third of the aggregate principal amount of the outstanding Existing Notes are present provided, however, that so long as at least the one third of the aggregate principal amount of the outstanding Existing Notes are represented by a Global Note or a single Individual Note, a single Voter appointed in relation thereto or being the holder of the Existing Notes represented thereby shall be deemed to be two Voters for the purpose of forming a quorum.

Voting

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands. At a Noteholder Meeting (or any adjournment thereof), unless a poll is validly demanded (before or on the declaration of the result of the show of hands) a declaration by the chairman that the resolution has been passed, passed by a particular majority, rejected, or rejected by a particular majority will be conclusive without proof of the number of votes cast for, or against, the resolution. Where there is only one Voter this paragraph shall not apply and the resolution will immediately be decided by means of a poll.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either immediately or after such adjournment as the

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chairman directs. A valid demand for a poll shall not prevent the continuation of the meeting for any other business as the chairman directs.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands every Voter shall have one vote.

On a poll every Voter shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Existing Notes represented or held by him.

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolution must represent a majority of not less than three quarters of the persons voting thereat upon a show of hands or, if a poll is duly demanded, then by a majority consisting of not less than three quarters of the votes cast, for the Extraordinary Resolution to be duly passed.

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THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS IMMEDIATELY

NOTICE OF MEETING

of the holders of the

U.S.$100,000,000 9.25 per cent. Loan Participation Notes due 2012 (the Existing Notes)

issued by but with limited recourse to

Deutsche Bank Luxembourg S.A.
(incorporated in Luxembourg)
(the Existing Notes Issuer)

and listed on the official list of the Luxembourg Stock Exchange

Common Code: 031297290	ISIN: XS0312972903

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 4 (Provisions for Meetings of Noteholders) to the trust deed dated 31 July 2007 (the Existing Notes Trust Deed) between the Existing Notes Issuer and Deutsche Trustee Company Limited (the Existing Notes Trustee), in respect of the above- referenced Existing Notes, a meeting (the Noteholder Meeting) of the holders of the Existing Notes (the Noteholders) convened by the Existing Notes Issuer will be held at 16.00 hours (London time) on 20 December 2011 at the offices of Baker & McKenzie LLP, 100 New Bridge Street, London, EC4V 6JA, United Kingdom, for the purpose of considering and, if thought fit, passing the following resolution (the Extraordinary Resolution) which will be proposed as an extraordinary resolution in accordance with the provisions of the Existing Notes Trust Deed. If within 15 minutes after such time a quorum is not present, the Noteholder Meeting will be adjourned in accordance with the Existing Notes Trust Deed. Unless the context otherwise requires, capitalised terms used in this Notice of Noteholder Meeting (including the Extraordinary Resolution) shall bear the meanings given to them in the Existing Notes Trust Deed.

The Noteholder Meeting is being convened in conjunction with an exchange offer (the Exchange Offer) being conducted by Global Yatırım Holding Anonim Şirketi (the New Notes Issuer) pursuant to an Exchange Offer and Consent Solicitation Memorandum dated 28 November 2011 (the Exchange Offer and Consent Solicitation Memorandum), a copy of which is available as indicated below to Noteholders who are eligible to participate in the Exchange Offer.

EXTRAORDINARY RESOLUTION

THE TERMS OF THE EXTRAORDINARY RESOLUTION are as follows:

“THAT this Meeting of the holders (the Noteholders) of the U.S.$100,000,000 9.25 per cent. Loan Participation Notes due 2012 (the Existing Notes) of Deutsche Bank Luxembourg S.A. (the Existing Notes Issuer), constituted by the trust deed dated 31 July 2007 (the Existing Notes Trust Deed) between the Existing Notes Issuer and Deutsche Trustee Company Limited (the Existing Notes Trustee) hereby:

(a)	RESOLVES to assent to and approve the modification to the Conditions of the Existing Notes and the Existing Notes Trust Deed by making the following amendments:

(i)	to delete the existing Condition 5(c) (No other redemption by the Issuer) in its entirety and replace it with the following wording:

“(c) No other redemption by the Issuer: Except where a respective Loan is accelerated pursuant to Clause 15.6(c) (Revocation of Licence: Insolvency) of the Loan Agreement, the Issuer shall not be entitled to redeem the Notes prior to that due date otherwise than as provided

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in Conditions 5(b) (Redemption by the Issuer), and 5(f) (Additional Redemption at the Option of the Issuer).”; and

(ii)	to insert a new Condition 5(f) (Additional Redemption at the Option of the Issuer) as follows:

“(f) Additional Redemption at the Option of the Issuer: the Notes not otherwise exchanged pursuant to the Exchange Offer may be redeemed by the Issuer, in whole but not in part, on not less than one day’s nor more than 60 days’ notice, in exchange for a consideration comprising (i) New Notes, provided that if the nominal amount of New Notes to be delivered to any given Noteholder as consideration would be less than U.S.$150,000, the New Notes Issuer shall pay such Noteholder, in lieu of such New Notes an amount in cash (the Cash Alternative Redemption Amount) equal to the nominal amount of New Notes and any Cash Rounding Amount it would have been eligible to receive in the absence of the U.S.$150,000 minimum threshold referred to above, and (ii) Accrued Interest.

The nominal amount of New Notes which a Noteholder whose Existing Notes are redeemed pursuant to this Condition 5(f) will (subject to the minimum amount of U.S.$150,000 as described above) be eligible to receive on the Redemption Date will be equal to the product of (a) the aggregate nominal amount of its Existing Notes so redeemed and (b) the Exchange Ratio of 102.00 per cent., and rounded down (if necessary) to the nearest integral multiple of U.S.$1,000. In the event of any such rounding, a Noteholder shall be eligible to receive on the Redemption Date, in lieu of the fractional nominal amount of New Notes so rounded down, an amount in cash equal to such fractional nominal amount of New Notes so rounded down.

Notice shall, for the purposes of this Condition 5(f), be deemed to be given on the day of its delivery to a common depositary for Euroclear and Clearstream, Luxembourg in lieu of the notice requirements under Condition 14 (Notices).

Accrued Interest means, in respect of the Notes, unpaid and accrued interest thereon from (and including) the interest payment date immediately preceding the Redemption Date up to (but excluding) the Redemption Date.

Exchange Offer means an exchange offer in respect of the Notes launched by the New Notes Issuer on 28 November 2011.

New Notes means U.S.-dollar denominated Fixed Rate Notes due June 2017 issued by the New Notes Issuer, having the terms more fully set out in an offering memorandum prepared by the New Notes Issuer.

New Notes Issuer means Global Yatırım Holding Anonim Şirketi.

Redemption Date means the date set for redemption of the Notes under this Condition 5(f).”,

and to assent and approve any conforming changes to the Existing Notes Trust Deed, the loan agreement dated 27 July 2007 relating to the Existing Notes (the Loan Agreement) and the Conditions of the Existing Notes and any other document relating to the Notes or the Loan Agreement as a result of the above amendments.

(b)	RESOLVES:

(i)
to authorise, direct, request and empower the Existing Notes Trustee to concur in and forthwith execute a supplemental trust deed (the Existing Notes Supplemental Trust Deed) in the form of the draft produced to this meeting and signed by the Chairman for the purposes of identification and with such amendments as the Existing Notes Trustee shall approve or require to implement the modifications of the Conditions of the Existing Notes and the Existing Notes Trust Deed set out in this Extraordinary Resolution (including any conforming changes);

(ii)	to sanction and approve every modification, abrogation, variation or compromise of, orarrangement in respect of, the rights of Noteholders appertaining to the Existing Notes against

54

the Existing Notes Issuer, the New Notes Issuer, and the Existing Notes Trustee involved or resulting from or to be effected by this Extraordinary Resolution (whether or not those rights arise under the Existing Notes Trust Deed or the Conditions and their implementation);

(iii)
to authorise and direct the Existing Notes Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to this Extraordinary Resolution including, but not limited to, such changes or amendments as may be required in connection with the Loan Agreement and related documents; and

(iv)
that each of the Existing Notes Trustee and the agents appointed under the agency agreementdated 31 July 2007 between inter alia the Existing Notes Issuer and Deutsche Bank AG, London Branch (the Existing Notes Agency Agreement) be discharged and exonerated from all liability for which it may have become or may become liable under the Existing Notes Trust Deed, the Existing Notes Agency Agreement, or the Existing Notes in respect of any act or omission including, without limitation, in connection with this Extraordinary Resolution or its implementation, such modifications or the implementation of those modifications even if it is found subsequently there is a defect in the passing of this Extraordinary Resolution or for any reason this Extraordinary Resolution are not binding on current or subsequent Noteholders or their heirs or assignees.

Background

The purpose of the Offer is to lengthen the New Note Issuer’s debt maturity profile. Simultaneous to the Offer, the New Notes Issuer intends to solicit interest in raising additional funding by issuing Additional New Notes in which the net proceeds will be used for general corporate purposes.

Consent Solicitation Fee

Provided the Extraordinary Resolution is passed and the proposed amendments set out therein are implemented, Noteholders who do not participate in the Exchange Offer but who, prior to 16.00 hours (London time) on 7 December 2011 (the Early Participation Deadline), submit (and do not subsequently withdraw) voting instructions appointing Lucid Issuer Services Limited (the Exchange and Tabulation Agent) or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholders Meeting, which, for the avoidance of doubt, includes those Noteholders that offer to exchange a nominal amount of Existing Notes that is less than the Minimum Offer Amount, will be eligible to receive a Consent Solicitation Fee of 1.00 per cent. of the nominal amount of Existing Notes which are the subject of such Voting Instructions. To be eligible to receive the Consent Solicitation Fee in such circumstances, such Noteholders must appoint the Exchange and Tabulation Agent or its nominee as proxy to attend the Noteholder Meeting and vote in favour of the Extraordinary Resolution; appointing a different proxy or attending the Noteholder Meeting in person will not render a Noteholder eligible to receive the Consent Solicitation Fee even if voting in favour. The Early Participation Deadline is the last time at which Noteholders providing voting instructions will be eligible to receive the Consent Solicitation Fee in the circumstances in which it is payable as described above.

Documents Available for Inspection

Noteholders may, at any time during normal business hours on any weekday (not including Saturdays, Sundays and bank and other public holidays) prior to the Noteholder Meeting, inspect copies of the documents set out below at the offices of the Existing Notes Trustee, the Principal Paying Agent and the Registrar.

Documents available:

(a)	Existing Notes Trust Deed;

(b)	Prospectus dated 27 July 2007 relating to the Existing Notes; and

55

(c)	Existing Notes Agency Agreement.

Noteholders who would, if the Extraordinary Resolution is passed and implemented, be eligible to receive New Notes upon redemption of their Existing Notes may also obtain the Exchange Offer and Consent Solicitation Memorandum containing the full terms of the New Notes from Lucid Issuer Services Limited at the contact details set out below.

In addition, copies of the Exchange Offer and Consent Solicitation Memorandum are available to eligible Noteholders from Lucid Issuer Services Limited and UBS Limited at the contact details set out below and the form of proxy (referred to below) are available for collection at the specified offices of the Principal Paying Agent and the Registrar.

General

Noteholders should pay particular attention to the requirements in respect of a quorum for the Noteholder Meeting and an adjourned Noteholder Meeting (if applicable) which are set out below. In light of such requirements, Noteholders are strongly urged either to attend the Noteholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Noteholder Meeting. Noteholders should pay particular attention to the voting requirements described under “Consent Solicitation Fee” above if such Noteholders wish to be considered eligible to receive such Consent Solicitation Fee in the circumstances in which it is payable as described above.

The Existing Notes Trustee neither expresses any view or makes any recommendations as to the merits of the Extraordinary Resolution or any view on whether the Noteholders, whether individually or as a class, would be acting in their best interests in voting for or against the Extraordinary Resolution, but the Existing Notes Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolution being put to Noteholders for their consideration. The Existing Notes Trustee has not been involved in formulating or negotiating the Extraordinary Resolution and makes no representation that all relevant information has been disclosed to the Noteholders in this Notice and the other available documents. The Existing Notes Trustee has not verified any of the statements made in this Notice or any other available document.

Noteholders who are unsure of the impact of the Extraordinary Resolution should seek their own independent professional advice.

Voting and Quorum

The provisions governing the convening and holding of the Noteholder Meeting are set out in Schedule 4 (Provisions for Meetings of Noteholders) of the Existing Notes Trust Deed, a copy of which is available for inspection as described above. The Existing Notes are currently represented by a global note (the Global Note) held by and registered in the name of BT Globenet Nominees Limited (the Registered Holder) as nominee for Euroclear and Clearstream, Luxembourg (the Clearing Systems, each a Clearing System). Each person (a Beneficial Owner) who is the owner of a particular nominal amount of the Existing Notes, as shown in the records of Euroclear or Clearstream, Luxembourg or its account holders (Direct Participants), should note that such person will not be a Noteholder for the purposes of the Noteholder Meeting and will only be entitled to attend and vote at the Noteholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of the Noteholder Meeting will be the Registered Holder.

Direct Participants (directly or on behalf of Beneficial Owners) who have submitted Electronic Instruction Notices to the Clearing Systems or to the Registered Holder pursuant to the Exchange Offer in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Noteholder Meeting in respect of the Extraordinary Resolution. By submitting or delivering a duly completed Electronic Instruction Notice to the relevant Clearing Systems, the relevant holder of the Existing Notes automatically instructs the Registered Holder of such Notes to appoint the Exchange and Tabulation Agent or its nominee as proxy to vote in favour of the Extraordinary Resolution in respect of the Existing Notes which are the subject of such Electronic Instruction Notice.

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The following provisions apply only to Direct Participants or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.

(a)
The Registered Holder may by instrument in writing in the English language (a Form of Proxy) in the form available from the office of the Registrar signed by the Registered Holder or, in the case of a corporation, executed under its seal or signed on its behalf by its duly appointed attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the Noteholder Meeting with respect to the Existing Notes, appoint any person (a proxy) to act on his or its behalf in connection with the Noteholder Meeting in relation to the Existing Notes (or any adjourned such meeting).

(b)
A proxy so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with the Noteholder Meeting in respect of the Existing Notes to be the holder of the Existing Notes to which such appointment relates and the Registered Holder of the Existing Notes shall be deemed for such purposes not to be the holder.

(c)
A Beneficial Owner can request through his Direct Participant to appoint the Exchange and Tabulation Agent or its nominee as proxy to cast the votes relating to the Existing Notes in which he has an interest at the Noteholder Meeting in respect of the Existing Notes (or any adjourned such meeting).

(d)
Alternatively, Beneficial Owners and Direct Participants who wish a different person to be appointed as their proxy to attend and vote at the Noteholder Meeting in respect of the Existing Notes (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy in respect of the Existing Notes in which they have an interest for the purposes of attending and voting at the Noteholder Meeting in respect of the Existing Notes (or any adjourned such meeting).

(e)
Noteholders should pay particular attention to the specific voting requirements described under “Consent Solicitation Fee” above if such Noteholders wish to be considered eligible to receive such Consent Solicitation Fee in the circumstances in which it is payable as described above. Noteholders that do not appoint the Exchange and Tabulation Agent or its nominee as proxy to attend, and to cast the votes corresponding to such Noteholders’ Existing Notes in favour of the Extraordinary Resolution at, the Noteholders Meeting, will not be eligible to receive the Consent Solicitation Fee.

(f)
In any case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Noteholder Meeting in relation to the Existing Notes and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the Clearing System to block the Existing Notes in the relevant Direct Participant’s account and to hold the same to the order or under the control of the Exchange and Tabulation Agent.

(g)
Notice of any adjourned meeting shall be given in the same manner as notice of the original Noteholder Meeting save that at least ten days’ notice, containing the information required for the notice of the original meeting shall be given. Such notice shall also state the quorum required at such adjourned meeting.

(h)	Any Existing Note(s) held or blocked in the relevant Clearing System account will be released to the Direct Participant by the relevant Clearing System on the earliest of:

(i)	the conclusion of the Noteholder Meeting (or, if later, the adjourned Noteholder Meeting); and

(ii)	upon such Existing Note(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control.

(i)
Noteholders are entitled to attend the Noteholder Meeting or to give instructions with respect to the casting of their votes at the Noteholder Meeting whether or not they offer to exchange their Notes in response to the Exchange Offer.

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The Extraordinary Resolution may only be considered at the Noteholder Meeting if the Noteholder Meeting is quorate. The matters to be considered at the Noteholder Meeting are Reserved Matters (as defined in the Existing Notes Trust Deed). The Noteholder Meeting will be quorate if at least two Voters representing or holding not less than two thirds of the aggregate principal amount of the outstanding Notes are present provided, however, that so long as at least the two thirds of the aggregate principal amount of the outstanding Notes are represented by a Global Note or a single Individual Note, a single Voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purpose of forming a quorum. If within 15 minutes from the time appointed for the Noteholder Meeting a quorum is not present, the Noteholder Meeting shall stand adjourned until a date which shall be not less than 14 days but not more than 42 days and to such place as determined by the chairman of the Noteholder Meeting and approved by the Existing Notes Trustee prior to the adjournment of such Meeting. At least 10 clear days’ notice of any meeting adjourned through want of quorum shall be given in the same manner as notice of the original meeting. When the Noteholder Meeting resumes following adjournment, the Noteholder meeting shall be quorate if at least two Voters representing or holding not less that one third of the aggregate principal amount of the outstanding Notes are present provided, however, that so long as at least one third of the aggregate principal amount of the outstanding Notes is represented by a Global Note or a single Individual Note, a single Voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purpose of forming a quorum.

Every question submitted to a Noteholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands unless a poll is validly demanded (before or on the declaration of the result of the show of hands) a declaration by the chairman that the resolution has been passed, passed by a particular majority, rejected, or rejected by a particular majority shall be conclusive without proof of the number of votes cast for, or against, the resolution. Where there is only one Voter this paragraph shall not apply and the resolution will immediately be decided by means of a poll.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either immediately or after such adjournment as the chairman directs. A valid demand for a poll shall not prevent the continuation of the meeting for any other business as the chairman directs.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands every Voter shall have one vote.

On a poll every Voter shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Existing Notes represented or held by him.

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which be is entitled in the same way.

Votes in favour of the Extraordinary Resolution must represent a majority of not less than three quarters of the persons voting thereat upon a show of hands or, if a poll is duly demanded, then by a majority consisting of not less than three quarters of the votes cast, for the Extraordinary Resolution to be duly passed.

If passed, the Extraordinary Resolution will be binding upon all Noteholders, whether or not they were present or represented at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable) and whether or not they voted at the Noteholder Meeting (or adjourned Noteholder Meeting, as applicable).

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This notice and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

EXCHANGE AND TABULATION AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
Telephone: +44 20 7704 0880
Email: global@lucid-is.com
Attention: Sunjeeve Patel / Paul Kamminga

PRINCIPAL PAYING AGENT
Deutsche Bank AG London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB

REGISTRAR
Deutsche Bank Luxembourg S.A
 2, Boulevard Konrad Adenauer
Luxembourg
L-1115

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APPENDIX 1

OFFERING MEMORANDUM RELATING TO THE ISSUANCE OF THE NEW NOTES

60

IMPORTANT NOTICE

THIS OFFERING IS AVAILABLE ONLY TO INVESTORS WHO ARE EITHER (1) QIBS
(AS DEFINED BELOW) UNDER RULE 144A OR (2) OUTSIDE OF THE U.S.

IMPORTANT: You must read the following before continuing. The following applies to the Preliminary Offering Memorandum following this page, and you are therefore advised to read this carefully before reading, accessing or making any other use of the Preliminary Offering Memorandum. In accessing the Preliminary Offering Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them any time you receive any information from the Issuer as a result of such access.

NOTHING IN THIS ELECTRONIC TRANSMISSION CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN THE UNITED STATES OR ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO. THE SECURITIES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE U.S. OR OTHER JURISDICTION AND THE SECURITIES MAY NOT BE OFFERED OR SOLD WITHIN THE U.S. EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE OR LOCAL SECURITIES LAWS.

THE FOLLOWING PRELIMINARY OFFERING MEMORANDUM MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER AND IN PARTICULAR MAY NOT BE FORWARDED TO ANY U.S. ADDRESS. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS. ANY INVESTMENT DECISION SHOULD BE MADE ON THE BASIS OF THE INFORMATION CONTAINED IN THE FINAL OFFERING MEMORANDUM THAT WILL BE DISTRIBUTED TO YOU PRIOR TO THE CLOSING DATE AND NOT ON THE BASIS OF THE ATTACHED DOCUMENT. IF YOU HAVE GAINED ACCESS TO THIS TRANSMISSION CONTRARY TO ANY OF THE FOREGOING RESTRICTIONS, YOU ARE NOT AUTHORISED AND WILL NOT BE ABLE TO PURCHASE ANY OF THE SECURITIES DESCRIBED THEREIN.

Confirmation of your Representation: In order to be eligible to view this Preliminary Offering Memorandum or make an investment decision with respect to the securities described herein, investors must be either (1) Qualified Institutional Buyers (“QIBs”) (within the meaning of Rule 144A (“Rule 144A”) under the Securities Act) or (2) outside of the U.S. This Preliminary Offering Memorandum is being sent at your request and by accepting the e-mail and accessing this Preliminary Offering Memorandum, you shall be deemed to have represented to the Issuer that (1) you and any customers you represent are either (a) QIBs or (b) outside of the U.S. and that the electronic mail address that you gave the Issuer and to which this e- mail has been delivered is not located in the U.S. and (2) that you consent to delivery of such Preliminary Offering Memorandum by electronic transmission.

You are reminded that this Preliminary Offering Memorandum has been delivered to you on the basis that you are a person into whose possession this Preliminary Offering Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not, nor are you authorised to, deliver or disclose the contents of this Preliminary Offering Memorandum to any other person.

The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Issuer in such jurisdiction.

This Preliminary Offering Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently, UBS Limited, [●] and [●], as Initial Purchasers, or any person who controls any of them, nor any director, officer, employee nor agent of any of them or affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Preliminary Offering Memorandum distributed to you in electronic format and the hard copy version available to you on request from any of the Initial Purchasers.

You are responsible for protecting against viruses and other destructive items. Your use of this e-mail is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

This Preliminary Offering Memorandum is being distributed only to and directed only at (i) persons who are outside the United Kingdom, (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or (iii) those persons to whom it may otherwise lawfully be distributed (all such persons together being referred to as “relevant persons”). This Preliminary Offering Memorandum is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Preliminary Offering Memorandum relates is available only to relevant persons and will be engaged in only with relevant persons.

This Preliminary Offering Memorandum is being distributed for information only and is subject to completion and amendment. This Preliminary Offering Memorandum shall not, and is not intended to, constitute or contain an offer to sell or the solicitation of an offer to buy any securities nor shall it (or any part of it), or the fact of its distribution, form the basis of, or be relied upon in connection with or act as an inducement to enter into, any contract or commitment whatsoever with respect to the proposed Offering or otherwise. It is an advertisement and does not comprise a prospectus for the purposes of Directive 2003/71/EC or otherwise. The definitive terms of the transactions described herein will be described in the final version of this document. Investors should not subscribe for any securities referred to herein except on the basis of information contained in the final form of offering memorandum.

PRELIMINARY OFFERING MEMORANDUM

DATED 28 NOVEMBER 2011 (SUBJECT TO AMENDMENT AND COMPLETION)

OFFERING MEMORANDUM

Global Yatırım Holding Anonim Şirketi

a joint stock company incorporated under the laws of the Republic of Turkey

US$[●] [●]% Notes due [●]

Global Yatırım Holding Anonim Şirketi, a joint stock company incorporated under the laws of the Republic of Turkey (the “Issuer”, and together with its consolidated subsidiaries, the “Group”), is issuing US$[●] [●]% Notes due [●] (the “Additional New Notes”) to raise cash proceeds and is inviting holders of the outstanding U.S.$100 million aggregate principal amount 9.25% Loan Participation Notes due 2012 (the “Existing Notes”) issued by Deutsche Bank Luxembourg S.A. (the “Existing Notes Issuer”), the proceeds of which have been on-lent to the Issuer, to exchange the Existing Notes (the “Exchange Offer”) for US$[●] [●]% Notes due [●] (the “New Notes” and together with the Additional New Notes, the “Notes”). The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities or “blue sky” laws of any state of the United States of America (“United States” or “U.S.”), the Republic of Turkey (“Turkey”), the United Kingdom or any other jurisdiction, and are being offered: (a) for sale (the “U.S. Offering”) in the United States to qualified institutional buyers (each a “QIB”) as defined in, and in reliance upon, Rule 144A (“Rule 144A”) under the Securities Act and (b) for sale (the “International Offering” and, with the U.S. Offering, the “Offering”) outside the United States in reliance upon Regulation S (“Regulation S”) under the Securities Act. For a description of certain restrictions on the sale and transfer of the Notes, see “Plan of Distribution”, beginning on page 217 and “Transfer Restrictions”, beginning on page 220. INVESTING IN THE NOTES INVOLVES RISKS. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH UNDER “RISK FACTORS” BEGINNING ON PAGE 28 OF THIS OFFERING MEMORANDUM.

As described further herein, the net proceeds of the Notes will be used by the Issuer for the Issuer’s general corporate purposes.

Interest on the Notes will be paid on [●] and [●] in each year; provided that if any such date is not a Business Day (as defined herein), then such payment will be made on the next Business Day. Principal of the Notes is scheduled to be paid on [●], but may be paid earlier under certain circumstances as further described herein. The Notes initially will be sold to investors at a price equal to [●]% of the principal amount thereof. The rate of interest payable will not be less than [●] per cent. per annum.

Application has been made to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “UK Listing Authority”) for the Notes to be admitted to listing on the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such Notes to be admitted to trading on the London Stock Exchange’s Regulated Market (the “Market”). References in this Offering Memorandum to the Notes being “listed” (and all related references) shall mean that the Notes have been admitted to the Official List and have been admitted to trading on the Market. The Market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council on markets in financial instruments.

Application has been made to the Capital Markets Board of Turkey (the “CMB”) in its capacity as competent authority under Law No. 2499 of the Republic of Turkey relating to capital markets (the “Capital Markets Law”) for the registration of the Notes with the CMB and the issuance and sale of the Notes by the Issuer outside Turkey. The Notes cannot be sold outside Turkey before they are registered with the CMB. The issuance of the Notes was approved by the CMB on [●] and the registration certificate relating to the Notes is expected to be obtained from the CMB on or about [●].

Exchange Offer and Consent Solicitation

The Issuer has invited the holders of the Existing Notes to offer to exchange any or all of their outstanding Existing Notes for the New Notes, on the terms and subject to the conditions set out in the related Exchange Offer and Consent Solicitation Memorandum.

Concurrently with the Exchange Offer, the Issuer is soliciting (the “Consent Solicitation”) consents from the Existing Noteholders by inviting them to vote on an extraordinary resolution at a duly convened Noteholder meeting to authorise the Existing Notes Issuer and Deutsche Trustee Company Limited (the “Existing Notes Trustee”) to amend the terms of the principal trust deed dated 31 July 2007 between the Existing Notes Issuer and the Existing Notes Trustee constituting the Existing Notes, and the terms and conditions of the Existing Notes.

The New Notes are expected to form part of the same series as, and be fungible for U.S. federal income tax purposes with, the Additional New Notes offered hereunder.

No assurance can be given that the Exchange Offer will be completed or that a particular principal amount of the Additional New Notes will be issued or that particular amounts of the Existing Notes will be exchanged pursuant thereto. Nothing contained in this Preliminary Offering Memorandum shall constitute an offering of the Additional New Notes pursuant to the Exchange Offer.

The Notes are expected on issue to be rated [●] by [Fitch Ratings Ltd. (“Fitch”) and [●] by Moody’s Investors Services Limited (“Moody’s”)]. As at the date of this Offering Memorandum, Turkey was rated BB+ by Fitch, Ba2 by Moody’s and BB by Standard & Poor‘s Credit Market Services Europe Limited (“Standard & Poor’s”, together with Fitch and Moody’s, the “Rating Agencies”). A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organisation. As of the date of this Offering Memorandum, each of the Rating Agencies is a registered rating agency established in the European Union (“EU”) and is registered under Regulation No 1060/2009 (the “CRA Regulation”).

All payments in respect of the Notes by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future Taxes (as defined in Condition 9) imposed or levied by or on behalf of a Relevant Jurisdiction (as defined in Condition 9), unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes in the absence of such withholding or deduction. The withholding tax rate on interest payments in respect of Turkish bonds issued outside of Turkey varies depending on the maturity of such bonds as specified under decree numbered 2010/1182 dated 20 December 2010 (the “Decree”). Pursuant to the Decree, (i) with respect to bonds with a maturity of less than 1 year, the withholding tax rate on interest is 10%, (ii) with respect to bonds with a maturity between 1 and less than 3 years, the withholding tax rate on interest is 7%, (iii) with respect to bonds with a maturity between 3 and less than 5 years, the withholding tax rate on interest is 3%, and (iv) with respect to bonds with a maturity of 5 years and more, the withholding tax rate on interest is 0%.

For a more detailed description of the Notes, see “Conditions of the Notes” beginning on page 182.

The Notes are being offered under Rule 144A and under Regulation S by UBS Limited and Mitsubishi UFJ Securities International plc (collectively, the “Initial Purchasers”), subject to their acceptance and right to reject orders in whole or in part. The Notes will initially be represented by global certificates in registered form (the “Global Certificates”). The Notes offered and sold in the United States to QIBs in reliance on Rule 144A (the “Rule 144A Notes”) will be represented by beneficial interests in one or more permanent global certificates in fully registered form without interest coupons (the “Restricted Global Certificate”) and will be registered in the name of Cede & Co., as nominee for DTC and will be deposited on or about the Closing Date with [●] in its capacity as custodian (the “Custodian”) for DTC. The Notes offered and sold outside the United States in reliance on Regulation S (the “Regulation S Notes”) will be represented by beneficial interests in a single, permanent global certificate in fully registered form without interest coupons, the “Unrestricted Global Certificate”) and will be registered in the name of [●] as nominee, and will be deposited on or about the Closing Date with [●] as common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). It is expected that the Global Certificates will be delivered against payment therefor in immediately available funds on [●] 2011 (i.e., the [fifth] business day following the date of pricing of the Notes (such date being referred to herein as the “Closing Date” and such settlement cycle being herein referred to as “T+[5]”)).

UBS Investment Bank

Manager
Mitsubishi UFJ Securities

The date of this Offering Memorandum is [●] 2011.

This offering memorandum (the “Offering Memorandum”) constitutes a Prospectus for the purpose of Article 5 of Directive 2003/71/EC (the “Prospectus Directive”) and for the purpose of giving information with regard to the Issuer and the Notes which, according to the particular nature of the Issuer and the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the Issuer and of the rights attaching to the Notes.

The Issuer, having made all reasonable enquiries, confirms that this Offering Memorandum contains all information which is material in the context of the issuance and offering of the Notes, that the information contained in this Offering Memorandum is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed in this Offering Memorandum are honestly held and that there are no other facts the omission of which would make this Offering Memorandum or any of such information or the expression of any such opinions or intentions misleading in any material respect and all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements.

This Offering Memorandum does not constitute an offer of, or an invitation by or on behalf of the Issuer, the Initial Purchasers or the Trustee to subscribe for or purchase, any Notes. The distribution of this Offering Memorandum and the offer or sale of the Notes in certain jurisdictions is restricted by law. Persons into whose possession this Offering Memorandum may come are required by the Issuer and the Initial Purchasers to inform themselves about and to observe any such restrictions.

No person has been authorised in connection with the offering of the Notes to give any information or make any representation regarding the Issuer, the Initial Purchasers or the Notes other than as contained in this Offering Memorandum. Any such representation or information must not be relied upon as having been authorised by the Issuer, the Initial Purchasers or the Trustee. The delivery of this Offering Memorandum at any time does not imply that there has been no change in the Issuer’s affairs or that the information contained in it is correct as at any time subsequent to its date. This Offering Memorandum may only be used for the purpose for which it has been published.

No representation or warranty, express or implied, is made by the Initial Purchasers or the Trustee as to the accuracy or completeness of the information set forth in this document, and nothing contained in this document is, or shall be relied upon as, a promise or representation, whether as to the past or the future. None of the Initial Purchasers or the Trustee assumes any responsibility for the accuracy or completeness of the information set forth in this document. Each person contemplating making an investment in the Notes must make its own investigation and analysis of the creditworthiness of the Issuer and its own determination of the suitability of any such investment, with particular reference to its own investment objectives and experience, and any other factors which may be relevant to it in connection with such investment.

None of the Issuer, the Trustee or the Initial Purchasers or any of their respective representatives is making any representation to any offeree or purchaser of the Notes regarding the legality of any investment by such offeree or purchaser under appropriate legal investment or similar laws. Each investor should consult with his own advisers as to the legal, tax, business, financial and related aspects of a purchase of the Notes.

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GENERAL INFORMATION

In this Offering Memorandum, the “Issuer” refers to Global Yatırım Holding Anonim Şirketi, and the “Group” refers to the Issuer and its consolidated subsidiaries, unless the context otherwise requires.

Unless otherwise indicated, “Noteholder” refers to the registered holder of any Note. “Beneficial Owner” refers to an owner of a beneficial interest in any Note.

Unless otherwise indicated, all references in this Offering Memorandum to “Initial Purchasers” refer to UBS Limited and Mitsubishi UFJ Securities International plc.

Unless otherwise indicated, references to “resident” herein refer to tax residents of Turkey and references to “non-resident” herein refer to persons who are not tax residents of Turkey.

A glossary of frequently used terms in this Offering Memorandum is included herein, beginning on page 226.

The Notes have not been and will not be registered under the Securities Act or under the securities or “blue sky” laws of any state of the United States or any other U.S. jurisdiction. Each investor, by purchasing a Note (or a beneficial interest therein), agrees that the Notes (or beneficial interests therein) may be reoffered, resold, pledged or otherwise transferred only upon registration under the Securities Act or pursuant to the exemptions therefrom described under “Notice to U.S. Investors” or “Notice to Investors in the International Offering,” as applicable. Each investor also will be deemed to have made certain representations and agreements as described therein. Any resale or other transfer, or attempted resale or other attempted transfer, that is not made in accordance with the transfer restrictions may subject the transferor and transferee to certain liabilities under applicable securities laws.

The Offering of the Notes has been approved by the CMB only for the purpose of sale of the Notes outside Turkey in accordance with Article 15/b of Decree 32 on the Protection of the Value of the Turkish Currency (as issued in August 1989 and subsequently amended on various occasions, most recently in November 2011, “Decree 32”), and Articles 4, 6 and 25 of Communiqué Serial II, No: 22 on the Principles on the Registration and Sale of Debt Instruments (“Communiqué”) and, accordingly, the Notes (or beneficial interests therein) will neither be offered or sold to Turkish residents nor will they be offered or sold within Turkey under current capital markets regulations. Pursuant to Article 15/d/ii of Decree 32, Turkish residents are permitted to purchase or to sell the Notes (or beneficial interests) through banks and intermediary institutions authorised pursuant to capital markets legislation and to transfer their purchasing proceeds abroad through banks.

Except as described in this Offering Memorandum, beneficial interests in the Global Certificates will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream. Except as described in this Offering Memorandum, owners of beneficial interests in the Global Certificates will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered holders of the Notes under the Notes and the Agency Agreement.

An application has been made to admit the Notes to listing on the London Stock Exchange; however, no assurance can be given that such application will be accepted.

In connection with the issue of Notes to be underwritten by the Initial Purchasers, the Initial Purchaser or Initial Purchasers (if any) named as the stabilising manager(s) (the “Stabilising Manager(s)”) (or persons acting on behalf of any Stabilising Manager(s)) in this Offering Memorandum may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager(s) (or persons acting on behalf of a Stabilising Manager) will undertake any stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant issue of Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the Issue Date and 60 days after the date of the allotment of the relevant Notes. Any stabilisation action or over-allotment must be

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conducted by the relevant Stabilising Manager(s) (or persons acting on behalf of any Stabilising Manager(s)) in accordance with all applicable laws and rules. Notwithstanding anything herein to the contrary, the Issuer may not (whether through over-allotment or otherwise) issue more Notes than have been registered with the CMB.

Other than the registration with the CMB, the Notes have not been approved or disapproved by any state securities commission or any other U.S., Turkish, United Kingdom or other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of this Offering or the accuracy or adequacy of this Offering Memorandum. Any representation to the contrary may be a criminal offence.

The distribution of this Offering Memorandum and the offering of the Notes (and beneficial interests therein) in certain jurisdictions may be restricted by law. Persons that come into possession of this Offering Memorandum are required by the Issuer and the Initial Purchasers to inform themselves about and to observe any such restrictions.

This Offering Memorandum does not constitute an offer to sell or the solicitation of an offer to buy the Notes (or any beneficial interest therein) in any jurisdiction in which such offer or solicitation is unlawful. In particular, there are restrictions on the distribution of this Offering Memorandum and the offer and sale of the Notes (and beneficial interests therein) in the United States, Turkey, the United Kingdom and numerous other jurisdictions.

RESPONSIBILITY STATEMENT

The Issuer accepts responsibility for the information contained in this Offering Memorandum. To the best of the knowledge and belief of the Issuer (which has taken all reasonable care to ensure that such is the case), the information contained in this Offering Memorandum is in accordance with the facts and contains no omission likely to affect the import of such information.

The Issuer has obtained certain statistical and market information, which may include estimates or approximations, that is presented in “Overview of the Issuer”, “Risk Factors”, “Business of the Issuer” and elsewhere in this Offering Memorandum concerning the Turkish economy, and port operations, energy distribution, real estate development and financial services globally and in Turkey, and related subjects from publicly available information produced by the following third-party sources: BOTAŞ, the Central Bank, Deloitte Touche Tohmatsu Limited, Drewry, EMRA, FONBUL, G.P. Wild, IANGV, ISE, TMMOB, TURKLIM, TURKSTAT, Turkish Association of Real Estate Investment Companies, Turkish Chamber of Shipping, TEDAS, Turkish Electricity Transmission Company, TCDD, Turkish Treasury, UMA and Wood Mackenzie.

Where third party information has been used in this Offering Memorandum, the source of such information has been identified. This information has been accurately reproduced and as far as the Issuer is aware and able to ascertain from the information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. In the case of the presented statistical information, similar statistics may be obtainable from other sources, although the underlying assumptions and methodology, and consequently the resulting data, may vary from source to source. Where information has been sourced from a third party, such publications generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Such data, while believed to be reliable and accurately extracted by the Issuer for the purposes of this Offering Memorandum, have not been independently verified by the Issuer or any other party and you should not place undue reliance on such data included in this Offering Memorandum.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED (THE “RSA”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT

4

FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE NEW HAMPSHIRE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

TURKISH TAX CONSIDERATIONS

All payments in respect of the Notes by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future Taxes (as defined in the Conditions) imposed or levied by or on behalf of a Relevant Jurisdiction (as defined in the Conditions), unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes in the absence of such withholding or deduction. The withholding tax rate on interest payments in respect of Turkish bonds issued outside of Turkey varies depending on the maturity of such bonds as specified under decree numbered 2010/1182 dated 20 December 2010 (the “Decree”). Pursuant to the Decree, (i) with respect to bonds with a maturity of less than 1 year, the withholding tax rate on interest is 10%, (ii) with respect to bonds with a maturity between 1 and less than 3 years, the withholding tax rate on interest is 7%, (iii) with respect to bonds with a maturity between 3 and less than 5 years, the withholding tax rate on interest is 3%, and (iv) with respect to bonds with a maturity of 5 years and more, the withholding tax rate on interest is 0%.

FORWARD-LOOKING STATEMENTS

This Offering Memorandum contains statements that may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Act of 1995. Forward-looking statements appear in a number of places throughout this Offering Memorandum, including, without limitation, under “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business of the Issuer” and elsewhere in this Offering Memorandum, and include, but are not limited to, statements regarding:

●	strategy and objectives;

●	trends affecting the Issuer’s results of operations and financial condition;

●	asset portfolios; and

●	legal proceedings.

The forward-looking statements also may be identified by words such as “believes”, “expects”, “anticipates”, “projects”, “intends”, “should”, “seeks”, “estimates”, “probability”, “risk”, “target”, “goal”, “objective”, “future” or similar expressions or variations on such expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements.

The Issuer has identified some of the risks inherent in forward-looking statements under “Risk Factors” in this Offering Memorandum. Other important factors that could cause actual results to differ materially from those in forward-looking statements include, among others:

●	political, social and economic conditions in Turkey and globally;

●	the operation of the Issuer’s port facilities;

●	energy prices in Turkey;

●	the Issuer’s ability to derive benefits from its current and planned investments;

5

●	uncertainty over the Issuer’s expansion plans and its ability to acquire and successfully integrate additional facilities;

●	the outcome of litigation (including that pertaining to the Group’s key assets);

●	the Issuer’s ability to carry out acquisitions, disposals and any other strategic transactions;

●	the Issuer’s success in managing the risks involved in the foregoing;

●	force majeure and other events beyond the Issuer’s control;

●	changes or volatility in interest rates, foreign exchange rates, asset prices, equity markets, commodity prices, inflation or deflation;

●	the effects of competition in the markets in which the Issuer operates, which may be influenced by regulation or deregulation;

●	the Issuer’s ability to manage operational risks and prevent security breaches;

●	the Issuer’s ability to compete in its business lines and increase or maintain market share;

●	the Issuer’s ability to control expenses; and

●	changes in applicable laws and regulations, including taxes, or accounting standards or practices.

There may be other risks, including some risks of which the Issuer is unaware, that could adversely affect the Issuer’s results or the accuracy of forward-looking statements in this Offering Memorandum. Therefore, you should not consider the factors discussed here or under “Risk Factors” to be a complete set of all potential risks or uncertainties.

You should not place undue reliance on any forward-looking statements. The Issuer does not have any intention or obligation to update forward-looking statements to reflect new information, future events or risks that may cause the forward-looking events the Issuer discusses in this Offering Memorandum not to occur or to occur in a manner different from what the Issuer expects.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

The Issuer, its subsidiaries and joint ventures operating in Turkey maintain their books of account and prepare their statutory financial statements (“Statutory Financial Statements”) in Turkish Lira (“TL”) in accordance with the Turkish Commercial Code, tax legislation, Turkish Uniform Chart of Accounts and the generally accepted accounting principles as promulgated by the Capital Market Board applicable to the entities listed on Istanbul Stock Exchange (collectively “Turkish GAAP”). Foreign subsidiaries of the Issuer maintain their books of account and prepare their statutory financial statements in accordance with the related legislation and generally accepted accounting principles applicable in the countries in which they operate.

The audited consolidated financial statements of the Issuer as at and for the years ended 31 December 2008, 2009 and 2010 (the “Annual Financial Statements”) included elsewhere in this Offering Memorandum, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The reviewed interim condensed consolidated financial statements (the “Interim Financial Statements”) for the first nine months of 2010 and 2011 included elsewhere in this Offering Memorandum have been prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting” (“IAS 34”). Unless otherwise indicated, the financial information presented herein is derived from the Annual Financial Statements and the Interim Financial Statements (collectively the “IFRS Financial Statements”).

The Annual Financial Statements as at and for the years ended 31 December 2008, 2009 and 2010 have been audited in accordance with the International Standards on Auditing by Akis Bagımsız Denetim ve Serbest Muhasebeci Mali Müsavirlik A.S. (a Turkish corporation and member of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity) (“KPMG”) and the Interim Financial Statements as at 30 September 2010 and 30 September 2011 have been reviewed in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” by KPMG.

The consolidated financial information presented in this Offering Memorandum for both 2008 and 2009 differs from that included in the audited financial statements for those years, principally due to the classification of one of the Group's joint ventures in the energy segment as a discontinued operation in 2009 and its subsequent reclassification as a continuing operation in 2010. There are also a number of immaterial reclassifications of account balances which are due to changes from the way in which they were presented in the original 2008 and 2009 audited financial statements, so as to conform to the presentation in the 2010 audited financial statements.

The audit reports dated 31 March 2011, 19 March 2010, and 30 April 2009 with respect to the audited consolidated financial statements as of and for the years ended 31 December 2010, 31 December 2009 and 31 December 2008, respectively, and the review report dated 11 November 2011 with respect to the unaudited consolidated financial statements as of and for the nine months ended 30 September 2011, each include an explanatory emphasis of matter paragraph regarding ongoing litigations. The consolidated financial statements were not adjusted for any potential impact of these litigations as the ultimate outcome of the litigations could not be determined at the respective reporting dates. See “Risk Factors—Risks Relating to the Group—The Group is subject to significant legal proceedings and may in the future be subject to additional legal proceedings and claims in respect of substantial amounts and key assets of the Group, and uncertainty in the legal system makes it difficult to predict how or when such proceedings will be resolved.”

Unless otherwise indicated, references to “TL” with respect to the Annual Financial Statements and Interim Financial Statements are references to the Turkish currency rounded to the nearest thousand. Unless otherwise indicated, references to “US$”, “$”, “U.S. Dollars”, “USD” or “Dollars” in this Offering Memorandum are to United States Dollars rounded to the nearest million. Unless otherwise indicated, references to “EUR”, “Euro” and “€” are to the single currency of the participating member states of the European Union that was adopted pursuant to the Treaty of Rome of 27 March 1957, as amended by the Single European Act 1986 and the Treaty on European Union of 7 February 1992, as amended.

For the convenience of the reader, this Offering Memorandum presents translations of certain Turkish Lira amounts into Dollars at the Turkish Lira exchange rates for purchases of Dollars announced by the Central

7

Bank (the “TL/$ Exchange Rate”) (see “Exchange Rates”). No representation is made that the Turkish Lira or Dollar amounts in this Offering Memorandum could have been or could be converted into Dollars or Turkish Lira, as the case may be, at any particular rate or at all. For a discussion of the effects on the Issuer of fluctuating exchange rates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Certain figures included in this Offering Memorandum have been subject to rounding adjustments (e.g., certain U.S. Dollar amounts have been rounded to the nearest million). Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Measures of Financial Performance

The Group measures its financial performance by the level that each of the sub-holding and asset level company contributes to its consolidated EBITDA, which reflects the cash generation ability of such business. The enterprise value/EBITDA multiple benchmarking, as well as the discounted cash flow method, is used to value the Group companies. The remaining concession life of each asset plays a vital role in the valuation process. In the beginning of each accounting period, each subsidiary prepares its own budget, against which the actual performances are compared and performance of each business is measured on a monthly basis. While measuring the performance of the businesses, the operational statistics as well as the unit costs and revenue are continuously monitored to achieve efficient operations.

EBITDA is a financial measure that has been derived from the IFRS Financial Statements and adjusted for the reversal of the deferred subscriber connection fee revenue. Gas distribution subscription revenues for the Energy segment in the IFRS Financial Statements are presented with subscription revenues deferred over the life of concessions, a treatment performed in line with applicable accounting standards. For presentational purposes, in order to better reflect the cash generated by the Group’s Energy operations in the relevant periods, the adjustment for deferred subscriber connection fee revenue is reversed. However, the IFRS Financial Statements are unadjusted. The quantum of the adjustment is the difference between the figures set out in the body of the Offering Memorandum and the relevant items shown in the Financial Statements. In this Offering Memorandum, for the years ended 31 December 2010, 2009 and 2008, and for the nine months ended 30 September 2011 and 2010, EBITDA has been calculated by the Group as profit before tax from operations, plus financial expenses, minus financial income, plus depreciation of tangible fixed assets, and amortisation of other intangible assets, minus share of profit/(loss) by equity accounted investees, plus the effect of the reversal of the deferred subscriber connection fee revenue, plus the gain/(loss) on sale of shares recognised in equity (as described in Notes 4 and 24 to the financial statements for the nine months ended 30 September 2011). Prospective investors should use caution when reviewing EBITDA calculations and should not consider EBITDA as an absolute measure of the Group’s financial performance or liquidity under IFRS, as an alternative to profit from operations, net profit or any other performance measures derived in accordance with IFRS, or as an alternative to cash flow from operating activities as a measure of the Group’s, or as comparable to other companies EBITDA calculations.

The following tables shows EBITDA by segment for the periods indicated.

	For the year ended			For the nine months ended
	31 December			30 September
	2008	2009	2010	2010	2011
	(TL millions)	(TL millions)	(TL millions)	(TL millions)	(TL millions)

EBITDA(1) by segment(2)
Infrastructure	25.1	15.9	34.4	27.1	48.8
Energy	0.5	(5.3)	4.4	3.0	5.4
Finance	(10.8)	1.1	1.7	0.6	2.2
Real Estate	(5.6)	3.1	44.1	(1.0)	0.9
Holding	4.7	111.7	208.5	229.3	29.8
Other	(7.0)	(0.9)	(1.8)	(1.0)	(0.5)
Total	6.9	125.6	291.3	258.0	86.6

(1)
The Group’s EBITDA throughout this Offering Memorandum (excluding in the Financial Statements and Conditions) representsmanagement’s presentation of adjusted EBITDA. EBITDA as disclosed in the IFRS Financial Statements and EBITDA as defined in Condition 5.13 differs from EBITDA in this Offering Memorandum.

(2)
The Group’s segment reporting throughout this Offering Memorandum introduced the new “Holding” segment for presentationpurposes, which is in addition to the segments disclosed in the IFRS Financial Statements. The purpose of this presentation is to isolate the operating performance only of the subsidiaries in such segments. This new Holding segment includes the stand-alone financial information of GYH, which was classified under the Finance segment in the IFRS Financial Statements. The Holding segment also includes all of the gains and losses from the acquisitions and divestitures of the Group which, in the IFRS Financial Statements, were classified in the segments in which such acquisitions and divestitures were realised. The assets and liabilities have been reclassified in the same manner. The Holding segment has been added for the purpose of this Offering Memorandum only and does not constitute a segment in accordance with IFRS 8 “Operating Segments”.

Unless otherwise indicated, the sources for statements and data concerning the Issuer and its business are based on best estimates and assumptions of the Issuer’s management. Management believes that these assumptions are reasonable and that its estimates have been prepared with due care. The data concerning the Issuer included herein, whether based on external sources or based on the Issuer’s management internal research, constitutes the best current estimates of the information described.

ENFORCEMENT OF JUDGMENTS AND SERVICE OF PROCESS

The Issuer is a public joint stock company organised under the laws of Turkey. Certain of the directors and officers of the Issuer named herein reside in Turkey and all or a significant portion of the assets of such persons may be, and substantially all of the assets of the Issuer are, located in Turkey. As a result, it may not be possible for investors to effect service of process upon such persons or entities outside Turkey or to enforce against them in the courts of jurisdictions other than Turkey any judgments obtained in such courts that are predicated upon the laws of such other jurisdictions. In order to enforce such judgments in Turkey, investors should initiate enforcement lawsuits before the competent Turkish courts. In accordance with Article 54 of Turkey’s International Private and Procedure Law (Law No. 5718), the courts of Turkey will not enforce any judgment obtained in a court established in a country other than Turkey unless:

(a)	there is in effect a treaty between such country and Turkey providing for reciprocal enforcement of court judgments,

(b)	there is de facto enforcement in such country of judgments rendered by Turkish courts; or

(c)	there is a provision in the laws of such country that provides for the enforcement of judgments of Turkish courts.

There is no treaty between Turkey and the United States or Turkey and the United Kingdom providing for reciprocal enforcement of judgments. There is no de facto reciprocity between Turkey and the United States. Turkish courts have rendered at least one judgment in the past confirming de facto reciprocity between Turkey and the United Kingdom. However, since de facto reciprocity is decided by the relevant court on a case-by-case basis, there is uncertainty as to the enforceability of court judgments obtained in the United States or the United Kingdom by Turkish courts in the future. Moreover, there is uncertainty as to the ability of an investor to bring an original action in Turkey based on the U.S. federal or any other non-Turkish securities laws.

In addition, the courts of Turkey will not enforce any judgment obtained in a court established in a country other than Turkey if:

(a)
the defendant was not duly summoned or represented in accordance with the laws of the country where the judgment was obtained or the defendant’s fundamental procedural rights under such laws were not observed and consequently the defendant raised an objection to the enforcement of the judgment in Turkey before the courts of Turkey;

(b)	the judgment in question was rendered with respect to a matter within the exclusive jurisdiction of the courts of Turkey;

(c)
the judgment is incompatible with a judgment of a court in Turkey between the same parties and relating to the same issues or, as the case may be, with an earlier foreign judgment which satisfies the same criteria and is enforceable in Turkey;

(d)	the judgment is not of a civil nature;

8

(e)	the judgment is clearly against public policy rules of Turkey;

(f)	the court rendering the judgement did not have jurisdiction to do so;

(g)	the judgment is not final and binding with no further recourse for appeal under the laws of the country where the judgment has been rendered; or

(h)	the judgment was rendered by a foreign court that has no actual relationship with the parties or the subject matter at hand, and an objection has been raised by the defendant.

In any suit or action against the Issuer in the Turkish courts, a foreign plaintiff may be required to deposit security for court costs (cautio judicatum solvi), unless the plaintiff is considered to be a national of one of the contracting states of the Convention Relating to Civil Procedures signed at The Hague on 1 March 1954 (ratified by Turkey by Law No. 1574) or a national of a state that has signed a bilateral treaty with Turkey which is duly ratified and contains, inter alia, a waiver of the cautio judicatum solvi requirement on a reciprocal basis.

In connection with the issuance of Notes, the Issuer will designate Law Debenture Corporate Services Limited as its agent upon whom process may be served in connection with any proceedings in England.

9

AVAILABLE INFORMATION

To permit compliance with Rule 144A in connection with resales of the Notes, for as long as the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer is required to furnish, upon request of a holder of the Notes and a prospective purchaser designated by such holder, the information required to be delivered under Rule 144A(d)(4) if, at the time of such request, the Issuer is neither a reporting company under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder.

10

GENERAL INFORMATION	3
RESPONSIBILITY STATEMENT	4
NOTICE TO NEW HAMPSHIRE RESIDENTS	4
TURKISH TAX CONSIDERATIONS	5
PRESENTATION OF FINANCIAL AND OTHER INFORMATION	7
AVAILABLE INFORMATION	11
TABLE OF CONTENTS	12
OVERVIEW OF THE ISSUER	13
OVERVIEW OF THE CONDITIONS OF THE NOTES	20
SELECTED FINANCIAL INFORMATION	24
RISK FACTORS	28
USE OF PROCEEDS	56
EXCHANGE RATES	57
CAPITALISATION OF THE ISSUER	58
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	59
BUSINESS OF THE ISSUER	98
MANAGEMENT	168
OWNERSHIP	175
TURKISH SECURITIES MARKET	178
CONDITIONS OF THE NOTES	182
THE GLOBAL CERTIFICATES	208
BOOK-ENTRY CLEARANCE SYSTEMS	210
TAXATION	212
PLAN OF DISTRIBUTION	217
ADDITIONAL SELLING RESTRICTIONS	219
TRANSFER RESTRICTIONS	220
LEGAL MATTERS	223
GENERAL INFORMATION	224
GLOSSARY	226
FINANCIAL STATEMENTS	F-1

11

OVERVIEW OF THE ISSUER

The following overview should be read in conjunction with, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Memorandum, including the Financial Statements. Prospective investors should see “Risk Factors” below for a discussion of certain factors that should be considered in connection with an investment in the Notes (or beneficial interests therein).

Introduction

Global Yatırım Holding Anonim Şirketi (“GYH”, and together with its consolidated subsidiaries, the “Group”) is engaged in a number of diverse business activities, primarily in Turkey. The Group’s aim is to seek enhanced returns through its portfolio of investments in sectors with high growth and return potential and which are characterised mainly by geographic, technical, “first mover” or similar barriers to entry. Returns are generated from a combination of dividend streams from its existing businesses, cash that is otherwise available for distribution from its joint ventures, and monetising its existing assets by divesting or listing a business once GYH management believes it has maximised value creation. The Group’s core business areas are organised into the following four divisions:

•
Port Infrastructure. Global Liman İşletmeleri A.Ş. (“GPH”) holds the Group’s interests in cruise and commercial port operations in Turkey. For the year ended 31 December 2010, the Group generated revenues of TL 61.0 million and EBITDA of TL 34.4 million from its port infrastructure activities. For the nine months ended 30 September 2011, the Group generated revenues of TL 78.8 million and EBITDA of TL 48.8 million. The principal existing assets under GPH are its interests in Antalya Port, Kuşadası Cruise Port, and Bodrum Cruise Port.

•
Energy. Global Enerji Hizmetleri ve İşletmeciliği A.Ş. (“Global Energy”) holds the Group’s interests in natural gas distribution and wholesale trading, compressed natural gas distribution, integrated thermal power plant projects and renewable power generation projects. The Group currently has thirty-year natural gas distribution concessions and licences in ten regions in Turkey, thirty-year licences in natural gas wholesale trading, as well as a newly acquired thirty-year licence for compressed natural gas distribution. It is developing a thermal power generation plant, and is expanding the scope of its energy operations with solar and other renewable energy projects, each in various stages of development. For the year ended 31 December 2010, the Group generated revenues of TL 146.7 million and EBITDA of TL 4.4 million from its energy distribution and projects. For the nine months ended 30 September 2011, the Group generated revenues of TL 129.3 million and EBITDA of TL 5.4 million.

•
Real Estate. Pera Gayrimenkul Yatırım Ortaklığı A.Ş. (“Pera REIT”) holds the Group’s interests in various real estate projects, including planned and existing mixed-use commercial, residential and holiday resort developments in Turkey. Pera REIT is an ISE-listed real estate investment trust. For the year ended 31 December 2010, Pera REIT generated EBITDA of TL 44.1 million. For the nine months ended 30 September 2011, it generated revenues of TL 3.1 million and EBITDA of TL 0.9 million.

•
Finance. Global Menkul Değerler A.Ş. (“Global Securities”) holds the Group’s interests in non-banking financial services, including brokerage, research and corporate finance advisory. Global Portföy Yönetimi A.Ş. (“Global Asset Management”) holds the Group’s interests in portfolio and asset management. For the year ended 31 December 2010, the Group’s financial services business generated revenues of TL 29.2 million and EBITDA of TL 1.7 million from its financial services businesses. For the nine months ended 30 September 2011, it generated revenues of TL 24.2 million and EBITDA of TL 2.2 million.

The Group pursues a general strategy of maximising value through selective strategic divestments, acquisitions and investments primarily in business lines directly related to the Group’s existing operations, such as commercial ports, as well as in business lines within its core business areas, such as renewable energy. In addition, from time to time GYH management also invests in new businesses that are not directly related to GYH’s existing operations but which have expected high returns and which further diversify the Group’s investment portfolio, such as in the media and storage sectors.

The following chart shows the Group’s ownership structure and primary investments in its main business operations as at 30 September 2011 (other than as noted to reflect a restructuring of the Energy segment).

(1)
Currently, Global Energy holds a 60% interest in Galata Energy. In October 2011, Global Energy entered into share purchase agreements, pursuant to which it will increase its interest in Galata Energy to 80% and acquire an 80% interest in Geliş Mining by the end of 2011. See “Business of the Issuer—Energy—Business Overview—Thermal Power Generation—Şırnak Coal Field and Power Plant”.

(2)
In August 2011, GYH entered into a subscription agreement with Azimut, pursuant to which, following receipt of regulatory approval, Azimut agreed to acquire a 60% stake in Global Asset Management. Currently, applications are pending with the relevant regulatory authorities and no shares have been transferred to Azimut. See “Business of the Issuer—Finance—The Group’s Finance business— Global Asset Management”.

GYH had total assets of TL 1.53 billion and TL 1.31 billion, respectively, as at 30 September 2011 and 31 December 2010. GYH is organised as a public company and is subject to the rules and regulations of the CMB and the ISE. Its shares are listed on the National Market of the ISE.

Strengths

GYH management believes that the Group’s key strengths include the following:

Exposure to the growing Turkish economy

Historically the Group has invested in Turkish assets and as a result, substantially all of the Group’s assets and the Group’s operational revenue and cash are derived from its operations in Turkey. Over the past two decades, the Turkish economy has undergone a transformation from a highly protected and regulated system to a free market system, which has resulted in increased stability and economic growth and the Group has successfully participated in a number of privatisations as part of the liberalisation process. Although the Turkish economy has been affected by the global financial crisis, it began to recover in the fourth quarter of 2009 and has since performed strongly. Turkey’s GDP grew by 8.9% in 2010 and by 11.6% in the first quarter of 2011 and 8.8% in the second quarter of 2011 (source: TURKSTAT). The Group intends to focus on Eastern Turkey, which it believes has higher growth potential than Western Turkey. The Group’s management believes that with its exposure to, and extensive knowledge of, the Turkish market, it is well positioned to benefit from any continued growth in the Turkish economy and increase in asset prices.

Diversified and attractive business portfolio in growing sectors

GYH’s investments have been primarily concentrated in the port infrastructure, energy and real estate sectors, which GYH management believes have been among the fastest growing sectors in Turkey. This growth is a result of the country’s recovery from a national financial crisis in 2001, its relative lack of exposure to the global financial crisis of 2008 and its increasing political stability. In line with growth and structural changes in the Turkish economy and increasing liberalisation of applicable regulations, GYH has been able to build a portfolio with a particular focus on investment opportunities in these sectors. GYH management further believes that it is well-positioned to benefit from continuing expected growth in the port infrastructure, energy and real estate sectors.

Leading market positions in the port and natural gas distribution sectors

GYH holds leading market positions by market share in the cruise port and natural gas distribution sectors.

Kuşadası Cruise Port was Turkey’s busiest cruise port in terms of passenger arrivals in 2010 (source: Turkish Chamber of Shipping). In addition to its majority shares in Kuşadası Cruise Port, GPH, GYH’s majority- owned port holding subsidiary, owns 100% of the shares of the multi-functional Antalya Port and a majority of the shares of Bodrum Cruise Port, strengthening the Group’s leading position in the cruise sector and increasing its potential to become the leading commercial port operator in Turkey. GYH estimates that in 2010 its market share of cruise port operations in Turkey in terms of cruise calls was approximately 47%, and its market share of commercial port operations in Turkey in terms of TEU handling was approximately 2.2% (source: Turkish Chamber of Shipping, TCDD).

Energaz Gaz Elektrik Su Dağıtım A.Ş. (“Energaz”) has a strong presence in the regions in which it distributes natural gas, which represent approximately 11% of Turkey’s total population (source: BOTAŞ, TURKSTAT). In addition, sales of compressed natural gas by Naturelgaz Sanayi ve Ticaret A.Ş. (“Naturelgaz”) comprised 35% of total compressed natural gas sales in Turkey (source: EMRA).

First mover advantages resulting from an efficient structure

GYH seeks to maintain a lean structure and efficient approval process. GYH believes that its small, but highly-skilled executive team and streamlined management structure differentiates it from its competition and provides it with the ability to respond more quickly to new opportunities than its competitors and avoid decision-making delays. GYH has a strong and agile business development team with extensive investment banking experience, providing GYH with strong valuation, financing and structuring skills and know-how, enabling management to originate and execute potentially highly profitable projects in a relatively short period of time, as well as ensuring that the existing businesses are monitored and well run.

GYH has sought to be an early entrant in businesses where there are high barriers to entry or a significant first-mover advantage, such as a regional franchise, high initial investment costs or a tied customer base. GYH was one of the first investors to explore the opportunities in the cruise and commercial ports business and invested in port assets when their values were relatively low. Moreover, GYH management believes it has acquired significant assets in the natural gas distribution business with no direct acquisition costs through participating in privatisations of previously unexploited natural gas distribution regions. GYH’s early involvement in both sectors has resulted in the accumulation of extensive sector knowledge, providing a significant competitive advantage.

Diverse non-correlated income streams

Historically, instead of focusing on one sector, the Group has made investments in different economic sectors, with the goal of securing diverse revenue sources. GYH’s diversified investment portfolio is intended to reduce the overall business risk of the Group and over-dependence on particular areas of operation. Due to this diversity, GYH management believes that the Group is better able to address sector-specific risks as well as manage risks in a general economic downturn.

Combination of mature profitable businesses and high growth new businesses

The Group’s businesses are at various stages of the development cycle. Its more mature businesses (such as its Port Infrastructure operations) are cash generative which allows the Group to develop new businesses (such as an integrated thermal power plant or the CNG business) which may not be cash generative in their early years or may require further investment by the Group or its partners before profitability is achieved, but which show potential for high growth.

Strong existing and potential customer base

GYH has a diverse customer base active in various industries, reducing GYH’s dependence on any single customer or industry. Furthermore, GYH management believes that the nature of GYH’s port infrastructure and natural gas operations provides GYH with significant cross-selling and production opportunities within each business area. For example, the Group’s marketing campaigns for its cruise port operations promote all three of the Group’s cruise ports simultaneously and in a complementary manner. Existing regional natural gas distribution concessions provide GYH with a significant advantage with respect to accelerated expansion of CNG sales and operations initially within these regions, as a result of which GYH may offer alternative and attractive solutions to customers’ energy needs. Additionally, close relationships and partnerships with the municipalities in port locations as well as natural gas distribution regions should enable GYH to develop further businesses in these regions including real estate investments. GYH has capitalised in the past, and intends to continue to capitalise, on its existing customer base by focusing on investment opportunities that offer synergies with GYH’s existing customer base.

Proven ability to establish local and international partnerships

GYH’s current portfolio and its management team’s know-how and expertise in investment banking and corporate finance position it well as a potential partner for both international and local investors. GYH has already established a track record in this area through partnerships with such prominent groups as Royal Caribbean Cruises Ltd. (“RCCL”), Hutchison Port Holdings Limited (“HPH”), STFA Yatırım Holding A.Ş. (the “STFA Group”), Venice European Investment Capital S.p.A. (“VEI Capital”) and Koninklijke Vopak NV (“Vopak”). GYH management believes that these partnerships significantly enhance the Group’s credibility and thereby will facilitate the establishment of other partnerships in the future.

Solid reputation, extensive operating experience and established relationships with key market participants

The Group’s solid reputation, extensive operating experience and established relationships with key market participants (including state authorities and local municipalities, as well as financial institutions and local business groups and leaders) in the sectors in which it operates provide the Group with a unique advantage in the tender process for and development and operational management of ports, energy projects, real estate development and financial services as compared to less established players that may be unfamiliar with the regulatory approval process or lack operating experience. GYH believes that its alliances with strategic industry players further enhances its immediate access to industry expertise, provides economies of scale and enhances bargaining power. In addition, many of the Group’s project companies have shareholders based in the areas where its operations are located. GYH management believes that the presence of such shareholders provides unique know-how facilitating improved project execution and customer relation capabilities.

Selective process for identifying and integrating investment opportunities

GYH has adopted selective investment criteria which require target projects to generate a minimum level of return over a specified period. For the Group’s Port Infrastructure and Energy investments, GYH management targets concession businesses with well-defined market scopes and durations which are likely to create synergies with GYH’s existing investments in these sectors. For the Group’s Real Estate investments, GYH management targets both residential and commercial property projects primarily in developing cities located in central and eastern Anatolia where competition and development costs are substantially lower than regions that have traditionally attracted more real estate investments (such as Istanbul, Ankara or İzmir), which, therefore, have the potential to generate greater returns.

Once an investment target has been identified, GYH undertakes an extensive due diligence process and carries out several feasibility studies, often involving industry experts and other consultants, to analyse a potential target’s business. Once the decision to acquire an investment target has been made, for larger investments, GYH appoints an integration team to strengthen relationships with the target’s existing management team, increase the flow of information to GYH, and facilitate GYH’s ownership and management of the target. Once an investment target has been acquired, the GYH integration team coordinates with the target’s existing management team to assess the target’s policies and procedures and training programs to identify opportunities to improve efficiency and profitability. GYH also carefully structures the post-acquisition holding structure based on extensive financial modelling tailored to specific target projects, resulting in GYH’s structure including a mix of wholly-owned, majority-owned and minority-owned subsidiaries and affiliates.

Building on its unique strengths, GYH has continued to grow since 2004, increasing its total assets by 849% and its total equity by 739% from 2004 to the nine months ended 30 September 2011. Since 2004, the Group has reported profits in every financial year other than 2008 (during the global financial crisis). Management expects to continue to enhance shareholder value through increased profits in its port management, gas distribution and financialservices businesses in general, particularly following the completion of the first phase of the Şırnak coal field and power plant project and once the plant becomes operational.

Strategy

The key elements of the Group’s strategy are the following:

Continue making selective disposals

GYH management intends to continuously review and revise the composition of the Group and intends to make selective disposals of its non-core businesses as well as businesses considered not to be well positioned to ensure long-term profitability. The Group aims to generate profits upon the disposal of investments and may therefore at any time sell any business or asset if a suitable price can be obtained. The Group has a successful track record in making disposals that maximise returns and management expects to continue selective divestitures following value maximisation. For example, the Group has successfully completed the following divestitures:

•
Sale of 100% stake in Yeşil Energy, GYH’s wholly-owned subsidiary, which held hydro-electric power plant projects with a total capacity of 560 MW, to Statkraft in June 2009 and June 2010 for a total consideration of €91.1 million, representing an annual return on investment of 148%.

•	Sale of a 22.114% minority stake in GPH to a subsidiary of VEI Capital in July 2011 based on a total equity valuation of GPH of US$ 350 million, representing an annual return on investment of 60%.

•	Initial public offering of the shares of Global Securities on the ISE in June 2011, raising TL 16.5 million.

•
Agreed sale by way of a rights issue of a 60% majority stake in Global Asset Management to Azimut in August 2011, for a total consideration of TL 3.8 million (subject to receipt of regulatory approval).

•	Sale of several real estate assets, including the Veli Alemdar Han building in Istanbul in December 2010.

Further increase the profitability and expand the asset base of the Group

In response to increasing asset prices in Turkey, as a result of the recent strong growth in the Turkish economy and increasing competition in privatisation tenders, the Group has recently adopted a new set of strategic aims which place a greater emphasis on the development of its existing businesses and a slower pace of growth through acquisition. Group management intends that the dividend stream generated by any new investment should exceed the equity injected over a five year period. The Group is also aiming to distribute the total equity the Group has been able to raise since establishment as dividends to its shareholders over the next three years.

The Group plans to further increase its profitability and expand its asset base by focusing on operational efficiency in its existing portfolio and pursuing growth opportunities by establishing new strategic partnerships across its business lines.

In Port Infrastructure, the Group intends to target both cruise and commercial port investments with the goal of becoming an international port operator, expanding its holdings with new ports in the Mediterranean as well as other regions. In Energy, while focusing mainly on the development of its high yield coal-fired power plant project in Şırnak, south-eastern Turkey, the Group also intends to monitor opportunities to leverage its existing natural gas retail operations into higher return wholesale and upstream gas operations, as well as to expand its compressed natural gas investments. In Real Estate, the Group aims to develop new projects to expand its commercial real estate portfolio, typically avoiding the larger cities such as Istanbul and Ankara. In Finance, the Group is focusing on establishing new strategic partnerships to broaden its financial services offering by leveraging the expertise and product and/or customer portfolio of the partners.

Undertake selective, value-creating acquisitions to complement the Group’s core business

GYH aims to become one of the world’s leading cruise port operations, and will continue to evaluate value- creating acquisitions opportunities in Turkey as well as abroad, including in Eastern Europe and the Eastern Mediterranean. GYH plans to participate in the privatisation tenders for İzmir Port and Derince Port in Turkey, the timings of which are currently unknown. Additionally, GYH is currently assessing the acquisition of the Port of Dürres in Albania. In evaluating port acquisition opportunities, GYH’s main criteria will be geographical location, focusing on commercial ports located at crossroads of important international trade routes and on cruise ports in close proximity to tourist and historical sites with significant international recognition.

GYH will also consider ports that are undervalued due to lack of modernisation, which will require infrastructure investment and other enhancements, creating an opportunity to streamline existing operations to increase operational efficiency and profitability post-acquisition. Infrastructure and other enhancements include upgrading facilities and equipment, expanding the range of port services, continuing to leverage on accumulated expertise, actively seeking new cargo sources, implementing interactive customer-focused marketing, streamlining and centralizing shared services, and outsourcing low margin activities.

Develop a power generation portfolio using local resources

GYH management believes power generation based on local resources is a core business for future growth as such strategy is expected to reduce Turkey’s dependence on imported energy resources and positively effect the macroeconomic environment in Turkey in general, as well as provide significant competitive advantages and favourable margins to industry participants. As such, currently GYH is developing an integrated power generation project in Şırnak in eastern Turkey, including a 250 km square asphaltite mine with more than 200 million tonnes of exploitable resources having 3500-4500 calorific value per kilogram and a thermal power plant with an initial capacity of 270 MW, which will be supplied directly from the mine. Once the initial thermal power generation capacity has been established, GYH plans to start construction of additional power plants at the same site to potentially increase total capacity to 1000-1500 MW. In addition, GYH is in the process of developing renewable energy projects to diversify its overall energy generation portfolio, with a particular focus on solar energy. For example, GYH has completed the initial feasibility studies for a number of solar projects with a potential capacity of up to 400 MW and intends to participate in the tenders of related operating licences once announced by the Energy Market Regulatory Authority (“EMRA”).

Seek opportunities to expand the Group’s natural gas business and achieve full vertical integration to capture more value and create synergies

GYH will continue to assess natural gas investment opportunities following the anticipated liberalisation of applicable regulation, including expanding the regional presence of its natural gas distribution activities and increasing its wholesale trading and importation business to achieve full vertical integration. GYH management believes that the vertical integration in the natural gas sector would not only serve to increase the overall profitability of the Group’s Energy investments, but also ensure gas supply security for the distribution business, which is reflected in the fact that in 2011 GYH increased its indirect ownership interest in Energaz, the entity holding nearly all of GYH’s investments in natural gas, from 26.2% to 49.5%. GYH has begun discussions with the principal natural gas suppliers to Turkey, and GYH management expects that the existing regulations will be amended to allow private sector entities to directly import pipeline gas into Turkey. In order to expand its regional presence, GYH is considering opportunities to merge with or invest in local distributors following anticipated regulatory changes.

Become a market leader in the compressed natural gas sector

In May 2011, GYH’s joint venture EIH acquired a 50% stake in Naturelgaz, a leading supplier of CNG in Turkey. Through Naturelgaz, GYH intends to develop a business converting commercial vehicles to run on CNG and a targeted network of CNG filling stations to service such vehicles. GYH management believes the scale of savings that can be achieved through conversion of vehicles to run on CNG (in general, approximately 40%, compared to conventional fuels) means there is substantial untapped demand for CNG in Turkey, particularly since Turkey’s domestic logistics network is heavily dependent upon road transportation. The market for compressed natural gas (“CNG”) in Turkey is still at an early stage of development.

Establish new strategic partnerships in energy, finance and real estate

GYH management believes that a strategic partnership with a leading international gas player will ensure long-term gas supply and thereby add value to the Group’s existing energy investments. Therefore, discussions with a number of potential strategic partners have commenced. GYH management further believes that an alliance with a strategic industry player in the power generation sector would also add significant value to the business by enhancing expertise, providing economies of scale and enhanced bargaining power with respect to equipment suppliers.

With respect to its investments in the financial services sector, GYH intends to continue to explore strategic alliances to significantly enhance its brokerage, research, corporate finance advisory, and portfolio and asset management businesses in Turkey by leveraging the expertise, product offering and customer portfolios of its partners to ensure the long-term profitability of its investments in the finance sector and to strengthen its position against increasing competition from global investment banks as well as Turkish retail banks which exploit cross-subsidies between their retail banking and investment banking and brokerage activities. For example, in March 2011 GYH entered into a frame agreement with Azimut, Italy’s largest independent asset management company, pursuant to which the parties agreed to collaborate in asset management and marketing efforts. In addition, following receipt of regulatory approval, Azimut agreed to acquire a 60% stake in Global Asset Management, currently a wholly-owned subsidiary of GYH, and acquired a 5% stake in Global Securities (as well as an option to further increase its stake in Global Securities by up to 20%), which will provide distribution and marketing services for the portfolio management products offered by Azimut.

With respect to its investments in the real estate sector, GYH management may consider divesting some of its existing real estate investments with attractive valuations and may also consider establishing strategic partnerships to develop projects in eastern and central Anatolia.

OVERVIEW OF THE CONDITIONS OF THE NOTES

The following is an overview of certain information relating to the offering of the Notes, including the principal provisions of the terms and conditions thereof. This overview is indicative only, does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Memorandum. See, in particular, “Conditions of the Notes”.

Issue:	US$[●] principal amount of [●]% Notes due [●].

Interest and Interest Payment Dates:
The Notes bear interest from and including [●] 2011 (the “Issue Date”) at the rate of [●]% per annum, payable semi-annually in arrear on [●] and [●] in each year (each an “Interest Payment Date”). The rate of interest payable will not be less than [●] per cent. per annum. The first payment (for the period from and including [●] to but excluding [●] and amounting to US$[●] per US$1,000 principal amount of each Note) shall be made on [●] 2011.

Maturity Date:	[●].

Use of Proceeds:	The net proceeds will be used by the Issuer for general corporate purposes. See “Use of Proceeds”.

Status:
The Notes are direct, unconditional and (subject to the provisions of Condition 4) unsecured obligations of the Issuer and (subject as provided above) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights. The Notes are issued pursuant to the Turkish Commercial Code (Law No. 6267), the Capital Markets Law (Law No. 2499) and Articles 6 and 25 of the Communiqué Serial II, No. 22 of the Capital Markets Board on Registration and Sale of Debt Instruments.

Negative Pledge:	The Notes contain a negative pledge in relation to the creation of any Security Interest (as defined in the Condition 5.13) to secure the Indebtedness (as defined in Condition 5.13) of the Issuer.

See “Conditions of the Notes—Condition 4”.

Certain Covenants:
The Issuer will agree to certain covenants, including, without limitation, covenants limiting the incurrence of additional Indebtedness within the Port Infrastructure business. See “Conditions of the Notes—Condition 5”.

Port Put Event
Each Noteholder will have the right (a Port Put Right), at such Noteholder's option, to require the Issuer to redeem all, but not some only, of such Noteholder’s Notes on the Port Put Date (as defined in Condition 5.14) at 101 per cent. of their principal amount together with interest accrued to but excluding the date of redemption if:

(i) a Port Change of Control occurs; or

(ii) Global Liman Işletmeleri A.Ş. (GPH) ceases or threatens to cease to carry on the whole or a substantial part of its business or any Subsidiary of GPH which is a Material

Subsidiary ceases or threatens to cease to carry on the whole or a substantial part of its business; or

(iii) any Port Asset Sale occurs,

See “Conditions of the Notes—Condition 5.14”.

Redemption for Taxation Reasons:
The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time (subject to certain conditions), at their principal amount (together with interest accrued to the date fixed for redemption) if, as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Condition 9), or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after [●] 2011, on the next Interest Payment Date the Issuer would be required to pay additional amounts as provided or referred to in Condition 9 and the Issuer would be required to make any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the Relevant Jurisdiction, beyond the prevailing applicable rates on the Issue Date and the requirement cannot be avoided by the Issuer taking reasonable measures available to it.

Taxation; Payment of Additional Amounts:
All payments in respect of the Notes by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of a Relevant Jurisdiction (as defined in the Conditions of the Notes), unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes in the absence of the withholding or deduction.

See “Conditions of the Notes—Condition 9”.

Events of Default:
The Notes will be subject to certain Events of Default (as defined in Condition 11) including (among others) non-payment, breach of obligations, cross-acceleration and certain bankruptcy and insolvency events. See “Conditions of the Notes—Condition 11”.

Form, Transfer and Denominations:
The Regulation S Notes will be represented by beneficial interests in the Unrestricted Global Certificate in registered form, without interest coupons attached, which will be delivered to a common depositary for, and registered in the name of a common nominee of, Euroclear and Clearstream, Luxembourg. The Rule 144A Notes will be represented by beneficial interests in the Restricted Global Certificate, in registered form, without interest coupons attached, which will be deposited with the Custodian, and registered in the name of Cede & Co., as nominee for, DTC. Except in limited circumstances, certificates for Notes will not be issued in exchange for beneficial interests in the Global Certificates. See “Conditions of the Notes” and “The Global Certificates”.

Interests in the Rule 144A Notes will be subject to certain restrictions on transfer. See “Transfer Restrictions”. Interests in the Global Certificates will be shown on, and transfers thereof will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg, in the case of the Regulation S Notes, and by DTC and its direct and indirect participants, in the case of Rule 144A Notes.

Notes will be issued in denominations of US$150,000 and integral multiples of US$1,000 thereafter. See “Conditions of the Notes”.

Governing Law:	The Notes and the Trust Deed will be governed by, and construed in accordance with, English law.

Listing:
Application has been made to the UK Listing Authority for the Notes to be admitted to listing on the Official List and to the London Stock Exchange for such Notes to be admitted to trading on the London Stock Exchange’s regulated market.

Selling Restrictions:
The Notes have not been nor will be registered under the Securities Act or any state securities laws and may not be offered or sold within the United States except to qualified institutional buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A or otherwise pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The offer and sale of Notes is also subject to restrictions in Turkey and the United Kingdom. See “Additional Selling Restrictions”.

Risk Factors:
For a discussion of certain risk factors relating to Turkey, the Issuer and the Notes that prospective investors should carefully consider prior to making an investment in the Notes, see “Risk Factors”.

Regulation S Security Codes:	ISIN: [●]

Common Code: [●]

Rule 144A Security Codes:	ISIN: [●]

CUSIP: [●]

Common Code: [●]

Trustee:	Deutsche Trustee Company Limited.

Exchange Offer and Consent Solicitation:
The Issuer has invited the holders (the “Existing Noteholders”) of the outstanding U.S.$100,000,000 9.25 per cent. Loan Participation Notes due 2012 (the Existing Notes) to offer to exchange (the “Exchange Offer”), on the terms and subject to the conditions set out in the related Exchange Offer and Consent Solicitation Memorandum, any or all of their outstanding Existing Notes for U.S. dollar-denominated Fixed Rate Notes due [●] (the “New Notes”).

Concurrently with the Exchange Offer, the Issuer is soliciting (the “Consent Solicitation”) consents from the Existing Noteholders by inviting them to vote on an extraordinary resolution at a duly convened Noteholder meeting to authorise the Existing Notes Issuer and Deutsche Trustee Company Limited (the “Existing Notes Trustee”) to amend the terms of the principal trust deed dated 31 July 2007 between the Existing Notes Issuer and the Existing Notes Trustee constituting the Existing Notes, and the terms and conditions of the Existing Notes.

SELECTED FINANCIAL INFORMATION
The following tables set forth, for the periods indicated, selected consolidated financial information of the Group derived from the Annual Financial Statements and Interim Financial Statements included elsewhere in this Offering Memorandum.

Prospective investors should read the following information in conjunction with “Presentation of Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the Annual and Interim Financial Statements.

Balance Sheet Data

	As at 31 December				As at 30 September
	2008	2009	2010		2011	2011
	(TL)	(TL)	(TL)	(US$)(1)	(TL)	(US$)(2)
Consolidated Balance Sheet Data
Assets
Investment property	110,308,086	123,795,138	207,680,332	134,333,979	214,940,514	116,479,984
Property, plant and equipment, net	76,773,324	64,272,070	105,890,921	68,493,481	131,139,935	71,067,000
Concession intangible assets, net	108,018,066	113,648,157	133,125,801	86,109,832	146,516,342	79,399,741
Intangible assets, net	78,025,350	69,481,418	543,500,838	351,552,935	620,750,823	336,395,612
Trade and other receivables	13,068,040	7,985,293	6,975,096	4,511,705	12,547,354	6,799,628
Due from related parties	22,479,546	13,349,452	5,233,210	3,385,000	5,029,659	2,725,659
Other investments	8,330,781	11,880,744	7,213,750	4,666,074	7,235,981	3,921,303
Investments in associates	16,258,862	—	—	—	—	—
Goodwill	40,363,736	40,342,730	35,550,270	22,995,000	42,049,929	22,787,584
Deferred tax assets	22,264,437	25,309,640	28,767,669	18,607,807	18,684,607	10,125,512
Other non-current assets	16,983,008	25,274,605	26,733,268	17,291,894	30,577,757	16,570,616
Total non-current assets	512,873,236	495,339,247	1,100,671,155	711,947,707	1,229,472,901	666,272,639
Cash and cash equivalents	32,131,697	48,792,107	56,887,495	36,796,569	98,331,183	53,287,370
Investments, including derivatives	22,538,510	37,965,716	17,745,431	11,478,286	27,270,967	14,778,609
Trade and other receivables	40,630,085	49,773,185	60,188,584	38,931,814	67,441,791	36,547,874
Due from related parties	36,830,106	27,355,507	40,348,457	26,098,614	73,662,376	39,918,916
Inventories	17,361,728	2,180,875	1,326,605	858,089	266,374	144,353
Other current assets	31,012,222	27,381,728	34,042,559	22,019,766	36,914,717	20,004,724
Assets classified as held for sale	120,036,306	130,222,975	3,675,561	2,377,465	1,456,469	789,286
Total current assets	300,540,654	323,672,093	214,214,692	138,560,603	305,343,877	165,471,132
Total assets	813,413,890	819,011,340	1,314,885,847	850,508,310	1,534,816,778	831,743,771

	As at 31 December				As at 30 September
	2008	2009	2010		2011	2011
	(TL)	(TL)	(TL)	(US$)(1)	(TL)	(US$)(2)
Equity
Share capital	267,370,166	267,370,166	267,370,166	172,943,186	267,370,166	144,892,519
Share premium	174,513	174,513	174,513	112,880	4,986,218	2,702,118
Treasury shares	(8,004,433)	(11,565,130)	(1,820,000)	(1,177,232)	(51,523,278)	(27,921,356)
Reserves	6,882,873	5,456,238	84,530,896	54,677,164	136,684,650	74,071,777
Special funds	—	—	—	—	14,357,900	7,780,794
Retained earnings	(58,135,654)	23,079,143	162,464,051	105,086,708	93,455,498	50,645,151
Total equity attributable to equity holders of the Company	208,287,465	284,514,930	512,719,626	331,642,708	465,331,154	252,171,003
Non-controlling interest	99,710,555	100,576,090	119,081,176	77,025,340	234,155,091	126,892,695
Total equity	307,998,020	385,091,020	631,800,802	408,668,048	699,486,245	379,063,698
Liabilities
Loans and borrowings	202,179,451	186,527,692	299,500,020	193,725,757	199,004,886	107,844,191
Trade and other payables	30,282,364	31,979,588	32,795,001	21,212,808	45,362,867	24,582,923
Due to related parties	2,162,240	684,898	651,980	421,721	651,851	353,249
Deferred tax liabilities	16,074,197	15,801,512	102,634,364	66,387,040	126,377,488	68,486,148
Other non-current liabilities	27,792,793	32,968,895	49,461,741	31,993,364	52,411,203	28,402,538
Total non-current liabilities	278,491,045	267,962,585	485,043,106	313,740,689	423,808,295	229,669,049
Loans and borrowings	78,148,243	48,765,009	79,877,767	51,667,378	245,676,639	133,136,422
Trade and other payables	73,430,575	80,027,822	97,679,313	63,181,962	139,339,474	75,510,472
Due to related parties	2,071,119	1,984,225	699,136	452,223	765,272	414,714
Other current liabilities, including derivatives	31,605,395	22,580,130	19,785,723	12,798,010	25,510,050	13,824,340
Liabilities classified as held for sale	41,669,493	12,600,549	—	—	230,803	125,076
Total current liabilities	226,924,825	165,957,735	198,041,939	128,099,572	411,522,238	223,011,024
Total liabilities	505,415,870	433,920,320	683,085,045	441,840,262	835,330,533	452,680,073
Total equity and liabilities	813,413,890	819,011,340	1,314,885,847	850,508,310	1,534,816,778	831,743,771

Notes:
(1)
Converted into U.S. dollars for convenience using an exchange rate of TL 1.5460 per U.S. dollar, being the official Turkish Lira to U.S. dollar exchange rate as reported by the Turkish Central Bank on 31 December 2010.

(2)
Converted into U.S. dollars for convenience using an exchange rate of TL 1.8453 per U.S. dollar, being the official Turkish Lira to U.S. dollar exchange rate as reported by the Turkish Central Bank on 30 September 2011.

Income Statement Data

	For the year ended				For the nine months ended
	31 December				30 September
	2008	2009	2010		2010	2011
	(TL)	(TL)	(TL)	(US$)(1)	(TL)	(TL)	(US$)(2)
Income Statement Data
Revenue	212,083,493	236,543,056	231,131,350	154,046,488	154,149,002	229,991,850	142,172,127
Cost of sales	(191,538,862)	(182,061,536)	(178,906,465)	(119,239,180)	(112,617,065)	(177,232,482)	(109,558,312)
Gross profit	20,544,631	54,481,520	52,224,885	34,807,308	41,531,937	52,759,368	32,613,815

Other income	43,561,967	138,497,200	318,976,945	212,594,605	264,515,129	14,622,962	9,039,353
Selling and marketing expenses	(2,904,940)	(3,243,905)	(3,766,226)	(2,510,148)	(2,904,013)	(3,949,142)	(2,441,208)
Administrative and distribution expenses	(69,287,851)	(64,088,678)	(71,757,012)	(47,825,255)	(46,522,916)	(63,825,462)	(39,454,449)
Other expenses	(10,740,879)	(19,330,727)	(39,830,962)	(26,546,895)	(18,265,911)	(4,844,491)	(2,994,678)
Operating profit/(loss)	(18,827,072)	106,315,410	255,847,630	170,519,615	238,354,226	(5,236,765)	(3,237,167)
Finance income	126,258,245	64,490,056	55,572,238	37,038,282	42,378,825	35,926,727	22,208,523
Finance expenses	(201,088,289)	(92,913,266)	(83,272,081)	(55,499,921)	(51,271,243)	(100,527,382)	(62,142,166)
Net finance expenses	(74,830,044)	(28,423,210)	(27,699,843)	(18,461,639)	(8,892,418)	(64,600,655)	(39,933,643)
Share of loss of investments in associates	(4,660,675)	(1,717,441)	—	—	—	—	—
Profit/(loss) before income tax	(98,317,791)	76,174,759	228,147,787	152,057,976	229,461,808	(69,837,420)	(43,170,810)
Income tax benefit	14,889,534	1,404,946	4,508,771	3,005,046	4,556,056	3,538,901	2,187,613
Current tax charge	(292,381)	(1,339,186)	(5,934,018)	(3,954,957)	(5,275,569)	(7,595,289)	(4,695,116)
Deferred tax benefit	15,181,915	2,744,132	10,442,789	6,960,003	9,831,625	11,134,190	6,882,729
Profit/(loss) from continuing operations	(83,428,257)	77,579,705	232,656,558	155,063,022	234,017,864	(66,298,519)	(40,983,197)
Discontinued operations
Profit/(loss) from discontinued operations (net of income tax)	(1,325,724)	—	—	—	—	—	—
Profit/(loss) for the period	(84,753,981)	77,579,705	232,656,558	155,063,022	234,017,864	(66,298,519)	(40,983,197)

Other comprehensive income
Net change in fair value of available-for-sale financial assets	(4,264,210)	2,995,128	467,496	311,581	476,308	(360,015)	(222,547)
Change in revaluation of property, plant and equipment, net	(20,510,578)	—	—	—	—	—	—
Income tax relating to components of other comprehensive income	852,842	(599,026)	(93,499)	(62,316)	(95,262)]	72,003	44,509
Currency translation differences	14,559,276	983,571	4,059,178	2,705,397	(18,413,111)	72,785,255	44,993,049
Other comprehensive income for the period,net of income tax	(9,362,670)	3,379,673	4,433,175	2,954,662	(18,032,065)	72,497,243	44,815,011
Total comprehensive income for the period	(94,116,651)	80,959,378	237,089,733	158,017,684	215,985,799	6,198,724	3,831,814

	For the year ended				For the nine months ended
	31 December				30 September
	2008	2009	2010		2010	2011
	(TL)	(TL)	(TL)	(US$)(1)	(TL)	(TL)	(US$)(2)
Profit/(loss) attributable to:
Owners of the Company	(66,823,804)	79,125,939	209,459,743	139,602,601	236,724,178	(62,975,387)	(38,928,965)
Non-controlling interests	(17,930,177)	(1,546,234)	23,196,815	15,460,421	(2,706,314)	(3,323,132)	(2,054,233)
	(84,753,981)	77,579,705	232,656,558	155,063,022	234,017,864	(66,298,519)	(40,983,198)
Total comprehensive income attributable to:
Owners of the Company	(62,550,424)	80,684,346	214,054,752	142,665,124	220,109,830	(4,805,064)	(2,970,306)
Non-controlling interests	(31,566,227)	(267,596)	23,034,981	15,352,560	(4,124,031)	11,003,788	6,802,119
	(94,116,651)	80,416,750	237,089,733	158,017,684	215,985,799	6,198,724	3,831,813
Earnings/(loss) per share
Basic and diluted earnings/ (loss) per share	(0.3966)	0.3766	0.9393	0.6260	1.1181	(0.3464)	(0.2141)
Continuing operation

Basic and diluted earnings/ (loss) per share	(0.3127)	0.3766	0.9393	0.6260	1.1181	(0.3464)	(0.2141)

Notes:
(1)
Converted into U.S. dollars for convenience using an average exchange rate of TL 1.5004 per U.S. dollar, being the average of the daily official Turkish Lira to U.S. dollar exchange rates. The average rate was computed by using the Turkish Central Bank’s U.S. dollar bid rates on each business day during the year ended 31 December 2010.

(2)
Converted into U.S. dollars for convenience using an average exchange rate of TL 1.6177 per U.S. dollar, being the average of the daily official Turkish Lira to U.S. dollar exchange rates. The average rate was computed by using the Turkish Central Bank’s U.S. dollar bid rates on each business day during the nine months ended 30 September 2011.

RISK FACTORS

An investment in the Notes involves certain risks. Prior to making an investment decision, prospective investors should carefully read the entire Offering Memorandum. In addition to the other information in this Offering Memorandum, prospective investors should carefully consider, in light of their own financial circumstances and investment objectives, the following risks before making an investment in the Notes. If any of the following risks actually occurs, they may impact the ability of the Issuer to pay interest and principal on the Notes, and the market value of the Notes may be adversely affected. In addition, factors that are material for the purpose of assessing the market risks associated with the Notes are also described below. The Issuer believes the risks described below are the principal material risks affecting the Group. However, the risks described below are not the only risks that the Group faces. Additional risk factors not currently known or that are currently deemed immaterial may also have a material adverse effect on the Group’s business, financial conditions, results of operations and prospects.

Risks Relating to the Group

The Group’s investment strategy, including selective strategic divestments, acquisitions and investments, involves risks and uncertainties, and its success will depend on numerous factors, many of which are outside the Group’s control.

The Group expects to continue to pursue its strategy of maximising value through selective strategic divestments, acquisitions and investments primarily in business lines related to the Group’s existing operations, such as commercial ports, as well as in new business lines, such as renewable energy. Although the Group expects to derive certain benefits from any future divestments, acquisitions and investments, including, among other things, increases in revenues and profitability and the realisation of cost savings and operational efficiencies, there can be no assurance that the Group will be successful in deriving any or all anticipated benefits from such activities. The Group’s ability to continue to realise benefits from such activities is subject to a number of uncertainties outside the Group’s control, including, among other things:

●	the ability to identify and successfully compete for new investment opportunities, including to submit competitive tenders and comply with tender conditions;

●
the ability to effectively assess the value, strengths, weaknesses, contingent or other liabilities and potential profitability of new investment opportunities (see “—The due diligence process that the Group undertakes in connection with investments may not reveal all relevant information or risks”) and to negotiate favourable acquisition terms;

●
the availability of financing on commercially acceptable terms to fund new investment opportunities (see “—The Group’s indebtedness could have an adverse effect on the Group’s operations and financial condition, including on its ability to refinance existing debt or fund its capital expenditure requirements or acquisition strategy”);

●
the ability to obtain regulatory and other government approvals for acquisitions and divestments, including tenders (see “—Risks Relating to the Group’s Investments and Operations—Risks Relating to Infrastructure Investments—The Group’s operations are subject to significant governmental regulation, including the terms of the concession arrangements under which its ports operate”);

●
the ability to successfully defend against any legal challenges related to acquired assets and concessions, including challenges to the privatisation of public infrastructure and allegations of non- compliance with tender conditions (see “—Risks Relating to the Group’s Investments and Operations—Risks Relating to Infrastructure Investments—Risks relating to the Group’s cruise port operations—The privatisation of Ege Ports-Kuşadası and its zoning plan remain subject to ongoing legal challenges, and uncertainty in the legal system makes it impossible to predict how or when such challenges will be resolved”);

●
the continued successful cooperation with existing and new joint venture partners (see “—The Group is subject to risks relating to joint ventures, including its ability to exercise control over its subsidiaries, affiliates and other joint ventures”);

●	the ability to hire, train and retain key senior management and technical personnel (see “—The Group may have difficulty in hiring and retaining qualified personnel”);

●	the successful integration of newly acquired businesses or concessions with existing operations, including the realisation of anticipated synergies;

●
the continued development of financial, managerial and technical controls, systems and structures and successful implementation of such controls, systems and structures in newly acquired businesses or concessions;

●	the ability to successfully maintain, expand and develop relationships with customers, suppliers, contractors, lenders and other third parties;

●	successful management of operations outside of Turkey (see “—The Group’s expansion outside of Turkey may subject it to additional risks”);

●	the availability of credit and other financing generally to prospective purchasers of the Group’s assets; and

●
general market conditions both globally and in Turkey (see “—Risks Relating to Turkey—Negative economic developments in Turkey may have a material adverse effect on the Group’s business, financial condition and results of operations”).

To the extent the Group succeeds in pursuing acquisitions and investments, it may have to expend substantial amounts of cash or incur substantial amounts of debt and other expenses (such as transaction, interest and operating expenses) that it did not anticipate or budget for. For example, the Group could incur increased indebtedness, create significant commitments of management resources and assume liabilities and contingencies in connection with new investment opportunities which the Group did not anticipate and which may divert the Group’s resources from its existing business lines. In addition, acquired businesses may not achieve the levels of revenue, profit or productivity the Group anticipated or otherwise perform as expected, and the Group cannot guarantee that the integration of any future businesses will yield benefits to the Group that are sufficient to justify the expenses the Group incurred or will incur in acquiring and integrating such businesses. Strategic divestments are also subject to significant risks as well, including, among other things, diversion of management attention from other businesses, high transaction costs, inability to complete divestments on a timely basis or at all due to market conditions, regulatory or other factors, failure to obtain commercially acceptable pricing or retention of significant liabilities or contingencies in connection with a divestment. See “—The due diligence process that the Group undertakes in connection with investments may not reveal all relevant information or risks”.

Although management believes its investment strategy in general has been successful, there can be no assurance that the Group will continue to be successful in maximising returns. The Group’s inability to realise any or all anticipated benefits from divestments, acquisitions and investments could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group’s consolidated financial statements included in this Offering Memorandum do not include the historical financial results of businesses the Group has or is in the process of acquiring, and do include the historical financial results of businesses the Group has sold or may sell, and, therefore, the Group’s financial statements may not be indicative of the Group’s future financial performance.

The Group’s strategy includes maximising value through selective strategic divestments and acquisitions in accordance with the Group’s investment policies and criteria. As a result, the Group may from time to time dispose of assets included in the Group’s consolidated financial statements included in this Offering Memorandum and acquire other assets. As such, the Group’s consolidated financial statements included in this Offering Memorandum may not be indicative of the Group’s future financial performance.

The Group’s consolidated financial statements included in this Offering Memorandum include the historical financial results of businesses the Group has sold during the relevant financial period or may sell in the future. For example, the Group’s consolidated financial statements reflect the full or pro rata, as appropriate, annual financial performance of Yeşil Energy (as the Group sold its 100% interest in the operator of hydroelectric power plant projects in two transactions in June 2009 and June 2010). See “Business of the Issuer— Energy—Business Overview—Renewable energy”. The Group may from time to time divest of certain assets or cease to operate in sectors in which it is currently active.

In addition, the Group’s consolidated financial statements included in this Offering Memorandum do not fully reflect the historical financial results of businesses the Group recently acquired during the relevant financial period or may acquire in the future. For example, the Group’s consolidated financial statements do not reflect the full annual financial performance of Antalya Port (as the Group’s 77.89%-owned subsidiary GPH increased its interest in the joint venture which owns the operating rights for Antalya Port from 39.80% to 99.80% in July 2010) and Energaz (as the Group’s 49.99%-owned subsidiary EIH increased its interest in the natural gas distributor Energaz from 52.47% to 99.00% in August 2011). See “Business of the Issuer— Port Infrastructure—Antalya Port—Acquisition of the port” and “Business of the Issuer—Energy—Overview of energy investments—Natural gas distribution and wholesale trading”. Moreover, the Group’s consolidated financial statements included in this Offering Memorandum do not reflect the historical financial results of businesses the Group is in the process of acquiring, such as the Port of Durrës where, to date, GPH has only acquired a 1% interest in the joint venture which owns the operating rights for the Port of Durrës and has not exercised its call option to purchase up to 100% of the joint venture. See “Business of the Issuer—Port Infrastructure—Port of Durrës—Ownership structure and management”. Furthermore, historical financial, operational and other information included in this Offering Memorandum (see, e.g., “Business of the Issuer—Port Infrastructure—Port of Durrës”) relating to businesses the Group has recently acquired or is in the process of acquiring is limited to publicly available information and in some cases the financial statements for these businesses have not been published by the relevant government entities for the periods under review. See “Responsibility Statement”. As a result of the foregoing, the Group’s historical consolidated financial statements may not be indicative of the Group’s future business, financial condition, results of operations and future prospects.

The Group is subject to risks relating to joint ventures, including its ability to exercise control over its subsidiaries, affiliates and other joint ventures.

The Group expects to continue to conduct a portion of its operations through partially-owned subsidiaries and other jointly controlled affiliates and ventures where the Group may or may not retain an effective majority interest in such entities. In addition, the Group may from time to time dispose of all or a portion of its interests in portfolio companies, reducing its effective holdings in such entities from a majority position to a minority position. As such, the Group’s ability to exercise control over some of its subsidiaries, affiliates and other joint ventures is or may become dependent on the co-operation of third parties who are not under the Group’s control.

Co-operation between the Group and its joint venture partners or other shareholders is critical for the smooth operation and financial success of the projects in which the Group invests. However, joint venture partners or other shareholders may have economic, business or other interests or goals that are inconsistent with those of the Group and may be willing to act in a manner that does not serve the Group’s or the project’s interests. In addition, as part of its strategic partnerships, the Group may be subject to certain liabilities and indemnities arising from a breach of the relevant joint venture agreement for failure to meet specified targets or objectives. For example, under the share purchase agreement between the Group and a subsidiary of VEI Capital, the Group has agreed to indemnify the VEI Capital subsidiary (which holds a minority 22.114% stake in GPH) or GPH to the extent operations at Kuşadası Cruise Port cease due to nationalisation and, as a result, GPH is required to divest its interest in the port or certain other events occur, subject to certain conditions precedent to indemnification. Such partners or shareholders may also be unable or unwilling to fulfil their obligations under the relevant joint venture agreements or other arrangements. If the Group is unable to control the decision-making process of the entities in which it invests, then business, financial, legal or managerial decisions may be made by other stakeholders although the Group does not support or agree with such decisions. In addition, the Group may be involved in deadlocks, disputes, litigation or other disagreements with joint venture partners and other shareholders which may have a material adverse effect on the stakeholders’ ability to manage the project effectively. Moreover, there is uncertainty under Turkish law as to whether shareholder buy-out provisions, which are typically included in the shareholder agreements entered into by affiliates of the Group, are enforceable, potentially limiting the Group’s ability to buy-out any stakeholders in the event of a disagreement. If any of these risks materialise, it could impair the successful management and development of projects in which the Group invests, which could, in turn, have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

In addition, although the Group seeks to continue to align itself with prominent local and international partners that have expertise in relevant industries (including RCCL, HPH, the STFA Group and VEI Capital), there can be no assurance that the Group will be able to maintain its current relationships or establish new relationships with strategic partners in the future. As Group management believes that strategic partnerships significantly enhance the Group’s credibility and minimise project related risks, any failure to maintain or establish such relationships in the future could impair the Group’s ability to develop its existing business lines or make new investments, which could, in turn, have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group’s strategy includes the diversification of its operations and investments into new business lines, which is subject to risks and uncertainties.

As part of its strategy, the Group may seek to diversify the business lines in which it operates and invests, and the Group may expand into new business lines in which it has not traditionally been active and in which management may have relatively limited experience. For example, although the Group has significant experience in hydro-electric power plant projects and other renewable energy projects, it has comparatively limited experience in solar power generation projects, which is an area the Group may expand into in the future. See “Business of the Issuer—Energy—Business Overview—Renewable energy”. The Group also has limited experience in thermal power plant construction and operation. Although the Group believes that its existing businesses and investments can be grown efficiently, and that its current managerial, administrative, technical and financial resources, as well as its relationships with its joint venture partners, are capable of supporting the expansion of its businesses and investments, there can be no assurance that the Group’s existing resources will be sufficient for this purpose. In addition, when the Group previously expanded into new business lines, management would seek to hire experienced personnel and establish partnerships with experienced industry participants. However, there can be no assurance that the Group will be able to acquire the necessary additional resources or personnel, or enter into strategic partnerships, on commercially acceptable terms. Any failure by the Group to acquire, maintain and deploy adequate management, administrative, technical and financial resources to support its proposed expansion could undermine the Group’s business strategy, which could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Notwithstanding anything in this risk factor, this risk factor should not be taken as implying that either the Issuer or the Group will be unable to comply with its obligations as a company with securities admitted to the Official List.

The due diligence process that the Group undertakes in connection with investments may not reveal all relevant information or risks.

Before making investments, the Group conducts financial, business, legal and other due diligence to the extent it deems reasonable and appropriate based on the applicable facts and circumstances. The objective of the due diligence process is to identify attractive investment opportunities and to prepare a framework that may be used to drive operational performance and value creation. When conducting due diligence, which typically involves external legal counsel and other external advisors and consultants, the Group evaluates a number of important business, financial, tax, accounting, environmental and legal issues to determine whether or not to proceed with an investment. Although management believes its due diligence procedures are adequate, there can be no assurance that the due diligence process will reveal all relevant information, including risks and contingencies. For example, when conducting due diligence and assessing an investment, the Group may be required to rely on resources available to it, including information provided by the target of the investment and, in some circumstances, the results of third-party due diligence. Although the Group endeavours to obtain relevant information from reliable sources, particularly with respect to the privatisation of government-owned assets or newly established companies and ventures, the acquisition of which may be intensely competitive and conducted within a limited timeframe, there is a risk that available information may be limited or unreliable, including in some cases the availability of financial statements. Accordingly, although management has not identified any significant material deficiencies or potential legal challenges in its due diligence procedures, the Group can offer no assurance that the due diligence investigation it has carried out or will carry out with respect to any investment opportunity has revealed or will reveal or highlight all relevant information that may have been or will be necessary or helpful in evaluating such investment opportunity. Any failure by the Group to identify relevant information through the due diligence process may cause it to make inappropriate investment decisions, which could, in turn, have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group’s strategy includes selective value-creating investments in potentially undervalued assets where capital expenditures are generally planned to significantly increase asset value post-acquisition, which is subject to risks and uncertainties.

The Group’s strategy in general, and in the Ports Infrastructure business in particular, includes selective value-creating investments in assets that are potentially undervalued subject to the Group making significant infrastructure enhancements and other capital expenditures to enhance existing operations and increase asset value post-acquisition. See “Business of the Issuer—Strategy—Undertake selective, value-creating acquisitions to complement the Group’s core business”. For example, GYH may from time to time invest in port operations that management believes are undervalued due to lack of modernisation, where management believes certain infrastructure investments could streamline existing operations, improve operational efficiencies and, as such, enhance the port’s profitability post-acquisition. The Group can offer no assurance that its assessment of the actual and potential value of any investment opportunity, including whether and to what extent enhancements will optimise value or the cost and duration of such capital expenditures, is accurate or will continue to be accurate as market conditions evolve. Also see “—The Group’s indebtedness could have an adverse effect on the Group’s operations and financial condition, including on its ability to refinance existing debt or fund its capital expenditure requirements or acquisition strategy”. Any failure by the Group to accurately assess the actual and potential value of any investment opportunity, the cost and duration of related capital expenditures, or the projected returns attributable to such capital expenditures, may cause the Group to make inappropriate investment and capital expenditure decisions, which could, in turn, have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group’s expansion outside of Turkey may subject it to additional risks.

The Group is currently seeking to expand its operations outside of Turkey with its tender for the Port of Durrës in Albania. There are substantial risks associated with international expansion and investments in countries with emerging economies, such as Albania, many of which are beyond the Group’s control. These include the complexities of complying with the legislative and regulatory requirements, and structuring decisions and local legal compliance may be more difficult due to conflicting laws and regulations.

In addition, emerging markets may also pose heightened risks of expropriation of assets, increased taxation and a unilateral modification of concessions and contracts. Exploration, development and production activities in these countries are potentially subject to political and economic risks, including:

●	cancellation or renegotiation of contracts;

●	royalty and tax increases or claims by governmental entities, including retroactive claims;

●	expropriation or nationalisation of property;

●	currency fluctuations and foreign exchange controls; and

●	import and export regulations.

The Group’s exposure to these risks will increase to the extent that it increases its investments outside of Turkey in the future. Furthermore, as a result of anticipated investments outside of Turkey, the Group could be subject to the jurisdiction of foreign courts in disputes relating to foreign ports, which could result in unpredictable or adverse outcomes. If any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group’s indebtedness could have an adverse effect on the Group’s operations and financial condition, including on its ability to refinance existing debt or fund its capital expenditure requirements or acquisition strategy.

Historically, the Group’s subsidiaries have used acquisition financing to fund the Group’s investments, and the Group expects to continue to finance investments through borrowings at the subsidiary level (as well as through the cash flows of its subsidiaries). The Notes are structurally subordinated to the liabilities of the Group and its subsidiaries, therefore the ability of Noteholders to participate in any distribution of assets of the Group or its subsidiaries will be subject to the prior claims of creditors of the Group and its subsidiaries. As at 30 September 2011, the Group’s cumulative borrowings were TL 444.7 million, comprised of TL 172.0 million, or 39%, held by GYH, TL 164.0 million, or 37%, held by GPH and related port infrastructure companies, TL 59.3 million, or 13%, held by EIH and related energy companies, and TL 49.4 million, or 11%, held by Pera REIT (with no debt held by Global Securities, Global Asset Management or any related financial services company).

Many of the Group’s operating subsidiaries are leveraged, and substantially all of the cash accounts, receivables, and shares of the Group’s operating subsidiaries with indebtedness are pledged pursuant to the terms of the relevant acquisition financing. Some of the lenders under such financings have the right to sell or assign any pledged shares or assets to third parties in the event of a default by a Group company. If such lenders exercise their right to sell or assign the pledged shares or assets, the Group’s ownership interest in the relevant Group company may be reduced or terminated and the Group’s control over and cash flows derived from such Group company may be significantly reduced.

In addition, Group companies that are not currently leveraged may increase their leverage in the future, and the cost of such additional borrowings is dependent on a number of economic factors outside the Group’s control. The Group cannot provide any assurances that it will be able to arrange any such borrowings on commercially reasonable terms, if at all, or that any such financing would not materially dilute the Group’s ownership interest in any Group company.

Furthermore, although all of the Group companies’ existing and anticipated indebtedness is or will be on a non-recourse basis to the Issuer, increased debt levels and related obligations may adversely affect the Group companies obligated under such debt, which may, in turn, have an adverse effect on the Group’s consolidated results of operations and financial condition. For example, a Group company may be required to dedicate a significant portion of its cash flows to the payment of principal and interest on debt, which may limit the company’s ability to respond to changing industry conditions or require the company to obtain additional capital in order to take advantage of growth opportunities, and which may limit the company’s ability to obtain additional financing or increase the cost of obtaining such financing, including for capital expenditures, working capital or general corporate purposes, or otherwise materially dilute the Group’s ownership interest in any Group company.

Moreover, members of the Group have incurred indebtedness with floating interest rates and may increase such indebtedness in the future. As at 30 September 2011, the Group paid a floating rate of interest on TL 177.5 million of its borrowings on a consolidated basis. Although the Group has entered into interest rate hedging transactions with respect to a portion of its floating rate debt and a majority of these exposures are managed by interest rate swaps, the Group is exposed to risks associated with movements in prevailing interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.” An increase in interest rates could make it more difficult or expensive for Group companies to obtain debt financing and could have a negative impact on the Group’s returns to the extent that the effects of any such increase are not adequately hedged.

Alternatively, as a result of the Group’s level of indebtedness or terms or availability of credit financing, the Group may seek to raise additional funds by issuing equity or equity-linked securities. It cannot ensure that it will be able to obtain any additional equity financing on terms that are acceptable to it, or at all. In particular, as the Group currently directly or indirectly holds a significant portion of its capital in treasury shares (which has increased to TL 51.5 million as of 30 September 2011 from TL 1.8 million as of 31 December 2010, representing approximately 19.21% of its outstanding shares as of 30 September 2011) and as the Group’s shares may be trading at a discount to net asset value, any future capital raising may be challenging.

If any of these risks materialise, it could impair the Group’s ability to successfully implement its strategies, which could, in turn, have a material adverse effect on its business, financial condition, results of operations and future prospects.

Notwithstanding anything in this risk factor, this risk factor should not be taken as implying that either the Issuer or the Group will be unable to comply with its obligations as a company with securities admitted to the Official List.

The Group is subject to significant legal proceedings and may in the future be subject to additional legal proceedings and claims in respect of substantial amounts and key assets of the Group, and uncertainty in the legal system makes it difficult to predict how or when such proceedings will be resolved.

The Group is subject to a number of legal proceedings related to the acquisition or operation of a number of the Group’s assets (including the Kuşadası Cruise Port and the privatisation of BaşkentGaz) and may be subject to additional legal proceedings and claims. See “Business of the Issuer—Legal Proceedings” for further details of these proceedings and the Issuer’s assessment of the potential impact of these proceedings on the Group. Uncertainty regarding the merits of such claims and resolution in the Turkish legal system makes it impossible to predict how or when such proceedings will be resolved or the implications of these for the Group. These proceedings, even if not meritorious, could result in the expenditure of significant financial and managerial resources, or the actual costs of such proceedings may be greater than the Group’s reserves. In addition, as a result of the difficulty of assessing the outcome of a number of such proceedings, the Group has not taken any provision or reserve in respect of such litigation and the Group’s auditors have included an emphasis of matter paragraph in the Group’s 30 September 2011 review report and in previous audit reports in respect thereto. See “Presentation of Financial and Other Information”. Although the Group believes its reserves for legal proceedings are adequate, there can be no assurance as to the outcome of these proceedings, and if the proceedings are ultimately successful or the Group’s reserves are insufficient to account for the actual costs of such proceedings, it could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Notwithstanding anything in this risk factor, this risk factor should not be taken as implying that either the Issuer or the Group will be unable to comply with its obligations as a company with securities admitted to the Official List.

The Issuer is a holding company and its ability to pay dividends and meet its costs depends on the receipt of funds from its subsidiaries.

The Issuer is a holding company and operates entirely through its subsidiaries and affiliates. As a result, the Group’s financial condition depends almost entirely on the financial condition of the Issuer’s subsidiaries and affiliates. The Issuer is dependent upon dividends and other payments, including by way of loans, from the Issuer’s subsidiaries and affiliates to generate the funds necessary to meet its financial obligations, including the payment of dividends, if any, on its shares and the payment of principal and interest on any of its borrowings. See “Management”s Discussion and Analysis—Liquidity and Capital Resources—Borrowings” for a full description of the Group’s indebtedness. The Issuer’s subsidiaries may be subject to restrictions on their ability to make such payments to the Issuer as a result of regulatory, fiscal and other restrictions. Therefore, there can be no assurance that the Issuer will be able to pay dividends or to service its borrowings or meet any other costs it may incur, or receive sufficient funds from its subsidiaries to meet its financial obligations. If any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Control of the Group by the principal shareholder may result in conflicts of interest or actions adverse to those of the holders of the Notes.

As at 30 September 2011, Mehmet Kutman directly and indirectly owned 25.05% of the outstanding shares of GYH, and Erol Göker directly owned 0.218% of the outstanding shares of GYH. See “Ownership— Principal Shareholders”. Mr. Kutman is not obligated to maintain his ownership interest in GYH and such interest may change at any time.

As a result of the preferential rights that attach the class of shares held by Mr. Kutman, Mr. Kutman is able to control the Group and to determine the disposition of most matters submitted to a vote of GYH’s shareholders. Such control, as well as the fact that Mr. Kutman serves as Executive Chairman of the Board and Chief Executive Officer of GYH and Mr. Göker serves as Executive Vice Chairman of the Board of GYH and Managing Director of the Finance segment (see “Management—The Board and Senior Management”), may discourage certain types of transactions, including those involving an actual or potential change of control of GYH. In Turkey, the rights of minority shareholders and the fiduciary duties of directors and majority shareholders may differ from those in other countries, such as the United States and the United Kingdom.

The strategy of the Group has been, and is likely to continue to be, determined in accordance with the overall interests of Mr. Kutman, and therefore may be developed in the context of the aims of Mr. Kutman, which may not be aligned with those of the Noteholders.

GYH and other companies of the Group hold interests in, and enter into transactions with one another and various other affiliated companies. Although management believes these transactions are on commercially reasonable terms and GYH has implemented a number of corporate governance reforms (see “Management—Corporate Governance”), there can by no assurance that their interests will be at all times aligned with the interests of the holders of the Notes.

Future events may be different than those reflected in the management assumptions and estimates used in the preparation of the Group’s financial statements, which may cause unexpected reductions in profitability or losses in the future.

Pursuant to IFRS rules and interpretations as presently in effect, the Group is required to use certain estimates in preparing its financial statements, including accounting estimates to determine the fair value of certain assets and liabilities, among other items. Should the estimates used for determining those items prove to be inaccurate, particularly because of significant and unexpected market movements, or if the methods by which such values were determined are revised in future IFRS rules or interpretations, the Group may experience unexpected reductions in profitability or losses, which could, in turn, have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Hedging activities expose the Group to the risk of loss.

The Group engages in hedging activities, including but not limited to swaps and derivatives, in an effort to mitigate the Group’s exposure to changes in commodity prices, currency exchange and interest rates. These transactions may expose the Group to risk if the markets move against the Group’s hedged positions, as well as the risk of default by the counterparty. There can be no assurance that the Group will be adequately protected by hedging arrangements from future changes in commodity prices, currency exchange rates or interest rates. If any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group’s insurance policies may not cover, or fully cover, certain types of losses.

The Group companies generally maintain insurance policies covering their assets and employees in line with general business practices in Turkey, with policy specifications and insured limits, which management believes are adequate. See “Business of the Issuer—Insurance.” Risks insured against generally include fire, lightning, flooding, theft, vandalism, business interruption and public liability. The Group also maintains earthquake and terrorism insurance, as well as business interruption insurance, for its ports. There can be no assurance that all types of potential losses would be insured or that policy limits would be adequate to cover them. See also “—Risks Relating to the Group’s Investments and Operations—Risks Relating to Infrastructure Investments—The Group could be affected by any of the risks inherent in port operation and losses resulting from these risks may not be fully covered by insurance.” Any uninsured loss or a loss in excess of insured limits could adversely affect the Group’s existing operations, which could, in turn, have a material adverse effect on its business, financial condition, results of operations and future prospects.

The Group’s activities are subject to a number of environmental regulations.

Both the level of environmental regulation and its enforcement have become more stringent in Turkey. For example, current environmental laws and regulations in Turkey require certain businesses to obtain comprehensive environmental impact assessments as a condition precedent to obtaining other regulatory approvals, licences and permits, as well as to comply with ongoing requirements to reduce the environmental impact of certain operations and activities. Under current Turkish environmental laws and regulations, regulatory authorities may suspend or terminate non-compliant operations, levy monetary penalties and require non-compliant entities to bear the cost of related remediation programmes. For example, under Turkish environmental and criminal laws, non-compliant operations may be subject to private action and liable for damages arising from their activities, as well as subject to criminal penalties (such as imprisonment and monetary fines) for deliberately providing regulatory authorities with false or misleading information regarding regulated activities or otherwise failing to comply with certain regulations. In addition, a property owner may be held liable for the cost of the removal or remediation of hazardous or toxic wastes discovered on their property, the cost of which could be substantial, where generally such liability attaches regardless of whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substance.

Environmental laws, as they may be amended over time, can impose restrictions on the manner of use of properties, and compliance with these restrictions may require substantial expenditures. Environmental laws and regulations impose sanctions for non-compliance and may be enforced by governmental agencies. Third parties also may seek recovery from Group companies for personal injury or property damage associated with exposure to the release of hazardous substances. The cost of defending against claims of liability, complying with environmental legal regulatory requirements, remediation of contaminated property, or compensating personal injury claims could have a material adverse effect on the Group’s business, financial condition, operating results and future prospects. Furthermore, the presence of such substances, or the failure to remediate damage caused by such substances, may also adversely affect the Group’s ability to operate or sell its businesses or real estate projects.

The Group has not experienced in the past and is not currently aware of any material environmental noncompliance, liability or claim relating to any of the Group’s activities or properties. However, any finding of non-compliance with environmental laws and regulations, or any change in Turkish environmental laws and regulations that impose more stringent requirements with respect to any of the Group’s activities, could cause it to incur additional expenses, which may have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group may have difficulty in hiring and retaining qualified personnel.

The Group’s ability to successfully implement its strategy depends upon its ability to recruit and maintain suitably qualified and capable employees, particularly for new business lines in which the Group may have comparatively limited experience. Even though its human resources policy is aimed at achieving these goals, it is not possible to guarantee that constraints in this area will not arise in the future. An inability to attract and retain qualified and capable employees for each position may limit or delay the execution of the Group’s strategy, and could have a material adverse effect on its business, financial condition, results of operations and future prospects.

Labour disputes could affect the Group’s operations.

The Group depends upon the productivity of its labour forces. Although the Group has not experienced any labour disputes or work stoppages, there can be no assurance that there will not be any labour-related disputes in the future. Among the Group’s existing businesses, Antalya Port has the only unionised workforce, although Ortadoğu Antalya, the Group company that operates Antalya Port, is currently party to a collective bargaining agreement with a union representing equipment handlers, marine personnel and other port employees, which will expire on 31 December 2011. Businesses which are connected with privatised assets may be particularly vulnerable to labour disputes. In addition, in the normal course, the Group’s businesses may seek to reduce their existing workforces, particularly with respect to recently privatised businesses following completion of their acquisition by the Group. Although the Group intends to carry out any such exercise in consultation with any relevant trade unions, there can be no guarantee that labour reductions will not give rise to a labour-related dispute in the future. Any labour dispute could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group’s operations, including its port infrastructure and energy business lines, may be vulnerable to natural disasters, security risks and other events that may disrupt business or adversely affect the Turkish economy, and could affect the Group.

The Group’s assets, such as its port operations and energy plants, could be damaged by earthquakes, floods, fires, acts of terrorism, and other natural or man-made disasters. For example, Turkey is a seismically active area with two major fault zones in northern and eastern Anatolia. Seismic activity in eastern Turkey (most recently in the eastern province of Van in October 2011) and flash floods affecting the Marmara region of Turkey (most recently in September 2009) could disrupt the Group’s operations as the Group operates natural gas distribution and invests in real estate development projects in these regions. Moreover, political and social unrest and acts of terrorism have taken place in neighbouring countries, such as Iraq and Syria, as well as in regions within Turkey which border such countries, including the Hakkâri province where the Group is developing a thermal power plant, a hydro-electric power plant, and real estate development projects. Any such disasters or events could have a material adverse impact on the Turkish economy in general and on the Group’s operations in particular in a number of ways, as discussed in “—Risks Relating to Infrastructure Investments—The Group could be affected by any of the risks inherent in port operation and losses resulting from these risks may not be fully covered by insurance”, “—Risks Relating to Infrastructure Investments— Risks relating to the Group’s commercial port operations—Demand for commercial port-related services is dependent on foreign trade volume, cargo trade volumes, commodity prices and other factors beyond the Group’s control”, “—Risks Relating to Infrastructure Investments—Risks relating to the Group’s cruise port operations—Demand for cruise port-related services is subject to changes in economic conditions, as well as trends in the cruise industry and other factors beyond the Group’s control”, and “—Risks Relating to Energy Investments—Risks relating to the Group’s natural gas distribution and wholesale trading operations—The Group could be unable to source natural gas for its operations”.

Although the Group seeks to take precautions against such disasters, maintain disaster recovery strategies and purchase levels of insurance coverage that it regards as commercially appropriate should any damage occur and be substantial, the Group could incur losses and damages not recoverable under insurance policies in force, which could have an adverse effect on its business, financial condition, prospects or results of operations. See “—The Group’s insurance policies may not cover, or fully cover, certain types of losses”. The Group may also face civil liabilities or fines in the ordinary course of its business as a result of damages to third parties caused by natural and man-made disasters. These liabilities may result in the Group being required to make indemnification payments in accordance with applicable laws that may not be fully covered by its insurance policies. If any of these materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Difficult macroeconomic and financial market conditions have affected and could continue to materially adversely affect the Group’s business, financial condition, results of operations and prospects.

Starting in the second half of 2007 and through 2009, disruptions in global capital and credit markets, coupled with the re-pricing of credit risk, have created difficult conditions in financial markets. These conditions resulted in historically high levels of volatility across many markets (including capital markets), volatile commodity prices, decreased or no liquidity, widening of credit spreads, lack of price transparency in certain markets and the failure of a number of financial institutions in the United States and Europe.

In response to the global financial crisis, the government of the United States, a number of European governments and international monetary organisations have taken steps intended to help stabilise the financial system and increase the flow of credit in the global economy. There can be no assurance as to the actual impact that these measures and related actions will have on the financial markets and consumer and corporate confidence generally and on the Group specifically, including the levels of volatility and limited credit availability in wholesale markets that have recently characterised the financial markets. The failure of these measures and related actions to help stabilise the financial markets and a continuation or worsening of current financial market conditions could lead to further decreases in investor and consumer confidence, further market volatility and decline, further economic disruption and, as a result, could have an adverse effect on the Group’s business, financial condition, results of operations and prospects.

For a discussion of the impact of the global financial crisis on Turkey, see “—Risks Relating to Turkey— Negative economic developments in Turkey may have a material adverse effect on the Group’s business, financial condition and results of operations”.

Although the level of market disruption and volatility caused by the global financial crisis abated by 2009, global markets and economic conditions have since 2010 and continue to be negatively impacted by market perceptions regarding the ability of certain EU member states to service their sovereign debt obligations, including in Greece, Spain, Ireland, Italy and Portugal. The continued uncertainty over the outcome of the EU governments’ financial support programmes and the possibility that other EU member states may experience similar financial troubles has and may continue to further disrupt global markets. In particular, it has and could in the future disrupt equity markets and result in volatile bond yields on the sovereign debt of EU members.

These conditions have also been exacerbated by market perceptions regarding the level of sovereign debt in the United States. On 5 August 2011, Standard & Poor’s Financial Services LLC, lowered the long-term sovereign credit rating of U.S. Government debt obligations from AAA to AA+. On 8 August 2011, Standard & Poor’s Financial Services LLC also downgraded the long-term credit ratings of U.S. government- sponsored enterprises. These actions initially had an adverse effect on financial markets and although the longer-term impact on global financial and credit markets and participants therein are difficult to predict and may not be immediately apparent, such impact might be material and adverse. This downgrade could have material adverse impacts on financial markets and economic conditions throughout the world and, in particular, could disrupt payment systems, money markets, long-term or short-term fixed income markets, foreign exchange markets, commodities markets and equity markets and adversely affect the cost and availability of funding. Certain impacts, such as increased spreads in money market and other short term rates, have already been experienced as a result of market expectations regarding the downgrade. In turn, the market’s anticipation of these impacts could have a material adverse effect on the Group’s business, financial condition results of operations and prospects.

Any continued worsening of the global or Turkish economies, or continued uncertainty, volatility or disruption of the financial markets, could negatively impact the Group’s growth plans and have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Risks Relating to the Group’s Investments and Operations

Described below are certain risks associated with investments in various industry sectors in which the Group currently has investments. The inclusion of a particular industry sector in the section that follows does not mean that the Group will invest in such industry sector going forward, and the omission of a particular industry sector from this section does not mean that the Group will not invest in such industry sector. The information below is not intended to be exhaustive of the risks associated with investments in any of the industry sectors considered.

Risks Relating to Infrastructure Investments

The Group’s operations are subject to significant governmental regulation, including the terms of the concession arrangements under which its ports operate.

In conducting its port operations, the Group must comply with a number of local, national and international laws, regulations and standards. In addition, the Group conducts its operations under long-term operating concessions with the State entity that owns each of its ports. The Group must also obtain, maintain and renew various permits and licences, including an operation licence for each port. See “Business of the Issuer—Port Infrastructure—Regulation of Turkish ports”.

The Group’s concession agreements are granted for a fixed term and do not grant the Group a right to extend the terms of such agreements. The Group’s current concession agreements have remaining terms of 16 years on average, and will not begin to expire before 2021. To maintain its rights to operate a port on expiration of a concession agreement, the Group would need to successfully participate in a new tender. There can be no assurance that the Group’s concession agreements will be renewed or that the Group will be able to win any such new tender.

Concession agreements can impose obligations and restrictions on the private port operator, including investment obligations, which can be substantial, and maximum tariffs for an initial period of time. The Group’s existing concession agreements do not contain investment obligations and its tariff limitation periods have expired. However, the Group may in the future enter into concession agreements with such obligations or restrictions.

In addition, concession agreements, licences and permits may generally be terminated, or penalties may be assessed, if the port operators do not comply with their terms. There can be no assurance that the Group will remain in compliance with all of the terms of its concession arrangements, or that it will be in compliance with all other regulatory and licensing requirements, particularly as it may be subject to inconsistent local, national and international regulatory requirements. Even if the Group is in compliance, these concessions, licences and permits can be terminated prior to their expiration under certain exceptional circumstances, including in the event of a national emergency. Regulatory non-compliance, including defaults under any TOORA, could also lead to substantial criminal, administrative or civil penalties and other adverse effects, including:

●	increased regulatory scrutiny;

●	default under financing agreements;

●	judgements for damages, which may not be covered by insurance or in excess of insurance cover;

●	termination of, or increased premiums on, insurance policies;

●	difficulty in recruiting and retaining personnel, particularly where any non-compliance relates to matters affecting its employees;

●	suspension of operations until the Group obtains the required certifications, permits or licences or otherwise brings its operations into compliance with relevant regulatory requirements; and

●	the representatives, directors or managers of the relevant Group company being subject to a fine or imprisonment.

Any of the foregoing could have a material adverse effect on the Group’s business, financial condition, results of operations or future prospects.

The Group’s operations are affected by political and administrative decisions of a number of local authorities. These decisions relate to zoning plans, operating authorisations, security, customs and environmental issues and other areas of governmental concern. Although Group management believes that the Group has historically maintained good relations with the relevant authorities, there can be no assurance that it will continue to be successful in maintaining good relations in the future. Failure to do so could subject the Group to delays and additional difficulties in obtaining required approvals and authorisations. In addition, the Group’s governmental authorisations may face legal challenges. For example, the zoning plans related to the Group’s investments in the Kuşadası Cruise Port, Denizli Sümerpark mixed-use development, and Van mixed-use development have faced legal challenges. See “Business of the Issuer—Legal Proceedings— Challenges related to the Kuşadası Cruise Port zoning plan”, “Business of the Issuer—Legal Proceedings— Challenge to the Denizli Sümerpark zoning plan”, and “Business of the Issuer—Legal Proceedings— Challenges to the Van zoning plan and tender”. Any such difficulties or delays could hinder the Group’s operations or strategy and adversely affect its business, financial condition, results of operations or prospects.

Changes to existing regulations or the introduction of new regulations or licensing requirements could adversely affect the Group’s business by reducing its revenue, increasing its operating costs, or both, and it may be unable to mitigate the impact of such changes. If any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group could be affected by any of the risks inherent in port operation and losses resulting from these risks may not be fully covered by insurance.

Port operations carry inherent risks, particularly with respect to cargo handling. These can include the possibility of:

●	marine accidents, including collisions of ships with piers or the grounding of ships;

●
damage resulting from adverse weather conditions or natural disasters, such as earthquakes, flash floods and tremors and other incidents (including machinery and equipment failures or the improper operation thereof); and

●
business interruptions caused by mechanical failure, human error, war, terrorist attacks, political action in various countries, labour strikes and adverse weather conditions, which are not covered by insurance.

See “—Risks Relating to the Group—The Group’s operations, including its port infrastructure and energy business lines, may be vulnerable to natural disasters, security risks and other events that may disrupt business or adversely affect the Turkish economy, and could affect the Group”.

In addition, the Group management believe that port security is critical to address the risk of theft and other crimes or acts of terrorism and is one of the primary concerns of cruise and commercial shipping lines in selecting a port. The Group seeks to comply with the International Ship and Port Facility Security (“ISPS”) Code, which provides a framework for ports to evaluate risks. Although the Group believes that it maintains standards for security at its terminals that satisfy generally accepted industry standards, no security system can offer the passenger and cargo ships calling at the Group’s ports absolute protection. In practice, if a vessel possesses an ISPS Code certificate showing proper monitoring and inspection by the prior ports visited, a port is only required to undertake limited inspections of the vessel upon its landing. As a result, the Group necessarily relies, to some extent, on security procedures carried out by other ports, which may have less stringent security controls than the Group’s. Security breaches, crime or terrorism could result in increased operating costs and loss of goodwill for the Group as well as the possibility of litigation and, ultimately, civil liability and the temporary closure of a port.

The Group carries insurance as required by Turkish law and the terms of its project finance arrangements. However, it can offer no assurance that its insurance will be adequate to cover all losses or liabilities that may arise from the Group’s operations. In particular, insurance may prove inadequate when the loss suffered is not easily quantifiable or results in essentially uninsurable damage to the Group’s reputation. In addition, it is possible that, in the future, it may be unable to maintain the types or levels of insurance it deems necessary or advisable, and it may be unable to obtain insurance at premiums that it considers reasonable. To the extent that the losses the Group incurs as a result of any of the above risks are not covered, or not adequately covered, by its insurance, such losses could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Risks relating to the Group’s commercial port operations

Demand for commercial port-related services is dependent on foreign trade volume, cargo trade volumes, commodity prices and other factors beyond the Group’s control.

The Group’s commercial port, Antalya Port, is primarily used for the export of commodity products produced in the regions in which the port is located. This includes the export of marble to global markets, chromium to Northern Europe and cement to Europe, North Africa and the Middle East. Accordingly, the demand for the Group’s commercial port-related services depends on foreign trade volumes, cargo trade volumes and commodity prices. Such demand may be sensitive to changes in general economic conditions, both globally and in important export markets of the Group’s customers. As a result, if economic conditions deteriorate, the demand for commodities may decrease, thus driving down export volume and, consequently, the shipment volumes of such commodities. See “—Risks Relating to the Group—Difficult macroeconomic and financial market conditions have affected and could continue to materially adversely affect the Group’s business, financial condition, results of operations and prospects”.

Other factors which could affect commercial port service revenue include changes in transportation patterns, weather patterns, armed conflicts, embargoes and strikes, as well as competition from other ports or means of transporting cargo. See “—Risks Relating to the Group—The Group’s operations, including its port infrastructure and energy business lines, may be vulnerable to natural disasters, security risks and other events that may disrupt business or adversely affect the Turkish economy, and could affect the Group”. Significant decreases in demand, or anticipated demand, for the Group’s commercial port services could have a material adverse effect on its business, financial condition, results of operations and future prospects.

The Group’s commercial port may face increased competition or limited expansion opportunities in the future.

Group management believes the coastline west and northwest of Antalya Port is significantly developed and primarily devoted to leisure and tourism operations and, therefore, is unsuitable for the significant expansion of existing cruise and/or commercial ports or the establishment of new cruise and/or commercial ports. Antalya Port therefore currently faces limited competition, however there can be no assurance that competition will not increase in the future and it is possible that a competing port could be constructed. To the extent that a competing port is established, Antalya Port’s trade volumes or prices could be negatively affected. In addition, any commercial ports that the Group may acquire in the future may face substantial competition. Moreover, as the coastline is well developed and focused on tourism, geographical limitations and/or regulatory requirements could constrain the Group’s ability to expand Antalya Port’s existing commercial port operations or otherwise effectively pursue any capital expenditure programmes. New or increased competition or limited expansion opportunities could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Risks relating to the Group’s cruise port operations

The privatisation of Ege Ports-Kuşadası and its zoning plan remain subject to ongoing legal challenges, and uncertainty in the legal system makes it impossible to predict how or when such challenges will be resolved.

The privatisation of Ege Ports-Kuşadası conducted by the PA in 2003 and the related zoning plan issued by the Turkish Ministry of Public Works and Settlement in 2006 remain subject to ongoing legal challenges, and uncertainty in the legal system makes it impossible to predict how or when such challenges will be resolved. See “Business of the Issuer—Legal Proceedings—Challenges related to the Kuşadası Cruise Port zoning plan” and “Business of the Issuer—Legal Proceedings—Challenges related to the privatisation of Kuşadası Cruise Port”. In general, challenges to privatisations are relatively common in Turkey and, in practice, the PA does not enforce decisions cancelling approvals of tenders on the basis of “impossibility of performance”. However, the Group may be liable to a subsidiary of VEI Capital (which holds a minority 22.114% stake in GPH) to the extent these legal proceedings are not definitively resolved in its favour. Under the share purchase agreement between the Group and a subsidiary of VEI Capital, the Group has agreed to indemnify the VEI Capital subsidiary or GPH to the extent operations at the Kuşadası Cruise Port cease due to nationalisation and, as a result, GPH is required to divest its interest in the port or certain other events occur, subject to certain conditions precedent to indemnification. Although the Group management is not aware of any instance in which a privatised asset was returned to the state as a result of a challenge to the tender process, there can be no assurance as to the outcome of the challenge, and if the challenge is ultimately successful, it could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Demand for cruise port-related services is subject to changes in economic conditions, as well as trends in the cruise industry and other factors beyond the Group’s control.

Although Group management believes its cruise port customer base is diversified and expects the appeal of the tourist attractions associated with its ports will continue to generate demand for its cruise port services, demand for the Group’s cruise port services may be affected by a number of factors, including a reduction in the levels of discretionary income available for leisure travel, which in turn would be influenced by a downturn in economic conditions generally. Demand also correlates with changes in consumer preferences for cruise travel over other forms of leisure and the popularity of Turkey as a tourist destination.

Demand for cruise port services may be negatively affected by a number of factors beyond the control of the Group, including:

●
events that cause consumers to perceive cruise travel as unsafe or undesirable, such as changes in the international political climate, armed regional conflicts, terrorist attacks or threats, incidents involving cruise ships, including piracy, adverse media publicity concerning the cruise industry, any recurrence of swine flu or other contagious diseases (see “—Risks Relating to the Group—The Group’s operations, including its port infrastructure and energy business lines, may be vulnerable to natural disasters, security risks and other events that may disrupt business or adversely affect the Turkish economy, and could affect the Group”);

●	the availability and pricing of other forms of travel;

●	competition from other ports (see “—The Group’s cruise ports face competition”);

●	factors affecting the cost of cruise travel, including fuel prices and currency fluctuations; and

●	consumer concerns regarding the potentially adverse impact of cruise travel on the environment.

Decreased demand for cruises, as a result of any of these or other factors, could materially adversely affect the Group’s business, financial condition, operating results and future prospects.

In addition, there can be no assurance that any particular cruise line will continue to use the Group’s ports, and the loss of cruise line customers could materially affect the Group’s results. In 2010, approximately three-quarters of the Group’s revenue came from three operators, Carnival Corporation, RCCL (the world’s largest cruise line operators) and Louise Cruise Lines. As a result, the loss of any of these cruise lines could have a significant impact on, and the loss of other cruise line customers could also adversely affect, the Group’s port operations. If any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group’s cruise ports face competition.

As ports of call, the Group’s cruise ports face competition for cruise ship traffic from other ports, primarily within the Mediterranean region. Group management believes that ports of call compete primarily on the basis of their proximity to historical sites, shopping opportunities and other places of interest to tourists, as well as the security of the port. Although Group management believes that, within the Mediterranean, competition is currently relatively limited and all of its ports of call are relatively competitive compared to the other cruise ports in the region, there can be no assurance that competition will not increase in the future or that the Group’s existing ports will continue to effectively compete. The Group believes that it currently benefits from the perception, particularly among North American and Western European cruise passengers, that Turkish destinations are relatively novel and exotic in comparison with other Mediterranean ports of call.

However, this perception could change over time, in which case the Group’s cruise ports would be at risk of losing business to other, less familiar destinations. Existing or future competition could result in a reduction of cruise ship traffic and could potentially put pressure on fee levels, which could have a material adverse effect on the Group’s financial condition, results of operations and future prospects.

The Group has also developed Antalya Port as a turn-around/home port, commencing its turn-around/home port operations in 2010 by making berths available for cruise vessels to embark and disembark passengers at the beginning and end of their cruises. Turn-around/home ports compete for cruise ship traffic based upon a number of factors, including the local infrastructure (hotel and airport capacity and transport), security and proximity to intended ports of call. Antalya Port currently faces limited competition as a turn-around/home port, primarily from Limassol Port in Cyprus and Valetta Port in Malta and, to a lesser extent, turn-around/home ports such as Cairo. However, existing or future competition could result in a reduction of cruise ship traffic and could potentially put pressure on fee levels, which may prevent the Group from achieving its strategic goals for Antalya Port as a major turn-around/home port. If any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Risks Relating to Energy Investments

Risks relating to the Group’s natural gas distribution and wholesale trading operations

The Group’s natural gas distribution licences impose certain obligations and they may be terminated or result in increased costs.

The Group’s natural gas distribution companies operate pursuant to regional distribution licences granted by EMRA for thirty-year terms. Companies receiving distribution licences are responsible for the planning, designing, construction, expansion, operation, maintenance and improvement of the distribution network in the relevant regions in accordance with the principles, procedures and standards set forth in the NGM Law. Distribution companies must commence investment with a certain time frame specified under the licence and must also commence gas distribution within 18 to 24 months of obtaining a distribution licence and if requested, connect consumers to the grid, subject to capacity as well as technical and economic feasibility within five years. In addition, distribution companies are required to provide letters of guarantee for an indefinite period of time for the amount specified in the relevant licence. The letters of guarantee issued to EMRA by the Group’s distribution companies for this purpose (and attributable to the Group) amounted to TL 19.5 million as at 30 September 2011. See “Business of the Issuer—Energy—Business Overview—Natural Gas Distribution and Wholesale Trading—Regulation”.

These licence requirements subject the Group’s distribution companies to various risks, including but not limited to the following:

●	construction or maintenance costs could exceed the Group’s original estimates due to unexpected increases in material, labour or other costs;

●	the Group may be unable to obtain, or face delays in obtaining required licences, permits or approvals to complete construction of or to operate the distribution networks; and

●	the Group may be unable to complete construction of its distribution networks on schedule, resulting in increased expenses or potential fines.

The Group cannot provide any assurance that it will be able to comply with all performance obligations under its licences, in which case it may be subject to penalties or its licences may be terminated. Any of the foregoing risks could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group may not be able to maintain or increase its current gas distribution profit margins.

Gas distribution tariffs and connection fees are set in each licence agreement and are fixed for the first eight years of operation. After that period, gas distribution tariffs and connection fees will be determined by

EMRA in the form of price ceilings set annually, taking into consideration the expenses and the asset base of the distribution companies. Given the liberalisation of the natural gas distribution market in Turkey, there is some uncertainty at this time as to how EMRA will calculate price ceilings and connection fees upon expiration of the fixed periods, although a price has been set for İzgaz, calculated according to the annual operating expense and a return of more than 14% on the asset base of the company. There can be no assurance that future distribution tariffs and connection fees will increase or will otherwise allow the Group’s distribution companies to maintain or increase their current margins (which in some cases, are set at zero for the initial period).

Because the fixed gas distribution tariff represents a margin above a distributor’s price for natural gas, the profitability of the Group’s natural gas distribution companies will depend upon the volume of gas distributed by them, as well as the one-off connection fees charged to new customers. Adverse changes in national, regional and local economic conditions, as well as changes in the price of natural gas and governmental energy policies, could reduce the volume of gas distributed and the number of new natural gas customers, which could reduce the profitability of the Group’s natural gas distribution business. If any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The Group could be unable to source natural gas for its operations.

The Group currently obtains its natural gas supply at regulated prices from BOTAŞ, a state-owned entity, which is the sole importer of gas supplies into Turkey. BOTAŞ imports its gas supplies from primarily Russia, as well as from Iran, Algeria, Nigeria and Azerbaijan. A number of factors, including political and economic instability, sanctions, terrorist attacks or natural disasters, among others, could interrupt the supply of gas to Turkey. See “—Risks Relating to the Group—The Group’s operations, including its port infrastructure and energy business lines, may be vulnerable to natural disasters, security risks and other events that may disrupt business or adversely affect the Turkish economy and could affect the Group”. Any prolonged interruption which materially reduces the amount of natural gas distributed by the Group could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Risks relating to the Group’s thermal power generation operations

The Group is subject to risks relating to the development of its electricity generation plants.

The Group’s electricity generation plant at Şirnak is in the planning and development phase. The successful development and construction of these plants, and the launch and sustainability of its operations, are subject to a number of risks, including the following:

●	construction costs could exceed original estimates;

●	construction may not be completed on schedule;

●	the Group may be unable to obtain, or face delays in obtaining, required construction or operating licences, permits or approvals

●	the technologies or designs may not work or may be less efficient than expected; and

●
events outside the Group’s control may cause construction costs to increase, development plans to be delayed, operations to be suspended, or its ability to source coal to be constrained, such as fluctuations in market conditions and commodity prices, political or social instability, and armed regional conflicts or threats (see “—Risks Relating to the Group—The Group’s operations, including its port infrastructure and energy business lines, may be vulnerable to natural disasters, security risks and other events that may disrupt services and could affect the Group”).

Any of the foregoing could result in delays or increased costs, which could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Once operational, the Group’s electricity generation plant will compete with other electricity generators.

The Group has no prior experience in thermal power plant construction or operation. Although the Group expects that the relevant contracts for operation of its electricity generation plant will be concluded in the near future, there can be no assurance that such contracts will be signed. The Group expects to sell the electricity generated by its plant, once operational, on the spot market in Turkey, and also through bilateral contracts to the extent permitted by further market liberalisation. In selling electricity, the Group’s electricity generating entities will compete with other existing electricity generating plants and other new plants which are currently being developed. Such competition could result in lower prices for electricity to the extent that supply exceeds demand for electricity in the future. Adverse changes in the prices for electricity could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Risks Relating to Real Estate Investments

The Group’s and Pera REIT’s real estate activities involve significant risks associated with the Turkish real estate market.

The Group’s and Pera REIT’s real estate activities involve the purchase of land and the development, marketing and sale of residential real estate in Turkey. Recently, the Group has increased its interest in the real estate business line, increasing its interest in Pera REIT from 33.82% to 49.51%, thereby increasing its exposure to this sector. These activities involve significant risks associated with the Turkish real estate market, which is highly cyclical and affected by numerous factors, including the impact of adverse changes in national, regional and local economic conditions (which may be adversely affected by business closures or slowdowns and other factors), political conditions and events, local property market conditions (such as an oversupply of commercial and residential property), the financial conditions of property owners, changes in interest and real estate tax rates and other operating expenses, the availability of financing, environmental laws and regulations, zoning laws and other governmental rules and fiscal policies as well as uninsurable losses and other factors which are beyond the Group’s or Pera REIT’s control.

In addition, the land registry system in Turkey relies on paper records at each title registry district, where information regarding encumbrances and other restrictions are annotated on separate documents. Although the government has begun to digitise and consolidate its land registry records, the process is far from being completed and obtaining current, accurate and complete title documentation is subject to a number of risks, including original documents being destroyed, damaged, stolen, lost or misplaced or title deeds not reflecting all encumbrances. Moreover, title insurance, to protect a buyer against defects in title in connection with a transfer of property, is not available in Turkey.

The occurrence of any of these events could result in a higher level of expenses than anticipated or a loss of revenue resulting from the inability to complete property sales or collect the anticipated amount of sale proceeds, or otherwise decrease the value of or anticipated returns generated by the properties the Group holds. As a result, the Real Estate segment or the business of Pera REIT could be adversely affected, which could, in turn, have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

If Pera REIT fails to comply with the CMB regulations applicable to real estate investment companies, it could lose its REIT status and could lose the related tax benefits.

Pera REIT’s operations and the tax consequences of an investment in it are affected by legal requirements, including those imposed by the CMB and the Capital Markets Law. In order to maintain its status as a real estate investment company, Pera REIT is required to comply with the regulations of the CMB relating to real estate investment companies, which impose a number of organisational and operational requirements, including but not limited to, limitations on non-real estate investments and financial loans, as well as obligations to file periodic reports with the CMB. The manner in which the regulations of the CMB and other laws relating to real estate investment companies are interpreted and applied continues to evolve.

Although Group management believes that Pera REIT is organised and operates in compliance with the regulations of the CMB, there can be no assurance that it will be able to retain its REIT status or will benefit from the tax exemptions applicable to real estate investment companies. If it were to fail to qualify as a real estate investment company due the cancellation of its REIT status, Pera REIT would be subject to Turkish corporate tax on its taxable income (20% in 2010) and Turkish withholding tax (15% in 2010) on its distributable profit for its future activities. Any change in Pera REIT’s status or in taxation legislation, including rates of taxation, would affect the returns from the Group’s investment in Pera REIT. If the Group were unable to maintain the tax status of Pera REIT, this could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The failure to obtain necessary zoning, construction or environmental permits or other licences, or the failure to resolve pending litigation may adversely affect the Group’s or Pera REIT’s ability to execute or complete some of its existing development projects.

Certain of the Group’s properties and those owned by Pera REIT have not yet been granted all of the required construction permits, occupation permits and other licences and permits. For example, Pera REIT expects to obtain construction permits for the “Aqua Dolce Tourism and Recreation World” facility in Kıbrıs (the Turkish Republic of Northern Cyprus) after the municipality finalizes related expropriations proceedings and Pera REIT obtains ministerial and regulatory approvals for the facility. See “Business of the Issuer—Real Estate—Real estate investments and developments—Kıbrıs (Northern Cyprus)”. In addition, the zoning applicable to some of the Group’s and Pera REIT’s properties has not been finalised or in other cases legally challenged. See “Business of the Issuer—Legal Proceedings”. There can be no guarantee that all permits, consents, approvals or licences required from third parties in connection with existing or new development projects will be issued or granted to the Group or Pera REIT within the anticipated time periods, or at all. In addition, the amount of time required by different authorities, including relevant municipalities, to respond to applications for such permits, consents, approvals or licences may vary substantially. Moreover, third-party challenges and resulting litigation in connection with zoning plans may result in delays and may affect the Group’s or Pera REIT’s ability to execute or complete existing or new development projects within the expected time frame or at all. If any such permits, consents, approvals or licences are not obtained, or are delayed significantly, or are granted subject to costly or upon unfavourable conditions or if pending litigation is not resolved, the Group’s Real Estate segment or Pera REIT may be adversely affected, which could, in turn, have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Risks Related to Financial Services Investments

Market fluctuations could adversely affect the Group’s Finance investments.

The Group’s brokerage, investment banking and asset management activities may be materially affected by conditions in the financial markets and economic conditions generally, both in Turkey and worldwide. A market downturn could lead to (i) a decline in volume of transactions executed for customers, reducing the commission revenue, (ii) a decrease in the value of clients’ portfolios, reducing the asset management fees, and (iii) a decrease in the number and size of transactions for which underwriting or placement agent services are provided, any of which could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Risks Relating to Turkey

Over the past ten years Turkey has undergone significant political and economic transformation, which has resulted in increased stability and economic growth. However, Turkey has more recently been affected by the global financial crisis and, more generally, is still considered by international investors to be an emerging market. In general, investing in the securities of issuers that have operations primarily in emerging markets like Turkey involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States, the countries of the European Union or other similar jurisdictions. Summarised below are a number of risks relating to operating in Turkey.

Political developments in Turkey may have a material adverse effect on the Group’s business, financial condition and results of operations.

Turkey has been a parliamentary democracy since 1923. Unstable coalition governments have been common, and in the 88 years since the advent of the parliamentary system, Turkey has had 61 governments, with political disagreements frequently resulting in early elections. Furthermore, the Turkish military establishment has historically played a significant role in Turkish government and politics, intervening in the political process, and there can be no assurance that the Turkish military establishment will not intervene in the political process in the future.

On 12 September 2010, Turkish voters voted in support of a public referendum containing a number of changes to the constitution. The referendum contained articles which (i) change the composition and the structure of the Constitutional Court and the Supreme Court of Judges and Prosecutors, (ii) give civil servants the right of collective agreement, and (iii) provide for positive discrimination claims on behalf of children, the elderly and the disabled.

At the general election held on 12 June 2011, 24 political parties and independent candidates contested 550 seats in the Turkish parliament. The AKP party received 49.80% of total votes, whereas the CHP and MHP parties received 25.98% and 13.02% respectively.

Any dramatic changes in the government or political environment, including the failure of the government to devise or implement required or appropriate economic programmes, may adversely affect the stability of the Turkish economy and, in turn, the Group’s business, financial condition, results of operations and future prospects.

Negative economic developments in Turkey may have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group derives substantially all of its operational revenue and cash from its Turkish operations. As a result, economic developments in Turkey impact the Group’s results of operations to the extent they affect Turkish commercial trade in general, the creditworthiness of customers and the desirability of Turkey as a holiday destination. Over the past two decades, the Turkish economy has undergone a transformation from a highly protected and regulated system to a free market system. Although the Turkish economy has responded well to this transformation, it has experienced severe macro-economic imbalances, including significant current account deficits, and a considerable level of unemployment.

The global financial crisis and related economic slowdown negatively impacted the Turkish economy as well as economies that include the principal external markets for Turkish goods and services. For example, Turkish GDP declined by 4.7% in 2009 as a result of the economic slowdown, which also had a negative impact on the business, financial condition and results of operations of the Group. Following the implementation of fiscal and monetary measures during 2009 and a degree of recovery of global markets, the Turkish economy began to recover in the fourth quarter of 2009. In 2010, Turkey’s GDP grew by 8.9% (source: TURKSTAT). Although the Turkish economy grew rapidly in the first quarter of 2011, with GDP growth at 11% (source: TURKSTAT), this rate of growth is not expected to be sustained for the remainder of 2011 as a result of various factors, including the Turkish Central Bank’s policy to manage growth as well as the continued weakness in global economic conditions. There can be no assurance that the Turkish government will successfully implement its current and proposed economic and fiscal policies, and even if it does there can be no assurance that the strong economic growth achieved in recent years will continue, as a result of external and internal shocks, including macroeconomic and political factors, such as global economic conditions, commodity prices (including oil) and perceptions of the risk of investing in Turkey or other factors. Any one or more such developments within the wider Turkish economic or political system could impair the Group’s business strategies and have a material adverse effect on its business, financial condition, results of operations and future prospects.

The unemployment rate in Turkey could adversely affect the Turkish economy.

According to official statistics, the unemployment rate in Turkey was 9.2% in June 2011. While this represents a decline from its peak of 16.9% in February 2009, there can be no assurance that the unemployment rate will, in fact, continue to improve, or even that it will not increase in the future. Continuing high levels of unemployment may affect governmental policies or the political stability of Turkey. In addition, continuing high levels of unemployment may affect business confidence, which could impair the Group’s business strategies and have a material adverse effect on its business, financial condition, results of operations and future prospects.

Exchange rate fluctuations could adversely affect the Group’s financial condition and results of operations.

The Turkish exchange markets have historically been, and continue to be, volatile. Until February 2001, it was a stated policy of the Turkish Central Bank to devalue the Turkish Lira in line with the local inflation rate. However, the Turkish Central Bank has since adopted a floating exchange rate policy resulting in increased volatility in the value of the Turkish Lira. The Turkish Lira depreciated against the U.S. dollar from TL 1.5123 per dollar at 31 December 2008 to TL 1.5460 per dollar at 31 December 2010. The exchange rate has experienced increased volatility since 30 June 2011, with the Turkish Lira depreciating further against the dollar and the average exchange rate for the nine-months ended 30 September 2011 was TL 1.6177 per dollar. See “Exchange Rates”.

The Turkish Lira-U.S. dollar exchange rate affects the Group because it reports its consolidated financial results in Turkish Lira though it has foreign currency denominated revenues, assets and liabilities from certain business lines. Accordingly, the real appreciation of the Turkish Lira against the U.S. dollar would negatively affect the Group’s profitability, the comparability of its results between periods and the carrying value of its assets and liabilities. In addition, the Group has raised, and may in the future continue to raise, financing in currencies other than its reporting currency. A substantial portion of the Group’s U.S. dollar-denominated indebtedness is attributable to the issuance of the US$100,000,000 9.25% Loan Participation Notes due 2012.

There can be no assurance that Turkish currency devaluation will not occur again in the future. Furthermore, major devaluations of the Turkish Lira may also result in disruption in the international currency markets and may limit the Group’s ability to transfer or convert Turkish Lira into other currencies. Further depreciation or fluctuation of the Turkish Lira relative to other currencies could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The level of inflation in Turkey could adversely affect the Group’s business.

Turkey’s CAD has widened considerably in recent years, mainly due to the widening trade deficit. In 2010, the current account showed a deficit of US$ 48.6 billion, as compared to a deficit of approximately US$ 14.0 billion in 2009, largely due to a deterioration in the foreign trade deficit which rose to US$ 71.5 billion in 2010. Robust domestic demand saw imports grow at almost 37% while exports rose only 18% partly due to ongoing economic problems in the EU, Turkey’s main trading partner. The Central Bank has cut interest rates and raised reserve requirements for certain sectors as precautionary measures to limit the widening of the current account deficit.

In the past, Turkey has experienced significant inflation. In recent years inflation in Turkey has decreased substantially, largely due to government policies. The inflation rate as measured by the percentage change in the PPI and the CPI between the end of December 2009 and the end of December 2010 was 8.87% and 6.40%, respectively. There can be no assurance that inflation will not increase further in the near future, particularly if the government fails to adhere strictly to current fiscal policies or there is any widening of the CAD or due to other macroeconomic factors. There can be no assurance that inflation will not increase further in Turkey in the near future. In particular, recent increases in prices, such as food prices, could cause an increase in inflation. The Central Bank has recently reduced interest rates, which could in turn lead to inflationary pressures in the Turkish economy. Increases in inflation could affect the Group’s expenses. To the extent that the Group is unable to pass on any increased costs, its margins would be negatively affected.

Furthermore, if the level of inflation in Turkey were to fluctuate significantly, it may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Turkish economy.

Future negative developments in the Turkish economy could impair the Group’s business strategies and have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

The government’s influence over the Turkish economy could adversely affect the Group’s business.

Traditionally, the government has exercised, and, to an extent, continues to exercise, significant influence over many aspects of the Turkish economy. The government is also directly involved in the Turkish economy through its ownership and administration of State Economic Enterprises (“SEEs”) which, despite the divestments undertaken in the government’s privatisation programme, continue to represent a significant portion of the Turkish economy. Although none of the SEEs operate in any business segment in which the Group competes directly, any decisions taken by the government with respect to the SEEs may significantly impact the Turkish economy and thus may indirectly have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Uncertainties relating to Turkey’s accession to the European Union may adversely affect the Turkish financial markets and result in greater volatility.

Turkey has been a candidate country for EU membership since the Helsinki European Council of December 1999. The EU resolved on 17 December 2004 to commence accession negotiations with Turkey and affirmed that Turkey’s candidacy will be judged by the same twenty-eight criteria (or “Chapters”) applied to other candidates. These criteria require a range of political, legislative and economic reforms to be implemented. Among these legislative reforms are two new major laws: the Turkish Commercial Code and the Turkish Code of Obligations, which will replace current the Turkish Commercial Code No. 6762 and the Turkish Code of Obligations No. 818, respectively (see “—Recent changes in Turkish law may have a significant impact”).

Though Turkey has had a long relationship with the EU, that relationship has at times been strained. During 2006, the EU issued several warnings in connection with Turkey’s undertakings under the additional protocol dated July 2005 relating to the Customs Union and to the recognition of the Republic of Southern Cyprus. Following this, in December 2006, the EU decided that negotiations in eight Chapters should be suspended and that no Chapter would be closed until the EU has verified that Turkey has fulfilled its commitments relating to the additional protocol of July 2005. There can be no assurance that the EU will continue to maintain an open approach to Turkey’s EU membership nor that Turkey will be able to meet all the criteria applicable to becoming a member state, including the new Chapters applicable from 2009 relating to taxation and the environment. If any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Recent changes in Turkish law may have a significant impact.

In connection with Turkey’s accession to the European Union, legislative reforms have been introduced to further conform Turkish law with European Union law. Recently, three major pieces of legislation have been subject to substantial proposed amendment, namely the Turkish Code of Civil Procedures, the Turkish Code of Obligations, and the Turkish Commercial Code. The Turkish Code of Civil Procedures came into effect on 1 October 2011, and both the Turkish Code of Obligations and the Turkish Commercial Code are expected to come into effect as of 1 July 2012.

These legislative reforms will implement substantial changes to Turkish law and are expected to further improve the commercial environment in Turkey. At this stage, the potential impact of such reforms cannot be quantified, and that the proposed amendments may be further modified before they are adopted in to law. There can be no assurance that the legislative reforms would not have a material impact on the businesses in which the Group invests, and if any of these risks materialise, it could have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Conflict, civil unrest and terrorism within Turkey or nearby countries may have a material adverse effect on the Group’s business, financial condition, results of operations or future prospects.

Turkey is located in a region that has been subject to ongoing political and security concerns, especially in recent years. Historically, political uncertainty within Turkey and in certain nearby countries (such as Libya, Iran, Iraq, Georgia, Egypt, Armenia and Syria) has been one of the potential risks associated with investment in Turkish securities. There have also been additional concerns about political stability in the Middle East and an increase in the risk of terrorist acts against the United States and its allies, including Turkey, since the 11 September 2011 terrorist attacks in the United States and the commencement of military action taken by the United States and its allies in March 2003. Increased incidents of violence, sectarian conflict and rebellions in nearby areas (such as Iraq) have also been reported. Recently, the level of unrest in the Middle East and North Africa (such as in Syria) increased, including in areas bordering Turkey, which, among other things, may lead to further risk of volatility in political conditions and the financial markets.

Turkey experiences ongoing tensions with the domestic terrorist and ethnic separatist group the People’s Congress of Kurdistan (PKK). In the past 10 years, these have resulted in a number of bombing incidents in several Turkish cities, including in Istanbul, Antalya, Marmaris and Ankara.

Turkey is located in a high-risk earthquake zone.

In 1999, two earthquakes with magnitudes greater than 7.0 on the Richter scale struck Turkey, the first in the İzmit area, the second in the city of Düzce, between Ankara and Istanbul. More recently, on 8 March 2010, an earthquake measuring 6.0 on the Richter scale struck the eastern province of Elazığ, and during October 2011, a series of earthquakes struck the eastern province of Van, including an earthquake measuring 7.2 on the Richter scale which caused more than 400 deaths and 4000 injuries. Almost 45% of Turkey's population and most of its economic resources are located in a first-degree earthquake risk zone, that is, a zone with the highest risk of damage from earthquakes, and a number of the Group’s properties and projects in Turkey are located in high-risk earthquake zones.

The occurrence of a severe earthquake could adversely affect one or more of the Group’s facilities, causing an interruption in, and an adverse impact on, its business. Although the Group maintains earthquake insurance, as well as wider business interruption insurance and insurance for loss of profits (particularly covering its ports business), there can be no assurance that all potential losses resulting from an earthquake would be insured or that policy limits would be adequate to cover them. See “—Risks relating to the Group—The Group’s insurance policies may not cover, or fully cover, certain types of losses.” In addition, a severe earthquake could harm the Turkish economy in general, which could also have a material adverse effect on the Group’s business, financial condition, results of operations and future prospects.

Turkish disclosure standards differ in certain significant respects from those in more developed markets, leading to a relatively limited amount of information being available.

The disclosure obligations applicable to Turkish companies differ in certain respects from those applicable to similar companies in the United States and the United Kingdom. There is also less publicly available information regarding public companies in Turkey compared to public companies in the United States, the United Kingdom and other more developed markets. Although Turkish regulators have enhanced the disclosure requirements for public companies, such requirements are relatively new, therefore the consistency and uniformity of their interpretation and application remains uncertain. As a result, investors might not have access to the same depth of disclosure relating to the Group as they would for investments in companies in the United States, the EU and other more-developed markets. Notwithstanding anything in this risk factor, this risk factor should not be taken as implying that either the Issuer or the Group will be unable to comply with its obligations as a company with securities admitted to the Official List.

Risks Relating to the Offering and the Notes

Any claims against the Group under the Notes and the Transaction Documents will be subject to applicable Turkish rules and regulations.

Any claims against the Group under the Notes and the Transaction Documents will be unsecured claims payable from, among other sources, the Group’s funds in Turkey. The ability of the Group to make any such payments from Turkey will depend, among other factors, upon the Turkish government not having imposed any prohibitive foreign exchange controls. Any such restrictions or failure to obtain any necessary approval could affect the Group’s ability to make payment of interest and principal under the Notes.

Turkish citizens were given limited rights to hold and trade foreign currency by Decrees 28 and 30 on the Protection of the Value of the Turkish Currency in 1983. Turkish exchange regulations strictly controlled exchange movements. After the establishment of a foreign exchange market in August 1988, the exchange rate of the Turkish Lira began to be determined by market forces, and banks in Turkey currently set their own foreign exchange rates independently of those announced by the Central Bank.

Pursuant to Decree 32, as amended, the government eased and ultimately abolished restrictions on the convertibility of the Turkish Lira for current account and non-resident capital account transactions. Such steps included facilitating exchange of the proceeds of transactions in Turkish securities by foreign investors, enabling Turkish citizens to purchase securities with foreign exchange, permitting residents and non- residents to buy foreign exchange without limitation and to transfer such foreign exchange abroad, and permitting Turkish companies to invest abroad without limitation. With respect to export-related receipts, before Decree 32 was amended in January 2008, exporters had to bring the related foreign currency payment into Turkey and convert it into Turkish Lira within 180 days after the related goods were exported. This restriction has now been abolished. Turkish citizens are permitted to buy unlimited amounts of foreign currency from banks and to hold foreign exchange in commercial banks. Since the establishment of the foreign exchange markets in August 1988 in Turkey, no foreign exchange controls have been imposed by the Turkish Republic even during the 2000 to 2001 crisis. Although the Group’s management believes that it is unlikely that the trend towards liberalisation will be reversed so that additional exchange controls are introduced, the implementation of any such exchange controls may have a material adverse affect on the Group’s business, financial condition, results of operations and future prospects, or on its ability to make any payments required under the Notes.

Credit ratings may not reflect all risks.

One or more independent credit rating agencies may assign credit ratings to the Notes. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Notes. Credit ratings assigned to the Notes do not necessarily mean that they are a suitable investment. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organisation. Similar ratings on different types of notes do not necessarily mean the same thing. The ratings do not address the likelihood that the principal on the Notes will be prepaid, paid on an expected final payment date or paid on any particular date before the legal final maturity date of the Notes. The ratings do not address the marketability of the Notes or any market price. Any change in the credit ratings of the Notes or the Group could adversely affect the price that a subsequent purchaser will be willing to pay for the Notes. The significance of each rating should be analysed independently from any other rating.

Any ratings of either the Group or the Notes may not reflect the potential impact of all risks related to the Notes’ and the Group, additional factors described in this “Risk Factors” section and any other factors that may affect the value of the Notes. There can be no assurance that the rating agencies will maintain the Group’s current ratings or outlooks, which could materially adversely affect the trading values of the Notes and the Group’s ability to finance its operations and the expected expansion of its business going forward, either of which could materially adversely affect the Group’s business, financial conditions, results of operations and prospects. A downgrade or potential downgrade of the Turkish sovereign rating could negatively affect the perception these agencies could have of the Group’s rating. Investors should be aware that a credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by its assigning rating agency at any time.

U.S. persons investing in the Notes may have indirect contact with countries sanctioned by the Office of Foreign Assets Control of the U.S. Department of Treasury as a result of the Group’s investments in and business with countries on the sanctions list.

The Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) administers regulations that restrict the ability of U.S. persons to invest in, or otherwise engage in business with, certain countries, including Iran and Sudan, and specially designated nationals (together “Sanction Targets”). As the Group is not a Sanction Target, OFAC regulations do not prohibit U.S. persons from investing in, or otherwise engaging in business with the Group. However, to the extent that the Group invests in, or otherwise engages in business with, Sanction Targets, U.S. persons investing in the Group may incur the risk of indirect contact with Sanction Targets. The Group’s current policy is not to engage in any business with Sanction Targets although it is not restricted from doing business in countries that are the subject of OFAC sanctions.

Investors may have difficulty enforcing foreign judgments against the Group or its management.

The majority of the Group’s directors and executive officers are residents of Turkey and a substantial portion of the assets of the Group and such persons are located in Turkey. As a result, it may be difficult for investors to effect service of process upon the Group or such persons outside Turkey, or to enforce judgments or arbitral awards obtained against such parties outside Turkey.

Under the International Private and Procedure Law of the Republic of Turkey (Law No. 5718), a judgment of a court established in a country other than the Republic of Turkey may not be enforced in Turkish courts in certain circumstances. There is no treaty between the United Kingdom and Turkey providing for reciprocal enforcement of judgments. Turkish courts have rendered at least one judgment in the past confirming de facto reciprocity between Turkey and the United Kingdom. However, since de facto reciprocity is decided by the relevant court on a case-by-case basis, there is no certainty as to the enforceability of court judgments obtained in the United Kingdom by Turkish courts in the future.

Modification, waivers and substitutions of the Notes approved by certain Noteholders may adversely affect other dissenting Noteholders.

The Conditions of the Notes contain provisions for calling meetings of Noteholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Noteholders including Noteholders who did not attend and vote at the relevant meeting and Noteholders who voted in a manner contrary to the majority.

Adverse changes of law may affect the Notes.

The Conditions of the Notes are governed by English law and the terms are specified with reference to that law as in effect as at the date of this Offering Memorandum. Similarly, the enforcement rights of the Noteholders against the Issuer and its assets in Turkey assume the application of Turkish law as presently in effect. No assurance can be given as to the impact on these Notes of any possible judicial decision or change to English or Turkish law or administrative practice after the date of this Offering Memorandum.

Exchange rate risks and exchange controls may adversely affect payments on the Notes.

The Issuer will pay principal and interest on the Notes in U.S. dollars. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than U.S. dollars. These include the risk that exchange rates may significantly change (including changes due to devaluation of the U.S. dollar or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the U.S. dollar would decrease (1) the Investor’s Currency-equivalent yield on the Notes, (2) the Investor’s Currency- equivalent value of the principal payable on the Notes and (3) the Investor’s Currency-equivalent market value of the Notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, any Noteholder whose Investor’s Currency is not the U.S. dollar may receive less interest or principal than expected, or no interest or principal.

The Notes constitute unsecured obligations of the Group.

The Group’s obligations under the Notes constitute unsecured obligations of the Group. Accordingly, any claims against the Group under the Notes would be unsecured claims. The ability of the Group to pay such claims will depend upon, among other factors, its liquidity, overall financial strength and ability to generate asset flows.

Claims of Noteholders under the Notes are effectively junior to those of certain other creditors.

The Notes are unsecured and unsubordinated obligations of the Group. Subject to statutory preferences, the Notes will rank equally with any of the Group’s other unsecured and unsubordinated indebtedness of approximately TL [●] million. However, the Notes will be effectively subordinated to all of the Group’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and other preferential obligations under Turkish law.

There may not be an active trading market for the Notes.

There can be no assurance that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Group. Although application has been made for the Notes to be admitted to listing and to trading on the Regulated Market of the London Stock Exchange, there can be no assurance that such application will be approved or that an active trading market will develop. Accordingly, the Group can give no assurance as to the development or liquidity of any trading market for the Notes.

The Issuer will have the right to redeem the Notes upon the occurrence of certain legislative changes requiring it to pay withholding taxes in excess of current levels, if any, applicable to interest or other payments on the Notes.

The withholding tax rate on interest payments in respect of Turkish bonds issued outside of Turkey varies depending on the maturity of such bonds as specified under decree numbered 2010/1182 dated 20 December 2010 (the “Decree”). Pursuant to the Decree, (i) with respect to bonds with a maturity of less than one year, the withholding tax rate on interest is 10%, (ii) with respect to bonds with a maturity between one and three years, the withholding tax rate on interest is 7%, (iii) with respect to bonds with a maturity between three and five years, the withholding tax rate on interest is 3%, and (iv) with respect to bonds with a maturity of five years and more, the withholding tax rate on interest is 0%. Accordingly, the current withholding tax rate on interest on the Notes is [●]%. The Issuer will have the right to redeem the Notes, on any Interest Payment Date prior to the maturity date of the Notes, if (a) upon the occurrence of a change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Condition 9.2), or (b) any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after [●] 2011, on the next Interest Payment Date the Issuer would be required: (i) to pay additional amounts of Taxes (as defined in Condition 9.1); and (ii) to make any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the Relevant Jurisdiction at a rate in excess of the rate currently applicable to such bonds and such requirement cannot be avoided by the Issuer taking reasonable measures available to it. The Issuer cannot assure Noteholders that, upon such a redemption, they will be able to reinvest the amounts received upon redemption at a rate that will provide the same rate of return as their investment in the Notes.

Transfer of the Notes will be subject to certain restrictions.

Although the Notes have been registered with the CMB as debt securities to be offered outside Turkey, the Notes have not been and will not be registered under the Securities Act or any U.S. state securities laws. Prospective investors may not offer or sell the Notes, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Similar restrictions will apply in other jurisdictions. Prospective investors should read the discussion under the heading “Notice to Investors” for further information about these transfer restrictions. It is their obligation to ensure that their offers and sales of the Notes within the United States and other countries comply with any applicable securities laws.

Investors in the Notes must rely on DTC, Euroclear and Clearstream procedures.

The Regulation S Notes will be represented on issue by an Unrestricted Global Certificate that will be delivered to a common depositary for, and registered in the name of a common nominee of, Euroclear and Clearstream, Luxembourg. Except in the circumstances described in the Unrestricted Global Certificate, investors will not be entitled to receive Notes in definitive form. Euroclear and Clearstream, Luxembourg and their respective participants will maintain records of the beneficial interests in the Unrestricted Global Certificate. While the Notes are represented by the Unrestricted Global Certificate, investors will be able to trade their beneficial interests only through Euroclear and Clearstream, Luxembourg and their respective participants.

The Rule 144A Notes will be represented on issue by a Restricted Global Certificate that will be deposited with a nominee for DTC. Except in the circumstances described in the Restricted Global Certificate, investors will not be entitled to receive Notes in definitive form. DTC and its direct and indirect participants will maintain records of the beneficial interests in the Restricted Global Certificate. While the Notes are represented by the Restricted Global Certificate, investors will be able to trade their beneficial interests only through DTC. While the Notes are represented by the Restricted Global Certificates, the Issuer will discharge its payment obligation under the Notes by making payments through the relevant clearing systems. A holder of a beneficial interest in a Global Certificate must rely on the procedures of the relevant clearing system and its participants to receive payments under the Notes. The Issuer has no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in either Global Certificate. Holders of beneficial interests in a Global Certificate will not have a direct right to vote in respect of the Notes. Instead, such holders will be permitted to act only to the extent that they are enabled by the relevant clearing system and its participants to appoint appropriate proxies.

EU Savings Directive.

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State (or to certain limited types of entities established in that other Member State). However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to any Note as a result of the imposition of such withholding tax. The Issuer is required to maintain a Paying Agent in a Member State that is not obliged to withhold or deduct tax pursuant to the Directive.

Further Notes may be issued without the consent of the Noteholders.

The Issuer may from time to time create and issue further Notes without the consent of the Noteholders, subject to terms and conditions which are the same as those of the Notes, or the same except for the amount of the first new payment of interest. Such new Notes may be consolidated and form a single series with the outstanding Notes even if doing so may adversely affect the value of the original Notes.

USE OF PROCEEDS

The Issuer will incur various expenses in connection with the issuance of the Notes, including underwriting fees, legal counsel fees, rating agency expenses and listing expenses. The estimated total expenses relating to the admission of the Notes to trading are US$[●]. The Issuer will use the net proceeds for general corporate purposes. It will not receive any new proceeds from the New Notes that are being issued in the Exchange Offer in exchange for the Existing Notes.

EXCHANGE RATES

The following table sets forth, for the periods indicated, information concerning the period average and period-end buying rates for U.S. dollars for the periods indicated. The rates set forth below are provided solely for your convenience and were not used by the Issuer in the preparation of the Group’s consolidated financial statements included elsewhere in this Offering Memorandum. No representation is made that Turkish Lira could have been, or could be, converted into U.S. dollars at that rate or at any other rate.

Period Average(1)	TL per US$	Period End(2)	TL per US$
For the month ended October 2011	1.8271	31 October 2011	1.7516
For the nine months ended 30 September 2011	1.6177	30 September 2011	1.8453
2010	1.5004	31 December 2010	1.5460
2009	1.5471	31 December 2009	1.5057
2008	1.2935	31 December 2008	1.5213
2007	1.3015	31 December 2007	1.1647
2006	1.4311	31 December 2006	1.4131
2005	1.3408	31 December 2005	1.3430
2004	1.4223	31 December 2004	1.3421
2003	1.4935	31 December 2003	1.3958
2002	1.5058	31 December 2002	1.6345
2001	1.2254	31 December 2001	1.4396
2000	0.6237	31 December 2000	0.6718

Source: Central Bank of Turkey

(1)	For the periods between 2000-2008: Represents the arithmetic average of the month-end closing rates of the TL/US$ exchange rates.

For the periods after 2008: Represents the arithmetic average of the monthly averages, where monthly averages were calculated by taking the daily average of the TL/US$ exchange rates.

Amounts in Turkish Lira with respect to periods before 2005 have been translated into New Turkish Lira at an exchange rate of TL 1,000,000 = TL 1.00.

(2)
Represents the TL/US$ exchange rates for the purchase of U.S. Dollars determined by the Central Bank on the previous working day. Amounts in Turkish Lira with respect to periods before 2005 have been translated into New Turkish Lira at an exchange rate of TL 1,000,000 = TL 1.00.

CAPITALISATION OF THE ISSUER

The following table, which is extracted from the Group's Interim Financial Statements, prepared in accordance with IFRS, sets forth the consolidated capitalisation of the Group as at 30 September 2011. This table should be read in conjunction with the Interim Financial Statements and the notes thereto included in this Offering Memorandum.

	As at
	30 September
	2011
	(US$ millions	)(1)

Share capital; share premium; gains and losses not recognised in the statement of income; reserves and retaining interest;
including minority interest	413.2
Current period net income attributable to equity holders of the Issuer	(34.1)
Total shareholders’ equity	379.1
Long-term bank borrowings(2)	107.8
Existing Notes(3) (interest accrual included)	74.0
Additional New Notes	70.0
Total capitalisation(3)	630.9

(1)
Converted into U.S. dollars for convenience using an exchange rate of TL 1.8453 per U.S. dollar, being the official Turkish Lira to U.S. dollar exchange rate as reported by the Turkish Central Bank on 30 September 2011.

(2)	Long-term bank borrowings includes borrowings with a remaining maturity of more than one year.

(3)
The principal amount of the Existing Notes outstanding at 30 September 2011 was USD100 million. Assumes all Existing Notes are exchanged for the New Notes prior to the Early Participation Deadline. As at 30 September 2011, the nominal value of notes held by the Group was US$ 26.9 million.

(4)
Except for the issuance of the Notes and as disclosed in this Offering Memorandum, including under “Management's Discussion and Analysis of Financial Condition and Results of Operations”, there has been no significant change in the capitalisation of the Group since 30 September 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read together with the IFRS Financial Statements and the notes thereto and the other information included elsewhere in this Offering Memorandum. As discussed below, the Group made significant acquisitions during the historical periods under review and additional acquisitions are pending as at the date of this Offering Memorandum. These acquisitions have affected and will affect the period-to-period comparability of the IFRS Financial Statements.

This section contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including those discussed under “Risk Factors” and “Forward-Looking Statements”.

Overview

The Group is engaged in a number of diverse business activities, primarily in Turkey. The Group’s aim is to seek enhanced returns through its portfolio of investments in sectors with high growth and return potential and which are characterised mainly by geographic, technical, “first mover” or similar barriers to entry. Returns are generated from a combination of dividend streams from its existing businesses, cash that is otherwise available for distribution from its joint ventures, and monetising its existing assets by divesting or listing a business once GYH management believes it has maximised value creation. The Group’s core business areas are: Infrastructure, Energy, Real Estate and Finance. The Group pursues a general strategy of maximising value through selective strategic divestments, acquisitions and investments primarily in business lines directly related to the Group’s existing operations, such as commercial ports, as well as in business lines within its core business areas, such as renewable energy. In addition, from time to time GYH management also invests in new businesses that are not directly related to GYH’s existing operations but which have expected high returns and which further diversify the Group’s investment portfolio, such as in the media and storage sectors.

Major Factors Affecting the Group’s Consolidated Financial Results

The most significant factors affecting the Group’s consolidated financial results are the following:

●
Economic conditions. The Group derives substantially all of its operational revenue and cash from its Turkish operations, and fluctuations in the Group’s revenue correlate with the macroeconomic and financial market conditions both in Turkey and globally. As discussed in more detail below, global financial conditions impact the Turkish economy, including foreign trade volumes, maritime tourism levels, and gas consumption levels, which, in turn, impact the Group’s financial performance.

●	Segment operations. The Group’s results are influenced by the operating performance of the individual Group businesses, which can be influenced by a number of factors.

●
Infrastructure. The Group holds interests in commercial and cruise port operations at Antalya Port, Kuşadası Cruise Port, and Bodrum Cruise Port, which generated 67.5%, 29.1% and 3.4%, respectively, of total revenue generated by the Group’s port infrastructure investments for the nine months ended 30 September 2011. The Infrastructure segment generated 33% of the Group’s total revenue in the nine months ended 30 September 2011.

The results of the Group’s commercial ports operations at Antalya Port are affected by fluctuations in foreign trade volumes and commodity trades, which are influenced by growth in the GDP of Turkey and the countries with which it trades. For example, Turkish GDP decreased by 4.7% between 2008 and 2009 as a result of the economic slowdown, and increased by 8.9% between 2009 and 2010 as a result of overall economic recovery (source: TURKSTAT). These fluctuations correspond to a decrease in container and cargo handling at Turkish ports by 13.5% and 7.5%, respectively, between

2008 and 2009, and an increase in container and cargo handling at Turkish ports by 29.8% and 17.7%, respectively, between 2009 and 2010 (source: TURKLIM). However, management believes that Antalya Port’s location, together with its unique hinterland and customer base, set-off the negative impact of fluctuations in trading volumes. See “Business of the Issuer—Port Infrastructure—Market overview of commercial port sector”. Antalya Port revenue increased slightly in U.S. dollar terms between 2008 and 2009, where container handling traffic volumes decreased by 5%, which was offset by a 40% increase in other cargo traffic volumes due to significant export demands from China, North Africa, and the Middle East. In addition, between 2009 and 2010, Antalya Port’s revenue grew by 41% in U.S. dollar terms, triggered by increases in container handling and other cargo volumes by 98% and 11%, respectively.

Revenue generated by the Group’s cruise ports operations at Antalya Port, Kuşadası Cruise Port, and Bodrum Cruise Port are driven by the number of ship and passenger arrivals, which are primarily influenced by maritime tourism levels, which typically have a delayed impact on revenue due to a significant amount of advance reservations. See “Business of the Issuer—Port Infrastructure—Market overview of cruise port sector”. For example, the total number of cruise passengers decreased by 4% between 2008 and 2009 but increased by 7% between 2009 and 2010 as a result of the delayed impact of the economic slowdown on the maritime tourism sector (source: CLIA). The decrease in cruise passengers between 2008 and 2009 corresponded to a decrease in Kuşadası Cruise Port’s revenue and passenger numbers (with a one-year lag) by 11% and 14%, respectively, between 2009 and 2010. In addition, a number of Greek cruise operators collapsed as a result of the financial crisis effecting Greece and other European countries, contributing to a further decrease in cruise passenger volumes internationally. The increase in cruise passengers between 2009 and 2010 corresponded to an increase in Kuşadası Cruise Port’s revenue and passenger numbers (with a one-year lag) by 41% and 32%, respectively, between the nine months ended 30 September 2010 and 2011.

The results of the Group’s ports operations may also be affected by competition and capacity constraints, which may become more significant as export volumes continue to increase and the trend toward larger vessel sizes to increase passenger capacity also continues. However, management believes that its expansion programs and renovation projects will assist the Group in meeting increased demand. For example, the Group significantly expanded Kuşadası Cruise Port’s facilities, including the construction of a new passenger terminal and shopping and pier extensions, to increase the port’s capacity.

●
Energy. The Group holds interests in natural gas distribution and wholesale trading, compressed natural gas distribution, thermal power generation, and renewable energy projects. Revenue generated by gas distribution and wholesale trading and compressed natural gas sales comprised 98.8% and 1.2%, respectively, of total revenue generated by the Group’s energy investments for the nine months ended 30 September 2011 and 54% of the Group’s total revenue over the same period. Revenue from compressed natural gas sales only correspond to revenue generated between May and September 2011, following the acquisition of Naturelgaz in May 2011 until the end of the period. Thermal power generation and renewable energy projects have not generated any revenue during the periods under review as these projects are currently in development stages. See “Business of the Issuer—Energy—Business overview—Thermal power generation” and “Business of the Issuer—Energy—Business overview—Renewable energy”.

The EMRA regulates prices in the natural gas market. Consequently, the results of the Group’s natural gas distribution and wholesale trading operations depend heavily on gas consumption and subscriber levels, which are affected by economic growth, industrialisation and population growth, as well as natural gas prices, alternative energy sources, weather conditions and the seasonality of the business. See “Business of the Issuer—Energy—Market overview of natural gas distribution and wholesale trading”.

For example, natural gas consumption volume in Turkey decreased by 11% between 2008 and 2009 and further decreased by 3% between 2009 and 2010 (source: BOTAŞ), however, such decreases only correlated to a decrease of 6% between 2008 and 2009, and an to increase of 10% between 2009 and 2010 in revenue generated by the Group’s natural gas distribution investments. The negative correlation for the change between 2009 and 2010 was due to additional investments made for developing gas network infrastructure, which, in turn, increased total subscriber levels. Regulation is also important to natural gas distribution and wholesale trading in that new tariffs will be set by EMRA after the first eight years of operation and future liberalisation of market activities (other than distribution) may increase competition as well as present new opportunities, such as increased vertical integration. Management seeks to obtain efficiency gains, including through coordination of its various regions. The Group continues to evaluate and monitor opportunities to expand its regional presence, as well as its wholesale trading, import and transportation operations and compressed natural gas distribution operations.

The results of the Group’s thermal power generation operations will depend on the effective management of the asphaltite mine and the successful completion of the power plant in Şirnak, which will, in turn, depend on obtaining requisite regulatory approvals, procuring supplies and equipment, and adhering to construction schedules and budgets. See “Business of the Issuer—Energy—Business overview—Thermal power generation”. Following completion of the Şirnak facilities, results of the thermal power generation operations will depend on market prices, tax and carbon emission credits and the regulatory framework.

The results of the Group’s renewable energy operations will depend on the Group’s ability to identify and develop hydro-electric, solar and other renewable energy projects. See “Business of the Issuer—Energy—Business overview—Renewable energy”. Following the launch of a hydro-electric or solar energy project, results of the renewable energy operations will depend on market prices, tax credits and the regulatory framework.

●
Real estate. The Group’s real estate development operations began to contribute to the Group’s consolidated revenue in 2011 due to rental revenue (which commenced in March 2011) and residential unit sales (which commenced in September 2011) from the Denizli Sümerpark mixed-use development following the completion of key construction phases. See “Business of the Issuer—Real Estate—Real estate investments and developments—Denizli Sümerpark Mixed-Use Development”. There are several projects that are still in various phases of development. See “Business of the Issuer— Real Estate—Real estate investments and developments”. The success of these operations depends on the completion of projects on time and on budget, which in turn depends on the Group obtaining all necessary permits and licences and the successful resolution of the legal challenges described in “Business of the Issuer—Legal Proceedings”. Operating properties will be subject to general economic conditions, including prevailing rental rates and property prices.

●
Finance. The Group holds interests in brokerage and asset management operations, which generated 96.3% and 3.4%, respectively, of total revenue generated by the Group’s financial services operations for the nine months ended 30 September 2011. The finance operations depend on general economic conditions, which have a particular effect on investment banking fees and revenue. Trading volumes influence the segment’s brokerage fees. See “Business of the Issuer—Finance—The Group’s Finance business”.

●
Acquisitions and divestitures. The Group’s strategy is to diversify its investment portfolio through strategic acquisitions and divestments in business lines related to the Group’s existing operations, such as commercial ports, as well as selective investments in new business lines, such as renewable energy. The results under review have been significantly affected by strategic acquisitions and divestments. For example, the Group’s subsidiary GPH increased its interest in the joint venture which owns the operating rights for Antalya Port from 39.80% to 99.80% in July 2010, increasing the Group’s revenue generated by its Antalya Port operations by 132.6%, (representing TL 30.3 million in the nine months ended 30 September 2011). Moreover, the Group sold all of its shares in Yeşil Energy to Statkraft A.Ş. in two phases in June 2009 and June 2010, achieving an annual return on investment of 148%, which reflected an income gain of TL 110.1 million and TL 7.2 million, respectively, in the years ended 31 December 2009 and 2010. See “—Recent Business Developments”.

A list of all acquisitions since the beginning of the financial year ended 31 December 2008 is presented below:

			Interest		Total
Name	Date	Acquirer	Acquired	Comments	Consideration(1)
			(%)		(in millions)
Infrastructure
Bodrum Liman	June 2008	GPH	60		TL 10
Ortadoğu Liman	July 2010	GPH	60	Acquired from the other shareholders of the joint venture	US$ 49.3

İzmir Liman	June 2011	GPH	54	Acquired from the other shareholders of the joint venture	TL 1.6

Energy
Natural Gas Distribution and Wholesale Trading

Aydin	August 2008	Energaz (licence	100	30-year distribution licence	N/A
		approval date)

Naturelgaz	May 2011	EYH	25	30-year CNG distribution and sale licence in certain regions	TL 8 + US$0.3 (GYH’s portion)

Energaz	August 2011	EYH	23.3		US$ 12.8 (GYH’s portion)

Renewable Energy and Thermal Power Generation
Gümüşsan (HEPP)	April 2007	Yeşil Energy	99.92	HEPP in Bitlis	US$ 2.1
	(conditions met in 2008)

Osmanlı	March 2008	Yeşil Energy	49.88	40% interest in Düzce Aksu HEPP	US$ 1.0

Dağören (HEPP)	May 2008	Yeşil Energy	70	Licence application by Ozarsu	US$ 3.6

Anadolu (HEPP)	June 2009	Yeşil Energy	52.4		TL 25.8
Geliş Madencilik	Pending	Global Energy	80	Şırnak TEPP energy sourcing	To be determined

Real Estate
Van Mixed Use Land	February 2008	Pera REIT	25	Acquired pursuant to a tender	TL 16
		GYH	75	(In December 2010, Pera REIT
				transferred its share to GYH)

Land in Balıkesir	August 2008	Pera REIT	100	Acquired pursuant to a tender	TL 17.4

Veli Alemdar Han	March 2009	GYH	100	Acquisition in return for disposition of 20% of shares in return for Boğaziçi Yat. Tur. Ve Gayr. Gel.AŞ. and Kuşadası Tur.Yat.ve İşl. A.Ş. and receivables	TL 36.2 (total cost of disposed associates and receivables)

Finance
Global Menkul	April 2008	GYH	20	Re-acquired from Banca IMI	€3.2
Değerler

Notes:

(1)	This represents the total consideration paid by the Group.

A list of all divestments since the beginning of the financial year ended 31 December 2008 is presented below:

			Interest		Total
Name	Date	Acquirer	Divested	Comments	Consideration(1)
			(%)		(in millions)
Infrastructure

GPH	July 2011	VEI Capital	22.1	Minority sale	US$77.4

Energy
Renewable Energy
Yeşil Energy	June 2009	Statkraft AS	95	Sale with additional revenue	€ 85.6
				conditions
Yeşil Energy	June 2010	Statkraft AS	5	Direct sale	€ 5.5
Düzce Aksu (HEPP)	June 2010	Yeşil Energy	40	Direct sale	€ 2.0

Real Estate
Land in Balıkesir	February 2009	Tesco Kipa	100		TL 21.5

Boğaziçi Yat. Tur. Ve	March 2009	Alta Investments	20 each	Disposition of 20% of the	TL 51.9
Gayr. Gel.AŞ. and Kuşadası Tur.Yat.ve İşl. A.Ş.				shares in each of these companies and receivables in return for acquisition of Veli Alemdar Han	(fair value of Veli Alemdar Han)

Veli Alemdar Han	December 2010	Seba Alkoçlar	100		US$25 (incl. VAT)
Land plots in Kemalpaşa	June 2011	Abalioğlu Yem	100		TL 3.4 (incl. VAT)

Finance
Hedef Menkul Değerler	December 2010	X-Trade Brokers	99		US$1.2

Global Menkul Değerler	June 2011	Initial Public Offering	25	Initial Public Offering	TL 16.5

Global Menkul Değerler	June 2011	Azimut	5	Minority sale	TL 3.3

Other
Gy Elyaf	November 2008	Vopak NV	100	Sale with conditional goodwill amounting to US$4.9 million	TL 28.0 (including receivables from GY Elyaf)

Bilecik Demir Çelik	September 2011	Ada Metal	40		TL 6.0

•
Taxation. The Group is subject to taxation in accordance with the tax procedures and the legislation effective in Turkey. Corporate taxes paid in Turkey are based on taxable income. Corporation tax is computed on the statutory income tax base determined in accordance with the Turkish tax code. For the years ended 31 December 2008, 2009 and 2010, the corporation tax rate was 20%. The tax legislation provides a quarterly accrual tax system based on the current quarter’s accrued income. Such interim payments are deductible from the year-end tax bill of a company. There is no group consolidation for tax purposes in Turkey. Each subsidiary is taxed based on its individual profit or loss.

The Group regularly analyses ways to achieve tax savings. For example, it established Pera REIT in 2006 to benefit from the tax provisions applicable to REITs. Real estate investment trusts are exempt from corporate tax in Turkey. In addition, the Turkish International Ship Registry Law is intended to accelerate the development of the Turkish maritime sector and increase its contribution to the Turkish economy, therefore, income generated through vessels covered by the law by the Group’s port operating companies are not subject to income tax. Under the law, expenses related to these operations are considered disallowable expenses. Moreover, Turkey periodically amends its regulations governing investment schemes to encourage investments in the energy and export sectors, as well as in the manufacturing, cargo transportation, passenger transportation via sea and rail, tourism, health and education. For example, current regulations provide particular tax incentives, including reduced corporate tax, VAT and customs duties exemptions, social security premium contributions, and loan interest support, for certain new investments that satisfy investment size, sector, geographical region and other criteria. As such, the Group reviews these tax benefits and identifies eligible investments, particularly in the energy business and port operations.

•
Seasonality/cyclicality. With respect to the Group’s financial results for the nine months ended 30 September 2010 and 2011, the Group’s net sales in the infrastructure and energy businesses are subject to a number of seasonal and cyclical trends. The turnover of the infrastructure business is dependent upon activity in the ports which are managed by the Group. The number of cruise liners using the ports and the amount of cargo transferred through the ports are lower during the winter months. The energy business is dependent upon the use of natural gas by customers and new subscribers. The levels of natural gas usage fluctuate during the year and tend to be higher during winter. Accordingly, the operating results from the first nine months of 2010 and 2011 for the ports and energy businesses are not necessarily a fully reliable indicator of the expected operating results for the full year.

•
Future capital requirements and commitments. The Group budgets and will continue to budget for capital expenditure required pursuant to its concession agreements and relating to infrastructure and operational efficiency. See “—Capital expenditures”. In addition, members of the Group have made and may continue to make certain loans, advances and other commitments to support the cash requirements of certain subsidiaries, associates and joint ventures. These have included, among other things, capital contributions and the giving of guarantees to lenders. See “—Liquidity and Capital Resources—Other indebtedness” and “— Liquidity and Capital Resources—Guarantees relating to indebtedness”. As a result, the Group may be required to make additional capital expenditures or commitments in the future, some of which may be unplanned, causing capital expenditures to vary from year to year.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Group and the enterprises controlled by it. Control is achieved where the Group has the power to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. Entities under joint control are proportionally consolidated in accordance with IAS 31 “Interests in Joint Ventures” principles.

Certain companies in respect of which the Group has a controlling interest or significant influence are not consolidated or equity accounted as they are immaterial individually and in aggregate to the results and financial position of the Group. Torba İnşaat ve Turistik A.Ş., in which the Group has an ownership interest of 80% but has no control, is also not consolidated. These companies are classified as “investments” in the IFRS Financial Statements.

From the date of acquisition or formation the balance sheet and income statement of subsidiaries and companies under joint control are consolidated on a line by line basis, and the carrying value of the investment held by the Group is eliminated against related equity and reserves accounts. All significant inter- company transactions and balances between group enterprises are eliminated on consolidation. The results of subsidiaries and joint ventures acquired or disposed of during the period are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

The following table provides the jurisdiction of incorporation, business segment and the effective ownership of each of the Group’s subsidiaries, joint ventures and associates at the end of each period under review, excluding certain subsidiaries which are deemed immaterial.

	Effective Ownership
	As at				As at
	As at 31 December				30 September
	Location	2008	2009	2010	2011
		(%)	(%)	(%)	(%)
Subsidiaries:
Infrastructure
GPH	Turkey	99.99	99.99	99.99	77.89
Ege Liman İşletmeleri A.Ş. (Ege Ports)	Turkey	72.50	72.50	72.50	56.47
Bodrum Liman İşletmeleri A.Ş (Bodrum Liman)	Tụrkey	43.50	60.00	60.00	46.73
Ortadoğu Antalya Liman İşletmeleri A.Ş. Ortadoğu Liman)(1)	Turkey	39.80	39.80	99.80	77.73
Global Depolama A.Ş.	Turkey	99.99	99.99	99.99	77.88
İzmir Liman İşletmeciliği A.Ş.(2),(11)	Turkey	46.00	46.00	46.00	82.53
Energy
Global Enerji Hizmetleri ve İşletmeciliği A.Ş. (Global Energy)	Turkey	99.99	99.99	99.99	100.0
Yeşil Enerji A.Ş(2)	Turkey	99.99	—	—	—
Gümüşsan Enerji Elektronik Elektrik İnş. Taah.Ltd.(2)	Turkey	99.99	—	—	—
Çetin Enerji A.Ş.(2)	Turkey	99.99	—	—	—
Çakit Enerji A.Ş.(2)	Turkey	99.93	—	—	—
Ege Global Madencilik San.ve Tic. A.Ş. (Ege Global)	Turkey	84.99	84.99	84.99	84.99
Galata Enerji Üretim Sanayi ve Ticaret A.Ş. (Galata Energy)	Turkey	50.99	50.99	50.99	50.99
Osmanlı Enerji A.Ş. (Osmanlı)(3)	Turkey	99.96	—	99.96	99.96
Dağören Enerji A.Ş. (Dağören)	Turkey	70.00	70.00	70.00	70.00
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş. (Doğal Energy)	Turkey	99.99	99.99	99.99	99.99
GES Enerji A.Ş.	Turkey	99.99	99.99	99.99	99.99
Real Estate
Pera Gayrimenkul Yatırım Ortaklıgı A.Ş. (Pera REIT)	Turkey	28.21	28.15	33.82	49.51
Vespa Enterprises (Malta) Ltd. (Vespa)	Malta	99.93	99.93	99.93	99.93
Maya Turizm Ltd. (Maya Turizm)	Cyprus	64.07	63.99	66.82	74.72

Finance
Global Portföy Yönetimi A.Ş. (Global Portföy)	Turkey	99.90	99.99	99.99	99.92
Global Menkul Değerler A.Ş. (Global Menkul)	Turkey	99.99	99.99	99.99	77.16
Global Valori Mobiliare SA.(4)	Romania	99.47	99.47	—	—
Global Securities (USA) Inc.	USA	99.99	99.99	99.99	77.16
Global Financial Products Ltd. (GFP)	Cayman Islands	100.0	100.0	100.0	100.0
Global Sigorta Aracılık Hizmetleri A.Ş. (Global Sigorta)	Turkey	99.99	99.99	99.99	99.99
Hedef Menkul Değerler A.Ş. (Hedef)(5)	Turkey	97.52	98.35	—	—
CJSC Global Securities Kazakhstan	Kazakhstan	99.99	99.99	99.99	77.16

Other
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic. A.Ş.	Turkey	94.40	94.40	94.40	100.0
Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. (Salıpazarı)	Turkey	99.99	99.99	99.99	99.99
Güney Madencilik İşletmeleri A.Ş. (Güney)	Turkey	99.99	99.99	99.99	99.99
Doğu Madencilik İşletmeleri A.Ş. (Doğu)	Turkey	99.99	99.99	99.99	99.99
Nesa Madencilik San.ve Tic.A.Ş. (Nesa)	Turkey	99.99	99.99	99.99	99.99
Tora Yayıncılık A.Ş. (Tora)	Turkey	96.00	96.00	96.00	96.00
Sem Yayıncılık A.Ş. (Sem)	Turkey	62.40	62.40	62.40	62.40
Sümerpark Gida İşletmeciliği A.Ş(6)	Turkey	99.99	99.99	99.99	99.99

	Effective Ownership
	As at				As at
	As at 31 December				30 September
	Location	2008	2009	2010	2011
		(%)	(%)	(%)	(%)
Under Joint Control:
Energy
Enerji Yatırım Holding A.Ş. (Energy Investment Holding)	Turkey	49.99	49.99	49.99	49.99
Düzce-Aksu Hidroelektrik Enerjiden Elektrik Üretim Santrali Ltd. Şti. (Aksu HEPP)(7)	Turkey	39.98	39.98	—	—
Anadolu Elektrik Üretim San. Tic. A.Ş. (Anadolu)(2)	Turkey	47.60	—	—	—
Akel Elektrik Üretim San. Tic. A.Ş. (Akel)(2)	Turkey	46.65	—	—	—
Energaz Gaz Elektrik, Su Dağıtım A.Ş. (Energaz)	Turkey	26.49	26.23	26.23	49.49
Kentgaz Denizli Sehir Doğal Gaz Dagıtım A.Ş. (Denizli)	Turkey	23.84	23.61	23.61	44.54
Gaznet Sehir Doğal Gaz Dagıtım A.Ş. (Konya)	Turkey	19.86	19.66	19.66	37.43
Çorum Doğal Gaz Dağıtım ve Sanayi Ticaret A.Ş. (Çorum)	Turkey	7.94	7.87	7.87	14.85
Netgaz Sehir Doğal Gaz Dağıtım A.Ş. (Ereğli)	Turkey	23.83	23.59	23.59	44.51
Kapadokya Doğal Gaz Dağıtım A.Ş. (Niğde Nevşehir)	Turkey	16.69	16.52	16.52	31.18
Erzingaz Doğal Gaz Dağıtım A.Ş. (Erzincan)	Turkey	23.84	23.61	23.61	44.54
Olimpos Doal Gaz Dağıtım A.Ş. (Antalya)	Turkey	23.84	23.61	23.61	44.54
Karaman Doğalgaz Dağıtım Ltd. Şti.	Turkey	23.84	23.61	23.61	44.54
Aksaray Doğalgaz Dağıtım A.Ş.	Turkey	26.49	26.22	26.22	44.53
Aydın Doğalgaz Dağıtımı A.Ş	Turkey	—	26.23	26.23	49.47
Medgaz A.Ş. (Medgaz)(8)	Turkey	26.23	26.23	26.23	49.49
Naturelgaz Sanayi ve Tic. A.Ş.(9)	Turkey	—	—	—	25.00
Other
Bilecik Demir Çelik Sanayi ve Ticaret A.Ş.(12)	Turkey	39.99	39.99	39.99	—
Associates (Equity accounted investments):
Real Estate
Boğaziçi Holding (Park Plaza, Kuşadası Holiday Village, The Galata Building)(10)	Turkey	20.00	—	—	—
Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. (Kuşadası Turizm)(10)	Turkey	20.00	—	—	—

Notes:

(1)	Prior to the Group’s acquisition of the remaining 60% interest in Ortadoğu in July 2010, it was consolidated by the Group as a joint venture.

(2)	Sold on 23 June 2009.

(3)	Sold on 23 June 2009 and reacquired on 2 June 2010.

(4)	This company has been liquidated.

(5)	Sold on 17 December 2010.

(6)
This company was reorganised in connection with the development of a shopping centre that was opened on 12 March 2011. Its original name “Sancak Global Enerji Yatırımları A.Ş.” was changed to “Sümerpark Gida İşletmeciliği A.Ş.” in May 2011.

(7)	Sold on 2 June 2010.

(8)	Although not included in the scope of consolidation in 2008 and 2009, this company has been included for 2010 as its operations began to become significant in 2010.

(9)	The Group acquired a 25% indirect stake (via Enerji Yatırım Holding) on 23 May 2011.

(10)	The shares held by the Group in these companies were sold on 31 March 2009.

(11)	Prior to the Group’s completion of the acquisition of the remaining 54% in İzmir Liman in June 2011, it was consolidated by the Group as a joint venture.

(12)	Sold on 15 September 2011.

On acquisition, the assets and liabilities of a subsidiary are measured at their fair values as at the date of acquisition. The interest of minority shareholders is stated at the minority’s proportion of their fair values of the assets and liabilities recognised.

The Group’s stakes in natural gas concessions have been consolidated under EIH. Energaz, in which the Group has an effective 49.49% ownership through EIH, is the primary entity responsible for the natural gas operation of the Group. See “Business of the Issuer—Energy”.

Financial Reporting

Basis of financial reporting

The Group’s audited consolidated financial statements for the years ended 31 December 2008, 2009 and 2010 and its financial statements for the nine months ended 30 September 2010 and 2011 contained in this Offering Memorandum have been prepared and presented in accordance with IFRS.

For consistency with the Group’s financial statements for the year ended 31 December 2010, the Group has made certain reclassifications and adjustments in its IFRS financial information for the years ended 31 December 2008 and 2009. These reclassifications and adjustments primarily relate to an increase in the Group’s shareholding in its jointly controlled entity EIH in August 2011 and the reclassification for the Group’s financial reporting purposes of the operations of EIH from “discontinued operations” to “continued operations”. The Group increased its stake in EIH in line with its strategic decision to further expand and consolidate all of its energy assets in general, and its natural gas distribution and wholesale trading, thermal power generation, and renewable energy projects in particular, to replicate the success previously achieved with a similar restructuring of the Group’s port operations. Other adjustments relate to reclassification of certain liabilities and depreciation expenses, all as set for in Note 3 to the financial statements for the year ended 31 December 2010 and in Note 3 to the financial statements for the year ended 31 December 2009.

Recent Business Developments

Major business developments in each of the Group’s segments are highlighted below, each of which are discussed in more detail in “Business of the Issuer”.

●
Infrastructure. In June 2008, GPH acquired a 60% ownership interest in Bodrum Cruise Port for a total consideration of TL 10 million. In June 2011, GYH sold a 22.114% minority stake in GPH to a subsidiary of VEI Capital based on a total equity valuation of GPH of US$ 350 million. In July 2010, GPH increased its interests in the joint venture that owns the operating rights for Antalya Port from 39.80% to 99.80%, increasing the Group’s revenue generated by its Antalya Port operations by 132.6%(representing TL 30.3 million in the nine months ended 30 September 2011). In December 2010, a consortium comprised of GPH and DKS was the preferred bidder for the tender of Port of Durrës and GPH currently holds a 1% interest in the joint venture though has not utilised its call option to own up to 100% of the port.

●
Energy. In 2008, the Group signed an agreement to purchase a 60% stake in Geliş Mining, a company which holds exclusive operating rights to the Şırnak Field, and in 2009 Global Energy, through its subsidiary Galata Energy, commenced the development of a 270 MW CFBB-type power plant located in close proximity to the Şırnak Field. In 2009 and 2010, GYH sold a 100% stake in Yeşil Energy, GYH's wholly-owned subsidiary, which held hydro-electric power plant projects, to Statkraft or a total consideration of €91.1 million, which resulted in a gain of TL 110.1 million and TL 7.2 million, respectively, in the years ended 31 December 2009 and 2010. In 2010, GYH signed a memorandum of understanding with a leading European entity, to evaluate solar power investments in Turkey. In May 2011, EIH acquired a 50% stake in Naturelgaz, a licensed CNG company, from Ahmet Çalık and Çalık Enerji Sanayi ve Ticaret A.Ş. for a total consideration of TL 16.0 million and US$ 0.565 million, respectively. In August 2011, EIH increased its stake in Energaz, the primary entity holding the Group's interests in natural gas operations, from 52.47% to 99.0%.

●
Real Estate. Pera REIT sold several real estate assets, including the Veli Alemdar Han building in Istanbul in 2010. In 2010, GYH acquired all of the interests in the Van mixed-use development project encompassing a shopping centre and a four-star hotel. The shopping centre at Pera REIT’s Denizli Sümerpark project, a mixed-use development including a shopping mall, residential units, a five-star hotel and a hospital, officially opened in March 2011.

●
Finance. Global Securities launched an initial public offering on the ISE in June 2011, raising TL 16.5 million. GYH agreed a sale by way of a rights issue of a 60% majority stake in Global Asset Management to Azimut in August 2011, for a total consideration of TL 3.8 million (subject to receipt of regulatory approval).

Significant Accounting Policies

The Group’s significant accounting policies are presented in Note 3 to the consolidated financial statements as at and for the year ended 31 December 2010. There were no material changes to the Group’s significant accounting policies in the condensed consolidated financial statements as at and for the nine months ended 30 September 2011.

Results of Operations

Nine months ended 30 September 2011 compared to the nine months ended 30 September 2010

Revenue

	For the nine months ended 30 September
	2010		2011
	(TL millions)	(% of Total)	(TL millions)	(% of Total)
Revenue
Infrastructure	41.4	26	78.8	33
Energy	92.5	58	129.3	54
Finance	21.6	13	24.2	10
Real Estate	—	0	3.1	1
Holding	1.7	1	—	0
Other	3.9	2	3.4	2
Total(1)	161.1	100	238.8	100

Notes:

(1)	Total revenue include the revenue per IFRS financial statements plus the effect of the reversal of the deferred subscriber connection fee revenue.

The Group’s revenue for the nine months ended 30 September 2011 was TL 238.8 million, compared to TL 161.1 million for the nine months ended 30 September 2010, representing an increase of TL 77.7 million, or 48%. The change was primarily due to the increase in revenue of the Infrastructure and Energy segments.

Revenue of the Infrastructure segment is primarily comprised of port revenues, primarily from fees on commercial and, to a lesser extent, passenger traffic. The Infrastructure segment realised revenue of TL 78.8 million for the nine months ended 30 September 2011, compared to TL 41.4 million for the nine months ended 30 September 2010, representing an increase of TL 37.4 million, or 90%. A significant portion of the increase in revenue was attributable to Antalya Port, both due to the acquisition of an increased stake in the port as well as an increase in the operational performance of the port. In July 2010, the Group acquired the remaining 60% ownership interest in Antalya Port, effectively increasing its ownership interest to 100%. Antalya Port’s revenue was consolidated at 100% in the nine months ended 30 September 2011, and consolidation at 39.80% between 1 January 2010 and 29 July 2010 and at 100% between 29 July 2010 and 30 September 2010. If Antalya Port was consolidated at 100% between 1 January 2010 and 30 September 2010, management estimates that the port’s revenue in 2010 would have been higher by TL 19 million. On an individual basis, revenue generated by Antalya Port, Kuşadası Cruise Port and Bodrum Port increased in the nine months ended 30 September 2011 compared to the same period in 2010 by 27%, 44% and 2%, respectively. Total containers handled in Antalya Port increased by 39% in the nine months ended 30 September 2011 compared to the same period in 2010, reaching 128,500 TEU compared to 92,800 TEU in the previous period, mainly as a result of efficient port management and increases in marble exports to China. The Group invested in two new container cranes after acquiring the remaining shares of the port in 2010, which significantly contributed to the ports ability to accommodate an increase in container traffic. In addition, as at 30 September 2011, the number of cruise and military ship arrivals at Antalya Port increased by 35% to 58, compared to 43 ship arrivals in the same period in 2010. However, total general and bulk cargo handled at the port decreased by 19% to 1.9 million tons, compared to 2.3 million tons in the same period in 2010, primarily due to a decrease in Turkey’s foreign trade volumes with North Africa and the Middle East as result of increased political and social turmoil in these regions. With regards to cruise port operations, Kuşadası Cruise Port’s revenue increased by 44% in the nine months ended 30 September 2011, compared to the same period in 2010. The growth in the global cruise industry in general, along with the increasing popularity of the eastern Mediterranean as a tourist destination and the trend towards larger vessel sizes were instrumental to this increase in revenue. Total cruise ship arrivals increased by 6%, reaching 430 ships in the nine months ended 30 September 2011 compared to 407 ships in the same period in 2010. Total cruise passenger arrivals increased by 31% and cruise ship tonnage served increased by 40% in the nine months ended 30 September 2011 compared to the same period in 2010, underlining the trend toward larger vessel sizes. The increase in Bodrum Cruise Port revenue in the nine months ended 30 September 2011 compared to the same period in 2010 was relatively minor, mainly due to a decrease in the number of navy ships served during the period (two ships were served in the nine months ended 30 September 2011, compared to six ships in the same period in 2010). The impact of the decrease in navy ships was partially offset by an increase in duty-free revenue, which, in turn, correlated to a 9% increase in total passenger arrivals.

Revenue of the Energy segment comprised of revenue generated by the Group’s regional natural gas distribution and wholesale trading subsidiaries. The Group recorded revenue of TL 129.3 million for the nine months ended 30 September 2011, compared to TL 92.5 million for the nine months ended 30 September 2010, representing an increase of TL 36.8 million, or 40%. This increase was mainly a result of a 40% increase in the volume of natural gas sales (excluding gas carriage), from 309 million m3 in the nine months ended 30 September 2010 to 430 million m3 in the nine months ended 30 September 2011. Total gas consumption including gas carriage increased from 437 million m3 in the nine months ended 30 September 2010 to 558 million m3 in the same period in 2011. In addition, a total of 77,130 new subscribers were acquired in the nine months ended 30 September 2011, compared to 64,859 new subscribers in the same period in 2010. Total number of subscribers reached 555,596 as at 30 September 2011. Fluctuations in energy prices did not have a significant impact on revenues of the Energy segment for the nine months ended 30 September 2011.

Revenue of the Finance segment primarily comprised of securities brokerage commissions, interest revenue on margin lending transactions, portfolio management fees, proprietary trading revenue and advisory fees. The Finance segment recorded revenue of TL 24.2 million in the nine months ended 30 September 2011, compared to TL 21.6 million for the nine months ended 30 September 2010, representing an increase of TL 2.6 million, or 12%. This change was primarily a result of an increase in agency commissions by TL 1.8 million and an increase in advisory fees by TL 0.6 million.

Revenue of the Real Estate segment was mainly comprised of rental revenue generated by Pera REIT for the Sümerpark shopping centre, which commenced operations in March 2011.

Revenue of the Other business segment included revenue of steel production, which decreased by 13%, from TL 3.9 million in the nine months ended 30 September 2010 to TL 3.4 million in the nine months ended 30 September 2011, mainly due to low productivity levels at the steel production facility. The Group divested all of its interest in steel production in September 2011.

Cost of sales

	For the nine months ended 30 September
	2010		2011
	(TL millions)	(% of Total)	(TL millions)	(% of Total)
Cost of Sales
Infrastructure	(15.6)	14	(31.1)	18
Energy	(86.4)	77	(120.6)	68
Finance	(2.3)	2	(3.0)	2
Real Estate	—	0	(0.7)	0
Holding	(3.5)	3	(18.2)	10
Other	(4.8)	4	(3.6)	2
Total	(112.6)	100	(177.2)	100

Cost of sales for the nine months ended 30 September 2011 were TL 177.2 million, compared to TL 112.6 million for the nine months ended 30 September 2010, representing an increase of TL 64.6 million, or 57%. The change was primarily due to an increase in the cost of sales of the Energy segment, and also by an increase in the cost of sales of the Infrastructure segment and Holding.

Cost of sales of the Infrastructure segment primarily comprised of depreciation, personnel, subcontractor expenses, fuel, transportation, insurance, maintenance expenses, commission fees paid to government authorities and other miscellaneous expenses. The Infrastructure segment had cost of sales of TL 31.1 million for the nine months ended 30 September 2011, compared to TL 15.6 million for the nine months ended 30 September 2010, representing an increase of TL 15.5 million, or 99%. The increase was partially a result of the effect of the consolidation of Antalya Port’s cost of sales at 100% in the nine months ended 30 September 2011, compared to consolidation at 39.80% between 1 January 2010 and 29 July 2010 and at 100% between 29 July 2010 and 30 September 2010. If Antalya Port had been consolidated at 100% between 1 January 2010 and 30 September 2010, management estimates that the port’s cost of sales in 2010 would have been TL 7.9 million. Gross profit margin slightly deteriorated, to 60.45% in the nine months ended 30 September 2011 from 62.4% in the same period in 2010. The decrease is primarily attributable to Antalya Port, where a decrease in general and bulk cargo revenue were not fully reflected in cost of sales as subcontractor costs were agreed on fixed terms for 2011. Depreciation charges have also increased because of additional investments made to improve port infrastructure following the acquisition of the remaining shares of the port.

The cost of sales of the Energy segment primarily comprised of the cost of natural gas distribution. The Energy segment had cost of sales of TL 120.6 million for the nine months ended 30 September 2011, compared to TL 86.4 million for the nine months ended 30 September 2010, representing an increase of TL 34.2 million, or 40%. This change was in line with the increase in revenue of the Energy segment, which increased by 40% during the same periods, reflecting the pass-through nature of gas sales revenue.

The cost of sales of the Finance segment primarily comprised of brokerage commission charges and interest charges from loans delivered to customers. The Finance segment had cost of sales of TL 3.0 million for the nine months ended 30 September 2011, compared to TL 2.3 million for the nine months ended 30 September 2010, representing an increase of TL 0.7 million, or 30%. This change was largely a result of an increase in commissions paid by TL 0.7 million.

The cost of sales of the Real Estate segment in 2011 was comprised of utility and management expenses for the Sümerpark shopping centre, which became operational in March 2011.The cost of sales of the Real Estate segment amounted to 0.7 million for the nine months ended 30 September 2011, compared to no cost of sales in the nine months ended 30 September 2010.

The cost of sales of Holding, which were TL 18.2 million for the nine months ended 30 September 2011 and TL 3.5 million for the nine months ended 30 September 2010, mainly included the additional amortisation related to the intangible and tangible assets of Antalya Port, which had been recorded at fair value on 29 July 2010, the date of the acquisition of an additional 60% of the shares in Antalya Port. Those amortisation expenses amounted to TL 17.4 million for the nine months ended 30 September 2011 and TL 3.5 million for the nine months ended 30 September 2010.

The cost of sales in the Other segment mainly included the cost of sales of the steel production facility. The Group divested all of its interest in the facility in September 2011.

Selling and marketing expenses and administrative expenses

	For the nine months ended 30 September
	2010		2011
	(TL millions)	(% of Total)	(TL millions)	(% of Total)
Selling and marketing expenses and administrative expenses(1)
Infrastructure	(5.1)	10	(8.4)	12
Energy	(6.4)	13	(7.6)	11
Finance	(18.0)	37	(20.5)	31
Real Estate	(1.5)	3	(2.1)	3
Holding	(17.6)	36	(28.4)	42
Other	(0.8)	1	(0.8)	1
Total	(49.4)	100	(67.8)	100

Notes:

(1)	Referred to as operating expenses below.

The operating expenses of the Group, which consist of administrative expenses and selling, marketing and distribution expenses, were TL 67.8 million in the nine months ended 30 September 2011, compared to TL 49.4 million in the same period in 2010, representing an increase of TL 18.4 million, or 37%. The increase in operating expenses was mainly due to an increase in operating expenses of Holding, as well as increases in the operating expenses of the Infrastructure and Energy segments.

For the nine months ended 30 September 2011, the Infrastructure segment recorded operating expenses of TL 8.4 million, compared to TL 5.1 million in the same period in 2010, representing an increase of TL 3.3 million, or 65%. In addition to the effect of the increase in the percentage at which Antalya Port is consolidated following the acquisition of additional shares, this increase was attributable to the expenses of GPH and its subsidiaries, which was reorganised in the second half of 2010 in anticipation of a potential public offering, private placement, and asset acquisitions, consequently increasing the personnel, consultancy and travel expenditures.

The operating expenses of the Energy segment were TL 7.6 million for the nine months ended 30 September 2011, compared to TL 6.4 million for the same period in 2010, representing an increase of TL 1.2 million, or 19%. TL 0.9 million of this increase was due to the operating expenses of Naturelgaz, a company with compressed natural gas operations, which was consolidated following the acquisition of 25% of its shares in May 2011.

The Finance segment recorded operating expenses of TL 20.5 million for the nine months ended 30 September 2011, compared to TL 18.0 million for the same period in 2010, representing an increase of TL 2.5 million, or 13%. This increase was mainly attributable to increases in personnel and marketing expenses in line with growth in trading volumes.

The operating expenses of the Real Estate segment increased to TL 2.1 million for the nine months ended 30 September 2011, from TL 1.5 million for the same period in 2010, representing an increase of TL 0.6 million, or 40%. This increase was mainly due to marketing expenses incurred in connection with the Sümerpark shopping centre, which became operational in 2011.

For the nine months ended 30 September 2011, Holding reported TL 28.4 million of operating expenses, compared to TL 17.6 million for the same period in 2010, representing an increase of TL 10.8 million, or 61%. The increase was primarily attributable to personnel expansion and also impacted by various consultancy and business development expenses of the Group as a result of acquisitions, participations in tenders, and divestures across all of the Group’s business lines.

The operating expenses of the Group’s Other business lines were not material for the periods under review.

Other income and other expenses

	For the nine months ended 30 September
	2010		2011
	(TL millions)	(% of Total)	(TL millions)	(% of Total)
Other income
Infrastructure	0.6	0	0.4	3
Energy	0.7	0	0.5	3
Finance	0.8	0	1.2	9
Real Estate	0.3	0	0.3	2
Holding	262.1	100	12.2	83
Other	–	0	–	0
Total	264.5	100	14.6	100

	For the nine months ended 30 September
	2010		2011
	(TL millions)	(% of Total)	(TL millions)	(% of Total)
Other expenses
Infrastructure	(0.3)	2	(1.1)	23
Energy	(0.6)	3	(1.3)	27
Finance	(0.4)	2	–	0
Real Estate	–	0	–	0
Holding	(17.0)	93	(2.3)	48
Other	–	0	(0.1)	2
Total	(18.3)	100	(4.8)	100

In line with its business strategy, the Group continued to make selective asset acquisitions and disposals during the periods under review. Acquisitions and disposals result in asset sale gains and losses, as appropriate, and fair value adjustment gains and losses, as appropriate, which are accounted for under other income and expenses.

In the nine months ended 30 September 2011, the Group recorded income of TL 6.8 million from the sale of all of the shares of Bilecik Demir Çelik, a gain of TL 3.2 million from the acquisition of 25% of the shares of Naturelgaz, and a gain of TL 2.2 million from the acquisition of the remaining 54% of the shares in İzmir Liman, all of which were reported under Holding. In the same period in 2010, the Group recorded a gain of TL 254.9 million from the acquisition of the remaining 60% of the shares of Antalya Port, and a gain of TL 7.2 million from the sale of 5% of the shares of Yeşil Energy, both of which were reported under Holding. With respect to the acquisition of Antalya Port, the transaction was accounted for by applying the acquisition method in accordance with IFRS 3 “Business Combinations”, and the TL 254.9 million gain represented the difference between the fair market value of identifiable assets, liabilities and contingent liabilities and the sum of the net cash flow due to the acquisition and the carrying amount of net identifiable assets corresponding to the equity interest held immediately prior to the acquisition.

In the nine months ended 30 September 2011, Holding reported other expenses amounting to TL 2.3 million as result of donations made to the Group’s social responsibility projects, whereas other expenses consisted of impairment losses incurred from the fair value adjustment of a real estate property asset (Veli Alemdar Han) which was sold for a total consideration of US$ 25 million.

The other income and other expenses of the Group’s Other business lines were not material for the periods under review.

Share sales gain/loss recognised in equity

For the nine months ended 30 September 2011, the Group recorded a gain on treasury stock (for GYH’s shares) amounting to TL 3.7 million, a gain from the sale of 22.1% of the shares in GPH to VEI Capital amounting to TL 44.5 million, and a gain from sale of 5% of the shares in Global Menkul to Azimut amounting to TL 0.6 million, all of which were reported under Holding and included in consolidated

EBITDA. For the same period in 2010, the Group recorded a loss of TL 1.5 million on treasury stock (for GYH’s shares), which was also reported under Holding and included in consolidated EBITDA. Management believes these gains and losses should be included and reported under consolidated EBITDA to more accurately reflect the Group’s business and strategy. However, these amounts are reported in the consolidated financial statements under shareholders’ equity and, therefore, are not included in net profit and loss for the period.

EBITDA

	For the nine months ended 30 September
	2010		2011
	(TL millions)	(% of Total)	(TL millions)	(% of Total)
EBITDA(1)
Infrastructure	27.1	11	48.8	56
Energy	3.0	1	5.4	6
Finance	0.6	0	2.2	3
Real Estate	(1.0)	0	0.9	1
Holding	229.3	88	29.8	33
Other	(1.0)	0	(0.5)	0
Total(2)	258.0	100	86.6	100

Notes:

(1)
The Group’s EBITDA throughout this Offering Memorandum (excluding the Financial Statements and Conditions) represents management’s presentation of adjusted EBITDA. EBITDA as disclosed in the IFRS Financial Statements and EBITDA as defined in Condition 5.13 differs from EBITDA in this Offering Memorandum. See “Presentation of Financial and Other Information— Measures of Financial Performance”.

(2)	Total EBITDA include the EBITDA per IFRS financial statements plus the effect of the reversal of the deferred subscriber connection fee revenue.

The main deviations in the figures constituting the EBITDA are explained in detail in “Presentation of Financial and Other Information—Measures of Financial Performance”. As EBITDA also includes the impact of acquisitions and divestments during the periods under review, including both operational results and gains and losses recorded as a result of such acquisitions and divestments and as the Group’s strategy includes maximising value through selective strategic divestments and acquisitions, EBITDA for the periods under review may not be indicative of EBITDA in future periods.

Net finance expenses

The Group realised net finance expenses of TL 64.6 million for the nine months ended 30 September 2011, compared to TL 8.9 million for the same period in 2010. The change was mainly attributable to foreign exchange differences and net interest expenses. In the nine months ended 30 September 2011, the Group recorded net foreign exchange losses amounting to TL 33.5 million from its U.S. dollar-denominated short positions due to a depreciation in the value of the Turkish Lira against the U.S. dollar by approximately 19.4%. However, in the same period in 2010, the Group recorded a net foreign exchange gain of TL 7.4 million as a result of an appreciation in the value of the Turkish Lira against the U.S. dollar by 3.6%. Net interest expenses in the nine months ended 30 September 2011 also increased to TL 15.5 million, compared to TL 9.2 million in the same period in 2010, mainly because of increased borrowings to finance the acquisition of additional shares in Antalya Port, as well as to finance additional investments made to further develop the Group’s energy, port infrastructure and real estate investment portfolio.

Income tax benefit

For the nine months ended 30 September 2011, the Group recorded taxation on income of TL 3.5 million as a gain, which consisted of a deferred tax income of TL 11.1 million partially offset by TL 7.6 million of current taxation charges. The taxation on income for the nine months ended 30 September 2010 was TL 4.6 million as a gain and comprised of a TL 9.8 million gain of deferred tax partially offset by TL 5.2 million of current taxation charges. Total taxation on income of the Group decreased in the nine months ended 30 September 2011 by TL 1.0 million compared to the same period in 2010. This decrease was mainly due to the combined effects of the decrease in deferred tax income by TL 1.3 million and the increase in current taxation charges by TL 2.3 million.

Profit/(loss) attributable to non-controlling interests

The Group recorded net losses attributable to the non-controlling interest during the nine months ended 30 September 2011 amounting to TL 3.3 million, compared to net losses of TL 2.7 million for the same period in 2010, representing an increase of TL 0.6 million.

Net profit/(loss) for the period

For the nine months ended 30 September 2011, although the Group had improved performance compared to the same period in 2010, which was reflected in consolidated EBITDA, a net loss attributable to the owners of the Company amounting to TL 63.0 million was recorded, mainly due to non-cash foreign exchange losses and increased depreciation and amortisation charges incurred from the fair value adjustment of Antalya Port’s assets. In the same period in 2010, the Group recorded a net profit of TL 236.7 million, mainly resulting from selective asset acquisitions and disposals in line with the Group’s business strategy and, to a lesser extent, due to the Group’s operational results during the period.

Years ended 31 December 2008, 2009 and 2010

Revenue

	For the year ended 31 December
	2008		2009			2010
					2008 v			2009 v
	(TL	(% of	(TL	(% of	2009 (%	(TL	(% of	2010 (%
	millions)	Total)	millions)	Total)	Change)	millions)	Total)	Change)
Revenue
Infrastructure	37.4	17	41.8	17	12	61.0	25	46
Energy	157.4	72	144.3	60	(8)	146.7	61	2
Real Estate	–	0	21.5	9	–	–	0	–
Finance	23.1	10	30.0	12	30	29.2	12	(3)
Holding	0.5	0	(0.5)	0	–	0.4	0	–
Other	1.2	1	4.7	2	–	4.5	2	(4)
Total(1)	219.6	100	241.8	100	10	241.8	100	0

Notes:

(1)	Total revenue include the revenue in the IFRS Financial Statements as adjusted for the effect of the reversal of revenue derived from deferred subscriber connection fees.

The Group’s total revenue remained unchanged at TL 241.8 million in 2010 and 2009, and increased by TL 22.2 million, or 10%, in 2009 from revenue of TL 219.6 million in 2008. In 2010, the increase in revenue of the Infrastructure segment, Energy segment and Holding were offset by the decrease in revenue of the Real Estate segment, each of which is discussed in more detail below. In 2009, revenue of the Real Estate segment included the sale of land held by Pera REIT for TL 21.5 million. The increase in revenue of the Finance, Infrastructure and Other segments positively contributed to the total increase in revenue in 2009, whereas the decrease in revenue of the Energy segment and Holding reduced but did not off-set the increase in revenue in the previous year.

The Infrastructure segment’s revenue in 2010 was entirely generated by commercial and cruise port operations. The Infrastructure segment realised revenue of TL 61 million in 2010 compared to TL 41.8 million in 2009, representing an increase of TL 19.2 million, or 46%, while the revenue of the Infrastructure segment increased by TL 4.4 million, or 12%, in 2009 compared to revenue of TL 37.4 million in 2008. A significant portion of the increase in revenue for the year ended 31 December 2010 was attributable to Antalya Port, both due to the acquisition of an increased stake in the port as well as an increase in the operational performance of the port, especially with respect to container handling throughput. In July 2010, the Group acquired the remaining 60% interest in Antalya Port, thereby achieving 99.8% ownership. Following the acquisition, Antalya Port figures began to be fully consolidated in the Infrastructure segment’s financial results, whereas prior to the acquisition such figures were proportionally consolidated based on the

Group’s then shareholding of 40%. Total containers handled in Antalya Port almost doubled in 2010, reaching 125,700 TEUs, compared to 63,400 TEUs in 2009 and 67,686 TEUs in 2008. Bulk and general cargo handled in Antalya Port during 2010 reached a total of 3.1 million tonnes, an increase of 10% compared to 2009. In addition, as at 31 December 2010, the number of passenger arrivals at Antalya Port reached 139,000, representing an increase of 903% from 14,000 in 2009. If Antalya Port had been fully consolidated in the Infrastructure segment’s financial results (representing 100% ownership as at 1 January 2010) in 2010, total revenue attributable to the port would have increased by TL 19 million. In contrast, Kuşadası Cruise Port was negatively affected by the global economic crisis, which had a significant negative impact on Greek cruise line operators, a key customer of the port. As a result, the total number of passengers and cruise vessels and ferries arriving at Kuşadası Cruise Port declined by 14% and 9%, respectively, compared to 2009. The total number of passengers was 554,600 in 2010 and 636,000 in 2009, whereas the total number of cruise vessels and ferries was 1,216 in 2010 and 1,330 in 2009. For Bodrum Cruise Port, the total number of cruise passengers arriving at Bodrum Cruise Port decreased from 37,726 in 2009 to 31,691 in 2010, whereas the total number of cruise calls increased from 92 in 2009 to 98 in 2010. In addition, the total number of ferry passengers arriving at Bodrum Cruise Port increased from 4,836 in 2009 to 67,963 in 2010, and the total number of ferry calls increased from 23 in 2009 to 369 in 2010. The increase in ferry calls at Bodrum Cruise Port was due to management’s decision to suspend certain ferry call fees in 2010 to increase ferry passengers in order to increase revenue generated from duty free shopping facilities.

The revenue generated by Antalya Port and Kuşadası Cruise Port in USD terms remained relatively stable between 2010 and 2009, primarily due to the diminishing effects of the global financial crisis which began in 2008. However, the revenue of the Infrastructure segment for the year ended 31 December 2009 increased by 12% in TL terms, as a result of the depreciation of the Turkish Lira against the U.S. dollar in 2009. Kuşadası Cruise Port was able to maintain cruise call levels with a slight decline and surpass total passenger levels it had achieved in 2008. During the year, Cruise Port hosted a total of 616 cruise ships, a decrease of 4.6% year-on-year as compared to 2008 in which 646 cruise ships were hosted. Despite the decrease in total number of ships hosted, in 2009, Kuşadası Cruise Port experienced an increase in the number of passenger arrivals, hosting 638,000 passengers, representing 1.5% year-on-year growth as compared to 2008 in which 626,400 passengers were hosted, due to an increase in the size and passenger capacity of cruise ships. In 2009, due to the global financial crisis, the container handling volume of Antalya Port levelled at 63,400 TEUs, representing a 6.4% year-on-year decrease as compared to the container volume of 67,700 TEUs handled in 2008. In contrast to the decrease in container volumes, general and bulk cargo handled during 2009 reached 2.8 million tonnes, an approximate 40% year-on-year increase as compared to 2.0 million tonnes in 2008, primarily due to the export of sling and bulk cement as a result of improved market conditions in Africa. For Bodrum Cruise Port, the total number of cruise passengers arriving at Bodrum Cruise Port decreased from 65,501 in 2008 to 37,726 in 2009, and the total number of cruise calls decreased from 169 in 2008 to 92 in 2009. In addition, the total number of ferry passengers arriving at Bodrum Cruise Port increased from 2,854 in 2008 to 4,836 in 2009, and the total number of ferry calls increased from 12 in 2008 to 23 in 2009. The main reason for the decrease in cruise calls and passengers in 2009 was the impact of impaired economic conditions following the 2008 global financial crisis. The increase in ferry traffic in 2009 is due to the fact that ferry operations commenced in July 2008 and therefore only six months of operations were reflected in 2008 whereas a full year of operations were reflected in 2009.

Revenue of the Energy segment for all periods under review was comprised of revenue generated by the Group’s regional natural gas distribution and wholesale trading subsidiaries. The Group recorded revenue of TL 146.7 million from the Energy segment in 2010, compared to TL 144.3 million in 2009, representing an increase of TL 2.4 million, or 2%. Revenue of the Energy segment decreased in 2009 by TL 13.1 million, or 8%, compared to TL 157.4 million in 2008. Fluctuations in energy prices did not have a significant impact on revenues of the Energy segment for the periods under review.

Combined gas sales for all of the regions in which the Group operates increased by 10%, from 631.5 million m3 in 2009 to 693.0 million m3 in 2010, reflecting improved economic conditions in 2010. Combined gas sales decreased from 669.5 million m3 in 2008 to 631.5 million m3 in 2009 due to impaired economic conditions. In addition, a total of 97,500 new subscribers were acquired in 2010, compared to 53,900 in 2009 and 90,700 in 2008, representing an increase of 81% and a decrease of 41%, respectively. The increase in 2010 was primarily due to accelerated infrastructure expansion activity by the Group as well as recovery in overall macroeconomic conditions. These increases in operational performance were not reflected in sales revenue and were offset by decreases in average gas prices in 2010 compared to 2009 and 2008. Average gas prices decreased by 11% between 2010 and 2009 for households and industrial users, and by 12% between 2010 and 2009 for sales to eligible users. Average gas prices remained unchanged between 2009 and 2008 for households and industrial sales, and decreased by 3% between 2009 and 2008 for sales to eligible users. BOTAŞ increased gas purchase prices by 87% in 2009 compared to 2008, which were then further cut by 37% in 2009 and remained unchanged until the end of 2010. However, due to the pass-through nature of the business, gas prices have not effected EBITDA or profitability. Because market fluctuations in natural gas prices are also incorporated in the cost of sales, the lower gas prices had no impact on the operating profit of the Energy segment other than decreasing both revenue and cost of sales. The revenue of the Energy segment decreased by 8%, or TL 13.1 million, in 2009, compared to 2008. The primary reason for this decline was the negative effect of the economic slowdown in 2009, particularly for industrial use, which impacted the Group’s sales in regions where industrial usage is high. In addition, due to similar economic concerns, there were some deferrals by residential consumers of their investments for conversion into natural gas systems. Accordingly, combined gas sales decreased by 6%, from 669.5 million m3 in 2008 to 631.5 million m3 in 2009.

The revenue in the Real Estate segment include only the revenue of Pera REIT in 2009 resulting from a oneoff sale of land.

Revenue of the Finance segment primarily comprise securities brokerage commissions, interest revenue on margin lending transactions, portfolio management fees, proprietary trading revenue and advisory fees. The Finance segment generated revenue of TL 29.2 million in 2010 compared to TL 30.0 million in 2009, representing a slight decrease of TL 0.8 million, or 3%, while net sales of the Finance segment increased by TL 6.9 million, or 30%, in 2009 compared to TL 23.1 million in 2008. The decrease in 2010 was largely due to a decrease in revenue from proprietary trading following the Group’s strategy to minimize proprietary trading activities of the Finance segment. This decrease has been offset by an increase in agency commissions by TL 0.9 million and in interest received from customers by TL 2.2 million in 2010. The increase in the revenue of the Finance segment in 2009 was mainly due to the increase in agency commissions by TL 4.1 million as well as an increase in proprietary trading revenue of TL 5 million in 2009, which were partially offset by a decrease in the interest received from customers by TL 2.6 million.

The revenue from Holding include treasury gains on the sale of marketable securities and were not material in the periods under review.

The revenue in the Other business lines mainly include a limited amount of revenue generated from the Group’s steel production facility during trial production.

Cost of sales

	For the year ended 31 December
	2008		2009			2010
					2008 v			2009 v
	(TL	(% of	(TL	(% of	2009 (%	(TL	(% of	2010 (%
	millions)	Total)	millions)	Total)	Change)	millions)	Total)	Change)
Cost of Sales
Infrastructure	(11.9)	6	(17.1)	9	44	(23.5)	13	37
Energy	(153.6)	80	(139.9)	77	(9)	(137.4)	77	(2)
Real Estate	–	0	(17.4)	10	–	–	0	–
Finance	(4.2)	2	(2.7)	1	(36)	(3.1)	2	15
Holding	(19.9)	11	–	0	–	(8.9)	5	–
Other	(1.9)	1	(5.0)	3	(163)	(6.0)	3	20
Total	(191.5)	100	(182.1)	100	(5)	(178.9)	100	(2)

For the year ended 31 December 2010, the Group’s total cost of sales amounted to TL 178.9 million compared to TL 182.1 million for the year ended 31 December 2009, representing a decrease of TL 3.2 million, or 2%. Cost of sales decreased by TL 9.4 million, or 5%, in 2009 compared to the 2008 figure of TL 191.5 million. The decrease in 2010 was primarily due to decreases in the cost of sales attributable to the Real Estate and Energy segments, which were partially offset by an increase in the cost of sales attributable to the Infrastructure segment and Holding. The 5% decrease in cost of sales in 2009 was largely due to decreases in cost of sales attributable to the Energy segment and Holding, which was partially offset by increases in cost of sales attributable to the Infrastructure and Real Estate segments.

The cost of sales of the Infrastructure segment increased from TL 17.1 million for the year ended 31 December 2010 to TL 23.5 million for the year ended 31 December 2009, representing an increase of TL 6.4 million, or 37%. The increase in 2009 was TL 5.2 million, or 44%, compared to TL 11.9 million for the year ended 31 December 2008. The increase in 2010 was partially due to the inclusion of 100% of the cost of sales of Antalya Port starting from 29 July 2010, the date of the acquisition of the remaining 60% of the shares of Antalya Port, prior to which Antalya Port was consolidated proportionally at 40%. The effect of the full consolidation for the remainder of the year was TL 5.7 million. The increase in cost of sales in 2009 is mainly due to increases in personnel and subcontractor expenses relating to increases in cargo handling (which are outsourced to subcontractor crane operators and other contractors), and increased depreciation and amortisation charges as a result of additional investments and amortisation charges of port rights related to all three ports and primarily due to the depreciation in value of the TL against the U.S. dollar.

The Energy segment reported cost of sales of TL 137.4 million for the year ended 31 December 2010, compared to TL 139.9 million for the year ended 31 December 2009, representing a decrease of TL 2.5 million, or 2%. Cost of sales of the Energy segment decreased in 2009 by TL 13.7 million, or 9%, compared to TL 153.6 million for the year ended 31 December 2008. The increase in gas sales volumes in 2010 were offset by the decrease in costs of sales, which was solely attributable to reductions in average gas prices, as discussed above. The decrease of 9% in 2009 corresponded to the decrease in revenue of the Energy segment as a result of lower gas sales volumes compared to 2008.

The costs of sales of the Real Estate segment in 2009 reflected the cost of land valued at TL 17.4 million which was sold during the year.

The cost of sales of the Finance segment increased in 2010 by TL 0.4 million, or 15%, reaching TL 3.1 million compared to TL 2.7 million for the year ended 31 December 2009, whereas cost of sales decreased in 2009 by TL 1.5 million in 2009 compared to TL 4.2 million in 2008. The increase in 2010 and decrease in 2009 are primarily due to margin lending activities, where the interest charges from loans delivered to customers increased by TL 0.3 million in 2009, and decreased in 2009 by TL 1.6 million.

In 2010, the cost of sales of Holding included additional amounts of intangible amortisation expenses, incurred from the acquisition of 60% of the shares of Antalya Port which are reported under Holding and amounted to TL 8.9 million. In 2008, cost of sales of Holding solely comprised losses from sale of marketable securities.

The cost of sales in the Other segment includes mainly the cost of sales of the steel production facility which demonstrated a rising trend from 2008 to 2010 following the start of trial production.

Selling and marketing expenses and administrative expenses

	For the year ended 31 December
	2008		2009			2010
					2008 v			2009 v
	(TL	(% of	(TL	(% of	2009 (%	(TL	(% of	2010 (%
	millions)	Total)	millions)	Total)	Change)	millions)	Total)	Change)
For the Selling and marketing expenses and administrative expenses(1)
Infrastructure	(6.5)	9	(5.8)	9	(11)	(8.4)	11	45
Energy	(7.6)	11	(7.8)	12	3	(8.4)	11	8
Real Estate	(3.4)	5	(2.3)	3	(32)	(2.6)	3	13
Finance	(30.5)	41	(26.9)	40	(12)	(25.1)	34	(7)
Holding	(23.5)	33	(23.4)	35	—	(30.1)	40	29
Other	(0.7)	1	(1.1)	1	57	(0.9)	1	(18)
Total	(72.2)	100	(67.3)	100	(7)	(75.5)	100	12

Notes:

(1)	Referred to as “operating expenses” below.

The operating expenses of the Group, which consist of administrative expenses and selling, marketing and distribution expenses, were TL 75.5 million in 2010 compared to TL 67.3 million in 2009, representing an increase of TL 8.2 million, or 12%. The decrease in 2009 was by TL 4.8 million, or 7%, compared to TL 72.2 million in 2008. The increase in the Group’s operating expenses in 2010 was mainly due to an increase in operating expenses of Holding as the Group expanded, as well as increases in operating expenses of the Infrastructure and Energy segments. The decrease in operating expenses of the Group in 2009 was mainly due to a decrease in operating expenses of the Finance segment, followed by decreases in operating expenses of the Real Estate and Infrastructure segments.

For the year ended 31 December 2010, the Infrastructure segment recorded operating expenses of TL 8.4 million, compared to TL 5.8 million for the year ended 31 December 2009, representing an increase of TL 2.6 million, or 45%. This increase was primarily due to additional consultancy expenses incurred as a result of the initial public offering process for GPH (which was subsequently cancelled due to a strategic share sale), participation in the public tenders of Port of Durrës, İskenderun Port and various other projects pursued in 2010, and also attributable to the inclusion of 100% of the operating expenses of Antalya Port after the Group increased its stake in the port to 99.98%, prior to which Antalya Port’s operating expenses were consolidated at 40%. Operating expenses of the Infrastructure segment decreased in 2009 by TL 0.7 million, or 11%, compared to TL 6.5 million for the year ended 31 December 2008. The decrease in 2009 was primarily due to efforts on improved operational efficiencies resulting in cost reductions at all three ports.

There was a slight increase in the operating expenses of the Energy segment from TL 7.6 million in 2008 to TL 7.8 million in 2009 and to TL 8.4 million in 2010, representing a cumulative increase of 10% over a two-year period, which was in line with the operational growth of the Energy segment’s regional natural gas distribution and wholesale trading subsidiaries, reflecting lower than average increases in consumer prices.

The operating expenses of the Real Estate segment decreased in line with the cost reduction measures applied throughout the Group. In 2009, operating expenses were reduced by 32% from 2008, decreasing to TL 2.3 million in 2009 from TL 3.4 million in 2008. In 2010, operating expenses increased to TL 2.6 million, primarily due to an increase in operating and marketing activities of Pera REIT associated with rental operations of the shopping complex at the Denizli Sümerpark mixed-use development.

The operating expenses of the Finance segment followed a consistent decreasing trend, where expenses decreased by 12% between 2008 and 2009, and 7% between 2009 and 2010. These decreases were achieved by management’s efforts to improve operational efficiencies and reduce costs in response to decreasing revenue in 2008 following the global financial crisis.

For the year ended 31 December 2010, Holding reported TL 30.1 million of operating expenses compared to TL 23.4 million for the year ended 31 December 2009, representing an increase of TL 6.7 million, or 29%, while the operating expenses of the segment remained unchanged in 2008. The increase in 2010 was largely attributable to the expansion in personnel, together with various consultancy and related business development expenses of the Group, as a result of acquisitions, tender participations, and divesture projects across all of the Group’s business lines. Such changes are one-off in nature and usually not recurring.

The operating expenses of the Other segment were mainly related with steel production and media sectors, where amounts and variations were not material in periods under review.

Other income and other expenses

	For the year ended 31 December
	2008		2009			2010
					2008 v			2009 v
	(TL	(% of	(TL	(% of	2009 (%	(TL	(% of	2010 (%
	millions)	Total)	millions)	Total)	Change)	millions)	Total)	Change)
Other income
Infrastructure	0.8	2	0.4	0	(50)	1.1	0	175
Energy	0.5	1	0.7	1	40	0.9	0	29
Real Estate	0.3	0	1.0	1	233	52.4	16	5,140
Finance	0.4	1	0.3	0	(25)	0.7	1	133
Holding	41.3	95	135.9	98	229	263.9	83	94
Other	0.3	1	0.2	0	(33)	—	0	N/A
Total	43.6	100	138.5	100	218	319.0	100	130
Other expenses
Infrastructure	(0.3)	3	(10.5)	54	3,400	(4.7)	12	(55)
Energy	(0.9)	8	(7.9)	41	778	(2.3)	6	(71)
Real Estate	(2.7)	25	–	0	N/A	(6.0)	15	N/A
Finance	(0.2)	2	(0.1)	1	(50)	(0.5)	1	400
Holding	(0.8)	8	(0.8)	4	0	(26.3)	66	3,188
Other	(5.8)	54	–	0	N/A	–	0	N/A
Total	(10.7)	100	(19.3)	100	80	(39.8)	100	106

The Group, in line with its business strategy, continued to make selective asset acquisitions and disposals during the periods under review. In line with IFRS, the Group conducts fair value impairment tests on investment properties it owns. As such, acquisitions and disposals result in asset sale gains and losses, as appropriate, and fair value adjustment gains and losses, as appropriate, are accounted for under other income and expenses.

In 2010, the Group recorded income from a gain of TL 254.9 million from the acquisition of the remaining 60% of the shares of Antalya Port, a gain of TL 7.2 million from the sale of 5% of the shares of Yeşil Energy, and a gain of TL 1.8 million from the sale of all of its holdings in Hedef Menkul, all of which were reported under Holding. Other income in 2009 mainly included the gain on the sale of 95% of the shares of Yeşil Energy, amounting to TL 110.1 million, the gain on the sale of investments in associates (e.g., 20% of the shares in each of Boğaziçi and Kuşadası) amounting to TL 19.1 million, and, to a lesser extent, the gain on fair value adjustment of various investment properties, all of which were reported under Holding. Other income in 2008 mainly comprised gains from the acquisition of hydro-electric power generating license holder companies (i.e., Dağören, Osmanlı, and Gümüşsan) amounting to TL 33.6 million, the acquisition of 60% of the shares of Bodrum Cruise Port amounting to TL 2.0 million, and various other fair value adjustment on investment property.

The Real Estate segment reported other income of TL 52.4 million in 2010, primarily from the fair value adjustment of a shopping complex.

In 2010, the Holding segment reported other expenses amounting to TL 26.3 million, primarily comprised of a loss relating to the sale of a real estate property (Veli Alemdar Han), which was sold for a total consideration of US$ 25.0 million.

Other expenses of the Infrastructure and Energy segments in 2010 primarily included provisions for tax amnesty under Turkish Law 6111 “Concerning the Restructuring of Certain Receivables, Social Security and the Amendment of the General Health Law and Certain Other Laws and Decrees with the Force of Law” dated 25 February 2011. The law covers tax periods between 2006 to 2009, where subject to certain conditions (increase of tax base and payments for additional corporate and income taxes, VAT, social security premiums, and certain other taxes for the years in consideration), companies are exempt from any further tax investigations for the years applied. Under the law, for any ongoing tax disputes, the tax authority will finally settle the dispute and write off 50% of the principal amount and 100% of penalties and interest on such disputes, provided that the company officially withdraws the lawsuit. The Group management assessed the risks associated with several ongoing tax disputes and potential penalties as a result of tax inspections, and applied for most of the Group companies to benefit from the law and withdrew all related ongoing lawsuits. Apart from these taxes, other expenses of the Real Estate segment also include impairment losses of certain investment property and construction and donation of a school as a social responsibility project.

In 2009, the Infrastructure segment incurred other expenses amounting to TL 10.5 million, mainly consisting of İzmir Port expenses (TL 5.8 million of development expenses written-off as a result of the Group’s decision to cancel its participation in the İzmir Port tender due to ongoing legal challenges; see “Business of the Issuer—Legal Proceedings—Challenges related to the privatisation of İzmir Port”), and TL 4.0 million for the construction and donation of a dormitory within the Group’s social responsibility projects. Other expenses of the Energy segment consisted of impairment losses of TL 7.0 million incurred from one of the hydro-electric power projects (i.e., Düzce-Aksu).

Other expenses of the Real Estate segment in 2008 mainly consisted of impairment losses on certain investment property due to decreasing asset prices in 2008 as a result of economic crisis, whereas operating expenses of the Other segment comprise provision for mining assets. Followed by the unpromising reserve assessments, management decided not to further allocate resources and to write-off the carrying values of such investments.

The other income and other expenses of the Group’s other business lines were not material for the periods under review.

EBITDA

	For the year ended 31 December
	2008		2009			2010
					2008 v			2009 v
	(TL	(% of	(TL	(% of	2009 (%	(TL	(% of	2010 (%
	millions)	Total)	millions)	Total)	Change)	millions)	Total)	Change)
EBITDA(1)
Infrastructure	25.1	364	15.9	13	(37)	34.4	12	116
Energy	0.5	7	(5.3)	(4)	(1,160)	4.4	2	(183)
Finance	(10.8)	(157)	1.1	1	(110)	1.7	1	54
Real Estate	(5.6)	(81)	3.1	2	(155)	44.1	15	1,323
Holding	4.7	68	111.7	89	2,277	208.5	71	87
Other	(7.0)	(101)	(0.9)	(1)	(87)	(1.8)	(1)	100
Total(2)	6.9	100	125.6	100	1,720	291.3	100	132

Notes:

(1)
The Group’s EBITDA throughout this Offering Memorandum (excluding the Financial Statements and Conditions) represents management’s presentation of adjusted EBITDA. EBITDA as disclosed in the IFRS Financial Statements and EBITDA as defined in Condition 5.13 differs from EBITDA in this Offering Memorandum. See “Presentation of Financial and Other Information— Measures of Financial Performance”.

(2)	Total EBITDA include the EBITDA per IFRS Financial Statements adjusted for the effect of the reversal of the deferred subscriberconnection fee revenue.

The main deviations in the figures constituting the EBITDA are explained in detail in “Presentation of Financial and Other Information—Measures of Financial Performance”.

Net finance expenses

The Group realised net finance expenses of TL 27.7 million for the year ended 31 December 2010 compared to net financing expenses of TL 28.4 million for the year ended 31 December 2009 and net finance expense of TL 74.8 million for the year ended 31 December 2008.

Net finance expenses slightly decreased by TL 0.7 million in 2010 from 2009. In 2009, net expenses included provision of TL 10.4 million for the letter of guarantee related to the İzmir Port tender, which was paid in 2010 after the Group decided to cancel its participation in the tender due to ongoing legal challenges. See “Business of the Issuer—Legal Proceedings—Challenges related to the privatisation of İzmir Port”. In addition, net interest expenses slightly decreased to TL 16.0 million, or 5%, compared to 2009. On the other hand, net foreign exchange losses arising from the foreign exchange denominated short position of the Group and mark-to-market valuation losses resulting from various interest rate and currency swaps have more or less compensated for such decreases.

Net finance expenses significantly decreased by TL 46.4 million in 2009 from 2008, primarily due to the decrease in net foreign exchange losses, and losses on mark-to-market valuation of marketable securities.

Share of income/(loss) in associates

The Group recorded no gain or loss of investments in associates in 2010. Its share in the loss of the associates in 2009 was TL 1.7 million and TL 4.7 million for 2008. These associates were Kuşadası and Boğaziçi, companies in which the Group held shares until 31 March 2009, when the shares were sold.

Income tax benefit

For the year ended 31 December 2010, the Group recorded taxation on income of TL 4.5 million as a gain, which consisted of a deferred tax income of TL 10.4 million partially offset by TL 5.9 million of current taxation charge. The taxation on income for the year ended 31 December 2009 was TL 1.4 million as a gain and comprised a TL 2.7 million gain of deferred tax partially offset by TL 1.3 million of current taxation charge. The taxation on income for the year ended 31 December 2008 amounting to TL 14.9 million as a gain was composed of a TL 15.2 million gain of deferred tax partially offset by TL 0.3 million of current taxation charge. As a result, total taxation on income of the Group increased in 2010 by TL 3.1 million and in 2009 it decreased by TL 13.5 million. The increase in 2010 is mainly due to the increase by TL 7.7 million in the deferred tax income of the Group (which originated mainly from the increase in the realizable tax losses carried forward and other temporary differences) as well as due to the increase in current tax charges of the port operating companies by TL 4.0 million and of Global Securities by TL 0.5 million. The decrease in 2009 is mainly due to the decrease in the deferred tax income of Holding (stand-alone) by TL 13.1 million (which was mainly a result of the decline in the realizable tax losses carried forward and other temporary differences).

Profit attributable to non-controlling interests

The profit/(loss) attributable to the non-controlling interest recorded for the year ended 31 December 2010 amounted to TL 23.2 million of profit compared to TL 1.5 million of loss for the year ended 31 December 2009, representing an increase of TL 24.7 million. The loss attributable to the non-controlling interest was TL 17.9 million for the year ended 31 December 2008, representing an increase of TL 16.4 million. The increase in 2010 is mainly attributable to the increase in the non-controlling interest of the Real Estate segment (primarily Pera REIT) amounting to 28.4 million and the increase in the non-controlling interest of the Infrastructure segment (mainly Kuşadası Cruise Port) by TL 1.5 million, partially offset by the decrease in the non-controlling interest of the Energy segment (primarily the natural gas distribution companies) by TL 4.5 million. The increase in 2009 is mainly attributable to the increase in the non-controlling interest of the Real Estate segment (primarily Pera REIT) amounting to 9.2 million and the rise in the non-controlling interest of the Energy segment (primarily the natural gas distribution companies) by TL 7.7 million, partially offset by the decrease in the non-controlling interest of the Infrastructure segment (mainly Kuşadası Cruise Port) by TL 1.1 million.

Net profit for the year

In line with the Group’s business strategy, the Group continued to make selective asset acquisitions and disposals during the periods under review. Such acquisitions and disposals generally have significant effects on the Group’s profitability. For the year ended 31 December 2010, the Group recorded a net profit attributable to the owners of the Company of TL 209.5 million, compared to a net profit of TL 79.1 million for the year ended 31 December 2009, representing an increase of TL 130.4 million, or 165%. The net profit of the Group had increased in 2009 by TL 145.9 million compared to TL 66.8 million of net loss for the year ended 31 December 2008.

Liquidity and Capital Resources

The Group’s liquidity needs arise principally from the need to finance its capital expenditures and acquisitions, as well as growth and development of its existing operations. In the periods under review, the Group has met most of its liquidity needs out of net cash generated from selective asset disposals, bank borrowings and operating activities.

Long-term borrowings, amounting to TL 199.0 million as at 30 September 2011, constituted 45% of total borrowings of TL 444.6 million and were primarily used to finance the Group’s acquisitions and capital expenditures for further growth of operations. The Group has entered into several loan facilities for its current investments and pending acquisitions with local and international banks.

The Group provides for additional liquidity through a sizeable balance in cash and cash equivalents and access to global funding sources. The Group’s existing indebtedness, and the indebtedness to be incurred in connection with its pending acquisitions, is mostly non-recourse.

The Group expects that its current and estimated financial resources, including debt and internally generated cash, will be sufficient for its estimated investment and operating expenditures under its current strategic plan for at least the next 12 months.

Borrowings

The following table sets forth the Group’s outstanding debt structure as at 30 September 2011:

As at
30 September
2011
(TL millions)
Current
TL bank loans	0.5
Foreign currency bank loans	0.0
Current portion of non-current TL bank loans	22.8
Current portion of non-current foreign currency bank loans	220.7
Finance lease payables, net	1.6
Total	245.6
Non-current
Foreign currency bank loans	168.9
TL bank loans	26.8
Finance lease liabilities, net	3.3
Total	199.0

The maturity schedule of non-current bank loans and leasing obligations as at 30 September 2011 were as follows:

As at
30 September
2011
(TL millions)
2012	30.8
2013	67.9
2014 and thereafter	100.3
Total	199.0

As at 30 September 2011, interest rates on loans and borrowings of the Group varied between 8.69% and 18.38% for TL-denominated borrowings, between 3.87% and 5.1% for Euro-denominated borrowings with fixed interest rates and between 5.15% and 9.25% for U.S. dollar-denominated borrowings with fixed interest rates. The interest rate on Euro-denominated borrowings with floating interest rates was Euribor+2%, and the interest rates on U.S. dollar-denominated borrowings with floating interest rates varied between Libor+2.5% and Libor+7%.

US$100 million loan participation notes

The Group currently has outstanding obligations under a US$ 100 million loan (“Loan”) from Deutsche Bank Luxembourg S.A. (the “Lender”) to the Group which is funded by US$ 100 million 9.25% Loan Participation Notes due 31 July 2012 (“Notes”). The Notes are the subject of the pending Exchange Offer and Consent Solicitation. See “Overview of the Conditions of the Notes—Exchange Offer and Consent Solicitation”.

The Notes may be redeemed in whole, but not in part, at any time, at the principal amount thereof together with accrued and unpaid interest to the date of redemption and any additional amounts in respect thereof, for tax reasons or in the event that it becomes unlawful for the issuer to fund the advance or to allow to remain outstanding the Loan. As long as any of the Notes remains outstanding, the Lender will not, without the prior written consent of the Note trustee, agree to any amendments to or any modification or waiver of, or authorize any breach or proposed breach of, the terms of the Loan.

The Notes are admitted to listing on the Official List and trading on the Luxembourg Stock Exchange’s Regulated Market.

Interest is payable on the Loan in U.S. dollars semi-annually in arrears on the principal amount of the Loan outstanding at the rate of 9.25% per annum.

The Group has remained in compliance with the terms of the Loan at all times. The Loan contains certain covenants, including limitations on indebtedness, a negative pledge, limitations on assets sale, limitations on transactions with affiliates, and other terms customary to this type of borrowing.

Other indebtedness

(i)
On 15 June 2006 Ege Ports obtained a US$ 20 million loan from Garanti Bank due 2013 to refinance the bridge loan used to acquire the Ege Port operating rights. The loan carries interest at a rate equal to LIBOR plus 2.50%. As at 30 September 2011, this foreign currency loan amounted to US$ 7.4 million (compared to US$ 8.8 million as at 31 December 2010). Principal and interest are paid in November and May each year, 100% of the Ege Liman’s shares, which are owned by GPH and RCCL, have been pledged to the bank as collateral for the loans acquired based on the agreement signed on 25 May 2006. With reference to the loan agreement signed, in the event of default, the cash generated from the company’s rent income is pledged to the bank and there is a blockage on the bank account.

The loan’s covenants include: maintenance of a monthly debt service reserve account with a balance equal to at least one-half of the amount of principal and interest due within a six month period; restrictions on dividends unless the debt service coverage ratio remains above 1.4; trade accounts and similar indebtedness incurred in the ordinary course of business shall not exceed 100% of the current assets; short term debt shall not exceed US$1 million; property or equipment leases out and sales shall not exceed US$0.8 million annually; and borrower shall not authorize or incur annual capital expenditures in excess of US$0.5 million. Events of default include the failure to fund the debt service reserve account and maintenance of a debt service coverage ratio below 1.1 for two consecutive years.

(ii)
On 30 October 2006, Antalya Port received a US$ 40 million loan from Garanti Bank, due 2016. On 29 July 2010, the loan agreement was amended to raise the interest rate from the initial rate of LIBOR plus 2.90% to LIBOR plus 4.95% as well as issue an additional loan of US$ 10 million on the same terms and conditions. Security for the agreement includes all of the borrower’s rights under the Antalya Port TOORA, the proceeds under business interruption insurance relating to the port, a pledge of the borrower’s collection and other accounts, a pledge over the shares of the borrower and an assignment of receivables under the port’s rent agreements. The remaining principal amount of the loan as at 30 September 2011 is US$ 32.20 million (compared to US$ 34.40 million as at 31 December 2010). Principal and interest are paid at the end of April and October of each year. On 12 August 2010, with the amendment to the existing agreement, Ortadoğu Liman raised an additional loan amounting to US$ 10 million with the same conditions. The remaining principal amount of the loan as at 30 September 2011 is US$ 9.60 million (compared to US$ 9.80 million as at 31 December 2010).

The loan’s covenants include: restrictions on dividends unless the debt service coverage ratio remains above 1.2; trade accounts and similar indebtedness incurred in the ordinary course of business shall not exceed 100% of the current assets; short term debt shall not exceed US$1 million; the incurrence of indebtedness shall be in accordance with the borrower’s initial business plan; and property or equipment leases out and sales shall not exceed US$ 1.1 million annually. Events of default under the loan include the incurrence of a debt service coverage ratio below 1.15 for two consecutive years.

(iii)
Ortadoğu Liman entered into a loan agreement on 24 May 2007, amounting to US$ 6.5 million in total with a six-year maturity to finance the purchase of fixed assets including a tugboat, a crane, a stacker and forklifts. The interest rate is 7.25%. The remaining principal amount of the loan as at 30 September 2011 is TL 4.0 million, equivalent to US$ 2.2 million, (compared to TL 4.2 million, equivalent to US$ 2.7 million, as at 31 December 2010). There is a pledge over the property, plant and equipment of Ortadoğu Liman given to the bank as collateral.

(iv)
On 27 August 2010, Ortadoğu Liman has signed a finance lease agreement with the expiry date of 4 September 2015 and interest rate of 5.9% for the purchase of a tugboat. The carrying value of the loan as at 30 September 2011 is TL 3.0 million.

(v)
Ortadoğu Liman entered into a loan agreement on 13 October 2010, amounting to US$ 4.5 million in total with a six-year maturity, for the purpose of financing a mobile harbour crane. The interest rate is 5.15%. With reference to the loan agreement signed, in the event of default, the machinery purchased with this loan are pledged to the bank. Moreover, Ortadoğu Liman entered into a loan agreement on 14 June 2011, amounting to US$ 7.50 million in total with a 6 year maturity for the purpose of financing quay and yard equipment to meet increasing demand as well as to provide high-level service to customers. Principal and interest are paid every 6 months. The interest rate is Libor+5.05%. There is a pledge over the property, plant and equipment in relation to the loan.

(vi)
GPH entered into a loan agreement amounting to US$ 35 million in total on 20 July 2010 with a 7 year maturity and an interest rate of Libor+4.95% for the purpose of financing the acquisition of 60% of the shares of Antalya Port. Principal and interest are paid at the end of June of each year. US$ 1.35 million and US$ 17 million have been repaid on 15 June 2011 and 12 August 2010, respectively. The loan’s covenants include a change of control provision prohibiting any change of control of Antalya Port or Kuşadası Cruise Port during the term of the loan. The borrowers must maintain a debt service coverage ratio of at least 1.10.

(vii)
The foreign currency loans amounting to TL 54.2 million (compared to TL 49.7 million as at 31 December 2010) represent the five-year maturity loans granted to Energaz and its subsidiaries in accordance with an agreement with a bank on 23 April 2007. The purpose of the loan was to fund construction of natural gas distribution networks. An amendment protocol was signed on 30 August 2010 extending the term of loans for another five years. Principal and interest are paid semi-annually after a grace period of 1 year. The shares of some of the subsidiaries of Energaz are pledged against the loans. Security under the loan includes a pledge of the guarantor’s shares in each borrower and the pledge of revenue (subscription fees, gas sales margins and any other receivables in the event of the sale of the distribution grid by EMRA).

The loan’s covenants include: no asset liquidation or pledge of assets by the borrower or the guarantor exceeding US$ 5 million; no material change in the borrowers’ line of business and no transfer of relevant licences; no mergers, reorganisations or change of control of a borrower or the guarantor without lender’s consent; restrictions on the incurrence of other indebtedness in excess of US$ 5 million; and no payment of dividends by the borrowers without lender’s consent. The borrowers must maintain a debt service coverage ratio greater than 1.00 starting with the second year of operations for each borrower.

(viii)
As at 30 September 2011, the TL loans amounting to TL 49.4 million (compared to TL 40.0 million as at 31 December 2010) represent the three-year maturity loans borrowed by Pera REIT, all of which will mature by 2014. The payment schedules mainly include payment grace period of one year both for principal and interest payments. The monthly interest payments will start after the first year and monthly principal payments after the eighteenth month. The nominal interest rates of the loans vary between 8.69% and 16.4%. As a guarantee for this loan, the land in Denizli Sümer Mahallesi and shopping centre project in Denizli are pledged in favour of the bank.

(ix)
The Group has borrowed a total of US$ 18.9 million in two tranches. US$ 14.0 million borrowed on 15 December 2010 has a term of three years, and the interest rate is Libor+6.75%. Interest and principal is paid every six months, following a grace period of 1 year. Second tranche of US$ 4.90 million was borrowed on 9 March 2011, and except for the interest rate which is Libor+7%, remaining terms and conditions are same as the first tranche.

Guarantees relating to indebtedness

Although the Group fully consolidates the debt of its subsidiaries, and proportionally consolidates the debt of the other entities in which it shares control, most of the debt of these entities is non-recourse to the Group. Accordingly, its liability with respect to these entities is generally limited to its equity investment. The guarantees relating to indebtedness are explained in detail in the Note 26 to the consolidated financial statements as at 30 September 2011.

Cash flows

The following table sets forth the Group’s cash flows for the periods presented.

	For the year ended			For the nine months
	31 December			ended 30 September
	2008	2009	2010	2010	2011
	(TL millions)
Changes in operating assets and liabilities/Operating profit before changes in working capital	(16.6)	(13.5)	(11.5)	2.1	14.2
Changes in working capital	6.6	(19.4)	8.0	45.2	24.3
Net cash flows from/(used in) operating activities	(10.6)	(32.9)	(3.5)	47.2	38.5
Net cash flows from/(used in) investing activities	(33.3)	118.1	(64.5)	(84.2)	69.4
Net cash flows from/(used in) financing activities	(38.3)	(69.6)	76.1	17.6	(71.0)
Net increase/(decrease) in cash and cash equivalents	(82.3)	15.1	5. 2	(23.6)	41.3
Cash and cash equivalents (as at the date indicated)	31.6	46.6	51. 8	22.9	93.1

Nine months ended 30 September 2010 and 2011

Net cash generated from operating activities for the nine months ended 30 September 2011 was TL 38.5 million, compared to TL 47.2 million for the same period in 2010. Although the cash profits from operations increased to TL 14.2 million in the nine months ended 30 September 2011 from TL 2.1 million in the same period in 2010, changes in working capital in the periods under review were TL 24.3 million and TL 45.2 million, respectively. Cash inflow from changes in working capital in the nine months ended 30 September 2010 included TL 10.4 million in borrowings obtained to finance margin lending activities, whereas in 2011, changes in working capital included TL 7.0 million in corporate taxes paid.

Net cash flows generated from investing activities for the nine months ended 30 September 2011 were TL 69.4 million, compared to TL (84.2 million) in the same period in 2010. For the nine months ended 30 September 2011, the net cash flows generated from investing activities mainly included the cash generated from the sale of 22.1% of the shares in GPH to VEI Capital amounting to TL 132.4 million, the initial public offering and sale and purchase of the shares of Global Menkul amounting to TL 15.0 million, the sale and purchase of the shares of and a capital increase attributable to Pera REIT amounting to TL 6.9 million, which were offset by a decrease in cash outflows mainly due to capital expenditures amounting to TL 50.3 million, the purchase of additional shares in Energaz amounting to TL 22.3 million, the purchase of 25% of the shares in Naturelgaz amounting to TL 8.4 million, and changes in financial investments amounting to TL 10.3 million. For the nine months ended 30 September 2010, the net cash flows used in investing activities mainly included cash paid for the purchase of the remaining shares in Antalya Port amounting to TL 63.3 million and for capital expenditures amounting to TL 45.6 million, which were offset by cash inflows from the sale of 5% of the shares in Yeşil Energy amounting to TL 10.6 million, the sale of Düzce Aksu amounting to TL 3.9 million, and changes in financial investments amounting to TL 12.6 million.

Net cash used in financing activities for the nine months ended 30 September 2011 was TL 71.0 million, compared to TL 17.6 million in the same period in 2010, representing a decrease of TL 88.6 million, which was primarily a result of a decrease in net proceeds from borrowings amounting to TL 42.8 million, and a change in treasury shares held of TL 46.3 million. Additional borrowings in 2010 were mainly attributable to the purchase of additional shares of Antalya Port.

The Group’s net cash and cash equivalents position increased from TL 22.9 million as at 30 September 2010 to TL 93.1 million as at 30 September 2011.

Years ended 31 December 2008, 2009 and 2010

Net cash used in operating activities in 2010 amounted to TL 3.5 million. This figure includes loans extended by Global Securities to its clients for margin lending activities amounting to TL 19.3 million. Excluding this amount, net cash generated from operating activities was TL 15.8 million. In 2009, net cash used in operating activities was TL 32.9 million, which included the cost of land acquired by Pera REIT amounting to TL 16.5 million and loans extended by Global Securities to its clients for margin lending activities amounting to TL 7.8 million. Also, Global Securities further paid TL 4.0 million to pay back short term financial debt with relatively high interest cost obtained for financing margin landing activities. Net cash used in operating activities in 2008 was TL 10.6 million, resulting from cash operating losses of TL 16.6 million mainly due to treasury losses partly off-set by changes in working capital amounting to TL 6.6 million.

Net cash used in investing activities in 2010 was TL 64.5 million compared to net cash generated from investing activities of TL 118.1 million in 2009 (TL 86.5 million and TL 129.1 million in 2010 and 2009, respectively, excluding purchases of marketable securities). In 2010, net cash primarily comprised of the cash paid for the acquisition of 60% of the shares of Antalya Port (together with additional investments to enhance port infrastructure), as well as additional capital expenditures made to develop the Group’s gas distribution infrastructure and real estate developments (e.g., Denizli shopping complex). In 2009, TL 142.9 million was generated from the sale of a 95% interest in Yeşil Energy, and TL 21.5 million was generated from the sale of land held by Pera REIT. Approximately TL 46.3 million was invested in port infrastructure, gas network and real estate development in 2009. In 2008, net cash used in investing activities was TL 33.3 million. In 2008, cash was primarily generated from sale of GY Elyaf, and cash was used for the acquisition of land (i.e., Balıkesir, Van), development of a shopping complex, and development of gas distribution networks.

Net cash generated from financing activities in 2010 was TL 76.1 million, compared to TL 69.6 million in 2009, representing an increase of TL 145.7 million, primarily as a result of an increase in the net proceeds from borrowings totalling TL 126.9 million and a change in treasury shares held of TL 14.4 million. Additional borrowings in 2010 were due to the purchase of 60% of the shares of Antalya Port, and in 2009 additional cash generated from selective asset disposal (e.g., Yeşil Energy) were used to repay short term debt. Net cash used in financing activities increased in 2009 by TL 31.3 million, or 82%, compared to TL 38.3 million in 2008, primarily because of the increase in the net repayments of the borrowings by TL 22.3 million.

The Group’s net cash and cash equivalents position increased from TL 31.6 million as at 31 December 2008 to TL 46.6 million as at 31 December 2009, and increased to TL 51.8 million as at 31 December 2010.

Capital expenditures

Port Infrastructure

Antalya Port

For the years ended 31 December 2008, 2009 and 2010 and the nine months ended 30 September 2011, capital expenditures related to the Antalya Port were TL 2.7 million, TL 1.7 million, TL 11.1 million, and TL 15.8 million, respectively. GPH management intends to invest approximately US$ 10.5 million, US$ 2.8 million and US$ 6.0 million in 2011, 2012 and 2013, respectively, to further enhance port capabilities. In addition to upgrading and expanding the commercial port facilities, investment plans for Antalya Port contemplate its further development as an eastern Mediterranean cruise port.

Kuşadası Cruise Port

For the years ended 31 December 2008, 2009 and 2010 and the nine months ended 30 September 2011, capital expenditures related to the Kuşadası Cruise Port were TL 0.2 million, TL 0.1 million, TL 1.0 million, and TL 4.4 million, respectively. During 2011 and 2012, in order to further extend port capacity, GPH management intends to complete an investment of approximately US$ 13.0 million to construct a new third berth to further increase capacity to handle more and larger cruise ships. As part of this investment, GPH management also intends to construct a new bus parking area, an additional shopping complex, various restaurants and cafes as well as a new fishing port. GPH management intends to fund these investments and any other new investments mostly through long term investment loans. In addition, management of Kuşadası Cruise Port is evaluating additional investments to address current capacity constraints, including the potential of building a new pier to increase the capacity for handling larger and additional number of cruise ships, although currently there are no concrete plans.

Bodrum Cruise Port

For the years ended 31 December 2008, 2009 and 2010 and the nine months ended 30 September 2011, capital expenditures related to the Bodrum Cruise Port were TL 0.2 million, TL 3.6 million, TL 0.3 million, and TL 3.5 million, respectively. In May 2011, GPH completed a pier extension project increasing the length of the pier from 240 metres to 350 metres. GPH also made additional investments in 2011 to better service yachts and mega-yachts, including electricity, bunker and secure sheltering. The investments in 2011 were financed through a US$1.3 million investment loan from Garanti Bank, which is repayable in semi-annual instalments over a five year term at an annual interest rate of 7.75%.

Energy

For the years ended 31 December 2008, 2009 and 2010 and the nine months ended 30 September 2011, capital expenditures related to the Energy segment were TL 13.3 million, TL 26.7 million, TL 40.7 million, and TL 18.9 million, respectively.

Real Estate

For the years ended 31 December 2008, 2009 and 2010 and the nine months ended 30 September 2011, capital expenditures related to the Real Estate segment were TL 36.2 million, TL 10.9 million, TL 34.5 million, and TL 7.6 million respectively.

Pera REIT started the construction of Sümerpark shopping mall in 2008. Work was completed in March 2011. In aggregate, Pera REIT’s total capital expenditures for the shopping centre project amounted to TL 80.0 million, excluding land and capitalised financing costs. The shopping centre had achieved a total occupancy rate of 94% as at 30 September 2011.

The Denizli project also envisages the construction of 606 residential units on the Sümerpark site. Work will take place in three phases, with the initial phase of 154 residential units having begun in the second quarter of 2011 and scheduled for completion by May 2012. Pera REIT will invest US$ 47.7 million in the residential phase of the project including the cost of land, of which approximately US$ 10.0 million is for the construction of 154 residential units in the initial phase. The construction of the entire residential project is expected to last 24 months and will be financed through advance sales of units. For the hotel and hospital parts of the Sümerpark Project, Pera REIT plans to spend US$ 13.1 million and US$ 9.7 million, respectively. The construction of hotel and hospital is planned to be completed by the end of 2012 and 2015 respectively.

The Group plans to spend US$ 51.6 million for the Van Project, which envisages a mixed-use project encompassing a shopping centre with an approximate gross leasable area of 20,140 m2 and 130 to 150 room international standard five star hotel. The construction permit was obtained for the development in 2009 and the Group plans to complete the investments for Van Project until the end of 2013. Construction of the Van Project will be managed on behalf of the Group by Pera REIT. Construction of the shopping centre is intended to begin after the legal challenges to the zoning plan are resolved. See “Business of the Issuer— Legal Proceedings—Challenges to the Van zoning plan and tender”.

Contractual obligations

The following table sets forth the Group’s material contractual commitments, including interest, as at 30 September 2011:

	Less than	3 to 12	1 to 5	More than
	3 months	months	years	5 years	Total
	(TL millions)
Derivative or Non-Derivative Financial Liabilities
Bank loans	39.2	220.4	214.3	13.4	487.3
Derivative financial liabilities	0.4	2.8	–	–	3.2
Liabilities due to operations in finance sector	47.4	–	–	–	47.4
Finance lease obligations	0.5	1.4	3.5	–	5.5

Financial Condition

	As at 31 December				As at 30 September
	2008		2009		2010		2011
	(TL	(% of	(TL	(% of	(TL	(% of	(TL	(% of
	millions)	Total)	millions)	Total)	millions)	Total)	millions)	Total)
Total assets
Infrastructure	180.4	22	178.1	22	610.2	46	754.3	49
Energy	275.3	34	233.1	28	250.4	19	274.5	18
Finance	45.7	6	56.9	7	69.8	5	101	7
Real Estate	167.4	21	151.7	19	242.3	18	252.7	16
Holding	140.2	16	173.7	21	120.4	9	149.0	10
Other	4.4	1	25.5	3	21.8	3	3.3	0
Total	813.4	100	819.0	100	1,314.9	100	1,534.8	100

As at 30 September 2011, the Group’s total consolidated assets were TL 1,534.8 million compared to TL 1,314.9 million as at 31 December 2010, primarily as a result of the increase in the total assets of the Infrastructure segment, followed by Holding and the Finance and Real Estate segments.

Total assets of the Infrastructure segment increased as at 30 September 2011 by TL 144.1 million or 24% to TL 754.3 million compared to TL 610.2 million as at 31 December 2010, primarily as a result of increase in cash and cash equivalents generated from operating activities, increase in port infrastructure due to additional investments and also foreign exchange differences. The functional currency of the major port subsidiaries is in US$, and accordingly, a depreciation in the value of TL against US$ results in an increase in asset values converted into TL for reporting purposes.

As at 30 September 2011, total assets of the Energy segment amounted to TL 274.5 million, representing an increase of TL 24.1 million or 10% compared to TL 250.4 million as at 31 December 2010. The increase was primarily due to additional investments in gas distribution network net of amortisation amounting to TL 13.4 million, and increase in property, plant and equipment and intangible assets amounting to TL 15.8 million arising from the acquisition of 25% shares of Naturelgaz.

Total assets of the Finance segment increased from TL 69.8 million as at 31 December 2010 to TL 101.0 million as at 30 September 2011, representing an increase of TL 31.2 million or 45%. The change is mainly due to the increase in the cash and cash equivalents and financial investments as a result of funds received from the IPO, and the increase in the loans extended to customers in relation to margin lending activities of Global Securities.

Total assets of the Real Estate segment increased from TL 242.3 million as at 31 December 2010 to TL 252.7 million as at 30 September 2011, representing an increase of TL 10.4 million or 4%, primarily as a result of additional investments made on the investment properties including the shopping centre and the residential units.

Total assets of the Holding increased as at 30 September 2011 by TL 28.6 million, mainly due to increase in cash and cash equivalents, and shareholder loans extended to gas distribution subsidiaries by other shareholders, partly netted-off by decreases in the deferred tax assets resulting from statutory tax losses incurred.

Total assets of the Group’s Other segment decreased by TL 18.5 million as at 30 September 2011 solely due to sale of shares of the Group in steel production facility.

The Group’s total consolidated assets were TL 1,314.9 million as at 31 December 2010, compared to TL 819 million as at 31 December 2009, representing an increase of TL 495.9 million. This increase was mainly attributable to the acquisition of the remaining 60% interest in Antalya Port in July 2010 and the consolidation of those assets onto the Group’s balance sheet at fair value. Total consolidated assets of the Group in the year ended 31 December 2009 had increased by only 1% from 2008.

Total assets of the Infrastructure segment increased in the year ended 31 December 2010 by TL 432.1 million, or 243%, compared to total assets of TL 178.1 million as at 31 December 2009, mainly due to the acquisition of the remaining 60% interest in Antalya Port in July 2010 and the consolidation of those assets onto the Group’s balance sheet at fair value.

Compared to TL 275.3 million as at 31 December 2008, total assets of the Energy segment decreased by TL 42.2 million in the year ended 31 December 2009. The decrease was mainly due to the disposition of the assets of Yeşil Energy and its subsidiaries as a result of the sale of 95% of the shares in Yeşil Energy in 2009. The increase in total assets as at 31 December 2010 by 17.3 million is mainly due to additional investments made for developing the gas distribution network.

Total assets of the Finance segment increased by TL 12.9 million between 2009 and 2010, and by TL 11.2 million between 2008 and 2009, reflecting a consistent growth in the periods under review. Following the global economic crisis, volume of operations increased significantly. In order to support Global Securities’ margin lending activities, the Group contributed TL 13.0 million in 2009 in the form of equity, and contributed TL 9.0 million in the form of short term advances.

Total assets of the Real Estate segment increased in the year ended 31 December 2010 by TL 90.6 million, compared to total assets of TL 151.7 million as at 31 December 2009, resulting from the capital expenditures for and the fair value adjustment of a shopping centre complex. The decrease by TL 15.7 million in 2009 compared to 2008 is mainly due to the disposition of land in Balıkesir partly off-set by losses arising from fair value adjustments on certain investment properties.

Total assets of Holding increased in 2009 by TL 33.5 million, mainly due to an increase in cash and cash equivalents as a result of the sale of Yeşil Energy, and an increase in the fair value of investment property acquired during the year. Total assets in 2010 decreased by TL 53.3 million in 2010 compared to 2009, mainly as a result of sale of real estate (i.e., Veli Alemdar).

The year-on-year increase of TL 21.1 million in total assets of the Group’s Other business lines as at 31 December 2009 compared to 2008 stems mainly from the increase in the total assets of Bilecik Demir Çelik following the completion of production facilities. Total assets decreased slightly in 2010 by TL 3.7 million, mainly due to depreciation charges on production facilities.

	As at 31 December				As at 30 September
	2008		2009		2010		2011
	(TL	(% of	(TL	(% of	(TL	(% of	(TL	(% of
	millions)	Total)	millions)	Total)	millions)	Total)	millions)	Total)
Total liabilities
Infrastructure	78.5	16	79.7	18	233.1	34	301.7	36
Energy	193.9	38	172.3	40	207.5	30	246.1	29
Finance	30.3	6	30.5	7	30.1	4	53.6	6
Real Estate	42.8	8	10.1	2	42.4	6	52.4	6
Holding	150.4	30	122.6	28	150.2	22	179.0	22
Other	9.5	2	18.7	5	19.8	4	2.5	1
Total	505.4	100	433.9	100	683.1	100	835.3	100

The Group’s total consolidated liabilities were TL 835.3 million as at 30 September 2011 compared to TL 683.1 million as at 31 December 2010, representing an increase of TL 152.2 million or 22%.

The TL 68.6 million increase in the liabilities of the Infrastructure segment from TL 233.1 million as at 31 December 2010 to TL 301.7 million as at 30 September 2011 stems mainly from devaluation of TL against US$. The functional currency of the major port subsidiaries are in US$, and accordingly, a depreciation in the value of TL against US$ results in an increase in liability values converted into TL for reporting purposes.

As at 30 September 2011, total liabilities of the Energy segment were TL 246.1 million compared to TL 207.5 million as at 31 December 2010, representing an increase of TL 38.6 million, primarily as a result of shareholder loans extended to gas distribution entities by other shareholders, and increases in bank loans due to currency changes.

Total liabilities of the Finance segment as at 30 September 2011 amounted to TL 53.6 million, TL 23.5 million higher than TL 30.1 million as at 31 December 2010 primarily due to additional borrowings of Global Mekul to finance loans extended to customers (margin lending activities).

Total liabilities of the Real Estate segment as at 30 September 2011 amounted to TL 52.4 million, TL 10.0 million higher than TL 42.4 million as at 31 December 2010 primarily due to the increase in the loans obtained and supplier payables attributable to the commencement of the construction of the residential units in Denizli.

As at 30 September 2011, total liabilities of Holding were TL 179.0 million compared to TL 150.2 million as at 31 December 2010, representing an increase of TL 28.8 million, primarily due to foreign currency differences incurred on US$ denominated borrowings.

Total liabilities of the Group’s Other segment decreased by TL 17.3 million as at 30 September 2011 solely due to Group’s sale of steel production facility shares.

As at 31 December 2009, the Group’s total consolidated liabilities were TL 433.9 million. The increase in the year ended 31 December 2010 was TL 249.2 million, or 57%, and mainly due to the acquisition of the remaining 60% interest in Antalya Port in July 2010 and the subsequent consolidation onto the Group’s balance sheet at fair value.

Total liabilities of the Infrastructure segment increased in the year ended 31 December 2010 by TL 153.4 million due to the acquisition of the remaining 60% interest in Antalya Port in July 2010 and the subsequent consolidation onto the Group’s balance sheet at fair value (including the deferred tax liabilities) as well as due to the additional loans obtained for the purpose of financing the acquisition.

The increase of TL 35.2 million in the liabilities of the Energy segment in 2010 compared to TL 172.3 million in 2009 resulted primarily from the increase in the deferred subscription revenue, deposits received from customers, and additional bank loans obtained to finance investments on the gas distribution network. The decrease in total liabilities of the Energy segment in 2009 by TL 21.6 million compared to 2008 resulted primarily from the disposition of 95% of the shares in Yeşil Energy. Yeşil Energy’s liabilities consisted of project finance loans obtained for the Çakıt construction project.

The increase in the liabilities of TL 32.3 million in the Real Estate segment during 2010 was mainly due to additional bank loans obtained to finance the construction of a shopping complex. In 2009, existing bank loans with comparatively shorter maturities and higher interest rates were redeemed using advances taken from Holding, causing total liabilities to decrease by TL 32.7 million in 2009 compared to 2008.

Total liabilities of Holding increased in 2010 by TL 27.6 million compared to 2009 mainly due to additional borrowing for short term working capital needs. The decrease in liabilities in 2009 by TL 27.8 million compared to 2008 was mainly due to the redemption of comparatively shorter term bank loans using additional cash generated from asset disposals.

Total liabilities of the Group’s Other segment increased by TL 9.2 million in 2009 solely due to leasing facilities obtained for the purpose of financing the construction of a steel production facility. Liabilities further increased by TL 1.1 million in 2010 as a result of additional loans obtained to finance short term working capital needs of the facility.

Shareholders’ Equity

As at 30 September 2011, the Group’s total shareholders’ equity was TL 699.5 million, compared to TL 631.8 million as at 31 December 2010, representing an increase of TL 67.7 million, or 11%. The change was primarily due to a net increase of TL 109.7 million resulting from the equity accounting of the sale of a minority of shares in GPH, currency translation gains amounting to TL 72.8 million resulting from the currency valuation of the intangible assets of Antalya Port, an increase by TL 14.9 million for shares issued to minority holders (netted-off against subsequent transactions on the ISE), and an increase by TL 6.9 million due to changes in the shareholdings of Pera REIT, partly off-set by a decrease of TL 46.9 million resulting from the acquisition of treasury stock (of GYH shares) and a decrease of TL 22.3 million incurred from the acquisition of the remaining shares in Energaz in August 2011. As per IFRS, this acquisition, which was a transaction with the owners of the company without change in control, has been directly recognised in equity, being the difference between the Group’s share of consideration paid and the net assets acquired.

The Group’s total shareholders’ equity was TL 385.1 million as at 31 December 2009 increasing by TL 246.7 million, or 64%, in the year ended 31 December 2010 to TL 631.8 million. This increase was primarily attributable to the effect of the acquisition of the remaining 60% interest in Antalya Port. Total shareholders’ equity of the Group had increased in 2009 by TL 77.1 million, or 25%, compared to TL 308 million as at 31 December 2008 primarily as a result of gains from the sale of Ye il Energy in June 2009.

Off-Balance Sheet Transactions and Contingent Obligations and Liabilities

From time to time, the Group provides guarantees including mortgages, pledges and securities in connection with bank loans obtained by Group companies, to secure the Group obligation under concession agreements and in relation to legal obligations. As at 30 September 2011 and 31 December 2010, Group had provided such guarantees in the aggregate amount of TL 343.8 million and TL 360.1 million, respectively. The Group and other Group companies also issue letters of guarantee to municipalities, the PA, ISE, EMRA, CMB, Takasbank, natural gas suppliers and several other institutions in connection with certain projects or as legal requirements. As at 30 September 2011 Group had outstanding letters of guarantee in the amount of TL 226.2 million (compared to TL 169.9 million as at 31 December 2010), of which US$ 50 million stems from the letter of guarantee given to the Ankara Metropolitan Municipality in connection with the tender for Başkent Gaz. Moreover, the Group has certain off-balance sheet contractual obligations as explained in detail in the Note 31.c to the financial statements as at 31 December 2010.

The Group is party to pending lawsuits as described in “Business of the Issuer—Legal Proceedings”. The Group management assesses the possible results and financial influence of these lawsuits at the end of each period and has created provisions as at 30 September 2011 in the amount of TL 1.4 million (compared to TL 1.5 million as at 31 December 2010). See “—Liquidity and Capital Resources—Guarantees relating to indebtedness”.

Quantitative and Qualitative Disclosures about Market Risk

Financial risk management objectives and policies

A financial instrument is any contract that gives rise to the right to receive cash or another financial asset from another party (a “financial asset”) or the obligation to deliver cash or another financial asset to another party (a “financial liability”). Financial instruments result in certain risks to the Group. The most significant risks facing the Group are discussed below.

Interest rate risk

The Group’s operations are subject to the risk of interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in differing amounts. In the case of floating rate assets and liabilities the Group is also exposed to basis risk, which is the difference in repricing characteristics of the various floating rate indices, such as six months LIBOR and different types of interest. Risk management activities are aimed at optimizing net interest income, given market interest rate levels consistent with the Group’s business strategies. See “Risk Factors—Risks Relating to the Group— The Group’s indebtedness could have an adverse effect on the Group’s operations and financial condition, including on its ability to refinance existing debt or fund its capital expenditure requirements or acquisition strategy”.

The Group uses interest rate derivatives (swap) to manage its exposure to interest rate movements on their bank loans.

At 30 September 2011 and 31 December 2010, the interest rate profile of the Group’s interest-bearing financial instruments is as follows:

	As at	As at
	31 December	30 September
	2010	2011
	(TL)
Fixed rate instruments
Financial assets	69,557,158	173,294,328
Financial liabilities	(267,760,726)	(314,568,472)
Total	(198,183,568)	(141,274,144)

Floating rate instruments
Financial assets	16,480,130	19,482,910
Financial liabilities	(134,218,643)	(177,506,534)
Total	(117,738,513)	(158,023,624)

A change of 1% in interest rates as at 30 September 2011 would have increased/ (decreased) profit or loss before tax by the amounts shown below. This analysis assumes that all other variables, in particular foreign exchange rates, remain constant.

	Profit or loss
	1% increase		1% decrease
		(TL)
As at 31 December 2010
Variable rate instruments	(1,177,385)		1,177,385
Cash flow sensitivity (net)	(1,177,385)		1,177,385
As at 30 September 2011
Variable rate instruments	(1,742,009)		1,742,009
Cash flow sensitivity (net)	(1,742,009)		1,742,009

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers and financial investments.

The Group’s principal financial assets are cash and cash equivalents, trade and other receivables, and investment in equity and debt securities. Management has a credit risk policy in place to monitor the exposure to credit risk on an ongoing basis. The Group has the ability to receive collaterals for its financial assets. Furthermore, the Group obtains letters of guarantee or similar collaterals from third parties for specific agreements and projects, if necessary.

As at 30 September 2011, there were no significant concentrations of credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivatives, in the consolidated balance sheet:

	As at		As at
	31 December		30 September
	2010		2011
		(TL)
Trade receivables (excluding finance sector)(1)	20,817,847		17,312,462
Receivables from related parties	45,581,667		78,692,035
Receivables from finance sector operations(1)	39,124,146		46,891,094
Other receivables(1)	7,221,687		15,785,589
Cash at banks	53,204,595		91,857,083
Short-term financial investments	7,814,910		26,747,822
Advances given	26,357,047		34,050,296
Total	200,121,899		311,336,381

Notes:
(1)	Excluding receivables from related parties.

Liquidity risk

Liquidity risk arises in the general funding of the Group’s activities and in the management of positions. It includes both risk of being unable to fund assets at appropriate maturities and rates and risk of being unable to liquidate an asset at a reasonable price and in an appropriate time frame. The Group has access to funding sources from banks and keeps certain levels of assets as cash and cash equivalents. The Group continuously assesses liquidity risk by identifying and monitoring changes in funding required in meeting business goals and targets set in terms of the overall Group strategy.

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

Market risk for all subsidiaries are monitored and managed by the Group’s Treasury Department. The Treasury Department uses forward transactions and option contracts to minimize the possible losses from money market fluctuations.

Foreign currency risk

Currency risk is defined as the risk that the value of a financial obligation will fluctuate due to changes in foreign exchange rates. The Group undertakes certain transactions denominated in foreign currencies and uses derivatives to manage foreign currency risk exposure. See “Risk Factors—Risks Relating to Turkey— Exchange rate fluctuations could adversely affect the Group’s financial condition and results of operations”.

The Group has transactional currency exposures with respect to bank borrowings. As the currency in which the Group presents its consolidated financial statements is the TL, the consolidated financial statements are affected by movements in relevant foreign currency exchange rates against TL. As at 30 September 2011, TL 394.5 million or 89% of TL 444.7 million total financial liabilities are denominated in foreign currencies, especially US dollars. In addition, the Group has guaranteed indebtedness denominated in euro. See “— Borrowings—Guarantees relating to indebtedness” and “—Off-Balance Sheet Transactions and Contingent Obligations and Liabilities”.

Regarding the port operations under the Infrastructure segment, the Group is exposed to currency risk mainly through foreign currency denominated financial liabilities. However, the Group has limited exposure to currency risk arising from its US dollar denominated financial liabilities as the port tariffs are also denominated in US dollar. Operational expense items are denominated in TL. The functional currency of the Group’s entities in the ports business is US dollar. See “Risk Factors—Risks Relating to Turkey—Exchange rate fluctuations could adversely affect the Group’s financial condition and results of operations”.

Under the Energy segment, the Group’s natural gas distribution entities have also limited exposure to currency risk arising from outstanding borrowings as the natural gas tariffs are determined in foreign currencies according to applicable regulations. Increase in the cost of sales via movements in the exchange rate is passed through to subscribers. The operational expense items are denominated in TL.

The foreign currencies denominated borrowings of Holding comprise primarily the US$ 100 million Dollar denominated bond issuance in 2007. The revenue and operational expenses of the segment are denominated in TL. The Treasury department enters into foreign currency hedging transactions to mitigate its exposure to foreign currency risk in respect of its borrowings.

The carrying amounts of the Group’s foreign currency denominated monetary assets and liabilities and the net foreign currency exposure of the Group as at 30 September 2011 were as follows:

				Total
	US$(1)	Euro(2)	TL(1)(2)	(TL equivalent)
Total assets	45,099,175	1,072,129	31,143,623	117,062,282
Total liabilities	154,222,007	2,234,801	17,653,078	307,861,035
Net Foreign Currency Exposure	(109,122,832)	(1,162,672)	13,490,545	(190,798,753)
Net Off-Balance Sheet Foreign Currency Exposure	(14,000,000)	—	—	(25,834,200)

Notes:
(1)	Amounts are expressed in original currency.

(2)	TL is the foreign currency of the Group companies for which the functional currency is U.S. dollar.

A 10% strengthening of the Turkish Lira against the following currencies as at 30 September 2011 and 31 December 2010 would have increased equity or profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

	Profit or loss		Equity(1)
	10%	10%	10%	10%
	increase	decrease	increase	decrease
As at 30 September 2011
USD	(21,485,491)	21,485,491	—	—
Euro	(292,493)	292,493	—	—
GBP	—	—	—	—
Total	(21,777,984)	21,777,984	—	—

	Profit or loss		Equity(1)
	10%	10%	10%	10%
	increase	decrease	increase	decrease
As at December 2010
USD	(20,022,716)	20,022,716	—	—
Euro	(186,967)	186,967	—	—
GBP	(2,264)	2,264	—	—
Total	(20,211,947)	20,211,947	—	—

Notes:
(1)	Excluding profit or loss.

BUSINESS OF THE ISSUER
Introduction

Global Yatırım Holding Anonim Şirketi (“GYH”, and together with its consolidated subsidiaries, the “Group”) is engaged in a number of diverse business activities, primarily in Turkey. The Group’s aim is to seek enhanced returns through its portfolio of investments in sectors with high growth and return potential and which are characterised mainly by geographic, technical, “first mover” or similar barriers to entry. Returns are generated from a combination of dividend streams from its existing businesses, cash that is otherwise available for distribution from its joint ventures, and monetising its existing assets by divesting or listing a business once GYH management believes it has maximised value creation. The Group’s core business areas are organised into the following four divisions:

•
Port Infrastructure. Global Liman İşletmeleri A.Ş. (“GPH”) holds the Group’s interests in cruise and commercial port operations in Turkey. For the year ended 31 December 2010, the Group generated revenues of TL 61.0 million and EBITDA of TL 34.4 million from its port infrastructure activities. For the nine months ended 30 September 2011, the Group generated revenues of TL 78.8 million and EBITDA of TL 48.8 million. The principal existing assets under GPH are its interests in Antalya Port, Kuşadası Cruise Port, and Bodrum Cruise Port.

•
Energy. Global Enerji Hizmetleri ve İşletmeciliği A.Ş. (“Global Energy”) holds the Group’s interests in natural gas distribution and wholesale trading, compressed natural gas distribution, integrated thermal power plant projects and renewable power generation projects. The Group currently has thirty-year natural gas distribution concessions and licences in ten regions in Turkey, thirty-year licences in natural gas wholesale trading, as well as a newly acquired thirty-year licence for compressed natural gas distribution. It is developing a thermal power generation plant, and is expanding the scope of its energy operations with solar and other renewable energy projects, each in  various stages of development. For the year ended 31 December 2010, the Group generated revenues  of TL 146.7 million and EBITDA of TL 4.4 million from its energy distribution and projects. For the  nine months ended 30 September 2011, the Group generated revenues of TL 129.3 million and  EBITDA of TL 5.4 million.

•
Real Estate. Pera Gayrimenkul Yatırım Ortaklığı A.Ş. (“Pera REIT”) holds the Group’s interests in  various real estate projects, including planned and existing mixed-use commercial, residential and  holiday resort developments in Turkey. Pera REIT is an ISE-listed real estate investment trust. For the  year ended 31 December 2010, Pera REIT generated EBITDA of TL 44.1 million. For the nine  months ended 30 September 2011, it generated revenues of TL 3.1 million and EBITDA of  TL 0.9 million.

•
Finance. Global Menkul Değerler A.Ş. (“Global Securities”) holds the Group’s interests in non-banking financial services, including brokerage, research and corporate finance advisory. Global  Portföy Yönetimi A.Ş. (“Global Asset Management”) holds the Group’s interests in portfolio and  asset management. For the year ended 31 December 2010, the Group’s financial services business  generated revenues of TL 29.2 million and EBITDA of TL 1.7 million from its financial services  businesses. For the nine months ended 30 September 2011, it generated revenues of TL 24.2 million and EBITDA of TL 2.2 million.

The Group pursues a general strategy of maximising value through selective strategic divestments, acquisitions and investments primarily in business lines directly related to the Group’s existing operations, such as commercial ports, as well as in business lines within its core business areas, such as renewable energy. In addition, from time to time GYH management also invests in new businesses that are not directly related to GYH’s existing operations but which have expected high returns and which further diversify the Group’s investment portfolio, such as in the media and storage sectors.

The following chart shows the Group’s ownership structure and primary investments in its main business operations as at 30 September 2011 (other than as noted to reflect a restructuring of the Energy segment).

[Missing Graphic]

(1)
Currently, Global Energy holds a 60% interest in Galata Energy. In October 2011, Global Energy entered into share purchase agreements, pursuant to which it will increase its interest in Galata Energy to 80% and acquire an 80% interest in Geliş Mining by the end of 2011. See “Business of the Issuer—Energy—Business Overview—Thermal Power Generation—Şırnak Coal Field and Power Plant”.

(2)
In August 2011, GYH entered into a subscription agreement with Azimut, pursuant to which, following receipt of regulatory approval, Azimut agreed to acquire a 60% stake in Global Asset Management. Currently, applications are pending with the relevant regulatory authorities and no shares have been transferred to Azimut. See “Business of the Issuer—Finance—The Group’s Finance business— Global Asset Management”.

GYH had total assets of TL 1.53 billion and TL 1.31 billion, respectively, as at 30 September 2011 and 31 December 2010. GYH is organised as a public company and is subject to the rules and regulations of the CMB and the ISE. Its shares are listed on the National Market of the ISE.

Strengths

GYH management believes that the Group’s key strengths include the following:

Exposure to the growing Turkish economy

Historically the Group has invested in Turkish assets and as a result, substantially all of the Group’s assets and the Group’s operational revenue and cash are derived from its operations in Turkey. Over the past two decades, the Turkish economy has undergone a transformation from a highly protected and regulated system to a free market system, which has resulted in increased stability and economic growth and the Group has successfully participated in a number of privatisations as part of the liberalisation process. Although the Turkish economy has been affected by the global financial crisis, it began to recover in the fourth quarter of 2009 and has since performed strongly. In 2010, Turkey’s GDP grew by 8.9% in 2010 and by 11.6% in the first quarter of 2011 and 8.8% in the second quarter of 2011 (source: TURKSTAT). The Group intends to focus on Eastern Turkey, which it believes has higher growth potential than Western Turkey. The Group’s management believes that with its exposure to, and extensive knowledge of, the Turkish market, it is well positioned to benefit from any continued growth in the Turkish economy and increase in asset prices.

Diversified and attractive business portfolio in growing sectors

GYH’s investments have been primarily concentrated in the port infrastructure, energy and real estate sectors, which GYH management believes have been among the fastest growing sectors in Turkey. This growth is a result of the country’s recovery from a national financial crisis in 2001, its relative lack of exposure to the global financial crisis of 2008 and its increasing political stability. In line with growth and structural changes in the Turkish economy and increasing liberalisation of applicable regulations, GYH has been able to build a portfolio with a particular focus on investment opportunities in these sectors. GYH management further believes that it is well-positioned to benefit from continuing expected growth in the port infrastructure, energy and real estate sectors.

Leading market positions in the port and natural gas distribution sectors

GYH holds leading market positions by market share in the cruise port and natural gas distribution sectors.

Kuşadası Cruise Port was Turkey’s busiest cruise port in terms of passenger arrivals in 2010 (source: Turkish Chamber of Shipping). In addition to its majority shares in Kuşadası Cruise Port, GPH, GYH’s majority- owned port holding subsidiary, owns 100% of the shares of the multi-functional Antalya Port and a majority of the shares of Bodrum Cruise Port, strengthening the Group’s leading position in the cruise sector and increasing its potential to become the leading commercial port operator in Turkey. GYH estimates that in 2010 its market share of cruise port operations in Turkey in terms of cruise calls was approximately 47%, and its market share of commercial port operations in Turkey in terms of TEU handling was approximately 2.2% (source: Turkish Chamber of Shipping, TCDD).

Energaz Gaz Elektrik Su Dağıtım A.Ş. (“Energaz”) has a strong presence in the regions in which it distributes natural gas, which represent approximately 11% of Turkey’s total population (source: BOTAŞ, TURKSTAT). In addition, sales of compressed natural gas by Naturelgaz Sanayi ve Ticaret A.Ş. (“Naturelgaz”) comprised 35% of total compressed natural gas sales in Turkey (source: EMRA).

First mover advantages resulting from an efficient structure

GYH seeks to maintain a lean structure and efficient approval process. GYH believes that its small, but highly-skilled executive team and streamlined management structure differentiates it from its competition and provides it with the ability to respond more quickly to new opportunities than its competitors and avoid decision-making delays. GYH has a strong and agile business development team with extensive investment banking experience, providing GYH with strong valuation, financing and structuring skills and know-how, enabling management to originate and execute potentially highly profitable projects in a relatively short period of time, as well as ensuring that the existing businesses are monitored and well run.

GYH has sought to be an early entrant in businesses where there are high barriers to entry or a significant first-mover advantage, such as a regional franchise, high initial investment costs or a tied customer base. GYH was one of the first investors to explore the opportunities in the cruise and commercial ports business and invested in port assets when their values were relatively low. Moreover, GYH management believes it has acquired significant assets in the natural gas distribution business with no direct acquisition costs through participating in privatisations of previously unexploited natural gas distribution regions. GYH’s early involvement in both sectors has resulted in the accumulation of extensive sector knowledge, providing a significant competitive advantage.

Diverse non-correlated income streams

Historically, instead of focusing on one sector, the Group has made investments in different economic sectors, with the goal of securing diverse revenue sources. GYH’s diversified investment portfolio is intended to reduce the overall business risk of the Group and over-dependence on particular areas of operation. Due to this diversity, GYH management believes that the Group is better able to address sector-specific risks as well as manage risks in a general economic downturn.

Combination of mature profitable businesses and high growth new businesses

The Group’s businesses are at various stages of the development cycle. Its more mature businesses (such as its Port Infrastructure operations) are cash generative which allows the Group to develop new businesses (such as an integrated thermal power plant or the CNG business) which may not be cash generative in their early years or may require further investment by the Group or its partners before profitability is achieved, but which show potential for high growth.

Strong existing and potential customer base

GYH has a diverse customer base active in various industries, reducing GYH’s dependence on any single customer or industry. Furthermore, GYH management believes that the nature of GYH’s port infrastructure and natural gas operations provides GYH with significant cross-selling and production opportunities within each business area. For example, the Group’s marketing campaigns for its cruise port operations promote all three of the Group’s cruise ports simultaneously and in a complementary manner. Existing regional natural gas distribution concessions provide GYH with a significant advantage with respect to accelerated expansion of CNG sales and operations initially within these regions, as a result of which GYH may offer alternative and attractive solutions to customers’ energy needs. Additionally, close relationships and partnerships with the municipalities in port locations as well as natural gas distribution regions should enable GYH to develop further businesses in these regions including real estate investments. GYH has capitalised in the past, and intends to continue to capitalise, on its existing customer base by focusing on investment opportunities that offer synergies with GYH’s existing customer base.

Proven ability to establish local and international partnerships

GYH’s current portfolio and its management team’s know-how and expertise in investment banking and corporate finance position it well as a potential partner for both international and local investors. GYH has already established a track record in this area through partnerships with such prominent groups as Royal Caribbean Cruises Ltd. (“RCCL”), Hutchison Port Holdings Limited (“HPH”), STFA Yatirim Holding A.Ş. (the “STFA Group”), Venice European Investment Capital S.p.A. (“VEI Capital”) and Koninklijke Vopak NV (“Vopak”). GYH management believes that these partnerships significantly enhance the Group’s credibility and thereby will facilitate the establishment of other partnerships in the future.

Solid reputation, extensive operating experience and established relationships with key market participants

The Group’s solid reputation, extensive operating experience and established relationships with key market participants (including state authorities and local municipalities, as well as financial institutions and local business groups and leaders) in the sectors in which it operates provide the Group with a unique advantage in the tender process for and development and operational management of ports, energy projects, real estate development and financial services as compared to less established players that may be unfamiliar with the regulatory approval process or lack operating experience. GYH believes that its alliances with strategic industry players further enhances its immediate access to industry expertise, provides economies of scale and enhances bargaining power. In addition, many of the Group’s project companies have shareholders based in the areas where its operations are located. GYH management believes that the presence of such shareholders provides unique know-how facilitating improved project execution and customer relation capabilities.

Selective process for identifying and integrating investment opportunities

GYH has adopted selective investment criteria which require target projects to generate a minimum level of return over a specified period. For the Group’s Port Infrastructure and Energy investments, GYH management targets concession businesses with well-defined market scopes and durations which are likely to create synergies with GYH’s existing investments in these sectors. For the Group’s Real Estate investments, GYH management targets both residential and commercial property projects primarily in developing cities located in central and eastern Anatolia where competition and development costs are substantially lower than regions that have traditionally attracted more real estate investments (such as Istanbul, Ankara or İzmir), which, therefore, have the potential to generate greater returns.

Once an investment target has been identified, GYH undertakes an extensive due diligence process and carries out several feasibility studies, often involving industry experts and other consultants, to analyse a potential target’s business. Once the decision to acquire an investment target has been made, for larger investments, GYH appoints an integration team to strengthen relationships with the target’s existing management team, increase the flow of information to GYH, and facilitate GYH’s ownership and management of the target. Once an investment target has been acquired, the GYH integration team coordinates with the target’s existing management team to assess the target’s policies and procedures and training programs to identify opportunities to improve efficiency and profitability. GYH also carefully structures the post-acquisition holding structure based on extensive financial modelling tailored to specific target projects, resulting in GYH’s structure including a mix of wholly-owned, majority-owned and minority-owned subsidiaries and affiliates.

Building on its unique strengths, GYH has continued to grow since 2004, increasing its total assets by 849% and its total equity by 739% from 2004 to the nine months ended 30 September 2011. Since 2004, the Group has reported profits in every financial year other than 2008 (during the global financial crisis). Management expects to continue to enhance shareholder value through increased profits in its port management, gas distribution and financial services businesses in general, particularly following the completion of the firstphase of the Şırnak coal field and power plant project and once the plant becomes operational.

Strategy

The key elements of the Group’s strategy are the following:

Continue making selective disposals

GYH management intends to continuously review and revise the composition of the Group and intends to make selective disposals of its non-core businesses as well as businesses considered not to be well positioned to ensure long-term profitability. The Group aims to generate profits upon the disposal of investments and may therefore at any time sell any business or asset if a suitable price can be obtained. The Group has a successful track record in making disposals that maximise returns and management expects to continue selective divestitures following value maximisation. For example, the Group has successfully completed the following divestitures:

●
Sale of 100% stake in Yeşil Energy, GYH’s wholly-owned subsidiary, which held hydro-electric power plant projects with a total capacity of 560 MW, to Statkraft in June 2009 and June 2010 for a total consideration of €91.1 million, representing an annual return on investment of 148%.

●	Sale of a 22.114% minority stake in GPH to a subsidiary of VEI Capital in July 2011 based on a total equity valuation of GPH of US$ 350 million, representing an annual return on investment of 60%.

●	Initial public offering of the shares of Global Securities on the ISE in June 2011, raising TL 16.5 million.

●
Agreed sale by way of a rights issue of a 60% majority stake in Global Asset Management to Azimut in August 2011, for a total consideration of TL 3.8 million (subject to receipt of regulatory approval).

●	Sale of several real estate assets, including the Veli Alemdar Han building in Istanbul in December 2010.

Further increase the profitability and expand the asset base of the Group

In response to increasing asset prices in Turkey, as a result of the recent strong growth in the Turkish economy and increasing competition in privatisation tenders, the Group has recently adopted a new set of strategic aims which place a greater emphasis on the development of its existing businesses and a slower pace of growth through acquisition. Group management intends that the dividend stream generated by any new investment should exceed the equity injected over a five year period. The Group is also aiming to distribute the total equity the Group has been able to raise since establishment as dividends to its shareholders over the next three years.

The Group plans to further increase its profitability and expand its asset base by focusing on operational efficiency in its existing portfolio and pursuing growth opportunities by establishing new strategic partnerships across its business lines.

In Port Infrastructure, the Group intends to target both cruise and commercial port investments with the goal of becoming an international port operator, expanding its holdings with new ports in the Mediterranean as well as other regions. In Energy, while focusing mainly on the development of its high yield coal-fired power plant project in Şırnak, south-eastern Turkey, the Group also intends to monitor opportunities to leverage its existing natural gas retail operations into higher return wholesale and upstream gas operations, as well as to expand its compressed natural gas investments. In Real Estate, the Group aims to develop new projects to expand its commercial real estate portfolio, typically avoiding the larger cities such as Istanbul and Ankara. In Finance, the Group is focusing on establishing new strategic partnerships to broaden its financial services offering by leveraging the expertise and product and/or customer portfolio of the partners.

Undertake selective, value-creating acquisitions to complement the Group’s core business

GYH aims to become one of the world’s leading cruise port operations, and will continue to evaluate value- creating acquisitions opportunities in Turkey as well as abroad, including in Eastern Europe and the Eastern Mediterranean. GYH plans to participate in the privatisation tenders for İzmir Port and Derince Port in Turkey, the timings of which are currently unknown. Additionally, GYH is currently assessing the acquisition of the Port of Dürres in Albania. In evaluating port acquisition opportunities, GYH’s main criteria will be geographical location, focusing on commercial ports located at crossroads of important international trade routes and on cruise ports in close proximity to tourist and historical sites with significant international recognition.

GYH will also consider ports that are undervalued due to lack of modernisation, which will require infrastructure investment and other enhancements, creating an opportunity to streamline existing operations to increase operational efficiency and profitability post-acquisition. Infrastructure and other enhancements include upgrading facilities and equipment, expanding the range of port services, continuing to leverage on accumulated expertise, actively seeking new cargo sources, implementing interactive customer-focused marketing, streamlining and centralizing shared services, and outsourcing low margin activities.

Develop a power generation portfolio using local resources

GYH management believes power generation based on local resources is a core business for future growth as such strategy is expected to reduce Turkey’s dependence on imported energy resources and positively effect the macroeconomic environment in Turkey in general, as well as provide significant competitive advantages and favourable margins to industry participants. As such, currently GYH is developing an integrated power generation project in Şırnak in eastern Turkey, including a 250 km square asphaltite mine with more than 200 million tonnes of exploitable resources having 3500-4500 calorific value per kilogram and a thermal power plant with an initial capacity of 270 MW, which will be supplied directly from the mine. Once the initial thermal power generation capacity has been established, GYH plans to start construction of additional power plants at the same site to potentially increase total capacity to 1000-1500 MW. In addition, GYH is in the process of developing renewable energy projects to diversify its overall energy generation portfolio, with a particular focus on solar energy. For example, GYH has completed the initial feasibility studies for a number of solar projects with a potential capacity of up to 400 MW and intends to participate in the tenders of related operating licences once announced by the Energy Market Regulatory Authority (“EMRA”).

Seek opportunities to expand the Group’s natural gas business and achieve full vertical integration to capture more value and create synergies

GYH will continue to assess natural gas investment opportunities following the anticipated liberalisation of applicable regulation, including expanding the regional presence of its natural gas distribution activities and increasing its wholesale trading and importation business to achieve full vertical integration. GYH management believes that the vertical integration in the natural gas sector would not only serve to increase the overall profitability of the Group’s Energy investments, but also ensure gas supply security for the distribution business, which is reflected in the fact that in 2011 GYH increased its indirect ownership interest in Energaz, the entity holding nearly all of GYH’s investments in natural gas, from 26.2% to 49.5%. GYH has begun discussions with the principal natural gas suppliers to Turkey, and GYH management expects that the existing regulations will be amended to allow private sector entities to directly import pipeline gas into Turkey. In order to expand its regional presence, GYH is considering opportunities to merge with or invest in local distributors following anticipated regulatory changes.

Become a market leader in the compressed natural gas sector

In May 2011, GYH’s joint venture EIH acquired a 50% stake in Naturelgaz, a leading supplier of CNG in Turkey. Through Naturelgaz, GYH intends to develop a business converting commercial vehicles to run on CNG and a targeted network of CNG filling stations to service such vehicles. GYH management believes the scale of savings that can be achieved through conversion of vehicles to run on CNG (in general, approximately 40%, compared to conventional fuels) means there is substantial untapped demand for CNG in Turkey, particularly since Turkey’s domestic logistics network is heavily dependent upon road transportation. The market for compressed natural gas (“CNG”) in Turkey is still at an early stage of development.

Establish new strategic partnerships in energy, finance and real estate

GYH management believes that a strategic partnership with a leading international gas player will ensure long-term gas supply and thereby add value to the Group’s existing energy investments. Therefore, discussions with a number of potential strategic partners have commenced. GYH management further believes that an alliance with a strategic industry player in the power generation sector would also add significant value to the business by enhancing expertise, providing economies of scale and enhanced bargaining power with respect to equipment suppliers.

With respect to its investments in the financial services sector, GYH intends to continue to explore strategic alliances to significantly enhance its brokerage, research, corporate finance advisory, and portfolio and asset management businesses in Turkey by leveraging the expertise, product offering and customer portfolios of its partners to ensure the long-term profitability of its investments in the finance sector and to strengthen its position against increasing competition from global investment banks as well as Turkish retail banks which exploit cross-subsidies between their retail banking and investment banking and brokerage activities. For example, in March 2011 GYH entered into a frame agreement with Azimut, Italy’s largest independent asset management company, pursuant to which the parties agreed to collaborate in asset management and marketing efforts. In addition, following receipt of regulatory approval, Azimut agreed to acquire a 60% stake in Global Asset Management, currently a wholly-owned subsidiary of GYH, and acquired a 5% stake in Global Securities (as well as an option to further increase its stake in Global Securities by up to 20%), which will provide distribution and marketing services for the portfolio management products offered by Azimut.

With respect to its investments in the real estate sector, GYH management may consider divesting some of its existing real estate investments with attractive valuations and may also consider establishing strategic partnerships to develop projects in eastern and central Anatolia.

History

GYH was incorporated under the name Global Menkul Değerler Anonim Şirketi (“GMD”) as a joint stock corporation on 1 June 1990 under Turkish law for an unlimited duration under registration number 265814.

Following a private placement to institutional investors, which included the International Finance Corporation (the “IFC”), in 1994, GYH launched an initial public offering and listed its shares on the ISE in 1995 under the symbol “GLMDE.IS”. In the 1990s, GYH expanded internationally, establishing its first foreign offices in 1995 through a joint venture in Kazakhstan and an SEC-registered broker-dealer subsidiary in New York. By 1998, GYH had subsidiaries or representative offices in Central Asia, the Caucasus and the

Balkans. However, following the Russian financial crisis of 1998, GYH began to scale back its international operations.

Between 2003 and 2004, GYH management reviewed GYH’s corporate strategy in light of both increasing competition in the financial services industry and expected stabilisation and growth in the Turkish economy, and decided to expand GYH’s activities beyond brokerage and corporate finance and into sectors GYH management believed offered high growth potential, including the Turkish infrastructure, energy and real estate sectors.

GMD, a leading Turkish brokerage and corporate finance firm, was incorporated as a joint stock corporation on 1 October 2004 under Turkish law for an unlimited duration under registration number 534320 as part of the restructuring of GYH.

In 2004, GYH announced a restructuring plan, pursuant to which GYH converted into a holding company. As part of the restructuring, GYH succeeded to GMD’s listing on the ISE under the new symbol “GLYHO.IS” and GMD’s brokerage and corporate finance businesses were transferred to Global Menkul Değerler A.Ş., a newly formed company 100% of which was owned by GYH, which was subsequently reduced to 77.16% as of 30 September 2011 pursuant to an initial public offering and listing and trading of its shares on the ISE. Initially, GYH operated three principal business lines: Infrastructure (which included Kuşadası Cruise Port as well as GYH’s initial real estate projects), Energy and Finance. In response to continuing growth and structural changes in the Turkish economy and corresponding increases in investment opportunities, in 2006 the Group established its Real Estate investments as a separate business.

Each of the Group’s four core business lines (Port Infrastructure, Energy, Real Estate and Finance), as well as its other investment activities, are discussed separately below.

Port Infrastructure

Global Liman İşletmeleri A.Ş.

Overview of port infrastructure investments

The Group’s investments in port infrastructure are currently focused on the acquisition and operation of cruise and commercial port facilities through GYH’s subsidiary GPH. GPH currently owns controlling stakes in Kuşadası Cruise Port and Bodrum Cruise Port, both of which are cruise ports in Turkey, and 100% of the shares of Antalya Port, which is a cruise and commercial port in Turkey. GPH’s market share of cruise port operations in Turkey based on cruise calls was approximately 47% in 2010, and its market share of commercial ports in Turkey based on TEU handling was approximately 2.2% in the same period (source: Turkish Chamber of Shipping, TCDD). GPH generated revenues of TL 61.0 million for the year ended 31 December 2010, of which TL 24.3 million derived from GPH’s cruise port and ferry operations and TL 36.7 million derived from GPH’s commercial operations. GPH generated revenues of TL 78.8 million in the nine months ended 30 September 2011, of which TL 26.1 million derived from its cruise port and ferry operations and TL 52.6 million from its commercial operations.

GYH holds a 77.886% stake in GPH. On 17 June 2011, GYH entered into a share purchase agreement with VEI Capital, an Italian private equity fund whose investors include Italian financial institutions such as Generali Assicurazioni, Palladio Finanziara, Banca Intesa, Banca Popolare di Vicenza and Veneto Banca. On 25 July 2011, GYH, VEI Capital and Savina Holding GmbH entered into a SPV transfer and amendment protocol, pursuant to which VEI Capital transferred all of its rights and obligations to Savina Holding GmbH. Under the share purchase agreement, VEI Capital acquired 22.114% of GPH through its subsidiary Savina Holding GmbH for US$ 77.4 million. Under the share purchase agreement, VEI Capital through Savina Holding GmbH agreed to increase its stake in GPH up to 25.0% after three years and Savina Holding GmbH, Generali Assicurazioni, Unicredit and Venice Shipping and Logistics and other institutional investors preapproved by GYH obtained an option to purchase on the same terms as VEI Capital additional shares in GPH of up to 10.0% of GPH’s total share capital before 31 December 2011.

The following chart shows GYH’s existing ownership interests in commercial and cruise ports.

As at and for the nine-months ended 30 September 2011, GPH’s commercial port operations had a gross capacity of approximately 500,000 TEU, 5 million tonnes of general and bulk cargo, and handled 848,444 tonnes of dry bulk, 1,031,210 tonnes of general cargo, and 128,542 TEU container throughput. GPH’s commercial port operations principally focussed on the export of natural resources from the region (principally mining materials, cement and marble) and on the import of goods (principally coal and hard board) into Southern Turkey. As at 30 September 2011, GPH’s cruise port operations had a total annual ship capacity of 3,400, and had hosted 554 cruise calls, 1,069 ferry calls, 647,112 cruise passengers and 122,402 ferry passengers.

The following table includes the physical and operational features of GYH’s majority interests in commercial and cruise ports.

		Kuşadası	Bodrum
	Antalya	Cruise	Cruise
	Port	Port	Port
Features as at 30 September 2011
Total wharf length (metres)	1,732	966	480
Port area (m2)	136,000
	(commercial)
	18,000 (cruise)	23,000	22,000
Total ship capacity (per year)-commercial shipping	2,970
Total ship capacity (per year)-cruises	600	2000	800
Total handling capacity (TEU/year	500,000	N/A	N/A
General and bulk handling capacity (tonnes/year)	5,000,000	N/A	N/A
Date of acquisition	2006	2003	2008
Concession term	30 years	30 years	12 years
Concession ends	2028	2033	2019

Operations for the nine months ended 30 September 2011
No. of cruise passengers	112,181	502,934	31,997
No. of cruise ships	58	433	63
Container TEU	128,542	N/A	N/A
Utilisation general and bulk (%)	38%	N/A	N/A
Utilisation TEU (%)	25%	N/A	N/A
Total throughput (tonnes)	3,247,181	N/A	N/A
No. of commercial ships	502	N/A	N/A

Source: TCDD, Turkish Chamber of Shipping, TURKLIM, GPH.

Market overview of commercial ports sector

Major cargo classifications

Commercial shipping involves four major types of maritime cargo: containers, liquid, dry bulk and general cargo.

Containerisation involves the transport of cargo in standardised intermodal containers that are sealed and loaded onto container ships, goods trains, planes, and trucks. Containers offer secure, dry storage of cargo in controlled climates, and are considered to contribute to increased port handling efficiency by lowering costs and increasing trade flows. Although the majority of international cargo is transported in containers, the use of containers varies widely by region and country. For example, Eastern Europe accounted for 1.2% of the world’s containerised trade (by TEU of port handling, including empties and transhipments), Western Europe accounted for 15.6%, and the Far East accounted for 38.4% in 2010 (source: Drewry). Containerised trade, measured in TEU, currently represents the fastest growing segment of marine trade. According to Drewry, container volumes grew by 9.4% annually between 1995 and 2005, by 12.2% in 2007 and 5.8% in 2008. Drewry reports that the container market suffered its first ever annual decline in 2009, contracting by 9.1% as global port handling fell to 478 million TEU, back to 2007 levels. The market has rebounded significantly in 2010, and containerised trade grew by 14.7% in 2010, reaching 548 million TEU and exceeding the prior record of 525 million TEU of 2008 (source: Drewry). According to Drewry, globally, container cargo handling volumes increased from 38.7 million TEU to 548.5 million TEU between 1980 to 2010. Container cargo handling volumes in Turkey were 5.9 million tonnes in 2010 (source: TURKLIM).

Liquid cargoes, such as oil and oil products, natural gas, animal/vegetable oils and chemicals, comprise the largest portion of maritime tonnage. According to TURKLIM, liquid cargoes have grown moderately between 1980 and 2009, from 1,871 million tonnes to 2,649 million tonnes, respectively, driven largely by rising global demand for oil and related products. Liquid cargo volumes in Turkey were 15.8 million tonnes in 2010 (source: TURKLIM).

Dry bulk cargoes, such as grains, coal, seeds, animal feed and sugar, comprise the next largest category by tonnage, according to TURKLIM. According to TURKLIM, dry bulk cargoes have grown from 796 million tonnes to 2,113 million tonnes between 1980 and 2009. General and dry bulk cargo volumes in Turkey were 101.8 million tonnes in 2010 (source: TURKLIM).

General cargo, often referred to as break-bulk or neo-bulk cargo because it requires special handling at port, generally consists of motor vehicles (transported in roll on/roll off vessels), refrigerated cargoes in reefer vessels, and large pieces of equipment, lumber/forestry products, steel coils or other items that do not fit into containers. General cargo is the smallest category of maritime cargo by tonnage and, according to UNCTAD, since 1980, the market share of containerised tonnage has increased eightfold, whereas general cargo fleet has decreased by half, reflecting an increased containerisation of the trade in manufactured goods.

Trade routes

Trade routes are primarily driven by the location of the world’s largest exporters and importers, although the vast number of combinations of trading countries and commodities creates millions of origin-destination trade route pairings. Trade routes are also influenced by liner and tramp shipping services, where transportation vehicles will opt to stop at multiple locations along an origin-destination route to maximise cargo transportation and increase revenue.

In 2010, the top ten commercial ports by container volume did not change significantly compared to 2009, and included six Chinese ports (source: Containerisation International). According to the same source, the export and import of a wide range of consumer goods in the Far East and eastern coast of South America continues to show strong growth. In 2010, rapid growth exceeded capacity, and in 2011 capacity grew faster than demand. Between the first half of 2010 and the first half of 2011, trade from the Far East to West Africa continued to grow strongly (primarily driven by continued economic integration), from the Far East to the Middle East and South Asia grew by 9% (although vessel capacity only increased by half this rate), and from the Far East to the Mediterranean grew by 14% (where trade from the Mediterranean to Far East grew by 19.7%) (source: Containerisation International).

Regional trends

The global economy and international trade have seen certain changes in regional trading patterns. In addition to the core regions of the global economy, namely Europe, North America and Japan, other regions, such as the Mediterranean, are becoming increasingly important. Increased shipping has expanded the range of trading possibilities and therefore provided a stimulus for the transport of manufactured goods, resulting in increasing trade and transport volumes.

According to Drewry, the total container handling traffic at European ports grew by a CAGR of 7.6% between 1980 and 2000, reaching 52.8 million TEU by the end of the period. In 2008, container handling traffic of European ports reached a peak level of 99.0 million TEU. The total TEU traffic of these ports decreased 16% in 2009, but increased by 12% in 2010, and is estimated to increase by 7% in 2011, according to Drewry.

According to Drewry, container handling volumes at leading Mediterranean ports remained relatively strong in the first half of 2011 despite the economic turmoil primarily centred in Greece, but also including Portugal, Spain and Italy. In fact, some Mediterranean ports realised throughput growth in the second quarter of 2011 compared to the first quarter of 2011. For example, despite instability in the Greek economy and a decrease in Greek GDP of 7.5% between the first half of 2010 and the first half of 2011, traffic at the Thessaloniki port increased by 8.6% in the first half of 2011 compared to the first half of 2010 (source: Drewry).

In the first half of 2011, Turkish, Russian and Adriatic gate ports into Central Europe consistently recorded high growth levels of Asian imports. In Turkey, this was primarily driven by the continued trend in 2011 of increasing consumer spending, including on electrical goods, household appliances and car components imported from the Far East (source: Drewry).

Turkish commercial port sector

Turkey’s geographic location, between the Mediterranean and the Black Sea, in the centre of trade among Europe, Asia and the Middle East, as well as its accessible 8,300 km-long coastal line, provides distinct advantages in global maritime trade. The country has 160 ports and piers, of which three are currently operated by the Turkish Maritime Administration (the “TDI”) and two by the Turkish State Railways (the “TCDD”). Following a recent wave of privatisations, the private sector has played an increasingly important role in the port industry.

In 2010, approximately 53% of the value of Turkey’s international trade was handled through maritime transportation (source: TURKSTAT). The scale of cargo traffic growth at Turkish ports has been large in recent years, increasing from approximately 186 million tonnes in 2000 to 315 million tonnes in 2008, 309 million tonnes in 2009 and 349 million tonnes in 2010 (source: TURKLIM). According to TURKLIM, in 2010 134 million tonnes of Turkey’s international trade volume was liquid cargo, whereas 61 million tonnes and 153 million tonnes were container and dry bulk general cargo, respectively. Turkey’s sea freight is forecast to grow at a CAGR of 7% for the period from 2009 to 2013 and its contract logistics market is expected to have a CAGR of 14% during the same period (source: June 2010 Transport Intelligence Report).

Over the next five to ten years, the fastest growing component of cargo traffic is expected to be in the container cargo segment. According to the Drewry Market Overview Report, in 2007, container cargo’s share of the port traffic was 40% and was projected to increase rapidly to 67% over the following five to ten years before levelling off. Container handling traffic at Turkish ports increased at a CAGR of 21.6% between 2001 and 2009 and increased by 30.4% in 2010 (source: UMA).

Market overview of cruise port sector

International cruise sector

According to the Cruise Lines International Association, the cruise sector is the fastest growing sector within the global travel industry. According to the 2009 Sector Report of the UMA, since 2003, the cruise sector’s CAGR was 16.9%. According to the 2011 Cruise Market Overview by the CLIA, over 191 million passengers have taken cruises of over two days since 1980 and over 39% of cruise passengers have been generated in the past five years. Since 1980, the industry has had an average annual passenger growth rate of 7.6% per annum. During 2009 and 2010 the cruise industry was affected by many of the same challenges facing other economic sectors, including fluctuation in fuel prices, the global recession (in part caused by the global credit crisis), market volatility and declining or fragile consumer confidence. The global recession reduced demand for cruises at a time when ship orders placed during better economic times were still being delivered. This created an imbalance between supply and demand, which led to discounting of cruises. According to the 2011 Cruise Market Overview by the CLIA, the cruise industry continued to grow in 2010, with an estimated 16.0 million passengers and was the fastest growing tourism sector in that period. Most of this growth was in Europe, although passenger numbers from North America also increased and there were signs of growth in other regions. This success has been attributed in part to the perception that cruises provide value for money, as well as the ability of cruise lines to redeploy vessels to different regions according to changing levels of demand. In particular, vessels were redeployed from the United States to Europe, where growth rates have surpassed North America in recent years.

According to G.P. Wild, although the global financial crisis will continue to have an impact on the cruise industry in 2011, the effects of economic fluctuations tend to have a less severe impact on general travel and tourism compared to other industries. The cruise industry also faces particular challenges from changes to applicable environmental legislation as well as increases in heavy fuel oil, marine diesel and gas oil prices. However, according to G.P. Wild, demand for cruises remains strong and is likely to continue to be strong in the medium to long term.

According to the CLIA’s Market Profile report in 2011, 94% of cruise passengers express total satisfaction with their cruise experience, approximately 82% of cruiser passengers typically agree that cruise vacations are a good way to sample destinations that they may wish to visit again and approximately 77% of people who have taken a cruise in the past and 55% of people who have yet to take a cruise expressed interest in doing so within the next three years. In addition, according to the same source only 24% of Americans, and even fewer Europeans, have been on a cruise. These factors indicate additional potential for the cruise market.

Mediterranean cruise sector

According to the CLIA’s Market Profile report in 2011, the Mediterranean region is the fastest growing destination in the market compared to any other international destinations based upon sales. According to the same source, it was ranked as the fourth most popular cruise destination in 2011, with an estimated 14% market share.

Growth in the Mediterranean cruise industry has been supported by the expansion of individual vessels’ cruising grounds. According to G.P. Wild, since 2003 the number of vessels based in the Caribbean or other “New World” regions and migrating to the Mediterranean and Northern Europe for the summer season has increased. This process was encouraged by an evident saturation of demand for Caribbean cruises together with slower growth in the U.S. market. The trend largely continued from 2007 to 2011. In 2010, seasonal deployment of cruise capacity in Mediterranean ports was above 40% on average (excluding the winter months), which is the second highest rate in global market after Caribbean ports (source: G.P. Wild).

Turkish cruise sector

Turkey is strategically located between Europe, Asia and Africa, and possesses many archaeological sites and resort destinations. Turkey was at the crossroads of and a trade centre for Ancient Greek, Roman, Early Christian, Byzantine and Ottoman cultures. As a result, it contains many important religious and historical sites of great interest. According to 2011 CLIA Market Research, approximately 14% of luxury and premium cruise customers indicated their next destination preference as the Mediterranean and Greek Islands or Turkey. The number of European packages offered by the two leading cruise companies departing from European ports, Carnival Group (with a market share of 48%) and RCCL (with a market share of 24%), is growing.

The number of cruise customers who chose Turkey as a destination has grown at a 19.8% annual rate and has tripled from 581,848 passengers in 2000 to 1,719,098 passengers in 2010, and this figure is forecast to increase to three million passengers over the next fifteen years (source: Turkish Chamber of Shipping). In 2008, 1,657 cruise ships called at 25 Turkish ports and, in 2009, 1,443 cruise ships called at 23 Turkish ports and in 2010 1,368 cruise ships called at 25 Turkish ports. The increasing popularity of Turkey has been attributed to a number of factors, including the perception of Turkey as an exotic destination which lies within a short distance of other Mediterranean destinations.

Two main cruise ports, Ege Ports-Kuşadası, the Group’s first cruise port investment, and the Galata Port, handled the majority of the total cruise ship calls in Turkey. Ege Ports-Kuşadası achieved the highest number of vessel calls (536 ships) during the 2010 season.

Regulation of Turkish ports

The Turkish Constitution provides that all coasts of the Republic of Turkey are under the state’s sovereignty which includes the right to own and operate ports and harbour facilities. It also has authority to allow private companies to construct and operate coastal facilities provided that such private companies have obtained the required permits from the relevant Turkish governmental authorities pursuant to the Regulation on State Owned Property and operate previously constructed coastal facilities pursuant to the Privatisation Law. The privatisation of ports through the transfer of ownership is not allowed under the Privatisation Law. In addition, in the event of war, emergency or mobilisation, the state has the right to use any ports, including those operated by private entities.

According to the Regulation on State Owned Property, a right-of-usage (“Right of Usage”) can be granted over the sea areas where piers are built, as these areas cannot be registered with the land registry. A Right of Usage may be granted for a maximum of forty nine years.

According to the Privatisation Law, existing state-owned port facilities may be privatised only through a Transfer of Operation Rights Agreement (“TOORA”), for a term of up to forty nine years. Also due to the heavy burden on the State to provide public services, the Law on the Implementation of Certain Investments and Services under the Build-Operate-Transfer Model (“BOT”) was enacted to facilitate private sector entities’ ability to operate under BOT contracts.

In addition, a private company which has been granted the right to operate a port either through a Right of Usage under the Regulation on State Owned Property or through TOORA and BOT contracts would need to obtain an Operation Licence and any other service-specific licence or permit before commencing operations at the port. Since a TOORA is by its nature a concession, during its term, a private company has the rights and privileges given to the state, including the right to request specific performance or expropriation. The governmental entity owning the relevant port is empowered to supervise and control the work performed by a private company. A private company operating a port may grant liens and other rights only to the extent that these will not adversely affect the proper continuance of public services.

Generally, a concession agreement will require that all facilities, equipment and vehicles maintained, constructed and bought by the private company during the term of the concession agreement must be transferred to the governmental entity owning the relevant port at the expiration of the concession term.

Under Turkish administrative law, the governmental entity owning the relevant port is entitled to unilaterally terminate an administrative agreement if: (i) the port operator is found by the governing court to be grossly negligent; (ii) the port operator is bankrupt or bankruptcy proceedings are sought; or (iii) the port operator is found to be in default of the concession terms. In addition, a concession agreement can be terminated at any time if termination would be in the public interest. In such case, the governmental entity owning the relevant port would be required to compensate the port operator’s expenses, costs and damages relating to the termination in accordance with the relevant tender specifications and concession agreement. Other specific termination rights may be included in the concession agreement.

In general, concession agreements do not allow assignment of the performance obligations by the private port operator.

Antalya Port

Overview

Antalya Port is one of GPH’s three cruise ports and its only commercial port. The port is located in Antalya on southern Turkey’s Mediterranean coast, and offers tugging, shelter, security, terminal, mooring, storage, pilotage, container and cargo handling services, as well as harbouring for cruise vessels and a marina with dry-dock capacity for yachts. Antalya Port generated total revenues of TL 56.2 million and TL 53.2 million, respectively, in the year ended 31 December 2010 and the nine months ended 30 September 2011.

Commercial port operations

The bulk of Antalya Port’s revenues are generated by its commercial port operations. Antalya is a principal trading centre and its surrounding area encompasses seven organised industrial zones and the Antalya Free Trade Zone. Antalya Port has a clearly defined hinterland, which is approximately 300 square kilometres and had a population of approximately 2.0 million in 2010 (source: TURKSTAT). Antalya Port’s hinterland is rich in chromium ore, marble, barite and aluminium and encompasses a thriving agricultural sector (due to its fertile soils and favourable climate). Turkey has the world’s largest marble and natural stone reserves, with the majority of reserves located in south-eastern Turkey near Antalya Port (source: TMMOB). Antalya Port is also located in close proximity to cement production facilities with high idle capacity rates which are expected to be utilized by local companies in the near future. As domestic cement demand is largely met by companies in the Marmara region, it is expected that the excess cement produced in the Antalya region will be exported, which could, in turn, further increase Antalya Port’s commercial operations.

The port has ten berths that can accommodate container, dry bulk cargo and general cargo vessels, as well as dry bulk and general cargo handling capacity of 5.0 million tonnes per year and container handling capacity of 500,000 TEU per year.

Between 2007 and 2009, the first three years of operations under GPH’s ownership, Antalya Port’s total bulk and general cargo handling volumes increased by 145% from 1.2 million tonnes in 2007 to 2.8 million tonnes in 2009, while container handling volumes remained relatively stable. Antalya Port experienced a significant increase in cargo volumes in 2010 due to a surge in container traffic as a result of increased exports of minerals abundantly available in its hinterland, such as marble, chromate, cement and clinker, as well as following significant capital expenditures and intensive marketing campaigns launched by the Group following its acquisition of the port. Container handling volumes increased by 98% from 63,366 TEU in 2009 to 125,670 TEU in 2010, and further increased to 128,542 TEU for the nine months ended 30 September 2011, representing a growth rate of 31% compared to the same period in 2010. GPH management believes that the recent increase in marble quarrying licences issued for areas in Antalya Port’s hinterland, combined with increased global demand for chromium ore, will contribute to a steady increase in container handling volumes at the port.

Container operation capacity utilisation and general and bulk cargo capacity utilisation was 25% and 62.4%, respectively, in 2010.

In 2010, 83.6% of bulk and general cargo that passed through the port were export cargo, and 16.3% were import cargo. In addition, 51% of containerised loads were unloaded containers, and 49% were loaded containers.

The following table includes information regarding the commercial operations of Antalya Port as at and for the year ended 31 December 2010 and the nine months ended 30 September 2011:

		As at and for
	As at and for	the nine months ended
	the year ended 31	30 September
Commercial Operations	December 2010	2011
Cargo ships served	573	360
Total gross tonnage	2,486,633	1,534,530
Average tonnage per call	5,445	5,221
Capacity utilisation	62%	38%
Contained ships served	156	142
Total gross tonnage	2,889,851	3,143,221
Average TEU per call	806	905
Capacity utilisation	25%	26%

The following table shows container, dry bulk and general cargo volumes at Antalya Port for the periods indicated.

	For the year ended			For the nine-months
	31 December			ended 30 September
	2008	2009	2010	2010	2011
Container (TEU)	67,095	63,366	125,670	97,282	128,542
Dry bulk (tonnes)	1,164,711	1,238,263	1,574,993	1,182,616	848,444
General cargo (tonnes)	1,002,201	1,603,966	1,544,979	1,127,790	1,031,210

Source: UMA, GPH management

According to UMA, the Antalya Port’s market share in Turkey for container volumes was 2.2% in 2010 and, according to TURKLIM, its market share for dry bulk and general cargo volumes was 2.0% in 2010.

Cruise port operations

Antalya Port is also one of the GPH’s three cruise ports. The port is located close to heavily-visited beaches, hotels and golf resorts, as well as notable archaeological sites, including the ancient cities of Perge and Aspendos. According to the Tourism Ministry, Antalya accounted for 9.3 million tourist arrivals in Turkey in 2010, representing 32.5% of the total number of tourists that came to Turkey that year.

Antalya Port has two berths for cruise vessels, a marina with 250 berths and 150-yacht dry-dock capacity. Located only 25 kilometres from the airport, Antalya Port commenced turn-around/home port operations in 2010 by making berths available for cruise vessels to embark and disembark passengers at the beginning and end of their cruises. Management aims to transform Antalya Port into a major turn-around/home port serving the Mediterranean.

The terminal building houses a duty-free shopping area, which has been leased to and is operated by Setur Servis Turistik A.Ş. (“Setur”) pursuant to a tenancy agreement dated 1 April 2011. The tenancy agreement has a five-year term, and Setur is required to pay 30% of its gross turnover to Antalya Port as monthly lease payments.

Since GPH acquired Antalya Port in 2006, it has begun to host larger cruise ships, and the number of cruise passengers served has steadily increased. The number of cruise passenger arrivals increased from 13,749 in 2006 to 138,827 in 2010. This significant increase was primarily due to the commencement of turn-around port operations as capacity per vessel is counted twice (once on embarkation and once on disembarkation). Antalya Port’s cruise port operations generated 3% of its total revenues for the year ended 31 December 2010 and 4% for the nine months ended 30 September 2011.

Acquisition of the port

In 1998, the Turkish Privatisation Authority decided to privatise Antalya Port (then held by the TDI). Ortadoğu Antalya Liman İşletmeleri A.Ş. was awarded 30-year operating rights for Antalya Port pursuant to a transfer of operation rights agreement (the “Antalya Port TOORA”) entered into on 31 August 1998 between the PA, the TDI and Ortadoğu Antalya. Ortadoğu Antalya agreed to pay a total bid amount of US$ 29.0 million for the transfer of operating rights, some of which was paid in cash upfront, with the remainder to be paid in instalments. Sumerbank guaranteed the instalment payments pursuant to a separate agreement. Ortadoğu Antalya defaulted on some instalment payments in 1999, and Sumerbank took control of Ortadoğu Antalya’s assets and obtained a 99.99% stake in Ortadoğu Antalya, with the remaining 0.01% held by the TDI. In 1999, the Turkish Savings Deposit Fund (“SDIF”) (under the umbrella of the BRSA) took control of Sumerbank, with the 99.99% stake in Ortadoğu Antalya transferring to the SDIF. The TDI continued to hold a 0.01% interest in Ortadoğu Antalya.

In 2006, the SDIF decided to open a public tender for Antalya Port and sell its shares in Ortadoğu Antalya. In October 2006, the SDIF sold its shares in Ortadoğu Antalya to Akdeniz Liman İşletmeleri A.Ş., the winning bidder and a joint venture company with GPH holding 40% of the shares and GPH’s joint venture partners Çelebi Yatırım and Antmarin holding 40% and 20%, respectively. The total consideration for the acquisition was US$ 61.0 million, of which US$ 40 million was financed through a loan facility and US$ 21 million was financed by the joint venture partners pro rata in proportion to their holdings in Antalya Port. GPH contributed a total of US$ 8.4 million, of which US$ 2.1 million was an equity contribution and US$ 6.3 million was a shareholders’ loan. In December 2006, Ortadoğu Antalya and Akdeniz Liman İşletmeleri A.Ş merged, with Ortadoğu Antalya as the surviving entity. Immediately following the merger, the shareholders of Ortadoğu Antalya were GPH (holding 39.80% of the shares), Çelebi Yatırım (holding 40.00% of the shares), Antmarin (holding 20.00% of the shares), Gregory M. Kiez (holding 1 share), Mehmet Kutman (holding 1 share) and the TDI (holding 1 share).

Ownership structure and management

On 29 July 2010, GPH acquired the shares of Çelebi Yatırım and Antmarin in Ortadoğu Antalya for a total consideration of US$ 49.3 million. The current shareholders of Ortadoğu Antalya are GPH (holding 99.80% of the shares), Gregory M. Kiez (holding 0.10% of the shares), Mehmet Kutman (holding 0.10% of the shares), Ayşegül Bensel (holding 0.01% of the shares) and the TDI (holding 0.01% of the shares). See“Management—The Board and Senior Management” for information regarding Gregory M. Kiez, Mehmet Kutman and Ayşegül Bensel.

Financing and investments

For information regarding the financing of the acquisition of Antalya Port by GPH, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Other indebtedness”.

In 2008, 2009 and 2010, Ortadoğu Antalya invested approximately TL 2.7 million, TL 1.7 million and TL 11.1 million, respectively, in Antalya Port. These investments included:

●	refurbishing the port’s cranes and marine service fleet;

●	acquiring new handling equipment and yard equipment;

●	improving the marina;

●	constructing a new covered warehouse;

●	improved infrastructure, including pavement of the terminal area, maintenance, refurbishment/rebuilding of cruise terminals and administrative facilities, fire-fighting equipment/ facilities; and

●	enhancing compliance with the ISPS Code.

Ortadoğu Antalya financed these investments with a US$ 6.5 million loan from Garanti Bank and with internal cash flows. For further information on these financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources— Borrowings”.

After increasing its ownership interest in the port in July 2010, GPH launched a US$ 26.6 million investment and marketing programme to enhance the cargo handling capacity of the port, as well as to attract increased cargo volumes beyond 2013. The investment programme has three investment phases: vessel service investments, container cargo and yard handling equipment investments, and facilities investments. Vessel service investments included the leasing of a new tugboat on 27 August 2010 to facilitate smooth and efficient vessel approach and departure. Container cargo and yard handling equipment investments included the acquisition of new forklifts, a new mobile harbour crane and two new reach stackers, all of which were delivered in the last quarter of 2010, to ensure that Antalya Port is able to meet rapidly increasing container and cargo handling volumes. Container handling capacity will be further enhanced with the planned acquisitions of two new rubber-tyred gantry cranes in 2012, and two additional rubber-tyred gantry cranes and an additional mobile harbour crane in 2013. Facilities investments included the construction of new storage facilities which were completed in 2010, as well as dredging the seafloor within the port area in 2011 in order to increase vessel handling capabilities. GPH plans to finance further enhancements through bank financing facilities that it will seek to obtain prior to launching further projects.

In order to increase operational efficiency, meet increasing demand as well as provide high-level service to customers, Antalya Port made quay and yard equipment investments in 2011 totalling US$ 10.0 million. The bulk of capital expenditures in 2011 were for a Gottwald crane, and management expects to purchase two thirty-two tonne forklifts before the end of 2011. US$ 7.5 million of the investments were financed through a loan facility from Garanti Bank, which is repayable in semi-annual instalments over a six year term at an annual interest rate of LIBOR+ 5.05%, with the final payment due on 14 June 2017. The remainder of the investments were financed through cash flows.

GPH management intends to invest approximately US$ 2.9 million and US$ 7.2 million in 2012 and 2013, respectively, to further enhance port capabilities. In addition to upgrading and expanding the commercial port facilities, investment plans for Antalya Port contemplate its further development as an eastern Mediterranean cruise port, which include the proposed purchase of rubber-tyred gantry cranes in 2012 and 2013 and a mobile harbour crane in 2013. GYH management believes that, with its close proximity to Antalya’s international and domestic airport terminals, Antalya Port offers a versatile destination as a turn- around port in line with the growing expectations of cruise lines seeking new travel experiences for their passengers. Management intends to continue to consider developments to enhance the turn-around port operations at Antalya Port, which potentially could include expansion of wharf lengths and construction of another terminal building.

Concession agreement terms

Pursuant to the terms of the Antalya Port TOORA, the TDI is entitled to hold one share in Ortadoğu Antalya and to nominate one of Ortadoğu Antalya’s board members, and the Antalya Governorship is entitled to nominate one of Ortadoğu Antalya’s statutory auditors. Ortadoğu Antalya does not have the right to transfer its operating rights to a third party without the prior approval of the PA and the TDI. In addition, for the duration of the concession term, the tariffs charged to the Turkish armed forces in respect of services provided to Turkish military ships are to be determined by separate agreement between Ortadoğu Antalya and the Turkish Navy. During the first five years of the concession term (which ended in August 2003), Antalya Port’s tariffs were subject to certain limits. Ortadoğu Antalya is now able to determine tariffs for Antalya Port’s port services at its own discretion (apart from the tariffs for services provided to Turkish military ships).

In the event that the Antalya Port TOORA expires or is terminated, any real property assets at Antalya Port must be returned to the TDI without charge and free of any encumbrances or liabilities. Any moveable assets added by Ortadoğu Antalya during the term of the Antalya Port TOORA will belong to Ortadoğu Antalya. The Antalya Port TOORA may be terminated if any of the parties to the Antalya Port TOORA commits a breach of its terms and fails to cure that breach within 60 days after written notice is given.

Customers and competitors

Commercial operations

Antalya Port’s commercial customers include over 50 carriers and cargo customers. Companies shipping their goods through the port are predominantly engaged in the cement, coal, aluminium, fertiliser, marble, chromium, barite and wheat sectors. In 2010, the top five, ten and twenty commercial customers accounted for approximately 60.0%, 73.0% and 86.0%, respectively, of Antalya Port’s gross throughput. Antalya Port currently serves three of the world’s top 15 container lines as measured by total TEU capacity and current market share, MSC Gemi Acenteliği Anonim Şirketi (“MSC”), representing Meditarienne Shipping Co., Belstar Denizcilik ve Taşımacılık Anonim Şirketi representing ZIM Integrated Shipping Services Ltd. (“ZIM”), and Botros & Levante Taşımacılık ve Ticaret Limited Şirketi representing CMA CGM S.A. (“CMA”). CMA accounted for 32.3% of Antalya Port’s container volume during 2010. Moreover, as a result of increased congestion at İzmir Port, MSC and ZIM lines have redirected some of their service to Antalya Port, which GPH management expect to result in sizeable increases in container handling at Antalya Port in 2011 and beyond. In addition, GPH management has begun to explore opportunities to enhance its relationships with container lines in the United Arab Emirates in order to attract calls in 2012.

GPH management believes Antalya Port currently has no direct competition in the immediate vicinity and that its nearest commercial competitors are Mersin and Iskenderun ports, which are located farther east along the Mediterranean coast approximately 490 km and 750 km, respectively, from Antalya Port. GPH management believes that competition from Mersin and Iskenderun ports is limited not only due to the distance between these ports, but also due to the increased trucking costs of transporting goods from Antalya Port’s hinterland to these ports. Antalya Port is located in a well-developed region with a significant number of coastal resorts, and, as such, GPH management believes it would be difficult for a competing operator to obtain permission to and to be able to develop a significant commercial port in the area.

Cruise operations

Over the last three years, 45 cruise companies have visited the port. However, the cruise terminal facilities were comparatively outdated compared to GPH’s other ports. As a result, in 2010, Ortadoğu Antalya invested US$ 1.1 million to renovate the cruise terminal building. GPH management believe that Antalya Port will attract new customers in the coming years following the completion of these renovations. Antalya Port is expected to appeal to cruise companies seeking unknown and interesting ports to add to their itineraries. In addition, GPH management has initiated a marketing programme to establish Antalya Port as a major turn- around/home port in the Mediterranean. GPH management believe these efforts contributed to the inclusion of the port in Aida Cruises’ turn-around itinerary and a 5% increase in cruise passenger arrivals in the first nine months of 2011 compared to the same period in 2010. Despite the fact that the popularity of Mediterranean destinations among cruise passengers has been on the rise in recent years, GPH management believe that no other cruise port in the region currently has the combination of infrastructure and access to amenities (including a range of tour offerings and tour operators), an international airport and a variety of hotels required of a turn-around/home port for cruise lines. In addition to its pro-active marketing programme, GPH is working with the City of Antalya to make additional infrastructure investments to secure the port’s position as a major turn-around/home port in the Mediterranean. According to GPH management, Antalya Port currently has no direct competition in its immediate vicinity, and competition from Alanya, which is located approximately 124 kilometres away, has been limited to date because of Alanya’s inadequate infrastructure. As a turn-around/home port, Antalya Port competes with Limassol Port in Cyprus and Valetta Port in Malta, although GPH management believe that the infrastructure, accessibility and location of these ports are not comparable to that of Antalya Port, which is positioned well to become a major turn-around/home port in the Mediterranean.

Since GPH acquired substantially all of the shares in the port in 2010, Antalya Port has been recognised with numerous awards, including the Most Improved Terminal Facility at the Seatrade Cruise Shipping Convention Trade Fair in Miami, Florida in March 2011 and Europe’s Leading Cruise Port, World’s Leading Cruise Destination, Europe’s Leading Cruise Destination, and Europe’s Leading Destination at the World Travel Awards in July 2011.

Kuşadası Cruise Port

Overview

Kuşadası Cruise Port, operated by Ege Ports, was GYH’s first port acquisition in July 2003. The port, located in the town of Kuşadası on Turkey’s Aegean coast, was the busiest cruise port in Turkey in 2010 in terms of passenger arrivals and number of calls (source: Turkish Chamber of Shipping sector report). Kuşadası Cruise Port is located in close proximity to important archaeological sites, including Ephesus and the House of the Virgin Mary pilgrimage site at Bülbül Dağları. Kuşadası Cruise Port generates its revenues from cruise port and ferry operations, principally landing fees based on the number of ship passengers, and revenues from port services, including pilotage, tugboat, sheltering, security, waste removal, fresh water and parking. It also receives rental revenue from the Scala Nuova complex, a food and drink and retail shopping complex constructed in 2005 at the port with a gross leasable area of 4,600 m2, as well as from duty-free shopping.

The number of calls at Kuşadası Cruise Port has steadily increased since 2003, reaching 536 in 2010. GYH management believes that such increases reflect the Group’s strong marketing initiatives, the completion of the Scala Nuova shopping complex in 2005, as well as improvements in operations, security and safety at the port. External factors such as on-going global cruise industry growth, the trend toward larger vessels and the increasing popularity of the eastern Mediterranean as a destination have also been important factors.

Since taking over operations, Ege Liman has added luxurious, modern facilities and launched a major promotion campaign, establishing Ege Ports-Kuşadası as one of the major tourist destinations in the Mediterranean cruise market. Ege Liman is currently the only Turkish port operator to be appointed an Executive Member of the CLIA. Since 2007, Ege Ports-Kuşadası has been recognised with numerous awards, including:

●
Best Cruise Port in Turkey by the World Newspaper (Dünya Gazetesi Perşembe Rotası) and theMarine News Agency (Deniz Haber Ajansı) (where it competed against 499 other nominees across nine categories) in 2007

●	Best Turkish Port of the Year by Skål, the international association of travel and tourism professionals,

●	First Port in Turkey to be fully compliant with the standards of the International Ship and Port Security, and one of the Best Ports in the World in Security and Safety Services by CLIA in 2007

●	One of the fastest-growing ports by Lloyd’s Cruise International Magazine in 2007

●	Cruise Terminal of the Year by Lloyd’s 2008 Turkish Shipping Awards in 2008

●	15th among the leading 30 European cruise ports by G.P. Wild International Ltd. in 2010

●	Nominated Best Cruise Port by the World Travel Group’s 2010 World Travel Awards in 2010

As cruise passengers make their reservations approximately one year in advance, the effects of the 2008 financial crisis were realised in 2010. In 2010, the number of cruise vessel arrivals was 536, compared with 616 in 2009, representing a decrease of approximately 20%. In line with the decrease in ship arrivals, cruise passenger arrivals decreased from 568,179 in 2009 to 491,796 in 2010, representing a decrease of 13%. However, for the nine months ended 30 September 2011, the number of arrivals has increased significantly, reaching 430 cruise calls and 502,934 passengers, representing an increase of 6% in cruise calls and 31% in cruise passengers from 2010. It is expected that 576 cruise vessels will arrive until the end of 2011, which would represent an increase of approximately 7% from 2010. Based on current bookings, 482 cruise vessels are expected to visit the port in 2012. Ship sizes are also expected to continue to increase in 2012, resulting in an increase to approximately 967,000 cruise passengers, a 24% increase from 2011. Management believes the general trend toward larger vessel sizes may contribute to a further increase in passenger volumes in the future, while the number of cruise vessel arrivals will remain generally static. In addition, Kuşadası Cruise Port received 680 ferry calls bringing 62,811 ferry passengers for the year ended 31 December 2010, and 534 ferry calls bringing 57,112 ferry passengers for the nine months ending 30 September 2011. The port generated revenues of TL 20.9 million in the year ended 31 December 2010, and TL 22.9 million in the nine months ended 30 September 2011.

In October 2003, Ege Ports entered a duty-free lease agreement with Setur, pursuant to which Ege Ports agreed to lease 3 duty-free shops in Ege Ports-Kuşadası’s terminal facilities to Setur in return for a 30% share of Setur’s duty-free revenue from those shops. Pursuant to the lease, Setur obtained the exclusive right to operate the duty-free shops. Setur is a subsidiary of Koç Holding A.Ş., one of the largest conglomerates in Turkey and a leading Turkish duty-free operator with stores at major airports and ports in Turkey. The lease agreement has an initial term of five years (which is extendable for an additional ten years until 31 December 2034) and stipulates rent review every five years. In respect of the initial term of the lease (from 15 September 2005 to 14 September 2010), Ege Ports received €3.0 million as an advance payment from Setur in 2005 and an additional €3.0 million in October 2010. Following the first rent review in September 2010, Ege Ports and Setur agreed on 15 September 2010 that for the subsequent term of the lease (from 15 September 2010 to 15 September 2015) Setur will pay Ege Ports an amount equal to the greater of 30% of its duty-free revenue and €2,938,063. Ege Ports has received €6.7 million in total from Setur as at 30 September 2011.

A lawsuit has been filed challenging a new zoning plan that was approved in 2011. See “—Legal Proceedings—Challenges related to the Kuşadası Cruise Port zoning plan”.

Acquisition of the port

Ege Ports was awarded 30-year operating rights for Kuşadası Cruise Port in July 2003 for a total consideration of approximately US$ 24.3 million in a tender organised by the PA. See “—Concession agreement terms”.

Ownership structure and management

Ege Ports was originally a joint venture comprised of affiliates of GYH, RCCL and local partners. The shares of the relevant GYH affiliates and the local partners were later transferred to GPH, and Ege Ports was 72.5% owned by GPH. 27.5% by RCCL, with one share owned by each of by TDI, Mehmet Kutman and Gregory Kiez respectively as of 30 September 2011. GYH’s effective rate of ownership was 56.47% as of 30 September 2011. Ege Ports management is appointed by GPH. Ege Ports’ board of directors consist of six members, five of which are appointed by GPH and one of which is appointed jointly by RCCL and theTDI in accordance with the Kuşadası TOORA.

Financing and investments

The acquisition of Kuşadası Cruise Port was financed initially by US$ 5.1 million in equity, US$ 13 million in a bridge loan and US$ 6.4 million in shareholder loans that were obtained from RCCL and the local partners. Both the bridge loan and the shareholder loans were refinanced with a US$ 18 million loan from the IFC to Ege Ports in June 2003, which was the first pure project finance loan with a maturity longer than 10 years issued in Turkey by the IFC. Due to favourable market conditions, Ege Ports refinanced these loans with a US$ 20 million loan from Garanti Bank to Ege Ports in May 2006. The loan is for a term of seven years and carries interest at LIBOR plus 2.5%. As at the date of this Offering Memorandum, US$ 7.4 million of the Garanti Bank loan remains outstanding. The operational and other accounts, shares, rights and receivables of the Kuşadası Port are pledged under the loan documents, as well as all the receivables from rent agreements and the rights to the proceeds under business interruption insurance.

In April 2005, Ege Ports completed an investment of approximately US$ 9.7 million in a new passenger terminal and related facilities, including the Scala Nuova shopping complex. The investment was financed from cash flow as well as a capital advance of US$ 3.5 million from the shareholders of Ege Ports. The Scala Nuova shopping complex, completed in June 2005, comprises 45 stores featuring leading national and international retail brands such as Lacoste, Starbucks, Diesel and Mudo and is visited by cruise passengers, regional residents and tourists. The expansion project was continued through a lend-lease agreement withDenizBank Finansal Kiralama A.Ş. entered into in June 2007, pursuant to which DenizBank Finansal Kiralama A.Ş. leased a tug boat to Ege Ports.

In June 2011, a pier extension project was completed to increase the length of the existing two piers from 255 metres to 300 metres and from 317 metres to 413 metres, respectively, enabling Kuşadası Port to host the largest cruise ships, which is expected to significantly increase the port’s annual capacity. The extension project was financed through a US$ 2 million investment loan facility from Garanti Bank, which is repayable in semi-annual instalments over a five year term at an annual interest rate of LIBOR+ 5.05%.

During 2011 and 2012, in order to further extend port capacity, GPH management intends to complete an investment of approximately US$ 13.0 million to construct a new third pier to further increase capacity to handle more and larger cruise ships. As part of this investment, GPH management also intends to construct a new bus parking area, an additional shopping complex, various restaurants and cafes as well as a new fishing port. GPH management intends to fund these investments and any other new investments through long-term investment loan facilities. Under the terms of the share purchase agreement between GYH and a subsidiary of VEI Capital, if a license to construct a third pier is not obtained or the third pier is not otherwise constructed, then the VEI Capital subsidiary has the right to seek indemnification from GYH for any resulting losses, subject to the satisfaction of certain other conditions precedent to indemnification.

Concession agreement terms

Ege Ports entered into a 30-year TOORA for Ege Ports-Kuşadası on 2 July 2003 with the PA and the TDI. The agreement allows Ege Ports to operate the Kuşadası Cruise Port for a term of 30 years for a total consideration of approximately US$ 24.3 million. Ege Ports’ operation rights extend to port facilities, infrastructure and facilities that are either owned by the state or were used by the TDI for operating the port, as well as the duty-free stores leased by the TDI. Ege Ports is entitled to construct and operate new stores in the port area with the written consent of the TDI.

Pursuant to the terms of the Kuşadası Cruise Port TOORA, the TDI is entitled to hold one share in Ege Ports and to nominate one of Kuşadası Cruise Port’s board members and the Aydın Governorship is entitled to nominate one of Kuşadası Cruise Port’s statutory auditors. RCCL appoints one board member, and GPH appoints the remaining board members and statutory auditors and otherwise controls all operational decisions associated with the port. Kuşadası Cruise Port does not have the right to transfer its operating rights to a third party. In addition, for the duration of the concession term, the tariffs charged to the Turkish armed forces in respect of services provided to Turkish military ships are to be determined by separate agreement between Ege Ports and the Turkish Navy. Although during the first five years of the concession term (which ended in July 2008) Kuşadası Cruise Port’s tariffs were subject to certain limits, Ege Ports is now able to determine tariffs for Kuşadası Cruise Port’s port services at its own discretion.

In the event that the Kuşadası Cruise Port TOORA expires or is terminated, any real property assets at Kuşadası Cruise Port must be returned to the TDI without charge and free of any encumbrances or liabilities. Any moveable assets added by Ege Ports during the term of the Kuşadası Cruise Port TOORA will belong to Ege Ports. The Kuşadası Cruise Port TOORA may be terminated in the event that any party to the TOORA breaches its terms and fails to cure that breach within 60 days after written notice is given.

The TOORA may be terminated in the event of any uncured breach by Ege Ports and in the circumstances described in “—Regulation of Turkish Ports”.

Customers and competitors

Kuşadası Cruise Port is the most popular cruise port in Turkey and the Mediterranean because of its proximity to important archaeological sites, including Ephesus and the House of the Virgin Mary. In addition, it is considered to be a secure port, which GYH management believes has been an important advantage for the port since its privatisation in July 2003. In 2010, Kuşadası Cruise Port had a market share of 29.3% and 2.1% of the Turkish cruise market and Mediterranean cruise market, respectively, in terms of number of passengers (source: UMA, G.P. Wild).

Kuşadası Cruise Port has served up to 44 different cruise lines in one season, covering the entire range from budget to premium or luxury cruise lines. Three main groups, Greek cruise lines, Carnival Corporation and RCCL account for a significant portion of Kuşadası Cruise Port’s traffic. Greek cruise lines currently make four regular calls per week, providing over 25% of Kuşadası Cruise Port’s traffic. Carnival Corporation, the world’s largest cruise line, accounts for approximately 17% of traffic, by six brands within its organisation (including Princess Cruises, Holland America Line and the Yachts of Seabourn). RCCL accounts for 13% of traffic, with brands such as Celebrity Cruises, Royal Caribbean Cruises and Pullmantur Cruises, making approximately 70 calls per year. The remaining passengers are brought to Kuşadası Cruise Port by a variety of boutique cruise operators. Cruise lines book their berths a year in advance, following publication of their planned itineraries.

Currently, Kuşadası Cruise Port’s cruise calls are concentrated within certain months of the year and days of the week with the result that it is reaching its practical capacity on certain days of the week. Kuşadası Cruise Port’s management is working with cruise lines to extend their calls year-round and spread their arrivals more evenly across the week.

Kuşadası Cruise Port directly competes with İzmir Port, as well as other cruise ports in the eastern Mediterranean. However, GYH management believe that, because of the factors discussed above, Kuşadası Cruise Port’s location and safety ratings provide a competitive advantage.

Bodrum Cruise Port

Overview

Located in the town of Bodrum on the Aegean coast of Turkey, Bodrum Cruise Port, one of the newest cruise terminals in Turkey, is positioned to service cruise and ferry traffic around the Bodrum Peninsula and between Turkey and Greece. GPH markets Bodrum Cruise Port as a boutique destination for luxury travel. The port has been characterised as a luxury destination by Lonely Planet, Condé Nast and other travel publications. The port covers a total area of 22,000 m2 and can accommodate two large cruise ships or four smaller ships. In addition to a 280 metre long quay for smaller ferries and mega-yachts, Bodrum Cruise Port also includes three roll-on/roll-off ferry ramps. The terminal building houses a duty-free shopping area, banking facilities, café, bar, restaurant, travel agency, ferry ticketing agency and souvenir store, and offers Internet and international calling access.

Bodrum Cruise Port’s first season as a privatised port commenced in 2008. In the second to fourth quarters of 2008 (Bodrum Cruise Port’s first season as a privatised port), the port received 169 cruise calls bringing a total of 65,501 cruise passengers. During 2009, Bodrum Cruise Port received 92 cruise calls bringing a total number of 37,726 cruise passengers. In 2010, it received 98 cruise calls bringing 31,691 cruise passengers. In the first nine months of 2011, it received 63 cruise calls bringing in 31,997 cruise passengers. During Bodrum Cruise Port’s first season as a privatised port in 2008, the port received 12 ferry calls bringing a total of 2,854 ferry passengers. During 2009, Bodrum Cruise Port received 23 ferry calls bringing 4,836 ferry passengers. Bodrum Cruise Port received 369 ferry calls bringing 67,963 ferry passengers in 2010. In the first nine months of 2011, it received 535 ferry calls bringing 65,290 ferry passengers. Additionally, during 2010, over 450 super and mega-yachts visited the port for overnight stays, short stays, re-fuelling and provisions. The port generated revenues of TL 2.9 million in the year ended 31 December 2010, and TL 2.6 million in the nine months ended 30 September 2011.

In December 2005, the operating company of Bodrum Cruise Port, Bodrum Liman, entered into a duty-free contract with Setur for the same term as the BOT agreement. The duty-free contract provides that Bodrum Liman is entitled to a 30% share of duty-free revenues, subject to a guaranteed minimum revenue of €7.5 per passenger amounting to €3,825,000 for the first five years (stipulating that the number of cruise passengers arriving at the port reaches a total of 1.7 million over the five-year period). In the event that the number of passengers does not reach 1.7 million, Bodrum Liman is entitled to a minimum revenue guarantee of €7.5 per passenger. In the event that Bodrum Liman’s share of revenues is less than the amount per year calculated by multiplying the number of passenger arrivals during the year by €7.5, Setur is required to pay Bodrum Liman the difference. The duty-free contract may be terminated by either party with 30-days’ written notice.

Acquisition of the port

Bodrum Cruise Port was originally tendered by DLH in September 2003 through a 13-year, 4-month BOT agreement with an investment period of one year and four months. See “—BOT agreement terms”. The 12- year operating period commenced in December 2007. The winning bidder of the original BOT concession was a consortium comprised of ERS, Yüksel Çağlar and Setur. Pursuant to a share sale and purchase agreement entered into with ERS in December 2007, GPH acquired 60% of Bodrum Liman, for a total consideration of TL 10.0 million, which was funded from equity.

Ownership structure and management

GPH acquired a 60% ownership interest in Bodrum Cruise Port in June 2008, and Setur and Mr. Yüksel Çağlar retained ownership interests of 10% and 30%, respectively.

GPH manages Bodrum Cruise Port.

Financing and investments

Bodrum Cruise Port is one of the newest cruise terminals in Turkey, having been privatised in September 2003. Upon privatisation, Bodrum Cruise Port was considered to be a greenfield project in view of the amount of investment and infrastructure improvements required before it could become operational. GPH acquired 60% of the operating company, Bodrum Liman, after infrastructure investments costing US$ 8.3 million had been completed at the port. Since this acquisition, additional investments in Bodrum Cruise Port amounted to TL 0.2 million in 2008, TL 3.6 million in 2009 and TL 0.3 million in 2010 for the acquisition of a new tugboat, installation of a security system, installation of marine structures, including technically advanced mooring lines for ferries, hydrofoils and mega-yachts and the construction of access roads, among other additional equipment and general improvements. GPH financed these investments with its own cash flows and through a five-year US$ 2.0 million loan from Garanti Bank that was entered into on 8 August 2009.

In 2010, GPH initiated a capital expenditure program to increase the attractiveness of the port for both local tourists and cruise passengers. Bodrum Cruise Port commenced the installation of marine structures (including trim anchors for hydrofoils and mega-yachts), launched the implementation plan for mooring dolphins to enable larger cruise vessels to call at the port, and permitted water taxi operations for port visitors. In May 2011, GPH completed a pier extension project increasing the length of the pier from 240 metres to 350 metres. GPH also made additional investments in 2011 to better service yachts and megayachts, including electricity, bunker and secure sheltering. The investments in 2011 were financed through a US$ 1.3 million investment loan from Garanti Bank entered into on 9 June 2011, which is repayable in semiannual instalments over a five year term at an annual interest rate of 7.75%.

BOT agreement terms

The BOT agreement for Bodrum Cruise Port is for a term of 13 years and four months. The BOT period comprises an investment/construction period of one year and four months and a 12-year operating period. DLH may, in its discretion, approve an extension of the term of the BOT up to a maximum term of 49 years. Pursuant to the BOT, the operating company of Bodrum Cruise Port, Bodrum Liman, was required to post a performance bond and is not permitted to establish any pledge over movable property, any commercial enterprise pledge or mortgage the port or its facilities. The BOT permits Bodrum Liman to determine tariffs for Bodrum Cruise Port’s port services at its own discretion, provided that it complies with applicable legislation, such as applicable maritime laws and competition laws.

For the first year of operation, Bodrum Liman was required to pay DLH a land utilisation fee of US$ 125,000. This fee increased by 3% in each subsequent year. The land utilisation fee must be paid in cash within 20 days of the beginning of each year, failing which interest will accrue on the fee. In the event the land utilisation fee remains unpaid for more than 90 days after becoming due, DLH may terminate the agreement, in which case Bodrum Cruise Port would be re-transferred to DLH and Bodrum Liman cannot claim compensation.

DLH is entitled to audit Bodrum Liman’s performance as port operator. If Bodrum Liman fails to cure any defects identified in an audit within 30 days, DLH is entitled to terminate the agreement and retain Bodrum Liman’s performance bond. DLH is also entitled to terminate the agreement if Bodrum Liman breaches (and fails to cure such breach) the zoning plan or any required environmental impact assessment studies. An environmental impact assessment study was carried out in connection with a BOT project in February 2011, and further studies may be carried out from time to time in the future, as may required under applicable law. Bodrum Liman is also required to maintain all-risk insurance with respect to all port facilities and systems during the term of the BOT.

Bodrum Cruise Port is not entitled to grant any pledge or mortgage over the investments and the facilities at the port without the consent of DLH. After expiry or termination of the BOT, the port facility will be retransferred to the DLH, and the DLH may retain the performance bond as revenue and, in certain circumstances, may seize the investments made up to that date.

Customers and competitors

Bodrum Cruise Port has served up to 21 different cruise lines in a single season. Bodrum Cruise Port’s customer portfolio has historically been comprised of upscale and boutique cruise lines, with vessels ranging in length from 180 to 200 metres. With new investments launched at the end of 2010, Bodrum Cruise Port intends to attract larger cruise vessels and new cruise lines. Two main cruise lines, Crystal Cruises, Inc. and Thomson Cruises, account for a significant portion of Bodrum Cruise Port’s traffic and all of their calls are made between May and September.

Beginning in 2009, Bodrum Cruise Port began working with major military husbandry agencies to attract foreign military ships to the port for shore leave and rest-and-recreation visits. Four foreign military ships visited the port in 2010, and two visited the port in the first nine months of 2011. The ships generally stay a minimum of three to four days at the port. Military rest-and-recreation calls are an attractive opportunity for Bodrum Cruise Port because they are more lucrative than cruise line calls. As such calls typically occur in the off-season, they also reduce the seasonality of the port’s revenue.

Bodrum Cruise Port employs two full-time marketing and sales personnel. Bodrum Cruise Port’s customer base is diverse, and its marketing and sales department are in direct contact with each customer to tailor the services offered by the port to individual customers’ needs. By maintaining continuous and meaningful interactions with its customers, port marketing personnel is able to better understand customer expectations as well as share information with its customers on new relevant regulations, changes to landing fees and available discounts, security developments, as well as developments of nearby attractions and tours. In addition, port sales personnel regularly meet with cruise line representatives who have a presence in Turkey, as well as local tour operators and port agents.

Bodrum Cruise Port directly competes with the İzmir cruise port (which is located on the Aegean coast approximately 250 kilometres from Bodrum Cruise Port) and Marmaris cruise port (which is located on the Aegean coast approximately 163 kilometres from Bodrum Cruise Port), as well as other Mediterranean cruise ports. In 2010, Bodrum Cruise Port had a market share of 7% in the Turkish cruise market based on cruise calls (source: UMA).

Port of Durrës

Overview

The Port of Durrës, a major port in Albania, is located in an artificial basin connecting the Adriatic Sea and Black Sea, with its west-northwest entrance located at the north end of the Bay of Durrës, an extensive body of water between Kala e Turrës and Cape Durrës. The Port of Durrës has approximately 763 metres of alongside pier space, 11 berths and 80 hectares of total land area. The Port of Durrës handled 1,601,321 tonnes of cargo in 2010, and its annual container volume in that year was 66,000 TEU (source: Durrës Port Authority).

Acquisition of the port

The Ministry of Public Works and Transport of Republic of Albania decided to tender the Port of Durrës Container Terminal on 27 September 2010. According to the proposed privatisation structure, the winning bidder will receive 35-year operating rights for the management, operation, maintenance and technical upgrading of container terminals at the Port of Durrës. GPH formed a consortium with Durrës Kurum Shipping s.H.A (“DKS”) and entered into a concession agreement to purchase the 35-year operating rights with respect to the port’s container operations. In December 2010, the Durrës Port Authority announced that the GPH-DKS consortium was the preferred bidder and, in May 2011 the Albanian Ministry of Public Works and Transportation invited the consortium to negotiate a concession agreement. According to the concession agreement entered into in May 2011, dredging investments in the Port of Durrës will be carried out and the associated costs will be borne by the Durrës Port Authority. In addition, offshore marine services, such as towage and pilotage, will remain under the responsibility of the port authority.

Ownership structure and management

The tender specifications require GPH and its joint venture partner DKS to establish an SPV to operate the terminal. Although the joint partners established an SPV on 27 September 2011 and the initial price was agreed, the operating rights for the port have not yet been transferred to the SPV and, based on further due diligence, the consortium structure negotiated by the partners has not met the Group’s required profitability and feasibility expectations. Therefore, currently GPH has not utilised its call option to own up to 100% of the Port of Durrës, and currently continues to hold a 1% interest in the joint venture SPV.

Financing and investments

In order to meet demand and provide a high-level of customer service, Port of Durrës plans to make € 3.8 million, € 2.5 million and € 7.2 million investments in 2011, 2012 and 2013, respectively. In the first two years, the majority of the total amounts to be invested (2011: € 2.4 million; 2012: € 1.3 million) will go towards yard pavement, rearrangement of yardmen and building demolitions. In 2013, the majority of the total amount to be invested (€ 5.7 million) will go towards the development of a mobile harbour crane. To the extent management decides to increase its shares in the Port of Durrës, GPH expects to finance the acquisition of and any capital expenditures related to the Port of Durrës initially through bank loans and secondarily through its own cash flows to the extent required.

Customers and competitors

Currently, there are three shipping services calling at the Port of Durrës, represented by the two main Albanian shipping agencies Shega Trans and Pelikan. Shega Trans, which has been operating in the market for ten years, is the agent for MSC Lines and is the largest port customer. Shega Trans has its own truck fleet (200 trucks) and manages its own cargo logistics. MSC Lines operates one service, which increased from four calls per month to six calls per month in October 2011. Average vessel capacity was 600 TEU in 2010. Exports mainly include minerals (such as chrome and copper) to China, while imports mainly include furniture and tiles from North Africa, Europe and Asia. Total export volumes were 42,000 TEU in 2010, 75% of which was destined for Albania, and 25% of which was destined for international locations. Pelikan is the agent for CMA CGM and MSD Levant Shipping S.L. (Medazov Line) in Albania. MSD Levant Shipping S.L. is a small shipping line serving the trade of ceramics from Spain. On average, there are three calls per month, with 500 TEU unloaded/loaded each call. This represents total annual port handling of approximately 18,000 TEU. CMA CGM has one weekly service calling into the Port of Durrës with between 800 to 1,000 TEU average ship capacity. Total handling is approximately 11,000 TEU annually, of which 60% are exports. As with Shega Trans, Pelikan has its own truck fleet (45 trucks) and manages its own cargo logistic, primarily to Kosovo and Macedonia.

Other investment opportunities

The Group continues to evaluate and monitor opportunities to selectively expand its port infrastructure business in Turkey and internationally, including the following:

●
İzmir Port, Turkey. İzmir Port, a sheltered commercial port complex on Turkey’s Aegean coast, is the third leading container port in Turkey (in terms of gross annual throughput by TEU) (source: UMA). Most of its revenue is generated from container and container-related services. Owned and operated by the Turkish State Railway, İzmir Port has a significant agricultural and industrial hinterland and benefits from existing infrastructure links to the Turkish state railway, with the railway tracks passing directly through the port area, and from the state highway network. In addition, the port’s close proximity to important historical sites and tourist amenities make it an important cruise port. In 2007, a consortium comprised of GPH, GYH, HPH, DB Infrastructure Holdings (UK) No. 2 Limited and EIB-Limaş bid the highest amount in the first privatisation tender of İzmir Port. Although the consortium won the first privatisation tender, the transaction was later cancelled for legal reasons. See “—Legal Proceedings—Challenges related to the privatisation ofİzmir Port”. Management believes İzmir Port will be retendered in 2012 and is currently preparing to participate in the anticipated retender along with Hutchison Port Holdings Limited.

●
Derince Port, Turkey. Derince Port, a multipurpose general cargo port located on the northern coast of the Gulf of Izmit, Turkey, primarily services the automotive industry. It mainly imports aluminium, logs, rubber, scrap paper, steel and iron products, timber and wood pulp, and exports magnesite, steel and iron products and general cargo. The port ships containers, ore and bulk, general and roll-on/roll- off cargo, and provides storage facilities. The port is also connected with state railway and highway networks. The PA announced the tender for Derince Port in June 2007, and Turkerler Holding A.Ş. bid the highest amount in the tender. The tender was awarded to Turkerler Holding A.Ş. in September 2007, and the Privatisation High Council approved the terms of the tender in November 2007. In accordance with applicable constitutional and privatisation rules, the final draft of the concession agreement was submitted to the Council of the State for approval. Prior to obtaining approval for the tender from the council, the port’s zoning plan was the subject of legal challenges, which have not yet been resolved.

GPH also actively pursues other potential concessions for medium-sized commercial and cruise ports in the Mediterranean, Caribbean and internationally, with a focus on regions with commercial, cultural and economic synergies with the regions in which GPH currently operates, as well as to leverage its as well as its partners’ expertise and reputation.

Tank farm projects

Tank farms are liquid storage facilities primarily for liquid petroleum, petrochemical and chemical products. GYH management has identified a promising market for “independent” tank farms in Turkey, being tank farms that are operated by companies that do not pursue other business lines, such as trading petroleum or chemical products. Of the few tank farms in the Marmara region which may be classified as independent or semi-independent, few are considered to operate in accordance with international standards. Due to high growth in the petrochemical sector in Turkey, averaging 11% market growth per annum over the past decade (source: PETKIM), demand for liquid storage facilities has increased accordingly. In addition, increasing gas and oil trade from the Black Sea to Turkey and European countries may also further increase tank farm storage demand in Turkey. Tank farms present potentially complementary investment opportunities for GYH, enhancing GPH’s portfolio by extending the Group’s port-related businesses into liquid storage.

With that respect, GY Elyaf A.Ş., a 50%-owned subsidiary of GYH, won the tender organised by Yalova Bailiff ’s Office on 28 May 2007 to acquire Yalova Fibre and Yarn Factory, which is located on the coast of the Marmara Sea and in the centre of the most industrialised region of Turkey. The facility encompasses a total area of 269,588.80 m2 and has a 450 metre-long wharf, which can expanded up to 800 metres. GY Elyaf A.Ş. offered TL 43.8 million for the facility.

On 7 November 2008, after acquiring the remaining 50% stake of GY Elyaf from the other shareholders, GYH transferred 100% of GY Elyaf shares to Vopak for a total consideration of US$ 41.3 million. In addition to this amount, Vopak accepted to make a goodwill payment of US$ 9.75 million, upon the fulfilment of the Goodwill Conditions under the SPA signed between GYH and Vopak regarding the acquisition of shares in GY Elyaf A.Ş. As GYH has fulfilled the conditions on its side it has claimed the goodwill payment and the negotiations are under way. GYH also has a call option to purchase back up to 25% of GY Elyaf A.Ş.

Energy

Global Enerji Hizmetleri ve İşletmeciliği A.Ş.

Overview of energy investments

GYH’s operations in the energy sector are consolidated and all its energy assets have recently been restructured under Global Energy. GYH’s energy operations encompass natural gas distribution and wholesale trading, CNG distribution, integrated thermal power plant projects (including an asphaltite mine and a power plant under development), and renewable power generation projects (including hydro-electric and solar power plant projects under development). Currently, Global Energy’s revenues are derived wholly from its natural gas distribution and wholesale trading and CNG distribution businesses. Global Energy contributed 61% of GYH’s gross operating revenue in 2010, with total sales of TL 146.7 million. In the first nine months of 2011, Global Energy contributed 54% of GYH’s gross operating revenue, with total sales of TL 129.3 million.

Natural gas distribution and wholesale trading

The Group’s natural gas operations are carried out through EIH, which was established in 2004 as a strategic partnership between the Group and STFA Yatırım Holding A.Ş. Global Energy and STFA Yatırım Holding A.Ş each hold a 50% stake in EIH. STFA Yatırım Holding A.Ş. is the parent company of the STFA Group, which was founded in 1938, and has developed into one of the leading contracting and construction groups in Turkey. In connection with the restructuring of GYH’s energy operations under Global Energy, GYH has applied to EMRA for approval to transfer its 50% stake in EIH to Global Energy such that, on completion of the transfer, EIH will become a direct subsidiary of Global Energy. Currently, EIH’s natural gas distribution operations consist of interests held through Energaz in ten companies holding distribution licences (other than Çorumgaz, where Energaz holds less than 50% interest), Energaz holds majority ownership and has partnered with various regional municipalities and local businesses, as well as one licensed natural gas wholesale company (discussed below). Energaz, in which EIH increased its stake from 52.47% to 99.0% in August 2011, is the primary entity holding the Group’s interests in natural gas operations. Energaz is one of the largest private gas distribution companies in Turkey in terms of number of regions served (source: EMRA), with 478,466 and 555,596 subscribers, respectively, in the year ended 31 December 2010 and nine months ended 30 September 2011. It distributed 692 million m3 and 559 million m3, respectively, of natural gas in the year ended 31 December 2010 and nine months ended 30 September 2011.

In addition to natural gas distribution, the Group also entered into the natural gas wholesale trading business in 2009 to take advantage of the liberalisation of the market with a view towards vertically integrating its natural gas operations. Energaz’s wholly owned subsidiary, Medgaz, which holds a natural gas wholesale trading licence, entered into a supply agreement with Ewe Doğalgaz Sanayi ve Ticaret A.Ş. and some of the Group’s operational distribution companies and distributed a total volume of 111.6 million m3 of natural gas in 2010. In 2011, Medgaz entered into supply agreements with each of Ewe Doğalgaz Sanayi ve Ticaret A.Ş. and Gazport Doğalgaz Toptan Satış Ticaret ve Sanayi A.Ş., two private natural gas importers, and management, in accordance with the supply agreements, expects to double its supply volume to the Group’s operational distribution companies compared to 2010. Medgaz management also plans to further increase Medgaz’s wholesale volume in the future and potentially enter into direct import agreements with international suppliers with a view to achieving long-term natural gas supply security as well as providing feasible gas service to its client base and benefiting from additional margins in the mid-stream.

In the year ended 31 December 2010, Energaz’s consolidated gross revenues and capital expenditures (recognised as concession intangibles) attributable to the Group were TL 146.7 million and TL 23.7 million, respectively. In the nine months ended 30 September 2011, its gross revenues and capital expenditures attributable to the Group were TL 127.8 million and TL 17.4 million, respectively.

Compressed natural gas

As part of the Group’s strategy to expand into the natural gas sector, in May 2011 EIH acquired a 50% stake in Naturelgaz, a licensed CNG company, from Ahmet Çalık and Çalık Enerji Sanayi ve Ticaret A.Ş. for a total consideration of TL 16.0 million and US$ 0.565 million, respectively. Naturelgaz currently distributes bulk CNG to a diversified customer base, including large industrial corporations, small to medium size enterprises, households, hotels and recreational facilities, and plans to expand its existing operations into supplying CNG to vehicles through a station network. Naturelgaz’s gross revenues for the year ended 31 December 2010 and the nine months ended 30 September 2011 were TL 14.8 million and TL 11.9 million, respectively.

Thermal power generation

In 2008, the Group signed an agreement to purchase a 60% stake in Geliş Mining, a company which holds exclusive operating rights to an asphaltite mine with eight known phylons and more than 200 million tonnes of potential resources located at Şırnak in eastern Turkey. In 2009, Global Energy, through its subsidiary Galata Energy, commenced the development of a 270 MW coal-fired circulating fluidised bed boiler (“CFBB”) type power plant located in close proximity to the Şırnak asphaltite mine operated by Geliş Mining. Global Energy is in the process of developing an integrated thermal power plant project, which will utilise the asphaltite resources from the mine. After an environmental impact assessment was conducted and a positive decision was issued by the Ministry of Environment, Galata Energy was granted a 49-year generation licence by EMRA on 19 March 2009, which is discussed in more detail below. In addition, as discussed below, TEİAŞ assigned connection points to the national transmission grid to Galata Energy in 2008 (which was subsequently updated in 2011), and the Ministry of Public Works and Settlement approved a development plan for the site. Based on a drilling campaign of approximately 8,600 meters of the Avgamasya phylon that is planned to supply the power plant, third party advisors completed a quantitative reserve assessment in 2011, which confirmed 26.5 million tonnes of measured and indicated resources and 15.5 million tonnes of inferred resources on the Avgamasya phylon alone. The construction of the power plant is expected to commence in early 2012, with a construction period of approximately three years. On this basis, Galata Energy is in the process of finalizing a turn-key engineering, procurement and construction agreement (“EPC Agreement”) with a preferred Chinese contractor, who will also become a partner in the venture and own up to 20% of Galata Energy. Galata Energy plans to sign the EPC Agreement before the end of 2011. The power plant is expected to start operations and sales by early 2015 and have a thirty-year economic life. In 2011, Global Energy signed share purchase agreements to increase its ownership interest in Geliş Mining from 60% to 80%, and an additional 20% of the shares in Galata Energy, to obtain full control of the integrated thermal power plant project. The share transfers are expected to be completed before the end of 2011. The Group’s total cumulative capital expenditure on the Şırnak project was TL 4.8 million for the year ended 31 December 2010, and the Group made additional capital expenditures of TL 0.5 million in the nine months ended 30 September 2011.

Renewable energy

Management is focused on developing Global Energy into a market pioneer in terms of solar power generation in Turkey, in light of the country’s beneficial position in terms of solar radiation as well as recent regulatory developments providing a feed-in tariff for solar power plant investments. In 2010, GYH signed a memorandum of understanding with a leading European entity, to evaluate solar power investments, including system integration, construction, operation and maintenance, for the development of solar power plants (“SPP”) projects in Turkey. The parties aim to become a market pioneer in SPP project development by being first to the market in Turkey. To achieve this, the parties have already begun to identify suitable locations for SPPs in Turkey and to carry on necessary studies on the procedures for obtaining a generation licence in accordance with applicable regulations. The Group intends to further invest in solar power plant projects once relevant regulatory authorities have further defined the tender and licensing procedures.

The following chart shows GYH’s ownership structure and investments in energy assets.

(1)
Currently, Global Energy holds a 60% interest in Galata Energy. In October 2011, Global Energy entered into share purchase agreements, pursuant to which it will increase its interest in Galata Energy to 80% and acquire an 80% interest in Geliş Mining by the end of 2011.

Overview of the Turkish electricity market

Overview

The Turkish energy market is primarily regulated by EMRA. EMRA was established by statute in 2001 as an independent, administratively and financially autonomous public institution to oversee the electricity market, energy sector and natural gas market activities. Subsequent legislation gave EMRA responsibility for overseeing the petroleum, liquefied petroleum gas (“LPG”) and renewable energy sectors. Currently, EMRA is responsible for setting tariffs, regulating the electricity, natural gas, petroleum, LPG and renewable energy markets, distributing licences, and monitoring the market participants’ activities in the sector.

In 2005, as part of the ongoing liberalisation of the energy sector, Turkey’s electricity distribution network was divided into 21 regions based on geographical proximity, managerial structure, energy demand and other technical/financial factors. The Turkish Electricity Distribution Corporation (“TEDAŞ”), the state-owned electricity distribution utility, operated in all 21 distribution regions. The process of privatisation by transferring operating rights in these regions to private companies is underway and is being conducted through the cooperation of the Ministry of Energy, the Ministry of Finance, TEDAŞ and the PA. According to TEDAŞ, the privatisation process for nine out of twenty distribution companies has been completed, with one further distribution company being privatised by the Ministry of Energy rather than the PA. The eleven remaining distribution companies have initiated but have not completed the privatisation process.

In 2003, the state first introduced the market balancing and settlement mechanism (“DUY”) and automatic pricing mechanism (“APM”). These mechanisms were introduced because the level of ongoing distribution tariffs had become economically unfeasible for the private companies to continue electricity generation as a result of the high prices of natural gas which constitutes the most significant source for power generation in Turkey. The DUY operates as a clearing house under the auspices of the state-owned Turkish Electricity Generation and Transmission Corporation (“TEAŞ”) to balance supply and demand in the Turkish electricity market, offsetting credits and debits among market participants. Further reforms of the DUY were undertaken in 2011. The goal of the system was to create a competitive and liberal environment for price setting in the market and increase the efficiency in the sector.

Privatisation

Electricity generation in Turkey is carried out by the state-owned Turkish Electricity Generation Company (“EUAŞ”), private companies which operate under BO or BOT arrangements, auto producers and private power generators. The electricity produced by these market participants are sold in a number of ways, including through the DUY or in the bilateral market. Turkey’s electricity generation is primarily provided by EUAŞ, which accounted for 49% of total installed capacity and 45% of total electricity generation in 2010. However, between 1984 and 2010, EUAŞ’s installed capacity share decreased significantly, from 85% in 1984 to 49% in 2010 (source: EMRA Electricity Market Report 2010). Despite a significant decrease of EUAŞ’s market share, the electricity generation market in Turkey is still heavily dominated by state-owned enterprises, and the number of private participants in the market is fragmented and comprised of independent power producers, BO, BOT and auto producers. It is expected that EUAŞ’s share will continue to decrease with the further privatisation of EUAŞ-owned power plants. In 2008, ADUAS, a hydro-electricity generator with 141 MW of installed capacity, was privatised. The tender process for 52 run-of-river hydro-electric power plants (“HEPPs”) owned by EUAŞ grouped into 19 portfolios was initiated in 2009. Currently, the tender process for 18 of the portfolios has been completed, raising US$ 439.5 million. It is anticipated that EUAŞ will subsequently give priority to the privatisation of the Hamitabat natural gas power plant, as well as the Soma, Çan and Seyitömer lignite power plants, which EUAŞ is expected to privatise on standalone basis. A further 13 thermal power plants (“TPPs”) and 28 HEPPs, providing a total of 16.2 GW installed capacity, have been grouped into nine portfolios to accelerate the privatisation process. To create opportunities for a range of investors, several factors, such as economies of scale, geographical position, cascade structure for HEPPs and other operational matters have been taken into consideration by EUAŞ in grouping the plants into portfolios. It is anticipated that the privatisation of these portfolios will take place after the disposal of the standalone power plants (source: Deloitte Turkish Electricity Market: Developments and Expectations 2010-2011 report).

The aim of the privatisation of the Turkish electricity market is to create a liberal market structure with independent suppliers trading on a bilateral basis within a balancing and settlement regime. The government anticipates that the reforms will enhance the security of supply by giving encouragement to the participation of smaller independent electricity generators. Liberalisation of the Turkish energy sector is also required as part of Turkey’s EU accession process. The reforms include the privatisation of both Turkey’s state-owned production and distribution capacity.

In 2010, thermal power plants constituted 66% of the total 49,562 MW electricity generation capacity in Turkey, whereas hydro, geothermal and wind power plants constituted 31%, 3% and less than 1%, respectively, of total electricity generation capacity in Turkey (source: EMRA). The Turkish electricity market, except for the generation capacity of state-owned facilities and projects realized under the BOT scheme, is relatively fragmented in terms of participation by private sector producers. No single private entity has a significant presence in overall generation capacity or has more than 3.1% market share (source: Ministry of Energy and Natural Resources).

The bilateral market, through which most of the electricity is traded or contracted, is largely composed of bilateral agreements signed between a generation licence holder and eligible consumers, private sector wholesale companies or the state-owned Turkish Electricity Wholesale Company (“TETAŞ”). The bilateral market is the largest segment of the electricity market in Turkey, accounting for between 90% and 95% of the total electricity traded in the country (source: EMRA). EUAŞ also sells the bulk of its generated electricity on a bilateral basis to TETAŞ and TEDAŞ. Currently the average duration of power purchase agreements is relatively short at approximately two years and the agreements are not standardised making it impossible to transfer or trade the agreements between different parties.

In accordance with development of a competitive and liberalised market in Turkey, it is planned that the agreements will be standardised and that it will be possible to achieve longer-term contracts in the future.

Demand vs. Generation

Demand for electricity is primarily driven by economic growth, increase in population and urbanisation as well as energy efficiency applications and factors related to climate change. As a consequence of these factors, consumption has increased, with a CAGR of 5.1% from 128 TWh in 2000 to 211 TWh in 2010 (source: TEİAŞ). Despite the high historical growth rates, Turkey still has very low electricity consumption per capita figures. The rapid growth in electricity demand is expected to continue, driven mainly by the growth in GDP, urbanisation and the increase in population.

According to the latest Turkish Electrical Energy Ten Year Generation Capacity Projection (2010-2019) Report published by TEİAŞ, in 2019 total electricity demand in Turkey is expected to reach between 367 TWh with a CAGR of 6.5% under a low demand scenario and 390 TWh with a CAGR of 7.2% under a high demand scenario. Total additional installed capacity between 2010 and 2019 is expected to reach 15,600 MW under a low supply scenario and 17,239 MW under a high supply scenario. Peak demand is forecasted to reach 56,539 MW under a low demand scenario and 60,022 MW under a high demand scenario.

The following table shows capacity projection scenarios for the Turkish electricity industry, with a breakdown based on the generation capacity of existing power plants, state owned power plants under construction and private sector owned power plants which are either under construction or granted licences and expected to be in service.

Capacity Projection Scenarios (GW)	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Existing capacity	44.8	44.5	44.5	44.5	44.5	44.5	44.5	44.5	44.5	44.5
Under construction – public	0.4	1.4	1.4	2.3	2.3	3.5	3.5	3.5	3.5	3.5
Under construction – private (I-A)(1)	3.9	5.9	9.5	11.4	13.0	13.0	13.8	13.8	13.8	13.8
Under construction – private (I-B)(2)	3.4	4.8	7.5	9.8	11.3	11.3	12.1	12.1	12.1	12.1
Total (I-A)	49.1	51.8	55.4	58.2	59.7	60.9	61.7	61.7	61.7	61.7
Total (I-B)	48.5	50.7	53.4	56.5	58.1	59.3	60.1	60.1	60.1	60.1

(1)	High additional installed capacity scenario.

(2)	Low additional installed capacity scenario.

Source: TEİAŞ

Under all possible scenarios, reserve ratios are expected to decrease to unsustainable levels in 2019, and additional capacity will need to be available from 2016 onwards to avoid electricity shortages. In addition, existing capacity estimates are based on the maximum rated output of a generator under specific conditions as designated by the manufacturer. Given the increased down-time of aged plants, inefficiencies, unpredictability of renewable sources and potential fuel supply interruptions, available peak capacity may be significantly lower than estimated maximum figures.

The following graph shows the projected increase in electricity demand in Turkey

Source: TEİAŞ Capacity Projection Report 2010

Pricing

A first step in the energy market’s price liberalisation was the change in the pricing brought about by the introduction of the DUY and APM.

The DUY was established in August 2006 as a clearing-house to create a competitive environment for price setting based on supply and demand mechanics in the market. Market participants including EÜAŞ, autoproducers and private power generators announce their electricity production plans for the following day and corresponding prices on a cost basis, and purchasers such as TETAŞ, private wholesale distribution companies and eligible customers settle with them at the lowest price available within the system. The DUY market accounts for between 5% and 10% of the electricity currently traded (source: EMRA). The spot market acts as a combination of ‘day-ahead market’ in which electricity prices are determined and an hourly system in which marginal price is calculated and paid to market participants on a monthly basis.

The prices in the DUY system are predominantly determined by market participants using natural gas as their fuel base, allowing them to reflect prevailing natural gas costs on their end prices. Sales through the system have the advantage of being exempt from the Turkish Radio Television fee, a 2% tax levied on electricity sales to fund Turkey’s national broadcaster, as well as being exempt from distribution tariffs and transmission fees. Currently, the proportion of state-owned generation capacity in the DUY system is relatively high; however it is expected that a more efficient system will be introduced after the forthcoming privatisations.

Regulatory reforms in the Turkish electricity market aim to create a balancing and settlement market with real time balancing, a day ahead market and a derivatives market. The current system involves day ahead planning by the system administrator and real time balancing of unbalances.

In accordance with development of a competitive and liberalised market in Turkey, it is planned that the agreements will be standardised and that it will be possible to achieve longer-term contracts in the future.

National distribution tariffs

TEDAŞ was to set national distribution tariffs for a transitional period between 2006 and 2010. The transition period tariffs are simplified into five segments which are industrial, residential, commercial, agricultural irrigation and lighting. The end-user tariffs for the periods since 2010 are determined by the distribution companies in accordance with the Electricity Market Tariffs Communiqué and the related regulations, and are subject to the regulatory approval.

The following table sets out the TEDAŞ Distribution Tariffs in force as at October 2011:

TEDAŞ Tariffs (Kr/KWh)(1)	2007	2008	2009	2010	2011
Commercial	14.50	20.99	22.75	25.24	25.39
Residential	12.41	17.94	19.49	21.66	23.73
Lightening	12.00	16.57	18.00	19.90	22.66
Industrial
Medium Voltage	11.52	15.74	16.85	18.43	20.12
Low Voltage	11.63	16.14	17.56	19.52	21.48
Agriculture	11.19	15.45	16.79	18.62	20.67

(1)	Kr/KWh: Kuruş (TL cents)/KWh

(2)	Latest tariffs in a year

Source: TEDAŞ

Business Overview

Natural gas distribution and wholesale trading

Market overview

In the past decade, driven by economic growth, industrialisation and population growth, natural gas consumption has increased rapidly in Turkey, in line with increased infrastructure investments and increased governmental efforts to promote natural gas as a fuel. The total consumption of natural gas reached 37,411 billion m3 in 2010 from 16,566 billion m3 in 2000, representing a CAGR of 8% over the last ten years (source: BOTAŞ). BOTAŞ forecasts that annual demand for natural gas in Turkey will further increase to 56.9 billion m3 and 66.6 billion m3 by 2015 and 2020, respectively (source: EMRA).

The Turkish natural gas market represented approximately 31% of the primary energy consumption in Turkey in 2009 (source: IEA Statistics). The primary energy consumption figure is based on an estimate by the Turkish Ministry of Energy and Natural Resources, as adjusted for the actual natural gas consumption volumes reported by BOTAŞ. The increased access to natural gas, especially in the residential, commercial and industrial sectors, and the increasing gas demand from electricity generation have resulted in strong growth in gas demand over the last five years. Although economic crises and earthquakes, which affected the country in the late 1990s and early 2000s, dampened Turkish natural gas demand, the market has rebounded significantly, due to economic growth and improved infrastructure.

The following table shows Turkish gas consumption by sector:

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
	(billion m3)
Generation	9.733	10.994	11.631	13.513	13.226	15.435	16.642	19.658	21,683	18,666	19,080
Fertiliser	113	121	496	469	528	594	157	—	—	—	—
Residential	2.806	2.849	2.973	3.944	4.463	5.843	7.259	7.836	7,920	7,748	6,360
Industry	1.914	2.063	2.277	3.012	3.892	4.993	6.435	7.569	7,325	8,805	11,972
Total	16.566	16.027	17.378	20.938	22.108	26.865	30.493	35.064	36,928	35,218	37,411

Source: BOTAŞ

Supply

With recoverable gas reserves of approximately 14 billion m3 and an annual gas production of approximately 1 billion m3 (source: Wood Mackenzie), Turkey relies on gas imports to cover the country’s gas consumption. The majority of imported gas comes from Russia, which accounted for 58% of total imported gas in 2010 (source: BOTAŞ). Additionally, Turkey imports gas from Azerbaijan and Iran as well as liquid natural gas (“LNG”) from countries in Africa. Gas imports are secured under long-term contracts with terms of 15 to 25 years.

The following table provides an overview of the existing gas import contracts and the imported volume for the year ended 31 December 2010:

						% of total
	Project/	Contract	Contracted	Contracted	Supplied	volume
Country	Route	Start Date	Duration	volumes	volumes	supplied
			(years)	(billion m3)	(billion m3)	(%)
Russia	Bulgaria I	1987	25	6
Russia	Bulgaria II	2001	23	8	17.526	46.1
Russia	Blue Stream	2003	25	16
Azerbaijan	SOCAR	2006	15	6.6	4.521	11.9
Algeria (LNG)	Sonatrach	1994	20	4.4	3.906	10.3
Iran	—	1996	25	10	7.765	20.4
Nigeria (LNG)	—	1995	22	1.2	1.189	3.1
Spot	—	—	—	—	3.079	8.1
Total	—	—	—	52.2	37.99	100

Source: Wood Mackenzie, BOTAŞ.

Under the current long-term contracts, Turkey’s gas demand and supply is balanced until the first Russian import contract and Algeria’s LNG contract are due to expire in 2011 and 2014, respectively. Most recently, in October 2011, the Turkish Ministry of Energy and Natural Resources announced that the 6.0 billion m3 contract between BOTAŞ and Russia has been cancelled and the relevant volume will be opened for private sector investors.

Gas distribution infrastructure

Turkey currently has approximately 6,000 kilometres of transmission pipelines with major gas entry points in the north and east of the country (source: BOTAŞ). Prior to the completion of the Erzurum-Sivas-Kayseri- Ankara connection in 2002, Turkey had two disparate markets with much of the gas consumption in the west. The new pipeline united these two markets and better secured Turkey’s natural gas supply. As part of the on- going development to increase the level of gas penetration in the overall energy market, new pipelines have been added to the system in recent years and several major expansions of the grid to new areas are planned.

Turkey has piped supply connections with Bulgaria, Russia and other neighbouring countries. Before the Blue Stream pipeline was commissioned in 2003, Turkey received most of its Russian gas volumes via a pipeline connection with Bulgaria. However, the Blue Stream pipeline, which crosses the Black Sea, now provides a direct route for Russian gas into Turkey. In early 2010, Turkey started to import gas via the South Caucasian Pipeline from the Shah-Deniz project in the Azerbaijan area of the Caspian Sea. In addition to piped connections, Turkey has two operational LNG regasification terminals on the west coast of the country in Marmara Ereğlisi and Aliağa (İzmir).

The LNG terminal at Marmara Ereğli began operations in 1994 and has a nominal capacity of 6.2 billion m3 per year. The second LNG terminal at Aliağa (İzmir), with a nominal capacity of 6.0 billion m3 per year, was completed in 2002 but remained idle until 2008 as a result of Turkey’s over-contracted gas position.

Turkey is seeking to establish itself as a major transit route for natural gas from Russia, the Middle-East and the Caspian region for onward transit to Europe. Since the gas dispute between Russia and the Ukraine in 2005, momentum has grown within Europe to develop alternative gas supply routes from sources other than Russia. As a result, various pipeline projects involving Turkey have been proposed or are under construction.

Market structure and liberalisation

The natural gas sector in Turkey has long been dominated by the state and attempts at energy sector liberalisation in the mid-1990s failed due to legal complications. Following several economic crises, Turkey once again was forced to take a renewed look at liberalisation prospects at the beginning of this decade and has begun energy sector liberalisation in line with the EU directives. A turning point occurred in 2001, when the Electricity Law was enacted to establish a financially viable, stable and transparent energy market to function within a competitive environment. It also sought to ensure the independent regulation and supervision of this market. In the same year, liberalisation of the natural gas sector was also initiated with the NGM Law being enacted to facilitate investments and transfer risk from the state to private investors, consistent with the EU Natural Gas directive. The regulatory body which then existed was merged with EMRA, the entity responsible for awarding licences to market participants for separate activities. As described in “—Pricing” below, EMRA also determines certain tariffs.

One of the major components of the legislation has been the elimination of the BOTAŞ monopoly in various activities, such as imports, wholesale, exports and distribution. With respect to distribution, licences have been granted through tender processes. Between 2003 and 2010, EMRA has announced tenders for 56 distribution regions, and finalised 55 of them. These regions are greenfield projects and are expected to result in considerable growth in the natural gas sector.

The following chart illustrates the current structure of the natural gas market.

(1)
Eligible consumers are those consumers who are free to enter into a natural gas sale and purchase agreement with any generation,import, distribution or wholesale company within Turkey. See “—Regulation” below.

It is expected that the current natural gas market will continue to be restructured in the near future and move towards a more fully liberalised and efficient market. GYH management believes that, with the completion of privatisations, the natural gas market will be more competitive and that the control of BOTAŞ will diminish, subject to the speed of liberalisation and other factors.

Pricing

Until EMRA determines that sufficient competition has been established in the natural gas market, it will continue to regulate prices, in the form of price ceilings, to regulate connection, transmission and transfer control, wholesale, storage and retail supply of natural gas.

According to Natural Gas Market Tariffs Regulation, wholesale prices are freely determined by the parties conducting natural gas purchase and sale pursuant to the tariffs approved by EMRA and in accordance with certain principles such as preservation of natural gas demand. However, if sufficient competition is not established in the natural gas market based on an administrative threshold, the wholesale prices may also be set by EMRA as per temporary article 2(1) of the Natural Gas Market Tariffs Regulation.

The retail supply tariff to be applied by distribution companies is comprised of unit natural gas purchase price, system usage fee and other factors. The retail supply tariff to be applied by distribution companies shall not exceed the retail supply price ceiling approved by EMRA. The gas distribution tariffs that the company charges its customers per unit of gas sold, are set at a fixed U.S. dollar rate during first eight years, in accordance with terms of the privatisation tender for each region. EMRA has issued a Draft Tariff Regulation (“DTR”) applicable following the initial tariff period. The DTR is based on Regulated Asset Basis (“RAB”) principles, similar to those as applied in a number of other European countries. RAB principles take greater account of investments in the distribution network by operating companies than the existing retail supply tariff. As such, GYH management anticipates a significant gain from any tariff revisions carried out on this basis. The DTR is still under review by EMRA and is expected to be finalised in the second half of 2011. The tariff methodology will bring long term visibility to natural gas distribution sector and improve the financing conditions of the natural gas distribution companies. Recently, in August 2011, EMRA determined the tariff for the Adapazarı region at TL 71.1 / 1000 m3, compared with TL 60.6 / 1000 m3 under the previous tariff. The privatisation process for Adapazarı Gaz differed from other regions in which Energaz operates as Adapazari Gaz, the natural gas distributor for the Adapazarı region, was initially established by Adapazarı Municipality and was subsequently transferred to the private sector as a result of the privatisation process, whereas the other regions in which Energaz operates were originally tendered as greenfield regions by EMRA. However, the tariff for Adapazarı is determined on RAB principles, similar to the expected methodology for the regions tendered by EMRA, See “Risk Factors—Risks Relating to the Group’s Investments and Operations—Risk Relating to Energy Investments—Risks relating to the Group’s natural gas distribution and wholesale trading operations—The Group may not be able to maintain or increase its current gas distribution profit margins”.

Regulation

The NGM Law, enacted in 2001, and the Natural Gas Market Licence Regulation provides the legal framework for generation, distribution, wholesale, transmission, storage, import and export of natural gas and established EMRA as the regulatory body for activities in the natural gas market. Distributor and wholesaler of natural gas must obtain a distribution licence and a wholesale licence, respectively, and comply with a number of regulatory restrictions applicable to distribution and wholesale companies operating in the natural gas market.

EMRA has the power to grant distribution licences with terms of 10 to 30 years; however, to date, only 30- year licences have been granted to the Group’s natural gas distribution companies. Companies receiving distribution licences are responsible for planning, designing, construction, expansion and operation of the distribution network in their regions in accordance with the principles, procedures and standards set forth in the legislation. If requested, distribution companies shall connect consumers to the grid, subject to capacity as well as technical and economic feasibility and fulfilment by the consumers of their responsibilities under the legislation. Distribution companies are also responsible for performing schedule and system balancing in order to ensure system reliability and natural gas supply security and to meet demands of users fed from the city distribution.

Distribution companies may only obtain distribution licences for up to two cities within Turkey, although EMRA is authorised to increase this limit.

In addition, a legal entity that has a wholesale licence is not permitted to have a transmission or distribution licence nor may it participate in other companies which operate in the transmission or distribution of natural gas.

According to the NGM Law, the following additional limitations apply:

●	Volume Limit. Subject to limited exceptions, no wholesale company may sell more than 20% of Turkey’s annual national gas consumption as estimated by EMRA.

●
Synergies with Other Market Players. A distribution licence holder may own shares of another natural gas market participant operating in a market other than natural gas distribution (for instance an importer), provided that (a) it directly holds the shares rather than through a holding company and (b) it does not hold more than 50% of the other company’s share capital or voting rights, or possess the right to elect more than half of its directors, or its statutory auditors or other managers.

●	Synergies with Other Distributors. A distribution licence holder may not have an interest in another natural gas distributor.

●
Supply Limitations. Distribution licence holders cannot purchase more than 50% of the natural gas they distribute each year from a single supplier. This restriction is linked with the full liberalisation of the natural gas sale market and the end of BOTAŞ’ monopoly in wholesale distribution. According to the NGM Law, the BOTAŞ monopoly may continue until 2009. NGM law specifies that BOTAŞ should be restructured with some of its services to be privatised. Even though, this deadline has not been met, the restructuring towards a liberalised market is expected to continue in the near future.

●
Transfer Restrictions. Under the NGM Law, no licence holder is entitled to transfer its licence to a third-party, subject to certain limited exceptions designed to facilitate licence holders obtaining project financing.

In addition, EMRA’s approval is required in connection with any of the following events by natural gas market participants:

●	direct or indirect transfers of, or the entry into voting agreements or pledges over, 10% or more of the shares (5% or more for publicly held companies);

●	establishment or cancellation of share privileges;

●	issuance of usufruct shares;

●	certain amendments to articles of association, generally relating to the scope of activity;

●	mergers;

●	pledge or mortgage over distribution/storage/transmission assets; and

●	any sale of the distribution grid.

A distribution licence holder may sell its distribution network to another legal entity, subject to the approval of the board of directors of EMRA. It may also seek renewal of the licence for a period of 10 to 30 years by applying to EMRA at least one year, and no more than nine months, prior to the end of the licence term. If the licence is not renewed, the holder is obligated to transfer the grid assets as directed by EMRA, free from any debt or encumbrances and in proper working condition. EMRA may initiate a tender to grant the expiring distribution licence and sell the ownership of the grid to a bidder which has the necessary qualifications and has submitted the most favourable bid. In this case, the grid price must be paid to the previous distribution licence holder.

A distribution licence holder is obligated to comply with certain corporate formalities and to maintain allrisks insurance relating to its assets. It is also required to propose to the local municipality the transfer of 10% of its shares at no cost. Even if the local municipality does not participate in the distribution company, or participates at a rate that does not enable the municipality to nominate a member to the board of directors of the company, EMRA may require the amendment of the company’s articles of association to provide for the right of the municipality to nominate members of the board of directors and auditors.

During the term of a licence, the holder must pay an annual licence fee to EMRA as well as a participation fee (royalty). The annual licence fee will be calculated based on the volume of natural gas operated by the licence holder in the previous year, and the participation fee is calculated based on the gross sales revenues stated in the licence holder’s annual income statement. Licence renewal and licence modification are also subject to fees.

Competition

Within Energaz’s regions, Energaz, in accordance with the licences of the regional distribution companies, has a permissible monopoly on the distribution of natural gas to all consumers, including residential and industrial subscribers, in the areas in which it operates. Energaz’s natural gas distribution business serves regions which represent approximately 11% of Turkey’s total population. In Turkey, there are 58 distribution companies, two of which are owned by municipalities and the rest by private companies. GYH is one of the leading private gas distributors, together with AKSA and EWE. Some of the other gas distribution companiesinclude İGDAŞ, Başkentgaz and Zorlu.

Overview of operations

The corporate structure of GYH’s natural gas operations was reconfigured in 2006 to consolidate the operations under Energaz, which is currently 99% owned by EIH (with individuals holding the remaining 1% interest). EIH is a strategic partnership between the Group and STFA Yatırım Holding A.Ş., each of whom holds a 50% stake. Following the restructuring, Energaz became the primary entity responsible for the operation of the Group’s natural gas business. In connection with the restructuring of GYH’s energy operations under Global Energy, GYH has applied to EMRA for approval to transfer its 50% stake in EIH to Global Energy such that, on completion of the transfer, EIH will become a direct subsidiary of Global Energy.

The Group’s natural gas distribution interests comprise thirty-year natural gas distribution rights for ten regions in Turkey in which gas is supplied by BOTAŞ and other suppliers. Energaz makes the investment in the grid to transfer the gas from the entrance to the regional hubs and then to households and industrial users. The Group continues to evaluate and monitor opportunities to selectively acquire additional rights and expand its regional presence as opportunities arise in connection with anticipated consolidations in the market, as well as the privatisation of distribution companies servicing Ankara and Istanbul (as the EMRA tendering process for greenfield regions is nearly finished except for a few remaining greenfield regions).

In addition to distribution, the Group also initiated investments in the natural gas wholesale sector to establish a vertically integrated natural gas enterprise. In 2010, Medgaz A.Ş., a wholly-owned subsidiary of Energaz which holds a natural gas wholesale licence issued by EMRA, entered into an annual supply agreement with Ewe Doğalgaz Sanayi ve Ticaret A.Ş. valid until 31 December 2010 and realised 111.6 million m3 of natural gas supply to the Group’s operational distribution companies. Medgaz entered into further supply agreements with Ewe Doğalgaz Sanayi ve Ticaret A.Ş. and Gazport Doğalgaz Toptan Satış Ticaret ve Sanayi A.Ş. for 2011 and expects to double the supply volume in comparison to 2010. Medgaz management also plans to further increase Medgaz’s wholesale import volumes in the future and potentially enter into direct import agreements with international suppliers to secure longer-term natural gas supplies, and provide competitively priced gas to its clients, and benefit from additional margins in the mid-stream.

Natural gas distribution

The following chart shows the structure of Energaz and its regional distribution companies by region as at 30 September 2011.

The following diagram shows the regions in which Group companies hold regional natural gas distribution licences, as well as information regarding such licences.

Region	Company	Licence Issue Date	Licence Expiry Date
Konya	Gaznet Şehir Doğalgaz Dağıtım A.Ş.	5 December 2003	5 December 2033
Çorum	Corum Dogalgaz Dagitim ve Sanyi ve Ticaret A.Ş.	16 March 2004	16 March 2034
Aksaray	Aksaray Doğalgaz Dağıtım A.Ş.	25 May 2004	25 May 2034
Ereğli	Netgaz Sehir Doğalgaz Dağıtım A.Ş.	22 June 2004	22 June 2034
Nigde-Nevsehir	Kapadokya Doğalgaz Dağıtım A.Ş.	29 September 2005	29 September 2035
Denizli	Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş.	16 February 2006	16 February 2036
Karaman	Karaman Doğalgaz Dağıtım Ltd. Şti.	14 July 2006	14 July 2036
Erzincan	Erzingaz Doğalgaz Dağıtım A.Ş.	4 August 2006	4 August 2036
Antalya	Olimpos Doğalgaz Dağıtım A.Ş.	12 October 2006	12 October 2036
Aydin	Aydingaz Doğalgaz Dağıtım A.Ş.	21 August 2008	21 August 2038

In addition, Medgaz A.Ş. holds a natural gas wholesale licence issued on 7 October 2009, which expires on 7 October 2039.

The Group, with STFA and other local partners, began investing in gas distribution projects in 2003, with each strategic partner contributing its skills and experience to the venture. In 2008, the Group increased the number of regions in which it was present to ten, becoming one of the largest gas distribution companies in Turkey.

Currently, Energaz generates revenue through gas distribution tariffs and subscription fees. Subscription fees are one-off payments by the end users for connection to the distribution grid. The amount which can be charged as a subscription fee is determined in the tender document for each region. Subscription fees cover the initial 200 m2 of the customers’ premises, and a certain additional charge is applied to each additional 100 m2. Subscription fees are initially determined at the time of the tender and valid for the first five years of the licence for each corresponding region, following which the subscription fees are determined by EMRA annually on a national basis and applicable to all distribution companies.

Additionally, there is a security deposit that is determined each year by EMRA, which Energaz may retain throughout the duration of service to a customer.

The table below provides details on these fees in each distribution region in which Energaz currently operates, presented in descending order of gas consumption.

	Gas	Gas
	distribution	distribution
	tariffs-	tariffs-	Subscription	Security
Regions	Non-Eligible(1),(2)	Eligible(1),(2)	Fees(3)	Deposits(4)
	(US$/1000 m³)	(US$)		(TL)
Konya	6.81	6.81	TL 280	250
Denizli	—	—	TL 280	250
Çorum	8.40	8.40	TL 280	250
Aksaray	25.10	25.10	TL 280	250
Ereğli	18.21	18.21	TL 280	250
Niğde-Nevşehir	10.40	10.40	TL 280	250
Karaman	15.30	15.30	TL 280	250
Erzincan	9.50	9.50	TL 280	250
Antalya	—	—	TL 280	250
Aydin	—	—	US$ 165	250

(1)
Gas distribution tariffs per metre[3] of gas sold will be re-determined on a regulated asset base principle for the regions following the eighth year of operations. In August 2011, in accordance with a decision by the Thirteenth Chamber of the Council of State in July 2011, EMRA set the tariff for Adapazarı at TL 71.1 / 1000m3. As discussed above, this will differ from the tariffs determined for previously undeveloped regions since the distributor in this region was first established by the local municipality and subsequently privatised. However, the tariff for Adapazarı has been determined on a regulated asset basis, which is similar to the methodology expected to be used in the regions tendered by EMRA.

(2)
Non-eligible consumers are obliged to buy gas from the local distribution companies. Eligible consumers are larger consumers (usually corporate entities) which have greater discretion in their choice of suppliers.

(3)
One-off and up-front rate for the initial 200 m2. An additional fee of US$ 150 applies to each additional 100 m2. USD based subscription fees are applicable for the initial five years of the licence. Subscription rates are re-determined at the applicable rate issued each year by EMRA after the fifth year of licence. Applicable rate in 2011 for those regions completed fifth years of licences is TL 280 for the initial 200 m2 and TL 234 for each additional 100 m2.

(4)
The security deposit amount is valid for 2011, and applies to general heating users. An additional security deposit of TL 61 applies to kitchen users. Security deposits are determined each year by EMRA in Turkish Lira, and the amount changes in line with fluctuations in natural gas prices.

The Group’s natural gas distribution companies have observed significant increases in subscriptions since commencing operations in 2004. Between 2004 and 2010, a total of 468,112 new subscribers were acquired, representing a CAGR of 73% during this period. The total number of subscribers in the regions where Energaz operates reached 544,554 as at 30 September 2011. At the end of 2010, the total number of subscribers in the Konya and Çorum regions reached approximately 261,200, compared to 224,100 in 2009, and total subscribers in the Ereğli region exceeded 21,000 in 2010, compared to 18,400 in 2009. Subscribers in the Niğde-Nevşehir and Denizli regions reached approximately 133,300 in 2010, compared to 92,600 in 2009. Subscribers in the Karaman, Erzincan and Aksaray regions, which were Energaz regions in 2010, exceeded 62,200 during the year. The total number of subscribers in the ten regions which were operating as at 31 December 2010 was approximately 478,000, and during 2010, gas consumption in those ten regions increased by 10%, reaching approximately 692 million m3. Energaz aims to reach one million subscribers and 2.4 billion m3 annual natural gas consumption in the regions in which it currently operates by 2015.

The table below shows the historical number of subscribers and natural gas consumption rates in the regions in which Energaz operates.

	2004	2005	2006	2007	2008	2009	2010	2011(1)
Total number of subscribers (‘000)	10	75	142	233	326	381	478	555
Total natural gas consumption (million cm3)	13	115	237	548	670	632	692	559
Konya
Number of subscribers (‘000)	4.6	40.4	70.0	101.3	136.4	154.7	184.3	214.5
Natural gas consumption (million cm3)	7.8	65.5	122.5	193.4	229.5	235.1	254.9	211.3
Denizli
Number of subscribers (‘000)	—	—	7.1	34.1	56.7	72.2	98.9	111.3
Natural gas consumption (million cm3)	—	—	4.1	184.6	180.1	138.0	148.9	126.0
Corum
Number of subscribers (‘000)	5.8	29.8	44.0	54.5	63.7	69.5	76.8	82.9
Natural gas consumption (million cm3)	4.9	45.4	82.0	85.9	112.1	104.0	114.3	83.6
Aksaray
Number of subscribers (‘000)	—	1.2	7.8	15.4	22.4	26.7	32.7	40.4
Natural gas consumption (million cm3)	—	1.2	11.4	27.0	49.3	52.1	62.0	36.7
Eregli
Number of subscribers (‘000)	—	3.6	11.2	14.5	17.4	18.4	21.1	22.4
Natural gas consumption (million cm3)	—	2.5	13.8	25.6	28.3	23.0	22.2	19.4
Nigde-Nevsehir
Number of subscribers (‘000)	—	—	2.2	7.4	14.9	20.3	34.4	45.3
Natural gas consumption (million cm3)	—	—	3.5	18.5	24.1	25.5	31.3	30.4
Karaman
Number of subscribers (‘000)	—	—	—	4.1	10.0	12.0	17.9	22.4
Natural gas consumption (million cm3)	—	—	—	12.7	43.1	47.3	50.7	42.7
Erzincan
Number of subscribers (‘000)	—	—	—	1.5	4.7	6.4	11.5	15.4
Natural gas consumption (million cm3)	—	—	—	0.2	3.0	6.6	7.9	8.7
Antalya
Number of subscribers (‘000)	—	—	—	—	0.2	0.7	0.7	1.1
Natural gas consumption (million cm3)	—	—	—	—	0.0	0.0	0.0	0.1
Aydin
Number of subscribers (‘000)	—	—	—	—	—	—	—	0.097
Natural gas consumption (million cm3)	—	—	—	—	—	—	—	—

(1)	As of 30 September 2011.

The table below presents the estimated population, the number of subscribers, natural gas consumption and the penetration rate, which is defined as the ratio of the number of existing subscribers to the number of total potential subscribers covered by current status of the distribution network in the concession region as estimated by GYH management, for first three quarters of 2010 and first three quarters of 2011 for the ten current Energaz distribution regions:

	For the nine months ended				For the nine months ended
	30 September 2010				30 September 2011
		Number of	Natural gas	Penetration	Number of	Natural gas	Penetration
Region	Population(1)	subscribers	Consumption	rate(2)	subscribers	Consumption	rate(2)
	(Amount in		(Amount in			(Amount in
	thousands)		million m3)	(%)		million m3)	(%)
Konya	1,835	173,830	156.8	78.4	214,467	211.3	82.0
Denizli	917	89,425	104.8	73.8	111,254	126.0	81.9
Çorum	545	74,374	72.4	—	82,855	83.6	—
Aksaray	371	30,938	28.2	64.1	40,406	36.7	71.9
Ereğli	135	20,584	14.7	84.2	22,365	19.4	85.9
Niğde-Nevşehir	620	29,586	20.4	47.5	45,297	30.4	61.1
Karaman	230	16,197	35.5	63.7	22,375	42.7	76.9
Erzincan	211	9,909	4,2	58.2	15,380	8.7	62.2
Antalya	1,860	734	—	60.8	1,100	0.1	5.4
Aydin	966	—	—		97	0	1.6
Total	6,016	466,515	445,577		555,596	558.9

(1)	31 December 2010 population figures of TURKSTAT population census.

(2)	The ratio of the number of existing subscribers to the number of total potential subscribers covered by the existing network in the concession region as estimated by GYH management.

The following diagram shows the regions in which Group companies hold natural gas distribution licences, as well as information regarding pipe network and stations in those regions.

	Steel Network	PE Network	RMS A-B-C
Region (Ownership (percentage)	(km)	(km)	Stations (unit)
Konya (75%)	153	1,261	130
Denizli (90%)	106	705	93
Karaman (90%)	51	209	18
Aksaray (90%)	53	340	27
Nigde-Nevsehir (63%)	50	407	31
Antalya (90%)	55	57	7
Ereğli (90%)	28	161	24
Erzincan (90%)	22	165	7
Aydin (100%)	6	14	4
Çorum (30%)	56	550	35
Total	580	3,869	376

To date, Energaz has installed 580 kilometres of steel pipes, 3,869 kilometres of polyethylene pipes and 376 reducing and metering stations in the ten regions in which it operates. Energaz management estimates that the combined investment of the natural gas distribution companies for the existing ten greenfield regions in which concession rights are held amount to approximately US$ 222.9 million as at 30 September 2011. The remaining US$ 118.6 million of the total investment amount is expected to be completed before the end of 2015. However, the extent of future investments will ultimately depend on the growth in the subscriber base.

The financing plan for the ten natural gas distribution companies envisages that most of the aggregate investment will be covered by cash flow from operations, consisting primarily of subscription fees and security deposits from subscribers, with the remaining investment needs supported by equity and debt financing. In April 2007, in line with the Group’s restructuring of its natural gas distribution licences, including all external financing, Energaz and its distribution companies entered into a project finance loan facility with Bank Asya for US$ 105 million, for the purpose of financing investments in the natural gas businesses. Pursuant to the terms of the project loan facility, as borrowers, the nine licensed natural gas distribution companies of the Group which are party to the agreement are each responsible for a specific portion of the loan amount allocated for their own use. As collateral for the debt incurred under the project loan facility, each borrower distribution company has assigned its receivables arising from natural gas subscription fees, natural gas distribution tariffs and income from any future sale of the distribution network up to the amount of the loan used by it. Energaz, as the guarantor, has pledged all of its shares held in each of the borrower distribution companies. The project loan facility foresees dividend lock-up for each of the borrowing distribution companies and restricts reorganisation of, or change of control in any borrower or the guarantor, subject to the lender’s prior approval. A US$ 70 million portion of the Bank Asya loan has been allocated for cash needs, while US$ 35 million has been allocated for non-cash needs, such as letters of guarantee. In September 2011, Bank Asya approved an overall increase in the facility to US$ 135 million, US$ 80 million of which was allocated to the cash facility and US$ 55 million of which was allocated to the non-cash facility.

Each of the existing Energaz regions is described in more detail below.

●
Konya. Konya was the second greenfield concession tendered by EMRA. Gaznet, the local distribution company for Konya, began to distribute natural gas in 2004 after it acquired the distribution licence on 5 December 2003 by submitting the lowest gas distribution tariff of US$ 0.00681 per m3 and subscription fees of US$ 180. Energaz currently holds 75.63% of Gaznet’s shares, with 10% held by the Konya municipality and the remaining 13.35% held by local partners (Konya Organised Industrial Zone and the Konya Chamber of Commerce).

●
Denizli. Kentgaz, the local distribution company for Denizli, began to distribute natural gas in 2006 after it acquired the distribution licence on 16 February 2006 by submitting the lowest gas distribution tariff of US$ 0.00 per m3 and a subscription fee of US$ 149. Energaz currently holds 90% of Kentgaz’s shares, with the remaining 10% held by local municipalities.

●
Çorum. Çorumgaz, the local distribution company for Çorum, began to distribute natural gas in October 2004 after it acquired the distribution licences on 16 March 2004 by submitting the lowest gas margin of US$ 0.00840 per m3 of gas and subscription fees of US$ 180. Energaz currently holds 30% of Çorumgaz’s shares, with 10% held by the Çorum municipality and the remaining 60% held bya local partner (Çorum Elektrik ve Doğalgaz Ticaret A.Ş.).

●
Aksaray. Aksaraygaz, the local distribution company for Aksaray, acquired the distribution licence on 25 May 2004 by submitting the lowest gas distribution tariff of US$ 0.0250 per m3 and subscription fees of US$ 180. Energaz subsequently acquired 90% of Aksaraygaz’s shares from ERS Energy on 10 September 2007, for a total consideration of US$ 6 million financed from equity. Energaz currently holds 90% of Aksaraygaz’s shares, with the remaining 10% held by the Aksaray municipality.

●
Ereğli. Netgaz, the local distribution company for Ereğli, began to distribute natural gas in 2005 after it acquired the distribution licence on 22 June 2004 by submitting the lowest gas distribution tariff of US$ 0.01821 per m3 of gas and a subscription fee of US$ 180. Energaz currently holds 90% of Netgaz’s shares, with the remaining 10% held by the Ereğli municipality.

●
 Niğde-Nevşehir. Kapadokyagaz, the local distribution company for Nevsehir and Nigde, began distributing natural gas in 2006 after acquiring the distribution licence on 29 September 2005 by submitting the lowest gas distribution tariff of US$ 0.0104 per m3 and a subscription fee of US$ 180. Energaz currently holds 63% of Kapadokyagaz’s shares, with 10% held by local municipalities andthe remaining 27% held by a local partner (the Özaltın Group).

●
Karaman. Karamangaz, the local distribution company for Karaman, began to distribute natural gas after it acquired the distribution licence on 14 July 2006 by submitting the lowest gas distribution tariff of US$ 0.0153 per m3 of gas and a subscription fee of US$ 180. Energaz currently holds 90% of Karamangaz’s shares, with the remaining 10% held by the Karaman municipality.

●
Erzincan. Erzingaz, the local distribution company for Erzincan, began distribution natural gas in 2007 after it acquired the distribution license on 4 August 2006 by submitting the lowest gas distribution tariff of US$ 0.0095 per m3 and a subscription fee of US$ 180. Energaz currently holds 90% of Erzingaz’s shares, with the remaining 10% held by the Erzincan municipality.

●
Antalya. Olimposgaz, the local distribution company for Antalya, acquired the distribution licence on 12 October 2006 by submitting the lowest gas distribution tariff of US$ 0.00 per m3 of gas and a subscription fee of US$ 5. Energaz currently holds 90% of Olimposgaz’s shares, with the remaining 10% held by local municipalities.

●
Aydin. Aydingaz, the last local distribution company for Aydin, acquired the distribution licence and was added to Energaz’s portfolio on 21 August 2008 by submitting the lowest gas distribution tariff of US$ 0.00 per m3 and the subscription fee is US$ 165. Energaz currently holds 90% of Aydingaz’s shares, with the remaining 10% held by the Aydin municipality. Energaz and the Aydin municipality are in the process of transferring all of the shares in Aydingaz to Energaz, which remains subject to regulatory approval.

Compressed natural gas

As part of the Group’s expansion strategy into the natural gas sector, EIH acquired a 50% stake in Naturelgaz from Çalık Enerji Sanayi ve Ticaret A.Ş. and Ahmet Çalık for TL 16.0 million and US$ 0.56 million in May 2011. The remaining 50% of Naturelgaz shares are held by Altındağ Yatırım Mümessillik ve Tic. A.Ş. and individual members of the Goldenberg Family In addition to its shareholding in Naturelgaz, the Goldenberg Family has been investing in LPG conversions in vehicles, a market which emerged as an alternative fuel to conventional gas oil and which has led to the conversion of approximately 2.5 million vehicles between 2000 and 2010. A substantial portion of LPG conversions have been performed by entities controlled by the Goldenberg Family using European equipment brands for which the family holds exclusive distributorship rights for Turkey.

Naturelgaz currently distributes bulk CNG to a diversified customer base, including large industrial corporations, small to medium size enterprises, households, hotels and recreational facilities, and plans to expand its existing operations into supplying CNG to vehicles through a station network.

Market overview

The total volume of CNG sold in 2010 in Turkey was 45 million m3 corresponding to less than 1% of total natural gas sales within the same period in the country. The CNG sector is relatively new for Turkey and constitutes a very small portion of the overall natural gas consumption, but GYH management believes the sector offers significant growth opportunities for the future, particularly in light of the development of CNG in the transportation sector globally.

Currently, the CNG market is primarily composed of consumption by commercial and industrial facilities that lack access to the natural gas pipeline network or does not want to incur the upfront capital investment required for such a connection despite the existence of a network.

There are a total of 28 companies licensed by EMRA for CNG transmission and distribution in Turkey. However only five out of these 28 companies are active in the market and their combined market share constitutes approximately 99% of the total CNG market. In addition to Naturelgaz, which is one of the leading companies in the CNG sector with a market share of 35%, Habas, Akpet, Karabörk and Gaztrans are also active in the sector. However, GYH management believes that the experience of Naturelgaz in converting vehicles to alternative fuel sources will give the company an initial advantage in the developing CNG market (source: EMRA).

Overview of CNG regulations

Regulations related to CNG sales and distribution activities are issued and governed by EMRA. There are two types of licences which EMRA grants for entities operating in the CNG sector. These licences are issued for a 30-year period. CNG sales licences are issued for a specific CNG facility at a specific location. As a result, entities operating in CNG sales are required to obtain a separate CNG sales licence for each distinct facility or sales point.

Entities with a CNG sales licence may supply gas from either the national transmission networks (i.e., BOTAŞ and other private sector importers), city distribution networks (i.e., distribution companies), other gas suppliers (i.e., wholesalers) or directly from the well.

Entities with a CNG transmission and distribution licence compress and store natural gas in pressureresistant tanks and may sell the gas to any type of consumer. A CNG transmission and distribution licence grants an entity the right to distribute CNG on specialised trucks to other locations through-out the country without any regional limits.

According to EMRA regulations, CNG sales prices are determined independently between the licensed entities and the consumers.

Business overview

Naturelgaz currently provides bulk CNG to its customers, who include industrial facilities, households and commercial consumers such as hotels and shopping malls. Naturelgaz’s existing customers include well- known brands in manufacturing and commercial sectors, such as Nestle and Tamek, and Naturelgaz is one of the largest companies in terms of CNG sales volume in Turkey. Naturelgaz realised 13 million m3 of bulk CNG sales in 2010, corresponding to a CAGR of more than 36% in sales volume since the start of operations in 2005.

Although Naturelgaz is able to supply its gas from any supplier, Naturelgaz has historically sourced natural gas directly from BOTAŞ, the state-owned enterprise responsible for importation and transmission. However, in conjunction with anticipated regulatory liberalisation of the natural gas wholesale market, Naturelgaz has begun to enter into direct supply agreements with private import companies to diversify its sources and increase its profit margins. Furthermore, GYH management intends to supply more feasible gas for Naturelgaz’s CNG operations through Medgaz, the Group’s licensed wholesale company, as a result of higher consumption volumes in addition to the city distribution operations.

Naturelgaz carries out its CNG operations under licences issued by EMRA. These include four CNG sales licences for locations in Bursa, Sakarya, İzmir and Antalya. It also has a CNG transmission and distribution licence which allows Naturelgaz to distribute CNG in Turkey without any regional limits. Naturelgaz has established three main CNG stations (“mother stations”) in Bursa, Sakarya and İzmir, where it compresses natural gas supplied from pipelines into CNG, and has begun to develop a fourth mother station in Antalya.

CNG is stored and delivered to consumers in tanks, which are transported on special purpose trucks. Naturelgaz owns 18 CNG trucks for storage and delivery to consumers and approximately 20,000 CNG tanks with 92 litre volume (23 m3 natural gas capacity) to carry on CNG deliveries. Naturelgaz’s facilities and equipment conform to EU regulations.

Naturelgaz distributes CNG both directly from its mother stations and through secondary stations (“daughter stations”) either owned or operated by Naturelgaz or by local dealerships who receive a commission based on the volume of CNG sold. CNG delivery from mother stations either to daughter stations or directly to end customers is carried out by specialised trucks.

In addition to its existing operations and customers, Naturelgaz intends to expand its existing bulk CNG sales business into the road transportation sector, building on its shareholder’s vast experience on LPG conversion for automobiles. Naturelgaz is currently investing in the expansion of its CNG station network so that there will be a sufficient number of stations within certain distances to supply fuel for vehicles on a constant basis. Accordingly, in September 2011 Naturelgaz won a tender by the Bolu municipality, granting Naturelgaz the right to construct a re-fuelling station and supply CNG to the municipality’s vehicles, as well as to private sector vehicles, for a period of fifteen years. Naturelgaz’s primary rationale for investing in supplying the transportation sector is the proposed savings of up to 40% compared to diesel, fuel oil and LPG. Given that fuel expense constitutes a major portion of overall vehicle operating cost, as well as the similar experience Turkey went through in LPG over the last ten years, Naturelgaz believes that with the introduction of conversion and CNG stations, penetration into the transportation sector will be strong and fast.

The advantages CNG conversion for vehicles are summarised below:

•	Pricing: Over a constant distance, a vehicle’s fuel cost is reduced by more than 40% with CNG consumption when compared to diesel.

•
Theft: With liquid fuels such as diesel, vehicle fleet owners face a significant amount of theft problem increasing the overall fuel cost by 10%-25%. In addition to the direct price advantage, CNG makes fuel theft from the vehicles significantly more difficult.

•	Maintenance: CNG consumption lowers the maintenance cost of trucks and buses compared to diesel consumption.

•
Performance: Natural gas has a Research Octane Number of 120, therefore providing adequate power for truck and bus engines to maintain necessary torque. There is a slight loss in efficiency but the price advantage outweighs the efficiency loss.

•
Safety: CNG is considered as one of the safest energy sources. CNG cylinders pass many safety tests, are bullet-proof and resistant to high temperatures. If there is a leak, because CNG is lighter than air and stored under high pressure, CNG dissipates rapidly avoiding any hazardous pooling on the ground. CNG has a higher ignition temperature at approximately 600oC, compared with approximately 315oC for gasoline.

•	Environment: CNG is an environmentally friendly fuel and EU regulations promote, and in many cases subsidise, the consumption of CNG, especially by public transportation vehicles.

International NGV market

Natural gas vehicles (“NGVs”) have been available to varying degrees since the 1970s (and earlier in some parts of the world). Despite this long history, NGV adoption varies significantly from region to region. While North America and parts of Western Europe and Asia Pacific see NGVs as mostly commercial vehicles, there are several countries that have significant numbers of natural gas vehicles for consumer markets in addition to fleets. The primary growth drivers in these countries, as well as the smaller regions, are the economics of less expensive natural gas, the reduction of oil imports, the environmental benefits of lower greenhouse gas (GHG) emissions, and the availability of vehicle and refuelling stations.

According to the International Association for Natural Gas Vehicles (“IANGV”), the average annual growth rate of the global NGV market for the last 5 years exceeded 22%, reaching 12.6 million NGVs in 2010 up from 3.1 million in 2003. According to the same source, there are currently 15,000 fuelling stations operating around the globe.

Pakistan, Iran, and Argentina are the top three countries with respect to the number of NGVs. The Asia- Pacific region, at 54%, has the largest share in the global NGV market. The European NGV market more than doubled since 2003 and the total number of vehicles in Europe reached 1.4 million in 2010. Italy is the largest NGV market in Europe with approximately 53% market share in terms of the number of vehicles. India is expected to be the fastest-growing NGV market with a CAGR of 18.4% between 2008 and 2015. This rapid expansion is expected to largely be due to the availability of the refuelling station network and the growing importance of government emissions rules in large cities in India. Research firm Pike Research forecasts that the number of NGVs globally will reach 19.9 million in 2016 growing at an average rate of 7.9% per annum. Natural gas refuelling station development is not expected to achieve the same growth rate, but will reach nearly 26,000 stations worldwide by 2016.

The following table sets out the number of natural gas vehicles operating in international markets.

Year	Number of NGVs	Annual Growth Rate
2004	3,924,352	26.3%
2005	4,595,709	17.1%
2006	5,769,682	25.5%
2007	7,394,505	28.2%
2008	9,612,375	30.0%
2009	11,358,377	18.2%
2010	12,674,402	11.6%

Source: International Association for Natural Gas Vehicles

The following chart shows the number of natural gas vehicles operating in the countries indicated.

Source: International Association for Natural Gas Vehicles

NGV market in Turkey

In contrast to the international CNG market which is dominated by NGV consumption, the CNG market in Turkey is still in its infancy and is mainly composed of consumption by commercial and industrial facilities that lack access to the natural gas pipeline network or prefer not to incur the upfront capital investment required for such a connection despite the existence of a network.

In analysing the primary growth drivers that triggered CNG usage in vehicles in other countries and comparing these with the situation in Turkey, management believes that Turkey offers real potential in terms of natural gas vehicle development. Turkey is heavily dependent on oil imports for its transportation needs. The most important policy to ensure security of energy supply is the diversification of energy sources, supply countries and supply routes. Since Turkish domestic transportation seems to be entirely dependent on oil, other sources like natural gas are considered as diversification tools for reducing oil dependency.

Turkey has entered into long-term natural gas purchase contracts with Russia, Iran, Azerbaijan and Turkmenistan on a take-or-pay basis, which means that it is significantly beneficial for the country to promote new markets such as NGV to consume already committed natural gas. In addition, as part of EU membership procedures and requirements, Turkey is in the process of adopting EU directives, and management believes the conversion of existing vehicles stock to CNG will be critical to meet the new low gas emissions imposed by EU directives.

According to TURKSTAT, in 2010, there were more than 14 million registered vehicles in Turkey, approximately 3.5 million of which were heavy and mid-size commercial vehicles. Of the approximately 940,000 heavy vehicles in the Turkish market in 2010, 740,000 were trucks and 200,000 were buses. The mid-size commercial vehicle market in Turkey is larger than the heavy vehicle market, and was comprised of 2.1 million light trucks and 385,000 mini-buses in 2010. Diesel is the dominant fuel type used by heavy and mid-size commercial vehicles in Turkey. However, despite heavy dependence on natural gas for heating and industrial production, CNG consumption in vehicles is a developing concept and is currently very limited. According to IANGV, as at the end of 2008, there were only 3,000 vehicles in Turkey using CNG, most of which were buses within the public transportation networks of a few large municipalities, such as Istanbul, Ankara, Kayseri and Kocaeli. The absence of a CNG distribution infrastructure with sufficient geographical coverage has to date restricted the development of an NGV market in Turkey.

Considering historical development of LPG conversions as well as widespread LPG consumption primarily in automobiles, a comparable market which realised a very fast growth over the last decade, management believes that the NGV market in Turkey will expand at a similar pace primarily due to economic benefits to the consumers once the conversion technology and distribution infrastructure becomes accessible.

Business strategy

CNG consumption by vehicles is a relatively new concept for the Turkish transportation sector and GYH is aiming to benefit from this fledgling market by being the first entrant. In that respect, Naturelgaz, in collaboration with an Italian manufacturer, has finalised its research and development activities for the conversion to CNG of several engine brands which are most commonly used in the Turkish transportation sector. Naturelgaz, as well as offering CNG conversions of vehicles, will establish additional mother and daughter stations in order to enhance coverage of the Turkish transportation network to be able to provide CNG sales services to commercial vehicles travelling within cities as well as on inter-city routes.

Naturelgaz’s initial target market for conversion and CNG sales is Turkey’s 3.5 million heavy and mid-sized commercial vehicles, almost all of which run on diesel (in particular, trucks, buses and minibuses travelling long distances during the course of the year).

In contrast to private automobiles, commercial vehicles mostly travel on certain logistics routes, therefore the positioning of CNG stations becomes relatively easy with minimal investment. Taking into account that commercial vehicles can cover up to 500 km distance with a full tank of CNG, Naturelgaz plans to establish a station network so that there will be a distance of 250 km between each station and the vehicles will be readily available to re-fuel. Nevertheless, in the long-term individual cars stand as an attractive potential market, once the station network is expanded into the busy urban areas where the car traffic volume is the highest.

Almost all commercial vehicles in Turkey run on diesel in comparison to which the savings due to CNG will be the greatest, typically reaching 40%. Additionally, vehicles that run on diesel cannot be converted into LPG because of technical difficulties, whereas such vehicles can be converted to CNG. CNG is also an attractive option for taxis and individual cars running on LPG as a result of 15-25% potential savings when converted to CNG.

Naturelgaz is currently focusing on marketing activities in promoting the CNG conversion technology and hardware to prospective consumers. Naturelgaz has completed the necessary legal procedures and is currently the only qualified entity entitled to register CNG on vehicle titles on a national basis at the Registry of Motor Vehicles. Furthermore, several sample vehicles owned by customers including municipalities and private companies operating in a variety of sectors have been converted. Customers have been testing these sample vehicles for a year. Naturelgaz has also completed conversion of several CNG delivery trucks under its ownership.

Naturelgaz’s target market for the transportation sector can be classified into three main segments:

•	Buses or trucks within the city transportation network operated either by the municipalities or the private sector

•	Companies with large fleets of heavy and mid-size commercial vehicles (logistics, retailers, cement, etc.)

•	Privately-owned heavy and mid-size commercial vehicles cruising on intercity routes and operated on an individual basis or under a cooperative organisation

Naturelgaz’s initial target is city bus networks operated by municipalities and other local commercial vehicle fleet owners in cities where Naturelgaz has existing mother stations. A single re-fuelling location is sufficient for heavy or mid-size commercial vehicles operating within a city and therefore Naturelgaz does not initially need to incur further capital expenditure and will be able to launch the conversion process quickly. In 2011, Naturelgaz participated in and won a tender by Bolu municipality for the establishment of the requisite infrastructure and a re-fuelling station in the city and to supply CNG to the municipality’s vehicles, as well as to private sector vehicles, for a period of fifteen years. Discussions and contract negotiations are currently in progress with a number of other municipalities as well as private fleet owners.

Additionally, Naturelgaz has already ordered the necessary equipment to establish more than ten new CNG stations on major inter-city roads that will primarily serve and supply CNG to commercial vehicles cruising on these routes. Naturelgaz plans to launch these additional stations once the equipment is delivered, which is expected to be by the beginning of 2012. In parallel with the establishment of the new stations, Naturelgaz will initiate vehicle conversion of and CNG sales to a greater share of the target market that is fleet owners such as logistics companies, passenger buses, which operate on inter-city routes.

The shareholders of Naturelgaz already have a close business relationship with more than 100 fuel station owners around Turkey with conversion experience. Vehicle conversion activity will be implemented by the regional dealership network under Naturelgaz ‘s supervision and control. Naturelgaz will supply the dealer with the know-how as well as the software and equipment and the dealer will carry out local marketing activity and execute the conversions. The training of selected dealers for CNG conversion is already in progress and expected to be completed by the beginning of 2012. Besides conversions, these dealers will also be responsible for after-sales-services, including repair and maintenance of the vehicles.

While expanding its station network, as well as owned stations, Naturelgaz will work in collaboration with local dealers and fuel station owners on a selective basis. The intention is that the facilities of the dealers will become a one-stop-shop for customers with commercial vehicles, including conversion, CNG supply and other amenities.

Naturelgaz’s management believes that local stations will not only speed up CNG penetration rates but also provide significant advantages in CNG sales primarily due to strategic locations with busy vehicle traffic. Naturelgaz has signed agreements with several local dealers for re-fuelling stations, the number of which is expected to continue to increase in line with Naturelgaz’s expansion strategy. By the end of 2012, Naturelgaz plans to increase the number of CNG stations to more than 30, which will provide sufficient coverage for all commercial vehicles in central and western Anatolia.

The following map shows the locations of Naturelgaz’s existing and proposed CNG mother and daughter stations. The locations marked with an “N” with thick borders represent existing mother stations (İzmir, Bursa and Adapazari). The locations marked with an “N” with a border around the location name represent proposed mother stations (Bursa, Eskisehir, Aksaray, Antalya, Bolu and Adana); and the remaining locations marked with an “N” without any additional markings represent proposed daughter stations (Aydin, İzmir- Torbali, İzmir-Salihli, Denizli, Mugla, Balikesir, Afyon, Isparta, Konya, Kulu, İzmit, Gebze, Adapazari and Edirne).

Management believes that a portion of the mother and daughter stations will open and commence operations in 2012 (Adana, Aksaray, Antalya, Aydin, Bolu, Bursa, Eskisehir and İzmit), and that the remaining mother and daughter stations will open and commence operations in 2013 (Adapazari (mother and daughter), Afyon, Antalya, Balikesir, Denizli, Edirne, Gebze, Isparta, İzmir, İzmir -Salihli, İzmir -Torbali, Konya, Kulu, and Mugla).

Thermal power generation

Şırnak Coal Field and Power Plant

GYH management believes that maximum utilisation of local resources for energy production will reduce the country’s dependence on imported resources, prevent substantial increases in domestic energy prices, reduce unemployment rates and positively effect the overall macroeconomic environment in Turkey. Moreover, as fuel costs are a major portion of overall costs for power plants, management believes local resources will have a significant competitive advantage in power generation, offering substantial margins to maintain profitability against fluctuations in power prices in comparison to imported fuels. In addition, supply security of local resources for thermal power provides uninterrupted power generation capability maximising capacity utilisation and returns.

In 2008, Global Energy entered into a share purchase agreement to acquire a 60% stake in Geliş Mining, a company which holds exclusive operating rights to an asphaltite mine field with more than 200 million tonnes of potential resources located in Şırnak, Turkey (the “Şırnak Field”). The Şırnak Field covers a 250 km2 area and includes the following eight known phylons: Avgamasya, Milli, Karatepe, Seridahli, Nivekara, Ispindoruk, Segürük and Rutkekurat. Pursuant to its royalty agreement with the Special Provincial Administration of Turkey, Geliş Mining holds the operating rights to the asphaltite mine until 2043, a period which covers the construction period as well as the 30-year economic life of the power plant, as discussed in more below.

In 2009, a Group company, Galata Energy, was granted a 49-year generation licence issued by EMRA, and commenced the development of a 270 MW coal-fired CFBB type power plant located in Şırnak in close proximity to a mine field operated by Geliş Mining. The construction of the power plant is expected to commence in early 2012, once a construction permit is acquired, with a construction period of approximately three years. The power generation is expected to start operations and sales by early 2015 and have a thirty- year economic life.

The images below show a rendering of the proposed power plant and a map of the anticipated location of proposed facilities in the field.

In October 2011, Global Energy entered into a new share purchase agreement to acquire a total of an 80% stake in Geliş Mining, pursuant to which Global Energy will obtain full control of Geliş Mining, overriding prior share purchase agreements. In October 2011, Global Energy also entered into a share purchase agreement to acquire an additional 20% stake in Galata Energy, increasing its total effective stake in Galata Energy to 80%. Under the share purchase agreements, Global Energy agreed to pay a total consideration of US$ 18 million for an 80% stake in Geliş Mining and an additional 20% stake in Galata Energy, and undertook to provide all future equity contributions required to complete the power plant. Global Energy expects to complete the share transfers for both Geliş Mining and Galata Energy by the end of 2011 and commence construction of the power plant by early 2012.

The General Directorate of Mineral Research and Exploration (the “General Directorate”) had previously performed a limited amount of drilling on each of the phylons at the Şırnak Field. Subsequently, Global Energy commissioned resource estimations and modelling studies to assess the reserves at one of the eight phylons, Avgamasya. The drilling campaign began in early 2008, and 8,600 meters of drilling was carried out in thirty-five drill holes. The 2011 reserve assessment report for Avgamasya prepared according to the JORC standards by Fichtner GMBH &Co. KG, a German engineering and consultancy firm, suggests that the Avgamasya phylon alone includes 42 million tonnes of asphaltite, of which 26.5 million tonnes are measured and indicated resources and 15.5 million tonnes are inferred resources, which are significantly higher reserves than those estimated by the General Directorate. Global Energy management believes that the remaining seven phylons may contain higher reserves than those indicated in previous studies, and that the Şırnak Field may potentially include additional phylons, with overall estimated resources exceeding 200 million tonnes. To better understand the real potential of the asphaltite resources in the Şırnak Field, Global Energy initiated additional drilling and analysis on the Seguruk phylon in 2011 and management plans to carry out further drilling and analysis of additional phylons in 2012.

In addition, the results of the combustion tests performed on the asphaltite extracted from Avgamasya in a circulating fluidised-bed combustor test plant located at Ruhr-Universität Bochum suggests that the asphaltite has one of the highest calorific values observed in Turkey, at approximately 3,500 to 4,500 kcal per kilogram. The combustion reactions observed during the tests also indicated that the asphaltite would besuitable for use in the power plant at Şırnak or other CFBB plants, and complies with applicable Turkish environmental regulations.

Currently, excavation in the Şırnak Field is carried on through open pit mining that results in a relatively lower unit cost per tonne of coal excavated compared with other mines in general. Geliş Mining is extracting more than 500,000 tonnes of coal per annum and is selling the extracted coal to the state and to provincial authorities. The asphaltite sales are expected to continue until the power plant initiates generation activity. However, once the power plant starts operations, the majority of the asphaltite amount supplied by Geliş Mining will be consumed for power generation.

At the same time as commissioning the studies on the mine field, Galata Energy commenced the development of a 270 MW CFBB type power plant at the Şırnak Field, including obtaining necessary legal permissions as well as commencing technical studies and selecting contractors.

Following the approval of the environmental impact assessment report by the Ministry of Environment on 8 January 2009, Galata Energy was granted a generation licence for 49 years by EMRA on 19 March 2009. Furthermore, following the approval of the development plan for the power plant by the Ministry of Public Works and Settlement in 2011, Galata Energy initiated the process for expropriation of the necessary sites for the power plant and related facilities. Galata Energy expects to complete the expropriation of the relevant sites by December 2011, after which Galata Energy will apply to the Ministry of Energy and Natural Resources for a construction permit to build the plant and subsequently commence construction.

At the time Galata Energy received the generation licence in March 2009, TE AŞ also assigned Galata Energy an available connection point at Batman-Gercüş to the national transmission grid, approximately 90 km away from the power plant. In 2011, following developments to the national transmission network, Galata Energy applied to change its connection point from Batman-Gercüş to Cizre, approximately 30 km from the power plant. Galata Energy’s application was approved by TEİAŞ and an amendment to the generation licence was granted by EMRA in March 2011. The new connection point significantly reduces the cost of building the transmission line and further increases the potential return on investment for the power plant project.

Apart from those required under applicable regulations, Galata Energy has also carried out technical studies for development of the power plant. Galata Energy has chosen CFBB technology for the power plant. The most important advantage to using CFBB technology rather than conventional type boilers technology is the flexibility afforded in firing a wide range of coal from between 2,300 to 6,000 kcal/kg. In addition, the combustion temperature in the furnace of a CFBB boiler is considerably less than that of conventional boilers, resulting in lower mono-nitrogen oxide emissions. CFFB technology also eliminates the need to pulverise coal and provide the associated distribution mechanisms, further reducing maintenance costs, risks of power outages and limiting equipment wear and tear.

Galata Energy plans to complete the construction of the power plant and related facilities through the turn- key EPC Agreement with a Chinese contractor, which management believes are more attractive candidates for thermal power development and construction due to their advanced knowledge of and expertise in CFBB technology, experience and track-record, equipment pricing international construction capability and operational expertise. Galata Energy is in the process of finalising detailed technical and commercial negotiations with a Chinese contractor and aims to enter into the EPC Agreement by the fourth quarter of 2011. At the same time, the Chinese contractor is expected to purchase up to 20% of Galata Energy’s shares and become an equity partner in the power plant. Additionally, simultaneously with the EPC Agreement, Galata Energy plans to sign an operations and maintenance contract with the same EPC contractor, which will provide for the operation of the power plant for an initial period, as well as the training of in-house engineers and personnel, and be effective for a minimum period of two years following the commencement of power generation.

The total anticipated cost of the power plant is approximately US$ 350 million, and the construction period, which is expected to commence by early 2012, is three years. The investment cost includes the cost of entering into the turn-key EPC Agreement as well as investment in transmission lines and financing expenses. According to the technical construction parameters, the plant will consume approximately 1.0 to 1.1 million tonnes of asphaltite, which will be sourced from the mine owned by Geliş Mining under a long- term supply agreement, and generate 1.8 billion KWh of electricity per annum, net of internal consumption, corresponding to an estimated US$ 180 million annual turnover on the basis of an average electricity price of US$ 0.10 per KWh. The estimated total operating costs, including asphaltite and other resources, labour, maintenance and other expenses is US$ 0.35 per KWh, as a result of which Global Energy Management estimate that EBITDA per KWh of net generation will be in the region of US$ 0.65, or US$ 120 million per annum.

In order to obtain the required funding for the power plant investment, Global Energy has continued discussions with a number of financial institutions. In the third quarter of 2011, the Group signed a term sheet with a consortium of three leading domestic banks (Garanti Bank, İşbank and Vakıf Bank) for a project finance facility. According to the term sheet, the banks will provide long-term funding for a total term of twelve years, which includes a three-and-a-half year grace period. The total facility amount will be the greater of a maximum of 60% of the total investment costs, which includes financing expenses, or US$ 210 million. An additional US$30 million to fund the power plant’s working capital requirements will be provided through a one year revolving loan facility where drawdowns will be available once operations commence. Global Energy and the bank consortium are currently negotiating the necessary documentation with a view to signing the facility agreements before the end of 2011.

Galata Energy plans to sell electricity based on two separate mechanisms with a view to diversifying revenue streams and maximising profits. First, Galata Energy will sign bilateral contracts for a portion of the electricity generated with a pricing mechanism to achieve pricing security. These contracts will be signed with private wholesale companies or with TETAŞ as well as directly with large consumers such as industrial facilities or electricity distribution companies. Secondly, Galata Energy will sell the remaining portion of the electricity on the DUY market to take advantage of high prices in the spot market and maximise returns. Galata Energy believes the cost base will continue to provide a strategic advantage in terms of electricity sales maintaining attractive profit margins in the long-term due to its secured supply of asphaltite from the adjacent Şırnak Field, and consequent immunity from the commodity price fluctuations which affect rival power generators using imported natural gas or coal.

Due to the high and increasing demand for electricity in Turkey and the relatively highly regulated nature of the Turkish energy sector, Galata Energy does not anticipate significant competition from other electricity generators that will have a material adverse effect on the profitability of theŞırnak plant.

In conjunction with the reserve assessment studies for some of the remaining phylons in Şırnak Field, starting in 2011 Global Energy will evaluate and organise further expansion of power generation capacity once the initial 270 MW power plant is completed. The initial estimates of Global Energy suggest that generation capacity can be gradually increased up to 1,500 MW in the future, considering the total asphaltiteresource potential within the Şırnak Field.

Renewable energy

Hydro electricity generation

Overview of operations

GYH was one of the pioneers in the Turkish renewable energy market. The Group’s investments in the renewable energy sector formerly included seven hydro-electric power plant projects, most of which had been granted generation licences and one of which was at the construction stage, developed through its subsidiary, Yeşil Energy, since 2007. The Group sold 95.0% of its shares in Yeşil Energy to Statkraft A.Ş. for a net consideration of €85.6 million in June 2009, and sold the remaining 5.0% of its shares to Statkraft A.Ş. for €5.5 million in June 2010, achieving an annual return on investment of 148%. In addition, in accordance with the terms of the sale agreement, GYH remains entitled to 50% of additional revenues arising from the difference between the actual electricity price and an agreed benchmark price until 2017, as well as 50% of the carbon emission revenues for the first three years of operation of each plant.

Two generation projects held by Yeşil Energy, Düzce-Aksu and Dağören Energy, were excluded from the sale to Statkraft A.Ş.

Düzce-Aksu, a 40% interest in a 49-year generation licence for an approximately 44MW hydro-electric power plant in the Düzce province which is expected to generate approximately 149 GwH of electricity per annum, was sold to Bereket Enerji for €2 million on 2 June 2010.

The Group continues to hold a 70% stake in Dağören Energy, a hydro-electric power plant project located in the Hakkâri province of Eastern Turkey, which it initially acquired in June 2008. The project is a run-of-the- river type plant with a capacity of 55MW and 167GWh annual electricity generation potential. GYH commenced engineering and design works while the licensing process of the project was under way with respective regulatory bodies. However, in the later stages of licensing process, legal challenges arose, delaying the development of the project (see “—Legal Proceedings—Challenges related to the Dağören HEPP”). The Group intends to continue with the licensing and development of the project once the legal procedures are completed.

Solar electricity generation

Market overview

Europe is the leading region in the world, in terms of installed solar capacity with a total of 33.0 GWp capacities as at 31 December 2010. Germany constitutes nearly half of the cumulative global solar capacity with in excess of 17,000 MWp installed solar power plants (source: Renewable Energy Policy Network).

Turkey is located in a relatively advantageous geographical position and has a solar generation potential close to that of Spain in Europe. Turkey is also regarded as one of the three most suitable areas for solar energy next to Morocco and the United States. The developments in Spain and the United States between the 38.50 and 36.00 parallel lines provide comparable examples for Turkey. As at 31 December 2010, Spain and the United States have built approximately 3,800 and 2,500 MWp solar plant capacity, respectively (source: Renewable Energy Policy Network).

Geographical location (proximity to the south), clearness of the sky, shadowing, height, flatness and declivity of the site are major factors in the appropriateness of a region for solar power production. The higher and flatter the field the more the field can benefit the sun energy. The solar energy potential evaluations made by General Directorate of Electrical Power Resources Survey and Development Administration (“EIE”) in Turkey, based on the data measured by the State Meteorological Services during 1966 - 1982 revealed: the annual average total insulations duration as 2,640 hours (7, 2 hours/day) and average annual solar radiation as 1,311 kWh/m²-year (3, 6 kWh/m²-day). Estimates suggest that actual figures are even higher and potential is very attractive in certain regions, placing Turkey close to Spain in terms of solar radiation.

Turkey has more land than Spain and Germany which is suitable for photovoltaic and concentrated solar power projects. As a result, the state has initiated steps to support and promote solar generation alongside other renewable energy sources. As a first step Turkey has developed a solar radiation map which ranks the solar potential in regions and provinces in detail in order to locate most attractive regions for development.

Turkish officials have stated that Turkey aims to increase its clean energy share to 30 percent of its power demand by 2023 - the 100th anniversary of the Turkish Republic. Therefore, substantial investment is foreseen from both domestic and international energy companies in solar generation opportunities in addition to ongoing investments in wind, geothermal, hydro and other renewable energy projects in Turkey. The estimated amount of total investment in renewable energy and energy efficiency projects is expected to exceed $40 billion by 2020.

Turkey has joined the group of rapidly growing nations that are offering a Feed-in Tariff to developers of renewable energy, in order to put more renewable power on the grid. A revised renewable energy law, governing the generation of energy from renewable resources was passed by the Turkish Grand National Assembly on 3 January 2011. According to the law, renewable energy plants will benefit from guaranteed electricity sales prices of between US$ 0.73 and US$ 0.13 per kW/h. Companies that use solar power will be supported the most at a rate of US$ 0.13 per kW/h. The law also features additional support for companies with facilities that use locally manufactured equipment/components. Additional incentives for using local equipment may add 0.4 cents to 2.4 cents to the price for five years. A company can only benefit from the above sale tariffs for a maximum 10 years from its operation date. The licensing will be arranged by the supervisory Energy Market Regulatory Board, taking into consideration of TEİAŞ and Ministry of Energy and Natural Resources’ opinions.

In addition to the tariff mechanism providing significant security on revenues, the expected decline of investment cost for solar power parallel with the developments in technology and efficiencies, offers significant opportunities for private sector investors in Turkey. GYH targets to continue its project development efforts with a view to establish a diversified portfolio of solar generation in selected regions.

Regulation

According to the Law on the Utilisation of Renewable Energy Sources for Electricity Generation, the total maximum installed capacity of solar power plants that will be licensed before 2014 will be 600MWp. The maximum capacity for each individual project will be 50 MWp. Licence applications are expected to be announced and received in the first half of 2012 and tenders to be held in the second half of 2012 with an aim to start generation by 2015. EMRA plans to open additional solar capacity for tender for future years subsequent to the applications for the initial 600MWp package.

The regulation also promotes solar investment through an 85% discount on the power grid permission, lease, easement and certificate of occupancy fees for the ten years following the completion of investment and commencement of generation for solar facilities established before 31 December 2015.

As for wind power plant licence applications, solar power plant tender applications will be held for capacities per substations. Applications may be made for single or multiple projects for each substation, provided that total capacity of the projects shall not exceed the allocated substation capacity. In that respect, the Turkish Electricity Transmission Company has recently announced the project lists regarding the medium voltage and high voltage bus bars per substations. The lists include installed capacity and the capacity of the substation available to solar power plant projects.

EMRA recently announced the measurement principles for solar power plant projects. The principles set out the solar radiation measurement standards (i.e., devices to be used, evaluation of measurements) companies should make before submitting their projects. EMRA will also determine the time period required for these measurements, which is likely to be six months. Following the completion of the required solar radiation measurements, prospective investors will be able to submit their projects, together with other required technical and commercial documentation, to EMRA to obtain a generation licence.

Overview of operations

GYH management is focused on developing Global Energy into a market pioneer in terms of solar power generation in Turkey, in light of the country’s beneficial position in terms of solar radiation as well as recent regulatory developments providing a feed-in tariff for solar power plant investments. In 2010, GYH signed a memorandum of understanding with a leading European entity to evaluate solar power investments, including system integration, construction, operation and maintenance, for the development of solar power plants (“SPP”) projects in Turkey. The parties aim to become a market pioneer in SPP project development by being first to the market in Turkey. To achieve this, the parties launched business development initiatives to identify suitable locations for SPPs in Turkey and have assessed the procedures for obtaining a generation licence in accordance with applicable regulations. The Group intends to further invest in solar power plant projects once relevant regulatory authorities have further defined tender and licensing procedures.

To date, Global Energy has completed an initial assessment of 20 sites in the regions marked as level 1 and level 2 on the map below, mainly in Eastern and South Eastern Turkey, for the development of a solar power plant with combined generation capacity of between 350 and 400MW covering a 700 hectare area. The map also shows EMRA’s ranking of the regions according to solar radiation.

(source: EMRA)

Preliminary designs and yield calculations have been completed for each project and licence applications for the projects are expected to be carried on in line with the regulations and tender announcements by EMRA.

Real Estate

Overview of real estate investments

The Group’s real estate investments are currently held by GYH and Pera REIT, an ISE-listed real estate investment company, which is 49.51% owned by GYH. Currently, Pera REIT holds interests in the Vakifhan No. 6 building in Istanbul and Denizli Sümerpark, a mixed-use development in the centre of Denizli in the Aegean region of Turkey.

The following chart shows the Group’s ownership structure and investments in real estate assets.

Pera REIT was converted from a closed-end fund of GYH into a real estate investment company in September 2006. As a real estate investment company whose primary activity is to invest in real estate, Pera REIT benefits from several tax incentives, including exemptions from corporate tax and favourable withholding tax rates on distributed dividends. REITs are perceived as attractive investment vehicles due to these tax advantages and, as such, GYH management intends to transfer all of the Group’s real estate assets to Pera REIT. As at 30 September 2011, Pera REIT was one of 25 REITs listed on the ISE and had net asset value of TL 160.8 million. In the first half of 2011, Pera REIT reduced its share capital by TL 35.9 million and subsequently increased its share capital by TL 29 million by way of a rights issue. GYH participated in the rights issue as an existing shareholder and subsequently acquired the small number of shares not otherwise placed with investors. GYH also actively acquired shares from other investors in the first half of 2011. As at result of these transactions, GYH’s shareholding in Pera REIT increased from 33.82% as at 31 December 2010 to 49.51% as at 30 September 2011. As at the date of this Offering Memorandum, GYH was the single largest shareholder of Pera REIT. Due to the size of its shareholding in Pera REIT, GYH exercises effective control of the company. All five current members of the board of directors of Pera REIT are nominees of GYH.

The Group’s real estate development strategy is to invest through Pera REIT in multi-use commercial development projects in developing Anatolian cities, including shopping malls, residential units, hotels and hospitals. Another area of focus for the Group’s investments in Real Estate is investments in high-end summer residences and hotel development projects in resort areas, such as the Turkish Republic of Northern Cyprus.

Currently, there are 25 REITs listed on the ISE, and Pera REIT is the 15th largest REIT amongst these in terms of net asset value as of 30 June 2011. Denizli Sümerpark, Pera REIT’s largest real estate development project, is a mixed-used development and currently there are no other similar mixed-used developments in the region. The residential complex of the Denizli Sümerpark project will be a gated community with facilities such as a pool, gym, walking trails, children’s play areas, and tennis courts, as well as advanced technological features, and currently there are no other similar residential developments in the region. The shopping centre of the Denizli Sümerpark project is one of three shopping centres in the region. Mall Teraspark, which is owned by Corio, is a discount shopping centre that opened in 2008, and Forum Denizli, which is owned by Multi Turkmall Investments, is a general shopping centre similar to that of Denizli Sümerpark. However, Denizli Sümerpark differentiates itself from the other two shopping centres as Denizli Sümerpark is an open air facility with strong anchor stores such as TESCO Kipa, the largest supermarket chain in the region, Tekzen (a do-it-yourself store), C&A (an international department store) and Electroworld (an electronics superstore).

Market overview

Turkey is a developing market with a comparatively stable industrial infrastructure and established financial markets. Moreover, in 2010, the population under the age of 29 constituted approximately half of the total population of 73.72 million (source: TURKSTAT). GYH management believes that these factors, together with the country’s on-going transformation from a largely agricultural based economy to an industrial and service-based economy and prospect of EU accession, has fuelled foreign investor confidence and led to growing investments in Turkey.

As a consequence of these factors, the Turkish real estate market has grown significantly in recent years. The number of new buildings has increased from 7.84 million in 2000 to 8.82 million in 2010, representing a CAGR of 1.2%, while the number of residential units increased from 16.24 million in 2000 to 19.21 million in 2010, representing a CAGR of 1.7%, indicating growth in the residential real estate market (source: TURKSTAT construction permit data). In the second quarter of 2011, housing construction licenses for new residential housing projects and occupancy permits have increased to 161,507 and 130,171, respectively, reaching peak levels for the years following the global financial crisis (source: Association of Real Estate Investment Companies). New residential real estate constructions increased at a rapid pace in 2011, and many construction projects have been completed and are now generating sales (source: Association of Real Estate Investment Companies). The residential real estate construction sector continued to grow in 2011, increasing revenues by 13.2% between the first and second quarters of 2011, and increasing construction expenditures by 19.7% from TL 26 billion in the first quarter of 2011 to TL 31.2 billion in the second quarter of 2011 (source: Association of Real Estate Investment Companies). Of the TL 31.2 billion in construction expenditures, TL 19.6 billion were from private sector projects and TL 11.5 billion were from public sector projects.

Following the introduction of the Mortgage Law (No. 5582) in early 2007, the ratio of housing loans to total consumer credits, which was TL 600 million in 2000, increased to TL 55.2 billion in 2010 (source: Turkish Treasury data). In the first half of 2011, total housing loans in Turkey amounted to TL 66.7 billion, representing a CAGR of 36.4% compared to the first half of 2010, and total loan extensions in Turkey amounted to TL 9.38 billion, which were significantly higher than projections for the period (source: Association of Real Estate Investment Companies). In the second quarter of 2011, 107,308 homes were sold in Turkey, representing an increase of 17.8% compared to the first quarter of 2011, and the first time home sales exceeded 100,000 in a single quarter in over a year (source: Association of Real Estate Investment

Companies). In addition, housing prices in Turkey increased by 1.2% between the first and second quarters of 2011, reflecting on ongoing trend of steady slight increases in housing prices (source: Association of Real Estate Investment Companies).

Commercial development projects in general, and the development of shopping centres in particular, continued to grow throughout large and medium-sized cities in Turkey in 2011 (source: Association of Real Estate Investment Companies). The increase in demand for shopping centres is primarily driven by an increase in consumer spending power among a growing middle class in Turkey (source: Association of Real Estate Investment Companies). Since 2009, consumer spending has steadily increased, and increased by 9.2% between the first and second quarters of 2011. To date, six new shopping centres (with total leasable space of 249,550 m2) opened in Turkey in 2011, increasing the total number of shopping centres in Turkey to 284 (with total leasable space of 7.12 million m2) (source: Association of Real Estate Investment Companies). In the second quarter of 2011, turnover rates for shopping centres increased by 6.3% year-over- year, and the leasable space index increased by 6.8% compared to the first quarter of 2011 (source: Association of Real Estate Investment Companies).

Due to population growth and continuing urbanisation, Turkey will require an additional 5.5 million housing units by 2015. Added to the existing housing deficit, this represents a requirement for more than 500,000 new housing units to be built each year (source: TURKSTAT and State Planning Organisation data). Furthermore, with a growing economy and rapid urban expansion, the continuation of a need for additional commercial buildings is expected. Similarly, the demand for additional shopping malls and retail establishments is expected as consumer spending increases.

Regulation

The primary legislation governing REITs in Turkey is the REIT Communiqué Serial:VI No:11.

REITs are joint stock companies whose primary business is to own and manage real estate such as office blocks, hotels, shopping malls, various facilities or warehouses and are subject to the administrative supervision of the CMB.

REITs can only issue shares granting a right to nominate the members of the board of directors. After the public offering, REITs are not allowed to create any privileged shares. Privileged shares, which would enable management control can only be held by the leader shareholders during the establishment or conversion process and until the end of two years following the date of completion of the sale of shares offered to the public. The transfer of privileged shares is subject to CMB approval.

REITs are required to invest at least 50% of their portfolios in real estate, real estate-backed rights or real estate projects. The sum of a REIT’s investments in capital markets instruments, deposits, share certificates and participations in operating companies and other real estate companies can constitute up to 50% of its portfolio, while investments in time and demand deposits can constitute up to 10%. REITs can purchase and sell foreign real estates, provided that they acquire the title. and can also invest in foreign capital market instruments up to 49% of their portfolio. REITs cannot invest more than 20% of their portfolios in idle lands which remain vacant for a period of at least five years. If a REIT violates any of the above requirements, it would lose its tax advantages and be subject to Turkish corporate tax on taxable income as well as withholding tax on distributable profit.

Transactions between a REIT and a shareholder holding 10% or more of the shares of the REIT (which would include GYH) are considered by the REIT Communiqué to be “Special Decisions”. Special Decisions that are not taken unanimously by the board of directors must be publicly reported to the CMB and the ISE in accordance with the principles relating to disclosure of material events, and also must be reported to the REIT’s shareholders during the next general assembly. In order to effect a capital increase, approval must be given by the general meeting of shareholders and the CMB.

Real estate investments and developments

Each of the current development projects of the Group’s Real Estate investments are described below. The Group’s capital expenditures on its real estate investments were TL 36.5 million and TL 7.0 million, respectively, for the year ended 31 December 2010 and the nine months to 30 September 2011.

Denizli Sümerpark Mixed-Use Development

The Group’s interest in the Denizli Sümerpark development was the first real estate investment acquired by Pera REIT. In February 2006, GYH, jointly with Okyanus, acquired a tract of land of 148,957 m² in Denizli, for total consideration of US$ 23 million through Kentsel Gayrimenkul, a special purpose vehicle in which GYH and Okyanus took equal stakes of 50%. GYH financed its portion of the acquisition entirely with equity. In October 2006, GYH’s 50% stake in Kentsel Gayrimenkul was sold to Pera REIT for a consideration of approximately US$ 16.5 million. In September 2007, Pera REIT purchased the remaining ownership interest of Okyanus and became the sole owner of Kentsel Gayrimenkul. In order to fulfil ISE requirements, Pera REIT merged with Kentsel Gayrimenkul in June 2008 and, as a result, the Denizli Sümerpark project is wholly-owned by Pera REIT. As collateral for several general credit agreements executed between Pera REIT and Asya Katılım Bankası A.Ş., first and second degree mortgages with a total amount of TL 176.3 million exist on two parcels of the four-parcel property. Denizli is located in southwestern Turkey in the inland part of the Aegean region and is a major centre for textile production. Denizli is in close proximity to a number of tourism sites, including Pamukkale.

The Denizli Sümerpark project envisages a mixed-use development, including a shopping mall, approximately 606 detached residential units in eight mid-rise blocks, a 180-room five-star hotel and a hospital. The construction permit for the shopping centre was obtained in September 2007, construction started in February 2008, and the centre officially opened in March 2011 with Tesco-Kipa, Electroworld, Mudo, Tekzen and C&A as the anchor tenants. Total gross leasable area of the shopping mall is 34,500 m2, and a 94% occupancy rate had been achieved as at 30 September 2011. Leases are entered into for a fixed rent plus a share in the revenues the tenant achieves at the site in order to capture the upside potential of increasing sales. In the nine months ended 30 September 2011, Pera REIT derived an income of TL 3.1 million from the shopping mall. Construction of the residential project will occur in three phases and contain a total of 606 residential units as well as ancillary social facilities. Work on the initial phase of 154 residential units in two apartment blocks began in the second quarter of 2011 and is scheduled to be completed by May 2012. The construction of a third apartment block for the first phase is expected to commence before the end of 2011. The sales of the first phase of residential units began in September 2011 and approximately 20 units have already been sold, at a price per square metre of approximately TL 1,100. The price per square meter is expected to increase due to an increasing number of residents living in the units and improvements in the area. The construction of the second and third phase of residential units is expected to start by 2012. Construction of a hotel with approximately 180 rooms is scheduled to begin in 2012.

Two lawsuits have been filed challenging the zoning plan of the development. See “—Legal Proceedings— Challenge to the Denizli Sümerpark zoning plan”.

Van Mixed-Use Development

In February 2008, Pera REIT and GYH won the local municipality tender for a 16,611 m² plot of land located on Cumhuriyet Caddesi, the main commercial street in Van. Pera REIT subsequently sold its share in the development to GYH in December 2010, so that the land is now wholly owned by GYH. Development of the land will be carried out by Pera REIT in cooperation with GYH. The land is located a few hundred metres from the city centre where both the city hall and the governor’s office are situated. A first-degree mortgagewith an amount of TL 22 million exists on the property in favour of Asya Katılım Bankası A.Ş., as a collateral for several general credit agreements executed between Pera REIT and Asya Katılım Bankası A.Ş.

Van is located in eastern Turkey, five kilometres from Lake Van, the largest lake in Turkey. Van is an important commercial and administrative centre, and conducts significant trade with neighbouring countries, including Iran, Iraq and Armenia. Van also is an air and ground transportation hub for surrounding cities such as Bitlis, Hakkâri, Siirt and Muş, and is in close proximity to a number of scenic sites. According to 2010 census figures, Van Province has a relatively large population of over 979,500, with the population of Van’scity centre numbering over 350,000. The city is also home to Yüzüncü Yıl University, which has an enrolment of over 18,000 students.

The development plan for the Van land envisages a mixed-use project encompassing a shopping centre, with an approximate gross leasable area of 35,000 m², and a 120-150 room international-standard four-star hotel. Van Province currently lacks a modern shopping centre, while existing hotel accommodation in the city is generally outdated and caters to low and medium budget travellers. The development is intended to be a landmark both in concept design and location. The site plans and the conceptual designs have been prepared and the construction permit was obtained in June 2009.

The acquisition of the land has been fully financed with a short-term bridge loan and GYH is currently discussing project finance options with various banks.

Two lawsuits have been filed challenging the zoning plan of the development as well as the tender. See “— Legal Proceedings—Challenges to the Van zoning plan and tender”.

Vakıfhan No. 6

Vakıfhan No. 6, built in 1870, is situated in the Karaköy district of Istanbul, close to GYH’s headquarters. In January 2004, GPH, together with AOG, which is a privately held Turkish construction company, obtained, 75% and 25%, respectively, of the operating rights for the unoccupied building pursuant to a renovateoperate-transfer agreement with the General Directorate of Foundations of the Prime Ministry of the Republic of Turkey for a period of fifteen years. The reinforcement and restoration of Vakıfhan No. 6 as offices was completed in August 2006 for a total cost of approximately US$ 1.4 million, which was entirely financed with GYH’s equity. All of the operating rights for Vakıfhan No. 6 were transferred to Pera REIT on 13 September 2007. As at 30 September 2011, the six-storey building, which has a total indoor area of approximately 1,700 m2 and a gross lease area of 1,500 m2, was fully occupied. In the nine months ended 30 September 2011, the building generated TL 360,000 in rental income.

On 15 July 2010, Pera REIT entered into a lease agreement with Ada Yiyecekİçecek San. Tic. Ltd., which operates the Karaköy Lokantası restaurant, which is popular among cruise passengers and other visitors and located close to the Salıpazarı cruise port. Pursuant to the lease agreement, Pera REIT has leased the entire building to Ada Yiyecek İçecek San. Tic. Ltd. for nine years, with an initial net lease fee of TL 40,000 per month subject to annual increase in proportion to inflation rates (expected to be approximately TL 44,000 per month in 2011).

Kıbrıs (Northern Cyprus)

Kıbrıs (or the Turkish Republic of Northern Cyprus) is the third largest island in the Mediterranean, and has a rich cultural history and diverse architectural legacy reflecting a diverse number of cultural influences over 9,000 years, including the ancient Greek cities of Soli and Salamis, the Persian palace in Vouni, the Arabahmet mosque, and the Apostolos Andreas monastery.

In March 2007, the Group, acting through its subsidiary Maya Tourism Limited (“Maya Tourism”), leased from the Ministry of Finance of the Turkish Republic of Northern Cyprus an approximately 280,000 m2 site in Tatlısu, on the northeast coast of Cyprus close to Kyrenia, for US$ 1,264,000 for 49 years. Maya Tourism also holds a right to build on the site, which was issued by the Council of Ministers of the Turkish Republic of Northern Cyprus in December 2006. Maya Tourism intends to develop the “Aqua Dolce Tourism and Recreation World” facility on the site, which will include a deluxe resort hotel with approximately 300 rooms, spa facilities for the natural fresh water springs on the site, a multipurpose hall, a 4,000 m2 casino, sports facilities, apartments and 55 residential units (including condominiums, flats, villas and town houses). The site is easily accessible by highway, and there is an airport in close proximity. Maya Tourism has applied for the requisite construction permits, which it expects to receive in 2012, and plans to invest approximately US$ 60 million to develop the site. Maya Tourism is 50% owned by Pera REIT and 50% owned by GYH through its wholly-owned subsidiary Vespa Limited.

Maya Tourism has not yet obtained the construction permits for the “Aqua Dolce Tourism and Recreation World” facility. The facility is expected to be built across a number of land plots, a portion of which are subject to expropriation proceedings. The government has commenced expropriation procedures for the relevant plots, and some land owners objected to the expropriation payments and a legal proceeding is currently pending. Maya Tourism is also in the process of obtaining the relevant ministerial and regulatory approvals for the facility. Once the expropriation proceedings have been finalized and the relevant regulatory approvals have been obtained, Pera REIT will apply for a construction permit and commence construction of the facility, which is expected to begin in 2012.

Other Land Held

In May 2004, the Group acquired its current headquarters building, which is a 5,450 m2 building located at Rıhtım Caddesi No: 51, Karaköy, Beyoğlu 34425, Istanbul, for a total consideration of US$ 5.3 million. By August 2004, substantially all of the Group’s central operations had been moved to this building. Currently, the Group is evaluating different opportunities to develop the building, including a sale or conversion into apartments. The district in which the building is located is currently undergoing major transformation and other comparable buildings in the area have been sold based on attractive valuations. For example, a neighbouring building, a 3,850 m2 headquarters of a major copper products manufacturer, sold for US$ 8,000 per m2 in August 2011.

Torba İnşaat ve Turistik Yatırımlar A.Ş., 80% owned by GPH and 20% owned by local land owners, was established in April 2006 to develop a villa complex near the site of an ancient monastery in Torba on the Bodrum peninsula, a leading tourist destination on Turkey’s Aegean coast. The site consists of eleven plots, ten of which are owned by Torba A.Ş. and one of which is owned by GYH. A lawsuit has been filed by the minority shareholders challenging the shareholders agreement. See “—Legal Proceedings—Challenge to theTorba A.Ş. shareholders agreement.”

No other properties are owned, and other premises occupied by Group businesses, including branches of Global Securities, are leased by the Group.

Finance

Overview of finance investments

The Group’s Finance investments comprise the Group’s non-banking financial services businesses, and operates through Global Securities, an ISE-listed company which provides brokerage, financial advisory, corporate finance and research services, and Global Asset Management, which provides domestic asset management services.

The following chart shows the Group’s ownership structure.

(1)
In August 2011, GYH entered into a subscription agreement with Azimut, pursuant to which, following receipt of regulatory approval, Azimut agreed to acquire a 60% stake in Global Asset Management. Currently, applications are pending with the relevant regulatory authorities and no shares have been transferred to Azimut. See “Business of the Issuer—Finance—The Group’s Finance business— Global Asset Management”.

Financial services market overview

As at 30 September 2011, in the Turkish financial sector there were 47 banks in regular operation and one bank (Birleşik Fon Bank) managed by TMSF, and there were 103 brokerage firms with a general licence to trade and one firm with a licence limited to derivative, according to the Association of Capital Market Intermediary Institutions of Turkey. As a result of a decision of the CMB in August 1996, banks were required to transfer their equity market operations to brokerage firms as at 2 January 1997. Since then, only brokerage firms have been allowed to trade on the equity market.

As new opportunities emerge in the market as equity trading volumes increase and foreign investors are attracted to the Turkish market, Turkish brokerage firms will benefit from the strengthening Turkish economy. The total equity trading volume in Turkey increased from US$ 197 billion in 2005 to US$ 387 billion in 2010. Several international investment banks have already invested in opportunities in the local brokerage market by purchasing interests in Turkish brokerage firms.

See “Risk Factors—Risk Relating to Turkey—Negative economic developments in Turkey may have a material adverse effect on the Group’s business, financial condition and results of operations in the future” and “Turkish Securities Market” for further information.

The Group’s Finance business

Global Securities

As part of the restructuring of GMD in 2004, Global Securities was formed as a wholly owned subsidiary of GYH.

Global Securities provides securities, corporate finance, portfolio management services and derivative trading services to international and domestic clients. Global Securities’ domestic sales department services domestic clients and provides a range of brokerage services, including equity trading, margin trading, fixed income brokerage, portfolio management, public offerings and dividend collection. Global Securities’ institutional sales department provides brokerage services to institutional clients. Global Securities’ treasury and fund management department provides fixed income brokerage and currency services to external clients as well as to the Group. Global Securities also provides a full range of corporate finance services, including advising multinational clients in privatisations and mergers and acquisitions and placing significant volumes of shares with institutional clients in block transactions. In addition, Global Securities is a registered member of the Turkish Derivatives Exchange. Global Securities has obtained the following authorisations from the CMB for an indefinite period: Authorisation Letter for Investment Consultancy dated 1 October 2004, Authorisation Letter for Sale and Purchase of Securities by Undertaking Repo and Reverse Repo dated 1 October 2004, Authorisation Letter for Intermediation to Public Offering dated 1 October 2004, Authorisation Letter for Intermediation to Sale and Purchase dated 1 October 2004, Authorisation Letter for Portfolio Management dated 1 October 2004, and Authorisation Letter for Intermediation to Sale and Purchase of Derivative Financial Instruments dated 3 May 2006.

Since 1993, Global Securities, including its predecessor GMD, has placed approximately US$ 1.8 billion in equity capital markets transactions and provided advisory services in various mergers, acquisitions, privatisations and other transactions having a total volume of approximately US$ 2.8 billion. As at 31 December 2010, Global Securities ranked eleventh amongst Turkish brokerage firms with a market share of 2.56% and an equity trading volume of TL 32.6 billion (source: ISE), making it the largest brokerage firm in Turkey not affiliated to a bank. The brokerage business benefits from good coverage in Turkey, with 12 existing offices. For the financial year ended 31 December 2010 and for the nine months ended 30 September 2011, total revenues contributed by Global Securities to GYH’s consolidated revenues were TL 27.4 million and TL 23.3 million, respectively.

GYH management intends to further improve Global Securities’ performance and expand its financial services businesses and broaden the range of its product offerings. In particular, GYH management intends to focus on establishing new strategic partnerships with independent providers of financial services to broaden its financial services offering by leveraging the expertise of its partners.

To strengthen its corporate advisory business, in March 2011, Global Securities entered into a joint venture with IEG (Germany) GmbH, one of the leading corporate finance consultancies in the European corporate finance sector, pursuant to which the parties will establish a corporate finance consultancy in Turkey. The joint venture is equally owned by the partners, and will provide a range of consultancy services in connection with mergers and acquisitions, debt financing, project financing and privatisation tenders to corporate clients, with a particular focus on small- to medium-sized enterprises.

In March 2011, GYH entered into a frame agreement with Azimut, Italy’s largest independent asset management company, pursuant to which both parties agreed to collaborate in their asset management and marketing efforts and capitalise on their respective expertise. In June 2011, Global Securities successfully completed an initial public offering and listed its shares on the ISE. In the offering, Global Securities offered 10 million shares for a total nominal value of TL 10 million at a share price of TL 1.65 per share. Azimut acquired a 5% interest in Global Securities in its initial public offering, as well as an option to purchase an additional 5% interest in Global Securities per year for the next three years. In August 2011, Azimut also agreed to acquire a 60% interest in Global Asset Management through a capital increase following the receipt of regulatory approval. Currently, applications for approval are pending with the relevant regulatory authorities. As at 30 September 2011, the Group continues to hold a 77.16% stake in Global Securities.

GYH management also seeks to continue to expand Global Securities’ branch network. Two new branches were opened in 2010 and one further branch was opened in the first nine months of 2011, with more planned by year end.

Global Asset Management

Global Asset Management is GYH’s dedicated subsidiary for local asset management, and one of the few non-bank affiliated asset management companies in Turkey. As at 30 September 2011, Global Asset Management was 99.92% owned by GYH, although Azimut, pursuant to the frame agreement discussed above, will acquire a 60% stake in Global Asset Management through a capital increase once regulatory approval has been obtained. As at 30 September 2011, Global Asset Management managed nine open-end mutual funds.

The following table sets out details of the open-end mutual funds managed by Global Asset Management as at 30 September 2011:

			Number of
	Asset size	Asset Size	Investors
	(TL	(US$
Fund	thousand)	thousand)
Global A-Type Aktif Strateji Fund	7,364	3,959	308
Global B-Type Money Market Fund	23,168	12,455	1,972
Global B-Type T-Bill Fund	5,201	2,796	342
Global A-Type High Dividend Equity Fund	1,052	566	469
Global A-Type Variable Fund	297	160	77
Global A-Type Composite Fund	573	308	22
Global A-Type Piri Reis Fund	174	94	97
Global B-Type Variable Fund	226	122	65
Global A-Type Collective Scheme Equity Fund	7,364	3,959	308

All nine funds managed by Global Asset Management had positive returns in 2010. The Global A-Type High Dividend Equity Fund and Global B-Type Variable Fund ranked first in their peer groups, with annual returns of 38.89% and 15.84%, respectively (source: FONBUL).

Global Asset Management also manages discretionary funds on a bilateral basis for companies and high net worth individuals. As at 30 September 2011, Global Asset Management acted for 60 discretionary clients. Building on its partnership with Azimut, Global Asset Management aims to be the leading independent (nonbank affiliate) asset management company in Turkey.

Global Asset Management obtained the Authorisation Letter for Portfolio Management dated 3 February 1999 from CMB, which is for an indefinite period.

GYH intends to take advantage of its relationship with Azimut to promote the asset management services of Global Asset Management in the Italian market.

As at 30 September 2011, Global Asset Management had assets under management totalling approximately TL 44 million, a decrease of 21% as compared with assets under management totalling approximately

TL 56 million as at 31 December 2010. The decrease was largely attributable to turbulence in the financial markets in the second half of 2011 and consequent withdrawals by clients.

Finance competition

GYH competes with all major brokerage and corporate finance firms operating in Turkey, including İş Yatırım, Garanti Menkul Değerler, Yapı Kredi Menkul Değerler, Citibank, Deutsche Bank, Morgan Stanley and Standard Ünlü. GYH management believes that competition in this industry is strong and is primarily based on price and customer service.

Other Investment Activities

Although the Group’s investments are focused on GYH’s existing business lines and other business lines with the potential to create synergies across GYH’s existing investments, from time to time GYH management also invests in new business lines which have expected high returns and which further diversify the Group’s investment portfolio. GYH’s other activities include investments in the following sectors in Turkey:

●
Media sector. GYH invests in the Turkish media sector through Tora Yayıncılık A.Ş. (“Tora”), a 96%-owned subsidiary of GYH, and Sem Yayıncılık A.Ş., a 65%-owned subsidiary of Tora. For the year ended 31 December 2010, such investments generated revenuesof TL 3.0 million and EBITDA of TL (0.2) million. For the nine months ended 30 September 2011, such investments generated revenues of TL 2.9 million and EBITDA of TL (0.4) million.

●	Storage sector. GYH invests in the Turkish storage sector through Global Depolama A.Ş., which is a wholly owned subsidiary of GPH. Such investments have not yet generated any revenues for GYH.

GYH Treasury Operations

GYH maintains a centralised Treasury Department with three employees that is responsible for cash management, asset and liability management and risk management.

The Treasury Department monitors the daily cash balances, as well as the projected cash needs, of GYH’s subsidiaries. The departments aim to enhance liquidity within the Group and to manage cash held by Group companies to increase returns on such funds. To minimise the liquidity risk of variations in the funding demands of new or existing businesses, the Group has entered into ISDA Credit Support Annex agreements with international financial institutions and also encourages its subsidiaries to fund their primary operations through unsecured non-recourse loans, particularly short-term money market funding.

In 2007, the Treasury Department updated its cash forecasting procedures and the Group implemented a centralised enterprise resource planning (“ERP”) database to facilitate more efficient and comprehensive analysis of the Group’s operations. The ERP database provides standardised reporting for all Group companies and automates portions of the Group’s procedures for preparing financial statements. In addition, the system improving the subsidiaries’ reporting and cash management capabilities, and also enhances the Group’s banking and financing relationships.

The Treasury Department also plays a significant role in meetings of the Group’s Asset-Liability Committee, which reviews feasibility studies, targeted costs of funding and management of balance sheet items. Asset management decisions are subject to risk limitations established by GYH’s board of directors and proprietary activities are reported regularly to GYH’s senior management to ensure such activities are in accordance with applicable guidelines.

The Treasury Department is also responsible for managing the Group’s risks. When appropriate, it enters into hedging arrangements from time to time to reduce the impact on earnings due to fluctuations in currency exchange rates, interest rates or other market factors. It does not engage in speculative hedging.

The Treasury Department also engages in proprietary trading activity from time to time to the extent that GYH management identifies opportunities to increase returns on excess cash, particularly long and short sales. All such trading is overseen by the Treasury Department and is subject to limits established by GYH’s board of directors, with a maximum exposure of US$ 10 million at all times. Trades are analysed by traders, books and by product levels to facilitate accurate performance monitoring, and the results are reported daily to GYH’s senior management. The Treasury Department maintains safe custody arrangements with Deutsche Bank to reduce counterparty risk. It is expected that the Group’s limited proprietary trading activities will be of diminishing significance as the Group continues to grow, and liquidity management will become increasingly significant.

Information Technology

The Group’s Information Technology (“IT”) Department provides IT services, support and consulting to GYH as well as other Group companies. The IT Department develops and supports business management software, procures hardware, delivers internet, intranet, e-mail, Blackberry and security services, manages local and wide area networks, maintains and procures hardware and software and provides consulting services to third parties.

The core IT infrastructure consists of HP Proliant based servers, HP and Hitachi SAN devices, Cisco LAN and WAN devices and related OS and application software including Windows 2000 and 2003 servers, SQL and Exchange 2010 servers, CheckPoint and BlueCoat security, CommVault Galaxy Information LifeCycle Management, RightFax Fax Automation software.

The IT Department manages the in-house developed online web trading software, ISE real-time order systems and ATP trading application system of Global Securities.

Currently, the IT Department is leading projects to centralize ERP with NETSIS and Yard Automation core and wireless network systems and SOLON software at Global Ports.

For the year ended 31 December 2010 and the nine months ended 30 September 2011, the cost of IT investments were approximately TL 1.07 million and TL 0.89 million, respectively, and the total budget for IT investments was TL 1.50 million and TL 1.25 million, respectively.

Environmental Regulations

The Group’s investments in Port Infrastructure and Energy are subject to environmental laws and regulations promulgated by the Turkish Ministry of the Environment and Forestry as well as other regional and local Turkish authorities. GYH management believes that the Group is in substantial compliance with all applicable environmental laws and that it holds all applicable environmental permits required to be held by it in connection with its port and energy operations. See “Risk Factors—Risks Relating to the Group—The Group’s activities are subject to a number of environmental regulations”.

No environmental claims have been initiated or threatened against the Group to the knowledge of GYH management.

Insurance

The Group maintains insurance policies covering both its assets and employees in line with general business practices in Turkey, with policy terms and insured limits which management believes are adequate. Risks insured against include fire, lightning, flooding, earthquake, theft, vandalism, terrorism and tort claims, as well as business loss and interruption and directors and officers liability insurance. In addition, GPH maintains terminal operators liability insurance for losses of up to US$ 20 million, US$ 70 million and € 8 million at Kuşadası Cruise Port, Antalya Port and Bodrum Cruise Port, respectively. Furthermore, EIH maintains all insurance coverage for its natural gas distribution companies as required under applicable legislation. See “Risk Factors—Risks Relating to the Group—The Group’s insurance policies may not cover, or fully cover, certain types of losses”.

Legal Proceedings

Challenges related to the Kuşadası Cruise Port zoning plan

On 3 October 2006, two former members of the Kuşadası Municipal Council filed a lawsuit with the Sixth Chamber of the Council of State against the Ministry of Public Works and GYH requesting the cancellation of the zoning plan dated 1 June 2006. In November 2009, the Council of State ordered the cancellation of the zoning plan. The Ministry of Public Works and GYH’s appeal of the Council of State’s order, dated 18 December 2009, is currently pending before the Council of State, Plenary Session of Chambers for Administrative Cases file number 2009/3049.

Pursuant to the Council of State’s order, on 13 January 2010, Ege Ports received a notification from the Municipality of Kuşadası stating that both the construction and occupancy permits were cancelled. Ege Ports filed a lawsuit opposing the notification and on 28 January 2010, the Aydın Administrative Court granted a stay of execution suspending the cancellation of the construction and occupancy permits until judgment. However, the Administrative District Court overruled the stay of execution and the Aydın Administrative Court rejected the case on 6 May 2011. Ege Ports appealed to the Council of State requesting cancellation of the Kuşadası Municipality’s administrative orders as well as a stay of execution, but the Council of State rejected the stay of execution request. The appeal is currently pending.

Kuşadası Municipality issued a cease and desist order on 18 June 2010 to Ege Ports, which governs the modification of the building in accordance with the previous zoning plans. Ege Ports filed a lawsuit with the Aydın Administrative Court against the Kuşadası Municipality to cancel the order as well as issue a stay of execution, which the court issued on 22 June 2010. The Kuşadası Municipality appealed the court’s decision and the stay of execution was cancelled on 19 August 2010. Ege Ports appealed to the Administrative District Court, but on 4 October 2010, the court denied Ege Ports’ appeal and dismissed the case. Ege Ports and TDI’s appeal of the court’s decision is currently pending.

In October 2010, Ege Ports filed a lawsuit in the Aydın Administrative Court to annul the decision by the Kuşadası Municipal Council to demolish Kuşadası Port and to request a stay of execution, which the court ordered on 21 October 2010. TDI successfully intervened in the lawsuit on 22 December 2010. The court renewed the stay of execution on 24 February 2011, but then overruled the stay of execution on 29 June 2011. The Group and TDI immediately appealed the decision to the Administrative District Court, but the court rejected the appeal.

Upon the court’s decision, Kuşadası Municipality sent a notification with regard to the evacuation and the demolishing of the Kuşadası Port. Ege Ports filed a lawsuit opposing the notification on 20 July 2011. TDI also intervened in the lawsuit on 6 September 2011.

On 28 October 2010, the Ministry of Public Works approved the new zoning plans for Kuşadası Port, however several objections were raised by a number of official institutions, including the Kuşadası Municipality. The Ministry of Public Works took some of the objections into account but rejected others and approved the new amended zoning plan on 31 January 2011 on the grounds that (i) the new zoning plans for Kuşadası Port are in line with the Aydın-Muğla-Denizli environmental plan as well as comply with applicable coastal laws, and (ii) Kuşadası is an important cruise port that would become idle if the zoningplans are cancelled which could, in turn, have a negative effect on the Turkish economy. Kuşadası Port applied to the Kuşadası Municipality for a building permit, but the municipality rejected the application. Accordingly, the Group filed a lawsuit against the Kuşadası Municipality. The lawsuit is currently pending.

The Group believes that the new zoning plan will cause the aforementioned legal proceedings to be resolved in favour of the port. However, the Kuşadası Municipality objected to the new zoning plan and filed a lawsuit. The stay of execution request of the Kuşadası Municipality in respect of the lawsuit was accepted, and the lawsuit is currently pending.

Challenges related to the privatisation of Kuşadası Cruise Port

A former member of the Kuşadası Municipal Council filed a lawsuit with the Aydın Administrative Court against the PA and GYH seeking to cancel the PA’s approval of the Kuşadası Port tender granted to Ege

Liman. The court ordered the cancellation of the tender on 2 June 2010, and GYH and the PA appealed the decision. The Group has received legal advice that the decision to cancel the privatisation cannot be enforced against the Group and believes that if the appellate court affirms the decision, then Ege Liman and the PA will appeal to the Higher Appeals Court. The decision to cancel the privatisation is un-enforceable in practical terms because the actual transfer has taken place and the facilities are being operated throughout the legal process.

The PA filed a lawsuit against Ege Liman basing its claims on the annulment decision of Aydın First Administrative Court dated 2 June 2010 reclaiming Kuşadası Port to TDI. This lawsuit has been filed in order to act in compliance with the aforementioned decision of Aydın First Administrative Court and it is believed that there will be no negative result of this case considering that there has been no established practice as to the return of the privatised assets.

Challenge to the Torba A .Ş. shareholders agreement

On 20 March 2006, GPH, a wholly owned subsidiary of GYH, established a joint venture with the local land owners, namely Torba İnşaat ve Turistik Yatırımlar Anonim Şirketi pursuant to a shareholders agreement. In December 2007, Zeki Büyükyılmaz and Erdal Kesici filed a lawsuit with the Beyoğlu First Commercial Court against GYH and Global Liman for restitution of the shares claiming that the defendants breached the contract. On 2 March 2010, the court granted restitution and determined that the trustee previously appointed by the court should continue to hold his office until a final decision is issued. On 28 April 2010, the defendants appealed the decision.

Challenge to the Denizli Sümerpark zoning plan

On 11 October 2006, Kentsel Gayrimenkul, which merged into Pera REIT in June 2008, obtained regulatory approval from the Denizli Municipality to amend the Denizli Sümerpark Project zoning plan to permit the construction of houses, shopping centres, hotels and hospitals. On 29 June 2007, the Denizli Branch of the Chamber of Architects of Turkey filed a lawsuit with the Denizli Administrative Court against GYH, requesting cancellation of the approved amendments to the zoning plan, as well as an injunction to prevent construction. The court rejected the stay of execution on 11 September 2007. Pera REIT filed a request to intervene in the lawsuit on 24 July 2008, which was approved on 17 September 2008. On 1 April 2009, the court dismissed the case in favour of Pera REIT. The Denizli Branch of the Chamber of Architects of Turkey appealed in July 2009 and the Sixth Chamber of the Council of State upheld the dismissal in March 2010. The Denizli Branch of the Chamber of Architects of Turkey appealed the appellate decision and the lawsuit is currently before the appellate court.

The court decided to appoint an expert council in another lawsuit filed by a person requesting the cancellation of the resolutions approved by the Denizli Municipality Assembly. The court approved Pera REIT’s application to intervene in the lawsuit as a party along with the Denizli Municipality. The expert report is in favour of Pera REIT. The lawsuit is currently pending before the court.

Challenges to the Van zoning plan and tender

The members of the Municipality Assembly of Van filed a lawsuit seeking the cancellation of the Assembly’s decision dated 9 January 2008, numbered 13, regarding the amendment to the zoning plan of the property then owned by the Municipality Assembly of Van. They also requested an injunction, which was rejected by the Court on 29 May 2008. GYH and Pera REIT, as owners of the property, requested to intervene in the lawsuit. The court decided to cancel the zoning plan on 30 June 2010. GYH and Pera REIT have appealed the decision to the Council of State.

The members of the Municipality Assembly of Van have filed a further lawsuit seeking the cancellation of the tender regarding the sale of the property then owned by the Municipality Assembly of Van. GYH heard unofficially that the lawsuit had been accepted. GYH and Pera REIT’s request to intervene in the lawsuit has not yet been decided on by the court.

Upon the cancellation of the tender, the Municipality Assembly of Van filed a lawsuit before Van Civil Courts seeking the restitution of the land. However, GYH claimed that the Municipality Assembly of Van must deposit the tender price to the court, as stated by the Court of Appeals in precedent orders, which oblige the court to dismiss the case in favour of GYH should the Municipality Assembly of Van fail to execute the court order. GYH also requested as a counter claim that the Municipality Assembly of Van must pay the actual damages as well as the tender price with its interest up to date. The pleading is pending before the court. GYH, Pera REIT and the Municipality have begun settlement negotiations to resolve the pending matter.

Challenges related to the privatisation of İzmir Port

GYH and GPH were part of a consortium which participated in the tender process relating to the privatisationof İzmir Port.

On 9 November 2009, the Group, on behalf of the joint venture partnership participating in the tender, requested an extension from the PA to complete the privatisation by 15 April 2010. The PA granted a 45-day extension on 10 November 2009, permitting the joint venture to complete the privatisation by 24 December 2009. Pursuant to the terms of the tender, on 12 January 2010 the PA cancelled the tender and called the US$ 15.0 million bid bond provided by GYH and its joint venture partners during the bid process. On 8 January 2010, the Group deposited US$ 6.9 million, its portion of the bid bond, in escrow and on 12 January 2010 the PA received the bid bond in full from all joint venture partners. Following forfeiture of the bid bond, the Group and its joint venture partners fulfilled all of their tender obligations to the PA.

On 29 April 2010,, the Group initiated a debt recovery procedure with the Ankara Enforcement Authority against the PA claiming repayment of US$ 12.75 million which the Group believes was erroneously collected by the PA. In June 2010, the proceeding was suspended following an objection filed by the PA, and the claim was dismissed because the authority believed the claim should be filed with the Administrative Court. On 4 November 2010, the Group filed an appeal with the Supreme Court. The Supreme Court rejected the appeal, and the file was passed to the administrative court. On 6 July 2011, the administrative court rejected the file on the basis that the case was not within its authority. The case has been passed to the Court of Jurisdictional Disputes to determine whether the commercial court or administrative court has the authority to rule on the case.

Challenges related to the privatisation of BaşkentGaz

On 14 March 2008, Energaz placed the highest bid (of US$ 1.61 billion) for the tender relating to the privatisation of the shares of Başkent Doğalgaz Dağıtım A.Ş. (“Baskentgaz”) owned by the Ankara Municipality via the block sale method. Because Article 14 of the tender terms requires the joint venture to obtain regulatory approval from certain authorities before it can obtain final approval for the tender, the shares of Başkent Doğalgaz Dağıtım A.Ş. were not transferred to the joint venture. As the tender process continued, the Ankara Municipality applied to the guarantor bank to enable the liquidation of the US$ 50 million Letter of Guarantee, submitted to the Ankara Municipality as a requirement under specifications by GYH, the 51.66% participant of the joint venture, which provided a guarantee for one year and later expired on 11 March 2009.

As the Group planned to file a lawsuit regarding the payment of the Letter of Guarantee, BOTAŞ initiated an execution process in accordance with the Article 79 of the Collection of the Public Receivables Act No. 6183 against the Ankara Municipality. As a preliminary injunction, the Group applied to Beyoğlu Commercial Court to prevent the liquidation of the Letter of Guarantee. The court issued an injunction for 15% of the collateral of the Letter of Guarantee which prevented the liquidation. The Ankara Municipality raised an objection against the measure, which was rejected by the Court.

Continuing with their injunction, a lawsuit was filed by the Group against the Ankara Metropolitan Municipality and BOTAŞ before the First Chamber of the Beyoğlu Commercial Court seeking to dissolve the discrepancy for the payment of the Letter of Guarantee and the restitution of the Letter of Guarantee. The court decided it was not the competent court for the case and that Ankara courts were the most appropriate forum. Since then, the lawsuit has been conducted before Fourth Ankara Commercial Court. The guarantor bank requested an intervention in the lawsuit, which was approved by the court. The court additionally allowed the plaintiff to file a separate lawsuit against the PA and enabled this separate lawsuit to be combined with the pending lawsuit. Upon this order, the Consortium filed another lawsuit against the PA, as it became the competent authority to conduct the privatisation process, and the court combined this lawsuit with the pending one. The injunction to prevent the liquidation of the letter of guarantee is still in effect as of the reporting date.

The Group filed a lawsuit before the Ankara Administrative Court against the Ankara Municipality, requesting cancellation of the Ankara Municipality Council’s resolution dated 22 January 2009, numbered 86/325 regarding the forfeiture of the letter of guarantee given by JV according to Article 10/c of the tender specification. The Group also requested an injunction on 15 January 2010. Ankara Administrative Court decided incompetence and the case has been taken over by the Thirteenth Chamber of Council of State. The Thirteenth Chamber of Council of State rejected the request for a stay for execution. The Group appealed and the Administrative Division of the High Council of the State overturned the rejection on 8 July 2010. The lawsuit is pending before the Thirteenth Chamber of Council of State.

Challenges related to the Dağören HEPP

Dağören Enerji A.Ş (“Dağören Energy”), one of GYH’s subsidiaries applied to the General Directorate of State Hydraulic Works to obtain a generation licence for the Dağören HEPP. According to correspondence sent by the General Directorate dated 18 July 2008, the application was accepted under the condition that the generation licence was granted by EMRA.

Dağören Energy completed its licences application to EMRA and EMRA approved the application for a 46 year generation licence on 27 November 2008. Consequently, the Right of Water Usage Agreement (Su Kullanım Hakkı Anlaşması) was signed and sent to Dağören Energy by the General Directorate.

Dağören Energy responded stating that the draft agreement was acceptable and the final Right of Water Usage Agreement could be signed. However, the General Directorate abolished the Dağören HEPP alleging certain legal reasons. Dağören Energy filed a lawsuit in the Sixteenth Administrative Court of Ankara to cancel the administrative decision given by DSİ on grounds that EMRA is the only body entitled to give or cancel any production licence; that the General Directorate has no authorisation to cancel a project which is already approved by EMRA; that the General Directorate has no right to refrain from signing the water utilisationrights agreement of any project that is approved by EMRA and the cancellation of Hakkâri Dam and HEPP Project is not automatically a reason for the cancellation of the Dağören Regulator and HEPP Project.

The Sixteenth Administrative Court of Ankara decided against Dağören Energy as a matter of public interest. Dağören Energy appealed to the Council of State and requested an injunction declaring that the process conducted by the General Directorate cannot be lawful as a matter of public interest when it contradicts the express provisions of the law and requested that the appeal process shall be carried on through court hearings. Since the Thirteenth Chamber of the Council of State, which will carry out the appeals process, is the specialised court in such processes, the Group has received legal advice to the effect that the decision by the Sixteenth Administrative Court of Ankara will be reversed and a judgment made in favour of the Group.

Another lawsuit has been filed with the Ankara Intellectual and Industrial Property Rights Court No. 3 by the Group on the grounds that the Dağören regulator and HEPP project are a product and a property of Dağören Energy and that the rights of the owner of the product cannot be interfered with and the possession of the product cannot be taken by solely changing the name of the project. The lawsuit is currently pending.

Other legal proceedings

In addition to the matters described above, GYH and its subsidiaries and jointly-controlled entities are or may be subject to pending or threatened legal proceedings and claims arising out of or incident to the ordinary course of business. These proceedings and claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. GYH does not currently believe the outcome of any of these matters will have a material adverse impact on its business, financial condition, results of operations or prospects.

Employees

The following table provides information on the number of GYH employees and jointly-controlled entities as at 31 December 2008, 2009 and 2010 and as at 30 September 2011.

				As at 30
	As at 31 December			September
	2008	2009	2010	2011
Headquarters	66	49	46	61
Port Infrastructure	159	160	163	196
Energy	338	288	360	486
Real Estate	14	8	9	23
Finance	207	189	185	196
Other	80	101	16	25
Total	864	795	779	987

The Group has not experienced any strikes, work stoppages, labour disputes or actions that have materially affected the operation of its business. GPH has one collective bargaining agreement in place for its employees at Antalya Port, which will expire on 31 December 2011 and does not contain an automatic renewal clause. The Group considers its relationship with its workforce to be good.

MANAGEMENT

The Board and Senior Management

Pursuant to the provisions of the TCC and GYH’s articles of association (“Articles”), the Board is responsible for the management of GYH and approves all major decisions. The Articles provide for the Board to consist of seven members, each elected by the shareholders. Each director is elected for a maximum three year term. GYH’s directors must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in GYH’s investing sectors, law or finance or other appropriate endeavour. In addition, GYH’s directors must be committed to representing the long-term interests of GYH’s shareholders.

The Board meets regularly and is instrumental in planning the medium and long-term strategy of GYH. The meeting quorum is the presence of four members and at least one member representing Group D shareholders or Group E shareholders must be present in the meeting and, resolutions are passed by the affirmative votes of four members. The certain decisions require the affirmative votes of five members including the affirmative votes of all members representing Group A shareholders.

The following table sets out the members of the Board and senior management as at the date of this Offering Memorandum:

Name	Position	Age
Mehmet Kutman	Executive Chairman of the Board and Chief Executive Officer	51
Erol Göker	Executive Vice Chairman of the Board and Managing Director of Finance	53
Ayşegül Bensel	Executive Member of the Board and Managing Director of Real Estate	48
Gregory M. Kiez	Executive Member of the Board and Managing Director of Infrastructure	50
Adnan Nas	Non-Executive Member	60
Serdar Kırmaz	Executive Member of the Board and Managing Director	46
Jerome Bayle	Non-Executive Member	63
Kerem Eser	Chief Financial Officer	44
Atay Arpacıoğulları	Head of Business Development	36
Saygın Narin	Chief Executive Officer of GPH	38
Arpak Demircan	Deputy Chief Executive Officer of GPH	35
Ferdağ Ildır	Chief Financial Officer of GPH	45
Hakan Murat Akın	Head of Internal Audit	48
Çağrı Kutlu	Head of Treasury	41
Selran Baydar	Head of Investor Relations	36
Ugur Aydın	Chief Legal Counsel	40
Reha Çetin	Chief Information Officer	47

Each of Mr. Kutman and Mr. Göker were appointed by the general assembly from candidates nominated by the Class A shareholders, Mrs. Bensel was appointed by the general assembly from candidates nominated by the Class D shareholders, Mr. Kiez was appointed by the general assembly from candidates nominated by the Class E shareholders, Mr. Bayle was appointed by the general assembly as the representative of all the shareholders upon the prior approval of the Class A shareholders, and Mr. Kirmaz and Mr. Nas were appointed by the general assembly as representatives of all the shareholders. The vote of the Class A shares is controlled by Mr. Kutman and Mr. Göker, and the vote of the Class D and Class E shares is controlled by Mr. Kutman. (See “Ownership—Share Capital of GYH”).

The business address of each of GYH’s directors and members of senior management is Rıhtım Cad. No: 51, Karaköy 34425, Istanbul.

The Board of Directors

Mehmet Kutman

Mr. Kutman has served as Executive Chairman of GYH since its foundation in October 2004 and is also Chief Executive Officer. He was a founding shareholder of GMD and GYH, and formerly served as GMD’s Chief Executive Officer. As well as being actively involved in business development and project management for GYH on a transaction-by-transaction basis, Mr. Kutman serves on the board of directors of GPH, Akdeniz Liman, Bodrum Liman and İzmir Liman as well as of the companies in natural gas distribution and hydro-electric power generation in which the Group invests. Outside of the Group, Mr. Kutman is a member of the Turkish Industrialists’ and Businessmen’s Association (“TUSIAD”) and the Foreign Economic Relations Board (DEIK). Mr. Kutman is also the chairman and the main shareholder of Turkcom Turizm Enerji Inşaat Gida Yatirimlari A.Ş., an investment company operating in tourism, energy, construction and food services.

Prior to founding GMD in 1990, Mr. Kutman was Project Manager at Net Holding A.Ş., the holding company of a Turkish corporate group involved in tourism and related sectors, from 1989 to 1990. Between 1984 and 1989, he resided in the United States, where he served as Vice President at North Carolina National Bank, Sexton Roses Inc. and Philip Bush & Associates. Mr. Kutman holds a BA (Hons.) from Boğaziçi University and an MBA from the University of Texas.

Erol Göker

Mr. Göker is Executive Vice Chairman of the Board and a founding shareholder of GMD and GYH and has served as Chairman of the board of directors of Global Securities since its formation in October 2004 and currently serves as the Managing Director of Finance. He also serves on the boards of directors of Ege Ports and the İzmir Liman. Outside of the Group, Mr. Göker is a member of TUSIAD. Mr. Göker is also the chairman and the main shareholder of Yaprak Süt Ve Besi Çiftlikleri Sanayi ve Ticaret A.Ş., a listed company operating in milk and farming industries.

Prior to the establishment of GMD in 1990, Mr. Göker was Head of the Capital Markets Department at Net Holding A.Ş. Previously, he spent four years at the CMB and four years at the Ministry of Finance in the Tax Auditing Department. Mr. Göker holds a BA in Political Science and an MA in Economics from Ankara University.

Ayşegül Bensel

Mrs. Bensel is an Executive Director who originally joined the board of directors of GMD in 1999 and currently serves as the Managing Director of Real Estate. Until its sale in March 2007, Mrs. Bensel was Chairman of the board of directors of Global Life Insurance and had served as that company’s Chief Executive Officer since the beginning of 2005. Mrs. Bensel has been a member of the board of directors of Global Securities since its formation in 2004. Previously, Mrs. Bensel was Co-Director of Research within GMD from 1998 to 1999, and Assistant Director of Research from 1993 to 1998. Prior to joining GMD as an equity research analyst in 1991, Mrs. Bensel was a manager in foreign exchange dealing in the Turkish banking sector. Mrs. Bensel holds a BA in Business Administration and Finance from Hacettepe University, Ankara.

Gregory M. Kiez

Mr. Kiez joined the Board as an executive director in 2005, currently serves as Managing Director of Infrastructure and is Chairman of the board of directors of Ege Ports and Bodrum Liman, Vice-Chairman of the board of directors of Akdeniz Liman and a member of the board of directors of GPH and İzmir Liman. He served as Ege Ports’ Interim General Manager, managing Kuşadası Cruise Port from September 2003 to May 2004. Mr. Kiez, who re-joined GMD in July 2003, previously held various positions within GMD, including director of International Business Development from 1997 to 1999, and director of the Corporate Finance Department from 1992 to 1998. Prior to joining GMD, Mr. Kiez was a corporate and securities law attorney at Torys LLP, a Canadian law firm, from 1989 to 1992. Mr. Kiez undertook his undergraduate studies at Queen’s University and McGill University and holds a JD from the University of Toronto.

Adnan Nas

Mr. Nas joined the Board a Non-Executive Director in May 2011. He started his career in Ministry of Finance where he served as Chief Inspector of Finance and as the Deputy President of the Board of

Inspection at the Ministry of Finance and Customs following his graduation from Ankara University Political Sciences and Istanbul University Law Faculty. After leaving Ministry of Finance, Mr. Nas held senior executive and board member positions in the private sector prior to joining PricewaterhouseCoopers as a partner to lead the tax practice. Adnan Nas is the chairman of PricewaterhouseCoopers tax practice for many years. Nas, is the Deputy Chairman of Foreign Investors Association (YASED), a member of TUSIAD International Executive Board (Turkish Industrialists’ and Businessmen’s Association) and, the former Chairman at the Am-Cham Turkey, an executive member of the Tax Council at the Ministry of Finance, Vice- President at the Association of Financial Executives (Finance Club), member of the Turkish-American Business Council at DEIK (Foreign Economic Cooperation Council). He is also a board member of Galatasaray Sports Club. Adnan Nas also has many published studies and academic articles.

Serdar Kırmaz

Mr. Kırmaz has been an executive director of GYH since June 2010 and currently serves as Managing Director. Previously, Mr. Kırmaz was Chief Financial Officer at the Doğan Group from 2007 to 2010, atGYH from 2005 to 2007 and at the STFA Group from 1999 to 2005. He was a freelance consultant advising several Turkish companies between 1997 and 1999. Having been briefly employed by the OYAK Group, Mr Kırmaz worked at Price Waterhouse Coopers from 1988 to 1997, becoming a Partner in 1996. Mr Kırmaz graduated from Middle East Technical University in 1987 with a degree in Business Administration.

Jerome Bernard Jean August Bayle

Mr. Bayle joined the board as a Non-Executive Director in September 2009. Mr. Bayle is the former Managing Director of Tetra Pak Makina Ticaret ve Servis A.Ş. (Turkey) and held various positions at Tetra Pak from 1974 to 2005. Since his retirement from Tetra Pak, Mr. Bayle has established Magnetic North Danışmanlık A.Ş. a management consulting firm which provides mentoring and consulting services to large multinational companies in the greater Middle East region, with a particular emphasis on human resources and organisational processes and development. Mr. Bayle holds a Master’s Degree in Business and Finance from France’s Dauphine Université (Paris IX).

Senior Management

Kerem Eser

Mr. Eser joined GYH in September 2007 as Finance Manager, and was promoted to the position of Chief Financial Officer in December 2007. Prior to joining GYH, he had been Finance Director of PEMI, an Australian public listed crude oil exploration and production company. Mr. Eser began his career in the finance sector in September 1992 as auditor at Coopers & Lybrand Turkey. Mr. Eser holds a BSc in Industrial Engineering from Middle East Technical University, and an MBA from Boğaziçi University. He is qualified as a Turkish Independent Financial Adviser (SMMM).

Atay Arpacıoğulları

Mr. Arpacıoğulları joined GYH in February 2005 as an Analyst in the Business Development Department. He was promoted to Associate, Vice President and, most recently in 2010, to Head of Business Development. Prior to joining GYH, he held various managerial positions in the construction sector. Mr. Arpacıoğulları holds a Bachelor’s Degree in Architecture from Middle East Technical University and an MBA from Babson College.

Saygın Narin

Mr. Narin was appointed Chief Executive Officer of GPH in September 2010. Prior to that, he served as the Managing Director for the Turkish operations of Statkraft A.S., a European market leader in renewable energy generation. Prior to that, Mr. Narin was the Head of the Energy Division of GYH, where he oversaw the acquisition, financing, licensing, engineering and construction of energy generation assets of a licensed portfolio of 1000MW. From 1999 to 2007, Mr. Narin held a variety of executive finance positions at RWE

Thames Water in Turkey, the United Kingdom and South East Asia. From 2005 to 2007, Mr. Narin was a non-executive director of Trans4M, a special purpose company established as a public-private partnership to upgrade the majority of the underground stations in the London metropolitan area. He has also held nonexecutive board positions at China Water Company of Hong Kong and RWE Thames Water Thailand. Between 2009 and 2010, he served as a board member of GYH. Mr. Narin began his career at PWC in 1996. He holds a Business Administration degree fromBoğaziçi University.

Arpak Demircan

Mr. Demircan was appointed Deputy Chief Executive Officer of GPH in 2010. Prior to that, since 2007, he was the Vice President of Business Development at GYH. From 2004 to 2007, Mr. Demircan held a variety of positions within the Business Development department of GYH, assuming such key responsibilities as establishing GPH’s portfolio of ports and leading a number of mergers and acquisitions and major privatisation transactions in the infrastructure and transportation sectors, both in Turkey and abroad. Mr. Demircan serves on the board of directors of Antalya Port, Kuşadası Cruise Port, and Bodrum Cruise Port. He holds a BS degree in Industrial Engineering from Eastern Mediterranean University, and an MBA degree with a concentration in Finance from the United States International University in San Diego, California.

Ferdağ Ildır

Ms. Ildır was appointed Chief Financial Officer of GPH in 2010. Prior to that, she was the Chief Financial Officer at Antalya Port, Kuşadası Cruise Port, and Bodrum Cruise Port. Before joining GPH, Ms. Ildır was Accounting Division Manager at the Teba Group from 2004 to 2005. From 1993 to 2004, she held various positions at Arthur Andersen and Yaşar Accounting. Ms. Ildır holds a BS degree in Economics from Dokuz Eylül University.

Hakan Murat Akın

Mr. Akın joined GYH in early 2005 as Director of Business Development. Mr. Akın is also Head of Internal Audit for the Group. Prior to joining GYH, Mr. Akın was General Manager and a member of the board of directors of Global Hayat, which he joined in May 2003. Previously, Mr. Akın was Head of the Subsidiaries Department at the SDIF from 2002 to 2003. Between 2000 and 2002, Mr. Akın was Assistant General Manager, Retail Banking, Credit Cards and Customer Credit at Sumerbank, and between 1998 and 2000, he was a branch manager at Kentbank. Mr. Akın began his career at T. Emlak Bank where, between 1986 and1998, he held the positions of inspector, branch manager, regional credit director and department head of securitisation. Mr. Akın holds a BSc in Management and Accounting from Gazi University.

Çağrı Kutlu

Mr. Kutlu joined GYH in October 2007 as Head of Treasury. Prior to joining GYH, Mr. Kutlu was the Treasurer of T.C. Ziraat Bankasi, where he was also responsible of domestic and foreign securities portfolio management, eurobonds, FX-Money markets and TMU covering 1,140 branches as head of global trading. Previously he had worked in the London branch of the same Bank for two years as a dealer. Mr. Kutlu holds a BA in Business Administration from Ankara University and he has an advanced level licence for capital market activities from Turkish Capital Markets Board.

Selran Baydar

Selran Baydar has initially joined GYH in August 2005 to initiate the Investor Relations Department, served GYH until 2009, and re-joined GYH in May 2011 as a Director responsible for Investor Relations, Corporate Governance and Public Relations. Prior to joining GYH in 2011, she had been the IR Director at Pegasus Airlines. Ms Baydar began her career in the finance sector in June 1996 in the Research Department of Global Securities as a macro analyst and in 1999 she moved to the ICM department as an account manager. Ms. Baydar holds a BS in Finance from Miami University of Ohio (USA), an MBA degree from IEP de Paris (France), and she is currently finishing her PhD degree in Banking & Finance at Kadir Has University, Istanbul.

Ugur Aydın

Mr. Aydın joined GYH in September 2007 as Chief Legal Counsel. Prior to that time, Mr. Aydın was Chief Legal Counsel of Global Securities, a position to which he was appointed in October 2004. Mr. Aydın first joined GMD as a Legal Counsel in April 1999. Prior to joining GMD, Mr. Aydın was a Research Assistant at Istanbul University Faculty of Law between 1995 and 1999. Mr. Aydın began his career as an Internal Auditor at Emlak Bankası A.Şin 1994. Mr. Aydın graduated from Istanbul University Faculty of Law with honours in 1993 and holds an LLM from the same university. Mr. Aydın has been a member of Istanbul Bar Association since 1994.

Reha Çetin

Mr. Cetin joined GYH as Information Technologies Director in 2003. He started his career at Ege University as a Project Manager, continuing in the Information Technology Departments of Yapı Kredi Bank, Körfezbank and Bankekspres as a Project Leader and IT Systems Manager. Between 1999-2002 he was the IT Coordinator at Kentbank. Prior joining Global Securities he worked as an Adviser and Business Development Director at TURCom Communication Systems. He graduated from Ege University with a Bachelor and Masters degree in Computer Engineering, and holds a PhD. in Computer Engineering from Trakya University.

Remuneration and Benefits

The aggregate remuneration paid to members of the Board and GYH’s senior management for the year ended 31 December 2010 and the nine months ended 30 September 2011 was TL 10.53 million and TL 15.5 million, respectively.

A subsidiary of the Group has issued secured loans to key management of the Group of approximately USD 10 million in total, at an interest rate of Libor + 3.5%, with annual coupon payments and principal payments due on maturity, 31 December 2011. As at 30 September 2011 and 31 December 2010, the total amount outstanding under these loans, including principal and accrued interest, was TL 19.5 million and TL 16.5 million, respectively.

Corporate Governance

In 2003, the CMB issued a set of recommended principles for public companies (the “Corporate Governance Principles”), which were subsequently amended in February 2005. The Corporate Governance Principles are in compliance with the OECD Corporate Governance Principles issued by the OECD in 2004. The Corporate Governance Principles can be categorised into four groups: (i) principles relating to shareholders' rights and their equal treatment; (ii) principles relating to public disclosure and transparency; (iii) principles relating to stakeholders; and (iv) principles relating to management. While implementation of the Corporate Governance Principles is not mandatory, the CMB requires public companies to publicly disclose the extent to which they have been implemented and, if they have not been fully implemented them, to explain the reasons why. The CMB may decide to make such principles mandatory for public companies. Annual reports filed by public companies must disclose contingency plans for dealing with any conflicts that may arise and the implementation of the new Corporate Governance Principles. In support of the new Corporate Governance Principles, the CMB issued a rating communiqué which enables rating agencies to rate companies on the basis of their compliance with the principles.

On 11 October 2011, the CMB issued the Communiqué Serial: IV and No: 54 regarding the Determination and Application of Corporate Governance Principles, which expanded its authority to adopt mandatory corporate governance principles and other related regulations to promote transparency and enhance investor protection in the Turkish capital markets. Accordingly, the Corporate Governance Principles may be amended in the future. Compliance with the new communiqué is mandatory for ISE 30 Index companies and recommended as best practice for all other ISE-listed companies. Under the communiqué, the rights of shareholders in joint stock companies has expanded (including the power of a general assembly and shareholder voting rights), corporate record keeping practices and notification procedures have been further delineated in order to promote transparency, and provisions have been adopted to promote equal treatment among shareholders. The new communiqué emphasises the fact that all shareholders have significant value in joint stock companies, and shareholders should be treated equally and fairly. For example, Part I: Shareholders of the new communiqué includes shareholder protection provisions with respect to participation in general assemblies, voting and dividend rights, ability to nominate directors, free transferability of shares, access to corporate records and information, and rights of minority shareholders. The communiqué further aligns the CMB's corporate governances principles and practices with international best practices.

Public companies in Turkey with a market capitalisation in excess of TL 200 million are required to employ at least one person who is charged with coordinating corporate governance practices and compliance with the Capital Markets Law No. 2499. The employee must be licensed by the CMB and must be employed as a full time manager reporting directly to the Board of Directors.

As at the end of 2005, GYH launched an initiative with the goal of formalising and institutionalising the principles governing it and other companies in the Group.

Further, action was taken to strengthen the independence of the Board by increasing its number of nonexecutive members. As a result, Messrs. Nas and Boyle were appointed to the Board as non-executive members.

In June 2008, GYH engaged a team of independent consultants with a mandate to make comprehensive recommendations on corporate governance. One objective of the corporate governance initiative was to institutionalise a Board committee structure, pursuant to which GYH would form an Audit Committee and would hold regular meetings to coincide with meetings of the full Board. The Audit Committee consists of Serdar Kırmaz and Adnan Nas (independent director). GYH has in addition formed a Corporate Governance Committee consisting of: Gregory Michael Kiez, Ayşegül Bensel, and Jerome Bernard (independent director) whose remit is to monitor and implement the Corporate Governance Principles in GYH.

Every year, the Board submits a Corporate Governance Adjustment Report to its shareholders at the general assembly, as well as to the CMB. For the general assembly in 2011, the Board expects to submit to shareholders its Corporate Governance Principles Adjustment Report, Code of Ethics, Working Principles of the Board of Directors, and Information Policies. The Corporate Governance Principles Adjustment Report includes a summary of (i) the formation of the shareholder relations department, (ii) receiving written and verbal information requests from shareholders, (iii) requesting the appointment of external auditors, (iv) disclosing the annual report, financial statements and related reports, independent audit reports, proposals for dividend distributions, the agenda for the general assembly and the most recent articles of association to the shareholders before a general assembly, (v) granting one vote to each share (no removal of the voting right of any shareholder), (vi) principles for minority rights, (vii) the dividend distribution policy based on CMB legislation and the articles of association, (viii) no restriction on share transfer, (ix) appointment of two independent board members, and (x) public disclosure and transparency principles. Furthermore, under Turkish law, each shareholder has the right to attend the general assembly and file a cancellation lawsuit against general assembly decisions. Minority shareholders have the right to submit complaints about the Board and management to the statutory auditor, and are entitled to request an extraordinary general assembly or to add a special item to the agenda of a general assembly by submitting a written request to the Board, and are entitled to file a lawsuit against the Board.

Internal Audit

GYH’s internal audit team is responsible for the implementation of and compliance with applicable laws and regulations and for monitoring the adequacy of GYH’s internal controls and reports its findings to the Board. The internal audit team has the mandate to improve and harmonise accounting and reporting systems across the various businesses within the Group and to increase the amount of reporting which is centrally controlled.

Conflicts of Interests

There are no potential conflicts of interest between any duties of the members of the Board or GYH senior management towards GYH and their private interests and/or other duties.

Directors’ and Senior Managers’ Shareholdings

The following table shows the shareholdings of GYH’s directors and senior management as at the date of this Offering Memorandum:

Name	Position	Nominal Value of Shares Held (TL)
Mehmet Kutman	Executive Chairman	56,868,710
Erol Göker	Executive Vice Chairman	488,706
Serdar Kırmaz	Managing Director	235,900
Çağrı Kutlu	Head of Treasury	130,000
Saygın Narin	Chief Executive Officer, GPH	19,200
Uğur Aydın	Chief Legal Counsel	160,000
Kerem Eser	Chief Financial Officer	200,000
Atay Arpacıoğulları	Head of Business Development	160,000

Mr. Mehmet Kutman and Mr. Erol Göker, through their ownership and control of GYH shares and the preferential rights given to those shares in the Articles, have the power to control the Group’s operations. The vote of the Class A shares is controlled in equal parts by Mr. Kutman and Mr. Göker, and the vote of the Class D and Class E shares is controlled by Mr. Kutman, with Mr. Göker owning most of the remaining shares in those classes. As a result of this ownership, Mr. Kutman directly controls the appointment of two directors through his majority ownership of Classes D and E shares, and Mr. Kutman and Mr. Göker together control the appointment of two further directors through their equal ownership of Class A shares. In addition, for the appointment of three directors, all of the shareholders have nomination rights, although, in order to be eligible for election of one seat to the Board by the General Assembly of Shareholders, the nominee must have previously been approved by the Class A shareholders. Furthermore, because of the Board voting requirements, as holders of Class A shares, Mr. Kutman and Mr. Göker have the power to veto a number of actions which may be proposed to be taken by a resolution of the Board or otherwise, including investments and participations in businesses, the determination of dividends, increases and reduction in capital, borrowings and granting of loans, share transfers and other matters. Accordingly, the Group’s strategy and activities have been, and are likely to continue to be, aligned with the overall interests and strategies of Mr. Kutman and Mr Göker.

Nevertheless, as an ISE-listed company, GYH and its directors adhere to the applicable Corporate Governance Principles promulgated by the CMB and the ISE. See “—Corporate Governance”.

Litigation Statement

In 2006 and 2007, the CMB fined Mr. Mehmet Kutman for TL 54,688 and TL 406,680, respectively, for failure to disclosure to the ISE certain information regarding his trading in the Class C shares of GYH.

The CMB fined GYH in 2008, 2009, 2010 and the first nine months of 2011 for a total amount of TL 152,000 for failure to disclose certain information regarding the sale of the shares held in some affiliates and subsidiaries.

Except as disclosed herein, as at the date of this Offering Memorandum, no member of the Board or GYH’s senior management for at least the previous five years:

●	has any convictions in relation to fraudulent offences;

●
has held an executive function in the form of senior manager or a member of the administrative management or supervisory bodies, of any company at the time of or preceding any bankruptcy, receivership or liquidation; or

●
has been subject to any official public incrimination and/or sanction by any statutory or regulatory authority (including any designated professional body) or has ever been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of affairs of a company.

OWNERSHIP
Share Capital of GYH

As at 30 September 2011, the issued and paid-in share capital of GYH was TL 225.0 million consisting of 22,500,368,745 shares each with a nominal value of Kr 1 (equivalent to TL 0.01). Consolidated total shareholders’ equity as at 30 September 2011 amounted to TL 699.5 million.

GYH’s share capital is divided into four classes of shares: Classes A, C, D and E. Class C Shares are ordinary voting shares, while shares in Classes A, D and E carry preferential rights. Pursuant to the Articles, two members of the Board must be elected among the nominees of Class A shareholders and those members have approval rights in respect of certain corporate decisions. Classes D and E shares entitle their holders to nominate one Board member on behalf of each class. No other preferential rights attach to any class of shares of GYH.

As at 30 September 2011, approximately 99.99% of the Class C shares were publicly traded. As at 30 September 2011, GYH’s market capitalisation was TL 263.25 million.

In 2011, GYH increased its holding of treasury shares to approximately 19.21% of its outstanding shares as at 30 September 2011 from 0.9% of its outstanding shares as at 31 December 2010. GYH’s free float as at 30 September 2011 was TL 43,211,982 total nominal value of the Class C Shares.

Principal Shareholders

The following table shows information as at 30 September 2011 regarding the ownership of ordinary shares by each person who has reported ownership of more than 5.0% of GYH’s Class C Shares. As at 30 September 2011, there were 22,468,128,400 Class C ordinary shares of GYH issued and outstanding.

	Class C Shares Owned
	(nominal value in TL)
	Number	%
Mehmet Kutman(1)	56,368,710	25.05

Note:

(1)	Directly and indirectly through Turkcom Turizm Enerji İnşaat Gida Yatirimlari A.Ş.

The following table shows information as at 30 September 2011 regarding the ownership of Class A, Class D and Class E shares:

	Shares Owned
	Class A Shares		Class D Shares		Class E Shares
	Number	%	Number	%	Number	%
Mehmet Kutman	10	50.00	751,525	75.15	1,105,015	73.67
Erol Göker	10	50.00	120,975	12.10	123,485	8.23
Others	—	—	127,500	12.75	271,500	18.10
Total Shares Outstanding	20	100	1,000,000	100	1,500,000	100

The following table shows information as at 30 September 2011 regarding the ownership of all classes of shares in GYH.

	Shares Owned
	Nominal Value in TL	%
Mehmet Kutman(1)	56,368,710	25.05
Erol Göker	488,706.50	0.218
Others	168,146,270.95	74.732

Note:

(1)	Directly and indirectly through Turkcom Turizm Enerji İnşaat Gida Yatirimlari A.Ş.

Related party transactions

The Group has entered into outstanding related party transactions with the following persons:

Related party	Nature of relations
Mehmet Kutman	Shareholder and key management personnel
Erol Göker	Shareholder and key management personnel
Tahsin Bensel	Key management personnel
Bilecik Demir Çelik(1)	Joint venture
Enerji Yatırım Holding (EYH)	Joint venture
İzmir Liman(2)	Joint venture
Ortadoğu Liman(3)	Joint venture
Energaz	Joint venture
Global A Type and B Type Funds	Funds of a subsidiary
Torba	Unconsolidated subsidiary
Kentgaz	Unconsolidated subsidiary
Metangaz	Company over which shareholder has significant influence
Çorumgaz	Joint venture
Turkcom Turizm Enerji İnşaat Gıda Yatırımlar A.Ş. (Turkcom)	Company owned by shareholder

(1)
Bilecik Demir Çelik was consolidated to the Group as a joint venture with proportionate consolidation method until 15 September2011. Starting from that date, it was excluded from the scope of consolidation because it has been sold to Ada Metal, the other shareholder of the joint venture.

(2)	İzmir Liman was consolidated to the Group as a joint venture with proportionate consolidation method until 29 June 2011. Starting from that date, full consolidation method is applied as a subsidiary.

(3)
Ortadoğu Liman was consolidated to the Group as a joint venture with proportionate consolidation method until 29 July 2010. Starting from that date, full consolidation method is applied as a subsidiary.

As at 30 September 2011 and 31 December 2010, non-current receivables due from related parties comprised the following:

	As at 30 September 2011	As at 31 December 2010
	(TL)
Torba	5,029,659	5,029,659
Tahsin Bensel	—	203,551
Total	5,029,659	5,233,210

As at 30 September 2011 and 31 December 2010, current receivables from operations in financial services sector due from related parties comprised the following:

	As at 30 September 2011	As at 31 December 2010
Turkcom(1)	9,996,352	—
Global A Type and B Type Funds	275,276	391,139
Mehmet Kutman(1)	—	10,899,549
Other	19,206	340,723
Total	10,290,834	11,631,411

(1)	Includes balances for credit transactions of securities.

As at 30 September 2011 and 31 December 2010, other current receivables from related parties comprised the following:

	As at 30 September 2011	As at 31 December 2010
Enerji Yatirim Holding	34,937,738	4,749,569
Mehmet Kutman	4,937,074	2,848,513
Metangaz	584,030	424,194
Çorumgaz	329,199	311,567
Kentgaz	248,354	161,466
Erol Göker	92,727	1,593,212
Tahsin Bensel	36	244,861
Bilecik Demir Çelik	—	432,841
Izmir Liman	—	311,373
Other	2,759,474	1,159,320
Total(1)	43,888,632	12,236,916

(1)	Excluding the loans extended to senior key management. See “Management—Remuneration and Benefits”.

As at 30 September 2011 and 31 December 2010, other non-current payables to related parties comprised the following:

	As at 30 September 2011	As at 31 December 2010
Energaz	635,631	635,760
Other	16,220	16,220
Total	651,851	651,980

As at 30 September 2011 and 31 December 2010, other current payables to related parties comprised the following:

	As at 30 September 2011	As at 31 December 2010
Kentgaz	705,302	671,884
Other	59,970	27,252
Total	765,272	699,136

Pursuant to CMB Communiqué Number IV/41 “Regarding Principles to be Followed by Joint Stock Companies Subject to the Capital Markets Law”, GYH is subject to certain restrictions regarding related party transactions. In the event it is anticipated that the value of each asset, service or liability transfer transactions to be entered into with a related party would reach 5% or more of the total assets or gross sales of a public company as mentioned in the latest annual financial statements disclosed to the public pursuant to CMB regulations, such related party transaction must be valued by institutions licensed by the CMB prior to its execution, subject to certain exceptions. Based on the valuation, the Board may execute or rescind the transaction. If the Board decides to execute the transaction, it must also inform the shareholders of the transaction and must notify the CMB and the ISE.

TURKISH SECURITIES MARKET

The following information has been derived from publicly available information which neither GYH nor any member of the Group has independently verified.

Introduction

There has been an organised securities market in Turkey since 1966, although by the late 1970s the market had been substantially dormant for many years. In 1981, the Capital Markets Law was enacted, which established the CMB as the main regulatory body responsible for supervising and regulating the Turkish securities markets. The ISE was re-established in 1985 and recommenced operations in early 1986.

The Role of the CMB

The CMB is a public legal entity with administrative and financial autonomy established to implement the Capital Markets Law. The CMB is composed of seven members. The term of office of each member is six years and members whose terms have expired can be re-appointed. One third of the members other than the chairman shall be elected every two years. The quorum for meetings of the CMB is five and resolutions may be adopted in meetings with the affirmative vote of a majority of members present at the meeting.

The principal function of the CMB is to assist the development of the securities markets in Turkey, thereby contributing to the efficient allocation of financial resources in the Turkish economy and to ensure adequate protection for investors. The CMB supervises and regulates, among others, public companies, banks and other financial intermediaries, mutual funds, investment corporations, investment consulting firms and rating firms that offer their services to institutions operating in the capital markets.

The Istanbul Stock Exchange

Governance

The ISE is governed by an Executive Council composed of five members. After nomination by the CMB, the President, who also acts as the chief executive officer of the Executive Council, is appointed by the Government for a term of five years. Four other members of the Executive Council represent the three categories of the ISE members: the investment and the development banks; the corporate banks and the brokerage houses. The ISE is the only stock exchange in Turkey.

Public Disclosure Platform

All listed companies are required to disclose their financial statements, explanatory notes, material events and all other disclosures through the “Public Disclosure Platform” which is an electronic system developed jointly by the CMB, the ISE and TUBITAK (The Scientific and Technological Research Council of Turkey) that uses internet and electronic signature technologies. The system is operated and managed by the ISE.

The system enables all users to access both current and past notifications of a listed company, to obtain current announcements, to access up-to-date general information about listed companies in an open and timely manner and to make basic comparisons among and analysis of listed companies.

The internet address of the system is www.kap.gov.tr.

Disclosure Requirements

In addition to the reporting requirements of the CMB, companies whose shares are listed on the ISE are required to comply with the information and disclosure requirements of the ISE. There are two types of disclosure requirements, one relating to financial statements and the other relating to material events.

Disclosure of Financial Statements

Disclosure requirements regarding financial statements are set out below:

●	Financial statements must be presented on a quarterly basis according to CMB standards.

●
Audited year-end consolidated financial statements and reports prepared in accordance with CMB accounting standards must be submitted to the ISE within a period of 14 weeks following the end of the accounting period.

●	Unaudited year-end financial statements and reports must be submitted to the ISE within a period of 10 weeks following the end of the accounting period

●	Reviewed semi-annual consolidated interim results must be submitted to the ISE within eight weeks following the end of the accounting period.

●	Unaudited consolidated interim results must be submitted to the ISE within six weeks following the end of the accounting period.

●
The CMB has issued Communiqué no. XI 29 “Communiqué on Principles on Accounting Standards in Capital Markets” which sets out a comprehensive set of accounting principles. In this Communiqué, the CMB stated that, as an alternative, application of accounting standards prescribed by the IASB and International Accounting Standards Consultancy will also be considered to be compliant with CMB Accounting Standards.

However, on 17 March 2005, the CMB issued a resolution and declared that the application of inflation accounting is no longer required for companies operating in Turkey, with effect from 1 January 2005.

Disclosure of Material Events

Under Communiqué No. VIII/54 Regarding Public Disclosure of Material Events dated 6 February 2009, listed companies must disclose continuous information and insider information to the public. Rather than identifying each special event requiring disclosure in the Disclosure Communiqué, the CMB left specific disclosure decisions regarding inside information to the company’s individual discretion on a case-by-case basis. To aid publicly traded companies in applying the new disclosure requirements, the CMB published a supplementary guideline (the “Guideline”), which defines and discusses the disclosure requirements in detail and provides various illustrative examples.

Insider Information

The Disclosure Communiqué requires publicly traded companies to disclose inside information, which is defined as information that (i) is related to a specific event; (ii) may be considered significant or important by an investor in making an investment decision; (iii) is related to events not disclosed to the public; (iv) would provide holders of such information an advantage over others in the sale and purchase of GYH’s capital markets instruments; and (v) may influence the value of the relevant capital markets instrument or the investment decisions of GYH’s investors. Examples of inside information provided by the Guideline include:

●	material administrative or legal proceedings;

●	extraordinary income and profit;

●	mergers and acquisitions;

●	material changes in the company's financial position;

●
material changes related to financial assets such as acquisition or disposal of 10% or more of another company's shares or total voting rights, or addition of profits to the share capital of the company following sale of financial assets;

●	acquisition of shares by non-shareholders or shareholders without management control over the company in a manner which would give them management control; and

●	change of independent auditors and senior management.

Publicly traded companies may suspend the disclosure of inside information by taking full responsibility for any non-disclosure in order to protect its legitimate interests, provided that (i) such suspension is not misleading; (ii) the company is able to keep any related inside information confidential; and (iii) a written approval of the board of directors or an officer authorised by the board of directors.

Inside information must be publicly disclosed if its confidentiality cannot be preserved.

Continuous Information

The following changes in share ownership or management control in GYH must be publicly disclosed under the Disclosure Communiqué by persons conducting the relevant transactions:

●
any direct or indirect acquisition of 5%, 10%, 15%, 20%, 25%, 33 1⁄3%, 50%, 66 2⁄3% or 75% or more of the issued share capital or voting rights of GYH by a person or persons acting together, or when their total number of shares or voting rights of GYH falls below such thresholds;

●
any direct or indirect acquisition of 5%, 10%, 15%, 20%, 25%, 33 1⁄3%, 50%, 66 2⁄3% or 75% or more of the issued share capital or voting rights of GYH by investment funds belonging to a founding shareholder, or when their total number of shares or voting rights of GYH to fall below such thresholds;

●
persons with managerial responsibility in GYH or persons with close relations to any such persons must publicly disclose their transactions relating to the shares or other capital markets instruments of GYH as of the date when the aggregate value of the transactions performed by such persons reach TL 10,000 over a 12-month period; and

●	any voting agreements between shareholders of GYH or any changes thereto.

In addition to the public disclosure requirements described above, persons becoming direct or indirect holders of 5%, 10%, 15%, 20%, 25%, 33 1⁄3%, 50%, 66 2⁄3% or 75% or more of the issued share capital or voting rights of a public company in Turkey are required to notify the ISE of such acquisition and, thereafter, to notify the ISE of their transactions in the shares or voting rights of such public company when the total number of shares or voting rights traded falls below or exceeds such thresholds. The names, date of the transaction, the nominal value of the shares subject to the transaction, the value of the transaction and the ratio of the shares in the capital of the public company prior to and following the transaction should be included in the notice sent to the ISE. The notices sent to the ISE are made public through the Public Disclosure Platform website. CMB regulations require that only persons who purchase 5% or more of the shares in a public offering, as these persons having access to information which might affect the share price, be disclosed to the CMB and the ISE by the lead manager of the domestic underwriting consortium. With regards to such persons, as a matter of market practice, the lead manager will disclose the following information to the public through the Public Disclosure Platform website: (i) name; (ii) field of activity; (iii) nationality; (iv) whether the person has purchased or holds the shares on behalf of a client or as depositary; and (v) the nominal value of the purchased shares. An entity may be fined for failure to comply with the CMB’s notice requirements.

According to Article 16/A of the Capital Markets Law, members of the board of directors, general managers and their deputies, and shareholders holding 10% or more of the capital of publicly held joint stock corporations that are listed shall provide the CMB, relevant exchanges and other organised markets such information relating to their shares in those corporations as the CMB may require for the purpose of disclosure.

Companies must publicly disclose the changes in their total number of voting rights or their amount of share capital on the first business day of the month following the change.

Timing of Disclosures

Disclosures regarding (i) changes related to ownership structure and management control; (ii) capital markets instruments attached to shares; and (iii) a company’s acquisition of its own shares must be made no later than 9:00 a.m. on the third business day following the occurrence of the event triggering the disclosure requirement. Disclosures regarding other events (including the disclosure of inside information) must be made immediately upon the occurrence or discovery of the relevant event.

CONDITIONS OF THE NOTES

The following is the text of the terms and conditions of the Notes (the Conditions) which (subject to modification and except for the paragraphs in italics) will be endorsed on the Certificates issued in respect of the Notes:

The U.S.$[●] [●] per cent. Notes due June 2017 (the Notes, which expression shall in these Conditions, unless the context otherwise requires, include any further notes issued pursuant to Condition 18 (Further Issues) and forming a single series with the Notes) of Global Yatirim Holding A.Ş. (the Issuer) are constituted by a trust deed dated [●] 2011 (the Trust Deed), made between the Issuer and Deutsche Trustee Company Limited (the Trustee, which expression shall include its successor(s)) as trustee for the holders of the Notes (the Noteholders).

The statements in these Conditions include summaries of, and are subject to, the detailed provisions of and definitions in the Trust Deed. Copies of the Trust Deed and the Agency Agreement dated [●] 2011 (the Agency Agreement) made between the Issuer, the Registrar and other Agents and the Trustee are available for inspection during normal business hours by the Noteholders at the registered office for the time being of the Trustee, being at the date of issue of the Notes at Winchester House, 1 Great Winchester Street, London EC2N 2DB and at the specified office of each of the Agents. The Noteholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and the Agency Agreement applicable to them.

The owners shown in the records of Euroclear Bank S.A./N.V. (Euroclear), Clearstream Banking, société anonyme (Clearstream, Luxembourg) and the Depository Trust Company (DTC) of book-entry interests in Notes are entitled to the benefit of the Trust Deed and the Agency Agreement, and are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and the Agency Agreement.

1.	FORM, DENOMINATION AND TITLE

1.1	Form and Denomination

The Notes are issued in registered form in amounts of U.S.$150,000 (referred to as the principal amount of a Note) and in integral multiples of U.S.$1,000 thereafter. A note certificate (each a Certificate) will be issued to each Noteholder in respect of its registered holding of Notes. Each Certificate will be numbered serially with an identifying number which will be recorded on the relevant Certificate and in the register of Noteholders which the Issuer will procure to be kept by the Registrar and at the registered office of the Issuer. The Notes are issued pursuant to the Turkish Commercial Code (Law No. 6267), the Capital Markets Law (Law No. 2499) and Articles 6 and 25 of the Communiqué Serial II, No. 22 of the Capital Markets Board on Registration and Sale of Debt Instruments.

The Notes are not issuable in bearer form.

1.2	Title

Title to the Notes passes only by registration in the register of Noteholders. The holder of any Note will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest or any writing on, or the theft or loss of, the Certificate issued in respect of it) and no person will be liable for so treating the holder. In these Conditions, Noteholder and (in relation to a Note) holder means the person in whose name a Note is registered in the register of Noteholders.

For a description of the procedures for transferring title to book-entry interests in the Notes, see “The Global Certificates”.

2.	TRANSFERS OF NOTES AND ISSUE OF CERTIFICATES

2.1	Transfers

A Note may be transferred by depositing the Certificate issued in respect of that Note, with the form of transfer on the back duly completed and signed, at the specified office of the Registrar or any of the Agents.

For a description of certain restrictions on transfers of interests in the Notes, see “The Global Certificates”.

2.2	Delivery of new Certificates

Each new Certificate to be issued upon a transfer of the Notes will, within five business days of receipt by the Registrar or the relevant Agent of the duly completed form of transfer endorsed on the relevant Certificate, be mailed by uninsured mail at the risk of the holder entitled to the Note to the address specified in the form of transfer. For the purposes of this Condition, business day shall mean a day on which banks are open for business in the city in which the specified office of the Agent with whom a Certificate is deposited in connection with a transfer is located.

Except in the limited circumstances described in “The Global Certificates — Registration of Title”, owners of interests in the Notes will not be entitled to receive physical delivery of Certificates. Issues of Certificates upon transfer of Notes are subject to compliance by the transferor and transferee with the certification procedures described above and in the Agency Agreement and, in the case of Restricted Notes, compliance with the Securities Act Legend.

Where some but not all of the Notes in respect of which a Certificate is issued are to be transferred a new Certificate in respect of the Notes not so transferred will, within five business days of receipt by the Registrar or the relevant Agent of the original Certificate, be mailed by uninsured mail at the risk of the holder of the Notes not so transferred to the address of such holder appearing on the register of Noteholders or as specified in the form of transfer.

2.3	Formalities free of charge

Registration of a transfer of Notes will be effected without charge by or on behalf of the Issuer or any Agent but upon payment (or the giving of such indemnity as the Issuer or any Agent may reasonably require) in respect of any tax or other governmental charges which may be imposed in relation to such transfer.

2.4	Closed Periods

No Noteholder may require the transfer of a Note to be registered during the period of 15 days ending on the due date for any payment of principal, premium or interest on that Note.

2.5	Regulations

All transfers of Notes and entries on the register of Noteholders will be made subject to the detailed regulations concerning transfer of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer with the prior written approval of the Registrar and the Trustee. A copy of the current regulations will be mailed (free of charge) by the Registrar to any Noteholder who requests one.

3.	STATUS

The Notes are senior, direct, unconditional and (subject to the provisions of Condition 4) unsecured obligations of the Issuer and (subject as provided above) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

4.	NEGATIVE PLEDGE

4.1	Negative Pledge

Without prejudice to Conditions 5.1 (Limitation on Indebtedness) and 5.15 (Limitation on Incurrence of Indebtedness by GPH), so long as any Note remains outstanding, the Issuer will ensure that no Indebtedness of the Issuer or any Material Subsidiary will be secured by any Security Interest upon, or with respect to, any of the present or future business, undertaking, assets or revenues (including uncalled capital) of the Issuer or any Subsidiary, other than a Permitted Security Interest.

4.2	Interpretation

For the purposes of these Conditions:

Permitted Security Interest means:

(a)	any Acquired Security Interest;

(b)	any Security Interest in existence or agreed on [●] December 2011 to the extent that it secures Indebtedness outstanding on such date;

(c)
any Security Interest incurred to secure (i) Project Finance Indebtedness of any Project Subsidiary; or (ii) any Indebtedness of any Project Subsidiary that would be Project Finance Indebtedness but only for the fact that the Issuer or any other member of the Group has granted or is required to grant a Security Interest over its interest in such Project Subsidiary to secure such Indebtedness; or (iii) any Indebtedness of a Project Subsidiary that would be Project Finance Indebtedness but only for the fact that a guarantee of such Project Finance Indebtedness is granted by the Issuer or any other member of the Group, provided that the Security Interest is limited to the interest of the Issuer or any other member of the Group in such Project Subsidiary;

(d)
any Security Interest arising (i) by operation of law; or (ii) in the ordinary course of business of the Issuer or any of its Subsidiaries which has not been enforced against the assets to which it attaches;

(e)	any Security Interest (permitted by paragraph (d) above) given by one member of the Group to secure the Indebtedness of another member of the Group;

(f)
any Security Interest given by any member of the Group to secure hedging obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(g)
any Security Interest given by any member of the Group to secure Indebtedness in respect of performance, bid, surety or appeal bonds provided by any member of the Group in the ordinary course of business;

(h)
any Security Interest given by any member of the Group to secure Indebtedness in respect of borrowing from a bank or financial institution with a maturity not exceeding 18 months incurred for the purpose of financing working capital of any member of the Group and secured on accounts receivable of any member of the Group in respect of the sale of goods or services in the ordinary course of business; provided that the aggregate outstanding amount of such Indebtedness shall not exceed U.S.$100,000,000 in aggregate principal at any time outstanding;

(i)
any Security Interest given by any member of the Group to secure Indebtedness incurred in funding any project undertaken by the Group at any time up to the completion of construction of such project provided that such Security Interest should not exceed 50 per cent. of the costs foreseen for the project; or

(j)
any Security Interest created over assets of the Group in exchange or substitution for, or renewal or replacement of, Security Interests permitted by paragraphs (a) to (i) above, provided that any such further Security Interest is created on terms no more onerous to the Group than the Security Interests for which it is used in exchange or substitution for, or renewal or replacement of.

Project Finance Indebtedness means any Indebtedness which is issued, borrowed or raised by a Project Subsidiary to finance the ownership, acquisition, development and/or operation of an asset or project where there is no recourse whatsoever for repayment thereof other than:

(a)	recourse to the cash flow or net cash flow from such asset or project (including insurance proceeds); and/or

(b)
recourse, for the purpose only of enabling amounts to be claimed in respect of such Indebtedness, over such asset or project or the income, cash flow or other proceeds deriving therefrom, provided that the extent of such recourse is limited solely to the amount of any recoveries made on any such enforcement.

Project Subsidiary means any Subsidiary of the Issuer (a) the Capital Stock of which is either held in its entirety by the Issuer or partially held by third party investors, (b) which is established solely for the purpose of ownership, acquisition, development and operation of an asset or project, (c) of which not less than 60 per cent. of all Indebtedness outstanding at any time qualifies as Project Finance Indebtedness, and (d) with respect to which no member of the Group has any direct or indirect obligation to subscribe for additional Equity Interests or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results.

5.	COVENANTS

(A)	GENERAL COVENANTS

5.1	Limitation on Indebtedness

Without prejudice to Condition 5.15 (Limitation on Incurrence of Indebtedness by GPH), the Issuer shall not cause, or permit any of its Material Subsidiaries to create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise, any Indebtedness provided that the Issuer and any Material Subsidiary may incur Indebtedness, in each case, if:

(a)
after such incurrence of Indebtedness, the ratio of (A) the Group’s Relevant Financial Expenses to (B) the Group’s EBITDA adjusted for the deferred subscription revenues of gas distribution subsidiaries (as in each case taken from the most recent consolidated financial statements for the Measurement Period) is less than 1.0:1.2; and

(b)	no Potential Event of Default or Event of Default has occurred and is continuing.

Please note that the calculation of EBITDA in this Condition 5.1 differs from the calculation of EBITDA used in the Offering Memorandum published in connection with the Notes and the Financial Statements contained therein.

5.2	Limitation on Asset Sales

So long as any Note remains outstanding, neither the Issuer nor any of its Material Subsidiaries will engage in any Asset Sale unless:

(i)	the consideration received by the Issuer or its Material Subsidiary for such Asset Sale is not less than the Fair Market Value of the assets disposed of;

(ii)
the consideration received by the Issuer or its Material Subsidiary in respect of such Asset Sale consists of at least 75 per cent. cash or Cash Equivalents (deferred payment obligations received in payment of the purchase price which are immediately converted into cash or Cash Equivalents upon receipt by the Issuer or its Material Subsidiary being treated as cash for the purpose of this Condition 5.2); and

(iii)	immediately before giving effect to such Asset Sale, no Potential Event of Default or Event of Default has occurred and is continuing or would be caused thereby.

5.3	Limitation on Transactions with Affiliates

The Issuer shall not, and shall ensure that none of its Material Subsidiaries, directly or indirectly, will, conduct any business, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate (an Affiliate Transaction) including, without limitation, inter-company loans, unless the terms of such Affiliate Transaction are no less favourable to the Issuer or such Material Subsidiary, as the case may be, than those that could be obtained (at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor) in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer or such Material Subsidiary. The following will be deemed not to be Affiliate Transactions and will therefore not be subject to the provisions of this Condition 5.3:

(i)	any compensation or employment agreement entered into by any member of the Group in the ordinary course of its business and agreements relating to employment matters of any member of the Group;

(ii)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of any member of the Group;

(iii)
issuances or sales of Equity Interests of the Issuer provided that (a) any such issuance or sale is made at Fair Market Value and (b) the proceeds from any such issuance or sale have been received by the Issuer or the relevant Subsidiaries by the end of the fiscal year in which the issuance or sale occurred;

(iv)	any transaction with a Person that is an Affiliate of any member of the Group solely because a member of the Group owns an Equity Interest in such Person;

(v)	any transactions entered into in the ordinary course of business between or among members of the Group;

(vi)	any transaction pursuant to written agreements existing on [●] December 2011; and

(vii)
payments of fees made pursuant to services contracts existing on [●] December 2011 for the provision of services of the Issuer that have been entered into in the ordinary course of business between the Issuer and Affiliate that are on arm’s length terms.

5.4	Limitation on Merger and Consolidation

The Issuer shall not engage in the following transactions (each such or series of transactions, a Merger), namely:

(a)	merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Issuer is the surviving entity); or

(b)	sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person,

unless, immediately before and after such transaction, no Potential Event of Default or Event of Default exists.

5.5	Maintenance of Authorisations

For so long as any Note remains outstanding, the Issuer shall take all necessary action to maintain, obtain and promptly renew, and do or cause to be done all things reasonably necessary to ensure the continuance of, all consents, licences, approvals and authorisations, and make or cause to be made all registrations, recordings and filings, which may at any time be required to be obtained or made in the United Kingdom or the Republic of Turkey for (i) the execution, delivery or performance of the Trust Deed, the Agency Agreement and the Notes, or for the validity or enforceability thereof or (ii) the conduct by it of its business, but only if the failure to maintain, obtain, renew or ensure the continuance of such consents, licences, approvals and authorisations, registrations, recordings and filings would have a Material Adverse Effect.

5.6	Maintenance of Holdings

For so long as any Note remains outstanding the Issuer shall procure that Mehmet Kutman:

(a)	maintains a holding of not less than 2.5 per cent., of the Capital Stock of the Issuer; and

(b)	does not cease to be a director of the Issuer other than by reason of (i) death, (ii) incapacity through sickness, or (iii) termination of his directorship by the Issuer or its board of directors.

5.7	Pari Passu Ranking

The Issuer shall procure that its obligations under the Trust Deed, the Agency Agreement and the Notes do and will rank at least pari passu with all its other present and future unsecured and unsubordinated creditors, except for those whose claims are preferred by the effect of law of general application or by any bankruptcy, insolvency or other similar laws of general application.

5.8	Financial Statements

For so long as any Note remains outstanding the Issuer shall supply to the Trustee for distribution to a holder upon any holder’s written request:

(a)
as soon as the same become available, but in any event within 120 days after the end of each of its financial years (i) its audited consolidated financial statements for that financial year in accordance with Turkish GAAP principles consistently applied; (ii) its audited consolidated financial statements of the Group for that financial year in accordance with IFRS consistently applied; and

(b)
as soon as the same become available, but in any event within 90 days after the end of the first six months of each of its financial years (i) its unaudited consolidated financial statements for such six month period in accordance with Turkish GAAP principles consistently applied which have been subject to a limited review by the auditors; and (ii) its unaudited consolidated financial statements of the Group for such six month period in accordance with International Accounting Standards IAS 34 (“Interim Financial Reporting”) consistently applied which have been subject to a limited review by the auditors.

5.9	Information - Miscellaneous

For so long as any Note remains outstanding, the Issuer shall supply to the Trustee for distribution to a holder upon any holder’s written request:

(a)	all documents despatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which could reasonably be expected to have a Material Adverse Effect on the financial condition of the Issuer or on the ability of the Issuer to perform its obligations under the Notes; and

(c)	promptly, such further information in the possession or control of the Issuer regarding the financial condition and operations of the Issuer and its Subsidiaries as any holder may reasonably request.

5.10	Compliance Certificates

For so long as any Note remains outstanding, the Issuer shall supply to the Trustee for distribution toa holder upon any holder’s written request:

(a)	together with the delivery of the financial statements specified in Condition 5.8 (Financial Statements); and

(b)	promptly at any other time, if any holder so requests,

a Compliance Certificate (i) setting out (in reasonable detail) the computations as to compliance with Condition 5.1 (Limitation on Indebtedness) as at the date as at which those financial statements were drawn up, (ii) confirming the absence of a Port Put Event for the purposes of Condition 5.14 (Port Put Event), (iii) confirming compliance with Condition 5.15 (Limitation on Incurrence of Indebtedness by GPH) and (iv) confirming that no Default has occurred. Each Compliance Certificate shall be signed by two Authorised Signatories of the Issuer.

5.11	Requirements as to Financial Statements

(a)
Each set of financial statements delivered by the Issuer pursuant to Condition 5.8 (Financial Statements) shall be certified by two Authorised Signatories of the Issuer as fairly and accurately representing the Group’s financial condition as at the date at which those financial statements were drawn up.

(b)
The Issuer shall procure that each set of financial statements of the Group delivered pursuant to Condition 5.8(Financial Statements) is prepared using Turkish GAAP or IFRS, as appropriate, consistently applied, unless, in relation to any set of financial statements, the financial statements include disclosure that there has been a change in Turkish GAAP or IFRS, as appropriate, and, in the case of financial statements prepared in accordance with IFRS, its auditors (or, if appropriate, the auditors of the Group) deliver to the Trustee a description of any change necessary for those financial statements to reflect the IFRS upon which the Issuer’s Original Financial Statements were prepared and sufficient information in a form and substance as reasonably required by the Trustee.

(c)
The Issuer shall procure that each set of financial statements delivered by it under Condition 5.8 (Financial Statements) has been audited by an internationally recognised independent firm of auditors.

Any reference in these Conditions to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

5.12	Notification of Default

(a)	The Issuer shall notify the Trustee in writing in the form of an Officers’ Certificate of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Trustee, and in any event within seven days of such request, the Issuer shall supply to the Trustee an Officers’ Certificate certifying on its behalf that no Default has occurred or is continuing (or if a Default has occurred and/or is continuing, specifying the Default and the steps, if any, being taken to remedy it).

5.13	Interpretation

For the purposes of these Conditions:

Acquired Security Interest means, with respect to any specified Person, a Security Interest (a) of any other Person existing at the time or acquired within 30 days of the date on which such other Person is merged, consolidated, amalgamated or otherwise combined with or into, or becomes a Subsidiary of, such specified person, or (b) assumed in connection with an Asset Acquisition and for the avoidance of doubt shall include any Security Interest assumed or incurred within 30 days of such Asset Acquisition. The Acquired Security Interest shall be deemed to be incurred on the date the acquired Person becomes a Subsidiary or the date of the Asset Acquisition, as the case may be;

Affiliate of any specified Person, means (a) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, and (b) any other Person who is a director or officer of such specified Person, of any Subsidiary of such specified Person or of any Person described in paragraph (a) above;

Affiliate Transaction has the meaning given to it in Condition 5.3 (Limitation on Transactions with Affiliates);

Agency means any agency, authority, central bank, department, committee, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, any state or supra-national body;

Asset Acquisition means (a) an investment by a member of the Group in any other Person pursuant to which such Person shall become a member of the Group or shall be consolidated or merged with a member of the Group or (b) the acquisition by a member of the Group of assets of any Person which constitute all or substantially all of the assets of such Person or which comprise a division or line of business of such Person;

Asset Sale means any sale, lease, transfer or other disposal in one or more transactions or series of transactions (whether related or not) by any Material Subsidiary of all or any of the Equity Interests of any Subsidiary of the Issuer or any other property or assets of any Material Subsidiary or the issuance by any Material Subsidiary (other than the Issuer) of Equity Interests; provided that “Asset Sale” shall not include:

(a)	sales, leases, transfers or other disposal of inventory, stock-in-trade, goods, services and other current assets in the ordinary course of business;

(b)
dispositions by any member of the Group of assets or Equity Interests in a single transaction with an aggregate Fair Market Value of less than U.S.$2,000,000 or a series of related transactions with an aggregate Fair Market Value of less than U.S.$10,000,000;

(c)
any transfers of assets or transfers or issuances of Equity Interests to, between or among the Issuer and/or any of its Subsidiaries provided that (i) any such transfer or issuance is made at Fair Market Value and (ii) the proceeds from any such transfer or issuance have been received by the Issuer or the relevant Subsidiaries by the end of the fiscal year in which the transfer or issuance occurred; and

(d)
a disposition by a member of the Group of obsolete or worn out equipment or equipment that is no longer useful in the conduct of business of that member and that is disposed in each case in the ordinary course of business;

Authorised Signatories means, in the case of the Issuer, any Person who is a duly authorised officer of the Issuer at the relevant time;

Capital Stock means (a) in the case of a corporation, corporate stock, (b) in the case of a company, share capital, (c) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (d) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (e) any other interest or participation in the nature of an equity interest in the issuing Person or that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

Cash Equivalents means:

(a)
securities issued or directly and fully guaranteed or insured by the government of any of the United States of America or any member state of the European Union or the Republic of Turkey or any agency or instrumentality of any of the foregoing (provided that the full faith and credit of the relevant jurisdiction is pledged in support thereof) or by any European Union central bank, and in each case having maturities of not more than three years from the date of acquisition;

(b)
certificates of deposits, time deposit and money market deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with a commercial bank or trust company having one of the two highest rating categories obtainable from Moody’s or S&P, or with any Turkish commercial bank or trust company having one of the two highest rating categories obtainable by Turkish banks from Moody’s, Fitch or S&P or with any Turkish Participation Banks (Katilim Bankalarin) having one of the two highest rating categories obtainable by Turkish banks from Moody’s, Fitch or S&P;

(c)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any financial institution having one of the two highest rating categories obtainable from Moody’s or S&P, or with any Turkish commercial bank or trust company having one of the two highest rating categories obtainable by Turkish banks from Moody’s, Fitch or S&P;

(d)
commercial paper having a rating at the time of the investment of at least “P-1” from Moody’s or “A-l” from S&P (or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating) and in each case maturing within 12 months after the date of acquisition; and

(e)	money market funds at least 95.0 per cent. of the assets of which constitute Cash Equivalents of the kinds described in paragraphs (a) through (d) of this definition;

Compliance Certificate means a certificate substantially in the form set out in Schedule 5 of the Trust Deed;

Default means an Event of Default or a Potential Event of Default;

EBITDA for any period means the sum of profit before tax from operations, plus financial expenses, minus financial income, plus depreciation of tangible fixed assets and amortisation of other intangible assets;

Equity Interests means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock);

Event of Default means any event or circumstances described as such in Condition 11 (Events of Default);

Fair Market Value means, with respect to any property, asset or investment, the fair market value of such asset or investment at the time of the event requiring such determination, as determined in good faith by the board of directors of the Issuer, or, with respect to any asset or investment in excess of U.S.$20,000,000 (other than cash or Cash Equivalents), as determined in accordance with any applicable domestic rules and regulations in Turkey which the Issuer is subject to and in all other cases, determined by an Independent Appraiser;

Fitch means Fitch Ratings Ltd.;

Group means the Issuer and its Subsidiaries from time to time taken as a whole;

IFRS means International Financial Reporting Standards, including International Accounting Standards and Interpretations, issued by the International Accounting Standards Board, as amended, supplemented or re-issued from time to time;

Indebtedness means, without duplication, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (including, without limitation, guarantees), in respect of:

(a)	moneys borrowed or raised;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(d)	the amount of liability in respect of any lease or hire purchase contract which would, in accordance with Turkish GAAP or IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation pursuant to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(g)	any amounts raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)	bankers’ acceptances;

(i)	the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(j)	any hedging obligations; and

(k)	the amount of liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above;

and, in addition, the term “Indebtedness” of a specified person includes all indebtedness of any other Person secured by a Security Interest on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, any guarantee by the specified Person of any Indebtedness of any other Person provided that the term “Indebtedness” shall not include the non-interest portion of any trade payables or current liabilities other than short term debt and the current portion of long term debt;

Independent Appraiser means any independent investment banking, accountancy or appraisal firm of international standing or external audit firm of international standing selected by the Issuer provided it is not an Affiliate of the Issuer;

Material Adverse Effect means any effect, event, circumstance or change which (having regard to the prevailing circumstances) is materially adverse, in the good faith determination of the Issuer, to (a) the business, operations, property, financial condition or prospects of the Issuer or the Group; (b) the Issuer’s ability to perform or comply with its obligations under the Notes; (c) the validity or enforceability of the Notes, the Trust Deed or the Agency Agreement or the rights or remedies of any holder under any of them; or (d) the condition (financial, political, economic, market or otherwise) or prospects (financial, political, economic, market or otherwise) of the Republic;

Material Subsidiary means any Subsidiary of the Issuer:

(a)	whose profits before tax represent five per cent. or more of the profits before tax of the Group; or

(b)	whose net assets or revenues represent five per cent. or more of the net assets or revenues of the Group,

in each case calculated on a consolidated basis in accordance with the then most recent audited consolidated financial statements of the Issuer;

Measurement Period means each 12 month period ending on 30 June or 31 December, or vice versa, for which consolidated financial statements of the Issuer (or the other relevant Person in respect of which the particular calculation is to be made, as the case may be) prepared in accordance with IFRS are available;

Moody’s means Moody’s Investors Service, Inc.;

Officers’ Certificate means a certificate signed on behalf of the Issuer by two Authorised Signatories of the Issuer;

Original Financial Statements means the unaudited consolidated financial statements of the Group and the unaudited financial statements of the Issuer for the period ended 30 September 2011;

Person means any individual, company, corporation, firm, partnership, joint venture, association, trust, institution, organisation, state or Agency or any other entity, whether or not having separate legal personality;

Potential Event of Default means any event or circumstance specified in Condition 11 (Events of Default) which may become (with the passage of time, the expiry of a grace period, the giving of notice and/or the making of a determination and/or the fulfilment of any other requirement) an Event of Default;

Relevant Financial Expenses means, the sum of the consolidated (a) interest expense on short-term bank borrowings, (b) interest expense on long-term bank borrowings, and (c) commissions on letters of guarantee, minus its interest income;

Republic and Turkey means the Republic of Turkey (Turkiye Cumhuriyeti) and where the context so admits, any Agency thereof. Turkish and other cognitive expressions shall be construed accordingly;

S&P means Standard & Poor Ratings, a division of The McGraw-Hill Companies, Inc.;

Security Interest means any mortgage, charge, lien, pledge or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect and, for the avoidance of doubt, shall not be construed as a reference to any guarantee, indemnity or similar arrangement granted by the Issuer or any other member of the Group;

Subsidiary of a Person means another Person:

(a)	which is controlled, directly or indirectly, by that first-named Person, whether by contract, the power to appoint or remove members of the governing body of such Person or otherwise; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by that first-named Person;

Turkish GAAP means the Turkish Accounting Standards as promulgated by the Banking Regulation and Supervision Agency and the Turkish Commercial Code.

(B)	PORT COVENANTS

5.14	Port Put Event

(a)	Subject as provided below, if:

(i)	a Port Change of Control occurs; or

(ii)
Global Liman Işletmeleri A.Ş. (GPH) ceases or threatens to cease to carry on the whole or a substantial part of its business or any Port Material Subsidiary of GPH ceases or threatens to cease to carry on the whole or a substantial part of its business; or

(iii)	any Port Asset Sale occurs,

(any of (i), (ii) or (iii) being a Port Put Event),

each Noteholder will have a right (a Port Put Right), at such Noteholder’s option, to require the Issuer to redeem all, but not some only, of such Noteholder’s Notes on the Port Put Date (as defined below) at 101 per cent. of their principal amount together with interest accrued to but excluding the date of redemption. To exercise such Port Put Right, a Noteholder must complete, sign and deposit at the specified office of any Paying Agent a duly completed and signed put notice, substantially in the form set out in the Agency Agreement, obtainable during normal business hours from the specified office of any Paying Agent (a Port Put Exercise Notice), together with the Certificate evidencing the Notes to be redeemed, by not later than 30 days following the date upon which notice of the Port Put Event is given to the Noteholder (in accordance with Condition 13 (Notices)) by the Issuer (the expiry of such 30 day period being the Port Put Exercise Notice Date). The Port Put Date shall be the tenth Business Day (as defined in Condition 7 (Payments)) after the Port Put Exercise Notice Date.

For the avoidance of doubt, but without prejudice to Condition 11.1(n) (Nationalisation and Expropriation), a Port Put Event shall not occur if any of the events specified in (i) to (iii) above (inclusive) result from expropriation, nationalisation, compulsory acquisition or the taking into public ownership by Turkey.

(b)
A Port Put Exercise Notice, once delivered, shall be irrevocable and the Issuer shall redeem the Notes which form the subject of the Port Put Exercise Notice delivered as aforesaid on the Port Put Date except where, prior to the Port Put Date, an Event of Default has occurred and is continuing, in which event such Noteholder, at its option, may elect by notice to the Issuer to withdraw the Port Put Exercise Notice given hereunder and instead to give notice to the Issuer that all, but not some only, of such Noteholder’s Notes shall accordingly become forthwith due and repayable pursuant to Condition 11 (Events of Default).

(c)
Neither the Trustee nor any Paying Agent shall be required to take any steps to ascertain whether a Port Put Event or any event which could lead to the occurrence of a Port Put Event has occurred and each of them may assume in the absence of written notice to the contrary that no such event has occurred.

(d)
Not later than two Business Days (as defined in Condition 7 (Payments)) following the Port Put Event, the Issuer shall, and upon the Trustee becoming so aware (the Issuer having failed so to do) the Trustee may, and if so requested by the holders of at least one-quarter in principal amount of the Notes then outstanding, but subject to having been indemnified and/or secured and/or pre-funded to its satisfaction, shall, give notice to the Noteholders (with a copy to the Trustee) in accordance with Condition 13 (Notices) stating:

(i)	the date of such Port Put Event and, briefly, the events causing such Port Put Event;

(ii)	the Port Put Exercise Notice Date;

(iii)	the Port Put Date;

(iv)	the names and addresses of all Paying Agents;

(v)	the procedures that Noteholders must follow and the requirements that Noteholders must satisfy in order to exercise the Port Put Right;

(vi)	that a Port Put Exercise Notice, once validly given, may not be withdrawn save upon theoccurrence of an Event of Default (as described in 5.14 (b) above); and

(vii)	the aggregate principal amount of the Notes outstanding as of the latest practicable dateprior to the publication of such notice regarding the Port Put Event.

(e)	For the purposes of this condition:

(i)
a Port Change of Control shall be deemed to have occurred if the Issuer ceases to (i) control or hold, directly or indirectly, more than 65.0 per cent. of the ordinary shares of GPH, on an as-converted basis, giving the right to vote at a general meeting, (ii) whether directly or indirectly and whether by ownership of share capital, possession of voting powers or otherwise be able to appoint, or direct the appointment of, a majority of the board of directors of GPH; or (iii) be able to direct the management and policies of GPH or its Subsidiaries;

(ii)
a Port Asset Sale shall be deemed to have occurred if there is any direct or indirect lease, sale, sale and lease-back, transfer or other disposition either in one transaction or in a series of transactions (whether related or otherwise), by GPH (or the Issuer if relevant) to a person or persons that is not the Issuer or any Subsidiary of GPH in respect of:

(A)	all or any material licences necessary or desirable to own and operate the Port Business; or

(B)
all or any other assets of the Ports Business (excluding (I) transfers of cash and Cash Equivalents in the ordinary course of business and (II) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business) that are material to the operation and performance of the Port Business in the good faith determination of GPH or the Issuer; provided that the Issuer may sell, transfer or otherwise dispose of assets otherwise prohibited by paragraph (B) of this definition in an aggregate amount of up to U.S.$10,000,000 (or its U.S. Dollar Equivalent) in any 12 month period;

(iii)	Port Business means any business owned or operated directly or indirectly by GPH or its Subsidiaries from time to time; and

(iv)	Port Material Subsidiary means any Subsidiary of GPH:

(a)	whose profits before tax represent five per cent. or more of the profits before tax of GPH; or

(b)	whose net assets or revenues represent five per cent. or more of the net assets or revenues of GPH,

in each case calculated on a consolidated basis in accordance with the then most recent audited consolidated financial statements of the Issuer.

5.15	Limitation on Incurrence of Indebtedness by GPH

(a)
GPH will not, and will not permit any of its Subsidiaries to, incur, directly or indirectly, any Indebtedness except that GPH and/or any of its Subsidiaries may incur any or all of the Port Permitted Indebtedness.

(b)
For the purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. Notwithstanding any other provision of this Condition 5.15, the maximum amount that GPH, or any Subsidiary of GPH may incur pursuant to this Condition 5.15 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Interpretation

Currency Agreement means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

Port Permitted Indebtedness means

(a)	Indebtedness incurred to finance or facilitate the performance of the Port Business incurred and outstanding on or prior to the date hereof (Port Existing Indebtedness);

(b)
Indebtedness arising from the ordinary course of business operation by GPH and/or any of its Subsidiaries of the Port Business provided that the aggregate amount of such Indebtedness outstanding at any time shall not exceed U.S.$20,000,000 (or its U.S. Dollar Equivalent);

(c)	Project Finance Indebtedness;

(d)
Indebtedness incurred to refinance any Port Existing Indebtedness (Port Refinancing Indebtedness) provided that the terms of such Port Refinancing Indebtedness do not, for so long as any Note remains outstanding, materially prejudice the interests of Noteholders; or

(e)
Indebtedness incurred by way of a loan from a shareholder of GPH (a Shareholder Loan) provided that the terms of such Shareholder Loan do not, for so long as any Note remains outstanding, require any payment to be made in respect of it.

U.S. Dollar Equivalent means with respect to any amount denominated in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such other currency involved into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with such other currency as most recently published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates”.

6.	INTEREST

6.1	Interest Rate and Interest Payment Dates

The Notes bear interest from and including [●] 2011 (the Issue Date) at the rate of [●] per cent. per annum, payable semi-annually in arrear on [●] and [●] (each an Interest Payment Date) in each year. The first payment (for the period from and including [●] 2011 to but excluding [●] 2012 and amounting to U.S.$[●] per U.S.$1,000 principal amount of Note) shall be made on [●] 2012.

6.2	Interest Accrual

Each Note will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the principal in respect of the Note is improperly withheld or refused or unless default is otherwise made in respect of payment. In such event, interest will continue to accrue as provided in the Trust Deed.

6.3	Calculation of Broken Interest

When interest is required to be calculated in respect of a period of less than a full semi-annual interest period, it shall be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed on the basis of a month of 30 days.

7.	PAYMENTS

7.1	Payments in respect of Notes

Payment of principal and interest will be made by transfer to the registered account of the Noteholder or by U.S. Dollar cheque drawn on a bank that processes payments in U.S. Dollars mailed to the registered address of the Noteholder if it does not have a registered account. Payments of principal and payments of interest due otherwise than on an Interest Payment Date will only be made against surrender of the relevant Certificate at the specified office of any of the Agents. Interest on Notes due on an Interest Payment Date will be paid to the holder shown on the register of Noteholders at the close of business on the date (the record date) being the fifteenth day before the due date for the payment of interest.

For the purposes of this Condition, a Noteholder’s registered account means the U.S. Dollar account maintained by or on behalf of it with a bank that processes payments in U.S. Dollars, details of which appear on the register of Noteholders at the close of business, in the case of principal, and interest due otherwise than on an Interest Payment Date on the second Business Day (as defined below) before the due date for payment and, in the case of interest due on an Interest Payment Date, on the relevant record date, and a Noteholder’s registered address means its address appearing on the register of Noteholders at that time.

7.2	Payments subject to Applicable Laws

Payments in respect of principal and interest on the Notes are subject in all cases to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of Condition 9 (Taxation).

7.3	No commissions

No commissions or expenses shall be charged to the Noteholders in respect of any payments made in accordance with this Condition.

7.4	Payment on Business Days

Where payment is to be made by transfer to a registered account, payment instructions (for value the due date or, if that is not a Business Day (as defined below), for value the first following day which is a Business Day) will be initiated and, where payment is to be made by cheque, the cheque will be mailed, on the Business Day preceding the due date for payment or, in the case of a payment of principal or a payment of interest due otherwise than on an Interest Payment Date, if later, on the Business Day on which the relevant Certificate is surrendered at the specified office of an Agent.

Noteholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if the due date is not a Business Day, if the Noteholder is late in surrendering its Certificate (if required to do so) or if a cheque mailed in accordance with this Condition arrives after the due date for payment.

In this Condition Business Day means a day (other than a Saturday or Sunday) on which commercial banks are open for business in London and Istanbul and, in the case of presentation of a Certificate, in the place in which the Certificate is presented.

7.5	Partial Payments

If the amount of principal or interest which is due on the Notes is not paid in full, the Registrar will annotate the register of Noteholders with a record of the amount of principal or interest in fact paid.

7.6	Agents

The names of the initial Agents and their initial specified offices are set out at the end of these Conditions. The Issuer reserves the right, subject to the prior approval of the Trustee, at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents provided that:

(a)	there will at all times be a Principal Paying Agent;

(b)
there will at all times be an Agent (which may be the Principal Paying Agent) having a specified office in a European city which, for so long as the Notes are admitted to official listing on the London Stock Exchange, shall be London or such other place as the UK Listing Authority may approve;

(c)
the Issuer undertakes that it will ensure that it maintains a Paying Agent that is not located in a Member State of the European Union that will oblige it to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive;

(d)	there will at all times be a Paying Agent in a jurisdiction other than the jurisdiction in which the Issuer is incorporated; and

(e)	there will at all times be a Registrar.

Notice of any termination or appointment and of any changes in the specified office of any Agent will be given to the Noteholders promptly by the Issuer in accordance with Condition 13 (Notices).

8.	REDEMPTION AND PURCHASE

8.1	Redemption at Maturity

Unless previously redeemed or purchased and cancelled as provided below, the Issuer will redeem the Notes at their principal amount on [●] June 2017.

8.2	Redemption for Taxation Reasons

If the Issuer satisfies the Trustee immediately before the giving of the notice referred to below that:

(a)
as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Condition 9 (Taxation)), or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after [●] 2011, on the next Interest Payment Date:

(i)	the Issuer would be required to pay additional amounts as provided or referred to in Condition 9 (Taxation); and

(ii)
the Issuer would be required to make any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the Relevant Jurisdiction, beyond the prevailing applicable rates on the Issue Date; and

(b)	the requirements in (a) above cannot be avoided by the Issuer taking reasonable measures available to it,

the Issuer may at its option, having given not less than 30 nor more than 60 days’ notice to the Noteholders in accordance with Condition 13 (Notices) (which notice shall be irrevocable), redeem all the Notes, but not some only, at any time at their principal amount together with interest accrued to but excluding the date of redemption. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee a certificate signed by two Directors of the Issuer stating that the requirement referred to in (a) above will apply on the next Interest Payment Date and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of the change or amendment. The Trustee shall be entitled to accept the certificate as sufficient evidence of the satisfaction of the conditions precedent set out above, in which event it shall be conclusive and binding on the Noteholders.

8.3	No Other Redemption

The Issuer shall not be entitled to redeem the Notes otherwise than as provided in Condition 8.1 (Redemption at Maturity) and 8.2 (Redemption for Taxation Reasons) above.

8.4	Notices Final

Upon the expiry of any notice as is referred to in Condition 8.2 (Redemption for Taxation Reasons) above the Issuer shall be bound to redeem the Notes to which the notice refers in accordance with the terms of such paragraph.

8.5	Purchases

The Issuer or any of its Subsidiaries (as defined below) may at any time purchase Notes in any manner and at any price. Such Notes may be held, re-issued, resold or, at the option of the Issuer, surrendered to any Paying Agent or the Registrar for cancellation.

8.6	Provisions relating to Partial Redemption

If less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made in compliance with the rules, if any, of any stock exchange on which the Notes are listed or, if such Notes are not then listed or there are no such applicable rules, on a pro rata basis and in such manner as the Trustee may deem appropriate and fair, provided that no Notes shall be redeemed in part. Where some but not all of the Notes in respect of which a Certificate is issued are to be redeemed, the notice of redemption that relates to such Certificate shall state the portion of the principal amount of the Notes to be redeemed, and where applicable, a new Certificate in a principal amount equal to the unredeemed Notes will be issued in the name of the Noteholder thereof upon cancellation of the original Certificate. Any such new Certificate will be delivered to the specified office of an Agent or (at the risk and, if mailed at the request of the Noteholders otherwise than by ordinary uninsured mail, at the expense of the Noteholder) sent by mail to the Noteholder.

9.	TAXATION

9.1	Payment without Withholding

All payments in respect of the Notes by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Taxes) imposed or levied by or on behalf of a Relevant Jurisdiction, unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes in the absence of the withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Note:

(a)
presented for payment by or on behalf of a holder who is liable to the Taxes in respect of the Note by reason of his having some connection with any Relevant Jurisdiction other than the mere holding of the Note; or

(b)	presented for payment in the Republic of Turkey; or

(c)
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(d)
presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a Member State of the European Union; or

(e)
presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that a holder would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days assuming that day to have been a Business Day (as defined in Condition 7 (Payments)).

9.2	Interpretation

In these Conditions:

(a)
Relevant Date means with respect to any payment the date on which such payment first becomes due but, if the full amount of the money payable has not been received by the Principal Paying Agent on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect has been duly given to the Noteholders by the Issuer in accordance with Condition 13 (Notices); and

(b)
Relevant Jurisdiction means the Republic of Turkey or any political subdivision or any authority thereof or therein having power to tax or any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which the Issuer becomes subject in respect of payments made by it of principal and interest on the Notes.

9.3	Additional Amounts

Any reference in these Conditions to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this Condition 9 (Taxation) or under any undertakings given in addition to, or in substitution for, this Condition pursuant to the Trust Deed.

10.	PRESCRIPTION

Claims in respect of principal and interest will become prescribed unless made within 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date, as defined in Condition 9 (Taxation).

11.	EVENTS OF DEFAULT

11.1	Events of Default

The Trustee at its discretion may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders shall (subject in each case to being indemnified and/or secured and/or pre-funded to its satisfaction), give notice to the Issuer that the Notes are, and they shall accordingly forthwith become, immediately due and repayable at their principal amount, together with accrued interest as provided in the Trust Deed, in any of the following events (Events of Default):

(a)	Non-payment

The Issuer does not pay on the due date any amount of principal or interest in respect of the Notes at the place and in the currency in which it is expressed to be payable, unless:

(i)	its failure to pay is caused by an administrative or technical error; and

(ii)	payment is made within five business days of its due date in the case of principal and seven business days of its due date in the case of interest.

(b)	Breach of Debt Limitations

Any breach of Condition 5.1 (Limitation on Indebtedness) occurs, provided that no Event of Default under this Condition 11.1(b) (Breach of Debt Limitations) will occur if the Trustee considers such breach to be capable of remedy and it is remedied within 45 Business Days (or such longer period as the Trustee may permit) of the Issuer being given notice thereof or of the Issuer becoming aware of the failure to comply.

(c)	Breach of Other Obligations

The Issuer does not comply with any provision, obligation or covenant contained in the Trust Deed or herein (other than those referred to in Condition 11.1(a) (Non-payment) and Condition 11.1 (b) (Breach of Debt Limitations)), provided that no Event of Default under this Condition 11.1 (c) will occur if the Trustee considers that failure to be capable of remedy and it is remedied within 30 Business Days (or such longer period as the Trustee may permit) of the Issuer being given notice thereof or of the Issuer becoming aware of the failure to comply.

(d)	Cross default

(i)	Any Indebtedness of the Issuer or any of its Material Subsidiaries is not paid when due nor within any originally applicable grace period; or

(ii)
Any Indebtedness of the Issuer or any of its Material Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)
Any commitment for, or underwriting of, any Indebtedness of the Issuer or any of its Material Subsidiaries is cancelled or suspended by any creditor of any member of the Group as a result of an event of default (however described); or

(iv)
Any creditor of the Issuer or any of its Material Subsidiaries becomes entitled to declare any Indebtedness of any member of the Issuer or any of its Material Subsidiaries due and payable prior to its specified maturity as a result of an event of default (however described).

No Event of Default will occur under this Condition 11.1(d) if the aggregate amount of Indebtedness or commitment for Indebtedness falling within Conditions 11.1(d) (i) to (iv) above is less than U.S.$10,000,000 (or its equivalent in any other currency or currencies).

(e)	Insolvency

(i)
The Issuer or any of its Material Subsidiaries is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(ii)	The value of the assets of any Material Subsidiary is less than the amount of its liabilities (taking into account contingent and prospective liabilities); or

(iii)
A moratorium is declared in respect of any indebtedness of any Material Subsidiary (if a moratorium occurs in respect of the Issuer, the ending of the moratorium will not remedy any Event of Default caused by the moratorium); or

(iv)	A Material Subsidiary is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due.

No Event of Default will occur under this Condition 11.1(e) where any of the events listed in Conditions 11.1(e) (i) to (iv) above arises for the purpose of or followed by any reconstruction, amalgamation, reorganisation, merger or consolidation (A) on terms approved by the Trustee or by an Extraordinary Resolution of the Noteholders; or (B) in the case of a Material Subsidiary, whereby the undertaking and assets of such Material Subsidiary are transferred to or otherwise vested in the Issuer or another of its Material Subsidiaries.

(f)	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation(by way of voluntary arrangement, scheme of arrangement or otherwise) of the Issuer or any Material Subsidiary;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Issuer or any Material Subsidiary;

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Subsidiary or any of their respective assets; or

(iv)	enforcement of any Security Interest over any assets of any Material Subsidiary, or any analogous procedure or step is taken in any jurisdiction.

(g)	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Issuer or a Material Subsidiary and which is in respect of an amount of not less than US$10,000,000 or its equivalent in any other currency and is not discharged within 20 days.

(h)	Analogous proceedings

Any event occurs anywhere which in the opinion of the Trustee appears to correspond, or has an analogous effect, to any of the events referred to herein in Condition 11.1(e) and Condition 11.1(f).

(i)	Cessation or change of business

Without prejudice to Condition 5.14 (Port Put Event), the Issuer or any Material Subsidiary changes, suspends, ceases, or threatens to cease, to carry on all or a substantial part of its business. For the avoidance of doubt, any disposal, sale or transfer of any assets of, or interest in any member of the Group which is permitted under Conditions 5.2 (Limitation on Asset Sales) or 5.3 (Limitation on Transactions with Affiliates) herein shall not constitute an Event of Default.

(j)	Unlawfulness

It is or becomes unlawful for the Issuer to perform any of its obligations under the Trust Deed, the Agency Agreement or the Notes, or any of the obligations of the Issuer under the Trust

Deed, the Agency Agreement or the Notes are not, or cease to be legal, valid and binding on the Issuer.

(k)	Foreign Currency

Any restriction is imposed on the ability of the Issuer to hold and deal with any currency other than Turkish Lira, which would make it impossible for the Issuer to perform its obligations under the Trust Deed, the Agency Agreement or the Notes.

(l)	Further acts

Any act or condition required to be done, fulfilled or performed at any time in order:

(i)
to enable the Issuer lawfully to enter into, exercise its rights under, and, perform the obligations expressed to be assumed by it under the Notes or any document entered into or in connection with or related to the Notes as legal, valid and binding; or

(ii)	to make the Notes and any document entered into or in connection with or related to the Notes admissible in evidence in the Republic,

is not done, fulfilled or performed.

(m)	Repudiation

The Issuer repudiates any Note, the Trust Deed or the Agency Agreement, or does or causes to be done any act or thing, evidencing an intention to repudiate any Note, the Trust Deed or the Agency Agreement.

(n)	Nationalisation and Expropriation

Without prejudice to Condition 5.14 (Port Put Event) and subject as provided below, all or any material part of the undertaking or assets of the Issuer or any Material Subsidiary shall be expropriated (including, but not limited to, by way of cancellation of the right to operate any business), nationalised, compulsorily acquired or taken into public ownership (each a Nationalisation Event) or the Issuer or any Material Subsidiary shall cease to be able or entitled to exercise the rights of control, operation or ownership of the same by reason of a Nationalisation Event.

No Event of Default will occur under this Condition 11.1(n) as a result of a Nationalisation Event if (i) the undertaking or assets which are subject to a Nationalisation Event are owned or operated by Ege Liman İşletmeleri A.Ş. (a Kusadasi Nationalisation Event); (ii) the Kusadasi Nationalisation Event is a direct result of a Pending Legal Proceeding; and (iii) the proceeds of any compensation paid to Ege Liman İşletmeleri A.Ş. and/or the Group as a result of the Kusadasi Nationalisation Event are, after compliance with any agreements in existence as of [Issue Date] with respect to the distribution of such compensation amounts amongst Group members and/or shareholders of Ege Liman İşletmeleri A.Ş., distributed on a pro rata basis amongst Noteholders by way of reduction of principal within 60 days of receipt of such compensation.

For the purposes of this Condition 11.1(n), Pending Legal Proceeding means any of the legal proceedings in respect of Ege Liman İşletmeleri A.Ş. that are referenced by the file numbers below, or any immediate continuation thereof amongst the same parties but excluding any new proceedings in respect thereof commenced on or after [Issue Date]:

(i)	Plenary Session of Chambers for Administrative Cases of the Council of State, 2009/3049 E.;

(ii)	Sixth Chamber of the Council of State, 2011/6657 E.;

(iii)	Fourteenth Chamber of the Council of State, 2011/14304 E.;

(iv)	Aydın 1st Administrative Court, 2011/1651 E.;

(v)	Aydın 1st Administrative Court, 2011/992 E.;

(vi)	Sixth Chamber of the Council of State, 2011/185 E.;

(vii)	Thirteenth Chamber of the Council of State, 2011/3633 E.;

(viii)	Beyoğlu 1st Commercial Court, 2010/368 E.; or

(ix)	Aydın 1st Administrative Court, 2010/1981 E..

The Issuer will within 10 days of becoming aware of a Kusadasi Nationalisation Event, give notice thereof to the Trustee and the Noteholders (in accordance with Condition 13 (Notices)) specifying the amount of principal payable per each U.S.$1,000 in principal amount of the Notes and the date for the payment thereof.

(o)	Material Adverse Change

Any event or series of events occurs which has or can reasonably be expected to have a material and adverse effect on the condition, earnings, business affairs, business prospects or operations of any Material Subsidiary or on the ability of the Issuer to comply with its obligations under the Trust Deed, Agency Agreement or the Notes.

(p)	Necessity to Carry on Business

It is or becomes necessary under the laws of the Republic and/or the constitution of the Issuer:

(i)	in order to enable the Trustee or a holder to enforce its rights under a Note, the Trust Deed or the Agency Agreement; or

(ii)	by reason only of the execution, delivery and performance of the Notes, the Trust Deed or the Agency Agreement,

that the Trustee or a holder should be licensed, qualified or otherwise entitled to carry on business in the Republic.

11.2	Interpretation

In this Condition 11, Business Day means any day on which the banks generally are open for business (including dealings in foreign currencies) in New York, London and Istanbul, and the city where the Specified Office (as defined in the Agency Agreement) of the Principal Paying Agent (as defined in the Agency Agreement) is located.

12.	REPLACEMENT OF CERTIFICATES

If any Certificate is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Registrar upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to (i) evidence of such loss, theft, mutilation, defacement or destruction, and (ii) indemnity as the Issuer may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.

13.	NOTICES

13.1	Notices to the Noteholders

All notices to the Noteholders will be valid if mailed to them at their respective addresses in the register of Noteholders maintained by the Registrar. The Issuer shall also ensure that notices are duly given or published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the Notes are for the time being listed. Any notice shall be deemed to have been given on the seventh day after being so mailed or on the date of publication or, if so published more than once or on different dates, on the date of the first publication.

13.2	Notices from the Noteholders

Notices to be given by any Noteholder shall be in writing and given by lodging the same, together with the relative Certificate, with the Registrar or, if the Certificates are held in a clearing system, may be given through the clearing system in accordance with its standard rules and procedures.

14.	MEETINGS OF NOTEHOLDERS AND MODIFICATION

14.1	Meeting of Noteholders

The Trust Deed contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the modification or abrogation by Extraordinary Resolution of any of these Conditions or any of the provisions of the Trust Deed. Such a meeting may be convened on no less than 21 clear days’ notice by the Trustee or the Issuer and shall be convened by the Trustee (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) upon the request in writing of Noteholders holding not less than one-tenth of the aggregate principal amount of the outstanding Notes. The quorum at any meeting for passing an Extraordinary Resolution will be one person present holding or representing more than 50 per cent. in principal amount of the Notes for the time being outstanding, or at any adjourned such meeting one or more persons present whatever the principal amount of the Notes held or represented by him or them, unless the business of such meeting includes consideration of proposals relating to a Reserved Matter (as defined in the Trust Deed), in which case, the necessary quorum for passing an Extraordinary Resolution will be one or more persons present holding or representing not less than two-thirds, or at any adjourned such meeting not less than one-third, of the principal amount of the Notes for the time being outstanding. The Trust Deed provides that (i) a resolution passed at a meeting duly convened and held in accordance with the Trust Deed by a majority consisting of not less than three-fourths of the votes cast on such resolution, (ii) a resolution in writing signed by or on behalf of the holders of not less than three-fourths in principal amount of the Notes for the time being outstanding or (iii) consent given by way of electronic consents through the relevant clearing system(s) (in a form satisfactory to the Trustee) by or on behalf of the holders of not less than three-fourths in principal amount of the Notes for the time being outstanding, shall, in each case, be effective as an Extraordinary Resolution of the Noteholders. An Extraordinary Resolution passed by the Noteholders will be binding on all Noteholders, whether or not they are present at any meeting and whether or not they voted on the resolution.

14.2	Modification, Waiver, Authorisation and Determination

The Trustee may agree, without the consent of the Noteholders, to any modification of, or to the waiver or authorisation of any breach or proposed breach of, any of these Conditions or any of the provisions of the Trust Deed or the Agency Agreement, or determine, without any such consent as aforesaid, that any Event of Default or Potential Event of Default shall not be treated as such (provided that, in any such case, it is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders) or may agree, without any such consent as aforesaid, to any modification which, in its opinion, is of a formal, minor or technical nature or to correct a manifest error or an error which is, in the opinion of the Trustee, proven.

14.3	Trustee to have Regard to Interests of Noteholders as a Class

In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders as a class but shall not have regard to any interests arising from circumstances particular to individual Noteholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Noteholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Noteholder be entitled to claim, from the Issuer, the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders except to the extent already provided for in Condition 9 (Taxation) and/or any undertaking given in addition to, or in substitution for, Condition 9 (Taxation) pursuant to the Trust Deed.

14.4	Notification to the Noteholders

Any modification, abrogation, waiver, authorisation, determination or substitution shall be binding on the Noteholders and, unless the Trustee agrees otherwise, any modification or substitution shall be notified by the Issuer to the Noteholders as soon as practicable thereafter in accordance with Condition 13 (Notices).

15.	SUBSTITUTION

The Trustee may, without the consent of the Noteholders, agree with the Issuer to the substitution in place of the Issuer (or of any previous substitute under this Condition) of any Subsidiary of the Issuer as the principal debtor under the Notes and the Trust Deed subject to:

(a)	the Notes being unconditionally and irrevocably guaranteed by the Issuer;

(b)	the Trustee being satisfied that the interests of the Noteholders are not materially prejudiced by the substitution; and

(c)	certain other conditions set out in the Trust Deed being complied with.

16.	ENFORCEMENT

16.1
The Trustee may at any time, at its discretion and without notice, take such proceedings and/or other steps or action against or in relation to the Issuer as it may think fit to enforce the provisions of the Trust Deed and the Notes or otherwise, but it shall not be bound to take any such proceedings or other steps or action unless (a) it shall have been so directed by an Extraordinary Resolution of the Noteholders or so requested in writing by the holders of at least one-quarter in principal amount of the Notes then outstanding, and (b) it shall have been indemnified and/or secured and/or pre-funded to its satisfaction.

16.2
No Noteholder shall be entitled to (i) take any steps or action against the Issuer to enforce the performance of any of the provisions of the Trust Deed or the Notes or (ii) take any other proceedings in respect of or concerning the Issuer, in each case unless the Trustee, having become bound so to take any such action, step or proceedings, fails to do so within a reasonable period and the failure shall be continuing.

16.3
The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Trustee may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

17.	INDEMNIFICATION AND PROTECTION OF THE TRUSTEE AND ITS CONTRACTING WITH THE ISSUER

17.1	Indemnification and protection of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility and liability towards the Issuer and the Noteholders, including (i) provisions relieving it from taking action unless indemnified and/or secured and/or pre-funded to its satisfaction; and (ii) provisions limiting or excluding its liability in certain circumstances. The Trust Deed provides that, when determining whether an indemnity or any security or pre-funding is satisfactory to it, the Trustee shall be entitled (i) to evaluate its risk in any given circumstance by considering the worst-case scenario and (ii) to require that any indemnity or security given to it by the Noteholders or any of them be given on a joint and several basis and be supported by evidence satisfactory to it as to the financial standing and creditworthiness of each counterparty and/or as to the value of the security and an opinion as to the capacity, power and authority of each counterparty and/or the validity and effectiveness of the security.

17.2	Trustee Contracting with the Issuer

The Trust Deed also contains provisions pursuant to which the Trustee is entitled, inter alia, (i) to enter into business transactions with the Issuer and/or any of the Issuer’s Subsidiaries and to act as trustee for the holders of any other securities issued or guaranteed by, or relating to, the Issuer and/or any of the Issuer’s Subsidiaries, (ii) to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such transactions or, as the case may be, any such trusteeship without regard to the interests of, or consequences for, the Noteholders, and (iii) to retain and not be liable to account for any profit made or any other amount or benefit received thereby or in connection therewith.

18.	FURTHER ISSUES

The Issuer is at liberty from time to time without the consent of the Noteholders to create and issue further notes or bonds (whether in bearer or registered form) either (a) ranking pari passu in all respects (or in all respects save for the first payment of interest thereon) and so that the same shall be consolidated and form a single series with the outstanding notes or bonds of any series (including the Notes) constituted by the Trust Deed or any supplemental deed or (b) upon such terms as to ranking, interest, conversion, redemption and otherwise as the Issuer may determine at the time of the issue. Any further notes or bonds which are to form a single series with the outstanding notes or bonds of any series (including the Notes) constituted by the Trust Deed or any supplemental deed shall, and any other further notes or bonds may (with the consent of the Trustee), be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of notes or bonds of other series in certain circumstances where the Trustee so decides.

19.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

19.1	Governing Law

The Trust Deed, Agency Agreement and the Notes are, and any non-contractual obligations arising therefrom, are governed by and will be construed in accordance with, English law.

19.2	Jurisdiction of English courts

The Issuer has irrevocably agreed for the benefit of the Trustee and the Noteholders that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Notes and accordingly has submitted to the exclusive jurisdiction of the English courts. The Issuer has waived any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum.

The Issuer has, in the Trust Deed, waived any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum. The Trustee and the Noteholders may take any suit, action or proceeding arising out of or in connection with the Trust and the Notes (together referred to as Proceedings) against the Issuer in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions.

19.3	Consent to Enforcement

The Issuer agrees, without prejudice to the enforcement of a judgment obtained in the English courts according to the provisions of Article 54 of the International Private and Procedural Law of Turkey (Law No. 5718), that in the event that any action is brought in relation to the Issuer in a court in Turkey in connection with the Notes, any judgment obtained in the courts of England in connection with such action shall constitute conclusive evidence of the existence and amount of the claim against the Issuer, pursuant to the provisions of the second sentence of Article 287 of the Civil Procedure Code of Turkey (Law No. 1086) and Article 58 of the International Private and Procedural Law of Turkey (Law No. 5718).

19.4	Waiver of Immunity

To the extent that the Issuer may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer or its assets or revenues, the Issuer agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

19.5	Appointment of Process Agent

The Issuer has in the Trust Deed appointed Law Debenture Corporation Services Limited at its registered office for the time being as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of such agent ceasing so to act, it will appoint another person as its agent for that purpose. Failing such appointment within 15 days, the Trustee shall be entitled to appoint such a person by written notice to the Issuer.

20.	RIGHTS OF THIRD PARTIES

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

THE GLOBAL CERTIFICATES

The Global Certificates contain the following provisions which apply to the Notes in respect of which they are issued whilst they are represented by the Global Certificates, some of which modify the effect of the Conditions. Terms defined in the Conditions have the same meaning in paragraphs 1 to 6 below.

1.	ACCOUNTHOLDERS

For so long as any of the Notes are represented by the Global Certificates, each person (other than another clearing system) who is for the time being shown in the records of DTC or Euroclear or Clearstream, Luxembourg (as the case may be) as the holder of a particular aggregate principal amount of such Notes (each an Accountholder) (in which regard any certificate or other document issued by DTC or Euroclear or Clearstream, Luxembourg (as the case may be) as to the aggregate principal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated as the holder of such aggregate principal amount of such Notes (and the expression “Noteholders” and references to “holding of Notes” and to “holder of Notes” shall be construed accordingly) for all purposes other than with respect to payments on such Notes and, in the case of DTC and its nominee, voting, giving consents and making requests pursuant to the Trust Deed and the Conditions, the right to which shall be vested, as against the Issuer and the Trustee, solely in the nominee for the relevant clearing system (the Relevant Nominee) in accordance with and subject to the terms of the Global Certificates. Each Accountholder must look solely to DTC or Euroclear or Clearstream, Luxembourg, as the case may be, for its share of each payment made to the Relevant Nominee.

2.	CANCELLATION

Cancellation of any Note following its redemption or purchase by the Issuer or any of its Subsidiaries will be effected by reduction in the aggregate principal amount of the Notes in the register of Noteholders and by the annotation of the appropriate schedule to the relevant Global Certificate.

3.	PAYMENTS

Payments of principal and interest in respect of Notes represented by a Global Certificate will be made upon presentation or, if no further payment falls to be made in respect of the Notes, against presentation and surrender of such Global Certificate to or to the order of the Registrar or such other Agent as shall have been notified to the holders of the Global Certificates for such purpose.

Distributions of amounts with respect to book-entry interests in the Unrestricted Notes held through Euroclear or Clearstream, Luxembourg will be credited, to the extent received by the Registrar, to the cash accounts of Euroclear or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures.

Holders of book-entry interests in the Restricted Notes holding through DTC will receive, to the extent received by the Registrar, all distribution of amounts with respect to book-entry interests in such Notes from the Registrar through DTC. Distributions in the United States will be subject to relevant U.S. tax laws and regulations.

A record of each payment made will be endorsed on the appropriate schedule to the relevant Global Certificate by or on behalf of the Registrar and shall be prima facie evidence that payment has been made.

4.	NOTICES

So long as the Notes are represented by a Global Certificate and such Global Certificate is held on behalf of a clearing system, notices to Noteholders may be given by delivery of the relevant notice to that clearing system for communication by it to entitled Accountholders in substitution for notification as required by Condition 13. Any such notice shall be deemed to have been given to the Noteholders on the day after the day on which such notice is delivered to Euroclear and/or Clearstream, Luxembourg (as the case may be) as aforesaid.

Without prejudice to paragraph 7 “Put Exercise Notice” below, whilst any of the Notes held by a Noteholder are represented by a Global Certificate, notices to be given by such Noteholder may be given by such Noteholder (where applicable) through Euroclear and/or Clearstream, Luxembourg and otherwise in such manner as the Trustee and Euroclear and Clearstream, Luxembourg may approve for this purpose.

5.	REGISTRATION OF TITLE

Registration of title to Notes in a name other than that of the Relevant Nominee will not be permitted unless Euroclear or Clearstream, Luxembourg or DTC, as appropriate, notifies the Issuer that it is unwilling or unable to continue as a clearing system in connection with a Global Certificate or, in the case of DTC only, DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, and in each case a successor clearing system is not appointed by the Issuer within 90 days after receiving such notice from Euroclear, Clearstream, Luxembourg or DTC or becoming aware that DTC is no longer so registered. In these circumstances title to a Note may be transferred into the names of holders notified by the Relevant Nominee in accordance with the Conditions, except that Certificates in respect of Notes so transferred may not be available until 21 days after the request for transfer is duly made.

The Registrar will not register title to the Notes in a name other than that of the Relevant Nominee for a period of 15 calendar days preceding the due date for any payment of principal or interest in respect of the Notes.

If only one of the Global Certificates (the Exchanged Global Certificate) becomes exchangeable for Certificates in accordance with the above paragraphs, transfers of Notes may not take place between, on the one hand, persons holding Certificates issued in exchange for beneficial interests in the Exchanged Global Certificate and, on the other hand, persons wishing to purchase beneficial interests in the other Global Certificate.

6.	TRANSFERS

Transfers of book-entry interests in the Notes will be effected through the records of Euroclear, Clearstream, Luxembourg and DTC and their respective participants in accordance with the rules and procedures of Euroclear, Clearstream, Luxembourg and DTC and their respective direct and indirect participants, as more fully described under “Clearing and settlement Arrangements”.

7.	PUT EXERCISE NOTICE

For so long as any Note is represented by a Global Certificate, to exercise the right to require redemption of all, but not some only, of its Notes under Condition 5.14 the Noteholder must, within the notice period set out in Condition 5.14, give notice to any Paying Agent of such exercise in accordance with the standard procedures of Euroclear, Clearstream, Luxembourg or DTC, as applicable (which may include notice being given on such Noteholder’s instruction by Euroclear, Clearstream, Luxembourg, DTC or any depositary for them to any Paying Agent by electronic means) in a form acceptable to Euroclear, Clearstream, Luxembourg or DTC, as applicable, from time to time.

Any notice given in accordance with the standard procedures of Euroclear, Clearstream, Luxembourg or DTC, as applicable, given by a Noteholder under Condition 5.14 shall be irrevocable except where, prior to the Port Put Date (as defined in Condition 5.14), an Event of Default has occurred and is continuing, in which event such Noteholder, at its option, may elect by notice to the Issuer to withdraw the notice given hereunder and instead to give notice to the Issuer that all, but not some only, of such Noteholder’s Notes shall accordingly become forthwith due and repayable pursuant to Condition 11.

BOOK-ENTRY CLEARANCE SYSTEMS

The information set out below is subject to any change in or reinterpretation of the rules, regulations and procedures of each of DTC, Euroclear or Clearstream, Luxembourg (together, the “Clearing Systems”) currently in effect. The information in this section concerning the Clearing Systems has been obtained from sources that the Issuer believes to be reliable, but none of the Issuer nor any Initial Purchaser takes any responsibility for the accuracy thereof. Investors wishing to use the facilities of the Clearing Systems are advised to confirm the continued applicability of the rules, regulations and procedures of such facilities.

None of the Issuer nor any other party to the Agency Agreement will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes held through the facilities of the Clearing Systems or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Book-Entry Systems

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream, Luxembourg customers are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

DTC

DTC has advised the Issuer that it is a limited purpose trust company organised under the New York Banking Law, a “banking organisation” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerised book-entry changes in participants’ accounts. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

Registration and Form

Book-entry interests in the Notes held through Euroclear and Clearstream, Luxembourg will be represented by the Unrestricted Global Certificate registered in the name of a nominee of, and held by, a common depositary for Euroclear and Clearstream, Luxembourg. Book-entry interests in the Notes held through DTC will be represented by the Restricted Global Certificate registered in the name of Cede & Co., as nominee for DTC, and held by a custodian for DTC. As necessary, the Registrar will adjust the amounts of Notes on the Register for the accounts of Euroclear, Clearstream, Luxembourg and DTC to reflect the amounts of Notes held through Euroclear, Clearstream, Luxembourg and DTC, respectively. Beneficial ownership of book-entry interests in Notes will be held through financial institutions as direct and indirect participants in Euroclear, Clearstream, Luxembourg and DTC.

The aggregate holdings of book-entry interests in the Notes in Euroclear, Clearstream, Luxembourg and DTC will be reflected in the book-entry accounts of each such institution. Euroclear, Clearstream, Luxembourg or DTC, as the case may be, and every other intermediate holder in the chain to the beneficial owner of book-entry interests in the Notes will be responsible for establishing and maintaining accounts for their participants and customers having interests in the book-entry interests in the Notes. The Registrar will be responsible for maintaining a record of the aggregate holdings of Notes registered in the name of a common nominee for Euroclear and Clearstream, Luxembourg, a nominee for DTC and/or, if individual Certificates are issued in the limited circumstances described under “The Global Certificates - Registration of Title”, holders of Notes represented by those individual Certificates. The Principal Paying Agent will be responsible for ensuring that payments received by it from the Issuer for holders of book-entry interests in the Notes holding through Euroclear and Clearstream, Luxembourg are credited to Euroclear or Clearstream, Luxembourg, as the case may be, and the Fiscal Agent will also be responsible for ensuring that payments received by the Fiscal Agent from the Issuer for holders of book-entry interests in the Notes holding through DTC are credited to DTC.

The Issuer will not impose any fees in respect of holding the Notes; however, holders of book-entry interests in the Notes may incur fees normally payable in respect of the maintenance and operation of accounts in Euroclear, Clearstream, Luxembourg or DTC.

Clearing and Settlement Procedures

Initial Settlement

Upon their original issue, the Notes will be in global form represented by the two Global Certificates. Interests in the Notes will be in uncertified book-entry form. Purchasers electing to hold book-entry interests in the Notes through Euroclear and Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional Eurobonds. Book-entry interests in the Notes will be credited to Euroclear and Clearstream, Luxembourg participants’ securities clearance accounts on the business day following the Closing Date against payment (value the Closing Date). DTC participants acting on behalf of purchasers electing to hold book-entry interests in the Notes through DTC will follow the delivery practices applicable to securities eligible for DTC’s Same Day Funds Settlement system. DTC participants’ securities accounts will be credited with book-entry interests in the Notes following confirmation of receipt of payment to the Issuer on the Closing Date.

Secondary Market Trading

Secondary market trades in the Notes will be settled by transfer of title to book-entry interests in the Clearing Systems. Title to such book-entry interests will pass by registration of the transfer within the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream, Luxembourg and between Euroclear and Clearstream, Luxembourg in accordance with procedures established for these purposes by Euroclear and Clearstream, Luxembourg. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfer of book-entry interests in the Notes between Euroclear or Clearstream, Luxembourg and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream, Luxembourg and DTC.

General

None of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform the procedures referred to above, and such procedures may be discontinued at any time.

None of the Issuer, the Trustee or any of their agents will have any responsibility for the performance by Euroclear, Clearstream, Luxembourg or DTC or their respective participants of their respective obligations under the rules and procedures governing their operations or the arrangements referred to above.

TAXATION

This is a general summary of certain United States federal, United Kingdom and Turkish tax considerations in connection with an investment in the Notes. This summary does not address all aspects of United States federal, United Kingdom and Turkish tax laws and does not discuss any state or local tax considerations. While this summary is considered to be a correct interpretation of existing laws in force on the date of this Offering Memorandum, there can be no assurance that those laws or the interpretation of those laws will not change. This summary does not discuss all of the tax consequences that may be relevant to an investor in light of such investor’s particular circumstances or to investors subject to special rules, such as regulated investment companies, certain financial institutions or insurance companies.Prospective investors are advised to consult their tax advisers with respect to the tax consequences of the purchase, ownership or disposition of the Notes (or the purchase, ownership or disposition of beneficial interests therein) as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

Certain U.S. Federal Income Tax Consequences

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE OF 1986; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and retirement or other disposition of Notes by a U.S. Holder (as defined below). This summary is not a complete analysis or description of all potential U.S. federal income tax consequences to U.S. Holders, and does not address state, local, foreign, or other tax laws. This summary does not address aspects of U.S. federal income taxation that may be applicable to U.S. Holders that are subject to special tax rules, such as U.S. expatriates, “dual resident” companies, banks, thrifts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, individual retirement accounts and other tax-deferred accounts, tax-exempt organisations or investors, dealers or traders in securities, commodities or currencies, holders that will hold a Note as part of a position in a “straddle” or as part of a “synthetic security” or as part of a “hedging”, “conversion”, “integrated” or constructive sale transaction for U.S. federal income tax purposes or that have a “functional currency” other than the U.S. dollar, or holders otherwise subject to special tax rules. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences of the acquisition, ownership, retirement or other disposition of Notes and does not address the U.S. federal income tax treatment of holders that do not acquire Notes as part of the initial distribution at the initial issue price (defined below). Each prospective purchaser should consult its tax adviser with respect to the U.S. federal state, local and foreign tax consequences of acquiring, holding, retiring or other disposition of Notes.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed U.S. Treasury Regulations, in each case, as available and in effect on the date hereof. All of the foregoing are subject to change or differing interpretation, which could apply retroactively and affect the tax consequences described herein.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that (a) purchases Notes in the offering at the initial issue price; (b) holds Notes as capital assets; and (c) is, for U.S. federal income tax purposes:

(i)	a citizen or individual resident of the United States;

(ii)	a corporation organised in or under the laws of the United States or any state thereof (including the District of Columbia);

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)
a trust (1) that validly elects to be treated as a United States person within the meaning of section 7701 (a)(30) of the Code for U.S. federal income tax purposes or (2) (a) over the administration of which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax adviser as to the U.S. federal income tax consequences of acquiring, holding, retiring or other disposition of Notes.

The “initial issue price” of a Note will equal the initial offering price to the public (not including bond houses, brokers or similar persons or organisations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCE TO THEM OF OWNING THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Payments of Interest

It is anticipated and the following discussion assumes that the Notes will not be issued with more than a de minimis amount of original issue discount.

Interest paid on a Note and additional amounts (if any) will be included in a U.S. Holder’s gross income (without reduction for withholding taxes, if any) as ordinary interest income at the time it is received or accrued in accordance with the U.S. Holder’s usual method of tax accounting. Interest on the Notes will be treated as foreign source income for U.S. federal income tax purposes, including U.S. foreign tax credit limitation purposes. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. Interest on the Notes should generally constitute “passive category income”, or in the case of certain U.S. Holders, “general category income.” As an alternative to the tax credit, a U.S. Holder may elect to deduct any foreign taxes (the election would then apply to all foreign income taxes such U.S. Holder paid in that taxable year). The rules relating to foreign tax credits and the timing thereof are complex and U.S. Holders should consult their own tax advisers regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situation.

Sale, Exchange or Retirement

Upon the sale, exchange, retirement or other disposition of a Note, a U.S. Holder will generally recognise taxable gain or loss equal to the difference, if any, between the amount realised on the sale, exchange or retirement (other than amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. Holder’s adjusted tax basis in such Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. dollar cost of such Note to the U.S. Holder less any principal payments received on the Note. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period for such Notes exceeds one year. Certain U.S. Holders (including individuals) currently are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. Any gain or loss realised on the sale, exchange, retirement or other disposition by a U.S. Holder of a Note generally will be treated as U.S. source gain or loss, as the case may be. The deductibility of capital losses is subject to substantial limitations.

U.S. Backup Withholding Tax and Information Reporting

A backup withholding tax and information reporting requirements apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale or redemption of an obligation, to certain U.S. Holders. The payor will be required to withhold backup withholding tax on payments made within the United States, or by a U.S. payor or U.S. middleman, on a Note to a U.S. Holder, other than an exempt recipient, if the U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements.

Backup withholding tax is not an additional tax. A U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against such holder’s U.S. federal income tax liability and may be entitled to a refund provided the required information is furnished to the U.S. tax authorities in a timely manner.

Recently enacted legislation may require individual U.S. Holders to report to the IRS certain information with respect to their beneficial ownership of the Notes not held through an account with a financial institution. Investors who fail to report required information could be subject to substantial penalties.

The above description is not intended to constitute a complete analysis of all U.S. tax consequences relating to the ownership of the Notes. Prospective purchasers of the Notes should consult their own tax advisers concerning the tax consequences of their particular situations.

Certain United Kingdom Tax Considerations

The following applies only to persons who are the beneficial owners of Notes and is a summary of the Issuer’s understanding of current law and practice in the United Kingdom relating to certain aspects of United Kingdom taxation. Some aspects do not apply to certain classes of persons (such as dealers) to whom special rules may apply.

The United Kingdom tax treatment of prospective Noteholders depends on their individual circumstances and may be subject to change in the future. Prospective Noteholders who may be subject to tax in a jurisdiction other than the United Kingdom or who are in any doubt as to their tax position should seek their own professional advice.

A.	Payment of Interest on the Notes

Payments of interest on the Notes may be made without withholding on account of United Kingdom income tax. However, Noteholders may wish to note that, in certain circumstances, HM Revenue & Customs (“HMRC”) has power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom who either pays or credits interest to or receives interest for the benefit of a Noteholder. Information so obtained may, in certain circumstances, be exchanged by HMRC with the tax authorities of the jurisdiction in which the Noteholder is resident for tax purposes.

B.	United Kingdom Corporation Tax payers

In general, Noteholders which are within the charge to United Kingdom corporation tax will be charged to tax as income on all returns, profits or gains on, and fluctuations in value of, the Notes (including fluctuations attributable to exchange rates) broadly in accordance with their statutory accounting treatment.

C.	Other United Kingdom Taxpayers

Taxation of Chargeable Gains

A disposal of Notes by an individual Noteholder who is resident or ordinarily resident in the United Kingdom, or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Notes are attributable, may give rise to a chargeable gain or an allowable loss for the purposes of the taxation of capital gains.

Accrued Income Scheme

On a disposal of Notes by a Noteholder, any interest which has accrued since the last interest payment date may be chargeable to tax as income under the rules of the accrued income scheme as set out in Part 12 of the Income Tax Act 2007, if that Noteholder is resident or ordinarily resident in the United Kingdom or carries on a trade in the United Kingdom through a branch or agency to which the Notes are attributable.

D.	Stamp Duty and Stamp Duty Reserve Tax (SDRT)

No stamp duty or SDRT is payable on the issue of the Notes or on a transfer of the Notes.

Certain Turkish Tax Considerations

The following discussion is a summary of certain Turkish tax considerations relating to an investment by a person who is a non-resident of Turkey in Notes of a Turkish company issued abroad. The discussion is based upon current law and is for general information only. The discussion below is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership or disposition of the Notes that may be relevant to a decision to make an investment in the Notes. Furthermore, the discussion only relates to the investment by a person where the Notes will not be held in connection with the conduct of a trade or business through a permanent establishment in Turkey. Each investor should consult its own tax advisers concerning the tax considerations applicable to its particular situation. This discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Offering Circular, all of which are subject to change, possibly with a retroactive effect. In addition, it does not describe any tax consequences: (a) arising under the laws of any taxing jurisdiction other than Turkey or (b) applicable to a resident of Turkey or with a fixed base or permanent establishment in Turkey.

For Turkish tax purposes, a legal entity is a resident of Turkey if its corporate domicile is in Turkey or its effective place of management is in Turkey. A resident legal entity is subject to Turkish taxes on its worldwide income, whereas a non-resident legal entity is only liable to the Turkish taxes for the trading income made through a permanent establishment or a permanent representative, or for the income sourced in Turkey otherwise.

An individual is a resident of Turkey if such individual has established domicile in Turkey or stays in Turkey more than six months in a calendar year. On the other hand, foreign individuals who stay in Turkey for six months or more for a specific job or business or particular purposes that are specified in the Income Tax Law are not treated as a resident of Turkey. A resident individual is liable for Turkish taxes on his/her worldwide income, whereas a non-resident individual is liable for Turkish tax for the income sourced in Turkey.

Income from capital investment is sourced in Turkey when the principal is invested in Turkey. Capital gain derived from trading income is considered sourced in Turkey when the activity or transaction generating such income is performed or accounted for in Turkey. The term “accounted for” means that a payment is made in Turkey, or if the payment is made abroad, it is recorded in the books in Turkey.

Any withholding tax levied on income derived by a non-resident person is the final tax for the non-resident person and no further declaration is needed. Any other income of a non-resident person sourced in Turkey that has not been subject to withholding tax will be subject to taxation and declaration where exemptions are reserved.

Interest paid on notes (such as the Notes) issued abroad by Turkish corporates is subject to withholding tax. Through a Decree dated 20 December 2010 numbered 2010/1182, the withholding tax rates are set according to the maturity of notes issued abroad as follows:

•	10% withholding tax for notes with a maturity of less than 1 year,

•	7% withholding tax for notes with a maturity of at least 1 year and less than 3 years,

•	3% withholding tax for notes with a maturity of at least 3 years and less than 5 years, and

•	0% withholding tax for notes with a maturity of 5 years and more.

Such withholding tax is the final tax for a non-resident person and no further declaration is required.

In general, capital gains are not taxed through withholding tax and therefore any capital gain sourced in Turkey with respect to the Notes may be subject to declaration. However, pursuant to Law numbered 6111, special or separate tax returns will not be submitted for capital gains from the notes of a Turkish corporate issued abroad when the income is derived by a non-resident. Therefore, no tax is levied on the non-resident persons on capital gains from such Notes and no declaration is required.

A non-resident holder will not be liable for Turkish estate, inheritance or similar tax with respect to its investment in the Notes, nor will it be liable for any Turkish stamp issue, registration or similar tax or duty relating thereto.

Reduced Withholding Tax Rates

Under current Turkish laws and regulations, interest payments on notes by an issuer to a non-resident holder will be subject to a withholding tax at a rate between 10% and 0% in Turkey, as detailed above.

If a double taxation treaty is in effect between Turkey and the country of the holder of the notes (in some cases, for example, pursuant to the treaties with the United Kingdom and the United States, the term “beneficial owner” is used), which provides for the application of a lower withholding tax rate than the current rate to be applied by the corporation, then the lower rate may be applicable. For the application of withholding at a reduced rate that benefits from the provisions of a double tax treaty concluded between Turkey and the relevant jurisdiction where the investor is a resident, an original copy of the certificate of residence signed by the competent authority referred to in Article 3 of the Treaty is required, together with a translated copy translated by a translation office, to verify that the investor is subject to taxation over its worldwide gains in the relevant jurisdiction on the basis of resident taxpayer status, as a resident of the relevant jurisdiction to the related tax office directly or through the banks and intermediary institutions prior to the application of withholding. In the event the certificate of residence is not delivered prior to the application of withholding tax, then upon the subsequent delivery of the certificate of residence, refunding of the excess tax shall be granted pursuant to the provisions of the relevant double taxation treaty and the Turkish tax legislation.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, member states are required to provide to the tax authorities of another member state details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other member state or to certain limited types of entities established in that other member state. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non- EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described herein.

THE ABOVE SUMMARIES ARE NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE INVESTMENT IN THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS. THIS DISCUSSION IS BASED UPON LAWS AND RELEVANT INTERPRETATIONS THEREOF IN EFFECT AS OF THE DATE OF THIS OFFERING MEMORANDUM.

PLAN OF DISTRIBUTION

The Issuer intends to offer the Notes through the Initial Purchasers and their broker-dealer affiliates, as applicable, named below. Subject to the terms and conditions stated in a subscription agreement dated [●] 2011 (the “Subscription Agreement”), among the Initial Purchasers and the Issuer, each of the Initial Purchasers has severally agreed to purchase, and the Issuer has agreed to sell to each of the Initial Purchasers, the principal amount of the Notes set forth opposite each Initial Purchaser’s name below.

Principal
Amount of Notes
Initial Purchasers	(US$)
UBS Limited	[●]
Mitsubishi UFJ Securities International plc	[●]
TOTAL	[●]

The Subscription Agreement provides that the obligations of the Initial Purchasers to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The Initial Purchasers must purchase all the Notes if they purchase any of the Notes. The offering of the Notes by the Initial Purchasers is subject to receipt and acceptance and subject to the Initial Purchasers’ right to reject any order in whole or in part.

The Issuer has been informed that the Initial Purchasers propose to resell the Notes at the offering prices set forth on the cover page of this Offering Memorandum within the United States to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A) in reliance upon Rule 144A, and to non-U.S. persons outside the United States in reliance upon Regulation S. See “Transfer Restrictions”. The prices at which the Notes are offered may be changed at any time without notice.

Offers and sales of the Notes in the United States will be made by those Initial Purchasers or their affiliates that are registered broker-dealers under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in accordance with Rule 15a-6 thereunder.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold within the United States except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. See “Transfer Restrictions”.

The Notes will constitute a new class of securities of the Issuer with no established trading market. The Issuer cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. The Initial Purchasers have advised the Issuer that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, the Issuer cannot assure you as to the liquidity of or the trading market for the Notes.

In connection with the offering, the Initial Purchasers may purchase and sell Notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilising transactions. Overallotment involves the sale of Notes in excess of the principal amount of Notes to be purchased by the Initial Purchasers in this offering, which creates a short position for the Initial Purchasers. Covering transactions involve the purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilising transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Initial Purchasers may conduct these transactions in the over-the-counter market or otherwise. If the Initial Purchasers commence any of these transactions, they may discontinue them at any time.

The Issuer expects that delivery of the Notes will be made against payment therefor on the closing date specified on the cover page of this Offering Memorandum, which will be the [fifth] New York business day following the date of this Offering Memorandum (this settlement cycle being referred to as “T+[5]”). Under Rule 15c6-l of the Exchange Act, trades in the secondary market generally are required to settle in three New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of this Offering Memorandum or the next succeeding New York business days will be required, by virtue of the fact that the Notes initially will settle in T+[5], to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of this Offering Memorandum or the next succeeding New York business days should consult their own adviser.

The Initial Purchasers and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Initial Purchasers or their respective affiliates may have performed investment banking and advisory services for the Issuer and its affiliates from time to time for which they may have received customary fees and expenses. The Initial Purchasers or their respective affiliates may, from time to time, engage in transactions with and perform advisory and other services for the Issuer and its affiliates in the ordinary course of their business.

In the ordinary course of their various business activities, the Initial Purchasers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the Issuer.

The Issuer has agreed to indemnify the several Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Initial Purchasers may be required to make because of those liabilities.

ADDITIONAL SELLING RESTRICTIONS

NOTICE TO RESIDENTS OF TURKEY

THE OFFERING OF THE NOTES WILL BE REGISTERED WITH THE CMB ONLY FOR THE PURPOSE OF THE SALE OF THE NOTES OUTSIDE OF TURKEY IN ACCORDANCE WITH ARTICLE 15(B) OF DECREE 32, THE CAPITAL MARKETS LAW AND ARTICLES 4, 6 AND 25 OF THE COMMUNIQUÉ. THE NOTES (OR BENEFICIAL INTERESTS THEREIN) HAVE TO BE OFFERED OR SOLD TO REAL PERSONS AND LEGAL ENTITIES DOMICILED OUTSIDE OF TURKEY AND THE CMB HAS AUTHORISED THE NOTES; PROVIDED THAT, FOLLOWING THE PRIMARY SALE OF THE NOTES, NO TRANSACTION THAT MAY BE DEEMED AS A SALE OF THE NOTES (OR BENEFICIAL INTERESTS THEREIN) IN TURKEY BY WAY OF PRIVATE PLACEMENT OR PUBLIC OFFERING MAY BE ENGAGED IN. HOWEVER, PURSUANT TO ARTICLE 15(D)(II) OF DECREE 32, RESIDENTS OF TURKEY SHALL BE FREE TO PURCHASE AND SELL SUCH NOTES (OR BENEFICIAL INTERESTS) IN THE FINANCIAL MARKETS OUTSIDE OF TURKEY THROUGH BANKS AND INTERMEDIARY INSTITUTIONS AUTHORISED PURSUANT TO CAPITAL MARKETS LEGISLATION AND TO TRANSFER THEIR PURCHASING PROCEEDS ABROAD THROUGH BANKS. THE REGISTRATION CERTIFICATE RELATING TO THE NOTES IS EXPECTED TO BE OBTAINED FROM THE CMB ON OR ABOUT [●] 2011.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

In the United Kingdom, this Offering Memorandum is being distributed only to and is directed only at: (a) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (b) high net worth bodies corporate falling within Article 49(2) of the Order and (c) any other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). Each Initial Purchaser has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and (b) it has complied and will comply with all applicable provisions of the FSMA in respect of anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

TRANSFER RESTRICTIONS

Because the following restrictions will apply with respect to the Notes, purchasers of the Notes are advised to consult legal counsel prior to making an offer, resale, pledge or transfer of any of the Notes.

According to Article 15 d(ii) of Decree 32 regarding the Protection of the Value of the Turkish Currency, residents in Turkey shall be free to purchase and sell securities and other capital market instruments traded on financial markets outside of Turkey, and to transfer their purchasing proceeds abroad through banks and the intermediary institutions authorised in accordance with capital market legislation.

The Issuer has not registered the Notes under the Securities Act or the laws of any state securities commission and, therefore, the Notes may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes are being offered and sold only (1) to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), commonly referred to as “QIBs”, in compliance with Rule 144A under the Securities Act and (2) outside the United States in compliance with Regulation S under the Securities Act.

If you purchase the Notes, you will be deemed to have acknowledged, represented and agreed with the Initial Purchasers and the Issuer as follows:

(1)
You understand and acknowledge that the Notes have not been registered under the Securities Act or any other applicable securities law and that the Notes are being offered for resale in transactions not requiring registration under the Securities Act or any other securities law, including sales pursuant to Rule 144A under the Securities Act, and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with the conditions for transfer set forth in paragraph (4) below.

(2)
You are not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer and you are not acting on the Issuer’s or their behalf and you are either (i) a QIB and are aware that any sale of Notes to you will be made in reliance on Rule 144A and such acquisition will be for your own account or for the account of another QIB or (ii) you are purchasing Notes in an offshore transaction in accordance with Regulation S under the Securities Act.

(3)
You acknowledge that none of the Issuer or the Initial Purchasers, or any person representing the Issuer or the Initial Purchasers, has made any representation to you with respect to the Issuer or the offer or sale of any of the Notes, other than the information contained in this Offering Memorandum, which has been delivered to you and upon which you are relying in making your investment decision with respect to the Notes. You acknowledge that the Initial Purchasers make no representation or warranty as to the accuracy or completeness of this Offering Memorandum. You have had access to such financial and other information concerning the Issuer and the Notes as you have deemed necessary in connection with your decision to purchase the Notes, including an opportunity to ask questions of and request information from the Issuer and the Initial Purchasers.

(4)
You are purchasing the Notes for your own account, or for one or more investor accounts for which you are acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. You agree on your own behalf and on behalf of any investor account for which you are purchasing Notes, and each subsequent holder of the Notes by its acceptance thereof will agree, to offer, sell or otherwise transfer such Notes prior to (x), the date which is one year (or such shorter period of time as permitted by Rule 144 under the Securities Act or any successor provision thereunder) after the later of the date of the original issue of the Notes and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto), or (y), such later date, if any, as may be required by applicable law (the “Resale Restriction Termination Date”), only (a) to the Issuer, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A, to a person you reasonably believe is a QIB that purchases for its own account or for the account of another QIB to whom you give notice that the transfer is being made in reliance on Rule 144A, (d) in an offshore transaction complying with Rule 903 or 904 of Regulation S under the Securities Act or (e) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. You acknowledge that the Issuer reserves the right prior to any offer, sale or other transfer of the Notes pursuant to clause (d) or (e) above, to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer.

Each purchaser acknowledges that each Rule 144A Note will contain a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT WILL NOT PRIOR TO (X), THE DATE WHICH IS ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE THEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE (AS DEFINED IN RULE 144) OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE), OR (Y), SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE EXCEPT (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES OUTSIDE THE UNITED STATES IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN COMPLIANCE WITH THE RELEVANT SECURITIES LAWS OF ANY OTHER JURISDICTION, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTICE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE ISSUER AND THE TRUSTEE SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) ABOVE, TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO THE ISSUER AND TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(5)	If you purchase the Notes, you will also be deemed to acknowledge that the foregoing restrictions apply to holders of beneficial interests in the Notes as well as to holders of the Notes.

(6)
You acknowledge that the registrar will not be required to accept for registration of transfer any Notes acquired by you, except upon presentation of evidence satisfactory to the Issuer and the registrar that the restrictions set forth herein have been complied with.

(7)	You acknowledge that:

(a)
the Issuer, the Initial Purchasers and others will rely upon the truth and accuracy of your acknowledgements, representations and agreements set forth herein and you agree that if any of your acknowledgements, representations or agreements herein cease to be accurate and complete, you will notify the Issuer and the Initial Purchasers promptly in writing; and

(b)	if you are acquiring any Notes as fiduciary or agent for one or more investor accounts, you represent with respect to each such account that:

(i)	you have sole investment discretion; and

(ii)	you have full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account and that each such investment account is eligible to purchase the Notes.

(8)	You agree that you will give to each person to whom you transfer the Notes notice of any restrictions on the transfer of the Notes.

(9)
You understand that no action has been taken in any jurisdiction (including the United States) by the Issuer or the Initial Purchasers that would permit a public offering of the Notes or the possession, circulation or distribution of this Offering Memorandum or any other material relating to the Issuer or the Notes in any jurisdiction where action for that purpose is required. Consequently, any transfer of the Notes will be subject to the selling restrictions set forth under “Transfer Restrictions” and “Selling Restrictions”.

LEGAL MATTERS

The validity of the Notes and certain other matters relating to the issuance of the Notes will be passed upon for the Issuer by Baker & McKenzie LLP, as to matters of U.S. law, and by Bener Law Office as to matters of Turkish law. Certain matters as to U.S. and English law will be passed upon for the Initial Purchasers by Allen & Overy LLP, and certain matters as to Turkish law will be passed upon for the Initial Purchasers by Cerrahoglu Law Firm.

GENERAL INFORMATION

Authorisation

The issuance and sale of the Notes by the Issuer and the execution and delivery by the Issuer of the Transaction Documents have been authorised pursuant to the authority of the officers of the Issuer under resolution of its Board of Directors dated 21 November 2011.

Listing

Application has been made to the UK Listing Authority for the Notes to be admitted to listing on the Official List and to the London Stock Exchange for the Notes to be admitted to trading on the London Stock Exchange’s Regulated Market. It is expected that admission to the Official List and to trading on the London Stock Exchange’s Regulated Market will be granted on or about [●] 2011, subject only to the issue of the Notes. Prior to official listing, dealings will be permitted by the London Stock Exchange in accordance with its rules.

Clearing Systems

The Unrestricted Global Certificate has been accepted for clearance through Euroclear and Clearstream, Luxembourg (ISIN [●] and Common Code [●]). Application has been made for acceptance of the Restricted Global Certificate into DTC’s book-entry settlement system (ISIN [●], Common Code [●] and CUSIP [●]).

Significant or Material Adverse Change

There has been no material adverse change in the prospects of the Issuer since 31 December 2010, being the end of the last financial period for which the Issuer’s Audited Financial Statements have been published and there has been no significant change in the financial or trading position of the Issuer since 30 September 2011, being the date of the Issuer’s last published interim financial statements.

Interests of Natural and Legal Persons Involved in the Issue

So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

Accounts and Auditors

The Annual Financial Statements as at 31 December 2010, 2009 and 2008 have been audited and the Interim Financial Statements as at 30 September 2011 and 2010 have been reviewed by Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. (a Turkish corporation and a member of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity) (“KPMG”), independent certified public accountants in Turkey, located at Yapi Kredi Plaza, C Block, 17th Floor, Büyükdere Caddesi, 34330 Levent, İstanbul as stated in the report appearing herein. The Issuer’s accounts are prepared on a quarterly, semi-annual and annual basis in accordance with the requirements of the CMB regulations and IFRS.

KPMG has given and has not withdrawn its written consent to the inclusion of its audit reports on the Global Yatırım Holding Anonim Şirketi Annual Financial Statements on page F-91 and the inclusion of its review report on the Interim Financial Statements on page F-2 in this Offering Memorandum and the references thereto in the form and context in which they appear and has authorised the contents of such reports. KPMG accepts responsibility for the information contained in the audit reports on the Annual Financial Statements and the review report on the Interim Financial Statements of Global Yatırım Holding Anonim Şirketi, and that to the best of the knowledge and belief of KPMG, having taken all reasonable care to ensure that such is the case, the information contained in such reports is in accordance with the facts and does not omit anything likely to affect the import of such information. As the Notes have not been and will not be registered under the Securities Act, KPMG have not filed and will not file a consent under the Securities Act.

Litigation

Save as disclosed in this Offering Memorandum (see “Business of the Issuer—Legal Proceedings— Challenges related to the Kuşadası Cruise Port zoning plan” on page 163, “Business of the Issuer—Legal Proceedings—Challenges related to the privatisation of Kuşadası Cruise Port” on pages 163-164, “Business of the Issuer—Legal Proceedings—Challenge to the Torba A.Ş. shareholders agreement” on page 164, “Business of the Issuer—Legal Proceedings—Challenge to the Denizli Sümerpark zoning plan” on page 164, “Business of the Issuer—Legal Proceedings—Challenges to Van zoning plan and tender” on pages 164-165, “Business of the Issuer—Legal Proceedings—Challenges related to the privatisation of İzmir Port” on page 165, “Business of the Issuer—Legal Proceedings—Challenges related to the privatisation of BaşkentGaz on pages 165-166” and, “Business of the Issuer—Legal Proceedings—Challenges related to the Dağören HEPP” on page 166) there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware), which may have, or have had, during the 12 months prior to the date of this Offering Memorandum, a significant effect on the Issuer’s consolidated financial position.

Documents

The Issuer produces audited consolidated annual financial statements, semi-annual financial statements subject to review, and unaudited quarterly financial statements. Copies of the latest audited annual and unaudited quarterly and semi-annual interim reports of the Issuer (in English) delivered by the Issuer pursuant to Condition 5.8 may be obtained and copies (with certified English translations where the documents at issue are not in English) of the Issuer‘s articles of association and of its audited financial statements as at and for the years ended 31 December 2008, 2009 and 2010, and copies of the Transaction Documents referred to herein (including the forms of the Notes) will be available for inspection at the offices of the Issuer, Trustee and Fiscal Agent.

Material Contracts

Save as disclosed in this Offering Memorandum under “Business of the Issuer”, the Issuer has not entered into any material contract outside the ordinary course of its business, which could result in the Issuer being under an obligation or entitlement that is material to its ability to meet its obligations in respect of the Notes.

GLOSSARY

Annual Financial Statements	means the audited consolidated financial statements of the Issuer as at and for the years ended 31 December 2008, 2009 and 2010

Antalya Port	means Ortadoğu Antalya Liman İşletmeleri A.Ş., the multi- functional port in Antalya, Turkey on the Mediterranean coast

Antalya Port TOORA	means the transfer of operation rights agreement for Antalya Port entered into on 31 August 1998 between the PA, the TDI and Antalya Port

APM	means the automatic pricing mechanism

Articles	means the Articles of Association of the Issuer

Başkentgaz	means Başkent Doğalgaz Dağıtım A.Ş.

Board	means the Board of Directors of the Issuer

Bodrum Cruise Port	means Bodrum Yolcu Limanı İşletmeleri A.Ş., the cruise port in Bodrum, Turkey on the Aegean coast

BOT	means build-operate-transfer

BOTAŞ	means Boru Hatları ile Petrol Taşıma A.Ş., the Turkish state- owned enterprise which operates Turkey's petroleum and gas pipeline infrastructure and imports Turkey's natural gas

CAGR	means compound annual growth rate

Capital Markets Law	means Capital Markets Law No. 2499 of the Republic of Turkey

Central Bank	means Türkiye Cumhuriyeti Merkez Bankası A.Ş., the central bank of the Republic of Turkey

CFBB	means a coal-fired circulating fluidised bed boiler

CMA	means CMA CGM S.A.

CMB	means the Capital Markets Board of the Republic of Turkey

CNG	means compressed natural gas

Corporate Governance Principles	means a set of recommended principles for public companies produced by the CMB in 2003

CPI	means the Turkish consumer price index

Dağören Energy	means Dağören Enerji A.Ş.

DKS	means Durrës Kurum Shipping s.H.A

Drewry	means Drewry Shipping Consultants Limited

DTR	means the Turkish Draft Tariff Regulation

DUY	means the market balancing and settlement mechanism

EBITDA
means (other than in the Financial Statements) profit before tax from operations, plus financial expenses, minus financial income, plus depreciation of tangible fixed assets, and amortisation of other intangible assets, minus share of profit/(loss) by equity accounted investees, plus the effect of the reversal of the deferred subscriber connection fee revenue, plus the gain/(loss) on sale of shares recognised in equity (as described in Notes 4 and 24 to the financial statements for the nine months ended 30 September 2011).

EIE	means the Turkish General Directorate of Electrical Power Resources Survey and Development Administration

EMRA	means the Turkish Energy Market Regulatory Authority

Energaz	means Energaz Gaz Elektrik Su Dağıtım A.Ş.

EPC Agreement	means a engineering, procurement and construction agreement

ERP	means enterprise resource planning

EUR, Euro or €	means the Euro, the single currency of the participating member states of the European Union

FONBUL	means an online data portal managed by FINNET Elektronik Yayıncılık Data İletişim San.Tic.Ltd.Sti.

Galata Energy	means Galata Enerji Üretim Sanayi ve Ticaret A.Ş.

Geliş Mining	means Geliş Madencilik Enerji İnşaat Ticaret A.Ş.

General Directorate	means the Turkish General Directorate of Mineral Research and Exploration

Global Asset Management	means Global Portföy Yönetimi A.Ş.

Global Energy	means Global Enerji Hizmetleri ve İşletmeciliği A.Ş.

Global Port Holdings	means Global Liman İşletmeleri A.Ş.

Global Securities	means Global Menkul Değerler A.Ş.

GMD	means Global Securities

GPH	means Global Port Holdings

Group	means GYH together with its consolidated subsidiaries

GYH	means Global Yatırım Holding Anonim Şirketi and/or its consolidated subsidiaries (as the context requires)

HPH	means Hutchison Port Holdings Limited

HEPP	means hydro-electric power plant

IANGV	means the International Association for Natural Gas Vehicles

IAS 34	means International Accounting Standards 34, “Interim Financial Reporting”

IASB	means the International Accounting Standards Board

IFC	means International Finance Corporation

IFRS	means the International Financial Reporting Standards as issued by the IASB

IFRS Financial Statements	means the Annual Financial Statements and the Interim Financial Statements

Income Tax Law	means Income Tax Law No. 193 of the Republic of Turkey

Interim Financial Statements	means the reviewed interim condensed consolidated financial statements as at and for the nine months ended 30 September 2010 and 2011

ISE	means the İstanbul Stock Exchange

ISPS Code	means the International Ship and Port Facility Security Code

Issuer	means GYH

KPMG
means Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. (a Turkish corporation and a member of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity)

Kuşadası Cruise Port	means Ege Liman İşletmeleri A.Ş., the cruise port in Kuşadası, Turkey on the Aegean coast

LNG	means liquid natural gas

LPG	means liquefied petroleum gas

Maya Tourism	means Maya Tourism Limited

MSC	means MSC Gemi Acenteliği A.Ş.

Naturelgaz	means Naturelgaz Sanayi ve Ticaret A.Ş.

NGV	means natural gas vehicle

PA	means the Turkish Privatisation Administration

Pera REIT	means Pera Gayrimenkul Yatırım Ortaklığı A.Ş.

PETKIM	means Petkim Petrokimya Holding A.Ş.

PHC	means the Turkish Privatisation High Council

RAB	means a regulated asset basis

RCCL	means Royal Caribbean Cruises Ltd.

Right of Usage	means a right-of-usage granted over the sea areas where piers are built pursuant to the Turkish Regulation on State Owned Property

SDIF	means a Turkish Savings Deposit Insurance Fund

Setur	means Setur Servis Turistik A.Ş.

Şırnak Field	means the asphaltite mine field located in Şırnak, Turkey

SPP	means solar power plant

STFA Group	means STFA Yatırım Holding A.Ş. and/or its subsidiaries, as the context requires

TCC	means Turkish Commercial Code

TCDD	means Türkiye Cumhuriyeti Devlet Demiryolları, the Turkish state railways administration

TDI	means Türkiye Denizcilik İşletmeleri A.Ş., the state-owned Turkish Maritime Administration

TEAŞ	means Türkiye Elektrik Üretim İletim A.Ş., the state-owned Turkish Electricity Generation and Transmission Company

TEDAŞ	means Türkiye Elektrik Dağıtım A.Ş., the state-owned Turkish Electricity Distribution Company

TEİAŞ	means Türkiye Elektrik İletim A.Ş., the state-owned Turkish Electricity Transmission Company

TETAŞ	means Türkiye Elektrik Ticaret ve Taahhüt A.Ş., the state- owned Turkish Electricity Wholesale Company

TL	means the Turkish Lira, the lawful currency of the Republic of Turkey

TMMOB	Türk Mühendis ve Mimar Odalari Birliği, or the Union of Chambers of Turkish Engineers And Architects

TOORA	means a transfer of operation rights agreement

Tora	means Tora Yayıncılık A.Ş.

TPP	means thermal power plant

TURKLIM	means the Port Operators Association of Turkey

TURKSTAT	means the Statistical Institute of the Republic of Turkey

TUSIAD	means the Turkish Industrialists’ and Businessmen's Association

UMA	means the Turkish Undersecretariat of Maritime Affairs

US$, $, U.S. Dollars, USD or Dollars	means the United States Dollar, the lawful currency of the United States

VEI Capital	means Venice European Investment Capital S.p.A.

Vopak	means Koninklijke Vopak NV

WPI	means wholesale price index

ZIM	means ZIM Integrated Shipping Services Ltd.

FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED 30 SEPTEMBER 2011

INDEPENDENT AUDITOR’S REVIEW REPORT	F-2
Condensed Consolidated Interim Balance Sheet	F-6
Condensed Consolidated Interim Statement of Comprehensive Income	F-7
Condensed Consolidated Interim Statement of Changes in Equity	F-8
Condensed Consolidated Interim Statement of Cash Flows	F-9
Notes to the Condensed Consolidated Interim Financial Statements	F-10

CONSOLIDATED FINANCIAL STATEMENTS
AS AT AND FOR THE YEAR ENDED 31 DECEMBER 2010

CONSOLIDATED FINANCIAL STATEMENTS
AS AT AND FOR THE YEAR ENDED 31 DECEMBER 2009

CONSOLIDATED FINANCIAL STATEMENTS
AS AT AND FOR THE YEAR ENDED 31 DECEMBER 2008

Global Yatırım Holding Anonim Şirketi
and
its Subsidiaries

Condensed Consolidated Interim Financial Statements
As At and For The Nine-Month Period
Ended 30 September 2011 with
Independent Auditors’ Review Report

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik Anonim Şirketi
11 November 2011

This report includes 2 pages of independent auditors’ review report and 84 pages of condensed consolidated interim financial statements together with their explanatory notes

Global Yatırım Holding Anonim Şirketi and its Subsidiaries

Independent Auditors’ Review Report
Condensed Consolidated Interim Balance Sheet
Condensed Consolidated Interim Statement of Comprehensive Income
Condensed Consolidated Interim Statement of Changes in Equity
Condensed Consolidated Interim Statement of Cash Flows
Notes to the Condensed Consolidated Interim Financial Statements

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. Yapı Kredi Plaza C Blok Kat 17 Büyükdere Caddesi Levent 34330 İstanbul	Telephone Fax Internet	+90 (212) 317 74 00 +90 (212) 317 73 00 www.kpmg.com.tr

Independent Auditors’ Report on Review of Interim Financial Information

To the Board of Directors of
Global Yatırım Holding Anonim Şirketi

Introduction

We have reviewed the accompanying condensed consolidated interim balance sheet of Global Yatırım Holding Anonim Şirketi and its subsidiaries (“the Group”) as at 30 September 2011, the condensed consolidated interim statements of comprehensive income, changes in equity and cash flows for the nine month period then ended, and notes to the interim financial information (the condensed consolidated interim financial information). Management is responsible for the preparation and presentation of this condensed consolidated interim financial information in accordance with IAS 34, “Interim Financial Reporting”. Our responsibility is to express a conclusion on this condensed consolidated interim financial information based on our review.

Scope of Review

We conducted our review in accordance with the International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the accompanying condensed consolidated interim financial information as at 30 September 2011 is not prepared, in all material respects, in accordance with IAS 34, “Interim Financial Reporting”.

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.
a Turkish corporation and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative

Emphasis of Matter

Without qualifying our review report, we draw your attention to Note 26.1 to the condensed consolidated interim financial information about the following litigation matters:

As explained in detail in Note 26.1, the application of the Ankara Metropolitan Municipality (“the Municipality”) to liquidate the letter of guarantee amounting to USD 50,000,000 given by the Group in accordance with the specifications of privatization tender of the Başkent Doğalgaz Dağıtım A.Ş. (“Başkentgaz”) by the method of block sale, was prevented according to the preliminary injunction granted by the 1st Beyoğlu Commercial Court. The Municipality raised an objection against the preliminary injunction, which was further rejected by the 1st Beyoğlu Commercial Court. As a continuation of the precautionary measure, the Group has filed a lawsuit against the Municipality and Boru Hatları ile Petrol Taşıma A.Ş. (“BOTAŞ”) before the 4th Chamber of the Ankara Commercial Court claiming to dissolve the discrepancy for the payment of the Letter of Guarantee to determine indebtedness and the restitution of the Letter of Guarantee. In addition, the privatization right of the shares of Başkentgaz is transferred to the Republic of Turkey, Prime Ministry, Privatization Administration with the Privatization High Council’s decision numbered 2009/43 and dated 2 July 2009 due to the fact that the privatization of Başkentgaz had not been completed in two years according to clauses of the Law numbered 4046. The Group has filed a separate lawsuit to the Privatization Administration for the same reasons and the Court decided to combine the lawsuits.

Additionally, the Group’s lawyers filed a lawsuit on 15 January 2010 before the Ankara Administrative Court against the Municipality, requesting an injunction and the cancellation of the Municipality Council’s resolution regarding the forfeiture of the letter of guarantee given by the Group. The case is rejected by the 13th Chamber of Council of State and is before the Administrative Division of the High Council of the State.

As explained in detail in Note 26.1, the Water Utilization Rights Agreement which should had been signed between a subsidiary of the Group engaged in hydroelectric power plant investments and the General Directorate of State Water Works (“DSİ”) has not been put in signature due to the cancellation of the project by DSİ. The Group lawyers have filed a lawsuit at the 16th Administrative Court of Ankara to cancel the decision given by DSİ which was further rejected by the Court. The Group lawyers appealed the verdict of the decision at the Council of State and requested an injunction. The lawsuit is pending before the 13th Chamber of Council of State.

The litigations mentioned above are being held at different stages of the judicial proceedings. The ultimate outcome of these matters cannot presently be determined and, accordingly, no provision for any effects on the Group that may result has been made in the condensed consolidated interim financial information.

11 November 2011	Akis Bağimsiz Denetim ve
İstanbul	Serbest Muhasebeci Muşavirlik A.Ş.

Global Yatırım Holding A.Ş. and its Subsidiaries
Condensed Consolidated Interim Balance Sheet as at 30 September 2011
Currency: Turkish Lira  (“TL”)

	Notes	30 September 2011	31 December 2010
Assets
Investment property	12	214,940,514	207,680,332
Property, plant and equipment, net	13	131,139,935	105,890,921
Consession intangible assets, net	14	146,516,342	133,125,801
Intangible assets, net	15	620,750,823	543,500,838
Trade and other receivables	16	12,547,354	6,975,096
Due from related parties	27	5,029,659	5,233,210
Investments	17	7,235,981	7,213,750
Goodwill	18	42,049,929	35,550,270
Deferred tax assets		18,684,607	28,767,669
Other non-current assets	19	30,577,757	26,733,268
Total non-current assets		1,229,472,901	1,100,671,155
Cash and cash equivalents	20	98,331,183	56,887,495
Investments	17	27,270,967	17,745,431
Trade and other receivables	16	67,441,791	60,188,584
Due from related parties	27	73,662,376	40,348,457
Inventories		266,374	1,326,605
Other current assets	19	36,914,717	34,042,559
Assets classified as held for sale	5	1,456,469	3,675,561
Total current assets		305,343,877	214,214,692
Total assets		1,534,816,778	1,314,885,847
Equity
Share capital	24	267,370,166	267,370,166
Share premium	24	4,986,218	174,513
Treasury shares	24	(51,523,278)	(1,820,000)
Reserves	24	136,684,650	84,530,896
Special funds	24	14,357,900	-
Retained earnings	24	93,455,498	162,464,051
Total equity attributable to equity holders of the Company		465,331,154	512,719,626
Non-controlling interest	24	234,155,091	119,081,176
Total equity		699,486,245	631,800,802
Liabilities
Loans and borrowings	21	199,004,886	299,500,020
Trade and other payables	22	45,362,867	32,795,001
Due to related parties	27	651,851	651,980
Deferred tax liabilities		126,377,488	102,634,364
Other non-current liabilities	23	52,411,203	49,461,741
Total non-current liabilities		423,808,295	485,043,106
Loans and borrowings	21	245,676,639	79,877,767
Trade and other payables	22	139,339,474	97,679,313
Due to related parties	27	765,272	699,136
Other current liabilities, including derivatives	23	25,510,050	19,785,723
Liabilities classified as held for sale	5	230,803	-
Total current liabilities		411,522,238	198,041,939
Total liabilities		835,330,533	683,085,045
Total equity and liabilities		1,534,816,778	1,314,885,847

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Condensed Consolidated Interim Statement of Comprehensive Income for
the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

		1 January-	1 July-	1 January-	1 July-
		30 September 2011	30 September 2011	30 September 2010	30 September 2010
	Notes			Restated (*)	Restated (*)
Revenue	7	229,991,850	65,238,217	154,149,002	48,946,684
Cost of sales	7	(177,232,482)	(41,394,332)	(112,617,065)	(31,413,646)
Gross profit		52,759,368	23,843,885	41,531,937	17,533,038
Other income	8	14,622,962	7,538,860	264,515,129	255,866,652
Selling and marketing expenses	9	(3,949,142)	(1,516,402)	(2,904,013)	(1,027,507)
Administrative expenses	10	(63,825,462)	(21,547,497)	(46,522,916)	(15,340,406)
Other expenses	8	(4,844,491)	(3,949,457)	(18,265,911)	(16,833,743)
Operating profit/(loss)		(5,236,765)	4,369,389	238,354,226	240,198,034
Finance income	11	35,926,727	26,531,709	42,378,825	23,631,362
Finance expenses	11	(100,527,382)	(59,815,689)	(51,271,243)	(13,380,968)
Net finance expenses		(64,600,655)	(33,283,980)	(8,892,418)	10,250,394
Profit/(loss) before income tax		(69,837,420)	(28,914,591)	229,461,808	250,448,428
Income tax benefit		3,538,901	1,657,495	4,556,056	2,387,398
Current tax charge		(7,595,289)	(2,601,944)	(5,275,569)	(3,542,408)
Deferred tax benefit		11,134,190	4,259,439	9,831,625	5,929,806
Profit/(loss) from continuing operations		(66,298,519)	(27,257,096)	234,017,864	252,835,826
Discontinued operations
Profit from discontinued operations (net of income tax)		-	-	-	-
Profit/(loss) for the period		(66,298,519)	(27,257,096)	234,017,864	252,835,826
Other comprehensive income
Change in fair value of available-for-sale financial assets		(360,015)	(421)	476,308	501,233
Income tax relating to components of other comprehensive income		72,003	84	(95,262)	(100,247)
Currency translation differences		72,785,255	50,026,560	(18,413,111)	(19,802,028)
Other comprehensive income for the period, net of income tax		72,497,243	50,026,223	(18,032,065)	(19,401,042)
Total comprehensive income for the period		6,198,724	22,769,127	215,985,799	233,434,784
Profit/(loss) attributable to:
Owners of the Company	25	(62,975,387)	(29,767,558)	236,724,178	251,144,081
Non-controlling interests		(3,323,132)	2,510,462	(2,706,314)	1,691,745
		(66,298,519)	(27,257,096)	234,017,864	252,835,826
Total comprehensive income/(loss) attributable to:
Owners of the Company		(4,805,064)	7,109,866	220,109,830	233,469,375
Non-controlling interests		11,003,788	15,659,261	(4,124,031)	(34,591)
		6,198,724	22,769,127	215,985,799	233,434,784
Earnings/(loss) per share
Basic and diluted earnings/(loss) per share	25	(0.3464)	(0.1637)	1.1181	1.1862
Continuing operations
Basic and diluted earnings/(loss) per share	25	(0.3464)	(0.1637)	1.1181	1.1862

(*)	Note 2.e

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Condensed Consolidated Interim Statement of Changes in Equity for
the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira (“TL”)

					Currency			Net Profit / (Loss)	Retained Earnings /	Equity Attributable to the Holders of	Non-
	Share in	Treasury	Share	Revaluation	Translation	Restricted	Special	For the	Accumulated	the	Controlling
	Capital	Shares	Premium	Reserve	Differences	Reserves	Fund	Period	Losses	Company	Interest	Total
Balance at 1 January 2010	267,370,166	(11,565,130)	174,513	439,089	3,732,438	1,284,711	-	79,125,939	(56,046,796)	284,514,930	100,576,090	385,091,020
Total comprehensive income
Change in revaluation reserve, net of deferred tax	-	-	-	381,046	-	-	-	-	-	381,046	-	381,046
Foreign currency translation differences	-	-	-	-	(16,995,394)	-	-	-	-	(16,995,394)	(1,417,717)	(18,413,111)
Net profit/loss for the period	-	-	-	-	-	-	-	236,724,178	-	236,724,178	(2,706,314)	234,017,864
Total comprehensive income for the period	-	-	-	381,046	(16,995,394)	-	-	236,724,178	-	220,109,830	(4,124,031)	215,985,799
Transactions with owners of the Company, recognized directly in equity
Own shares acquired and sold	-	1,722,441	-	-	-	-	-		(1,183,359)	539,082	(16,470)	522,612
Transfer	-	-	-	-	-	71,084,082	-	(79,125,939)	8,041,857	-	-	-
Changes in ownership interest and capital increases of subsidiaries that do not result in a loss of control	-	-	-	-	-	(6,203)	-		(36,415)	(42,618)	792,593	749,975
Including to scope of consolidation	-	-	-	-	-	1,515,630	-	-	(1,515,630)	-	646,712	646,712
Cancellation of subsidiary capital advance	-	-	-	-	-	-	-	-	-	-	(1,487,429)	(1,487,429)
	-	-	-	-	-	-	-	-	-	-	-	-
Sale of a subsidiary without loss of control	-	-	-	-	-	-	-	-	267,217	267,217	514,430	781,647
Balance at 30 September 2010-restated (*)	267,370,166	(9,842,689)	174,513	820,135	(13,262,956)	73,878,220	-	236,724,178	(50,473,126)	505,388,441	96,901,895	602,290,336

Balance at 1 January 2011	267,370,166	(1,820,000)	174,513	813,086	7,953,450	75,764,360	-	209,459,743	(46,995,692)	512,719,626	119,081,176	631,800,802
Total comprehensive income
Change in revaluation reserve, net of deferred tax	-	-	-	(288,012)	-	-	-	-	-	(288,012)	-	(288,012)
Foreign currency translation differences	-	-	-	-	58,458,335	-	-	-	-	58,458,335	14,326,920	72,785,255
Net profit/loss for the period	-	-	-	-	-	-	-	(62,975,387)	-	(62,975,387)	(3,323,132)	(66,298,519)
Total comprehensive income for the period	-	-	-	(288,012)	58,458,335	-	-	(62,975,387)	-	(4,805,064)	11,003,788	6,198,724
Transactions with owners of the Company, recognized directly in equity
Treasury shares acquired and sold	-	(49,703,278)	-	-	-	-	-	-	2,672,958	(47,030,320)	187,515	(46,842,805)
Transfer	-	-	-	-	-	3,123,550	-	(209,459,743)	206,336,193	-	-	-
Sale of shares of a subsidiary in the infrastructure segment without loss of control	-	-	-	-	(7,736,908)	(1,526,231)	-	-	31,000,080	21,736,941	87,966,888	109,703,829
Purchase by a joint venture in the energy segment of the shares in a subsidiary without change in control	-	-	-	-	-	156,193	-	-	(33,966,014)	(33,809,821)	11,538,159	(22,271,662)
Initial public offer and sale and purchase of shares in a subsidiary in the finance segment without loss of control	-	-	4,809,519	(119,858)	34,132	(135,825)	-	-	(1,384,901)	3,203,067	11,646,123	14,849,190
Sale and purchase of shares and capital decrease and increase of a subsidiary in the real estate segment without loss of control	-	-	2,186	-	-	186,292	14,357,900	-	(1,105,755)	13,440,623	(6,494,421)	6,946,202
Dividend distribution of subsidiary	-	-	-	-	-	-	-	-	-	-	(1,594,839)	(1,594,839)
Changes in ownership interest and capital increases of other subsidiaries and joint ventures that do not result in a loss of control	-	-	-	-	-	2,086	-		(125,984)	(123,898)	820,702	696,804
Balance at 30 September 2011	267,370,166	(51,523,278)	4,986,218	405,216	58,709,009	77,570,425	14,357,900	(62,975,387)	156,430,885	465,331,154	234,155,091	699,486,245

Detailed information regarding the equity items are presented in Note 24.

(*)	Note 2.e

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Condensed Consolidated Interim Statement of Cash Flows
For the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

		1 January-	1 January-
		30 September 2011	30 September 2010
	Notes		Restated (*)
Cash flows from operating activities
Net profit/(loss)		(66,298,519)	234,017,864
Adjustment to reconcile net profit/ (loss) before tax and net cash provided by operating activities
Depreciation and amortization expense	4	34,326,022	14,194,009
Tax (income)/expense		(3,538,901)	(4,556,056)
Bargain purchase gain and gain on previously held in asset	8	(5,446,718)	(254,856,109)
Change in provision for employee termination indemnities		290,510	140,787
Real estate sales (gain)/loss	8	(68,547)	-
Net gain from sale of tangible assets	8	(85,316)	(71,906)
Impairment losses	8	-	16,427,141
Change in fair value of derivatives	11	2,548,992	(1,371,884)
Interest income from operations in finance sector	7	(6,103,589)	(6,293,761)
Foreign exchange (gain)/loss on bank borrowings		36,074,718	(7,590,197)
Debt provisions		94,911	(28,573)
Interest income from non-financial activities	11	(5,068,991)	(2,345,817)
Interest charges from loans extended to customers	7	1,387,474	1,410,954
Letter of guarantee commissions and other financial expenses	11	10,393,865	7,463,452
Receivable due date differences	11	2,351,223	-
Dividend income	8	(532,287)	(222,531)
Interest expense from non-financial activities	11	20,583,766	11,543,672
Gain on sale of available for sale financial asset	8	-	(7,196,254)
(Gain)/Loss on sale of joint venture	8	(6,814,015)	466,000
Change in allowance of doubtful receivables	16	64,432	923,230
Operating cash flow before changes in operating assets and liabilities		14,159,030	2,054,021
Taxes paid		(7,014,720)	(1,159,891)
Interest received from financial sector activities		6,103,589	6,293,761
Interest paid related to loans extended to customers		(1,387,474)	(1,410,954)
Dividend received		532,287	222,531
Change in trade receivables from operations in finance and non-finance sectors		(4,306,227)	1,284,656
Change in due from and due to related parties (trade and finance sector operations)		2,055,149	(4,407,967)
Change in other receivables		(2,209,676)	2,870,420
Change in other current assets		(626,084)	(5,114,187)
Change in other non current assets		(2,268,375)	1,874,868
Change in inventories		288,352	747,823
Change in trade payables due to operations in finance and non-finance sectors		8,044,671	18,526,092
Change in other payables		13,251,672	13,819,426
Change in other current liabilities		3,525,934	4,859,225
Change in other non-current liabilities		8,328,722	6,769,878
Net cash from operating activities		38,476,850	47,229,702
Investing activities
Addition to investment property	12	(6,894,231)	(22,990,569)
Proceeds from sale of real estates, net	5	3,400,000	-
Change in restricted bank balances	20	(160,119)	(3,714,161)
Acquisition of property, plant and equipment	13	(27,117,179)	(8,502,530)
Acquisition of concession intangible assets	14	(15,744,937)	(13,327,252)
Acquisition of intangible assets	15	(548,109)	(762,101)
Sale of shares of a subsidiary in the infrastructure segment without loss of control	24	132,429,689	-
Purchase by a joint venture in the energy segment of the shares in a subsidiary without change in control	24	(22,271,662)	-
Initial public offer and purchase and sale of shares in a subsidiary in the finance segment without loss of control	24	15,066,823	-
Sale and purchase of shares and capital decrease and increase of a subsidiary in the real estate segment	24	6,897,908	285,986
Changes in ownership interest and capital increases of other subsidiaries and joint ventures		696,802	749,974
Cash paid for the purchase of subsidiary	6	(74,070)	(63,374,236)
Change in financial investments		(10,290,559)	12,631,935
Advances paid for investments		(2,925,559)	(2,107,030)
Interest received from non-financial activities		5,233,552	2,345,817
Proceeds from sale of joint venture, net	5	-	3,854,600
Cash paid for purchase of joint venture, net	6	(8,435,733)
Proceeds from sale of financial asset	5	-	10,571,253
Proceeds from sale of property, plant and equipment and intangible assets		124,318	92,826
Net cash from / (used in) investing activities		69,386,934	(84,245,488)
Financing activities
Cash paid for letter of guarantee		-	(10,141,620)
Dividend distribution of subsidiary		(1,594,839)
Interest paid for financing		(18,927,904)	(15,699,224)
Change in acquisition of treasury shares		(46,032,813)	222,655
Cash paid for letter of guarantee commisions and other financing		(5,679,788)	(6,878,948)
Change in other receivables and payables from and to related parties and other shareholders		(13,103,893)	(6,978,036)
Proceeds from borrowings		51,453,370	128,289,640
Repayments of borrowings		(37,122,070)	(71,189,264)
Net cash used in financing activities		(71,007,937)	17,625,203
Effect of foreign exchange rate fluctuation on cash and cash equivalents		4,442,286	(4,234,254)
Net increase/(decrease) in cash and cash equivalents		41,298,133	(23,624,837)
Transfer to assets held for sale		(14,564)	(96,541)
Cash and cash equivalents at 1 January	20	51,836,927	46,639,655
Cash and cash equivalents at 30 September	20	93,120,496	22,918,277

(*)	Note 2.e

Accompanying notes are an integral part of these condensed consolidated interim financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

Notes to the condensed consolidated interim financial statements

1	Reporting entity	6
2	Basis of preparation and significant accounting policies	15
3	Joint ventures	22
4	Operating segments	23
5	Assets held for sale and discontinued operations	27
6	Business combinations	30
7	Revenue and cost of sales	36
8	Other income and expenses	37
9	Selling and marketing expenses	38
10	Administrative expenses	38
11	Finance income and expenses	39
12	Investment property	39
13	Property, plant and equipment	40
14	Concession intangible assets	41
15	Intangible assets	41
16	Trade and other receivables	42
17	Investments	44
18	Goodwill	46
19	Other assets	46
20	Cash and cash equivalents	47
21	Loans and borrowings	48
22	Trade and other payables	53
23	Other liabilities	54
24	Capital and reserves	55
25	Earnings per share	60
26	Commitments and contingencies	60
27	Related parties	70
28	Financial risk management	73
29	Events after the reporting period	84
30	Other matters	84

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Related entity

Global Yatırım Holding A.Ş. (“Global Yatırım Holding”, “Global Holding”, “GYH” or “the Company”) was established in 1990 with the trade name Global Menkul Değerler A.Ş. as a brokerage company in İstanbul, Turkey. On 6 October 2004, the Company changed its trade name to Global Yatırım Holding A.Ş and its field of activity torestructured itself as a holding company. As part of its restructuring, on 2 October 2004, a new company, named Global Menkul Değerler A.Ş. was established by through a partial de-merger in accordance withunder Turkish legislation law and 99.99% of its shares were owned by the Company. All of the Company's brokerage activities were transferred to this new company. The main operation of the Company's primary purpose is to participate invest in the capital and participate in the management of companies that operate or will operate in the fields of financial services, energy, infrastructure and real estate development sectors, and to minimize the volatility of its investments against economic fluctuations by handling managing the capital expenditure, financing, organization and administration of those its investment companies within portfolio, while contributing to such companies the achievingement of sustainable growth and ensuring the going concern of those such companies to the benefit of the national economy, and to engage in commercial, industrial and financial activities in line with these goals.

Global Yatırım Holding, its subsidiaries, its joint ventures and its associates are together referred to as “the Group”. As at 30 September 2011, the number of employees of the Group is 987 (31 December 2010: 779).

The Group is registered with the Capital Market Board (“CMB”) and its shares have been traded on the İstanbul Stock Exchange (“ISE”) since May 1995 (from May 1995 to October 2004, the company traded as “Global Menkul Değerler A.Ş.”).

The registered office of the Company is “Rıhtım Caddesi No: 51 Karaköy / Istanbul”.

99.99% of the shares of the Company are listed on the ISE.

The Company’s shareholding structure is presented in Note 24.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

As at 30 September 2011 and 31 December 2010, Global Yatırım Holding and its subsidiaries, its joint ventures and its associates are as follows:

1.1	Finance group

Global Menkul Değerler A.Ş. (“Global Menkul”) was established as a wholly owned subsidiary of Global Holding on 6 October 2004 in Istanbul, Turkey and to provide brokerage and related research, corporate finance and asset management services in Turkey and in the US and Kazakhstan through its wholly owned subsidiaries in these countries. Global Menkul's financial services activities were carried out by Global Holding since its establishment in September 1990 until its restructuring as a holding company. 25% of Global Menkul’s shares have been traded on the Istanbul Stock Exchange since June 2011.

Global Portföy Yönetimi A.Ş. (“Global Portföy”) is a wholly owned subsidiary of Global Holding established on 9 October 1998 in İstanbul, Turkey to provide asset management services in Turkey. In addition to managing five open-end funds established by the Group, the company manages discretionary funds on a contractual basis for corporate and individual customers. Global Portföy is held for sale as at 30 September 2011.

Global Valori Mobiliare SA (“Valori”) was a wholly owned subsidiary of Global Holding established on 11 June 1996 in Bucharest, Romania to provide brokerage services to its domestic and international customers. The Group liquidated Valori in 2010.

Global Financial Products Ltd. (“GFP”.) is a wholly owned subsidiary of Global Holding established on 6 May 1998 in the Cayman Islands to hold Turkish and overseas portfolio investments.

Hedef Menkul Değerler A.Ş. (“Hedef Menkul”) was a wholly owned subsidiary of Global Holding established on 4 December 1990 in Istanbul, Turkey to provide brokerage services in Turkey. Hedef was sold on 17 December 2010.

Global Sigorta Aracılık Hizmetleri A.Ş. (“Global Sigorta”) is a wholly owned subsidiary of Global Holding established on 2 October 2000 in Istanbul, Turkey to provide insurance brokerage services primarily to Group companies.

Global Securities (USA), Inc (“Global Securities”) is a wholly owned subsidiary of Global Menkul established on 29 August 1995 in New York, USA to provide brokerage services. The Group decided to liquidate Global Securities. The liquidation process has not been completed as at 30 September 2011.

CJSC Global Securities Kazakhstan (“CJSC”) is a wholly owned subsidiary of Global Menkul established on 6 March 1998 in Almaty, Kazakhstan and to provide brokerage services. The Group decided to liquidate CJSC. The liquidation process has not been completed as at 30 September 2011.

IEG Kurumsal Finansman Danışmanlık AŞ. (“IEG Kurumsal”) was established on 17 May 2011 with a 50%-50% shareholdering structure by Global Menkul, a subsidiary of the Group, and IEG (Deutschland) GmbH, a prominent company in the corporate finance sector in Europe.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.2	Energy group

Enerji Yatırım Holding A.Ş. (“EYH”) was established on 21 January 2004 to coordinate and consolidate the gas distribution investments of the Group and one of its strategic partners, STFA Group. EYH is located in Istanbul, Turkey and acts as the ultimate holding company for the investments in gas distribution companies.

Energaz Gaz, Elektrik, Su Dağıtım A.Ş. (“Energaz”) was established on 18 August 2006 in Istanbul, Turkey. Energaz was established to consolidate investments in natural gas distribution companies by the Group and its partners. As at 30 September 2011, 99% of the shares of Energaz are owned by EYH.

Gaznet Şehir Doğalgaz Dağıtım A.Ş. (“Gaznet”) was established on 3 March 2003 in Konya, Turkey. Gaznet has been provided a 30 year license to build the network and distribute natural gas in Konya (Central Anatolia, Turkey) following a tender held by the EMRA.

Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. (“Kentgaz”) was established on 5 May 2004 in Istanbul, Turkey. Kentgaz has been provided a 30 year license to build the network and distribute natural gas in Denizli (Central West Anatolia, Turkey) following a tender held by EMRA.

Netgaz Şehir Doğalgaz Dağıtım A.Ş. (“Netgaz”) was established on 7 August 2003 in Istanbul, Turkey. Netgaz has been provided a 30 year license to build the network and distribute natural gas in Konya-Eregli (Central Anatolia, Turkey) following a tender held by EMRA.

Kapadokya Doğalgaz Dağıtım A.Ş. (“Kapadokyagaz”) was established on 28 June 2007. Kapadokyagaz has been provided a 30 year license to build the network and distribute natural gas in Nigde and Nevsehir (Central Anatolia, Turkey) following a tender held by EMRA.

Erzingaz Doğalgaz Dağıtım A.Ş. (“Erzingaz”) was established on 5 May 2006. Erzingaz has been provided a 30 year license to build the network and distribute natural gas in Erzincan (East Anatolia, Turkey) following a tender held by EMRA.

Olimpos Doğalgaz Dağıtım A.Ş. (“Olimposgaz”) was established on 5 May 2006. Olimposgaz has been provided a 30 year license to build the network and distribute natural gas in Antalya (South Anatolia, Turkey) following a tender held by EMRA.

Karaman Doğalgaz Dağıtım A.Ş. (“Karamangaz”) was established on 28 April 2006. Karamangaz has been provided a 30 year license to build the network and distribute natural gas in Karaman (South Anatolia, Turkey) following a tender held EMRA.

Aksaray Doğalgaz Dağıtım A.Ş. (“Akgaz”) was established on 20 April 2004. Akgaz has been provided a 30 year license to build the network and distribute natural gas in Aksaray (Middle Anatolia, Turkey) following a tender held by Energy Market Regulatory Agency (“EMRA”).

Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (“Çorumgaz”) was established on 23 February 2004. Çorumgaz has been provided a 30 year license to build the network and distribute natural gas in Çorum (Central Anatolia, Turkey) following a tender held by EMRA.

Aydın Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (“Aydıngaz”) was established on 21 March 2008. It has been provided a 30 year license on 21 August 2008 to build the network and distribute natural gas in Aydın (West Anatolia, Turkey) following a tender held by EMRA.

Medgaz A.Ş.(“Medgaz”) was established and obtained a 30 year license from the EMRA to engage in natural gas wholesale operations on 7 November 2009. The license will expire on 7 November 2039.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.2	Energy group (continued)

Naturelgaz Sanayi ve Tic. A.Ş. (“Naturel Gaz”) was established in 2004 in order to operate in the compressed natural gas (“CNG”) sector. On 23 May 2011, EYH, a joint venture of the Group, acquired 50% of Naturel Gaz's shares from Çalık Enerji Sanayi ve Ticaret A.Ş. and Ahmet Çalık. As at 30 September 2011, the remaining shares in Naturel Gaz are held by Altındağ Yat. Müm.ve Tic. A.Ş. and Goldenberg family members. Naturel Gaz has CNG sales and transmission licenses in the İzmir, Bursa and Adapazarı regions, which were obtained in 2005 and 2006 and are valid for 30 years.

Osmanlı A.Ş. (“Osmanlı”) was established on 17 September 2002. This company was sold on 23 June 2009 in accordance with a share transfer agreement for the sale of 95% of the shares of Yeşil Enerji to Statkraft AS, and was repurchased on 2 June 2010.

Dağören Enerji A.Ş. (“Dağören”) was established on 6 September 2007 for the purpose of investing in electricity and tourism. The company’s legal title was changed from “Özarsu İnşaat Elektrik Turizm San.ve Tic.Ltd.Şti” to “Dağören Enerji A.Ş.” on 12 February 2009. Yeşil Enerji transferred its shares in Dağören to Global Enerji on 23 June 2009. Dağören is consolidated under Global Enerji.

Düzce-Aksu Hidroelektrik Enerjiden Elekrik Üretim Santrali Limited Şirketi (“Düzce Aksu”) was established on 20 November 2002. It was sold on 2 June 2010 and excluded from the scope of consolidation.

Global Enerji Hizmetleri ve İşletmeciligi A.Ş.(“Global Enerji”) was established on 31 December 2007 for the purpose of investing in the energy sector.

Ege Global Madencilik San. ve Tic. A.Ş.(“Ege Global”) was established on 21 March 2007 for the purpose of investing in the mining sector. As at 30 September 2011, the Group owns 85% of Ege Global and the remaining shares are held by Anadolu Dış Ticaret Pazarlama Madencilik Sanayi A.Ş.

Galata Enerji Üretim Sanayi ve Ticaret A.Ş. (“Galata”) was established on 28 December 2007 for the purpose of investing in the energy sector. Galata obtained a power generation license issued by EMRA and plans to build a power plant in Şırnak (Turkey).

GES Enerji A.S (“GES”) was established on 15 June 2007 for the purpose of investing in the energy sector.

Doğal Enerji Hizmetleri Sanayi ve Ticaret A.Ş. (“Doğal Enerji”) was established on 2 January 2008 for the purpose of investing in geothermal, diesel, hydroelectric and other energy resources.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.3	Infrastructure group

Global Liman İşletmeleri A.Ş. (“Global Liman”) is a subsidiary of Global Holding and was established on 20 April 2004 to invest in infrastructure projects. On 26 July 2011, the Group sold 22.114% of the shares of Global Liman.

Ege Liman İşletmeleri A.Ş. (“Ege Liman”) was established on 25 June 2003. Ege Liman holds the operating rights for the Kuşadası Cruise Port (Aydın, Turkey) for a period of 30 years under a concession agreement issued on its establishment. As at 30 September 2011 and 31 December 2010, 27.50% of the shares of Ege Liman are held by Royal Caribbean Cruises Ltd. (“RCCL”) and the rest of the shares are held by Global Liman.

Bodrum Liman İşletmeleri A.Ş. (“Bodrum Liman”) was established in December 2005. Bodrum Liman holds the operating rights for the Bodrum Cruise Port (Muğla, Turkey) for a period of 12 years under a concession agreement issued on its establishment. As at 30 September 2011, 10% of the shares of Bodrum Liman are held by Setur Servis Tur. A.Ş. (“Setur”), 30% of the shares of Bodrum Liman are held by Yüksel Çağlar and the rest of the shares are controlled by Global Liman.

İzmir Liman İşletmeciliği A.Ş. (“Izmir Liman”) was established on 14 February 2008. As at 30 September 2011, 100% of the shares of İzmir Liman are held by the Company and Global Liman (Note 6).

Ortadoğu Antalya Liman İsletmeleri A.Ş. (“Ortadoğu Liman”) was established in 1998 in Antalya, Turkey. Ortadoğu Liman obtained the operating rights for the Port of Antalya on 31 August 1998 under a 30 year concession agreement. All of the shares of Ortadoğu Liman were acquired by a special purpose entity, Akdeniz Liman İsletmeciliği AS (“Akdeniz”), which was established on 31 July 2006 for the purpose of investing in Port of Antalya. Following this acquisition, the entities were restructured and Akdeniz was merged into Ortadoğu Liman on 28 December 2006. Prior to 29 July 2010, Global Liman owned 39.80% of the shares of Ortadoğu Liman. On 29 July 2010, Global Liman acquired the remaining 60% of the shares of Ortadoğu Liman from the other shareholders and obtained control by increasing its ownership interest to 99.80%. Ortadoğu Liman was consolidated to the Group as a joint venture under a proportionate consolidation method until 29 July 2010. Starting from that date, a full consolidation method was applied since Ortadoğu Liman became a subsidiary of Global Liman.

Global Depolama A.Ş. (“Global Depo”) was established on 9 July 2008 for the purpose of investing in the storage sector.

Randa Denizcilik San. ve Tic. Ltd. Şti. (“Randa”) was established for the purpose of marine and vehicle trading and was purchased by Global Liman on 17 February 2011.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.4	Real estate group

Pera Gayrimenkul Yatırım Ortaklıgı A.Ş. (“Pera”) was established on 21 January 1992 as a closed-end fund under the trade name Global Yatırım Ortaklıgı A.Ş. On 30 September 2006, Pera was reorganized as a real estate investment company and changed its field of activity and trade name accordingly. All of Pera’s shares are traded at the İstanbul Stock Exchange since its listing in 1992.

Maya Turizm Ltd. (“Maya Turizm”) was established in the Turkish Republic of Northern Cyprus for the purpose of investing in the tourism sector.

Vespa Enterprises Ltd. (“Vespa”) was established in Malta for the purpose of investing in the tourism sector.

Torba İnşaat ve Turistik A.Ş. (“Torba”) was established on 12 April 2006 in İstanbul, Turkey for the purpose of investing in one of the Group’s real estate projects. Torba has been excluded from the scope of consolidation since 4 January 2008, when the Group lost control of Torba due to legal proceedings.

1.5	Others

Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. (“Salıpazarı”) was established on 24 November 2006 in İstanbul. All of the shares are controlled by Global Holding. The corporate name of Kuzey Maden İşletmeleri A.Ş. was changed to Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. on 27 May 2009.

Güney Madencilik İşletmeleri A.Ş. (“Güney”) was established on 24 November 2006 in İstanbul for the purpose of investing in the mining sector. All of the shares are controlled by Global Holding.

Doğu Madencilik İşletmeleri A.Ş. (“Doğu”) was established on 24 November 2006 in İstanbul for the purpose of investing in the mining sector. All of the shares are controlled by Global Holding.

Nesa Madencilik İşletmeleri A.Ş. (“Nesa”) was established on 21 March 2007 in İstanbul for the purpose of investing in the mining sector. All of the shares are controlled by Global Holding.

Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş. (“Mavi Bayrak”) was established on 24 April 2008 in İstanbul for the purpose of investing in the waste disposal sector. All of the shares are controlled by Global Holding.

Tora Yayıncılık A.Ş. (“Tora”) was established on 25 October 2007 for the purpose of investing in the media sector.

Sem Yayıncılık A.Ş. (“Sem”) was established on 6 December 2006 for the purpose of investing in the media sector.

Bilecik Demir Çelik Sanayi ve Ticaret A.Ş. (“Bilecik Demir Çelik”) was established on 8 August 2007, for the purpose of producing steel logs out of scrap steel, to primarily be used in the construction sector. The Group sold its holdings in this company (39.99% of its shares) on 15 September 2011.

Sümerpark Gıda İşletmeciliği A.Ş. (“Sümerpark Gıda”) was established on 1 August 2007 under the name “Sancak Global Enerji Yatırımları A.Ş”. The company was first renamed as “Sağlam Enerji Yatırımları A.Ş.” in April 2011, and then as “Sümerpark Gıda İşletmeciliği A.Ş.” in May 2011. The company is engaged in the food management sector.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

The nature of the operations and the locations of the “Subsidiaries” of the Group are listed below:

Subsidiaries	Location	Operations
Global Menkul Değerler A.Ş. (Global Menkul) (1)	Turkey	Brokerage
Global Portföy Yönetimi A.Ş. (Global Portföy)	Turkey	Portfolio Management
Global Valori Mobiliare SA. (Valori) (2)	Romania	Brokerage
Global Financial Products Ltd. (GFP)	Cayman Islands	Financial Investments
Global Sigorta Aracılık Hizmetleri A.Ş. (Global Sigorta)	Turkey	Insurance Agency
Hedef Menkul Değerler A.Ş. (Hedef) (2)	Turkey	Brokerage
Global Liman İşletmeleri A.Ş. (Global Liman) (3)	Turkey	Infrastructure
Ege Global Madencilik San. ve Tic. A.Ş. (Ege Global)	Turkey	Mining Investments
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San. ve Tic. A.Ş. (Mavi Bayrak)	Turkey	Waste Disposal Systems
Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. (Salıpazarı)	Turkey	Construction Investments
Güney Madencilik İşletmeleri A.Ş. (Güney)	Turkey	Mining
Doğu Madencilik İşletmeleri A.Ş. (Doğu)	Turkey	Mining
Nesa Madencilik San. ve Tic. A.Ş. (Nesa)	Turkey	Mining
Vespa Enterprises (Malta) Ltd. (Vespa)	Malta	Tourism Investments
Pera Gayrimenkul Yatırım Ortaklığı A.Ş. (Pera)	Turkey	Real Estate Investments
Tora Yayıncılık A.Ş. (Tora)	Turkey	Publishing
Global Enerji Hizmetleri ve İşletmeciliği A.Ş. (Global Enerji)	Turkey	Electricity Generation
Osmanlı Enerji A.Ş. (Osmanlı) (16)	Turkey	Electricity Generation
Dağören Enerji A.Ş. (Dağören) (4)	Turkey	Electricity Generation
Global Securities (USA) Inc. (5) (11)	USA	Brokerage
CJSC Global Securities Kazakhstan (5) (11)	Kazakhstan	Brokerage
Ege Liman İşletmeleri A.Ş. (Ege Liman) (6)	Turkey	Port Operation
Bodrum Yolcu Limanı İşletmeleri A.Ş. (Bodrum Liman) (6)	Turkey	Port Operation
Ortadoğu Antalya Liman İşletmeleri A.Ş. (Ortadoğu Liman) (6) (12)	Turkey	Port Operation
İzmir Liman İşletmeciliği A.Ş (İzmir Liman) (14)	Turkey	Port Operation
Sem Yayıncılık A.Ş. (Sem) (7)	Turkey	Publishing
Maya Turizm Ltd. (Maya Turizm) (8)	Cyprus	Tourism Investments
Galata Enerji Üretim San. ve Tic. A.Ş. (Galata Enerji) (9)	Turkey	Electricity Generation
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş. (Doğal Enerji) (4)	Turkey	Electricity Generation
Global Depolama A.Ş. (6)	Turkey	Storage
Torba İnşaat ve Turistik A.Ş. (Torba) (10)	Turkey	Real Estate Investments
GES Enerji A.Ş.	Turkey	Electricity Generation
Sümerpark Gıda İşletmeciliği A.Ş. (15)	Turkey	Food Management
Randa Denizcilik San. ve Tic. Ltd. Şti. (Randa) (13)	Turkey	Marine Vehicle Trade

(1)
As explained in detail in Note 24, the Group’s effective ownership rate in this company decreased to 77.16% as at 30 September 2011 as a result of the sale of its shares through an initial public offering and direct sale and subsequent purchase of some of its publicly traded shares.

(2)	Valori was liquidated in 2010. Hedef was sold on 17 December 2010.
(3)	As explained in detail in Note 24, the Group sold 22.114% of the shares in this company on 26 July 2011.
(4)	These companies are consolidated by Global Enerji.
(5)	These companies are consolidated by Global Menkul.
(6)	These companies are consolidated by Global Liman.
(7)	This company is consolidated by Tora.
(8)	This company is owned by Pera and Vespa and is proportionately consolidated.
(9)	This company is consolidated by Ege Global.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

(10)	This company has not been consolidated as of 4 January 2008 due to assignment of the Group's shares in the company to a trustee and the resulting loss of control.
(11)	The Group has resolved to liquidate these companies.
(12)
Until 29 July 2010, Global Liman owned 39.80% of the shares of Ortadoğu Liman. On 29 July 2010, Global Liman acquired an additional 60% of the shares of Ortadoğu Liman from other shareholders and obtained control by increasing its ownership interest to 99.80%. Ortadoğu Liman was consolidated to the Group as a joint venture using a proportionate consolidation method until 29 July 2010. Starting from that date, Ortadoğu Liman has been consolidated to the Group as a subsidiary using a full consolidation method.

(13)	This company is inactive, so as at 30 September 2011 it is excluded from the scope of consolidation (Note 2.g.iii).
(14)
This company is consolidated to Global Yatırım Holding and Global Liman. As explained in detail in Note 6, the acquisition of the shares of this company from the other shareholders was completed on 29 June 2011.

(15)
This company’s corporate name was changed firstly to “Sağlam Enerji Yatırımları A.Ş.” in April 2011 and then to “Sümerpark Gıda İşletmeciliği A.Ş.” in May 2011. The company’s core business was changed from energy investments to food management.

(16)	This company was sold on 23 June 2009 pursuant to a share transfer agreement regarding the sale of 95% of the shares of Yeşil Enerji to Statkraft AS and it was repurchased on 2 June 2010.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

The nature of the operations and the locations of the “Joint Ventures” of the Group are listed below:

Joint Ventures	Location	Operations
Enerji Yatırım Holding A.Ş. (Enerji Yatırım Holding or EYH) (1)	Turkey	Energy Investments
Energaz Gaz Elektrik Su Dağıtım A.Ş. (Energaz) (2) (10)	Turkey	Gas, Water, Elec. Investments
Gaznet Şehir Doğalgaz Dağıtım A.Ş. (Gaznet) (3)	Turkey	Natural Gas Distribution
Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (11)	Turkey	Natural Gas Distribution
Netgaz Şehir Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Kapadokya Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Erzingaz Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Olimpos Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Karaman Doğalgaz Dağıtım Ltd. Şti. (3)	Turkey	Natural Gas Distribution
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Aksaray Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Aydın Doğalgaz Dağıtımı A.Ş (3)	Turkey	Natural Gas Distribution
Medgaz A.Ş. (Medgaz) (3) (6)	Turkey	Natural Gas Wholesale
Kentgaz A.Ş. (Kentgaz) (7)	Turkey	Natural Gas Distribution
Naturelgaz Sanayi ve Tic. A.Ş. (Naturel Gaz) (5)	Turkey	Natural Gas Trans. and Dist.
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti.(Düzce Aksu) (4)	Turkey	Electricity Generation
Bilecik Demir Çelik San. ve Tic. A.Ş. (Bilecik Demir Çelik or Bilecik) (9)	Turkey	Steel, Iron Manufacture
IEG Kurumsal Finansman Danışmanlık AŞ. (IEG Kurumsal) (8)	Turkey	Corporate Fin. Consulting

(1)
This company is jointly controlled by the Company and its other shareholder STFA Yatırım Holding A.Ş. (“STFA”). This company and its subsidiaries have been accounted for in accordance with IFRS 5 “Non-Current Assets Held For Sale and Discontinued Operations” in the previously reported consolidated financial statements as at 30 September 2010, whereas they have been accounted for in accordance with IAS 31 “Joint Ventures” in the restated consolidated financial statements as at 30 September 2010 as well as in the consolidated financial statements as at 30 September 2011 and as at 31 December 2010 as they no longer meet the requirements of classification as discontinued operations (Note 2).

(2)	This company is consolidated by Enerji Yatırım Holding A.Ş.
(3)	These companies are consolidated by Energaz.
(4)	This company was sold and excluded from the scope of consolidation as of 2 June 2010.
(5)
As explained in detail in Note 6, this company is included in the scope of consolidation because EYH purchased 50% of the shares of this company on 23 May 2011. This company is proportionately consolidated by EYH.

(6)	In 2010, as its operations started to become significant, this company has been included in the scope of consolidation.
(7)	This company is not included of the scope of consolidation as at 30 September 2011 and 31 December 2010 (Note 2.g.iii).
(8)
This company was established on 17 May 2011 with a 50%- 50% shareholdering structure by Global Menkul, a subsidiary of the Group, and IEG (Deutschland) GmbH, a prominent company in corporate finance sector in Europe. As this company is immaterial and not fully operational as at the balance sheet date, it has been excluded from the scope of consolidation (Note 2).

(9)
As at 15 September 2011, all the shares in this company held by the Group (39.99%) have been sold to Ada Metal Demir Çelik Geri Dönüşüm San. ve Tic. A.Ş. (“Ada Metal”), the other shareholder of Bilecik Demir Çelik (Note 5).

(10)
As explained in detail in Note 24, EYH, a joint venture of the Group, increased its effective ownership interest in Energaz from 52.47% to 99%. Thus, the effective ownership interest of the Group in Energaz increased from 26.23% to 49.49%.

(11)	This company is proportionately consolidated by Energaz.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

2	Basis of preparation and significant accounting policies

(a)	Statement of compliance

The condensed consolidated interim financial statements have been prepared in accordance with the recognition, measurement, presentation and dislosure requirements of IAS 34 “Interim Financial Reporting”. They do not include all of the information required for annual financial statements and should be read in conjunction with the consolidated financial statements of the Group as at and for the year ended 31 December 2010.

The Group’s condensed consolidated interim financial statements were authorized for issue by the Board of Directors on 11 November 2011. The power to change the condensed consolidated interim financial statements after the issuing of the consolidated financial interim statements is held by the General Assembly.

(b)	Basis of measurement

The condensed consolidated interim financial statements have been prepared on the historical cost basis, except for the following:

•	Derivative financial instruments and trading securities are measured at fair value through profit or loss,

•	Available-for-sale financial assets are measured at fair value through other comprehensive income,

•	Investment properties are measured at fair value,

•	The net assets acquired through business combinations are measured at fair value.

(c)	Functional and presentation currency

The presentation and functional currency of the Company is Turkish Lira (TL).

US Dollar is significantly used in the operations of the subsidiaries, Ege Liman, Bodrum Liman, GFP, Vespa and Ortadoğu Liman, and has a significant effect on the operations. Therefore, US Dollar has been determined as the functional currency of Ege Liman, Ortadoğu Liman, GFP and Vespa in line with IAS 21 –“The Effects of Changes in Foreign Exchange Rates”.

The buying foreign exchange rates announced by the Central Bank of the Turkish Republic as at 30 September 2011 and 31 December 2010 are as follows:

	30 September 2011	31 December 2010
USD	1.8453	1.5460
Euro	2.5157	2.0491

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

2	Basis of preparation and significant accounting policies (continued)

(d)	Use of estimates and judgements

The preparation of the condensed consolidated interim financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

In preparing these condensed consolidated interim financial statements, the significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty are the same as those that applied to consolidated financial statements as at and for the year ended 31 December 2010.

(e)	Comparative Information

Adjustments in the consolidated financial statements for the nine-month period ended 30 September 2010

As explained in detail in the related notes to the consolidated financial statements as at 31 December 2010, the Group classified the operations of Enerji Yatırım Holding and its subsidiaries from discontinued to continuing operations in accordance with the Group’s accounting policies disclosed in the notes to the consolidated financial statements and for consistency with the current period, these companies (which have been accounted for in accordance with IFRS 5 in the previously reported condensed consolidated interim financial statements as at 30 September 2010) have been accounted for in accordance with IAS 31 in the restated condensed consolidated interim financial statements for the nine-month period ended 30 September 2010.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

2	Basis of preparation and significant accounting policies (continued)

(e)	Comparative Information (continued)

The effects of the restatement based on the accounting treatment related to EYH and its subsidiaries (explained above) on the consolidated statement of comprehensive income for the nine-month period ended 30 September 2010 are presented in the following table:

		Previously	Effects of the
		reported	restatement	Restated
		1 January-		1 January-
	Notes	30 September 2010		30 September 2010
Revenue	7	68,657,102	85,491,900	154,149,002
Cost of sales	7	(26,188,313)	(86,428,752)	(112,617,065)
Gross profit		42,468,789	(936,852)	41,531,937
Other income	8	263,820,927	694,202	264,515,129
Selling and marketing expenses	9	(2,028,070)	(875,943)	(2,904,013)
Administrative and distribution expenses	10	(41,247,075)	(5,275,841)	(46,522,916)
Other expenses	8	(17,622,453)	(643,458)	(18,265,911)
Operating profit		245,392,118	(7,037,892)	238,354,226
Finance income	11	38,069,747	4,309,078	42,378,825
Finance expenses	11	(44,965,254)	(6,305,989)	(51,271,243)
Net finance expenses		(6,895,507)	(1,996,911)	(8,892,418)
Profit before income tax		238,496,611	(9,034,803)	229,461,808
Income tax benefit		2,950,406	1,605,650	4,556.056
Current tax charge		(5,228,307)	(47,262)	(5,275,569)
Deferred tax benefit		8,178,713	1,652,912	9,831,625
Profit from continuing operations		241,447,017	(7,429,153)	234,017,864
Discontinued operations
Profit from discontinued operations (net of income tax)		-	-	-
Profit for the period		241,447,017	(7,429,153)	234,017,864
Other comprehensive income
Change in fair value of available-for-sale financial assets		476,308	-	476,308
Income tax relating to components of other comprehensive income		(95,262)	-	(95,262)
Currency translation differences		(18,413,111)	-	(18,413,111)
Other comprehensive income for the period, net of income tax		(18,032,065)	-	(18,032,065)
Total comprehensive income for the period		223,414,952	(7,429,153)	215,985,799
Profit attributable to:
Owners of the Company	25	240,170,465	(3,446,287)	236,724,178
Non-controlling interests		1,276,552	(3,982,866)	(2,706,314)
		241,447,017	(7,429,153)	234,017,864
Total comprehensive income attributable to:
Owners of the Company		223,556,117	(3,446,287)	220,109,830
Non-controlling interests		(141,165)	(3,982,866)	(4,124,031)
		223,414,952	(7,429,153)	215,985,799
Basic and diluted earnings/(loss) per share	25	1.1344	(0.0163)	1.1181

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

2	Basis of preparation and significant accounting policies (continued)

(e)	Comparative Information (continued)

The effects of the restatement based on the accounting treatment of EYH and its subsidiaries (explained above) on the consolidated equity of the Group as at 30 September 2010 are presented in the table below:

	Previously	Effects of the
	Reported	Restatement	Restated
Equity	611,443,565	(9,153,229)	602,290,336
Total equity attributable to the equity holders of the Company	509,661,588	(4,273,147)	505,388,441
Share capital	267,370,166	-	267,370,166
Treasury shares	(9,842,689)	-	(9,842,689)
Share premium	174,513	-	174,513
Revaluation reserve	820,135	-	820,135
Currency translation differences	(13,262,956)	-	(13,262,956)
Legal reserves	73,874,845	3,375	73,878,220
Retained earnings / (Accumulated losses)	190,527,574	(4,276,522)	186,251,052
Non-controlling interests	101,781,977	(4,880,082)	96,901,895

For consistency with the current period and due to the accounting treatment of Enerji Yatırım Holding and its subsidiaries explained above, the Group also restated its consolidated statement of cash flows for the nine-month period ended 30 September 2010.

(f)	Summary of Significant Accounting Policies

The accounting policies adopted in the preparation of the condensed consolidated interim financial statements are the same with those of the accounting policies adopted in the consolidated financial statements as at 31 December 2010. The condensed consolidated interim financial statements should be read in conjunction with the annual financial statements as at 31 December 2010.

Amendments in International Financial Reporting Standards

New standards, amendments and interpretations effective from 1 January 2011

•	IFRS 1 (Amendments), “First-Time Adoption of IFRS-Additional Exemptions”
•	IFRS 2 “Share Based Payments” (Group Cash-settled Share-based Payment Transactions)
•	IAS 24 (Revised 2009), “Related Party Disclosures”
•	IAS 32 (Amendments), “Financial Instruments: Presentation”
•	IFRS 1, “Limited Exemptions from Comparative IFRS 7 for First time Adopters”
•	IFRIC 14 (Amendments), “Pre-payment of a Minimum Funding Requirement”
• •
IFRIC 19, “Extinguishing Financial Liabilities with Equity Instruments”.
The Annual Improvements on IFRS published in May 2010: IFRS 1, “Adoption of International Financial Reporting Standards”; IFRS 3, “Business Combinations”; IFRS 7, “Financial Instruments: Financial Instruments: Disclosures”; IAS 27, “Consolidated and Separate Financial Statements”; IAS 34, “Interim Financial Reporting” and IFRIC 13, “ Customer Loyalty Programs”

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

2	Basis of preparation and significant accounting policies (continued)

(g)	Basis of consolidation

The condensed consolidated interim financial statements as at 30 September 2011 include the accounts of the parent company, Global Holding and its subsidiaries and joint ventures. The basis of consolidation used in the preparation of the condensed consolidated interim financial statements is consistent with the basis applied in the consolidated financial statements as at 31 December 2010.

(i)	Subsidiaries

As at 30 September 2011 and 31 December 2010, the controlling rates of the subsidiaries included in the scope of consolidation in which the Group owns a majority of the shares and/or effectively controls their operations are as follows:

	Effective ownership		Voting power held
	30 September 2011	31 December 2010	30 September 2011	31 December 2010
Global Menkul Değerler A.Ş. (Note 24)	77,16	99,99	77,16	100,00
Global Portföy Yönetimi A.Ş.	99,92	99,92	100,00	100,00
Global Financial Products Ltd.	100,00	100,00	100,00	100,00
Global Sigorta Aracılık Hizmetleri A.Ş.	99,99	99,99	100,00	100,00
Global Liman İşletmeleri A.Ş. (Note 24)	77,89	99,99	77,89	100,00
Global Securities (USA) Inc.	77,16	99,99	77,16	100,00
CJSC Global Securities Kazakhstan	77,16	99,99	77,16	100,00
Ege Liman İşletmeleri A.Ş. (Note 24)	56,47	72,50	72,50	72,50
Bodrum Liman İşletmeleri A.Ş. (Note 24)	46,73	60,00	60,00	60,00
Ortadoğu Antalya Liman İşletmeleri A.Ş. (Note 24)	77,73	99,80	100,00	100,00
Ege Global Madencilik San.ve Tic. A.Ş.	84,99	84,99	85,00	85,00
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş.	100,00	94,40	100,00	100,00
Salıpazarı İnşaat Sanayi ve Ticaret A.Ş.	99,99	99,99	100,00	100,00
Güney Maden İşletmeciliği A.Ş.	99,99	99,99	100,00	100,00
Doğu Maden İşletmeciliği A.Ş.	99,99	99,99	100,00	100,00
Nesa Madencilik San.ve Tic.A.Ş.	99,99	99,99	100,00	100,00
Vespa Enterprises (Malta) Ltd.	99,93	99,93	100,00	100,00
Maya Turizm Ltd.	74,72	66,82	80,00	80,00
Galata Enerji Üretim ve Ticaret A.Ş.	50,99	50,99	51,00	51,00
Global Enerji Hizmetleri ve İşletmeciliği A.Ş.	100,00	99,99	100,00	100,00
Osmanlı Enerji A.Ş.	99,96	99,96	100,00	100,00
Tora Yayıncılık A.Ş.	96,00	96,00	100,00	100,00
Sem Yayıncılık A.Ş.	62,40	62,40	65,00	65,00
Pera Gayrimenkul Yatırım Ortaklığı A.Ş.(Note 24)	49,51	33,82	60,00	60,00
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş.	99,99	99,99	100,00	100,00
Dağören Enerji A.Ş.	70,00	70,00	70,00	70,00
Global Depolama A.Ş.(Note 24)	77,88	99,99	100,00	100,00
GES Enerji A.Ş.	99,99	99,99	100,00	100,00
Sümerpark Gıda İşletmeciliği A.Ş.	99,99	99,99	100,00	100,00
İzmir Liman İşletmeciliği A.Ş.(Note 6, 24)	82,53	46,00	100,00	46,00

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

2	Basis of preparation and significant accounting policies (continued)

(g)	Basis of consolidation (continued)

(ii)	Investments in associates and jointly controlled entities

As at 30 September 2011 and 31 December 2010, the controlling rates of joint ventures directly and indirectly owned and included in the scope of consolidation by the Group are shown below:

	Effective ownership		Voting power held
	30 September 2011	31 December 2010	30 September 2011	31 December 2010
Enerji Yatırım Holding A.Ş.	49.99	49.99	49.99	49.99
Energaz Gaz Elektrik, Su Dağıtım A.Ş. (Note 24)	49.49	26.23	49.49	26.23
Aksaray Doğalgaz Dağıtım A.Ş. (Note 24)	44.53	26.22	44.53	26.22
Aydın Doğalgaz Dağıtımı A.Ş. (Note 24)	49.47	26.23	49.47	26.23
Kentgaz Denizli Şehir Doğalgaz Dağıtım A. Ş. (Note 24)	44.54	23.61	44.54	23.61
Gaznet Şehir Doğalgaz Dağıtım A.Ş. (Note 24)	37.43	19.66	37.43	19.66
Netgaz Şehir Doğalgaz Dağıtım A.Ş. (Note 24)	44.51	23.59	44.51	23.59
Erzingaz Doğalgaz Dağıtım A.Ş. (Note 24)	44.54	23.61	44.54	23.61
Olimpos Doğalgaz Dağıtım A.Ş. (Note 24)	44.54	23.61	44.54	23.61
Karaman Doğalgaz Dağıtım Ltd. Şti. (Note 24)	44.54	23.61	44.54	23.61
Çorum Doğalgaz Dağıtım ve Sanayi ve Ticaret A.Ş. (Note 24)	14.85	7.87	14.85	7.87
Kapadokya Doğalgaz Dağıtım A.Ş. (Note 24)	31.18	16.52	31.18	16.52
Medgaz A.Ş. (Note 24)	49.49	26.23	49.49	26.23
Bilecik Demir Çelik San.ve Tic.A.Ş. (Note 5)		39.99		39.99
Naturelgaz Sanayi ve Tic. A.Ş. (Note 6)	25.00	-	25.00	-

As at 30 September 2011 and 31 December 2010, the Group does not have any associates.

(iii)	Available for sale financial assets

Equity securities in which the Group owns either directly or indirectly less than 20% of the shares that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are carried at cost less permanent impairment losses disclosed as available for sale financial assets in the consolidated financial statements. As at 30 September 2011 Kentgaz, IEG Kurumsal and Randa in which the Group has effective ownership interests of 49.99%, 38.58% and 99.9% respectively and which are immaterial to the consolidated financial statements and Torba İnşaat ve Turistik A.Ş. in which the Group has an ownership interest of 80% but has no control are not consolidated and are disclosed as available for sale financial assets carried at cost less any impairment losses. For the same reasons, as at 31 December 2010, Kentgaz and Torba are disclosed as available for sale financial assets, carried at cost less any impairment losses.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

3	Joint Ventures

Summary of financial statement information of joint ventures as at 30 September 2011 not adjusted for the percentage ownership held by the Group is as follows:

	Participation	Current	Non-current	Current	Non-current
Joint Ventures	rates	assets	assets	liabilities	liabilities	Income	Expenses
Enerji Yatirim Holding A.Ş. and its subsidiaries	49.99%	51,563,307	352,871,244	290,984,650	236,721,872	261,384,135	(309,535,881)

The information related to the assets and liabilities of joint ventures as at 31 December 2010 and the information related to the income and expenses for the period ended 30 September 2010 not adjusted for the percentage ownership held by the Group is as follows:

	Participation	Current	Non-current	Current	Non-current
Joint Ventures	rates	assets	assets	liabilities	liabilities	Income	Expenses
Enerji Yatirim Holding A.Ş. and its subsidiaries	49.99%	68,352,899	290,158,158	184,038,326	206,434,598	184,668,117	(199,529,395)
Bilecik Demir Çelik San.ve Tic.A.Ş. (*)	39.99%	4,995,663	41,707,824	22,071,819	22,970,886	7,743,133	(11,743,980)
İzmir Liman İşletmeciliği A.Ş.(**)	46.00%	237,117	7,560,416	607,787	-	10,489	(337,436)

(*)	Bilecik Demir Çelik’s income and expenses not adjusted for the percentage ownership held by the Group between 1 January and 15 September 2011 were TL 1,078,418 and TL 8,355,679, respectively.

(**)	İzmir Liman’s income and expenses not adjusted for the percentage ownership held by the Group between 1 January and 29 June 2011 were TL 1,152 and TL 200,727, respectively.

Moreover, as explained in Note 1, between 1 January and 29 July 2010, Ortadoğu Liman, was proportionately consolidated to the Group as a joint venture by 39.80%, and its income and expenses not adjusted for the percentage ownership held by the Group were TL 32,712,694 and TL 20,396,174, respectively.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

4	Segment reporting

The operating segments considered in the performance evaluations of the Group’s management are based on the Group’s risks and resources, as well as its internal reporting structure. The Group’s operating segments are finance, energy, infrastructure, real estate and other. The finance segment includes the Group’s finance operations (including Global Yatırım Holding); the energy segment includes the Group's natural gas distribution and electricity generation facilities; the infrastructure segment includes the Group’s port operations; the Group’s real estate segment includes investment property and trading property operations; and the other segment includes the Group's media, steel-iron production and other operations.

The busiest periods for the Group’s joint ventures operating in the natural gas distribution sector under the energy segment are January, February, March, November and December, depending on the temperatures. Especially in the winter months (i.e., December, January, and February), the operations of the Group's subsidiaries operating in the port operations sector under the infrastructure segment decline in comparison with the other months of the year. The busiest period for the Group's cruise port operations is the third quarter of the year. These seasonality effects have an impact on the performance of the aforementioned segments.

Information regarding all of the Group's segments is stated below. Earnings before interest, tax, depreciation and amortization (“EBITDA”) is reviewed in assessing the financial performance of the operating segments. The Company's management considers EBITDA as the most appropriate measure to review segmental operations based on the comparability with other companies in the same industry. As the transactions noted below became significant to the Group's operations in 2011, the Group management began to include the following items in EBITDA: the profit/loss before tax earned by Group companies from the sale of Company shares and the profit/loss before tax earned by the Group from the sale of its subsidiaries’ shares that are not quoted on an active market. These items are accounted for in the Statement of Changes in Equity in the consolidated financial statements. The segment reporting of EBITDA has been restated accordingly for the nine-month period ended 30 September 2010. The information regarding the Group's segments are disclosed on the following pages. This calculation of EBITDA may differ from calculations used by other companies, due to the way in which management assesses the results of operations.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

4	Segment reporting (continued)

	For the nine-month period ended 30 September (1 January-30 September)
	Energy (**)		Finance		Infrastructure (*)		Real Estate		Other		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
External revenues	120,526,407	85,491,900	24,175,302	23,320,570	78,787,581	41,400,814	3,073,221	-	3,429,339	3,935,718	229,991,850	154,149,002
EBITDA	(150,834)	(4,150,096)	32,687,891	(8,422,419)	44,802,541	282,069,603	931,326	(17,475,018)	(482,812)	(973,621)	77,788,112	251,048,449
Depreciation and amortisation expense (-)	(5,073,872)	(3,183,764)	(776,088)	(611,319)	(27,720,849)	(9,621,581)	(184,230)	(180,649)	(570,983)	(596,696)	(34,326,022)	(14,194,009)
Finance income	3,858,746	7,577,092	32,553,980	46,434,067	7,500,465	6,266,772	604,432	96,865	69,337	1,457,848	44,586,960	61,832,644
Finance expenses	(28,520,193)	(14,487,266)	(60,553,018)	(42,055,800)	(12,236,038)	(10,079,133)	(3,883,378)	(75,781)	(2,894,838)	(1,994,807)	(108,087,465)	(68,692,787)
Significant non-cash income/expense	3,292,854	-	-	-	2,153,864	254,856,109	-	-	-	(16,427,141)	5,446,718	238,428,968

	For the three month period ended 30 September (1 July-30 September)
	Energy		Finance		Infrastructure		Real Estate		Other		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
External revenues	19,048,212	19,101,224	7,274,329	7,083,899	36,614,208	21,953,962	1,441,504	-	859,964	807,599	65,238,217	48,946,684
EBITDA	(2,405,495)	(2,027,138)	41,742,241	(4,485,732)	20,799,739	270,577,732	1,029,569	(16,769,045)	(112,059)	(225,166)	61,053,995	247,070,651
Depreciation and amortisation expense (-)	(1,797,626)	(699,981)	(273,083)	(233,640)	(10,225,693)	(6,022,667)	(55,960)	(60,216)	(141,405)	(219,832)	(12,493,767)	(7,236,336)
Finance income	2,321,574	4,787,083	22,576,378	21,307,816	5,940,521	3,259,880	205,545	380	554	1,183,797	31,044,572	30,538,956
Finance expenses	(17,744,377)	(2,479,841)	(39,333,112)	(7,584,594)	(4,059,977)	(8,715,348)	(1,609,256)	(5,045)	(738,381)	(421,670)	(63,485,103)	(19,206,498)
Significant non-cash income/expense	-	-	-	-	-	254,856,109	-	-	-	(16,427,141)	-	238,428,968

(*)
Ortadoğu Liman, a company in the infrastructure segment, was consolidated to the Group as a joint venture using a proportionate consolidation method until 29 July 2010. Starting from that date, Ortadoğu Liman was consolidated to the Group as a subsidiary using a full consolidation method. Ortadoğu Liman’s revenue and expenses have been proportionately consolidated at 39.80% for the period of 1 January-29 July 2010, at 100% for the period of 30 July-30 September 2010 and 100% for the period of 1 January-30 September 2011. If the acquisition of Ortadoğu Liman had occurred on 1 January 2010, management estimates that for the period ended 30 September 2010, the external revenues and EBITDA of the infrastructure segment would have been TL 60,489,469 and TL 294,525,331, respectively, and the consolidated external revenues and consolidated EBITDA of the Group would have been TL 173,237,657 and TL 263,504,177, respectively.

(**)	If the acquisition of Naturel Gaz had occurred on 1 January 2011, management estimates that for the period ended 30 September 2011, the external revenues and EBITDA of the energy segment would have been TL 121,590,252 and TL 62,200, respectively and the consolidated external revenues and consolidated EBITDA of the Group would have been TL 231,055,695 and TL 78,001,146, respectively.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

4	Segment reporting (continued)

Segment assets

	30 September 2011	31 December 2010
Energy	257,889,205	236,597,290
Finance	266,687,039	203,903,650
Infrastructure	754,259,337	610,244,620
Real estate	252,694,334	242,342,875
Other	3,286,863	21,797,412
Total	1,534,816,778	1,314,885,847

Segment liabilities

	30 September 2011	31 December 2010
Energy	246,095,754	207,463,974
Finance	232,596,735	180,296,781
Infrastructure	301,674,577	233,147,707
Real estate	52,435,471	42,382,093
Other	2,527,996	19,794,490
Total	835,330,533	683,085,045

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

4	Segment reporting (continued)

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Revenues
Segment revenues	230.095.655	65.252.743	154.331.295	49.018.233
Elimination of inter-segment revenues (*)	(103.805)	(14.526)	(182.293)	(71.549)
Consolidated revenues	229.991.850	65.238.217	154.149.002	48.946.684

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Total segment EBITDA	77.788.112	61.053.995	251.048.449	247.070.651
Finance income (Note 11)	35.926.727	26.531.709	42.378.825	23.631.362
Finance expenses (Note 11)	(100.527.382)	(59.815.689)	(51.271.243)	(13.380.968)
(Gain)/Loss on sale of shares recognized in equity (Note 24)	(48.698.855)	(44.190.839)	1.499.786	363.719
Depreciation and amortisation expenses	(34.326.022)	(12.493.767)	(14.194.009)	(7.236.336)
Consolidated profit/(loss) before income tax	(69.837.420)	(28.914.591)	229.461.808	250.448.428

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Segment finance income	44.586.960	31.044.572	61.832.644	30.538.956
Elimination of inter-segment finance income	(8.660.233)	(4.512.863)	(19.453.819)	(6.907.594)
Total finance income (Note 11)	35.926.727	26.531.709	42.378.825	23.631.362

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Segment finance expenses	(108.087.465)	(63.485.103)	(68.692.787)	(19.206.498)
Elimination of inter-segment finance expenses	7.560.083	3.669.414	17.421.544	5.825.530
Total finance expenses (Note 11)	(100.527.382)	(59.815.689)	(51.271.243)	(13.380.968)

	1 January-	1 July-	1 January-	1 July-
Significant non-cash income/expense	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Bargain purchase gain (Note 8)	5.446.718	-	134.795.127	134.795.127
Gain on previously held interest (Note 8)	-	-	120.060.982	120.060.982
Impairment losses on asset held for sale (Note 8)	-	-	(16.427.141)	(16.427.141)
Total	5.446.718	-	238.428.968	238.428.968

Fixed asset purchases (**)
	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Energy	18.907.565	6.097.799	19.606.766	11.082.382
Finance	1.660.690	619.772	622.385	105.935
Infrastructure	24.089.398	14.726.591	4.514.550	3.060.850
Real Estate	7.578.654	3.861.693	23.611.915	13.985.114
Other	111.465	12.662	14.886	(32.286)
Total	52.347.772	25.318.517	48.370.502	28.201.995

(*)	The total amount of elimination of inter-segment revenues is related to the finance segment.

(**)	Fixed asset purchases include additions to property, plant and equipment, intangible assets, concession intangible assets and investment property.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

5	Assets held for sale and discontinued operations

As at 30 September 2011 and 31 December 2010, the summary of assets held for sale and liabilities directly associated with these assets is as follows:

	30 September 2011		31 December 2010
	Assets	Liabilities	Assets	Liabilities
Real Estates	862,751	-	3,675,561	-
Global Portföy	593,718	230,803	-	-
	1,456,469	230,803	3,675,561	-

Real Estates

As at 31 December 2010, the Group’s real estates held for sale include land in the Bozüyük district of the Bilecik province, with a total area of 29,500 m2; various lands in the Kemalpaşa district of the İzmir province, with a total area of 84,763 m2; and land in the Bodrum district of the Muğla province, with a total area of 3,000 m2. The Group sold various lands located in the Kemalpaşa district of the İzmir province on 17 June 2011 to Abalıoğlu Yem-Soya ve Tekstil Sanayi A.Ş. for a sales price of TL 3,400,000 (including VAT) and recognized a real estate sales gain of TL 68,547 in the consolidated statement of comprehensive income (Note 8). The Group continues to classify the other plots of land as assets held for sale as at 30 September 2011.

Yeşil Enerji and its Subsidiaries

After completing the sale of 95% of the shares of Yeşil Enerji A.Ş. on 23 June 2009, the Group sold the remaining 5% of shares on 25 June 2010 to Statkraft A.S. at a sale price of Euro 5,475,193 (equivalent to TL 10,571,253) and recognized a gain on sale of TL 7,196,254 (Note 8). Furthermore, Düzce Aksu, which was one of the companies excluded from the aforementioned sale of Yeşil Enerji, was sold for Euro 2,000,000 (equivalent to TL 3,854,600) and was excluded from the scope of consolidation as at 2 June 2010. The assets and liabilities of Dağören, which was also excluded from the sale of Yeşil Enerji, have been reclassified to the related balance sheet items as at 31 December 2010 due to the legal issue summarized in Note 26. The same classification has been applied as at 30 September 2011 as well.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

5	Assets held for sale and discontinued operations (continued)

Global Portföy

On 14 March 2011, a Framework Agreement was signed by and between the Company, Global Portföy and Azimut Holding S.p.A (“Azimut”) related to the cooperation among the parties in asset management and marketing activities. According to the Framework Agreement, Azimut agreed to become a 60% shareholder of Global Portföy as well as a 5% shareholder of Global Menkul, either during the IPO of Global Menkul through the transfer of shares issued in the public offering or through a direct sale. Regarding a 5% shareholding in Global Menkul, Azimut purchased through the IPO and a share transfer from Global Yatırım Holding 5% of the shares in Global Menkul on 22 June 2011 and 28 June 2011, respectively. Regarding a 60% shareholding in Global Portföy, the parties signed a Shareholders Agreement and a Contribution to Capital Increase and Investment Agreement on 8 August 2011 for the sale of Global Portföy. In accordance with these agreements, the necessary application was made to the CMB and Competition Authority. After obtaining regulatory approval, the transfer will be completed by increasing the share capital of Global Portföy from TL 2,534,000 to TL 6,335,000 and allocating the increased capital to Azimut. At the end of the fourth year following the completion of the sale, depending on various conditions mentioned in the agreement, Azimut has rights to sell its shares in Global Portföy to the Group.

The details of the assets and liabilities of Global Portföy as at 30 September 2011 classified as assets held for sale and liabilities directly associated with assets held for sale due to the transactions described above are as follows:

Assets
30 September 2011
Cash and cash equivalents	14,564
Other receivables	9,783
Investments	315,313
Due from related parties	208,078
Other current assets	38,871
Property, plant and equipment	7,109
593,718

Liabilities

Trade payables	37,636
Other payables	34,302
Other current liabilities	158,865
230,803

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

5	Assets held for sale and discontinued operations (continued)

Bilecik Demir Çelik

In line with the Group’s investment targets and strategies and in order to concentrate on investments in port operations, energy, financial services and real estate development, the Group decided to exit from its steel-iron investments as it is outside the Group's core business sectors. Accordingly, on 15 September 2011, all the shares (39.99%) held by the Group in Bilecik Demir Çelik, a joint venture of the Group, were sold to Ada Metal Demir Çelik Geri Dönüşüm San. ve Tic. A.Ş. (“Ada Metal”), the other shareholder of the joint venture. The sales price had a nominal value of TL 5,999,999 and a carrying value of TL 4,985,380. The main portion of the sales price will be collected in 2012 and the remaining portion will be collected in 2018. In accordance with the concurrent protocol to the share transfer agreement signed on 7 September 2011 with Ada Metal in relation to this transaction, the Group’s receivables from Bilecik Demir Çelik (Note 16) will be collected in 2018 in instalments.

The details of the gain on the sale of the joint venture and the net assets sold are presented below:

Sales price	4,985,380
Group’s share in the net assets sold	(1,828,635)
Gain on sale of joint venture (Note 8)	6,814,015

The Group’s share in the net assets sold (39.99%):
Cash and cash equivalents	24,739
Other receivables	460,199
Inventories	890,405
Other assets	1,374,947
Property, plant and equipment	15,579,230
Intangible assets	5,119
Loans and borrowings	(11,923,266)
Trade payables	(3,557,621)
Other payables	(4,682,387)
Total	(1,828,635)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

6	Business combinations

2011:

a)	Naturel Gaz:

On 23 May 2011, Enerji Yatırım Holding, a joint venture of the Group, acquired 50% of the shares and voting rights of Naturelgaz Sanayi ve Ticaret A.Ş. a company operating in the natural gas transmission and distribution sector, from Çalık Enerji Sanayi ve Ticaret A.Ş. and Ahmet Çalık at a price of TL 16,000,000 and USD 565,000 (equivalent to TL 16,889,084 in total). Thus, the effective shareholding interest of the Group in Naturel Gaz became 25%.

Naturel Gaz was established in order to operate in the CNG (compressed natural gas) sector. This company meets the natural gas needs of many diversified users such as the large industrial companies, small enterprises, mass housing projects, villas, hotels, recreational facilities, forklifts and generators in the areas where natural gas can not be distributed via pipelines. Moreover, it provides fuel for buses, minibuses and heavy vehicles. With the purchase of shares in Naturel Gaz, the Group continued to expand its investment in the energy sector.

During the period from 23 May 2011 to 30 September 2011, the acquisition of Naturel Gaz’s shares contributed revenues of TL 1,456,521and net profits of TL 3,105,607 (including a bargain purchase gain). If the acquisition had occurred on 1 January 2011, management estimates that the consolidated revenues would have been TL 231,055,695 and the consolidated net loss attributable to the owners of the Company would have been TL 63,403,659. In determining these amounts, management assumed that the fair values determined on the acquisition date would have been the same if the acquisition had occurred on 1 January 2011.

The following table summarizes the details related to the accounting of the acquisition in accordance with the acquisition method:

		Group's share
	EYH's share	(*)
Acquisition cost	16,889,084	8,442,853
Fair value of total net identifiable assets (50%)	(23,476,109)	(11,735,707)
Bargain purchase gain (negative goodwill) (**)	6,587,025	3,292,854

(*)	When calculating the Group’s share, the effective shareholding rate of EYH (49.99%) has been taken into consideration.

(**)	Bargain purchase gain is recognized in other operating income in the consolidated statement of comprehensive income (Note 8).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

6	Business combinations (continued)

		EYH's share	Group's share
Identifiable assets acquired and liabilities assumed	100% (*)	(**)	(***)
Cash and cash equivalents	28,485	14,243	7,120
Trade and other receivables	2,484,995	1,242,498	621,125
Inventories	474,197	237,099	118,526
Other current assets	362,491	181,246	90,605
Property, plant and equipment	31,884,802	15,942,401	7,969,606
Intangible assets	29,586,137	14,793,069	7,395,055
Financial liabilities	(1,666,977)	(833,489)	(416,661)
Trade and other payables	(5,640,152)	(2,820,076)	(1,409,756)
Provision for employee termination indemnity	(228,714)	(114,357)	(57,167)
Deferred tax liability	(9,423,194)	(4,711,597)	(2,355,327)
Other liabilities	(909,855)	(454,928)	(227,419)
Net identifiable assets and liabilities	46,952,215	23,476,109	11,735,707

(*)	Represents 100% of the net identifiable assets of Naturel Gaz.

(**)	Signifies the share in the net identifiable assets of Naturel Gaz purchased by EYH (50%).

(***)	Corresponds to the Group’s share (25%) in the net identifiable assets of Naturel Gaz.

This acquisition is accounted for by applying the acquisition method, which requires the measurement of the identifiable assets, liabilities and contingent liabilities at their fair values as of the date of acquisition in accordance with IFRS 3 “Business Combinations”. As at acquisition date, gross contractual cash flows of trade and other receivables reflect their fair values.

Net cash outflow due to the acquisition is as follows:

Consideration paid	8,442,853
Cash associated with purchased assets	(7,120)
Net cash outflow due to acquisition	8,435,733

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

6	Business combinations (continued)

b)	İzmir Liman:

Global Liman, the Group’s subsidiary, completed the purchase of 54% of the shares and voting rights of İzmir Liman, the Group’s joint venture, from the other shareholders for TL 1,133,838 and USD 300,002 on 29 June 2011 (total: TL 1,620,828). As such, the Group’s effective ownership interest in İzmir Liman became 100% on 29 June 2011. TL 1,133,838 of the total consideration was deducted from the receivables of Global Liman from the other shareholders. USD 50,000 (equivalent to TL 81,165) was paid in cash and the remaining amount will be paid in five equal instalments up to February 2012.

The following table summarizes the details related to the accounting of the acquisition in accordance with the acquisition method:

Acquisition cost	1,620,828
Fair value of net identifiable assets and liabilities (100%)	(6,990,169)
Fair value of net identifiable assets before acquisition (46%)	3,215,477
Bargain purchase gain (Negative goodwill) (*)	2,153,864

(*)	Bargain purchase gain is recognized in other operating income in the consolidated statement of comprehensive income (Note 8).

		The share of the
Identifiable assets acquired and liabilities assumed	100% (*)	Group (**)
Cash and cash equivalents	13,138	7,095
Prepaid taxes	120,052	64,828
Property, plant and equipment	13,959	7,538
Deferred tax asset	3,412,492	1,842,746
VAT receivables	3,993,997	2,156,758
Trade and other payables	(563,469)	(304,273)
Net identifiable assets and liabilities	6,990,169	3,774,692

(*)	Represents 100% of the net identifiable assets of İzmir Liman.

(**)	Signifies the share in the net identifiable assets of İzmir Liman purchased by the Group (54%).

Net cash outflow due to acquisition is as follows:

Consideration paid	81,165
Cash associated with purchased assets	(7,095)
Net cash outflow due to acquisition	74,070

c)	Energaz:

As at 11 August 2011, after obtaining regulatory approval, EYH, a joint venture of the Group, acquired the remaining shares in Energaz, its subsidiary, from the other shareholders for a total consideration of USD 25,591,496 (equivalent to TL 44,552,235), in which the Group’s share amounts to USD 12,793,189 (TL 22,271,662) and increased EYH’s ownership interest in Energaz from 52.47% to 99%. Thus, the Group’s effective ownership interest in Energaz increased from 26.23% to 49.49%. As this purchase did not cause any change in control, the transaction is not a business combination under IFRS 3, but a transaction with owners of the Company recognized directly in equity. The details are explained in Note 24.5.iii.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

6	Business combinations (continued)

2010-Ortadoğu Liman:

On 29 July 2010, Global Liman acquired 60% of the shares and voting rights of its joint venture Ortadoğu Liman from the other shareholders and obtained control of Ortadoğu Liman increasing its equity interest from 39.8% to 99.8%. Global Liman and other shareholders of Ortadoğu Liman agreed on a purchase price of USD 49,308,521 (equivalent to TL 74,115,638), including the receivables of other shareholders of Ortadoğu Liman amounting to TL 14,897,065, which are transferred to Global Liman. Therefore, the acquisition cost of 60% of the shares of Ortadoğu Liman amounts to TL 59,218,573.

During the period from 29 July 2010 to 31 December 2010, the acquisition contributed revenues of TL 14,759,592 and profits of TL 254,683,918 (including bargain purchase gain and gain on previously-held interest, presented below in detail). If the acquisition had occurred on 1 January 2010, management estimated that for the nine-month period ended 30 September 2010, the consolidated revenues would had been TL 173,237,657 and the consolidated net profit for the period attributable to the owners of the Company would had been TL 234,436,305. In determining these amounts, management assumed that the fair value adjustments determined on the acquisition date as well as the carrying values and the acquisition conditions would have been the same if the acquisition had occurred on 1 January 2010.

The following table summarizes the details related to the accounting of the acquisition in accordance with the acquisition method:

Goodwill
Purchase price	74,115,638
Less: Receivables transferred	(14,897,065)
Cash consideration	59,218,573
Fair value of net identifiable assets and liabilities (100%)	(323,356,166)
Fair value of non-controlling interests (0.2%)	646,712
Fair value of previously-held interest (39.8%)	128,695,754
Bargain purchase gain (Negative goodwill) (*)	134,795,127

(*)	Bargain purchase gain is recognized in other income in the condensed consolidated statement of comprehensive income (Note 8). The Group management reassessed the identifiable assets, liabilities and contingent liabilities before the recognition of the bargain purchase gain.

The acquisition of the shares of Ortadoğu Liman resulted in a bargain purchase gain because the terms and conditions of the acquisition and the actual purchase price were negotiated and agreed during the financial crisis though the acquisition was completed after the financial crisis. As such, the actual and expected growth of the operations of Ortadoğu Liman, with an increase in capacity, and a higher utilization ratio of that capacity reflecting an increase in both the Gross Domestic Product and foreign trade volumes of Turkey after the financial crisis, contributed very positively to the fair value of Ortadoğu Liman.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

6	Business combinations (continued)

Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	17,842,860
Trade and other receivables	1,430,914
Other current assets	885,643
Property, plant and equipment	28,015,874
Intangible assets	452,706,246
Financial liabilities	(59,307,862)
Trade payables	(1,016,676)
Other payables	(27,681,018)
Deferred tax liability	(85,187,539)
Provision for employee termination indemnity	(688,704)
Other liabilities	(3,643,572)
Net identifiable assets and liabilities	323,356,166
Shares acquired	60.00%
Net identifiable assets and liabilities of shares acquired	194,013,700

This transaction is accounted for by applying the acquisition method, which requires the measurement of the identifiable assets, liabilities and contingent liabilities at their fair values as of the date of acquisition in accordance with IFRS 3 Business Combinations. As at acquisition date, gross contractual cash flows of trade and other receivables reflect their fair values.

As a result of the acquisition, non-controlling interests of the Group, which represent 0.2% of the shares of Ortadoğu Liman, increased by TL 646,712. As a result of the acquisition of 60% of the shares of Ortadoğu Liman, together with the non-controlling interests, net assets of the Group increased by TL 194,660,412, property, plant and equipment increased by TL 16,865,555 (Note 13), intangible assets increased by TL 272,529,160 (Note 15), deferred tax liabilities increased by TL 51,282,898, and all other net assets decreased by TL 43,451,405 in the condensed consolidated interim financial statements.

Net cash outflow due to acquisition is as follows:

Consideration paid	74,115,638
Less: Cash associated with purchased assets	(10,741,402)
Net cash outflow due to acquisition	63,374,236

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

6	Business combinations (continued)

As a result of the acquisition, the Group recognized net identifiable assets, liabilities and contingent liabilities corresponding to the previously held 39.8% equity interest at their fair values as of the acquisition date in its consolidated financial statements. As a result of this recognition, the difference between the fair value and the carrying amount of the net identifiable assets at the acquisition date corresponding to equity interest held immediately prior to the acquisition is recognized as gain on previously-held interest in other income in the condensed consolidated statement of comprehensive income. The following summarizes the gain on previously-held interest recognized:

Fair value of the net identifiable assets corresponding to equity interest held immediately prior to acquisition (39.8%)	128,695,754
Less: Carrying amount of the net identifiable assets corresponding to equity interest held immediately prior to acquisition (39.8%)	(8,634,772)
Gain on previously-held interest (**)	120,060,982

(**)	Gain on previously-held interest is recognized in other income in the condensed consolidated statement of comprehensive income (Note 8).

As a result of the acquisition, which requires the recognition of the fair value of the net identifiable assets, liabilities and contingent liabilities corresponding to the previously held 39.8% equity interest, property, plant and equipment of the Group increased by TL 3,412,506 (Note 13), intangible assets increased by TL 151,452,361 (Note 15) and deferred tax liabilities increased by TL 30,015,246 in the condensed consolidated interim financial statements. Moreover, since the acquisition accounting resulted in a bargain purchase gain, the previously recognized goodwill amounting to TL 4,788,639 (Note 18) is derecognized as of the acquisition date.

Disposal of Global Liman shares

The share transfer transactions enabling Venice European Investment Capital S.p.A. (“VEI”), a private equity fund and Savina Holding GmbH, a special purpose entity of Venice Shipping and Logistic S.p.A (strategic partner), to acquire a minority stake in Global Liman, a subsidiary of the Group, were finalized on 26 July 2011. In this respect, the Company’s shares (22.114% of the share capital of Global Liman) were transferred to Savina Holding GmbH for a total sales price of USD 77,399,000 and the consideration was collected in cash. After the share transfer, the effective shareholding interest of the Group in Global Liman became 77.886%. This transaction has been accounted for as a transaction with owners of the Company, recognized directly in equity and explained in detail in Note 24.5.ii.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

7	Revenue and cost of sales

For the periods ended 30 September, the Group’s gross profit on the basis of operations comprised the following:

	1 January-	1 July-	1 January-	1 July-
Sales revenues	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Natural gas distribution revenues	104,920,671	13,938,160	71,962,491	11,025,367
Port operating revenues	78,787,581	36,614,208	41,400,814	21,953,962
Construction revenues	15,605,736	5,110,052	13,529,409	8,075,857
Real estate revenues	3,073,221	1,441,504	-	-
Other	3,429,339	859,964	3,935,718	807,599
Total	205,816,548	57,963,888	130,828,432	41,862,785

Cost of sales
Cost of natural gas sales and services	(104,981,241)	(14,445,036)	(72,899,344)	(10,973,578)
Cost of operating ports	(48,484,774)	(19,183,520)	(19,085,713)	(10,537,780)
Cost of construction	(15,605,736)	(5,110,052)	(13,529,409)	(8,075,857)
Cost of real estate revenues	(743,119)	(209,893)	-	-
Other	(3,590,798)	(938,102)	(4,806,947)	(1,050,988)
Total	(173,405,668)	(39,886,603)	(110,321,413)	(30,638,203)

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Interest, fee, premium, commission, and other revenues
Agency commissions	15,410,365	3,937,429	13,583,083	3,421,444
Interest received from customers	6,103,589	1,811,887	6,293,761	2,386,107
Portfolio management fees	829,077	221,203	1,150,642	387,057
Gain on sale of marketable securities	272,890	272,890	1,493,592	729,757
Other revenue	1,559,381	1,030,920	799,492	159,534
Total	24,175,302	7,274,329	23,320,570	7,083,899
Interest, fee, premium, commission, and other expenses
Commission charges	(1,643,553)	(557,325)	(884,698)	(120,496)
Interest charges from loans delivered to customers	(1,387,474)	(413,144)	(1,410,954)	(654,947)
Loss on sale of marketable securities	(795,787)	(537,260)	-	-
Total	(3,826,814)	(1,507,729)	(2,295,652)	(775,443)

Total revenue	229,991,850	65,238,217	154,149,002	48,946,684
Total cost of sales	(177,232,482)	(41,394,332)	(112,617,065)	(31,413,646)
Gross profit	52,759,368	23,843,885	41,531,937	17,533,038

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

8	Other income and expenses

For the periods ended 30 September, other income comprised the following:

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Gain on sale of joint venture (Note 5)	6,814,015	6,814,015	-	-
Bargain purchase gain (Note 6)	5,446,718	-	134,795,127	134,795,127
Gain on previously held interest (Note 6)	-	-	120,060,982	120,060,982
Dividend income	532,287	-	222,531	15,518
Rental income	382,631	138,239	253,104	111,304
Gain on sale of tangible assets	85,316	6,965	71,906	52,104
Gain on sale of real estate (Note 5)	68,547	-	-	-
Gain on sale of financial asset available for sale (1)	-	-	7,196,254	-
Other	1,293,448	579,641	1,915,225	831,617
Total	14,622,962	7,538,860	264,515,129	255,866,652

For the periods ended 30 September, other expenses comprised the following:

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Donations	2,292,530	2,270,150	30,094	7,170
Partial exception expenses	932,605	553,922	208,933	111,094
Transfer of bonus shares to non-controlling interests	769,846	769,846	-	-
Impairment losses on asset held for sale	-	-	16,427,141	16,427,141
Loss on sale of joint venture (2)	-	-	466,000	-
Other	849,510	355,539	1,133,743	288,338
Total	4,844,491	3,949,457	18,265,911	16,833,743

(1)	The gain on sale of financial asset available for sale consists of the gain from the sale of the 5% of the shares in Yeşil Enerji A.Ş. as at 25 September 2010 (Note 5).

(2)	The loss on sale of joint venture is due to the sale of the 39.8% shares in Düzce Aksu.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

9	Selling and marketing expenses

For the periods ended 30 September, selling and marketing expenses comprised the following:

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Advertising and promotion expenses	898,177	364,853	436,061	59,858
Personnel expenses	636,931	305,216	487,082	165,941
Stock market participation share	507,808	98,502	614,655	185,845
Commission expenses of derivative exchange market	443,570	121,199	614,548	277,031
Representation and travelling expenses	270,667	92,505	143,528	123,106
Depreciation and amortization expenses	264,582	184,840	-	-
ISE settlement and custody expenses	179,532	98,523	20,899	3,181
Other expenses	747,875	250,764	587,240	212,545
	3,949,142	1,516,402	2,904,013	1,027,507

10	Administrative expenses

For the periods ended 30 September, administrative expenses comprised the following:

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Personnel expenses	36,657,665	10,951,861	22,952,552	8,146,959
Consultancy expenses	9,900,331	4,476,895	8,319,046	961,224
Travelling expenses	3,295,046	1,855,363	1,758,924	810,440
Depreciation and amortization expenses	2,176,673	784,751	1,633,028	669,458
Taxes and duties	1,714,651	662,294	1,242,177	425,777
IT expenses	1,433,846	479,202	1,208,383	398,693
Rent expenses	1,118,985	296,937	1,097,673	368,047
Communication expenses	1,177,246	452,475	1,098,734	349,351
Building management expenses	1,060,573	371,147	967,377	369,724
Vehicle expenses	915,432	325,249	748,529	258,613
Repair and maintenance expenses	286,027	78,192	261,264	73,607
Representation expenses	323,732	130,299	175,280	119,201
Office operating expenses	242,314	94,386	172,846	47,611
Insurance expenses	217,453	42,840	105,013	7,325
Other expenses	3,305,488	545,606	4,782,090	2,334,376
	63,825,462	21,547,497	46,522,916	15,340,406

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

11	Finance income and expenses

For the periods ended 30 September, finance income of the Group comprised the following:

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Foreign currency exchange gain	30,202,636	22,740,550	38,585,505	21,635,914
Interest income	5,068,991	3,210,938	2,345,817	321,775
Change in fair value of derivatives, net	-	-	1,371,884	1,666,098
Other finance income	655,100	580,221	75,619	7,575
Total	35,926,727	26,531,709	42,378,825	23,631,362

For the periods ended 30 September, finance expense of the Group comprised the following:

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Foreign currency exchange loss	63,749,452	41,342,924	31,205,202	5,661,386
Interest expenses on borrowings	20,583,766	7,952,661	11,543,672	4,662,875
Change in fair value of derivatives, net	2,548,992	2,425,510	-	-
Letter of guarantee commissions	2,409,693	846,601	1,951,751	712,149
Interest charge on receivables	2,351,223	2,351,223	-	-
(Gain)/loss on sale of securities, net	900,084	288,840	1,058,917	(57,071)
Other	7,984,172	4,607,930	5,511,701	2,401,629
Total	100,527,382	59,815,689	51,271,243	13,380,968

12	Investment property

Movements of investment property during the nine-month period ended 30 September comprised the following:

	2011	2010
Net book value as at 1 January	207,680,332	123,795,138
Additions	7,260,182	23,602,404
Net book value as at 30 September	214,940,514	147,397,542

For the nine-month period ended 30 September 2011, capitalized borrowing costs in additions amount to TL 365,951 (30 September 2010: TL 611,835). The capitalization rate used to determine the amount of borrowing cost eligible for capitalization is 12.7% (30 September 2010: 12.9%). For the periods ended 30 September 2011 and 30 September 2010, additions were related to the construction in progress.

Sümerpark Shopping Mall, owned by Pera, a subsidiary of the Group, was officially opened on 12 March 2011. As at 30 September 2011, the fair value of Sümerpark Shopping Mall was TL 165,150,000 (31 December 2010: TL 161,855,086) as determined in the related note to the consolidated financial statements as of 31 December 2010.

As at 30 September 2011, the fair values of the land plots in Van and Denizli belonging to the Group are the fair values determined in the related note to the consolidated financial statements as of 31 December 2010.

The mortgages on the land and the Sümerpark project are presented in Note 26.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

13	Property, plant and equipment

Movements of property, plant and equipment for the nine-month period ended 30 September comprised the following:

	2011	2010
Net book value as at 1 January	105,890,921	64,272,070
Additions	27,117,179	8,502,530
Disposals	(19,953)	(20,920)
Acquisition through business combinations (Note 6)	7,977,144	16,865,555
Transfer to assets held for sale	(7,109)	(20,325)
Depreciation	(7,703,492)	(4,360,788)
Exclusion from scope of consolidation (*)	(15,579,230)	-
Effect of valuation of previously held interest (Note 6)	-	3,412,506
Currency translation differences	13,464,475	(3,312,024)
Net book value as at 30 September	131,139,935	85,338,604

(*)	Includes the property, plant and equipment excluded from the scope of consolidation as a result of the sale of the Group’s shares in Bilecik Demir Çelik.

A significant portion of the additions are composed of construction in progress and machinery and equipment for the nine-month period ended 30 September 2011 and 2010.

For the period ended 30 September 2011, the acquisition through business combinations mainly included the acquisition of furniture and fixtures amounting to TL 3,737,036, machinery and equipment amounting to TL 1,940,341, motor vehicles amounting to TL 524,966, land amounting to TL 881,074, land improvements amounting to TL 581,121 and buildings amounting to TL 225,207. For the period ended 30 September 2010, the acquisition through business combinations mainly included the acquisition of machinery and equipment amounting to TL 11,469,929 and leasehold improvement amounting to TL 4,229,926.

For the period ended 30 September 2010, the effect of valuations of previously held interest mainly included the effect of valuation of machinery and equipment amounting to TL 2,986,769.

As at 30 September 2011 and 31 December 2010, the net book values of the leased assets in property, plant and equipment are as follows:

	30 September 2011	31 December 2010
Machinery and equipments	4.880.972	17.001.326
Motor vehicles	6.308.300	6.257.018
	11.189.272	23.258.344

For the nine-month period ended 30 September 2011 and 2010, there is no capitalized finance cost on the property, plant and equipment.

The details of mortgages and pledge on property, plant and equipment are presented in Note 26.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

14	Concession intangible assets

Movements of concession intangible assets for the nine-month period ended 30 September comprised the following:

	2011	2010
Net book value as at 1 January	133,125,801	113,648,156
Additions	17,422,302	15,503,467
Disposals	(16,260)	-
Amortisation	(4,015,501)	(2,670,175)
Net book value as at 30 September	146,516,342	126,481,448

Concession intangible assets of the Group consist of concession intangible assets of Energaz and its subsidiaries. For the periods ended 30 September 2011 and 30 September 2010, total capitalized borrowing cost in additions amounted to TL 1,677,365 and TL 2,176,215, respectively. The capitalization rate used to determine the amount of borrowing cost eligible for capitalization is between 1.49% and 6.40% (30 September 2010: between 1.38% and 6.89%).

15	Intangible assets

Movements of intangible assets for the periods ended 30 September comprised the following:

	2011	2010
Net book value as at 1 January	543,500,838	69,481,418
Additions	548,109	762,101
Acquisition through business combinations (Note 6)	7,395,055	272,529,160
Effect of valuation of previously held interest (Note 6)	-	151,452,361
Transfer to assets held for sale	-	(1,321)
Amortisation	(22,607,029)	(7,163,046)
Disposals	(2,789)	-
Exclusion from scope of consolidation	(5,119)	-
Currency translation differences	91,921,758	(17,720,046)
Net book value as at 30 September	620,750,823	469,340,627

For the period ended 30 September 2011, the acquisition through business combination included mainly the CNG sales and transmission 30-year licenses of Naturel Gaz amounting to TL 7,385,104 in İzmir, Bursa and Adapazarı regions. For the period ended 30 September 2010, the acquisition through business combination included mainly the acquisition of port operation rights amounting to TL 272,505,775.

For the period ended 30 September 2010, the effect of valuation of previously held interest is related to port operation rights.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

16	Trade and other receivables

As at 30 September 2011 and 31 December 2010, non-current trade and other receivables comprised the following:

Non-current trade receivables from finance sector	30 September 2011	31 December 2010
Receivables from customers	3,229,275	3,277,520
Total	3,229,275	3,277,520

Non-current other receivables	30 September 2011	31 December 2010
Deposits and advances given	3,620,877	2,161,539
Receivables from Bilecik Demir Çelik (Note 5)	3,140,463	-
Receivables from Udaş Uşak Doğalgaz Dağıtım A.Ş.	1,023,148	1,023,148
Receivables from Ada Metal (Note 5)	1,020,702	-
Other	512,889	512,889
Total	9,318,079	3,697,576
Total non-current trade and other receivables	12,547,354	6,975,096

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

16	Trade and other receivables (continued)

As at 30 September 2011 and 31 December 2010, current trade and other receivables comprised the following:

Current trade receivables	30 September 2011	31 December 2010
Receivables from customers	16,629,912	13,239,871
Doubtful receivables	5,555,573	5,059,781
Allowance for doubtful receivables	(5,336,528)	(4,950,031)
Other (*)	463,505	7,468,226
Total	17,312,462	20,817,847

(*)	As at 31 December 2010, other trade receivables include the cheque amounting to TL 6,184,000 received in relation to the sale of Veli Alemdar Han. The cheque has been collected in January 2011.

Current other receivables	30 September 2011	31 December 2010
Receivables from Ada Metal (Note 5)	3,964,678	-
Recievables from subsidiaries' and joint ventures' other shareholders	1,225,347	1,395,951
Value added tax receivable	939,029	550,842
Deposits and advances given	222,577	1,268,458
Other	115,879	308,860
Total	6,467,510	3,524,111

Current trade receivables from finance sector	30 September 2011	31 December 2010
Receivables from customers	28,343,719	35,824,580
Receivables from money market	15,250,000	-
Doubtful receivables	1,262,033	1,283,303
Allowance for doubtful receivables	(1,262,033)	(1,283,303)
Other trade receivables	68,100	22,046
Total	43,661,819	35,846,626
Total current trade and other receivables	67,441,791	60,188,584

Movements in the allowance for doubtful trade receivables for the periods ended 30 September 2011 and 2010, comprised the following:

	2011	2010
Balance at the beginning of the period (1 January)	(4,950,031)	(3,896,275)
Allowance for the period	(389,982)	(998,167)
Written-off during the period	34,310	1,723
Cancellation of allowances and collections	291,240	73,214
Acquisition through business combination	(321,946)	(204,355)
Currency translation differences	(119)	-
Balance at the end of the period (30 September)	(5,336,528)	(5,023,860)

The allowance for doubtful trade receivables is accounted for in the general administrative expenses.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

17	Investments

As at 30 September 2011 and 31 December 2010, the investments comprised the following:

Current assets	30 September 2011	31 December 2010
Financial assets held for trading	27,270,967	15,763,829
Financial assets available for sale	-	1,981,602
Total	27,270,967	17,745,431
Non current assets
Financial assets available for sale	7,235,981	7,213,750
Total	7,235,981	7,213,750

The following shows a breakdown of financial investments by classifications:

a) Financial assets held for trading

	30 September 2011	31 December 2010
Debt securities	26,668,441	7,404,808
Equity securities	523,145	8,000,521
Investment funds participations	79,381	358,500
Total	27,270,967	15,763,829

All financial assets held for trading are financial assets at fair value through profit or loss. The changes in fair value of these assets are accounted for in finance income and expenses in the condensed consolidated interim statement of comprehensive income (Note 11). All the equity securities included in the financial assets held for trading are traded in active markets.

As at 30 September 2011, debt securities amounting to TL 25,749,904 (31 December 2010: TL 6,757,680) are subject to repurchase agreements.

As at 30 September 2011, government bonds amounting to TL 588,102 are pledged to certain banks with respect to letters of guarantee given to ISE (31 December 2010: TL 514,338).

As at 30 September 2011, government bonds amounting to TL 12,697 are given to the Turkish Derivative Exchange (“VOB”) for transaction guarantees (31 December 2010: TL 15,627).

As at 30 September 2011, the Group has lent 1,252,083 (31 December 2010: 2,000,000) shares of one of its subsidiaries. Moreover, as at 31 December 2010, the Group has lent 750,000 shares (equivalent to TL 5,850,000) of equity securities. These equity securities were sold as at 30 September 2011.

As at 30 September 2011 the Group’s shares amounting to TL 17,827 have been pledged in connection with an ongoing legal proceeding.

As at 30 September 2011 and 31 December 2010, the letters of guarantee given to the ISE, the ISE Settlement and Custody Bank, the Turkish Derivative Exchange and the Capital Market Board are explained in Note 26.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

17	Investments (continued)

b) Financial assets available for sale

	30 September 2011	31 December 2010
Debt securities	-	51,602
Equity securities
- Quoted in an active market	-	1,930,000
- Not quoted in an active market	7,235,981	7,213,750
Total	7,235,981	9,195,352

As at 30 September 2011, government bonds amounting to TL 55,719 were given to the ISE Settlement and Custody Bank as a guarantee (31 December 2010: TL 51,602). These government bonds of Global Portföy are classified as assets held for sale as at 30 September 2011 (Note 5).

As at 31 December 2010, all the equity securities quoted in an active market consisted of 50,000 shares of Türkiye Petrol Rafinerileri A.Ş. which had been lent. These shares were sold in the interim period ended 30 September 2011. The difference from the change in fair value was accounted for in the revaluation reserve under the equity up to 30 May 2011 (the sales date). On the sales date, this difference, which amounted to TL 380,076, was transferred to profit and loss.

Details of shares which are not quoted in an active market comprised the following:

	30 September 2011		31 December 2010
	Share		Share
	ratio	Book value	ratio	Book value
	(%)		(%)
Takas ve Saklama Bankasi A.Ş.	2.35	6,438,297	2.35	6,438,297
Kentgaz (Note 2)	49.99	507,456	49.99	507,456
Baku Stock Exchange	5.50	137,523	5.50	137,523
Torba (Note 2)	80.00	80,000	80.00	80,000
Other		72,705		50,474
Total		7,235,981		7,213,750

The Group recognized and measured the investments which are not quoted in active markets at cost.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

18	Goodwill

During the nine-month period ended 30 September, movement of goodwill was as follows:

	2011	2010
Net book value as of 1 January	35,550,270	40,342,730
Acquisition through business combinations (Note 6)	-	(4,788,639)
Currency translation differences	6,499,659	(3,821)
Net book value as of 30 September	42,049,929	35,550,270

The Group evaluated the goodwill impairment indicators starting from 31 December 2010 and concluded that no impairment test was necessary as at 30 September 2011.

The basic assumptions related to the goodwill impairment tests are presented in the related disclosures in the 31 December 2010 consolidated financial statements.

19	Other assets

As at 30 September 2011 and 31 December 2010, other non-current assets comprised the following:

	30 September 2011	31 December 2010
Advances given	25,688,921	23,830,784
Value added tax receivable	3,999,753	2,001,048
Prepaid expenses	609,966	643,626
Other	279,117	257,810
Total	30,577,757	26,733,268

As at 30 September 2011 and 31 December 2010, other current assets comprised the following:

	30 September 2011	31 December 2010
Value added tax receivable	20,124,371	18,671,291
Advances given	7,262,175	1,814,044
Income accruals	4,335,764	10,048,006
Prepaid expenses	3,271,088	2,036,211
Wage/salary advances given to personnel	1,099,200	712,219
Prepaid taxes	239,123	216,128
Others	582,996	544,660
Total	36,914,717	34,042,559

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

20	Cash and cash equivalents

As at 30 September 2011 and 31 December 2010, cash and cash equivalents comprised the following:

	30 September 2011	31 December 2010
Cash on hand	334,033	287,783
Cash at banks	91,857,083	53,204,595
-Demand deposits	9,485,334	10,512,044
-Time deposits	82,371,749	42,692,551
Receivables from reverse repurchase agreements	4,669,037	-
Receivables from Takasbank	-	1,087,130
Credit card receivables	1,307,831	2,163,088
Other	163,199	144,899
Cash and cash equivalents	98,331,183	56,887,495
Blocked deposits	(5,210,687)	(5,050,568)
Cash and cash equivalents for cash flow purposes	93,120,496	51,836,927

As at 30 September 2011 and 31 December 2010, maturities of time deposits comprised the following:

	30 September 2011	31 December 2010
Up to 1 month	78,046,833	40,981,394
1-3 months	4,324,916	1,510,177
3-6 months	-	200,980
	82,371,749	42,692,551

As at 30 September 2011 and 31 December 2010, the range of time deposit interest rates included in cash and cash equivalents was as follows:

	30 September 2011	31 December 2010
Interest rate for time deposit-TL (highest)	9.40%	8.75%
Interest rate for time deposit-TL (lowest)	5.75%	3.25%
Interest rate for time deposit-USD (highest)	4.00%	1.55%
Interest rate for time deposit-USD (lowest)	0.29%	0.50%

As at 30 September 2011, cash at banks amounting to TL 3,101,233 (31 December 2010: TL 2,266,809) were blocked by the banks due to bank borrowings and letters of guarantee. Cash at banks amounting to TL 1,307,831 (31 December 2010: TL 2,163,088) comprised credit card receivables which were blocked by banks until their maturity. As at 30 September 2011, TL 801,623 deposited at the ISE Settlement and Custody Bank (“Takasbank”) were blocked by the CMB (31 December 2010: TL 620,671). Financial risks with respect to cash and cash equivalents are disclosed in Note 28.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

21	Loans and borrowings

As at 30 September 2011 and 31 December 2010, loans and borrowings comprised the following:

Short term loans and borrowings	30 September 2011	31 December 2010
Short term bank loans	529,356	6,711,164
-TL Loans	529,356	2,051,525
-Foreign currency loans	-	4,659,639
Short term portion of long term bank loans	243,505,322	69,108,636
-TL Loans	22,841,753	6,156,521
-Foreign currency loans	220,663,569	62,952,115
Finance lease obligations	1,641,961	4,057,967
Total	245,676,639	79,877,767

Long term loans and borrowings	30 September 2011	31 December 2010

Long term bank loans	195,711,838	287,184,973
-TL Loans	26,816,263	33,959,247
-Foreign currency loans	168,895,575	253,225,726
Finance lease obligations	3,293,048	12,315,047
Total	199,004,886	299,500,020

Maturity profile of long term bank loans comprised following:

Year	30 September 2011	31 December 2010
2012	30,331,852	182,582,946
2013	66,398,615	43,939,008
2014 and after	98,981,371	60,663,019
Total	195,711,838	287,184,973

Maturity profile of finance lease obligations comprised the following:

	30 September 2011			31 December 2010
	Future minimum		Present value of	Future minimum		Present value of
	lease		minimum lease	lease		minimum lease
	payments	Interest	payment	payments	Interest	payment
Less than one year	1,909,937	267,976	1,641,961	6,258,598	2,200,631	4,057,967
Between one and five years	3,549,099	256,051	3,293,048	13,696,118	1,381,071	12,315,047
Total	5,459,036	524,027	4,935,009	19,954,716	3,581,702	16,373,014

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

21	Loans and borrowings (Continued)

					30 September 2011
Loan Type	Company Name	Currency	Latest Maturity	Interest Type	Nominal Interest Rate %	Principal (TL)	Carrying Value (TL)
Loans used to finance investments and projects
Loan participation notes (i)	Holding	USD	2012	Fixed	9.25%	134,964,688	136,547,189
Unsecured Loan (x)	Holding	USD	2013	Floating	Libor + 6.75%	25,834,200	26,383,820
Unsecured Loan (x)	Holding	USD	2014	Floating	Libor + 7%	9,041,970	9,080,813
Secured Loan (iii)	Ortadoğu Liman	USD	2016	Floating	Libor+ 4.95%	77,133,540	78,897,400
Secured Loan (iv)	Ortadoğu Liman	USD	2013	Fixed	7.25%	3,998,150	4,102,007
Secured Loan (vi)	Ortadoğu Liman	USD	2016	Fixed	5.15%	7,611,863	7,806,049
Secured Loan (vi)	Ortadoğu Liman	USD	2017	Floating	Libor+ 5.05%	13,839,750	14,064,539
Secured Loan	Ortadoğu Liman	TL	2013	Fixed	9.48%-10.68%	221,694	222,384
Secured Loan (vii)	Global Liman	USD	2017	Floating	Libor+ 4.95%	30,724,245	31,243,152
Secured Loan (ii)	Ege Liman	USD	2013	Floating	Libor+ 2.5%	13,707,943	13,845,969
Secured Loan	Ege Liman	USD	2018	Floating	Libor+ 5.05%	3,690,600	3,759,512
Secured Loan	Bodrum Liman	USD	2014	Fixed	7.95%	2,392,120	2,419,220
Secured Loan	Bodrum Liman	USD	2016	Fixed	7.75%	2,398,890	2,459,747
Secured Loan (ix)	Pera	TL	2013-2014	Fixed	8.69% - 16.40%	49,782,611	49,396,614
Secured Loan (viii)	EYH's subsidiaries and joint ventures	USD	2011-2016	Fixed	7.30% - 8.50%	52,058,666	54,194,805
Unsecured Loan	EYH's subsidiaries and joint ventures	EURO	2012	Floating	Euribor+ 2%	228,655	231,329
Unsecured Loan	EYH's subsidiaries and joint ventures	EURO	2012	Fixed	3.87%	838,401	854,225
Unsecured Loan	EYH's subsidiaries and joint ventures	USD	2011	Fixed	8%	3,622,879	3,669,368
						432,090,865	439,178,142
Loans used to finance working capital

Unsecured Loan	Bodrum Liman	TL	Rotating	Fixed	12%	280,000	280,000
Unsecured Loan	Holding	TL	Rotating	Fixed	12%	599	599
Unsecured Loan	Sem	TL	2013	Fixed	13%	15,312	15,312
Unsecured Loan	EYH's subsidiaries and joint ventures	TL	Rotating	Fixed	12%-18.38%	272,462	272,463
						568,373	568,374

Finance Lease Obligations

Leasing (v)	Ortadoğu Liman	USD	2015	Fixed	5.9%	2,973,165	2,973,165
Leasing	Ege Liman	USD	2012	Fixed	8.3%	1,886,865	1,886,865
Leasing	EYH's subsidiaries and joint ventures	EURO	2011-2012	Fixed	4.4%- 5.1%	74,979	74,979
						4,935,009	4,935,009
						437,594,247	444,681,525

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

21	Loans and borrowings (Continued)

					31 December 2010
Loan Type	Company Name	Currency	Latest Maturity	Interest Type	Nominal Interest Rate %	Principal (TL)	Carrying Value (TL)
Loans used to finance investments and projects
Loan participation notes (i)	Holding	USD	2012	Fixed	9.25%	113,073,976	116,719,061
Unsecured Loan (x)	Holding	USD	2013	Floating	Libor + 6.75%	21,644,000	21,712,221
Secured Loan (iii)	Ortadoğu Liman	USD	2016	Floating	Libor+ 4.95%	68,333,200	68,971,229
Secured Loan (iv)	Ortadoğu Liman	USD	2013	Fixed	7.25%	4,187,083	4,218,024
Secured Loan (vi)	Ortadoğu Liman	USD	2016	Fixed	5.15%	6,957,000	7,038,921
Secured Loan (vii)	Global Liman	USD	2017	Floating	Libor+ 4.95%	27,828,000	28,454,864
Secured Loan (ii)	Ege Liman	USD	2013	Floating	Libor+ 2.5%	13,637,929	13,669,806
Secured Loan	Bodrum Liman	USD	2014	Fixed	7.95%	2,571,200	2,651,113
Secured Loan	Bilecik Demir Çelik	USD	2013	Floating	Libor + 7%	937,672	1,032,352
Secured Loan	Bilecik Demir Çelik	USD	2011	Fixed	8.5%	1,483,789	1,491,082
Secured Loan (ix)	Pera	TL	2013	Fixed	12.46% - 13.34%	37,790,966	39,974,671
Secured Loan (viii)	EYH's subsidiaries and joint ventures	USD	2011-2015	Fixed	7.30% - 8.5%	48,615,903	49,667,611
Unsecured Loan	EYH's subsidiaries and joint ventures	EURO	2012	Floating	Euribor+ 2%	372,490	378,171
Unsecured Loan	EYH's subsidiaries and joint ventures	EURO	2012	Fixed	3.87%	910,530	918,406
Unsecured Loan	EYH's subsidiaries and joint ventures	TL	2011-2012	Fixed	20%	40,021	41,633
Unsecured Loan	EYH's subsidiaries and joint ventures	USD	2011-2014	Fixed	2%- 5%	955,173	986,547
						349,338,932	357,925,712
Loans used to finance working capital

Secured Loan	Holding	USD	2011	Fixed	4.3%	2,473,600	2,523,761
Unsecured Loan	Holding	TL	Rotating	Fixed	12%	599	599
Unsecured Loan	Bodrum Liman	USD	Rotating	Fixed	6%	289,874	289,874
Secured Loan	Ortadoğu Liman	TL	2012	Fixed	9.48%	99,900	99,927
Unsecured Loan	Bilecik Demir Çelik	USD	2011	Fixed	4.75%	114,437	114,437
Unsecured Loan	Bilecik Demir Çelik	TL	2011	Fixed	4.75%	2,030,454	2,030,454
Unsecured Loan	Sem	TL	2011	Fixed	13%	20,009	20,009
						5,028,873	5,079,061
Finance Lease Obligations

Leasing (v)	Ortadoğu Liman	USD	2015	Fixed	5.9%	2,916,467	2,916,467
Leasing	Ege Liman	USD	2012	Fixed	8.3%	2,195,212	2,195,212
Leasing	Bilecik Demir Çelik	USD	2013	Fixed	11.13%	11,072,097	11,072,097
Leasing	Bilecik Demir Çelik	EURO	2014	Fixed	12.25%	189,238	189,238
						16,373,014	16,373,014
						370,740,819	379,377,787

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

21	Loans and borrowings (Continued)

Detailed information related to the significant loans borrowed by the Group is as follows:

(i)
USD 100,000,000 of long term loans represent the 5 year maturity “loan participation notes” issued on 1 August 2007. The principal amount will be paid on maturity and interest is paid in January and July each year. On the day the loan was issued, a special purpose entity of the Group invested USD 25,000,000 in the notes, which were issued by Deutsche Bank Luxembourg SA. With subsequent repurchases on various dates, the amount of notes owned by the Group reached a nominal value of USD 26,860,300. As at 30 September 2011, all purchased notes were held by the Company and one of its subsidiaries. The Group presented such transactions by netting off its investments in the notes and Group’s loan participation notes in accordance with IAS 32. The loan agreement includes terms restricting indebtedness, sales of material assets, transactions with subsidiaries and mergers and acquisitions of Group companies.

(ii)
As at 30 September 2011, the foreign currency loan amounting to USD 7,428,571 (31 December 2010: USD 8,821,429) represents the bank loan granted to Ege Liman on 15 June 2006, with a 7-year maturity. Principal and interest are paid in November and May each year. 100% of Ege Liman’s shares, which are owned by Global Liman and RCCL, have been pledged to the lender as collateral for the loans pursuant to an agreement dated 25 May 2006. Under the loan agreement, in the event of default, the cash generated from the company’s rent income must be pledged to the lender and bank accounts will be blocked. The loan agreement imposes various financial covenants on Ege Liman.

(iii)
In 2006, Ortadoğu Liman entered into a loan agreement amounting to USD 40,000,000 in total with a 10-year maturity. The interest rate was Libor+2.90%. Starting from 29 July 2010, the interest rate was amended to Libor+4.95%. The remaining principal amount of the loan as at 30 September 2011 was USD 32,200,000 (31 December 2010: USD 34,400,000). Principal and interest are paid at the end of April and October of each year. Security for the loan includes all of the borrower's rights under the Antalya Port TOORA, the proceeds under business interruption insurance relating to the port, a pledge of the borrower's collections and other accounts, a pledge over the shares of the borrower and an assignment of receivables under the port's rent agreements. The loan agreement imposes financial covenants on Ortadoğu Liman, and includes terms restricting financing activities, investments, dividend payments, sales of assets, and mergers and acquisitions. On 12 August 2010, under the amended loan agreement, Ortadoğu Liman raised an additional loan amounting to USD 10 million with the same conditions as the previous loan agreement. The remaining principal amount of the loan as at 30 September 2011 was USD 9,600,000 (31 December: USD 9,800,000).

(iv)
Ortadoğu Liman entered into a loan agreement on 24 May 2007, amounting to USD 6,500,000 in total with a 6-year maturity. The interest rate is 7.25%. The remaining principal amount of the loan as at 30 September 2011 was TL 3,998,150 (31 December 2010: TL 4,187,083). There is a pledge over the property, plant and equipment of Ortadoğu Liman given to the lender as collateral for the loan.

(v)	On 27 August 2010, Ortadoğu Liman has signed a finance lease agreement with the expiry date of 4 September 2015 and interest rate of 5.9% for the purchase of a port tugboat.

(vi)
Ortadoğu Liman entered into a loan agreement on 13 October 2010, amounting to USD 4,500,000 in total with a 6-year maturity for the purpose of financing the purchase of a mobile harbour crane. The interest rate is 5.15%. Under the loan agreement, in the event of default, the harbour crane purchased with the loan has been pledged to the lender. Moreover, Ortadoğu Liman entered into a loan agreement on 14 June 2011, amounting to USD 7,500,000 in total with a 6 year maturity. Principal and interest are paid every 6 months. The interest rate is Libor+5.05%. There is a pledge over the property, plant and equipment in relation to the loan.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

21	Loans and borrowings (continued)

(vii)
Global Liman entered into a loan agreement amounting to USD 35,000,000 in total on 20 July 2010 with a 7-year maturity and an interest rate of Libor+4.95%. Principal and interest are paid at the end of June of each year. USD 1,350,000 and USD 17,000,000 have been repaid on 15 June 2011 and 12 August 2010, respectively. Under this loan agreement, in the event of default, the shares of Ege Liman and Ortadoğu Liman have been pledged in accordance with a share pledge agreement.

(viii)
The foreign currency loans amounting to TL 54,194,805 (31 December 2010: TL 49,667,611) represent the 5-year maturity loans granted to EYH’s subsidiaries in accordance with an agreement with a bank on 23 April 2007. An amendment protocol to the existing agreement was entered into on 30 August 2010. The loans do no include any repayment in the first year. Principal and interest are paid semi-annually in the subsequent four years. The shares of some of the subsidiaries of Energaz are pledged against the loans. Security under the loan includes a pledge of the guarantor's shares in each borrower and the pledge of revenues of some of the subsidiaries of Energaz (e.g., subscription fees, gas sales margins and any other receivables in the event of the sale of the distribution grid by EMRA). In addition, the loan agreement includes restrictions on financing activities, dividend payments, sales of assets and mergers with other companies.

(ix)
As at 30 September 2011, the TL loans amounting to TL 49,396,614 (31 December 2010: TL 39,974,671) represent the three-year maturity loans borrowed by Pera. The payment schedules generally include no principal and interest payment in the first year. The monthly interest payments will start after the first year and monthly principal payments after the eighteenth month. As a guarantee for this loan, the land in Denizli Sümer Mahallesi and shopping mall project in Denizli were given as a mortgage in favour of the lender.

(x)
The Company has borrowed a total of USD 18,900,000 in two tranches. The first tranche of USD 14,000,000 borrowed on 15 December 2010 has a term of three years, with an interest rate of Libor+6.75%. Interest and principal are paid every six months (in June and December), following a grace period of 1 year for the principal. The second tranche of USD 4,900,000 was borrowed on 9 March 2011 and, except for an interest rate of Libor+7%, all of the terms and conditions are same as the first tranche.

A summary of other guarantees with respect to the loans are presented in Note 26.

The details of the financial risks with respect to financial liabilities are presented in Note 28.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

22	Trade and other payables

As at 30 September 2011 and 31 December 2010, non-current other payables comprised the following:

Non-current other payables	30 September 2011	31 December 2010
Deposits and advances received (*)	40,916,189	32,795,001
Tax amnesty obligations (**)	4,446,678	-
Total	45,362,867	32,795,001

As at 30 September 2011 and 31 December 2010, current trade and other payables comprised the following:

Current total trade payables	30 September 2011	31 December 2010
Payables to suppliers (***)	32,367,108	50,055,467
Other	204,294	32,361
Total	32,571,402	50,087,828

Current total other payables	30 September 2011	31 December 2010
Due to subsidiaries' and joint ventures' other shareholders (****)	45,744,341	16,275,839
Tax amnesty obligations (**)	2,717,892	-
Taxes payable and social security contributions	3,495,800	2,668,970
Payables to personnel	1,479,162	226,015
Deposits and advances received	505,511	358,104
Other	1,958,552	923,909
Total	55,901,258	20,452,837

Current total liabilities from operations in finance sector	30 September 2011	31 December 2010
Funds provided from repo transactions	25,749,904	6,757,680
Payables to money market	21,643,577	11,540,000
Payables to customers	3,244,178	3,758,947
Funds provided from bank loans	-	4,303,902
Payables to suppliers	228,452	718,756
Other	703	59,363
Total	50,866,814	27,138,648
Current total trade and other payables	139,339,474	97,679,313

(*)
As at 30 September 2011 and 31 December 2010, the deposits and advances received consist of the security deposits received by the joint ventures of the Group operating in the natural gas distribution sector from their subscribers to guarantee the future receivables.

(**)
As at 31 December 2010, the Group classified the tax amnesty amounts in the short-term and long-term provisions under the other current and non-current liabilities. As these payables became final with the tax declaration approved by tax authorities, the Group classified them to the other current and non-current payables as tax amnesty obligations as at 30 September 2011.

(***)	A significant portion of the payables to suppliers consists of the payables to natural gas suppliers of the joint ventures of the Group which operate in natural gas distribution sector.

(****)
A significant portion of the balance is composed of the funds given by the other shareholders to provide the equity contribution of the investments of the companies operating in the natural gas distribution sector.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

23	Other liabilities

As at 30 September 2011 and 31 December 2010, other current and non-current liabilities comprised the following:

	30 September 2011	31 December 2010
Deferred income	13,008,552	11,140,738
Fair value of interest rate swaps and options (*)	3,211,701	662,711
Income tax payable	2,701,476	2,097,912
Advances received	1,796,407	257,881
Expense accruals	1,602,496	972,842
Provision for lawsuits	1,411,009	1,449,010
Provision for notice and vacation payments	1,035,901	943,326
Provision for penalty	241,560	470,025
Provision for tax amnesty (**)	-	1,636,268
Other	500,948	155,010
Total other current liabilities	25,510,050	19,785,723

	30 September 2011	31 December 2010
Deferred natural gas connection fee revenue	50,205,683	41,876,961
Reserve for employee termination indemnity	2,205,520	1,857,843
Provision for tax amnesty (**)	-	5,726,937
Total non-current other liabilities	52,411,203	49,461,741

(*)	The details of the interest swaps and options are disclosed below:

Interest swaps:

	30 September 2011		31 December 2010
	Nominal Amount	Maturity	Nominal Amount	Maturity
USD	25,000,000	31 July 2012	25,000,000	31 July 2012
USD	4,000,000	25 May 2013	5,500,000	25 May 2013
USD	4,000,000	25 May 2013	5,500,000	25 May 2013

Options:
	30 September 2011		31 December 2010
	Nominal Amount	Maturity	Nominal Amount	Maturity
USD	14,000,000	4 November 2011	-	-
USD	7,000,000	4 November 2011	-	-

Fair values of the interest swaps and options:
			30 September 2011	31 December 2010
Fair value of interest swaps			2,807,362	662,711
Fair value of options			404,339	-
Total			3,211,701	662,711

(**)
As at 31 December 2010, the Group classified the tax amnesty amounts in the short-term and long-term provisions under other liabilities. As these payables became final, the Group classified them to the other current and non-current payables as tax amnesty obligations as at 30 September 2011.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

24	Capital and reserves

24.1	Share capital / treasury shares

As at 30 September 2011 and 31 December 2010, the Company’s statutory nominal value of paid-in share capital consisted of 22,500,368,745 registered shares with a par value of Kr 1 each. The number of shares is presented in lots in the condensed consolidated interim financial statements and the accompanying notes (1 lot= 100 shares).

The issued capital of the Company is TL 225,003,687.45 and the authorized capital ceiling is TL 650,000,000. The shareholder structure of the Company is as follows:

	30 September 2011		31 December 2010
	Proportion of	Value of	Proportion of	Value of
	share %	share	share %	share
Mehmet Kutman	25.05%	56,368,710	21.43%	48,213,096
Erol Göker	0.22%	488,707	0.22%	488,707
Publicly traded other shares	74.73%	168,146,270	78.36%	176,301,884
Total	100.00%	225,003,687	100.00%	225,003,687
Inflation accounting adjustment		42,366,479		42,366,479
Inflation adjusted capital		267,370,166		267,370,166

The shares of the Company include preferred shares which are disclosed in the consolidated financial statements as at 31 December 2010.

Some of the subsidiaries of the Company repurchase shares of the Company from the capital markets. The repurchased shares are called treasury shares. The shares can be sold back to the market. Profit or loss that arises as a result of the sale of the shares is accounted for under retained earnings in the condensed consolidated interim financial statements. The shares are accounted for at cost under treasury shares. Amounts related to these transactions are presented under “Treasury shares acquired and sold” in the condensed consolidated interim statement of changes in equity. As at 30 September 2011, the Group’s subsidiaries held Global Yatırım Holding A.Ş. shares with the cost of TL 51,523,278 (31 December 2010: TL 1,820,000). For the period ended 30 September 2011, the profit before tax of Group companies from the sale of the shares of the Company amounted to TL 3,639,134 (30 September 2010: loss before tax: TL 1,499,786) and has been recognized in equity in the condensed consolidated interim financial statements.

24.2	Share premium

Share premium represents the inflow of cash arising from the sales of shares on market value. The premium amount is included in equity and can not be distributed. It can only be used for the future capital increases.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

24	Capital and reserves (continued)

24.3	Reserves

As at 30 September 2011 and 31 December 2010, the reserves of the Group comprised the following:

	30 September 2011	31 December 2010
Legal reserves (Restricted reserves)	77,570,425	75,764,360
Curreny translation differences	58,709,009	7,953,450
Revaluation reserve	405,216	813,086
	136,684,650	84,530,896

The revaluation reserve comprises the cumulative net change in the fair value of available-for-sale financial assets.

Currency translation differences comprise the foreign exchange differences arising from the translation of the financial statements of subsidiaries and joint ventures from their functional currencies to the presentation currency (TL) recognized in equity.

The Group’s restricted reserves are set aside according to the principles described in the related disclosures in the consolidated financial statements as at 31 December 2010.

At the General Assembly Meeting of the company on 27 May 2011, the shareholders were informed that no dividend will be distributed on the grounds that in 2010 the Company had a net loss in its statutory financial statements even though it had a net profit in its consolidated financial statements prepared in accordance with the CMB Financial Reporting Standards.

24.4	Retained earnings / accumulated losses, special fund and non-controlling interests

i)	Retained earnings / accumulated losses

The retained earnings/accumulated losses excluding the net income/loss for the period, and the general reserves which have retained earnings/accumulated losses nature are included in retained earnings/accumulated loss account.

ii)	Special Fund

The details of the special fund are presented in Note 24.5.

iii)	Non-controlling interests

The net assets of the subsidiaries attributable to the shares not controlled directly or indirectly by the parent company are presented as “Non-controlling interests” in the condensed consolidated interim balance sheet.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

24	Capital and reserves (continued)

24.5	Transactions with owners of the Company, recognized directly in equity

i)	Treasury shares acquired and sold

The detailed explanation is presented in Note 24.1.

ii)	Sale of shares of a subsidiary in the infrastructure segment without loss of control

The share transfer transactions enabling Venice European Investment Capital S.p.A. (“VEI”), a private equity fund, and Savina Holding GmbH, a special purpose entity of Venice Shipping and Logistic S.p.A (a strategic partner), to acquire a minority stake in Global Liman, a subsidiary of the Group, was finalized on 26 July 2011. Pursuant to this transfer, the Company’s shares corresponding to 22.114% of the share capital of Global Liman were sold for a total price of USD 77,399,000 to Savina Holding GmbH and the consideration was paid in cash. After the share transfer, the effective shareholding interest of the Group in Global Liman became 77.886%.

As the Group did not lose its control in Global Liman as a result of this sale, the transaction is a transaction with owners of the Company recognized directly in equity, not in the profit or loss. The transaction has been accounted for in accordance with the paragraphs 30 and 31 of IAS 27 “Consolidated and Separate Financial Statements”, which require the changes in a parent’s ownership interest in a subsidiary that do not result in a loss of control to be accounted for as equity transactions (i.e. transactions with owners in their capacity as owners). In such circumstances the carrying amounts of the controlling and non-controlling interests shall be adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received shall be recognised directly in equity and attributed to the owners of the parent.

The profit before tax from the sale amounting to TL 44,462,801, which is the difference between the sales price amounting to TL 132,429,689 and the sold net assets amounting to TL 87,966,888, has been accounted for under equity. With the addition of the deferred tax expense effect amounting to TL 22,725,860 also recognized in equity, the total positive effect on the equity attributable to equity holders of the Company amounted to TL 21,736,941. The non-controlling interest increased by TL 87,966,888. As a result of this transaction, the Group generated TL 132,429,689 as net cash inflows.

In accordance with the agreement, the shareholding interest of VEI will increase to 25% after 3 years. Moreover, with the same conditions, Generali Assicurazioni, Unicredit and Venice Shipping and Logistics S.p.A groups or other investor groups to be approved by the Company have the option to purchase additional shares in Global Liman corresponding to the 10% of its share capital exercisable up to 31 December 2011.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

24	Capital and reserves (continued)

24.5	Transactions with owners of the Company, recognized directly in equity

iii)	Purchase by a joint venture in the energy segment of the shares in a subsidiary without change in control

As at 11 August 2011, after obtaining regulatory approval, EYH, a joint venture of the Group, acquired the remaining shares in Energaz, its subsidiary, from the other shareholders for a total consideration of USD 25,591,496 (equivalent to TL 44,552,235), in which the Group’s share amounts to USD 12,793,189 (equivalent to TL 22,271,662) and increased its shareholding interest in Energaz from 52.47% to 99%. Thus, the Group’s effective shareholding interest in Energaz increased from 26.23% to 49.49%.

As this purchase did not cause any change in control, the transaction is a transaction with owners of the Company recognized directly in equity. The difference between the Group’s share in the acquisition cost (TL 22,271,662) and the net assets acquired by the Group (negative (-) TL 11,538,159) amounted to TL 33,809,821 and has been recognized under equity. The negative effect on the equity attributable to equity holders of the Company amounted to TL 33,809,821. The non-controlling interest increased by TL 11,538,159. The transaction had a negative effect amounting to TL 22,271,662 on the Group’s cash flows.

iv)	Sale and purchase of shares and capital decrease and increase of a subsidiary in the real estate segment without loss of control

The application filed by Pera, a subsidiary of the Group operating in the real estate segment, to the CMB in relation to permission for a share capital decrease by TL 35,900,000 and simultaneous share capital increase (in cash) by TL 29,000,000, was approved by the CMB on 24 January 2011 in the decision numbered 86-928. The amendment to Article 8 of the Association of Pera was approved by the Extraordinary General Assembly Meeting on 15 February 2011, and the share capital of Pera was decreased to TL 60,100,000. The pre-emption rights of the existing shareholders were used between 1 March and 15 March 2011 and after that the remaining shares were offered to investors between 1 April and 15 April 2011. Finally, the portion of the new shares, for which the pre-emptive rights were not used, have been purchased by Global Yatırım Holding A.Ş. and the capital increase to TL 89,100,000 was completed. The process was approved by the CMB on 3 May 2011. As a result of the capital increase, a total of TL 29,000,000 has been accounted for as “Special Reserve” by Pera, of which TL 14,357,900 has been reflected in the condensed consolidated interim financial statements of the Group as of 30 September 2011.

Furthermore, in the nine-month period ended 30 September 2011, the Group entered into sale and purchase transactions of shares in Pera, whose shares are publicly traded on the ISE. As a result of the aforementioned capital decrease and increase of Pera as well as the sale and purchase of Pera shares by the Group, the effective shareholding interest of the Group in Pera increased to 49.51% as at 30 September 2011 (31 December 2010: 33.82%). As at 30 September 2011, these transactions resulted in an increase in the equity attributable to equity holders of the Company by TL 13,440,623 and a decline in the non-controlling interest by TL 6,494,421. These transactions had a positive effect amounting to TL 6,897,908 on the cash flows of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

24	Capital and reserves (continued)

24.5	Transactions with owners of the Company, recognized directly in equity (continued)

v)	Initial public offering (“IPO”) and sale and purchase of shares in a subsidiary in the finance segment without loss of control

Global Menkul, a subsidiary of the Group in the finance segment, carried out an initial public offering of its shares amounting to TL 10,000,000 by increasing its share capital from TL 30,000,000 to TL 40,000,000 and limiting the pre-emptive rights of all existing shareholders. The sale of the shares for the total nominal value of TL 10,000,000 was completed with a sale price of TL 1.65 per share (per lot of shares) on the ISE Primary Markets (İMKB Birincil Piyasa) on 22-23 June 2011 with variable price book building and sale method. On 29 June 2011, the shares offered to the public (with a total nominal value of TL 10,000,000) started to be traded in the Second National Market with the trading symbol “GLBMD.Y” at a base price of TL 1.65 per share (per lot of shares).

Furthermore, in accordance with the Framework Agreement signed with Azimut Holding S.p.A. (“Azimut”) as a secondary action, Azimut agreed to purchase 5% of the shares of Global Menkul (either through an IPO or direct sale). Accordingly, Azimut purchased 8,721 lots of Global Menkul shares in the IPO and on 29 June 2011 the Company transferred to Azimut the remaining shares (1,991,279 lots), which were required so that Azimut’s ownership interest in Global Menkul would reach 5%, at a price of TL 1.65 per share (lot of shares) amounting to a total sale price of TL 3,285,610.35. After this share transfer, the shareholding percentage of Azimut in Global Menkul reached 5%. The 1,991,279 lots of shares purchased by Azimut are not publicly traded on the ISE and the sale did not increase the number of shares publicly traded on the ISE. The profit before tax amounting to TL 596,920 earned from this additional share sale to Azimut has been accounted for under equity as this sale is a transaction with owners of the company recognized directly in equity. Moreover, the Group purchased some of the publicly traded shares of Global Menkul afterwards.

As a result of the IPO, the sale of additional shares to Azimut and the purchase of some of the publicly traded shares, the effective shareholding rate of the Group in Global Menkul became 77.16% as at 30 September 2011. These transactions resulted in an increase in the equity attributable to equity holders of the Company by TL 3,203,067 and an increase in the non-controlling interest by TL 11,646,123. The Group generated a net cash inflow amounting to TL 15,066,823 as a result of these transactions.

vi)	Profit or loss on sale of shares recognized in equity

For the nine-month period ended 30 September 2011, the total value of profit before tax of the Group earned from the sale of the Company shares by Group companies and from the sale of the shares in the Group’s subsidiaries (which are not publicly traded) without loss of control amounted to TL 48,698,855 (1 January-30 September 2010: loss before tax: TL 1,499,786). For the period ended 30 September 2011, TL 3,639,134 (1 January- 30 September 2010: loss before tax: TL 1,499,786) of this total value is the profit before tax earned by Group companies from the sale of the Company shares as explained in detail in Note 24.1, TL 44,462,801 of the total value is the profit before tax earned from the sale of Global Liman shares explained in detail in Note 24.5.ii, TL 596,920 of the total value is the profit before tax earned by the Group from the additional direct sale of the shares in Global Menkul to Azimut as explained in detail in Note 24.5.v.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

25	Earnings per share

For the period ended 30 September 2011 and 2010, basic and diluted earnings/(loss) per share are calculated by dividing the net profit/(loss) attributable to owners of the Company by the weighted average number of shares outstanding.

	1 January-	1 July-	1 January-	1 July-
	30 September 2011	30 September 2011	30 September 2010	30 September 2010
Net profit/(loss) for the year	(62,975,387)	(29,767,558)	236,724,178	251,144,081
Net profit/(loss) from continuing operations for the year	(62,975,387)	(29,767,558)	236,724,178	251,144,081
Weighted average number of shares	225,003,687	225,003,687	225,003,687	225,003,687
Weighted average number of ordinary shares	225,003,687	225,003,687	225,003,687	225,003,687
Number of shares held by the Group	(43,211,982)	(43,211,982)	(13,279,742)	(13,279,742)
Weighted average number of shares	181,791,705	181,791,705	211,723,945	211,723,945
Earnings/(loss) per share with par value of TL 1 (TL full)	(0.3464)	(0.1637)	1.1181	1.1862
Earnings/(loss) per share of continuing operations with par value of TL 1 (TL full)	(0.3464)	(0.1637)	1.1181	1.1862

26	Commitments and contingencies

26.1	Legal issues

There are lawsuits pending that have been filed against or by the Group. These lawsuits primarily include the labour and debt cases. The management of the Group assesses the possible results and financial effects of these lawsuits at the end of each period and as a result of these assessments, the required provisions are recognized for those possible earnings and liabilities. The amount of provision that has been accounted for is stated in Note 23. The information related with the significant lawsuits that the Group is directly or indirectly a party is as follows:

(i)
Ege Liman was granted the operation right of Kuşadası Port for a term of 30 years as of July 2003 by the PA. On 3 October 2006, two former members of the Kuşadası Municipal Council filed a lawsuit with the Sixth Chamber of the Council of State against the Ministry of Public Works and GYH requesting the cancellation of the zoning plan dated 1 June 2006. The Council of State ordered the cancellation of the zoning plan in November 2009. The Ministry of Public Works and GYH appealed the decision on 18 December 2009. The appeal is currently pending before the Council of State, Plenary Session of Chambers for Administrative Cases.

On 13 January 2010, Ege Liman received a notification from the Municipality of Kuşadası stating that both the construction and occupancy permits were cancelled pursuant to the cancellation of the zoning plan by the Sixth Chamber of the Council of State. Ege Liman filed a lawsuit opposing the notification. On 28 January 2010, the Aydın Administrative Court granted a stay of execution suspending the cancellation of the construction and occupancy permits until judgment. However, the Administrative District Court overruled the stay of execution. Aydın Administrative Court rejected the case on 6 May 2011 and Ege Liman’s lawyers applied to Council of State requesting cancellation of the administrative orders of the Kuşadası Municipality as well as a stay of execution. However, the Council of State rejected the stay of execution request. The appeal is currently pending.

Kuşadası Municipality consequently issued a cease and desist order on 18 June 2010 to Ege Liman which governs the modification of the building in accordance with the previous zoning plans. Ege the order as well as issue a stay of execution. The court issued a stay of execution on 22 June 2010. Liman filed a lawsuit with the Aydın Administrative Court against the Kuşadası Municipality to cancel

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.1	Legal issues (continued)

However, the stay of execution was cancelled on 19 August 2010 because the Kuşadası Municipality objected to the court decision. Ege Liman applied to the District Administrative Court but on 4 October 2010, the court denied Ege Liman’s objection and dismissed the case. Ege Liman and Türkiye Denizcilik İşletmeleri A.Ş. (“TDI”) appealed the court's decision. The appeal is currently pending.

In October 2010, Ege Liman filed a lawsuit in the Aydın Administrative Court to annul the decision by the Kuşadası Municipal Council to demolish Kuşadası Port and to request a stay of execution. The court ordered a stay of execution on 21 October 2010. TDI successfully intervened in the lawsuit on 22 December 2010. The court renewed the stay of execution on 24 February 2011, but then overruled the stay of execution on 29 June 2011. The Group and TDI immediately appealed the decision to the Administrative District Court, but the court also rejected the objection.

Upon the court's decision, Kuşadası Municipality sent a notification with regard to evacuation and demolishing of the Kuşadası Port. Ege Liman filed a lawsuit opposing the notification on 20 July 2011. TDI also intervened in the lawsuit on 6 September 2011.

On 28 October 2010, the Ministry of Public Works approved the new zoning plans for Kuşadası Port; however several objections were raised by a number of official institutions. The Ministry of Public Works took some of the objections into account but rejected others and approved the new amended zoning plan on 31 January 2011 on the grounds that (i) the new zoning plans for Kuşadası Port are in line with the Aydın-Muğla-Denizli environmental plan as well as comply with applicable coastal laws, and (ii) Kuşadası is an important cruise port that would become idle if the zoning plans are cancelled which could, in turn, have a negative effect on the Turkish economy. Ege Liman applied to Kuşadası Municipality for building permit on 15 March 2011 but the Municipality rejected such application. The Group therefore filed a lawsuit against such action of the Municipality. The lawsuit is currently pending.

The Group lawyers believe that the new zoning plan will cause the aforementioned lawsuits to be viewed as groundless.

A former member of the Kuşadası Municipal Council filed a lawsuit with the Aydın Administrative Court against the Privatization Administration (“PA”) and GYH seeking to cancel the PA's approval of the Kuşadası Port tender granted to Ege Liman. The court ordered the cancellation of the tender on 2 June 2010. GYH and the PA appealed the decision. The Group has received legal advice to the effect that the decision to cancel the privatisation cannot be enforced against the Group and believes that the Appeal Court will reverse the decision. Furthermore, the decision to cancel the privatisation is un-enforceable in practical terms because the actual transfer has taken place and the facilities are being operated throughout the legal process. The case is still pending.

The PA filed a lawsuit against Ege Liman basing its claims on the annulment decision of Aydın First Administrative Court dated 2 June 2010 reclaiming Kuşadası Port to TDI. The Court denied the PA's preliminary injunction request. It was therefore, decided to wait for the result of this case. This lawsuit has been filed in order to act in compliance with the aforementioned decision of Aydın First Administrative Court and it is believed that there will be no negative result of this case considering that there has been no established practice as to the return of the privatised assets.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.1	Legal issues (continued)

(ii)
The former owner of the shares of a subsidiary of the Group (Torba) filed a lawsuit against the Group for the restitution of the shares. The lawsuit is before the local court. The expert submitted his report which was against the defendants. On 2 March 2010, the court decided on restitution of shares to the former owners and that the trustee, previously appointed by the Court, shall remain in charge until the final decision. The Group lawyers appealed the decision on 28 April 2010 upon the notification of the justified decision. As a trustee was appointed to the aforementioned subsidiary by the Court on 4 January 2008, this subsidiary is excluded from the scope of consolidation.

(iii)
Claimants stated that their money and stocks were transferred to other accounts by the ex-worker of Global Menkul and claimed a compensation regarding money stocks and interest from Global Menkul (recently Global Yatırım Holding as the title changed). The Group has performed a risk assessment regarding the cases and allocated a provision amounting to TL 500,000 for the cases.

(iv)
A lawsuit amounting to TL 542,595 has been filed against the Group for the receivables of TWP Eurosia Mühendislik Madencilik ve Danışmanlık Ticaret A.Ş (“TWP”). The Group disputed against this case as it had not received the service. TWP declares that the service related with such receivables was provided to Global Yatırım Holding A.Ş and requested the payment of such amount. The Group management and attorneys have evaluated the situation and did not consider it necessary for any provision to be provided. As the confirmation of this evaluation, it was determined within the expert report that the assignment of receivables from TWP South Africa to TWP Turkey is void and thus the plaintiff is lack of standing.

(v)
Kentsel Gayrimenkul, which merged into Pera in June 2008, applied to Denizli Municipality to amend the Denizli Sümerpark Project zoning plan to permit the construction of houses, shopping centres, hotels and hospitals. The proposed amendments were approved by the Denizli Municipality on 11 October 2006. On 29 June 2007, the Denizli Branch of the Chamber of Architects of Turkey filed a lawsuit with the Denizli Administrative Court against GYH, requesting cancellation of the amendments approval to the zoning plan, as well as an injunction to prevent construction. The court rejected the stay of execution on 11 September 2007. Pera filed a request to intervene in the lawsuit on 24 July 2008, which was approved on 17 September 2008. On 1 April 2009, the court dismissed the case in favour of Pera. The Denizli Branch of the Chamber of Architects of Turkey appealed on July 2009 and the Sixth Chamber of the Council of State upheld the dismissal in March 2010. The Denizli Branch of the Chamber of Architects of Turkey filed for a reversal of the appellate decision. The lawsuit is currently before the appeal court.

The court decided to appoint an expert council in another lawsuit filed by a person requesting the cancellation of the resolutions approved by the Denizli Municipality Assembly. Pera sought to intervene in the lawsuit as a party along with the Denizli Municipality, which then was approved by the Court. The lawsuit is currently before the Denizli Administrative Court. The expert report written by the Expert Council appointed by the Court is in favour of Pera. The Group management and lawyers believe that there will be not any damaging impact of this lawsuit.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.1	Legal issues (continued)

(vi)
GYH and Global Liman were part of a consortium which participated in the tender process relating to the privatisation of İzmir Port. The joint venture in which the Group also attended, placed as the highest bid for the tender regarding the privatization of the operating rights of TCDD İzmir Ports via transferring method conducted by the Privatization Administration on 3 July 2007. The High Council of Privatization Administration approved the tender. Liman-İş and Kamu İşletmeciliğini Geliştirme Merkezi Vakfı separately filed lawsuits for the cancellation of the tender. These lawsuits were rejected by the Council of State. Complainants appealed the verdicts. 1st Department of Council of State has approved the Privatization of Operating Rights without waiting for the approval of the 13th Department of Council of State. High Council of Privatization has invited the Joint Venture to sign the Agreement with a declaration dated 23 September 2009.

On 9 November 2009, the Group, on behalf of the joint venture partnership participating in the tender, requested an extension from the PA to complete the privatisation by 15 April 2010. The PA granted a 45-day extension on 10 November 2009, permitting the joint venture to complete the privatization by 24 December 2009. Pursuant to the terms of the tender, on 7 January 2010 the PA cancelled the tender and called the USD 15 million bid bond provided by GYH and its joint venture partners during the bid process. On 8 January 2010, the Group deposited USD 6.9 million in escrow, its portion of the bid bond, and on 12 January 2010 the PA received the bid bond in full from all joint venture partners. Following forfeiture of the bid bond, the Group and its joint venture partners fulfilled all of their obligations to the PA in connection with the tender.

On 29 April 2010, the Group initiated a pilot debt recovery procedure of USD 10.000 with the Ankara Enforcement Authority against the PA that would lead to claiming of the repayment of 12.75 million which the Group believes was erroneously collected by the PA. The proceeding was suspended following an objection filed by the PA, on 4 November 2010 and the claim was dismissed because the authority believed the claim should be filed with the Administrative Court. The Group filed an appeal with the Supreme Court but the Supreme Court rejected the appeal and the decision became final on 24 March 2011. The case will be heard before the Court of Jurisdictional Disputes since the Administrative Court rejected to hear the case on the grounds that the subject of the case does not fall under its jurisdiction.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.1	Legal issues (continued)

(vii)
On 14 March 2008 the joint venture (“JV”) consisting of Energaz and GYH placed the highest bid (USD 1.61 billion) for the tender relating to the privatization of the shares of Başkent Doğalgaz Dağıtım A.Ş. (“Başkentgaz”) owned by the Municipality of Ankara via the block sale method. As the tender specifications Art. 14 required the JV to be granted the permissions of the Authorities before the final approval of the tender, the shares of Başkent Doğalgaz Dağıtım A.Ş. were not transferred to the JV. As the procedure was continuing, the Municipality applied to the guarantor bank to enable the liquidation of the US$ 50 million Letter of Guarantee, submitted to the Municipality as a requirement under specifications by GYH, the 51.66% participant of the JV.

As the Group planned to file a lawsuit regarding the payment of the Letter of Guarantee, Boru Hatları ile Petrol Taşıma A.Ş. (“BOTAŞ”) initiated an execution process in accordance with the Article 79 of the Collection of the Public Receivables Act No. 6183 against the Municipality. As a precautionary measure, the Group applied to Beyoğlu Commercial Court to prevent the liquidation of the Letter of Guarantee. The court issued a precautionary measure for 15% of the collateral of the Letter of Guarantee which prevented the liquidation. The Municipality raised an objection against the measure, which was rejected by the Court.

Continuing with their precautionary measure, a lawsuit was filed by the Group against the Ankara Metropolitan Municipality and BOTAŞ before the First Chamber of the Beyoğlu Commercial Court claiming to dissolve the discrepancy for the payment of the Letter of Guarantee and the restitution of the Letter of Guarantee. The court decided that it is not a competent court to conduct the case and that Ankara courts were the most appropriate forum for the litigation. Since then, the lawsuit has been conducted before Fourth Ankara Commercial Court. The guarantor bank requested an intervention in the lawsuit, which was then approved by the Court. The court additionally allowed the plaintiff to file a separate lawsuit against the PA and enabled this separate lawsuit to be combined with the pending lawsuit. Upon this order, the Consortium filed another lawsuit against the PA, as it became the competent authority to conduct the privatization process. The court decided to combine this lawsuit with the pending one. The injunction to prevent the liquidation of the letter of guarantee is still in effect as of the reporting date.

The Group filed a lawsuit before the Ankara Administrative Court against the Municipality, requesting cancellation of the Municipality Council's resolution dated 22 January 2009, numbered 86/325 regarding the forfeiture of the letter of guarantee given by JV according to Article 10/c of the tender specification. The Group also requested an injunction on 15 January 2010. Ankara Administrative Court decided incompetence and the case has been taken over by the Thirteenth Chamber of Council of State. The Thirteenth Chamber of Council of State rejected the request for a stay for execution. The Group appealed and the Administrative Division of the High Council of the State overturned the rejection on 8 July 2010. At this point, 13th Chamber of Council of State completed the parts which were missed before, and again gave its rejection. Further to the rejection given by 13th Chamber of Council of State, Group’s lawyers made an objection to the Administrative Division of the High Council of the State regarding the decision given by 13th Chamber of Council of State. The lawsuit is pending at the Administrative Division of the High Council of the State.

The attorneys and the Legal Counsel of the Group anticipate that the case shall be decided highly probably in favour of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.1	Legal issues (continued)

(viii)
The Company filed a lawsuit of USD 15,000 against ABN Amro Infrastructure Capital Management Ltd. before Beyoğlu Commercial Court claiming that the defendant, with regards to the related articles of the JV Agreement signed between the Parties after the Tender of the Privatization of Başkent Doğalgaz Dağıtım A.Ş. arranging to share jointly all the financial, accounting, legal, tax, commercial and insurance expenses, has not paid its share of USD 236,918, reserving the right to claim the whole amount.

(ix)
The members of the Municipality Assembly of Van filed a lawsuit seeking the cancellation of the Assembly's decision dated 9 January 2008, numbered 13, regarding the amendment to the zoning plan of the property then owned by the Municipality. The also requested an injunction, which was rejected by the Court on 29 May 2008. GYH and Pera, as owners of the property, requested to intervene in the lawsuit. The court decided to cancel the zoning plan. GYH and Pera have appealed the lawsuit to the Council of State.

The members of the Municipality Assembly of Van have filed a further lawsuit seeking the cancellation of the tender regarding the sale of the property then owned by the Municipality. GYH heard unofficially that the lawsuit had been accepted. GYH and Pera therefore sought to intervene in the lawsuit. The court has not yet decided on the intervention request.

Upon the cancellation of the tender, Van Municipality filed a lawsuit before Van Civil Courts seeking the restitution of the land. However, GYH claimed that the Municipality must deposit the tender price to the court, as it is stated by the Court of Appeal in precedent orders. This would oblige the court to dismiss the case in favour of GYH should the Municipality fail to execute the court order. GYH also requested as a counter claim that the Municipality must pay the actual damages as well as the tender price with its interest up to date. The pleading is pending before the court. GYH, Pera and the Municipality have begun settlement negotiations to resolve the pending matter.

(x)
Dağören, one of GYH's subsidiaries made an application to the General Directorate of State Hydraulic Works (the “Administration”) to obtain a generation licence for the Dağören Hydroelectric Power Plant (“HEPP”).

According to correspondence sent by the Administration dated 18 July 2008, the Administration accepted the application with one condition-the generation licence had to be granted by the Energy Market Regulatory Authority (“EMRA”). Subsequently, Dağören completed its licences application to EMRA and EMRA approved the application for a 46 year generation licence on 27 November 2008. Consequently, the Right of Water Usage Agreement was signed and sent to Dağören by the Administration.

Dağören responded stating that the draft agreement was acceptable and the final Right of Water Usage Agreement could be signed. However the Administration abolished the Dağören HEPP alleging certain legal reasons. Dağören lawyers filed a lawsuit in the Sixteenth Administrative Court of Ankara to cancel the administrative decision given by the Administration on grounds that EMRA is the only body entitled to give or cancel any production licence; that the Administration has no authorization to cancel a project which is already approved by EMRA; that the Administration has no right to refrain from signing the water utilization rights agreement of any project that is approved by EMRA and the cancellation of Hakkari Dam and HEPP Project is not automatically a reason for the cancellation of the Dağören Regulator and HEPP Project.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.1	Legal issues (continued)

The Sixteenth Administrative Court of Ankara decided against Dağören as a matter of public interest. Dağören appealed the verdict to the Council of State and requested an injunction declaring that the process conducted by the Administration cannot be lawful as a matter of public interest where it contradicts the express provisions of the law. The lawyers also requested that the appeal process shall be carried on through court hearings. Since the Thirteenth Chamber of the Council of State which will carry on the appeal process is the specialized court in such processes, the Group lawyers believe that the decision by the Sixteenth Administrative Court of Ankara will be reversed and a judgement made in favour of the Group.

On the other hand, a lawsuit has been filed at Ankara Intellectual and Industrial Property Rights Court No. 3 by the group on the grounds that Dağören Regulator and HEPP Project is a product and is a property of Dağören and that the rights of the owner of the product cannot be interfered and the possession of the product cannot be taken by solely changing the name of the Project. The expert group represented their report to the court against Dağören. At this statement, Dağören made an objection to the court regarding the report. The lawsuit is currently pending.

(xi)
Mott MacDonald Ltd., a UK company, filed a lawsuit against the Company amounting to TL 300,256. The Group lawyers claimed that the service was not provided to the Company, thus the Company is lack of standing as the defendant and the lawsuit has to be dismissed. Mott MacDonald Ltd lawyers insist that the service, subject to the claims, actually was provided to the Company, thus the Company needs to compensate the claim. The first hearing has yet to be conducted.

26.2	Contingent assets and liabilities

Details of the Group’s guarantees, pledges and mortgages (“GPMs”) are presented in Note 26.3. The Group’s other contingent assets and liabilities are disclosed in the consolidated financial statements as at 31 December 2010. As at 30 September 2011 there were no significant changes in these contingent assets and liabilities.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.3	Guarantees, pledges and mortgages

As at 30 September 2011 and 31 December 2010 guarantees, pledges and mortgages (GPMs) given by the Group are presented below:

30 September 2011
		Original amount
	TL Equivalent	TL	USD	EURO
A Total amount of GPMs given in the name of its own legal personality	132,384,040	21,666,040	60,000,000	-
B Total amount of GPMs given in the name of the consolidated subsidaries and joint ventures	422,457,764	362,227,514	30,377,185	1,659,669
- Total amount GPMs given in the name of the consolidated subsidiaries	338,030,759	318,546,633	10,545,152	10,000
- Total amount of GPMs given in the name of the consolidated joint ventures	84,427,005	43,680,881	19,832,033	1,649,669
C Total amount of GPMs given to be able to conduct ordinary business transactions to secure payables of third parties	15,188,049	93,849	-	6,000,000
D Other GPMs given	-	-	-	-
- Total amount of GPMs given in the name of the main shareholder	-	-	-	-
- Total amount of GPMs given in the name of other group companies except for B and C	-	-	-	-
- Total amount of GPMs given in the name of third parties except for C	-	-	-	-
Total	570,029,853	383,987,403	90,377,185	7,659,669

31 December 2010
		Original amount
	TL Equivalent	TL	USD	EURO
A Total amount of GPMs given in the name of its own legal personality	115,578,135	22,810,405	60,005,000	-
B Total amount of GPMs given in the name of the consolidated subsidaries and joint ventures	402,042,480	324,959,824	47,499,054	1,780,839
- Total amount GPMs given in the name of the consolidated subsidiaries	297,231,036	280,536,700	10,785,152	10,000
- Total amount of GPMs given in the name of the consolidated joint ventures	104,811,444	44,423,124	36,713,902	1,770,839
C Total amount of GPMs given to be able to conduct ordinary business transactions to secure payables of third parties	12,384,600	90,000	-	6,000,000
D Other GPMs given	-	-	-	-
- Total amount of GPMs given in the name of the main shareholder	-	-	-	-
- Total amount of GPMs given in the name of other group companies except for B and C	-	-	-	-
- Total amount of GPMs given in the name of third parties except for C	-	-	-	-
Total	530,005,215	347,860,229	107,504,054	7,780,839

As at 30 September 2011 the ratio of other GPMs given to the Group’s equity is 0% (31 December 2010: 0%).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.3	Guarantees, pledges and mortgages (continued)

As at 30 September 2011 and 31 December 2010, the details of the GPMs given by the Group comprised the following:

	30 September 2011	31 December 2010
Given for tenders (1)	92,323,705	77,300,000
Given to Energy Market Regulatory Authority (2)	27,074,052	23,880,299
Given to Privatization Administration (3)	19,502,169	16,346,005
Given to Takasbank	35,925,000	14,425,000
Given to supply for natural gas	17,369,712	8,163,637
Given as a guarantee for commercial contracts	15,098,049	12,294,600
Given to İstanbul Stock Exchange	10,785,157	8,698,491
Given to banks	4,240,075	3,470,339
Given to Capital Markets Board	1,127,776	1,126,776
Given to courts, ministries, Tax Administration	847,228	1,340,759
Given to derivative exchange market	240,000	244,200
Other	1,624,978	2,641,944
Total letters of guarantee	226,157,901	169,932,050
Mortgages and pledges on property plant and equipment and investment property (4)	255,246,700	262,739,556
Pledges on equity securities (5)	72,482,106	76,851,814
Securities given (6)	16,143,146	20,481,795
Total contingent liabilities	570,029,853	530,005,215

(1)	The amount includes the letter of guarantee amounting to USD 50,000,000 given forthe tender of Başkentgaz as at 30 September 2011 and 31 December 2010.

(2)	The amounts include the letters of guarantee given by Group companies operating in energy sector to EMRA.

(3)
As at 30 September 2011, the amount includes the letter of guarantee amounting to TL 18,453,000 given for privatization ofİskenderun Port to Privatization Administration (31 December 2010: TL 15,460,000).

(4)	Mortgages and pledges on property, plant and equipment and investment property:

As at 30 September 2011 and 31 December 2010, there is a mortgage amounting to TL 20,000,000 over one of the buildings of Global Yatırım Holding (which is classified as property, plant and equipment) with respect to the loans obtained.

As at 30 September 2011 and 31 December 2010, there is a mortgage as collateral of Pera’s bank loans amounting to TL 30,000,000 and TL 22,000,000 on the lands of the Group located in Denizli and Van, respectively, classified as investment property. In addition, there is also a mortgage amounting to TL 150,000,000 on the shopping mall in Denizli which commenced operations in 2011.

As at 30 September 2011, there is a pledge over the property, plant and equipment of Ortadoğu Liman amounting to TL 31,747,000 (31 December 2010: TL 17,303,000) with respect to the loans obtained by Ortadoğu Liman.

As at 30 September 2011, as collateral for Naturel Gaz’s bank loans, there is a mortgage on its land plots classified as property, plant and equipment amounting to TL 1,499,700.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

26	Commitments and contingencies (continued)

26.3	Guarantees, pledges and mortgages (continued)

As at 31 December 2010, there is a mortgage on land of Bilecik Demir Çelik (which was classified as property, plant and equipment) amounting to USD 5,198,700 (equivalent to TL 8,037,190) and TL 4,078,980 with respect to the loans obtained. As a result of the sale of the Group’s shares in Bilecik Demir Çelik, the Group does not have any mortgage related to Bilecik Demir Çelik as at 30 September 2011.

As at 31 December 2010, there was a pledge on the machinery and equipment (classified under property, plant and equipment) of Bilecik Demir Çelik amounting to USD 7,161,770 (equivalent to TL 11,072,096) and Euro 121,170 (equivalent to TL 248,290) with respect to the leasing agreements. As a result of the sale of the Group’s shares in Bilecik Demir Çelik, the Group does not have such pledge as at 30 September 2011.

(5)	Pledges on equity securities:

The registered shares of Energaz in its subsidiaries are pledged in favour of the lender against the loans used by Energaz (which is a subsidiary of EYH) and its subsidiaries as explained in Note 21. The Group’s ownership in these shares is TL 24,734,282.

As at 30 September 2011, there is a pledge on the Group’s shares in Ege Liman and Ortadoğu Liman with a total nominal value of TL 27,262,145 (31 December 2010: TL 27,262,145) with respect to loans used by Global Liman, Ege Liman and Ortadoğu Liman. The details are presented in Note 21.

As at 30 September 2011, the Group gave marketable securities with a nominal value of USD 10,000,000 (equivalent to TL 18,453,000) (31 December 2010: TL 15,460,000) and shares amounting to TL 17,827 as collateral with respect to ongoing legal proceedings.

As mentioned in Note 17, as at 30 September 2011, government bonds with carrying value of TL 588,102 (31 December 2010: TL 514,338) were given as a pledge to related lenders. Letters of guarantee obtained from banks, related to the pledge mentioned above, was given to the ISE as a pledge. Besides as at 30 September 2011 government bonds with a carrying value of TL 55,719 (31 December 2010: TL 51,602) of Global Portföy were given as a pledge to Takasbank and these government bonds are classified as assets held for sale as at 30 September 2011 (Note 5).

As at 30 September 2011, the Group pledged 1,878,125 shares of one of its subsidiaries amounting to TL 1,371,031 with respect to a guarantee for a loan (31 December 2010: 3,000,000 shares amounting to TL 2,130,000).

As at 31 December 2010, there was a pledge in favour of the financial leasing company over 3,999,999 shares of Bilecik Demir Çelik, which were owned by the Group, shares with a par value of TL 1 amounting to TL 3,999,999. As at 30 September 2011, as a result of the sale of the Group’s shares in Bilecik Demir Çelik, the Group does not have such pledge.

(6)	Securities given:

As at 30 September 2011 and 31 December 2010, EYH has provided guarantee amounting to USD 8,748,250 for the loans of Energaz.

As at 31 December 2010, the shareholders of Bilecik Demir Çelik including Global Holding provided joint guarantee with respect to the loans used by Bilecik Demir Çelik amounting to USD 4,500,000. As at 30 September 2011, as a result of the sale of the Group’s shares in Bilecik Demir Çelik, the Group does not have such guarantee.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

27	Related parties

The related parties shown in the related party disclosures and the nature of the relation of the Group with these parties are as follows:

Related party	Nature of relations
Mehmet Kutman	Shareholder and key management personnel
Erol Göker	Shareholder and key management personnel
Tahsin Bensel	Key management personnel
Bilecik Demir Çelik (*)	Joint venture
Enerji Yatirim Holding (EYH)	Joint venture
İzmir Liman (**)	Joint venture
Ortadoğu Liman (***)	Joint venture
Energaz	Joint venture
Global A Type and B Type Funds	Funds of a subsidiary
Torba	Unconsolidated subsidiary (Note 2.g.iii)
Kentgaz	Unconsolidated subsidiary (Note 2.g.iii)
Metangaz	Company over which shareholder has significant influence
Çorumgaz	Joint venture
Turkcom Turizm Enerji İnşaat Gıda Yatırımlar A.Ş. (Turkcom)	Company owned by shareholder

(*)
Bilecik Demir Çelik was consolidated to the Group as a joint venture with proportionate consolidation method until 15 September 2011.
Starting from that date, it was excluded from the scope of consolidation because it has been sold to Ada Metal, the other shareholder of the joint venture.

(**)	İzmir Liman was consolidated to the Group as a joint venture with proportionate consolidation method until 29 June 2011. Starting from that date, full consolidation method is applied as a subsidiary.
(***)
Ortadoğu Liman was consolidated to the Group as a joint venture with proportionate consolidation method until 29 July 2010.
Starting from that date, full consolidation method is applied as a subsidiary.

As at 30 September 2011 and 31 December 2010, non-current due from related parties comprised the following:

Other non-current receivables from related parties	30 September 2011	31 December 2010
Torba (*)	5,029,659	5,029,659
Tahsin Bensel	-	203,551
Total	5,029,659	5,233,210

(*)
The balance consists of an advance given for a real estate development project. The receivable balance has no collateral. Interest was charged over this receivable until the date of loss of the control of Torba (Note 26).

As at 30 September 2011 and 31 December 2010, current receivables from operations in finance sector-due from related parties comprised the following:

Current receivables from operations in finance sector due from related parties	30 September 2011	31 December 2010
Turkcom (*)	9,996,352	-
Global A Type and B Type Funds	275,276	391,139
Mehmet Kutman (*)	-	10,899,549
Other	19,206	340,723
Total	10,290,834	11,631,411

(*)	Balances consist of loans extended for regular margin lending activities. The receivables are secured with equity securities. Interest is charged on the receivables based on market interest rates.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

27	Related parties (continued)

As at 30 September 2011 and 31 December 2010, other current receivables from related parties comprised the following:

Other current receivables from related parties	30 September 2011	31 December 2010
Enerji Yatirim Holding (1)	34,937,738	4,749,569
Mehmet Kutman (2)	4,937,074	2,848,513
Metangaz	584,030	424,194
Çorumgaz	329,199	311,567
Kentgaz	248,354	161,466
Erol Göker (2)	92,727	1,593,212
Tahsin Bensel	36	244,861
Bilecik Demir Çelik (1)	-	432,841
İzmir Liman	-	311,373
Other	2,759,474	1,159,320
Total (3)	43,888,632	12,236,916
Due from related parties-current	54,179,466	23,868,327

(1)
These balances consist of advances provided by shareholders to finance working capital needs of the projects which are not covered by long term project finance loans. No guarantee is obtained in relation to these receivables. Interest is charged on the receivables (TL interest rate: 30 September 2011: 15%, 31 December 2010: 16%), (USD interest rate: 8.93%).

(2)	These amounts are related with the personnel and work advances and they are not secured. Interest is charged on personnel advances (Interest rate: 30 September 2011: 15%, 31 December 2010: 16%).

(3)	The amount excludes the loans provided to key management explained below.

A subsidiary of the Group has provided secured loans to key management with a limit of USD 10,000,000 and an interest rate of Libor +3.5%, having annual coupon payments and a principal payment at the end of period, which matures on 30 December 2011. As at 30 September 2011 and 31 December 2010, this receivable has been classified in other current receivables from related parties in the balance sheet. As at 30 September 2011, the principal of this loan amounted to USD 10,000,000 and the accrued interest amounted to USD 558,126. The total loan amounted to USD 10,558,126 (equivalent to TL 19,482,910). As at 31 December 2010, the principal of this loan amounted to USD 10,000,000 and the accrued interest amounted to USD 659,851. The total loan amounted to USD 10,659,851 (equivalent to TL 16,480,130).

As at 30 September 2011, current receivables due from related parties (including the loan provided to key management by the Group) amount to TL 73,662,376 in the consolidated financial statements (31 December 2010: TL 40,348,457).

As at 30 September 2011 and 31 December 2010, non-current due to related parties comprised the following:

Other non-current payables to related parties	30 September 2011	31 December 2010
Energaz	635,631	635,760
Other	16,220	16,220
Total	651,851	651,980

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

27	Related parties (continued)

Other current payables to related parties	30 September 2011	31 December 2010
Kentgaz	705,302	671,884
Other	59,970	27,252
Total	765,272	699,136
Due to related parties-current	765,272	699,136

Transactions with related parties:

Transactions with key management personnel

For the nine-month period ended 30 September 2011 and 2010, the details of benefits to key management personnel comprised the following:

	1 January-	1 January-
	30 September 2011	30 September 2010
Salaries	6,325,596	5,259,427
Bonuses	7,877,094	461,542
Attendance fees for Board of Directors	1,160,286	1,124,974
Other	117,425	135,682
Total	15,480,401	6,981,625

The Group’s interest income earned from the loan provided to key management for the period ended 30 September 2011 amounts to TL 444,712 (1 January-30 September 2010: TL 855,542).

Transactions with other related parties

For the nine-month period ended 30 September 2011 and 2010, significant transactions with other related parties comprised the followings:

	1 January		1 January
	30 September 2011		30 September 2010
	Interest	Commision	Interest	Commision
	Received	Received	Received	Received
Mehmet Kutman (*)	839,371	776	1,369,372	7,649
EYH (**)	1,299,977	-	335,067	-
Erol Göker	67,701	476	206,638	426
Ortadoğu Liman	-	-	152,849	-
Global A Type and B Type Funds	-	273,333	-	226,754
Bilecik Demir Çelik	153,980	-	36,060	-
Other	134,058	-	87,851	-
Total	2,495,087	274,585	2,187,837	234,829

(*)	Includes margin lending and advance interest.

(**)	Includes interest on advances.

In addition, for the nine-month period ended 30 September 2011 and 2010, the portfolio management commission income earned from Global funds by the Group is TL 785,877 and TL 1,113,484, respectively.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management

Overview

The Group has exposure to the various risks from its use of financial instruments. These are credit risk, liquidity risk and market risk.

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk.

The responsibility of setting up and following up of risk management processes belongs to management of the Group.

The risk management policies of the Group are set up in order to ascertain and measure the risk faced, determining adequate risk limits and monitoring the fluctuations. Risk management policies and systems are reviewed to cover the operations of the Group and changes in market conditions.

28.1	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers and financial investments.

The credit risk policies and processes of the Group are disclosed in the related note to the financial statements as at 31 December 2010. The same policies and processes were in place in the interim period ended 30 September 2011.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

28.1	Credit risk (continued)

Carrying amounts of financial assets present maximum exposure to credit risk. As at 30 September 2011 and 31 December 2010 credit risk exposure is as follows:

30 September 2011	Trade receivables (*) (**)	Receivables from related parties	Receivables from finance sector operations (**)	Other receivables (**)	Cash at banks	Short-term financial investments	Advances given	Total
Maximum credit risk exposure at the date of reporting	17,312,462	78,692,035	46,891,094	15,785,589	91,857,083	26,747,822	34,050,296	311,336,381
Portion of maximum risk covered by guarantee	6,861,685	29,772,808	41,743,466	8,125,843	-	-	16,571,836	103,075,638
A. Net book value of financial assets neither past due nor impaired	16,100,006	78,692,035	46,891,094	15,785,589	91,857,083	26,747,822	34,050,296	310,123,925
B. Financial assets that would otherwise be past due or impaired whose terms have been renegotiated	-	-	-	-	-	-	-	-
C. Net book value of assets past due but not impaired	993,410	-	-	-	-	-	-	993,410
Portion of risk covered by guarantee	588,034	-	-	-	-	-	-	588,034
D. Net book value of impaired assets	219,046	-	-	-	-	-	-	219,046
-Past due (gross book value)	5,555,573	-	1,262,033	-	-	-	-	6,817,606
-Impairment (-)	(5,336,528)	-	(1,262,033)	-	-	-	-	(6,598,561)
-Portion of the net book value covered by guarantee	219,046	-	-	-	-	-	-	219,046
-Not past due (gross book value)	-	-	-	-	-	-	-	-
-Impairment (-)	-	-	-	-	-	-	-	-
-Portion of the net book value covered by guarantee	-	-	-	-	-	-	-	-
E. Off-balance sheet items exposed to credit risk	-	-	-	-	-	-	-	-

(*)	Excluding the receivables from finance sector operations.

(**)	The amounts from related parties are excluded. The receivables from related parties in the table are collectively presented under the title of "Receivables from related parties".

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

28.1	Credit risk (continued)

31 December 2010	Trade receivables (*) (**)	Receivables from related parties	Receivables from finance sector operations (**)	Other receivables (**)	Cash at banks	Short-term financial investments	Advances given	Total
Maximum credit risk exposure at the date of reporting	20,817,847	45,581,667	39,124,146	7,221,687	53,204,595	7,814,910	26,357,047	200,121,899
Portion of maximum risk covered by guarantee	6,766,457	27,995,678	33,993,209	6,395	-	-	13,818,322	82,580,061
A. Net book value of financial assets neither past due nor impaired	19,466,523	45,581,667	39,124,146	7,221,687	53,204,595	7,814,910	26,357,047	198,770,575
B. Financial assets that would otherwise be past due or impaired whose terms have been renegotiated	-	-	-	-	-	-	-	-
C. Net book value of assets past due but not impaired	1,241,574	-	-	-	-	-	-	1,241,574
Portion of risk covered by guarantee	1,040,920	-	-	-	-	-	-	1,040,920
D. Net book value of impaired assets	109,750	-	-	-	-	-	-	109,750
-Past due (gross book value)	5,059,781	-	1,283,303	-	-	-	-	6,343,084
-Impairment (-)	(4,950,031)	-	(1,283,303)	-	-	-	-	(6,233,334)
-Portion of the net book value covered by guarantee	109,750	-	-	-	-	-	-	109,750
-Not past due (gross book value)	-	-	-	-	-	-	-	-
-Impairment (-)	-	-	-	-	-	-	-	-
-Portion of the net book value covered by guarantee	-	-	-	-	-	-	-	-
E. Off-balance sheet items exposed to credit risk	-	-	-	-	-	-	-	-

(*)	Excluding the receivables from finance sector operations.

(**)	The amounts from related parties are excluded. The receivables from related parties in the table are collectively presented under the title of "Receivables from related parties".

During the impairment tests of the financial assets, the Group considered the factors which show that the amounts to be collected are not collectible.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

28.1	Credit risk (continued)

The maturity analysis of the financial assets past due but not impaired is as follows:

	30 September 2011	31 December 2010
	Trade	Trade
	Receivables	Receivables
1 to 30 days overdue	588,723	1,091,268
1 to 3 months overdue	377,623	150,306
3 to 12 months overdue	27,064	-
Total	993,410	1,241,574
Portion of assets secured by guarantee etc.	588,034	1,040,920

28.2	Liquidity risk

Liquidity risk arises in the general funding of the Group’s activities and in the management of positions. It includes both risk of being unable to fund assets at appropriate maturities and rates and risk of being unable to liquidate an asset at a reasonable price and in an appropriate time frame.

The liquidity risk policies and processes of the Group are disclosed in the related note to the financial statements as at 31 December 2010. The same policies and processes were in place in the interim period ended 30 September 2011.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

28.2	Liquidity risk (continued)

30 September 2011

	Carrying	Total cash outflows due	Less than 3	3 to 12		More than
Contractual Maturities	Value	to contracts	months	months	1 to 5 years	5 years
Derivative or Non-Derivative Financial Liabilities
Bank loans	439,746,516	487,285,764	39,187,314	220,411,594	214,335,281	13,351,575
Derivative financial liabilities	3,211,701	3,211,701	404,339	2,807,362	-	-
Liabilities due to operations in finance sector	47,393,481	47,393,481	47,393,481	-	-	-
Finance lease obligations	4,935,009	5,459,036	533,871	1,376,066	3,549,099	-

		Total
	Carrying	expected	Less than 3	3 to 12		More than
Expected Maturities	Value	cash outflows	months	months	1 to 5 years	5 years
Non-derivative Financial Liabilities
Trade payables	32,571,402	32,571,402	27,923,212	4,648,190	-	-
Other payables	102,681,248	102,681,248	12,682,628	43,983,902	4,476,645	41,538,073
Liabilities due to operations in finance sector	3,473,333	3,473,333	2,268,977	1,204,356	-	-

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

28.2	Liquidity risk (continued)

31 December 2010
	Carrying	Total cash outflows due	Less than 3	3 to 12		More than
Contractual Maturities	Value	to contracts	months	months	1 to 5 years	5 years
Derivative or Non-Derivative Financial Liabilities
Bank loans	363,004,773	406,484,923	12,331,759	69,111,377	307,881,204	17,160,583
Derivative financial liabilities	662,711	662,711	-	662,711	-	-
Liabilities due to operations in finance sector	22,601,582	22,601,582	22,601,582	-	-	-
Finance lease obligations	16,373,014	19,954,716	2,744,735	3,513,863	13,696,118	-

		Total
	Carrying	expected	Less than 3	3 to 12		More than
Expected Maturities	Value	cash outflows	months	months	1 to 5 years	5 years
Non-derivative Financial Liabilities
Trade payables	50,087,828	50,087,828	44,061,035	6,026,793	-	-
Other payables	54,598,954	54,598,954	16,082,761	5,069,212	651,980	32,795,001
Liabilities due to operations in finance sector	4,537,066	4,537,066	4,537,066	-	-	-

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

28.3	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

Market risk for all subsidiaries is monitored and managed by the Company’s centralized Treasury and Fund Management Department.

(i)	Interest rate risk

The Group’s operations are subject to the risk of interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in different amounts. This risk is managed through balancing the assets and liabilities exposed to interest rate risk and restricted use of derivative instruments.

Interest Position Table
		30 September 2011	31 December 2010
Financial Instruments with fixed Interest		(141,274,144)	(198,183,568)
Financial	Financial assets held for trading	26,668,441	7,404,808
Assets	Due from related parties	48,948,419	19,428,197
	Financial assets avaliable for sale	55,719	51,602
	Receivables from money markets	15,250,000	-
	Bank deposits	82,371,749	42,692,551
Financial	Loans and borrowings	(267,174,991)	(245,159,144)
Liabilities	Liabilities due to operations in finance sector	(47,393,481)	(22,601,582)
Financial Instruments with variable interest		(158,023,624)	(117,738,513)
Financial Assets	Loans granted to the key management	19,482,910	16,480,130
Financial Liabilitis	Loans and borrowings	(177,506,534)	(134,218,643)

As at 30 September 2011 and 31 December 2010, the Group used interest rate derivatives (swap) to economically hedge interest rate risk.

Sensitivity analysis – interest rate risk

As at 30 September 2011, had the interest rates been higher by 100 base points and all other variables been fixed, loss before tax would have been higher by TL 1,742,009 (30 September 2010: Profit before tax would have been lower by TL 409,739), the net loss attributable to the owners of the Company would have been higher by TL 1,273,559 (30 September 2010: Net profit attributable to the owners of the Company would have been lower by TL 169,384) and total equity attributable to equity holders of the Company would have been lower by TL 1,273,559 (30 September 2010: TL 169,384). Had the interest rates been lower by 100 base points, the effect would be the same but in reverse position.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

Foreign currency risk

The Group is exposed to currency risk through transactions (such as borrowings) in foreign currencies, especially in USD and Euro. As the currency in which the Group presents its consolidated financial statements is TL, the consolidated financial statements are affected by movements in the exchange rates against TL. For the subsidiaries, whose functional currency is USD, main foreign currency is TL.

As at 30 September 2011 foreign currency risk exposures of the Group comprised the following:

30 September 2011
	TL Equivalent	USD	EURO	TL
1.Trade receivables	2,136,947	609,825	381,555	51,760
2.a Monetary financial assets	85,864,283	29,218,895	689,551	30,211,953
2.b Non-monetary financial assets	-	-	-	-
3. Other	-	-	-	-
4. Other current assets	88,001,230	29,828,720	1,071,106	30,263,713
5.Trade receivables	-	-	-	-
6.a. Monetary financial assets	29,061,052	15,270,455	1,023	879,910
6.b. Non-monetary financial assets	-	-	-	-
7. Other	-	-	-	-
8. Other non-current assets	29,061,052	15,270,455	1,023	879,910
Total Assets	117,062,282	45,099,175	1,072,129	31,143,623
10. Trade payables	8,826,469	467,234	1,564,622	4,028,163
11. Financial liabilities	191,334,351	102,965,957	352,664	444,074
12.a. Monetary financial liabilities	32,181,108	12,249,789	208,863	9,051,137
12.b. Non-monetary financial liabilities	-	-	-	-
13. Current liabilities	232,341,928	115,682,980	2,126,149	13,523,374
14. Trade payables	-	-	-	-
15. Financial liabilities	71,447,713	38,539,027	108,652	58,310
16.a. Monetary financial liabilities	4,071,394	-	-	4,071,394
16.b. Non-monetary financial liabilities	-	-	-	-
17. Non-current liabilities	75,519,107	38,539,027	108,652	4,129,704
18. Total liabilities	307,861,035	154,222,007	2,234,801	17,653,078
Net foreign currency balance sheet position	(190,798,753)	(109,122,832)	(1,162,672)	13,490,545
Net off-balance sheet foreign currency position of derivative financial instruments	(25,834,200)	(14,000,000)	-	-
Net foreign currency asset/liability position	(216,632,953)	(123,122,832)	(1,162,672)	13,490,545
Net monetary accounts foreign currency asset/liability position	(190,798,753)	(109,122,832)	(1,162,672)	13,490,545

Export	None
Import	None

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

Foreign currency risk (continued)

As at 31 December 2010 foreign currency risk exposures of the Group comprised the following:

31 December 2010
	TL Equivalent	USD	EURO	GBP	TL
1.Trade receivables	119,952	-	45,290	-	27,148
2.a Monetary financial assets	19,885,132	8,826,527	78,841	-	6,077,767
2.b Non-monetary financial assets	-	-	-	-	-
3. Other	-	-	-	-	-
4. Other current assets	20,005,084	8,826,527	124,131	-	6,104,915
5.Trade receivables	-	-	-	-	-
6.a. Monetary financial assets	24,993,453	15,407,762	-	-	1,173,053
6.b. Non-monetary financial assets	-	-	-	-	-
7. Other	-	-	-	-	-
8. Other non-current assets	24,993,453	15,407,762	-	-	1,173,053
Total Assets	44,998,537	24,234,289	124,131	-	7,277,968
10. Trade payables	2,115,258	244,935	229,627	9,476	1,243,425
11. Financial liabilities	49,773,543	31,696,339	350,671	-	52,443
12.a. Monetary financial liabilities	2,953,624	429,891	25,543	-	2,236,672
12.b. Non-monetary financial liabilities	-	-	-	-	-
13. Current liabilities	54,842,425	32,371,165	605,841	9,476	3,532,540
14. Trade payables	-	-	-	-	-
15. Financial liabilities	185,586,233	119,515,843	374,436	-	47,484
16.a. Other monetary liabilities	937,230	-	56,289	-	821,889
16.b. Other non-monetary liabilities	-	-	-	-	-
17. Non-current liabilities	186,523,463	119,515,843	430,725	-	869,373
18. Total liabilities	241,365,888	151,887,008	1,036,566	9,476	4,401,913

Net foreign currency asset/liability position	(196,367,351)	(127,652,719)	(912,435)	(9,476)	2,876,055
Net monetary accounts foreign currency asset/liability position	(196,367,351)	(127,652,719)	(912,435)	(9,476)	2,876,055

Export	None
Import	None

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

Sensitivity Analysis – Foreign currency risk

A 10 percent strengthening or depreciation of the Turkish Lira against the following currencies as at 30 September 2011 and 30 September 2010 would have increased equity or profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

30 September 2011	PROFIT/LOSS		EQUITY (*)

	Increase	Decrease	Increase	Decrease
	A 10 percent change in USD against Turkish Lira:
1-Net USD asset/liability	(21,485,491)	21,485,491	-	-
2- Hedged portion against USD risk (-)	-	-	-	-
3- Net effect of USD (1+2)	(21,485,491)	21,485,491	-	-

	A 10 percent change in Euro against Turkish Lira:
4- Net Euro asset/liability	(292,493)	292,493	-	-
5- Hedged portion against Euro risk (-)	-	-	-	-
6- Net effect of Euro (4+5)	(292,493)	292,493	-	-

	A 10 percent change in other currencies against Turkish Lira:
7- Net other currencies asset/liability	-	-	-	-
8- Hedged portion against other currencies risk (-)	-	-	-	-
9- Net effect of other currencies (7+8)	-	-	-	-
TOTAL (3+6+9)	(21,777,984)	21,777,984	-	-

(*)	Profit or loss excluded.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

28	Financial risk management (continued)

30 September 2010	PROFIT/LOSS		EQUITY (*)
	Increase	Decrease	Increase	Decrease
	A 10 percent change in USD against Turkish Lira:
1-Net USD asset/liability	(10,347,002)	10,347,002	-	-
2- Hedged portion against USD risk (-)	-	-	-	-
3- Net effect of USD (1+2)	(10,347,002)	10,347,002	-	-

	A 10 percent change in Euro against Turkish Lira:
4- Net Euro asset/liability	783,170	(783,170)	-	-
5- Hedged portion against Euro risk (-)	-	-	-	-
6- Net effect of Euro (4+5)	783,170	(783,170)	-	-

	A 10 percent change in other currencies against Turkish Lira:
7- Net other currencies asset/liability	(2,255)	2,255	-	-
8- Hedged portion against other currencies risk (-)	-	-	-	-
9- Net effect of other currencies (7+8)	(2,255)	2,255	-	-
TOTAL (3+6+9)	(9,566,087)	9,566,087	-	-

(*)	Profit or loss excluded.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Condensed Consolidated Interim Financial Statements
as at and for the Nine-Month Period Ended 30 September 2011
Currency: Turkish Lira  (“TL”)

29	Events after the reporting period

i)
On 25 October 2011, Global Enerji, Global Enerji, a subsidiary of the Group, signed a share purchase agreement to acquire 80% of the shares of Geliş Madencilik Enerji İnşaat Ticaret A.Ş. ("Geliş Enerji"), which holds the operating rights to an asphaltite mine field located in Şırnak in South-eastern Turkey.  Global Enerji also entered into a share purchase agreement to increase its stake in Galata Enerji, which owns an electricity generation license for 49 years, from 60% to 80%. After the completion of these two share transfers, Global Enerji will be the main shareholder with a shareholding interest of 80% in Geliş Enerji and 80% in Galata Enerji.

Geliş Energy is currently operating the asphaltite mine in Şırnak, and Galata Enerji plans to construct a thermal power plant with a capacity of 270 MW which is expected to generate 1.8 billion KWh electricity/annum. The mine comprises known phylons and, according to the resource assessment studies conducted by Fichtner, as a result of 9,000 meters of drilling activity of one of the phylons, Avgamasya, the asphaltite resources amount to 41 million tons, of which 26.5 million tons are measured and indicated resources and 15.5 million tons are inferred resources, that are sufficient to supply the 270 MW power plant for 30 years of generation. Global Enerji plans to carry further resource assessment studies for the remaining seven phylons in the license area with a view to increase its generation capacity. After the transfer of the shares, Global Enerji will be the main shareholder of the integrated power generation project envisaging the utilization of asphaltite provided from mine field currently operated by Geliş Enerji, in the thermal power plant with a capacity of 270 MW which is planned to be constructed by Galata Enerji.

ii)
GYH applied to EMRA for the transfer of its 50% shares in EYH, which operates through its subsidiaries in natural gas distribution and wholesale sectors and its 60% indirect shares in Galata Enerji to Global Enerji. The necessary applications for the transfer of the shares has been made and the process is continuing.

30	Other matters

None.

Global Yatırım Holding Anonim Şirketi
and
its Subsidiaries

Consolidated Financial Statements
As At and For The Year
Ended 31 December 2010 with
Independent Auditors’ Report Thereon

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik Anonim Şirketi
31 March 2011

This report includes 2 pages of independent auditors’ report and 135 pages of consolidated financial statements together with their explanatory notes

Global Yatırım Holding Anonim Şirketi and its Subsidiaries

Independent Auditors’ Report
Consolidated Balance Sheet
Consolidated Statement of Comprehensive Income
Consolidated Statement of Changes in Equity
Consolidated Statement of Cash Flows
Notes to the Consolidated Financial Statements

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. Yapı Kredi Plaza C Blok Kat 17 Büyükdere Caddesi Levent 34330 İstanbul	Telephone Fax Internet	+90 (212) 317 74 00 +90 (212) 317 73 00 www.kpmg.com.tr

Independent Auditors’ Report

To the Board of Directors of
Global Yatırım Holding Anonim Şirketi

Introduction

We have audited the accompanying consolidated financial statements of Global Yatırım Holding Anonim Şirketi (“the Company”), and its subsidiaries and joint ventures (“the Group”), which comprise the consolidated balance sheet as at 31 December 2010 and the related consolidated statement of comprehensive income, statements of changes in equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with relevant ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.
a Turkish corporation and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2010, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw your attention to the following litigation matters:

As explained in detail in Note 31, the application of the Ankara Metropolitan Municipality (“the Municipality”) to liquidate the letter of guarantee amounting to USD 50,000,000 given by the Group, together with the Consortium that jointly bid for the privatization tender of Başkent Doğalgaz Dağıtım A.Ş. (“Başkentgaz”) by the method of block sale, was prevented according to the preliminary injunction granted by the Beyoğlu 1st Commercial Court (“Court”). The Municipality raised an objection against the preliminary injunction, which was further rejected by the Court. Following the precautionary measure which is in effect, the lawsuit filed by the Group against the Municipality and Boru Hatları ile Petrol Taşıma A.Ş. (“BOTAŞ”) before the 4th Chamber of the Ankara Commercial Court claiming to dissolve the discrepancy for the payment of the Letter of Guarantee and the restitution of the Letter of Guarantee continues. In addition, the privatization right of the shares of Başkentgaz is transferred to the Republic of Turkey, Prime Ministry, Privatization Administration with the Privatization High Council’s decision numbered 2009/43 and dated 2 July 2009 due to the fact that the privatization of Başkentgaz had not been completed in two years according to clauses of the Law numbered 4046. The Group has filed a separate lawsuit to the Privatization Administration for the same claims and the 4th Chamber of the Ankara Commercial Court decided to combine the lawsuits.

Furthermore, on 15 January 2010, the Group’s lawyers filed a lawsuit before the Ankara Administrative Court against the Municipality, requesting an injunction and the cancellation of the Municipality Council’s resolution regarding the forfeiture of the letter of guarantee given by the Group. The case is before the 13th Chamber of Council of State.

On the other hand, as explained in detail in Note 31, the Water Utilization Rights Agreement which should had been signed between a subsidiary of the Group engaged in hydroelectric power plant investments and the General Directorate of State Water Works (“DSİ”) has not been put in signature due to the cancellation of the project by DSİ. The Group lawyers have filed a lawsuit at the 16th Administrative Court of Ankara to cancel the decision given by DSİ which was further rejected by the Court. The Group lawyers appealed the verdict of the decision at the Council of State and requested an injunction. The lawsuit is pending before the 13th Chamber of Council of State.

As at the reporting date, the litigations mentioned above are being held at different stages of the judicial proceedings and include uncertainty regarding the ultimate outcome of the resolutions. The Group management, based on consultation with the Group legal attorneys, has not provided any provision with respect to aforementioned litigation matters in the accompanying consolidated financial statements.

31 March 2011	Akis Bağimsiz Denetim ve
İstanbul	Serbest Muhasebeci Muşavirlik A.Ş.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Balance Sheet as at 31 December 2010
Currency: Turkish Lira  (“TL”)

	Notes	2010	2009
Assets			Restated (*)
Investment property	14	207,680,332	123,795,138
Property, plant and equipment, net	15	105,890,921	64,272,070
Consession intangible assets, net	16	133,125,801	113,648,157
Intangible assets, net	17	543,500,838	69,481,418
Trade and other receivables	18	6,975,096	7,985,293
Due from related parties	32	5,233,210	13,349,452
Other investments	19	7,213,750	11,880,744
Goodwill	21	35,550,270	40,342,730
Deferred tax assets	22	28,767,669	25,309,640
Other non-current assets	23	26,733,268	25,274,605
Total non-current assets		1,100,671,155	495,339,247

Cash and cash equivalents	24	56,887,495	48,792,107
Trade and other receivables	18	60,188,584	49,773,185
Other investments, including derivatives	19	17,745,431	37,965,716
Due from related parties	32	40,348,457	27,355,507
Inventories	25	1,326,605	2,180,875
Other current assets	23	34,042,559	27,381,728
Assets classified as held for sale	7	3,675,561	130,222,975
Total current assets		214,214,692	323,672,093
Total assets		1,314,885,847	819,011,340

Equity
Share capital	29	267,370,166	267,370,166
Share premium	29	174,513	174,513
Treasury shares	29	(1,820,000)	(11,565,130)
Reserves	29	84,530,896	5,456,238
Retained earnings		162,464,051	23,079,143
Total equity attributable to equity holders of the Company		512,719,626	284,514,930
Non-controlling interest	29	119,081,176	100,576,090
Total equity		631,800,802	385,091,020
Liabilities
Loans and borrowings	26	299,500,020	186,527,692
Trade and other payables	27	32,795,001	31,979,588
Due to related parties	32	651,980	684,898
Deferred tax liabilities	22	102,634,364	15,801,512
Other non-current liabilities	28	49,461,741	32,968,895
Total non-current liabilities		485,043,106	267,962,585

Loans and borrowings	26	79,877,767	48,765,009
Trade and other payables	27	97,679,313	80,027,822
Due to related parties	32	699,136	1,984,225
Other current liabilities, including derivatives	28	19,785,723	22,580,130
Liabilities classified as held for sale	7	-	12,600,549
Total current liabilities		198,041,939	165,957,735
Total liabilities		683,085,045	433,920,320
Total equity and liabilities		1,314,885,847	819,011,340

(*)	Note 2.g

The accompanying notes form an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statement of Comprehensive Income for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

	Notes	2010	2009
			Restated (*)
Revenue	9	231,131,350	236,543,056
Cost of sales	9	(178,906,465)	(182,061,536)
Gross profit		52,224,885	54,481,520

Other income	10	318,976,945	138,497,200
Selling and marketing expenses	11	(3,766,226)	(3,243,905)
Administrative and distribution expenses	12	(71,757,012)	(64,088,678)
Other expenses	10	(39,830,962)	(19,330,727)
Operating profit		255,847,630	106,315,410

Finance income	13	55,572,238	64,490,056
Finance expenses	13	(83,272,081)	(92,913,266)
Net finance expenses		(27,699,843)	(28,423,210)

Share of loss of investments in associates	20	-	(1,717,441)
Profit before income tax		228,147,787	76,174,759

Income tax benefit		4,508,771	1,404,946
Current tax charge	22	(5,934,018)	(1,339,186)
Deferred tax benefit	22	10,442,789	2,744,132
Profit from continuing operations		232,656,558	77,579,705
Discontinued operations
Profit from discontinued operations (net of income tax)	7	-	-
Profit for the period		232,656,558	77,579,705
Other comprehensive income
Net change in fair value of available-for-sale financial assets		467,496	2,995,128
Income tax relating to components of other comprehensive income		(93,499)	(599,026)
Currency translation differences		4,059,178	983,571
Other comprehensive income for the period, net of income tax		4,433,175	3,379,673
Total comprehensive income for the period		237,089,733	80,959,378
Profit attributable to:
Owners of the Company	30	209,459,743	79,125,939
Non-controlling interests		23,196,815	(1,546,234)
		232,656,558	77,579,705

Total comprehensive income attributable to:
Owners of the Company		214,054,752	80,684,346
Non-controlling interests		23,034,981	(267,596)
		237,089,733	80,416,750
Earnings per share
Basic and diluted earnings per share	30	0.9393	0.3766
Continuing operation
Basic and diluted earnings per share	30	0.9393	0.3766

(*)	Note 2.g

The accompanying notes form an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statement of Changes in Equity for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

	Share	Treasury	Share	Revaluation	Currency translation	Legal	Retained earnings / (Accumulated	Equity attributable to the owners of the	Non-controlling
	capital	shares	premium	reserve	differences	reserves	losses)	Company	interest	Total equity
Balance at 1 January 2009	267.370.166	(8.004.433)	174.513	(3.245.190)	6.051.988	4.076.075	(58.135.656)	208.287.463	99.710.555	307.998.018
Total comprehensive income
Change in revaluation reserve, net of deferred tax	-	-	-	520.714	-	-	-	520.714	-	520.714
Transfer from revaluation reserve profit or loss, net of deferred tax	-	-	-	3.163.565	-	-	-	3.163.565	-	3.163.565
Foreign currency translation differences	-	-	-	-	(2.125.872)	-	-	(2.125.872)	1.278.638	(847.234)
Net profit/loss for the period	-	-	-	-	-	-	79.125.939	79.125.939	(1.546.234)	77.579.705
Total comprehensive income for the period	-	-	-	3.684.279	(2.125.872)	-	79.125.939	80.684.346	(267.596)	80.416.750
Transactions with owners of the Company, recognized directly in equity
Capital inrease	-	-	-	-	-	-	-	-	992.448	992.448
Own shares acquired and sold	-	(3.560.697)	-	-	20.012	-	937.435	(2.603.250)	247.614	(2.355.636)
Transfer	-	-	-	-	(213.690)	(2.788.866)	3.002.556	-	-	-
Changes in ownership interest in subsidiaries that do not result in a loss of control	-	-	-	-	-	(2.498)	-	(2.498)	24.838	22.340
Sale of a subsidiary without loss of control	-	-	-	-	-	-	(1.851.131)	(1.851.131)	63.923	(1.787.208)
Decrease due to sale of a subsidiary	-	-	-	-	-	-	-	-	(195.692)	(195.692)
Balance at (31 December 2009) restated (*)	267.370.166	(11.565.130)	174.513	439.089	3.732.438	1.284.711	23.079.143	284.514.930	100.576.090	385.091.020

Balance at 1 January 2010	267.370.166	(11.565.130)	174.513	439.089	3.732.438	1.284.711	23.079.143	284.514.930	100.576.090	385.091.020
Total comprehensive income for the period
Change in revaluation reserve, net of deferred tax	-	-	-	377.886	-	-	-	377.886	-	377.886
Transferred from revaluation reserve to profit or loss, net of deferred tax	-	-	-	(3.889)	-	-	-	(3.889)	-	(3.889)
Foreign currency translation differences	-	-	-	-	4.221.012	-	-	4.221.012	(161.834)	4.059.178
Net profit/(loss) for the period	-	-	-	-	-	-	209.459.743	209.459.743	23.196.815	232.656.558
Total comprehensive income for the period	-	-	-	373.997	4.221.012	-	209.459.743	214.054.752	23.034.981	237.089.733
Transactions with owners of the Company, recognized directly in equity
Own shares acquired and sold	-	9.745.130	-	-	-	-	1.636.343	11.381.473	210.012	11.591.485
Transfer	-	-	-	-	-	72.928.695	(72.928.695)	-	-	-
Capital increase	-	-	-	-	-	-	-	-	2.180.028	2.180.028
Sale of a subsidiary without loss of control	-	-	-	-	-	-	2.304.049	2.304.049	(5.589.401)	(3.285.352)
Addition to scope of consolidation	-	-	-	-	-	1.515.630	(1.515.630)	-	646.712	646.712
Sale of a subsidiary	-	-	-	-	-	(32.075)	32.075	-	(870)	(870)
Cancellation of capital advances of subsidiary	-	-	-	-	-	-	-	-	(1.487.429)	(1.487.429)
Dividend distribution of subsidiary	-	-	-	-	-	-	-	-	(24.525)	(24.525)
Changes in ownership interest in subsidiaries that do not result in a loss of control	-	-	-	-	-	67.399	397.023	464.422	(464.422)	-
Balance at (31 December 2010)	267.370.166	(1.820.000)	174.513	813.086	7.953.450	75.764.360	162.464.051	512.719.626	119.081.176	631.800.802

(*)	Note 2.g

Detailed information regarding to the equity items are presented in Note 29.

The accompanying notes form an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statements of Cash Flows
For the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

		1 January-	1 January-
	Notes	31 December 2010	31 December 2009
Cash flows from operating activities			Restated (*)
Net profit		232,656,558	77,579,705
Adjustment to reconcile net profit before tax and net cash provided by operating activities
Depreciation and amortization expense	6	24,836,378	14,022,574
Tax (income)/expense	22	(4,508,771)	(1,404,946)
Gain on previously held in asset and bargain purchase gain	10	(254,856,109)	-
Tax amnesty expenses	10, 13	7,363,205	-
Share of loss of associates	20	-	1,717,441
Provision for employee termination indemnities	28	472,778	754,097
Gain/loss on valuation of investment property	10	(49,401,226)	(5,969,670)
Real estate sales gain/loss	9, 10	25,175,009	(4,065,584)
Net loss from sale of tangible assets	10	(112,162)	170,977
Provision for impairment	10	-	12,846,430
Change in fair value of derivatives	13	(2,351,143)	(6,516,959)
Interest income from operations in finance sector	9	(6,974,493)	(4,756,652)
Foreign exchange gain/loss on bank borrowings		6,199,825	(876,211)
Debt provisions		(31,341)	10,772,868
Interest income from non-financial activities	13	(4,079,088)	(5,595,699)
Interest charges from loans extended to customers	9	1,883,618	1,555,972
Dividend income	10	(226,260)	(1,572,797)
Interest expense from non-financial activities	13	20,139,608	22,585,348
Gain on sale of available for sale financial asset	10	(7,196,254)	-
Gain on sale of associates	20	-	(18,216,196)
Gain on sale of subsidiary	10	(1,798,815)	(110,059,324)
Loss on sale of joint venture	10	466,000	-
Doubtful receivable provision expenses	12	907,144	3,524,566
Operating cash flows before changes in operating assets and liabilities		(11,435,539)	(13,504,060)
Taxes paid	22	(5,300,053)	(1,185,987)
Interest received from financial sector activities		6,974,493	4,756,652
Interest paid related to loans extended to customers		(1,883,618)	(1,555,972)
Dividend received		226,260	1,572,797
Employee termination indemnity paid	28	(269,292)	(560,487)
Change in trade receivables from operations in finance and non-finance sectors		(14,389,564)	(14,490,801)
Change in due from and due to related parties		(4,592,777)	529,096
Change in other receivables		2,676,952	9,687,920
Change in other current assets		(6,069,556)	4,959,555
Change in other non current assets		(1,458,663)	(10,940,643)
Change in inventories	25	854,270	(2,253,562)
Change in trade payables due to operations in finance and non-finance sectors		7,793,556	(4,203,515)
Change in other payables		7,947,752	2,753,111
Change in other current liabilities		5,250,572	(13,439,575)
Change in other non-current liabilities		10,147,823	4,982,492
Net cash flows used in operating activities		(3,527,384)	(32,892,979)
Investing activities
Addition to investment property	14	(32,124,675)	(11,537,019)
Proceeds from sale of real estates, net	7, 9	31,589,991	21,500,000
Change in blocked deposits	24	(2,898,116)	(1,581,821)
Acquisition of property, plant and equipment	15	(15,875,308)	(22,633,345)
Acquisition of concession intangible assets	16	(20,826,244)	(6,614,022)
Acquisition of intangible assets	17	(973,031)	(1,641,570)
Cash received from/used in purchase/sale of shares of a subsidiary without loss of control, net		(3,781,014)	(3,279,498)
Capital increase in available for sale financial assets		-	(2,525,000)
Cash paid for the purchase of subsidiary	8	(63,374,236)	-
Change in financial investments		21,953,471	(10,961,556)
Increase in non-controlling interests due to share capital increase		2,180,028	867,473
Interest received from non-financial activities		3,089,048	5,595,699
Proceeds from sale of subsidiary	7	1,845,406	142,948,729
Proceeds from sale of joint venture, net		3,854,600	-
Proceeds from sale of financial asset	7	10,571,253	-
Proceeds from sale of property, plant and equipment and intangible assets		268,771	8,003,269
Net cash flows from / (used in) activities		(64,500,056)	118,141,339
Financing activities
Cash paid for letter of guarantee of Izmir Port		(10,141,620)	-
Interest paid for financing		(21,723,574)	(30,571,891)
Change in acquisition of own shares		12,053,072	(2,383,238)
Change in other receivables and payables from and to related parties and other shareholders		969,407	(4,763,716)
Proceeds from borrowings		179,745,314	26,289,575
Repayments of borrowings		(84,767,084)	(58,202,797)
Net cash flows from / (used in) financing activities		76,135,515	(69,632,067)
Currency translation differences		(2,910,803)	(537,699)
Net increase in cash and cash equivalents		5,197,272	15,078,594
Transfer to assets held for sale		-	(5)
Cash and cash equivalents at 1 January	24	46,639,655	31,561,066
Cash and cash equivalents at 31 December	24	51,836,927	46,639,655

(*)	Note 2.g

The accompanying notes form an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

Notes to the consolidated financial statements

1	Reporting entity	6
2	Basis of preparation	16
3	Significant accounting policies	19
4	Determination of fair values	47
5	Financial risk management	49
6	Operating segments	61
7	Asset held for sale and discontinued operations	64
8	Business combinations	69
9	Revenue and cost of sales	72
10	Other income and expenses	73
11	Selling and marketing expenses	75
12	Administrative expenses	75
13	Finance income and expenses	76
14	Investment property	77
15	Property, plant and equipment	80
16	Concession intangible assets	83
17	Intangible assets	84
18	Trade and other receivables	86
19	Other investments	88
20	Investments in associates and joint ventures	91
21	Goodwill	93
22	Taxation	95
23	Other assets	102
24	Cash and cash equivalents	103
25	Inventories	104
26	Loans and borrowings	104
27	Trade and other payables	110
28	Other liabilities	111
29	Capital and reserves	114
30	Earnings per share	118
31	Commitments and contingencies	119
32	Related parties	131
33	Government grants	134
34	Events after the reporting period	134
35	Other matters	135

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity

Global Yatırım Holding A.Ş. (“Global Yatırım Holding”, “Global Holding” or “the Company”) was established in 1990 with trade name Global Menkul Değerler A.Ş. as brokerage company in İstanbul, Turkey. On 6 October 2004, the Company changed its trade name to Global Yatırım Holding A.Ş and its field of activity into holding company. As part of its restructuring, on 2 October 2004, a new company, named Global Menkul Değerler A.Ş. 99.99% of whose shares owned by the Company were established by partial de-merger in accordance with Turkish legislation, and all brokerage activities were transferred to this new company. The main operation of the Company is to participate in the capital and management of companies that operate or will operate in the fields of finance, energy, infrastructure and real estate and to minimize the volatility of its investments against economic fluctuations by handling the capital expenditure, financing, organization and administration of those companies within portfolio, while contributing to the achievement of sustainable growth and ensuring the going concern of those companies to the benefit of the national economy, and to engage in commercial, industrial and financial activities in line with these goals.

Global Yatırım Holding, its subsidiaries, its joint ventures and its associates are together referred to as “the Group”. As at 31 December 2010, the number of employees of the Group is 779. (31 December 2009: 795).

The Group is registered with the Capital Market Board (“CMB”) and its shares have been traded on the İstanbul Stock Exchange (“ISE”) since May 1995 (From May 1995 to October 2004, traded as Global Menkul Değerler A.Ş.)

The address of the registered office of the Group is “Rıhtım Caddesi No: 51 Karaköy / Istanbul”.

The 99.99% of the shares of the Company is listed on ISE.

The Company’s shareholding structure is presented in Note 29.

As at 31 December 2010 and 31 December 2009, Global Yatırım Holding and its subsidiaries, its joint ventures and its associates are as follows:

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.1	Finance group

Global Menkul Değerler A.Ş. (“Global Menkul”) is a wholly owned subsidiary of Global Holding and was established on 6 October 2004 in İstanbul, Turkey and is engaged in providing brokerage and related research, corporate finance and asset management services in Turkey and in the US and Kazakhstan through its wholly owned subsidiaries in these countries. Prior to transformation into a holding company, these activities were carried out by Global Holding since its establishment in June 1990.

Global Portföy Yönetimi A.Ş. (“Global Portföy”) is a wholly owned subsidiary of Global Holding and was established on 9 October 1998 at İstanbul, Turkey and carries out asset management services in Turkey. In addition to managing five open-end funds established by the Group, the company manages discretionary funds on a contractual basis for corporate and individual customers.

Global Valori Mobiliare SA (“Valori”) was a wholly owned subsidiary of Global Holding and was established on 11 June 1996 at Bucharest, Romania. The company provided brokerage services to its domestic and international customers. The Group liquidated Valori in 2010.

Global Financial Products Ltd. (“GFP”) is a wholly owned subsidiary of Global Holding and was established on 6 May 1998 at Cayman Islands and holds Turkish and overseas portfolio investments.

Hedef Menkul Değerler A.Ş. (“Hedef Menkul”) was a wholly owned subsidiary of Global Holding and was established on 4 December 1990 at Istanbul, Turkey and is engaged in providing brokerage services in Turkey. Hedef has been sold as at 17 December 2010 (Note 7).

Global Sigorta Aracılık Hizmetleri A.Ş. (“Global Sigorta”) is a wholly owned subsidiary of Global Holding and was established on 2 October 2000 at Istanbul, Turkey and is engaged in providing insurance brokerage services mainly to the Group companies.

Global Securities (USA), Inc (“Global Securities”) is a wholly owned subsidiary of Global Menkul and was established on 29 August 1995 at New York, USA and is engaged in brokerage services. The Group decided to liquidate Global Securities. The liquidation process has not been finished as at 31 December 2010.

CJSC Global Securities Kazakhstan (“CJSC”) is a wholly owned subsidiary of Global Menkul and was established on 6 March 1998 at Almaty, Kazakhstan and is engaged in brokerage services. The Group decided to liquidate CJSC. The liquidation process has not been finished as at 31 December 2010.

Apogee Investments Ltd (“Apogee”) is a special purpose entity of Global Holding and was established in 2007 at Cayman Islands. Apogee has been excluded from the scope of consolidation as at 31 December 2010 and 2009.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.2	Energy group

Enerji Yatırım Holding A.Ş. (“EYH”) was established on 21 January 2004 to coordinate and consolidate the gas distribution investments of the Group and one of its strategic partners, STFA Group. EIH is located in Istanbul, Turkey and acts as the ultimate holding company for the investments in gas distribution companies.

Energaz Gaz, Elektrik, Su Dağıtım A.Ş. (“Energaz”) was established on 18 August 2006 in Istanbul, Turkey. Energaz is established for the purpose of consolidating natural gas distribution companies of the Group and its partners. 52.47% of the shares of Energaz is owned by EYH, the rest of the shares are owned by one Turkish privately owned group.

Aksaray Doğalgaz Dağıtım A.Ş. (“Akgaz”) was established on 20 April 2004. Akgaz has been provided 30 year license to build the network and distribute natural gas in Aksaray (Middle Anatolia, Turkey) following a tender held by Energy Market Regulatory Agency (“EMRA”).

Gaznet Şehir Doğalgaz Dağıtım A.Ş. (“Gaznet”) was established on 3 March 2003 in Konya, Turkey. Gaznet has been provided 30 year license to build the network and distribute natural gas in Konya (Central Anatolia, Turkey) following a tender held by the EMRA.

Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. (“Kentgaz”) was established on 5 May 2004 in Istanbul, Turkey. Kentgaz has been provided 30 year license to build the network and distribute natural gas in Denizli (Central West Anatolia, Turkey) following a tender held by EMRA.

Netgaz Şehir Doğalgaz Dağıtım A.Ş. (“Netgaz”) was established on 7 August 2003 in Istanbul, Turkey. Netgaz has been provided 30 year license to build the network and distribute natural gas in Konya-Eregli (Central Anatolia, Turkey) following a tender held by EMRA.

Kapadokya Doğalgaz Dağıtım A.Ş. (“Kapadokyagaz”) was established on 28 June 2007. Kapadokyagaz has been provided 30 year license to build the network and distribute natural gas in Nigde and Nevsehir (Central Anatolia, Turkey) following a tender held by EMRA.

Erzingaz Doğalgaz Dağıtım A.Ş. (“Erzingaz”) was established on 5 May 2006. Erzingaz has been provided 30 year license to build the network and distribute natural gas in Erzincan (East Anatolia, Turkey) following a tender held by EMRA.

Olimpos Doğalgaz Dağıtım A.Ş. (“Olimposgaz”) was established on 5 May 2006. Olimposgaz has been provided 30 year license to build the network and distribute natural gas in Antalya (South Anatolia, Turkey) following a tender held by EMRA.

Karaman Doğalgaz Dağıtım A.Ş. (“Karamangaz”) was established on 28 April 2006. Karamangaz has been provided 30 year license to build the network and distribute natural gas in Karaman (South Anatolia, Turkey) following a tender held EMRA.

Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (“Çorumgaz”) was established on 23 February 2004. Çorumgaz has been provided 30 year license to build the network and distribute natural gas in Çorum (Central Anatolia, Turkey) following a tender held by EMRA.

Aydın Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (“Aydıngaz”) was established on 21 March 2008. Çorumgaz has been provided 30 year license on 21 August 2008 to build the network and distribute natural gas in Aydın (West Anatolia, Turkey) following a tender held by EMRA.

Medgaz A.Ş.(“Medgaz”) was established to engage in natural gas wholesale sales operations and obtained its license from the EMRA on 7 November 2009. The license will expire by 7 November 2039.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.2	Energy group (continued)

Yeşil Enerji Üretim San. ve Tic. A.Ş. (“Yeşil Enerji”) (1) was established on 21 March 2007. Yeşil has been established for the purpose acting as a sub-holding company under which all shares owned by the Group in power generation companies shall be consolidated.

Çakıt Enerji A.Ş. (“Çakıt”) (1) was established on 6 September 2002. On 8 February 2007, Çakıt obtained a license from EMRA for construction and 40 years operation of a 20 Mw hydro power generation terminal at Çakıt river located at Karaisalı, Adana (Turkey).

Osmanlı A.Ş. (Osmanlı) (7) was established on 17 September 2002. Osmanlı has acquired 40% of the shares of Düzce-Aksu Hidroelektrik Enerjiden Elekrik Üretim Santrali Limited Şirketi (“Aksu”).

Gümüşsan Enerji Elektronik Elektrik İnşaat Taahhüt Sanayi ve Ticaret Limited Şirketi (“Gümüşsan”) (1) was established in Ankara in order to invest in hydro power generation terminals. Gümüşsan applied for license from EMRA for construction and operation of hydro power generation terminals on Ilıca and Akşar rivers.

Anadolu Elektrik Üretim A.Ş. (“Anadolu”) (2) was established on 12 February 2002. Anadolu will obtain a license from EMRA for construction and 49 years operation of a 20 Mw hydro power generation terminal on Kızıldere river located at Giresun (Turkey).

Akel Elektrik ve Üretim A.Ş. (“Akel”) (3) was established on 30 September 1997. Akel will obtain a license from EMRA for construction and 49 years operation of a 98 Mw hydro power generation terminal on Kızılırmak river located at Çorum (Turkey).

Çetin Enerji A.Ş. (“Çetin”) (1) (4) was established on 21 May 2008 for the pupropse of investing in electricity production plant, operation, renting, produce electricity.

Dağören Enerji A.Ş. (“Dağören”) (5) was established on 6 September 2007 for the purpose of investing in electricity and tourism. The Company’s legal title was changed from “Özarsu İnşaat Elektrik Turizm San.ve Tic.Ltd.Şti” to “Dağören Enerji A.Ş.” on 12 Februbary 2009.

Düzce-Aksu Hidroelektrik Enerjiden Elekrik Üretim Santrali Limited Şirketi (“Düzce Aksu”) (6) was established on 20 November 2002. On 21 September 2006, Aksu has obtained a license from EMRA for construction and 49 years operation of a 43.7 Mw hydro power generation terminal on Aksu river located at Gölyaka, Düzce (Turkey).

Global Enerji Hizmetleri ve İşletmeciligi A.Ş. (“Global Enerji”) was established on 31 December 2007 for the purpose of investing in energy sector.

Ege Global Madencilik San. ve Tic. A.Ş. (“Ege Global”) was established on 21 March 2007 for the purpose of investing in the mining sector. As at 31 December 2009, the Group owns 85% of the Company where the remaining shares belong to Anadolu Dış Ticaret Pazarlama Madencilik Sanayi A.Ş.

Galata Enerji Üretim Sanayi ve Ticaret A.Ş. (“Galata”) was established on 28 December 2007 for the purpose of investing in energy sector. Galata has obtained a power generation license issued by EMRA and plans to build a power plant in Şırnak (Turkey).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.2	Energy group (continued)

GES Enerji A.S (“GES”) was established on 15 June 2007 for the purpose of investing in energy sector.

Sancak Global Enerji Yatırımları A.Ş. (“Sancak Global”) was established on 1 August 2007. Sancak Global will obtain a license from EMRA for construction and 49 years operation of a 350 Mw hydro power generation terminal located at Siirt (Turkey).

Doğal Enerji Hizmetleri Sanayi ve Ticaret A.Ş. (“Doğal Enerji”) was established on 2 January 2008 for the pupropse of investing in geothermal, diesel, hydroelectric and other energy resources.

(1) These companies were sold on 23 June 2009 in accordance with the share transfer agreement with respect to the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(2) Anadolu is consolidated to Yeşil Enerji. Yeşil Enerji has increased its share in this company to 99% and this Company is sold in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS made at the same date.

(3) Akel was sold sold on 23 June 2009, in accordance with the share transfer agreement with respect to the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(4) The 99.99% shares of Çetin is transferred to Yeşil Enerji in March 2009 and sold on 23 June 2009, in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(5) Yeşil Enerji has transferred the shares of Dağören to Global Enerji at 22 June 2009 and Dağören is consolidated under Global Enerji as at 31 December 2009 and 2010.

(6) Düzce Aksu is proportionally consolidated to the Global Holding as at 31 December 2009. It has been sold and excluded from the scope of consolidation on 2 June 2010.

(7) This company was sold on 23 June 2009 in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS and it has been repurchased on 2 June 2010.

1.3	Infrastructure group

Global Liman İşletmeleri A.Ş. (“Global Liman”) is a wholly owned subsidiary of Global Holding and was established on 20 April 2004 to invest in Group’s infrastructure projects.

Ege Liman İşletmeleri A.Ş. (“Ege Liman”) was established on 25 June 2003. The registered office of Ege Liman is in Istanbul, Turkey. Ege Liman holds the operating rights for the Kuşadası Cruise Port (Aydın, Turkey) for a period of 30 years under a concession agreement since its establishment. As at 31 December 2010 and 2009, 27.5% of the shares of Ege Liman are held by Royal Caribbean Cruises Ltd (“RCCL”) and the rest of the shares are controlled by the Group.

Bodrum Liman İşletmeleri A.Ş. (“Bodrum Liman”) was established on December 2005. The registered office of Bodrum Liman is in Istanbul, Turkey. Bodrum Liman holds the operating rights for the Bodrum Cruise Port (Muğla, Turkey) for a period of 12 years under a concession agreement since its establishment. As at 31 December 2009, 10% of the shares of Bodrum Liman are held by Setur Servis Tur. A.Ş. (“Setur”), 30% of the shares of Bodrum Liman are held by Yüksel Çağlar and the rest of the shares are controlled by Global Liman.

İzmir Liman İşletmeciliği A.Ş. (“Izmir Liman”) was established on 14 February 2008. The registered office of Bodrum Liman is in Istanbul, Turkey. As at 31 December 2008, 49% of the shares of İzmir Liman are held by Hutchinson Port Turkey B.V. and DB Holding, 5% of the shares of İzmir Liman are held by Ege İhracatçı Birlikleri Liman Hiz. Ve Taş. A.Ş. and the rest of the shares are controlled by the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.3	Infrastructure group (continued)

Ortadoğu Antalya Liman İsletmeleri A.Ş. (“Ortadoğu Liman”) was established in 1998 in Antalya, Turkey. Ortadoğu obtained the operating rights for the Port of Antalya on 31 August 1998 under a 30 year concession agreement. All of the shares of Ortadoğu Liman were acquired by a special purpose entity, Akdeniz Liman İsletmeciliği AS (“Akdeniz”), which was established on 31 July 2006 for that purpose. Following this acquisition the entities were restructured in such a way that Akdeniz was merged into Ortadoğu Liman on 28 December 2006. Until 29 July 2010, Global Liman owned 39.80% shares of Ortadoğu Liman. On 29 July 2010, Global Liman acquired the 60% of the shares of Ortadoğu Liman from other shareholders (Çelebi Holding A.Ş, Can Çelebioğlu, Uğur Tevfik Doğan, Antmarin İnşaat Turizm and Ticaret A.Ş, and Hasan Yıldırım Akıncıoğlu) and obtained control by raising the ownership to 99.80%. Ortadoğu Liman was consolidated to the Group as a joint venture with proportionate consolidation method until 29 July 2010. Starting from that date, full consolidation method is applied since Ortadoğu Liman become a subsidiary of Global Liman.

1.4	Real estate group

Pera Gayrimenkul Yatırım Ortaklıgı A.Ş. (“Pera”) was established on 21 January 1992 as a closed-end fund under the trade name Global Yatırım Ortaklıgı A.Ş. On 30 September 2006, Pera was transformed into a real estate investment company and changed its field of activity and its trade name changed to the current one accordingly. All of Pera shares are traded at the İstanbul Stock Exchange since being listed in 1992.

Maya Turizm Ltd. (“Maya Turizm”) was established in the Turkish Republic of Northern Cyprus for the purpose of investing in the tourism sector.

Vespa Enterprises Ltd. (“Vespa”) was established in Malta for the purpose of investing in the turism sector.

Torba İnşaat ve Turistik A.Ş. (“Torba”) was established on 12 April 2006 in Istanbul, Turkey for the purpose of investing one of the real estate projects of the Group, Bodrum Olivia Villas. The project includes construction of 9 multi-level luxury villas and 24 smaller villas in Torba, Bodrum peninsula at southwest cost of Turkey. Torba is not consolidated as at 31 December 2010 and 31 December 2009 due to loss of control (Note: 19 (b)).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

1.5	Others

Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. (“Salıpazarı”) was established on 24 November 2006 in Istanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding. The corporate name of Kuzey Maden İşletmeleri A.Ş. was changed to Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. at 27 May 2009.

Güney Madencilik İşletmeleri A.Ş. (“Güney”) was established on 24 November 2006 in Istanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding.

Doğu Madencilik İşletmeleri A.Ş. (“Doğu”) was established on 24 November 2006 in Istanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding.

Nesa Madencilik İşletmeleri A.Ş. (“Nesa”) was established on 21 March 2007 in Istanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding.

Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş. (“Mavi Bayrak”) was established on 24 April 2008 in Istanbul for the purpose of investing in waste disposal sector. Global Holding owns the 95% of the shares of Mavi Bayrak and rest of the shares are controlled by Doğa Tehlikeli Atık İmha Sistemleri Ltd. Şti. (“Doğa”).

Tora Yayıncılık A.Ş. (“Tora”) was established on 25 October 2007 for the purpose of investing in the media sector.

Sem Yayıncılık A.Ş. (“Sem”) was established on 6 December 2006 for the purpose of investing in the media sector.

Bilecik Demir Çelik Sanayi ve Ticaret A.Ş. (“Bilecik Demir Çelik”) was established on 8 August 2007, for the purpose of producing steel logs out of scrap steel, to be mostly used in the construction sector.

Global Depolama A.Ş. (“Global Depo”) was established on 9 July 2008 for the purpose of investing in the storage sector.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

The nature of the operations and the locations of the “Subsidiaries” of the Group are listed below:

Subsidiaries	Location	Operations
Global Menkul Değerler A.Ş. (Global Menkul)	Turkey	Brokerage
Global Portföy Yönetimi A.Ş. (Global Portföy)	Turkey	Portfolio Management
Global Valori Mobiliare SA. (16)	Romania	Brokerage
Global Financial Products Ltd. (GFP)	Cayman Islands	Financial Investments
Global Sigorta Aracılık Hizmetleri A.Ş. (Global Sigorta)	Turkey	Insurance Agent
Hedef Menkul Değerler A.Ş. (Hedef) (13)	Turkey	Brokerage
Global Liman İşletmeleri A.Ş. (Global Liman)	Turkey	Infrastructure Investment
Yeşil Enerji Üretim San.ve Tic. A.Ş. (Yeşil Enerji) (1)	Turkey	Electricity Investments
Ege Global Madencilik San.ve Tic. A.Ş. (Ege Global)	Turkey	Mining Investments
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic. A.Ş. Systems	Turkey	Waste Disposal
Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. (Salıpazarı) (11)	Turkey	Mining
Güney Madencilik İşletmeleri A.Ş. (Güney)	Turkey	Mining
Doğu Madencilik İşletmeleri A.Ş. (Doğu)	Turkey	Mining
Nesa Madencilik San.ve Tic.A.Ş. (Nesa)	Turkey	Mining
Vespa Enterprises (Malta) Ltd. (Vespa)	Malta	Tourism Investments
Pera Gayrimenkul Yatırım Ortaklığı A.Ş. (Pera)	Turkey	Real Estate Investments
Tora Yayıncılık A.Ş. (Tora)	Turkey	Publishing
Global Enerji Hizmetleri ve İşletmeciliği A.Ş. (Global Enerji)	Turkey	Electricity Generation
Çetin Enerji A.Ş. (Çetin) (1) (2)	Turkey	Electricity Generation
Çakıt Enerji A.Ş. (Çakıt) (1)	Turkey	Electricity Generation
Gümüşsan Enerji Elektronik Elektrik İnş. Taah.Ltd. (Gümüşsan) (1)	Turkey	Electricity Generation
Osmanlı Enerji A.Ş. (Osmanlı) (14)	Turkey	Electricity Generation
Dağören Enerji A.Ş. (Dağören) (3) (9) (13)	Turkey	Electricity Generation
Global Securities (USA) Inc. (4) (12)	USA	Brokerage
CJSC Global Securities Kazakhstan (4) (12)	Kazakhstan	Brokerage
Ege Liman İşletmeleri A.Ş. (Ege Liman) (5)	Turkey	Port Operation
Bodrum Liman İşletmeleri A.Ş. (Bodrum Liman) (5)	Turkey	Port Operation
Ortadoğu Antalya Liman İşletmeleri A.Ş. (Ortadoğu Liman) (5) (15)	Turkey	Port Operation
Torba İnşaat ve Turistik A.Ş. (Torba) (10)	Turkey	Real Estate Investments
Sem Yayıncılık A.Ş. (Sem) (6)	Turkey	Publishing
Maya Turizm Ltd. (Maya Turizm) (7)	Cyprus	Tourism Investments
Galata Enerji Üretim San.ve Tic.A.Ş. (Galata Enerji) (8)	Turkey	Electricity Generation
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş. (Doğal Enerji) (17)	Turkey	Electricity Generation
Global Depolama A.Ş. (5)	Turkey	Storage
GES Enerji A.Ş.	Turkey	Electricity Generation
Sancak Global Enerji Yatırımları A.Ş.	Turkey	Electricity Generation

(1)	These companies were sold on 23 June 2009, in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS.
(2)	This company was transferred to Yeşil Enerji in March 2009 and sold on 23 June 2009, in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS.
(3)
The shares of this company were transferred to Global Enerji on 22 June 2009 and the company is consolidated to Global Enerji. The legal title of “Özarsu İnşaat Elektrik Turizm San.ve Tic.Ltd.Şti” was changed as “Dağören Enerji A.Ş” on 12 Februbary 2009.

(4)	These companies are consolidated to Global Menkul.
(5)	These companies are consolidated to Global Liman.
(6)	This company is consolidated to Tora.
(7)	This company is proportionally consolidated to Pera and Vespa.
(8)	This company is consolidated to Ege Global.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

(9)
As explained in Note 7, all the assets and liabilities of this company have been transferred to assets and liabilities held for sale as of 31 December 2009 whereas they have been reclassified to the related balance sheet items as of 31 December 2010.

(10)	This company is not consolidated starting from 4 January 2008 due to assignment of trustee and loss of control.
(11)	The legal title of Kuzey Maden İşletmeleri A.Ş was changed as Salıpazarı İnşaat Sanayi ve Ticaret A.Ş on 27 May 2009 and the Company’s nature of operations changed as construction investments.
(12)	The Group has resolved to liquidate these companies.
(13)	This company has been sold on 17 December 2010 as explained in detail in Note 7.
(14)	This company was sold on 23 June 2009 in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS and it has been repurchased on 2 June 2010.
(15)
Until 29 July 2010, Global Liman owned 39.80% shares of Ortadoğu Liman. On 29 July 2010, Global Liman acquired the 60% of the shares of Ortadoğu Liman from other shareholders (Çelebi Holding A.Ş, Can Çelebioğlu, Uğur Tevfik Doğan, Antmarin İnşaat Turizm and Ticaret A.Ş, and Hasan Yıldırım Akıncıoğlu) and obtained control by raising the ownership to 99.80%. Ortadoğu Liman was consolidated to the Group as a joint venture with proportionate consolidation method until 29 July 2010. Starting from that date, full consolidation method is applied as Ortadoğu Liman become a subsidiary of Global Liman.

(16)	This company has been liquidated.
(17)	This company is consolidated to Global Enerji.

The nature of the operations and the locations of the “Joint Ventures” of the Group are listed below:

Joint Ventures	Location	Operations
Enerji Yatırım Holding A.Ş. (EYH or Enerji Yatırım Holding) (1)	Turkey	Energy Investments
Energaz Gaz Elektrik Su Dağıtım A.Ş. (Energaz) (2)	Turkey	Gas, Water, Elec. Investments
Gaznet Şehir Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (3)	Turkey	Natural Gas Distribution
Netgaz Şehir Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Kapadokya Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Erzingaz Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Olimpos Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Karaman Doğalgaz Dağıtım Ltd. Şti. (3)	Turkey	Natural Gas Distribution
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Aksaray Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Aydın Doğalgaz Dağıtımı A.Ş (3)(8)	Turkey	Natural Gas Distribution
Medgaz A.Ş. (Medgaz) (3) (9)	Turkey	Natural Gas Wholesale
Kentgaz A.Ş. (Kentgaz) (10)	Turkey	Natural Gas Distribution
Anadolu Elektrik Üretim A.Ş. (Anadolu) (4)	Turkey	Electricity Generation
Akel Elektrik ve Üretim Ltd. (5)	Turkey	Electricity Generation
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti.(Düzce Aksu) (6)	Turkey	Electricity Generation
Bilecik Demir Çelik San.ve Tic.A.Ş. (Bilecik Demir Çelik)	Turkey	Steel, Iron Manufacture
İzmir Liman İşletmeciliği A.Ş (İzmir Liman) (7)	Turkey	Port Operation

(1)
As explained in detail in Note 7 and Note 2.g, in the previously reported consolidated financial statements as at 31 December 2009, all the assets and liabilities of this company and its subsidiaries were transferred to assets and liabilities held for sale. In the consolidated financial statements as at 31 December 2010 and in the restated consolidated financial statements as at 31 December 2009, those assets and liabilities have been reclassified to the related balance sheet items.

(2)	This company is consolidated to Enerji Yatırım Holding A.Ş.
(3)	These companies are consolidated to Energaz.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

1	Reporting entity (continued)

(4)
Yeşil Enerji increased its share in this company to 99% on 23 June 2009 and this company was sold in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS signed at the same date.

(5)	These company, which was consolidated to Anadolu, was sold on 23 June 2009, in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS.
(6)	This company is excluded from the scope of consolidation on 2 June 2010.
(7)	This company is consolidated to Global Yatırım Holding A.Ş. and Global Liman with proportionate consolidation method.
(8)	Energaz took over 99.99% portion of Aydıngaz shares from STFA Yatırım Holding with the approval of 2013/7 numbered EMRA decision dated on 21 August 2009.
(9)	In 2009, this company was not included in the scope of consolidation. In 2010, as its operations started to become significant, it has been included in the scope of consolidation (Note 3.a.iv).
(10)	This company is not included in the scope of consolidation in 2010 and 2009 (Note 3.a.iv).

The nature of the operations and the locations of the “Associates” of the Group are listed below:

Associates	Location	Operations
Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. (1)	Turkey	Real Estate Investments
Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. (1)	Turkey	Tourism Investments

(1)	The shares of the Group in these companies were sold to Alta Investments Real SP SLU at 31 March 2009 (Note 20).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

2	Basis of preparation

(a)	Statement of compliance

The Company and its subsidiaries and joint ventures operating in Turkey maintain their books of account and prepare their statutory financial statements in Turkish Lira (“TL”) in accordance with the Turkish Commercial Code, tax legislation, Turkish Uniform Chart of Accounts and the generally accepted accounting principles as promulgated by the Capital Market Board applicable to the entities listed on Istanbul Stock Exchange.

Foreign subsidiaries of the Company maintain their books of account and prepare their statutory financial statements in accordance with the related legislation and generally accepted accounting principles applicable in the countries they operate.

The accompanying consolidated financial statements are based on these statutory records with adjustments and reclassifications for the purpose of fair presentation in accordance with International Financial Reporting Standards (“IFRS”).

The necessary changes according to principles set out above have been applied consistently to all periods presented in these accompanying consolidated financial statements, and have been applied consistently by the Group in compliance with the prior period financial statements.

(b)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis and for the Turkish entities as adjusted for the effects of inflation that lasted by 31 December 2005, except for the following:

•	Derivative financial instruments are measured at fair value,

•	Trading securities and available-for-sale financial assets are measured at fair value,

•	Investment properties are measured at fair value,

•	The net assets acquired through business combinations are measured at fair value.

(c)	Functional and presentation currency

The presentation and functional currency of the Group is Turkish Lira (TL).

US Dollar is significantly used in the operations of the subsidiaries, Ege Liman, GFP, Vespa and Ortadoğu Liman, and has a significant effect on the operations. Therefore, US Dollar has been determined as the functional currency of Ege Liman, Ortadoğu Liman, GFP and Vespa in line with IAS 21 - The Effects of Changes in Foreign Exchange Rates. In 2010, Bodrum Liman changed its functional currency (which was Euro until the year-end of 2009) to US Dollar as US Dollar has a significant effect on the operations of Bodrum Liman from the beginning of 2010.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

2	Basis of preparation (continued)

(d)	Use of estimates and judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the consolidated financial statements is included in the following notes:

Note 3 (g)	- Recognition of service concession arrangements
Note 7	- Assets held for sale
Note 8	- Business combinations
Note 14	- Investment property

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

Note 3 (e, f, g)	- Useful lives of property, plant and equipments, intangible assets and concession intangible assets
Note 18	- Trade and other receivables
Note 21	- Allowances for recoverable amounts of cash generating units-goodwill
Note 22	- Recognition of deferred tax assets
Note 28	- Measurement of reserve for employee termination indemnity
Note 31	- Commitments and contingencies

(e)	Changes in accounting policies / estimates

The changes in accounting policies resulting from the initial application of a new IAS/IFRS are applied in accordance with the transition clauses of the related IAS/IFRS, if any, retrospectively or prospectively. The changes for which no transition clauses exist, the significant optional changes in accounting policies or the identified accounting errors are applied retrospectively and the financial statements for the prior periods are restated. Changes in accounting estimates are applied in the current period if the change is related with only one period. They are applied in the current period and prospectively if they are related to the future periods. The Group has no significant change in its accounting policies and estimates.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

2	Basis of preparation (continued)

(f)	Changes in the International Financial Reporting Standards

The Group applied in the consolidated financial statements all the standards issued by the IASB and the interpretaions of the Internation Financial International Financial Reporting Interpretations Committee (“IFRIC”) which were effective and required as at 31 December 2010.

The standards and interpretations effective for the periods starting on 1 January 2010 or thereafter are presented below:

(a)	The standards, amendments and interpretations effective in 2010:

•	2009 Annual Improvements in IFRS published in 2009: Amendments in the standards and interpretations except for the IFRS 8 “Operating Segments”
•
IFRS 1 “First-time Adoption of International Financial Reporting Standards and IAS 27” Consolidated and Separate Financial Statements “(The amendment related to the costs of investment in relation to the first-time adoption of IFRS)

•	IFRS 2 “Share-Based Payment” (Vesting Conditions and Cancellations)
•	IAS 39 “Financial Instruments: Recognition and Measurement” (The amendmends related to embedded derivatives in the classification of the financial instruments)
•	IFRS 3 “Business Combinations”, IAS 27 “Consolidated and Separate Financial Statements”,
•	IFRIC 17 “Distributions of Non-Cash Assets to Owners”

The standards, amendments and interpretations above except for IFRS 3 did not have a significant effect on the Group’s financial statements. The Group applied the IFRS 3 Business Combinations (Revised) from starting 1 January 2010 for all the business combinations.

(b)	The standards, amendments and interpretations which were not effective in 2010 yet and which are not adopted by the Group

•	IFRS 9 “Financial Instruments: Classification and Measurement”
•	IAS 32 (Amendment) “Classification of Equity Instruments”
•	IAS 24 (2009) (Revised) “Related Party Disclosures”
•	IFRIC 14 (Amendment) “Reimbursement of Minimum Funding Requirements”
•	IFRIC 9 “Reassessment of Embedded Derivatives”
•	IFRIC 19, “Extinguishing Financial Liabilities with Equity Instruments”
•	IFRS 1 “Limited Exemption to the Comparative Notes to IFRS 7”
•	IFRS 7 “Financial Instruments: Disclosures”
•	IAS 12 “Income Tax”

These new standards, amendments and interpretations to standards are not effective or their application is not required yet for the period ended 31 December 2010. Therefore, they were not applied in the preparation of these financial statements. The Group evaluates the effects of these new standards and interpretations on the consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by Group entities.

Reclassifications and Adjustments in the Consolidated Financial Statements as at 31 December 2009

For the consistency with the current period, the Group made reclassifications and adjustments in the consolidated balance sheet as at 31 December 2009 and in the consolidated statement of comprehensive income for the year ended 31 December 2009. These reclassifications and adjustments comprised the following:

(1)
As explained in Note 7 in detail, the Group reclassified the operations of its jointly controlled entity, Enerji Yatırım Holding and its subsidiaries from the discontinued operations to the continued operations. In compliance with the accounting policy described in Note 3.u, the Group accounted for a depreciation adjustment in relation to the year 2009. As a result of the adjustment, property, plant and equipment are decreased by TL 190,040, concession intangible assets are decreased by TL 2,045,659, intangible assets are decreased by TL 94,755, the net profit for the year attributable to the owners of the Company decreased by TL 826,860, non-controlling interest is decreased by TL 1,047,186 and deferred tax assets are increased by TL 456,408 in the consolidated balance sheet as at 31 December 2009. In addition, as a result of this adjustment, cost of sales are increased by TL 2,042,871, administrative expenses are increased by TL 287,583 and deferred tax income is increased by TL 456,408; net profit for the year is decreased by TL 1,874,046, net profit for the year attributable to the owners of the Company is decreased by TL 826,860 and net profit for the year attributable to the non-controlling interests is decreased by TL 1,047,186 in the consolidated statement of comprehensive income for the year ended 31 December 2009. In the same manner, the total comprehensive income is decreased by TL 1,874,046, the total comprehensive income attributable to the owners of the Company is decreased by TL 826,860 and the total comprehensive income attributable to the non-controlling interests is decreased by TL 1,047,186. The statement of changes in equity for the year ended 31 December 2009 has been restated in such a way that the effects of these adjustments are included.

The effects of the adjustment explained above to the Group’s previously reported and restated equity as at 31 December 2009 are shown below:

	Previously
	Reported	Adjustment	Restated
Equity	386,965,066	(1,874,046)	385,091,020
Total equity attributable to the equity holders of the Company	285,341,790	(826,860)	284,514,930
Share capital	267,370,166	-	267,370,166
Treasury shares	(11,565,130)	-	(11,565,130)
Share premium	174,513	-	174,513
Revaluation reserve	439,089	-	439,089
Currency translation differences	3,732,438	-	3,732,438
Legal reserves	1,284,711	-	1,284,711
Retained earnings / (Accumulated losses)	23,906,003	(826,860)	23,079,143
Non-controlling interests	101,623,276	(1,047,186)	100,576,090

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

Reclassifications and Adjustments in the Consolidated Financial Statements as at 31 December 2009 (continued)

(2)
In compliance with the accounting policy described in Note 3.u, the assets of EYH and its subsidiaries amounting to TL 155,975,729 which were previously classified under the assets held for sale, have been reclassified together with the adjustments explained in Note 2.g.(1) as a total of TL 154,101,683 to the following balance sheet items in the consolidated balance sheet as at 31 December 2009:

-TL 5,404,723 have been reclassified to cash and cash equivalents
-TL 11,166,356 have been reclassified to current trade and other receivables
-TL 636,752 have been reclassified to due from related parties
-TL 221,139 have been reclassified to trade and other receivables
-TL 145,430 have been reclassified to inventories
-TL 9,413,731 have been reclassified to other current assets
-TL 14,109 have been reclassified to non-current trade and other receivables
-TL 1,819,691 have been reclassified to other non-current investments
-TL 942,455 have been reclassified to property, plant and equipment
-TL 113,648,157 have been reclassified to concession intangible assets
-TL 259,103 have been reclassified to intangible assets
-TL 10,263,882 have been reclassified to deferred tax assets
-TL 166,155 have been reclassified to other non-current assets.

(3)
In compliance with the accounting policy described in Note 3.u, the liabilities of EYH and its subsidiaries amounting to TL 156,041,565, which were previously classified under the liabilities directly associated with the assets, have been reclassified to the following balance sheet items in the balance sheet as at 31 December 2009:

-TL 17,269,202 have been reclassified to current loans and borrowings
-TL 31,668,584 have been reclassified to current trade and other payables
-TL 1,957,696 have been reclassified to current due to related parties
-TL 2,763,542 have been reclassified to current trade and other payables
-TL 294,845 have been reclassified to other current liabilities
-TL 5,959,346 have been reclassified to other current liabilities
-TL 35,087,298 have been reclassified to non-current loans and borrowings
-TL 24,681,576 have been reclassified to to non-current trade and other payables
-TL 160,173 have been reclassified to other non-current liabilities
-TL 4,470,165 have been reclassified to deferred tax liabilities
-TL 31,729,138 have been reclassified to other non-current liabilities.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

Reclassifications and Adjustments in the Consolidated Financial Statements as at 31 December 2009 (continued)

(4)
In compliance with the accounting policy described in Note 3.u, the loss amounting to TL (5,522,675) which was previously classified under the loss from the discontinuing operations, has been reclassified together with the adjustments explained in Note 2.g.1 as a total of TL (7,426,721) to the following income statement items in the consolidated statement of comprehensive income for the year ended 31 December 2009:

-TL 139,117,731 have been reclassified to revenue
-TL (139,912,013) have been reclassified to cost of sales
-TL (789,910) have been reclassified to selling, marketing and distribution expenses,
-TL (5,744,016) have been reclassified to administrative expenses,
-TL 658,098 have been reclassified to other income,
-TL (794,296) have been reclassified to other expenses,
-TL 3,796,962 have been reclassified to finance income
-TL (7,034,063) have been reclassified to finance expenses
-TL 3,274,786 have been reclassified to deferred tax benefit.

(5)
For the consistency with the current period, the Group has reclassified the liability amounting to TL 668,678 from short-term due to related parties to long-term due to related parties, the liability amounting to TL 131,791 from short-term due to related parties to short-term other payables to the funds provided from bank loans amounting to TL 6,642,167 from short-term loans and borrowings to short-term trade and other payables, the VAT receivable amounting to TL 1,810,773 from other current assets to other non-current assets and the liability amounting to TL 1,402,401 from deferred tax liabilities to the liabilities classified as assets held for sale.

(6)
For the year ended 31 December 2009, the Group has reclassified the depreciation expenses amounting to TL 2,825,650 from administrative expenses to cost of sales and the donation expenses amounting to TL 3,994,243 from administrative expenses to other expenses in the consolidated statement of comprehensive income.

For the consistency with the current period, the consolidated statement of cash flows for the year ended 31 December 2009 has been restated. The following summary table demonstrates the cash flows from operating, investing and financing activities presented in the previously reported and restated statements of cash flows as well as the restatement effects:

	Previously	Effects of
	Reported	the restatement	Restated
Net cash flows from / (used in) operating activities	(37,651,916)	4,758,937	(32,892,979)
Net cash flows from / (used in) investing activities	110,933,860	7,207,479	118,141,339
Net cash flows from / (used in) financing activities	(58,203,355)	(11,428,712)	(69,632,067)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation

The accompanying consolidated financial statements include the accounts of the parent company, Global Holding and its subsidiaries, joint ventures and associates on the basis set out in sections below. The financial statements of the entities included in the consolidation have been prepared as at the date of the consolidated financial statements.

(i)	Subsidiaries

Subsidiaries of which the Group has the power to govern the financial and operating policies are consolidated in the accompanying consolidated financial statements if;

(a)	the Group has the power over 50% of the voting rights acquired through shareholding interest hold either directly or indirectly.

(b)
the Group has the power and authority to govern the financial and operating policies of the Group. so as to obtain benefits from its activities, although the Group does not own 50% of the voting right.

This power to control is evidenced when the Group is able to govern the financial and operating policies of an enterprise so as to benefit from its activities. Subsidiaries are consolidated from the date on which control is transferred to the Group and cease to be consolidated from the date on which control is transferred out of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(i)	Subsidiaries (continued)

The table below demonstrates the rates of the effective ownership and the voting power held in terms of percentages as of 31 December 2010 and 2009 for all the subsidiaries directly or indirectly controlled by the Group and included in the scope of consolidation:

	Effective ownership		Voting power held
	2010	2009	2010	2009
Global Menkul Değerler A.Ş.	99.99	99.99	100.00	100.00
Global Portföy Yönetimi A.Ş.	99.99	99.99	100.00	100.00
Global Valori Mobiliare SA (1)	-	99.47	-	100.00
Global Financial Products Ltd.	100.00	100.00	100.00	100.00
Global Sigorta Aracılık Hizmetleri A.Ş.	99.99	99.99	100.00	100.00
Hedef Menkul Değerler A.Ş. (2)	-	98.35	-	98.35
Global Liman İşletmeleri A.Ş.	99.99	99.99	100.00	100.00
Global Securities (USA) Inc.	99.99	99.99	100.00	100.00
CJSC Global Securities Kazakhstan	99.99	99.99	100.00	100.00
Ege Liman İşletmeleri A.Ş.	72.50	72.50	72.50	72.50
Bodrum Liman İşletmeleri A. Ş	60.00	60.00	60.00	60.00
Ortadoğu Antalya Liman İşletmeleri A.Ş. (3)	99.80	39.80	100.00	33.33
Ege Global Madencilik San.ve Tic. A.Ş.	84.99	84.99	85.00	85.00
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş.	94.40	94.40	100.00	100.00
Salıpazarı İnşaat Sanayi ve Ticaret A.Ş.	99.99	99.99	100.00	100.00
Güney Maden İşletmeciliği A.Ş.	99.99	99.99	100.00	100.00
Doğu Maden İşletmeciliği A.Ş.	99.99	99.99	100.00	100.00
Nesa Madencilik San.ve Tic.A.Ş.	99.99	99.99	100.00	100.00
Vespa Enterprises (Malta) Ltd.	99.93	99.93	100.00	100.00
Maya Turizm Ltd.	66.82	63.99	80.00	80.00
Galata Enerji Üretim ve Ticaret A.Ş.	50.99	50.99	51.00	51.00
Global Enerji Hizmetleri ve İşletmeciliği A.Ş.	99.99	99.99	100.00	100.00
Osmanlı Enerji A.Ş. (4)	99.96	-	100.00	-
Tora Yayıncılık A.Ş.	96.00	96.00	100.00	100.00
Sem Yayıncılık A.Ş.	62.40	62.40	65.00	65.00
Pera Gayrimenkul Yatırım Ortaklığı A.Ş. (Note 29)	33.82	28.15	60.00	60.00
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş.	99.99	99.99	100.00	100.00
Dağören Enerji A.Ş.	70.00	70.00	70.00	70.00
Global Depolama A.Ş.	99.99	99.99	100.00	100.00
GES Enerji A.Ş.	99.99	99.99	100.00	100.00
Sancak Global Enerji Yatırımları A.Ş.	99.99	99.99	100.00	100.00

(1) This company has been liquidated.

(2) This company has been sold on 17 December 2010 as explained in Note 7 in detail.

(3) Ortadoğu Liman was consolidated by the Group as a joint venture using the proportionate consolidation method until 29 July 2010. Starting from that date, the full consolidation method has been applied as the entity became a subsidiary.

(4) This company was sold on 23 June 2009 in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS and it has been repurchased from Yeşil Enerji on 2 June 2010 in return for the receivables from Yeşil Enerji. No goodwill or bargain purchase gain has been accounted for as a result of this transaction.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(ii)	Joint ventures

Joint ventures are those entities over whose activities the Group has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions. Joint ventures are accounted for using the proportionate consolidation method. The consolidated financial statements include the Group’s proportionate share of the enterprises’ assets, liabilities, revenues and expenses with items of a similar nature on a line-by-line basis, from the date that joint control commences until the date that joint control ceases.

The table below demonstrates the rates of the effective ownership and the voting power held in terms of percentages as of 31 December 2010 and 2009 for all the joint ventures which are under the direct or indirect joint control of the Group and included in the scope of consolidation:

	Effective ownership		Voting power held
	2010	2009	2010	2009
Enerji Yatırım Holding A.Ş.	49,99	49,99	50,00	50,00
Energaz Gaz Elektrik, Su Dağıtım A.Ş.	26,23	26,23	26,23	26,23
Aksaray Doğalgaz Dağıtım A.Ş.	26,22	26,22	26,22	26,22
Aydın Doğalgaz Dağıtımı A.Ş	26,23	26,23	26,23	26,23
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş.	23,61	23,61	23,61	23,61
Gaznet Şehir Doğalgaz Dağıtım A.Ş.	19,66	19,66	19,66	19,66
Netgaz Şehir Doğalgaz Dağıtım A.Ş.	23,59	23,59	23,59	23,59
Erzingaz Doğalgaz Dağıtım A.Ş.	23,61	23,61	23,61	23,61
Olimpos Doğalgaz Dağıtım A.Ş.	23,61	23,61	23,61	23,61
Karaman Doğalgaz Dağıtım Ltd. Şti.	23,61	23,61	23,61	23,61
Çorum Doğalgaz Dağıtım ve Sanayi ve Ticaret A.Ş.	7,87	7,87	7,87	7,87
Kapadokya Doğalgaz Dağıtım A.Ş.	16,52	16,52	16,52	16,52
Medgaz A.Ş. (2)	26,23	26,23	26,23	26,23
Ortadoğu Antalya Liman İşletmeleri A.Ş. (1)	99,80	39,80	100,00	33,33
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti. (Note 7)	-	39,98	-	39,98
Bilecik Demir Çelik San.ve Tic.A.Ş.	39,99	39,99	40,00	40,00
İzmir Liman İşletmeciliği A.Ş.	46,00	46,00	46,00	46,00

(1) Ortadoğu Liman was consolidated by the Group as a joint venture using the proportionate consolidation method until 29 July 2010. Starting from that date, the full consolidation method has been applied as the entity became a subsidiary.

(2) Medgaz A.Ş. has been included in the scope of consolidation in 2010 as its operations began to become significant in 2010.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(iii)	Associates

Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies. Associates are accounted for using the equity method. The consolidated financial statements include the Group’s share of the income and expenses of associates, after adjustments to align the accounting policies with those of the Group, from the date that significant influence commences until the date that significant influence ceases.

When the Group’s share of losses exceeds its interest in an associate, the carrying amount of that interest (including any long-term investments) is reduced to nil and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.

As at 31 December 2010 and 31 December 2009, the Group has no associates.

In accordance with the agreement dated 31 March 2009, the Group has sold its 20% and 20% shares in Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. and Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. respectively, to the other shareholders of these investments in associates. In accordance with the same agreement, the Group has acquired 311 real estates in Veli Alemdar Han with a fair value of TL 51,935,000, located in Karaköy, in return for the receivables amounting to TL 21,714,553 and cost of investments in associates amounting to TL 14,541,421.

(iv)	Available for sale financial assets

Equity securities in which the Group owns either directly or indirectly less than 20% of the shares, that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are carried at cost, less permanent impairment losses disclosed as available for sale financial assets at consolidated financial statements.

As at 31 December 2009, Kentgaz A.Ş. and Medgaz A.Ş., in which the Group has effective ownership of 26.23% and 49.99%, respectively and are immaterial to the consolidated financial statements, and Torba İnşaat ve Turistik A.Ş., in which the Group has the ownership of 80% but has no control, are not consolidated and are disclosed as available for sale financial assets, carried at cost less any impairment losses. Kentgaz A.Ş. and Medgaz A.Ş. are immaterial to the consolidated financial statements since the portion of their assets is 0.03% in the total consolidated assets of the Group and do not generate revenues.

As the operations of Medgaz A.Ş. started to become significant in 2010, it has been included in the scope of consolidation in 2010. Thus, as at 31 December 2010, Kentgaz A.Ş. in which the Group has effective ownership of 49.99% and Torba İnşaat ve Turistik A.Ş., in which the Group has the ownership of 80% but has no control, are presented as available for sale financial assets carried at cost less any impairment losses. Kentgaz A.Ş. is immaterial to the consolidated financial statements since the portion of its assets is 0.001% in the total consolidated assets of the Group and does not generate any revenues.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(v)	Special purpose entities

The Group has established in 2007 a special purpose entity (“SPE”) namely, Apogee Investments Ltd. located in Cayman Islands to invest in the notes issued by Deutsche Bank AG Luxembourg SA in the scope of the loan participation notes borrowed from Deutsche Bank AG Luxembourg branch. This entity was consolidated as at 31 December 2008 since the main purpose of the entity was to invest in these notes in the market with the directions of the Company. All the notes have been purchased by the Group from the entity in 2008 and therefore the entity is not consolidated as at 31 December 2010 and 2009.

(vi)	Consolidation adjustments

Subsidiaries are consolidated by using the full consolidation method. Therefore, the carrying value of subsidiaries is eliminated against the related equity. The equity and net income attributable to non-controlling interests are shown separately in the consolidated balance sheet and statement of comprehensive income. Intra-group balances and any unrealized income and expenses arising from intra-group transactions are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with associates are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(vii)	Transactions with non-controlling interest

The Group applies a policy of treating transactions with minority interests as transactions with equity owners of the Group. For purchases from non-controlling interests. the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is deducted from equity. Gains or losses on disposals to non-controlling interests are also recorded in equity. For disposals to non-controlling interests, differences between any proceeds received and the relevant share of non-controlling interests are also recorded in equity.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(b)	Foreign currency

(i)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of the Group entities by using exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. Foreign currency differences arising on retranslation are recognized in profit or loss.

Companies whose functional currencies are not TL, prepare their financial statements according to their functional currency and these financial statements are translated to TL for consolidation purpose in accordance with IAS 21.

Foreign currency differences arising on operations with foreign currency are recognised in profit or loss as foreign currency exchange gains and losses.

According to IAS 21, balance sheet items presented in the financial statements of domestic and foreign subsidiaries and joint ventures whose functional currency is different from TL, are translated into TL at the balance sheet (USD/TL and EUR/TL) exchange rates whereas income, expenses and cash flows are translated at the average exchange rate or ruling rate of the transaction date. Profit or loss from translation difference of these operations is recognised as “Currency Translation Differences” under the equity.

As at 31 December 2010 and 2009, foreign currency buying exchange rates of the Central Bank of Republic of Turkey (“CBRT”) comprised the following:

	2010	2009
US Dollar / TL	1.5460	1.5057
Euro / TL	2.0491	2.1603

The average foreign currency buying exchange rates of the CBRT in 2010 and 2009 comprised the following:

	2010	2009
US Dollar / TL	1.5004	1.5741
Euro / TL	1.9894	2.1505

(ii)	Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to TL at exchange rates at the reporting date. The income and expenses of foreign operations are translated to TL at exchange rates at the dates of the transactions.

Foreign currency differences are recognised in other comprehensive income, under the currency translation differences (“CTD”). When a foreign operation is disposed of, in part or in full, the relevant amount in the CTD is transferred to profit or loss as part of the profit or loss on disposal.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(c)	Financial instruments

(i)	Classification

The financial assets of the Group comprise cash and cash equivalents, financial investments, trade receivables, due from related parties and other receivables. Financial liabilities are classified as loans and borrowings, trade payables, due to related parties and other liabilities.

“Financial assets at fair value through profit or loss”; A financial asset is classified at fair value through profit or loss if it is designated as such upon initial recognition or is classified as held for trading. Financial assets are designated at fair value through profit or loss if the Group manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Group’s documented risk management or investment strategy. Upon initial recognition attributable transaction costs are recognized in profit or loss as incurred. Financial assets at fair value through profit or loss are measured at fair value, and changes therein are recognized in profit or loss.

 “Available for-sale financial assets”, are composed of financial assets other than loans and borrowings lent by the Group, receivables and financial assets held for trading. These assets are presented in non-current assets in accordance with the intention of the Group management to hold these assets more than twelve months or if there will not be a necessity of capital increase through a sale of these assets; otherwise they are presented in current assets.

“Loans and receivables” are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are presented in current assets if their maturities are less than 12 months. otherwise presented in non-current assets. The loans and receivables comprise cash and cash equivalents excluding cash on hand, trade receivables, due from related parties and other receivables. The classification of the financial assets is performed when acquired and reviewed periodically by the Group.

“Ordinary shares” are classified as paid-in capital. The additional costs directly related with the issuance of the ordinary shares and share options are recognized after-tax as a decrease in the equity.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(c)	Financial instruments (continued)

(ii)	Recognition

The Group initially recognises loans and receivables and deposits on the date that they are originated. All other financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

The Group initially recognises debt securities issued and subordinated liabilities on the date that they are originated. All other financial liabilities are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

Financial assets and liabilities are offset and the net amount presented in the consolidated balance sheet if and only if, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

(iii)	Measurement

Non-derivative financial instruments;

Non-derivative financial assets comprise trade and other receivables, cash and cash equivalents, investments, loans and borrowings, trade and other payables, due to / due from related parties and non-current liabilities.

Cash and cash equivalents comprise cash, deposits with maturity periods of less than three-months and highly liquid investments with maturity periods of less than three-months and having no impairment risk exposure.

Trade receivables and payables are initially recognized at fair value plus transaction costs that are directly attributable to the acquisition. Subsequent to initial recognition they are measured at amortised cost using the effective interest rate of any amount difference between the initial amount recognized and the maturity.

Other receivables and payables are measured at cost.

Financial assets held for trading are recognized in the consolidated balance sheet at fair value and subsequently measured at fair value. Gains and losses arising from the measurement is recognized at profit or loss.

Available for sale financial assets are measured at fair value subsequent to recognition. Available for sale financial asstes that have a quoted market price are measured at fair value. Changes in fair value of the available for sale financial statements are accounted in the statement of comprehensive income and “revaluation reserve” under equity, net of deferred tax. Changes in the fair value of the available for sale financial assets, which are debt instruments, are calculated as the difference between the fair value at the balance sheet date and discounted values. Interests calculated by using the effective interest rate are recognized in profit or loss during the period the financial asset is recognized in the consolidated balance sheet. Interest income and expenses are accounted for as explained in Note 3 (n) and Note 3 (p).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(c)	Financial instruments (continued)

(iii)	Measurement (continued)

Revaluation reserves accounted for under equity are recycled to the profit or loss when available for sale financial assets are derecognized.

Equity securities classified as available for sale financial assets and whose fair value cannot be reliably measured, due to lack of active and observable market, are carried at cost, which have been restated by considering the inflation effect until 31 December 2005, since they are acquired before 1 January 2006.

Financial liabilities are recognised initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest rate method.

Derivative financial instruments

Derivative financial instruments are recognized at cost and subsequently measured at fair value. The Group’s derivative financial instruments mainly comprise of foreign currency options and interest rate swaps. Although such instruments provide hedging for the Group’s risk, since the conditions for the hedge accounting in accordance with IAS 39 are not met, they are accounted as derivative financial instruments held for trading or other financial liabilities.

The fair value of the financial instruments that are quoted in an active market is the quoted market price or the bid price offered without any deduction for transaction costs that may incur on sale or other disposal.

(iv)	Fair value measurement principles

The fair value of the financial instruments are determined by using the quoted prices in an active market at the balance sheet date without any deduction of transaction costs. If the market for a financial instrument is not active at the balance sheet date, the fair value is estimated by using the market inputs and the appropriate valuation techniques. However, judgment is needed to interpret the available market information. Therefore, the estimates may not reflect the value that would have been realized in a current market transaction.

For all the other financial instruments that are not quoted in an active market, fair value is determined by using a valuation technique. Valuation techniques include net present value technique, benchmarking and other valuation techniques.

(v)	Derecognition

The Group derecognises a financial asset, when the contractual rights to the cash flows from the asset expired or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

The Group derecognizes financial and contractual liabilites when the obligation is expired or cancelled.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(d)	Investment property

Investment property is a land, building or part of a building or both held (by the owner or by the lessee under a finance lease) to earn rentals of for capital appreciation or both, rather than for use in the production or supply of goods or services or for administrative purposes or sale in the ordinary course of business.

Investment properties are measured initially at cost. Transaction costs are included in the initial measurement.

The fair value of investment property is the price at which the property could be exchanged or liability is paid between knowledgeable, willing parties in an arm’s length transaction. Subsequent to initial recognition, investment properties are measured in accordance with fair value model or cost model and applied to all investment properties. The Group measures its investment properties by using the fair value model.

The investment property under construction is the investment property which is being constructed for earning rentals or for capital appreciation, or both. This property is classified as construction in progress under the investment property.

If the Group determines that the fair value of an investment property under construction is not realiably determinable but expects that the fair value of the property to be reliably determinable when construction is complete, it measures that investment property under construction at cost until either its fair value becomes reliably determinable or construction is completed (whichever is earlier).

Costs incurred during the acquisition and construction of these assets and subsequent expenditures are capitalized if it is probable that they will increase the future economic benefits obtained from that asset.

Borrowing costs directly attributable to the investment properties in progress are included in the cost of the investment property. Expenses are capitalized from the date they have been incurred to the date the asset is available for use. If the cost of the investment property in progress is lower than its recoverable value, an impairment loss is provided. Capitalization rate is the average of the current interest rates of the financial liabilities attributable to the investment properties in progress and the general funding made for these assets

Once the Group becomes able to measure reliably the fair value of an investment property under construction that has previously been measured at cost, that property is measured at fair value. Once construction of that property is complete, it is presumed that fair value can be measured reliably.

An investment property under construction is measured at the fair value to be determined once its construction is complete less the construction and borrowing costs estimated to be realized until the construction is complete.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(e)	Property, plant and equipment

Property, plant and equipment of the subsidiaries and joint ventures that operate in Turkey and acquired before 1 January 2006 are stated at restated cost until 31 December 2005 less accumulated depreciation and permanent impairment losses. Property, plant and equipment of such entities acquired after 1 January 2006 are stated at cost, less accumulated depreciation and permanent impairment losses. The cost of an item or property, plant and equipment comprises its purchase price, including import duties and non-refundable purchase taxes, any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating and the interest expense incurred during the investment period, related with the funds borrowed at the acquisition of the property, plant and equipment. Property, plant and equipment of companies, whose functional currencies are not TL, are denominated in the original currencies, stated at cost, less accumulated depreciation and accumulated impairment losses and are translated to TL by using the exchange rate ruling at the reporting date. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Property, plant and equipment acquired in a business combination are initially measured at fair value.

(i)	Subsequent costs

The costs of replacing part of an item of property, plant and equipment are recognized in the carrying amount of the item if it is probable that they will increase the future economic benefits obtained from that asset. All other costs are recognized in profit or loss as incurred.

(ii)	Depreciation

Depreciation is recognized in the profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment based on the date of acquisition or the assembly dates. Leasehold improvements are depreciated over the shorter of the lease term and their useful lives. Land is not depreciated since the useful lives are considered to be infinite. The depreciation rates used by the Group are as follows:

Buildings	2%
Land improvements	3.33%-4.5%
Machinery and equipment	2%-50%
Motor vehicles	5.55%-33.33%
Furniture and fixtures	2%-50%
Leasehold improvements	3.33%-25%

Depreciation methods, useful lives and residual values are reviewed at each financial year-end.

(iii)	Derecognition

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognized net within other operating income or expenses in the consolidated statement of comprehensive income.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(f)	Intangible Assets

Intangible assets comprise port operation rights, licenses, contract-based customer relationships, development costs, computer software, the hydroelectric power plant (“HEPP”) license, Vakıf Han building usage rights, other rights and other intangible assets.

Intangible assets related to operations whose functional currency is TL and which were acquired before 1 January 2006 are restated for the effects of inflation in TL units current at 31 December 2005, less accumulated amortization and accumulated impairment losses. Intangible assets acquired after 1 January 2006 are stated at cost less accumulated amortization and permanent impairment losses.

Intangible assets related to operations whose functional currencies are not TL, are denominated in the original currencies, stated at cost, less accumulated amortization and accumulated impairment losses and are translated to TL by using the exchange rate ruling at the reporting date.

In a business combination or acquisition, the acquirer recognizes separately an intangible asset of the acquiree at the acquisition date only if it meets the definition of an intangible asset in IAS 38 Intangible Assets and its fair value can be measured reliably.

Development activities involve a plan or design for the production of new or substantively improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset.

(i)	Amortization

Amortization is recognized in profit or loss on a straight line basis over the estimated useful lives of intangible assets.

The amortization rates applied by the Group are as follows:

Port operation rights (*)	3.33%-8.33%
Costumer Relationship	8.3%
Rights	25%-33.33%
Software	7%-33.33%
HEPP license	2.01%
Other intangible assets	6.66%-33.33%

(*)	Port operation rights will expire by 2028 for Ortadoğu Liman, by 2033 for Ege Liman and by 2019 for Bodrum Liman.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(g)	Concession intangible assets

International Financial Reporting Interpretation Committee (“IFRIC”) interpretation number 12 “Service Concession Agreements” (“IFRIC 12”) was published on 30 November 2006 to be adopted for the periods starting from 1 January 2008. The Group applied IFRIC 12 starting from 1 January 2008 in the consolidated financial statements due to the following reasons:

(i)
The subsidiaries of Energaz ( except for Medgaz ) have the rights and obligations to distribute natural gas in their operation districts in accordance with the distribution licenses accredited by the Energy Market Regulatory Authority (“EMRA”). These natural gas distribution companies’ license information is presented below:

Company	License Date	License Expiry Date
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş.	6 February 2006	16 February 2036
Gaznet Şehir Doğalgaz Dağıtım A.Ş.	5 December 2003	5 Decmeber 2033
Netgaz Şehir Doğalgaz Dağıtım A.Ş.	22 June 2004	22 June 2034
Olimpos Doğalgaz Dağıtım A.Ş.	12 October 2006	12 October 2036
Kapadokya Doğalgaz Dağıtım A.Ş.	29 September 2005	29 September 2035
Aksaray Doğalgaz Dağıtım A.Ş.	25 May 2004	25 May 2034
Karaman Doğalgaz Dağıtım Ltd. Şti.	14 July 2006	14 July 2036
Erzingaz Doğalgaz Dağıtım A.Ş.	4 August 2006	4 August 2036
Çorum Doğalgaz Dağıtım ve Sanayi ve Ticaret A.Ş.	16 March 2004	16 March 2034
Aydıngaz Doğalgaz Dağıtım A.Ş	21 August 2008	21 August 2038

Moreover, Medgaz, a subsidiary of Energaz, has been established to engage in natural gas wholesale sales operations and obtained its license from the EMRA on 7 November 2009. The license will expire by 7 November 2039.

(ii)
EMRA regulates and controls the operations of the Group entities, the infrastructure, beneficiaries of the services provided and the initial price of the services provided. In accordance with the license agreements, the entities have to provide not only natural gas distribution service to every customer applying to connect to natural gas network, but also building, managing, maintaining and expanding the infrastructure. In addition, license agreements set the initial unit service and amortization fee to be levied by the entities as maximum fees that are to be applied in the following eight years effective from the initiation of the license agreements and regulates fee revisions over the period of license agreements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(g)	Concession intangible assets (continued)

(iii)
In accordance with “Natural Gas Market Law” dated 25 May 2007 and numbered 4646, companies having the gas distribution license, are subject to articles either written in this legislation or declared by EMRA. According to this law, if the license is not renewed at the end of license period. EMRA has the right to open bids to deliver distribution license together with the right to use the existing infrastructure to a new company. In this case, the infrastructure will be sold and sale amount will collected by EMRA which will pay such amount to the previous holder of the distribution license. Moreover, companies has the right to sell distribution network to another legal entity before the end of the service concession agreement, nevertheless such sale is subject to EMRA approval and is nullified without the approval of EMRA. These conditions indicates that EMRA controls significant residual interest in the infrastructure both within the concession period or at the end of the concession period.

Infrastructure within the scope of IFRIC 12 is not recognised as property, plant and equipment of the operator because the contractual service arrangement does not convey the right to control the use of the public service infrastructure to the operator. The operator has access to operate the infrastructure to provide the public service on behalf of the grantor in accordance with the terms specified in the contract.

Under the terms of license agreement within the scope of IFRIC 12, the Group acts as a service provider. The operator constructs or upgrades infrastructure (construction or upgrade services) used to provide a public service and operates and maintains that infrastructure (operation services) for a specified period of time.

The Group recognises and measures revenue in accordance with IAS 11 “Construction Contracts” and IAS 18 “Revenue” for the services it performs. If the operator performs more than one service (i.e. construction or upgrade services and operation services) under a single contract or arrangement, consideration received or receivable shall be allocated by reference to the relative fair values of the services delivered, when the amounts are separately identifiable. The Group applies IAS 11 for the revenue and costs relating to construction or upgrade services and IAS 18 for the revenue and costs relating to operation services.

The Group recognizes an intangible asset arising from a service concession arrangement when it has a right to charge for usage of the concession infrastructure. The right to collect fee from the public service users is unconditional to collect cash as it is dependent of the condition that the public uses the service.

Amortization is recognized in profit or loss as depreciation and amortization expenses under cost of sales, by using straight-line method over the license period. The amortization rates used by the Group vary between 3.33% and 4.35%.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(h)	Goodwill

According to IFRS 3, the excess of cost of the total consideration over the fair value of the identifiable assets, liabilities and contingent liabilities acquired in a business combination is recognized as goodwill. Goodwill is not amortized and is tested for impairment annually or more often when the circumstances indicate that the goodwill is impaired.

When the cost of the acquisition is lower than the fair value of the identifiable assets, liabilities and contingent liabilities acquired in a business combination, the difference is recognized as income (gain on a bargain purchase).

The initial recognition of the business combination is accounted for provisionally if the fair values of the identifiable assets, liabilities and contingent liabilities acquired in a business combination can only be recognized, or the cost of a business combination is measured, only using provisional amounts. The provisional business combination accounting shall be completed in the 12 months following the date of acquisition and the adjustments, including those on goodwill, shall be recognized retrospectively.

(i)	Leases

i)	Financial lease:

All leases which transfer to the Group all the risks and rewards incidental to the ownership of an asset are classified as financial leases. Financial leases are capitalized at the inception of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments and is reflected as a liability by the same amount in the consolidated financial statements of the Group. The finance lease obligations are reduced through principle payments and the finance charge portion is allocated to consolidated statement of comprehensive income of each period during the lease term. Capitalized leased assets are depreciated over the estimated useful life of the related asset.

If there is not reasonable certainty that the ownership will be obtained by the end of the lease term, and the lease term is shorter than the estimated useful life of the leased asset, the asset is depreciated over the lease term, otherwise the asset is depreciated over its estimated useful life.

ii)	Operating lease:

Operating leases are the leases that the risks and rewards incidental to the ownership of the asset belongs to the lesser. Lease payments under an operating lease are recognized as an expense in profit or loss on a straight-line basis over the lease term.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(j)	Inventories

(i)	Inventories

Inventories are valued by using the weighted average method. Inventories are stated at the lower of cost and net realizable value. Cost incurred in bringing each product to its present location and conditions are included in the cost of inventory. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

(ii)	Trading property

Trading properties held by subsidiaries that operate in real estate sector are classified as inventories. Trading property is stated at the lower of cost and net realizable value. Net realizable value represents the estimated selling price less all estimated costs to completion.

(k)	Impairment of assets

(i)	Financial assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss has occurred after the initial recognition of the asset and the loss had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets are impaired includes default or delinquency of a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise, indications that a debtor or issuer will enter bankruptcy and the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

The Group considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables not to be impaired are then collectively reassessed for any impairment that has been incurred, but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping similar risk characteristics.

In assessing collective impairment, the Group uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and accounted as doubtful receivables. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(k)	Impairment of assets (continued)

(i)	Financial assets (continued)

Impairment losses on available-for-sale financial assets are recognised by transferring the cumulative loss that has been recognised in other comprehensive income, and presented in the fair value reserve in equity, to profit or loss. The cumulative loss that is removed from other comprehensive income and recognised in profit or loss is the difference between the acquisition cost, net of any principal repayment and amortisation and the current fair value, less any impairment loss previously recognised in profit or loss.

(ii)	Non-financial assets

The carrying amounts of the Group’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill and intangible assets that have indefinite lives or that one not yet available for use, the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units that are expected to benefit from the synergies of the combination.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(l)	Employee benefits

In accordance with the existing labor law in Turkey, the entities operating in Turkey are required to make lump-sum payments to employees who have completed one year of service and whose employment is terminated without cause, or due to retirement, military service or death. Retirement pay liability is calculated by using lower of employee’s monthly salary and retirement pay ceiling, 31 December 2010: TL 2,517 (31 December 2009: TL 2,365) for each year of the employee’s service.

The Group recognizes retirement pay liability as the present value of the estimated total reserve of the future probable obligation of the Group. The key assumptions used in the calculation of the retirement pay liability are detailed in Note 28.

(m)	Provisions, contingent assets and liabilities

A provision is recognized in the accompanying consolidated financial statements if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Contingent liabilities are assessed continually to determine whether an outflow of resources embodying economic benefits has become probable. Unless the possibility of any outflow in settlement is remote, contingent liabilities are disclosed in the notes to the financial statements. Where an economic inflow of economic benefits is probable, contingent assets are disclosed in the notes to the financial statements. If it has become virtually certain that an inflow of economic benefits will arise, the asset and the related income are recognized in the financial statements of the period in which the change occurs.

(n)	Revenues

(i)	Service and commision revenue

The Group receives commissions for providing services with brokerage services and asset management services, and recognizes such commissions as income as the services are rendered. Other service and commission revenues comprised of interest received from customers, portfolio management commissions and other commissions and consultancy services.

(ii)	Portfolio management fees

Fees charged for management of customer portfolios at capital markets are recognized as income at the end of each month.

(iii)	Gain on trading of securities

Gains / losses on trading of securities are recognized in profit or loss at the date of the related purchase/sale order.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(n)	Revenues (continued)

(iv)	Natural gas sales

Revenues from the sales of natural gas comprise the revenues from the sales to individual and corporate subscribers. Revenue is recognized when the significant risks and rewards of ownership have been transferred to the subscribers and natural gas has been consumed by the related subscriber. In addition, natural gas distributed but not billed is accrued at each reporting period. The Group accounts prepaid sales which part is not used by the subscribers as deferred natural gas revenue in other current liabilities. Deferred prepaid sales are recognized as revenue as natural gas is consumed by the subscriber. Transfer of risk and rewards changes as to the periods of the consumption of natural gas by subscribers. Net sales revenue is disclosed less sales returns.

(v)	Connection service fees

Subscriber connection fee represents the project labor, material, control and approval expenditures per subscriber needed to connect the distribution network including the gas meters to the internal facilities of the subscriber. In accordance with the legislation, the previously collected connection service fees are not returned in case the natural gas subscribers unsubscribe. In addition, the service connection fee can be charged to one addres only once. The Group accounts for the connection fees when the service is provided and recognizes the income in profit or loss throughout the license period. Connection fee revenues change as to the periods when the connection service is provided to the subscribers.

(vi)	Construction contracts

The Group accounts for revenues and costs from construction services related with the construction and renewal of the infrastructure network in accordance with IAS 11 “Construction Contracts within the context of IFRIC 12 –Service Concession Arrangements”. In practice, the Group is unable to separate the margin attributable to the construction phase of its concession agreements from the margin attributable to the operation phase since there are no publicly available market data regarding the fair value of such margin. Consequently, revenue recognized during the construction phase is limited to an amount equal to the costs incurred.

(vii)	Port administration revenues and port rent income

Port administration revenues comprise revenues from services provided to ships and motorboats (pilotage, tugboat rents, passenger landing fee, etc), and cargo handling fees (general cargo, bulk cargo, container) recognized on accrual basis.

Rent income comprises rental income from marina, shopping centers and duty-free stores. Rent income is recognized in profit or loss on a straight line basis over the term of the lease.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(n)	Revenues (continued)

(viii)	Goods sold

Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue is recognised when persuasive evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods and the amount of revenue can be measured reliably.

(ix)	Other service revenues and other sales

Rent income is accounted for on accrual basis, interest income is accounted for using effective interest method and dividend income is recognized on the date the Group’s right to receive the payment is established.

Other service revenues and other sales are presented in profit or loss on accrual basis.

(o)	Expenses

Expenses are accounted for on accrual basis. Cost of sales and operating expenses are accounted for in the period when incurred. Operational lease expenses are recognized in profit or loss on a straight line basis over the lease term.

(p)	Interest expenses

Interest expenses are accrued by using the effective interest method or applicable variable interest rate. Interest expenses arise from the difference between the initial cost of an interest bearing financial instrument and the value of the instrument discounted to its present value at the date of the maturity or the premium or discount, discounted to present value. The financial costs that are directly attributable to the acquisition, construction or production of a qualified asset are capitalized.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(q)	Income tax

Income tax expense comprises current and deferred tax. Current tax charge is recognized in profit or loss except for the effects of the items reflected under equity.

Current tax liability is calculated on taxable profit for the current year based on tax laws and tax rates that have been effective for the reporting date including adjustment related to previous years’ tax liabilities.

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the differences arising from the initial recognition of goodwill, differences of an asset or liability in a transaction that is not a business combination, at the time of the transaction, which affects neither the accounting profit nor taxable profit and for differences associated with the investments in subsidiaries, associates and interest in joint ventures, to the extent that they probably will not reverse in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable, entity or on different tax entities but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(r)	Earnings/(loss) per share

The Group presents basic earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, less own shared acquired.

In Turkey, companies can increase their share capital by making a pro-rata distribution of shares (“bonus shares”) to existing shareholders from retained earnings and inflation adjustments on equity items. Such kind of bonus shares are taken into consideration in the computation of earnings per share as issued share certificates. For the purpose of earnings per share computations, the weighted average number of shares outstanding during the period has been adjusted in respect of bonus shares issues without a corresponding change in resources, by giving them retroactive effect for the period in which they were issued and each earlier period.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(s)	Related parties

Parties are considered related to the Company if;

(a)	directly, or indirectly through one or more intermediaries, the party:

(i)	controls, is controlled by, or is under common control with the Company (this includes Parent, subsidiaries and fellow subsidiaries);

(ii)	has an interest in the Company that gives it significant influence over the Company; or

(iii)	has joint control over the Company;

(b)	the party is an associate of the Company;

(c)	the party is a joint venture in which the Company is a venturer;

(d)	the party is member of the key management personnel of the Company as its parent;

(e)	the party is a close member of the family of any individual referred to in (a) or (d);

(f)
the party is an entity that is controlled or significantly influenced by, or for which significant voting power in such entity resides with. directly or indirectly, any individual referred to in (d) or

(g)	the party is a post-employment benefit plan for the benefit of employees of the Company, or of any entity that is a related party of the Company

A related party transaction is a transfer of resources, services or obligation between related parties, regardless of whether a price is charged.

A number of transactions are entered into with related parties in the normal course of business.

(t)	Segment reporting

An operating segment is a component of the Group that engages in business activities through which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Group’s management to make decisions about resources to be allocated to the segment and assess its performance and for which discrete financial information is available.

The operating segments of the Group are finance, energy, infrastructure, real estate and other segments, and they are disclosed in Note 6.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(u)	Discontinued operations, assets held for sale and liabilities directly associated with assets held for sale

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale, or is a subsidiary acquired exclusively with a view to resale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier.

When an operation is classified as a discontinued operation, the net assets of the discontinued operations are measured at the lower of its carrying amount and its fair value less cost of sale of the operation. The profit/(loss) before tax and the profit/(loss) after the tax of the discontinued operation are presented in the notes of the consolidated financial statements and profit/(loss) analysis including the income and expenses is performed. Besides, the net cash flows related to operational, investing and financing activities of the discontinued operations are presented in the related note.

In compliance with IAS 31 “Shares in Joint Ventures” and IFRS 5 “Assets Classified as Held For Sale and Discontinuing Operations”, the interests in jointly controlled entities are accounted for in accordance with IFRS 5. When an interest in a jointly controlled entity previously classified as held for sale no longer meets the criteria to be classified, it is accounted for using proportionate consolidation or the equity method as from the date of its classification as held for sale. Financial statements for the periods since classification as held for sale are amended accordingly. The operations of the joint venture whose operations have been previously classified as discontinued are classified as continued.

A group of assets is classified as asset held for sale if their carrying amount is planned to be recovered principally through a sale transaction rather than through continuing use. The liabilities directly associated with these assets are classified similarly. Such group of assets is accounted for at the lower of its carrying amount (being the net amount of the assets and liabilities directly associated with them) and fair value less costs to sell.

If the Group has classified an asset (or disposal group) as held for sale, but the criteria of such classification are no longer met, the Group ceases to classify the asset (or disposal group) as held for sale. The Group measures a non-current asset that ceases to be classified as held for sale (or ceases to be included in a disposal group classified as held for sale) at the lower of:

(a)
its carrying amount before the asset (or disposal group) was classified as held for sale, adjusted for any depreciation, amortization or revaluations that would have been recognized had the asset (or disposal group) not been classified as held for sale.

(b)	its recoverable amount at the date of the subsequent decision not to sell.

The Group does not reclassify or re-present amounts presented for non-current assets or for the assets and liabilities of disposal groups classified as held for sale in the balance sheet for prior periods to reflect the classification in the balance sheet for the latest period presented.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(v)	Events after the reporting period

Events after the reporting period include all events up to the date when the financial statements are authorized for issue, even if those events occur after the public announcement of profit or of other selected information.

The Group adjusts the amounts recognized in its consolidated financial statements to reflect adjusting events after the reporting date. Non adjusting events are disclosed in the notes to the consolidated financial statements, if material.

(w)	Statement of cash flows

Cash flows for the period are classified as cash flows from operations, investing activities and financing activities. Cash flows from operations are the cash flows generated from the principal activities of the Group. The Group presents the cash flows from operating activities by using the indirect method such as adjusting the accruals for cash inflows and outflows from gross profit/loss, other non-cash transactions, prior and future transactions or deferrals.

Cash flows from investing activities represent the cash flows used in/provided from investing activities (purchase of tangible and intangible assets and investments).

Cash flows from financing activities represent the funds used in and repayment of the funds during the period.

For purposes of preparation of the statements of cash flows, cash and cash equivalents include cash on hand, bank deposits and highly liquid investments with maturity of less than three months having no impairment risk exposure.

(x)	Government subsidies and incentives

All subsidies and incentives, including non-monetary incentives stated at fair market values, are included in the consolidated financial statements when there is reasonable certainty that the Group will qualify for and receive such subsidies and incentives. Government subsidies and incentives utilized by the Group are presented in Note 33.

(y)	Business combinations

Acquisitions from third parties are accounted for using the acquisition method. The cost of the acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree, plus (up to 31 December 2009) any costs directly attributable to the business combination. Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that the Group incurs in connection with a business combination are expensed as incurred. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 Business Combinations are recognized at their fair values at the acquisition date.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

3	Significant accounting policies (continued)

(y)	Business combinations (continued)

The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and contingent liabilities acquired by the acquirers is accounted for as goodwill. Goodwill arising from business combinations is not amortized, but tested for impairment annually or more frequently if there is any evidence that the goodwill may be impaired. If the fair value of the identifiable assets, liabilities and contingent liabilities or the cost of the combination is temporarily determined, initial recognition of the business combination is performed based on the provisional amounts. After the initial recognition, which is allowed to be performed during 12 months after the acquisition, corrections in relation to the initial recognition are accounted for in accordance with IFRS 3 Business Combinations and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors.

If the share of the fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree exceed the cost of a business combination, the difference is recognized as income (gain on a bargain purchase).

A business combination involving entities or businesses under common control is a business combination in which all of the combining entities or businesses ultimately are controlled by the same party or parties both before and after the combination. The acquisition of an entity under common control is accounted for using book values, and in its consolidated financial statements the acquirer is permitted, but not required, to restate its comparatives as if the combination had been in existence throughout the reporting periods presented. The Group has, however, elected to account for the acquisition of an entity under common control from the acquisition date.

(z)	Treasury shares

When share capital recognised as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity. When treasury shares are sold or reissued subsequently, the amount received is recognised as an increase in equity, and the resulting surplus or deficit on the transaction is transferred to / from retained earnings.

(aa)	Dividend

Dividend receivables from the companies excluding the subsidiaries, associates and joint ventures are accounted for as income in the period they are declared. Dividend payables are recognized in the consolidated financial statements in the period when the General Assembly decides on dividend distribution.

(ab)	Receivables from reverse repurchase agreements

The funds given in return for the financial assets subject to reverse repurchase are accounted for as receivables from reverse repurchase agreements under the cash and cash equivalents. For the difference between the purchase and re-sale prices determined in accordance with the related reverse repurchase agreements, which is attributable to the period, an income rediscount is calculated with the internal rate of return method and is accounted for by adding to the cost of the receivables from reverse repurchase agreements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

4	Determination of fair values

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined using available market information by the Group, and where it exists, using appropriate valuation methodologies. However, judgment is necessarily required to interpret market data to determine the estimated fair value. While the management of the Group has used available market information in estimating the fair values, the market information may not be fully reflective of the value that could be realized in the current circumstances.

Fair values of cash and cash equivalents and other monetary assets are assumed to approximate their carrying amounts. The carrying amounts of trade and other receivables less the related provisions for impairment are assumed to approximate their fair values. Carrying amounts of floating rate foreign currency liabilities, which are translated to Turkish Lira using the period-end rates, are assumed to reflect their fair values.

Carrying amounts and fair values of assets and liabilities are listed below:

		31 December 2010		31 December 2009
		Book	Fair	Book	Fair
Financial Assets	Note	Value	value	Value	value
Cash and cash equivalents	24	56,887,495	56,887,495	48,792,107	48,792,107
Other investments	19	24,959,181	24,959,181	49,846,460	49,846,460
Trade and other receivables, including due from related parties	18, 32	112,745,347	112,745,347	98,463,437	98,463,437
Other assets	23	57,879,862	57,879,862	51,232,861	51,232,861
Total		252,471,885	252,471,885	248,334,865	248,334,865

Financial Liabilities
Loans and borrowings	26	379,377,787	378,076,522	235,292,701	235,292,701
Trade and other payables, including due to related parties	18	131,825,430	131,825,430	114,676,533	114,676,533
Derivative financial liabilities	28	662,711	662,711	3,013,854	3,013,854
Other liabilities	28	1,272,316	1,272,316	438,102	438,102
Total		513,138,244	511,836,979	353,421,190	353,421,190

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

4	Determination of fair values (continued)

The table below analyses the valuation method of the financial instruments carried at fair value. The different levels have been defined as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilites;

Level 2: Input other than quoted prices included within level 1 that are observable for the assets or liabilities, either directly (i.e., as prices) or indirectly (i.e., derived from prices);

Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

31 December 2010	Level 1	Level 2	Level 3	Total
Financial assets held for trading	15,763,829	-	-	15,763,829
Financial assets available for sale	1,981,602	-	7,213,750	9,195,352
Derivative financial liabilities	-	(662,711)	-	(662,711)
	17,745,431	(662,711)	7,213,750	24,296,470

31 December 2009	Level 1	Level 2	Level 3	Total
Financial assets held for trading	36,452,340	-	-	36,452,340
Financial assets available for sale	1,513,376	-	11,880,744	13,394,120
Derivative financial liabilities	-	(3,013,854)	-	(3,013,854)
	37,965,716	(3,013,854)	11,880,744	46,832,606

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management

Overview

The Group has exposure to the various risks from its use of financial instruments. These are credit risk, liquidity risk and market risk.

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

The responsibility of setting up and following up of risk management processes belongs to management of the Group.

The risk management policies of the Group were set up according to ascertaining and measuring the risk faced, determining adequate risk limits and monitoring the fluctuations. Risk management policies and systems are reviewed to cover the operations of the Group and changes in market conditions.

5.1	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers and financial investments.

Management has a credit risk policy in place to monitor the exposure to credit risk on an ongoing basis. The Group has the ability to receive collaterals for its financial assets. Furthermore, the Group obtains letters of guarantee or similar collaterals from third parties for specific agreements and projects, if necessary.

Regarding the credibility of the counterparty, letters of guarantee or advance payments are received as collaterals of trade receivables from port operations. According to the related law and regulations, natural gas distribution companies collect security deposits from their customers, to guarantee the two months’ consumption per customer on average. Credit risk resulting from brokerage activities of the Group are managed by the related companies’ risk committees through the regulations on credit sales of securities promulgated by the CMB. Within the context of credit risk policies described in this paragraph, the Group does not have significant credit risk from port operations, natural gas distribution and financial operations which constitute major part of the Group’s operations.

The Group enters into transactions with accredited parties or the parties that an agreement is signed in financial markets. The transactions in the treasury operations are performed by conditional exchanges through custody cash accounts.

As at 31 December 2010 and 2009, there were no significant concentrations of credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivatives, in the consolidated balance sheet.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.1	Credit risk (continued)

Carrying amounts of financial assets present maximum exposure to credit risk. As at 31 December 2010 and 2009 maximum credit risk exposure is as follows:

			Receivables
		Receivables	from
	Trade	from	finance sector	Other		Short-term
	receivables	related	operations	receivables	Cash at	financial	Advances
31 December 2010	(*) (**)	parties	(**)	(**)	banks	investments	given	Total
Maximum credit risk exposure at the date of reporting	20,817,847	45,581,667	39,124,146	7,221,687	53,204,595	7,814,910	26,357,047	200,121,899
Portion of maximum risk covered by guarantee	6,766,457	27,995,678	33,993,209	6,395	-	-	13,818,322	82,580,061
A. Net book value of financial assets neither past due nor impaired	19,466,523	45,581,667	39,124,146	7,221,687	53,204,595	7,814,910	26,357,047	198,770,575
B. Financial assets that would otherwise be past due or impaired whose terms have been renegotiated	-	-	-	-	-	-	-	-
C. Net book value of assets past due but not impaired	1,241,574	-	-	-	-	-	-	1,241,574
Portion of risk covered by guarantee	1,040,920	-	-	-	-	-	-	1,040,920
D. Net book value of imparired assets	109,750	-	-	-	-	-	-	109,750
-Past due (gross book value)	5,059,781	-	1,283,303	-	-	-	-	6,343,084
-Impairment (-)	(4,950,031)	-	(1,283,303)	-	-	-	-	(6,233,334)
-Portion of the net book value covered by guarantee	109,750	-	-	-	-	-	-	109,750
-Not past due (gross book value)	-	-	-	-	-	-	-	-
-Impairment (-)	-	-	-	-	-	-	-	-
-Portion of the net book value covered by guarantee	-	-	-	-	-	-	-	-
E. Off-balance sheet items exposed to credit risk	-	-	-	-	-	-	-	-

(*)	Excluding the receivables from finance sector operations.

(**)	The amounts from related parties are excluded. The receivables from related parties in the table are collectively presented under the title of “Receivables from related parties”.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.1	Credit risk (continued)

			Receivables
		Receivables	from
	Trade	from	finance sector	Other		Short-term
	receivables	related	operations	receivables	Cash at	financial	Advances
31 December 2009	(*) (**)	parties	(**)	(**)	banks	investments	given	Total
Maximum credit risk exposure at the date of reporting	26,254,321	40,704,959	19,692,955	11,811,202	43,914,001	19,751,827	24,466,598	186,595,863
Portion of maximum risk covered by guarantee	10,257,448	21,910,051	14,786,187	-	-	-	13,497,672	60,451,358
A. Net book value of financial assets neither past due nor impaired	25,067,710	40,704,959	19,692,955	11,811,202	43,914,001	19,751,827	24,466,598	185,409,252
B. Financial assets that would otherwise be past due or impaired whose terms have been renegotiated	-	-	-	-	-	-	-	-
C. Net book value of assets past due but not impaired	1,186,611	-	-	-	-	-	-	1,186,611
Portion of risk covered by guarantee	1,186,611	-	-	-	-	-	-	1,186,611
D. Net book value of imparired assets	-	-	-	-	-	-	-	-
-Past due (gross book value)	3,896,275	-	1,285,849	-	-	-	-	5,182,124
-Impairment (-)	(3,896,275)	-	(1,285,849)	-	-	-	-	(5,182,124)
-Portion of the net book value covered by guarantee	-	-	-	-	-	-	-	-
-Not past due (gross book value)	-	-	-	-	-	-	-	-
-Impairment (-)	-	-	-	-	-	-	-	-
-Portion of the net book value covered by guarantee	-	-	-	-	-	-	-	-
E. Off-balance sheet items exposed to credit risk	-	-	-	-	-	-	-	-

(*)	Excluding the receivables from finance sector operations.

(**)	The amounts from related parties are excluded. The receivables from related parties in the table are collectively presented under the title of “Receivables from related parties”.

During the impairment tests of the financial assets, the Group considered the factors which show that the amounts to be collected are not collectible.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.1	Credit risk (continued)

The maturity analysis of the financial assets past due but not impaired is as follows:

	31 December 2010	31 December 2009
	Trade	Trade
	Receivables	Receivables
1 to 30 days overdue	1,091,268	830,405
1 to 3 months overdue	150,306	349,288
3 to 12 months overdue	-	6,918
Total	1,241,574	1,186,611
Portion of assets secured by guarantee etc.	1,040,920	1,186,611

5.2	Liquidity risk

Liquidity risk arises in the general funding of the Group’s activities and in the management of positions. It includes both risk of being unable to fund assets at appropriate maturities and rates and risk of being unable to liquidate an asset at a reasonable price and in an appropriate time frame.

The Group continuously assesses liquidity risk by identifying and monitoring changes in funding required in meeting business goals and targets set in terms of the overall Group strategy.

Current and future loan needs of the Group are supplied by continious accessibility of sufficient number of high quality creditors for each segment of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.2	Liquidity risk (continued)

31 December 2009

Contractual Maturities	Carrying Value	Total cash outflows due to contracts	Less than 3 months	3 to 12 months	1 to 5 years	More than 5 years
Derivative or Non-Derivative Financial Liabilities
Bank loans	363,004,773	406,484,923	12,331,759	69,111,377	307,881,204	17,160,583
Derivative financial liabilities	662,711	662,711	-	662,711	-	-
Liabilities due to operations in finance sector	22,601,582	22,601,582	22,601,582	-	-	-
Finance lease obligations	16,373,014	19,954,716	2,744,735	3,513,863	13,696,118	-

Expected Maturities	Carrying Value	Total expected cash outflows	Less than 3 months	3 to 12 months	1 to 5 years	More than 5 years
Non-derivative Financial Liabilities
Trade payables	50,087,828	50,087,828	44,061,035	6,026,793	-	-
Other payables	54,598,954	54,598,954	16,082,761	5,069,212	651,980	32,795,001
Liabilities due to operations in finance sector	4,537,066	4,537,066	4,537,066	-	-	-

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.2	Liquidity risk (continued)

31 December 2009

Contractual Maturities	Carrying Value	Total cash outflows due to contracts	Less than 3 months	3 to 12 months	1 to 5 years	More than 5 years
Derivative or Non-Derivative Financial Liabilities
Bank loans	221,625,777	286,312,214	15,283,411	31,180,956	219,980,270	19,867,577
Derivative financial liabilities	3,013,854	3,013,854	-	-	3,013,854	-
Liabilities due to operations in finance sector	25,295,821	25,295,821	25,295,821	-	-	-
Finance lease obligations	13,666,924	17,152,851	236,005	1,105,420	15,811,426	-

Expected Maturities	Carrying Value	Total expected cash outflows	Less than 3 months	3 to 12 months	1 to 5 years	More than 5 years
Non-derivative Financial Liabilities
Trade payables	41,212,929	41,212,929	37,687,880	3,525,049	-	-
other payables	45,823,413	45,823,413	9,738,331	3,420,596	684,898	31,979,588
Liabilities due to operations in finance sector	2,344,370	2,344,370	2,344,370	-	-	-

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.3	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

Market risk for all subsidiaries is monitored and managed by the Company’s centralized Treasury and Fund Management Department. Treasury and Fund Management Department uses forward transactions and option contracts to minimize possible losses from money market fluctuations.

(i)	Interest rate risk

The Group’s operations are subject to the risk of interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in different amounts. This risk is managed through balancing the assets and liabilites exposed to interest rate risk and restricted use of derivative instruments.

Interest Position Table
		Current Period	Prior Period
Financial Instruments with fixed Interest		(217,611,765)	(163,088,494)
Financial	Financial assets held for trading	7,404,808	19,491,585
Assets	Receivables from reverse repo transactions	-	2,000,154
	Financial assets avaliable for sale	51,602	50,876
	Receivables from money markets	-	374,407
	Bank deposits	42,692,551	33,788,809
Financial	Loans and borrowings	(245,159,144)	(193,498,504)
Liabilities	Liabilities due to operations in finance sector	(22,601,582)	(25,295,821)
Financial Instruments with variable interest		(117,738,513)	(26,737,197)
Financial Assets	Loans granted to the key management	16,480,130	15,057,000
Financial Liabilities	Loans and borrowings	(134,218,643)	(41,794,197)

As at 31 December 2010 and 31 December 2009, the Group used interest rate derivatives (swap) to hedge interest rate risk.

Sensitivity analysis – interest rate risk

As at 31 December 2010, had the interest rates been higher by 100 base points and all other variables been fixed, profit before tax would have been lower by TL 1,177,385 (31 December 2009: lower by TL 267,372), the net profit attributable to the owners of the Company would have been lower by TL 876,332 (31 December 2009: TL 142,914) and total equity attributable to equity holders of the Company would have been lower by TL 876,332 (31 December 2009: TL 142,914). Had the interest rates been lower by 100 base points, the effect would be the same but in reverse position.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk

The Group is exposed to currency risk through transactions (such as borrowings) in foreign currencies, especially in USD and Euro. As the currency in which the Group presents its consolidated financial statements is TL, the consolidated financial statements are affected by movements in the exchange rates against TL. For the subsidiaries, whose functional currency is USD or Euro, main foreign currency is TL.

Regarding the port operations, the Group has limited exposure to currency risk since port tariff currency, which is the base of functional currency, and material transactions such as revenues and loans are denominated by the same currency.

The Group’s natural gas distribution entities have also limited exposure to currency risk arising from outstanding financial liabilities since the natural gas tariffs are based on foreign currencies as stated by the related laws and regulations.

The Group uses interest swaps and options in order to limit exposure to currency risk mainly arising from financial liabilities.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk (continued)

As at 31 December 2010 foreign currency risk exposures of the Group comprised the following:

	31 December 2010
	TL Equivalent	USD	EURO	GBP	TL
1.Trade receivables	119,952	-	45,290	-	27,148
2.a Monetary financial assets	19,885,132	8,826,527	78,841	-	6,077,767
2.b Non-monetary financial assets	-	-	-	-	-
3. Other	-	-	-	-	-
4. Other current assets	20,005,084	8,826,527	124,131	-	6,104,915
5.Trade receivables	-	-	-	-	-
6.a. Monetary financial assets	24,993,453	15,407,762	-	-	1,173,053
6.b. Non-monetary financial assets	-	-	-	-	-
7. Other	-	-	-	-	-
8. Other non-current assets	24,993,453	15,407,762	-	-	1,173,053
Total Assets	44,998,537	24,234,289	124,131	-	7,277,968
10. Trade payables	2,115,258	244,935	229,627	9,476	1,243,425
11. Financial liabilities	49,773,543	31,696,339	350,671	-	52,443
12.a. Monetary financial liabilities	2,953,624	429,891	25,543	-	2,236,672
12.b. Non-monetary financial liabilities	-	-	-	-	-
13. Current liabilities	54,842,425	32,371,165	605,841	9,476	3,532,540
14. Trade payables	-	-	-	-	-
15. Financial liabilities	185,586,233	119,515,843	374,436	-	47,484
16.a. Monetary financial liabilities	937,230	-	56,289	-	821,889
16.b. Non-monetary financial liabilities	-	-	-	-	-
17. Non-current liabilities	186,523,463	119,515,843	430,725	-	869,373
18. Total liabilities	241,365,888	151,887,008	1,036,566	9,476	4,401,913

Net foreign currency asset/liability position	(196,367,351)	(127,652,719)	(912,435)	(9,476)	2,876,055
Net monetary accounts foreign currency asset/liability position	(196,367,351)	(127,652,719)	(912,435)	(9,476)	2,876,055

Export	None
Import	None

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk (continued)

As at 31 December 2009 foreign currency risk exposures of the Group comprised as followings:

	31 December 2009
	TL Equivalent	USD	EURO	TL
1.Trade receivables	10,562,711	500,000	4,516,036	53,869
2.a Monetary financial assets	23,471,194	7,911,384	3,562,901	3,862,089
2.b Non-monetary financial assets	-	-	-	-
3. Other	-	-	-	-
4. Other current assets	34,033,905	8,411,384	8,078,937	3,915,958
5.Trade receivables	-	-	-	-
6.a. Monetary financial assets	8,236,310	5,423,872	1,023	67,376
6.b. Non-monetary financial assets	-	-	-	-
7. Other	12,735,963	8,458,500	-	-
8. Other non-current assets	20,972,273	13,882,372	1,023	67,376
Total Assets	55,006,178	22,293,756	8,079,960	3,983,334
10. Trade payables	4,059,210	2,160,917	82,109	628,138
11. Financial liabilities	30,790,614	20,206,956	-	365,000
12.a. Monetary financial liabilities	19,669,594	12,270,815	-	1,193,428
12.b. Non-monetary financial liabilities	-	-	-	-
13. Current liabilities	54,519,418	34,638,688	82,109	2,186,566
14. Trade payables	-	-	-	-
15. Financial liabilities	151,909,322	100,889,501	-	-
16.a. Other monetary liabilities	447,308	145	-	447,089
16.b. Other non-monetary liabilities	-	-	-	-
17. Non-current liabilities	152,356,630	100,889,646	-	447,089
18. Total liabilities	206,876,048	135,528,334	82,109	2,633,655

Net foreign currency asset/liability position	(151,869,870)	(113,234,578)	7,997,851	1,349,679
Net monetary accounts foreign currency asset/liability position	(151,869,870)	(113,234,578)	7,997,851	1,349,679

Export	None
Import	None

TL exchange rate risk of subsidiaries and joint ventures whose functional currency is other than TL, is shown in TL line in the foreign currency risk table.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk (continued)

Sensitivity Analysis – Foreign currency risk

A 10 percent strengthening or depreciation of the Turkish Lira against the following currencies as at 31 December 2010 and 31 December 2009 would have changed equity or profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

31 December 2010	PROFIT/LOSS		EQUITY (*)

	Increase	Decrease	Increase	Decrease
	A 10 percent strengthening of the USD against Turkish Lira:
1-Net USD asset/liability	(20,022,716)	20,022,716	-	-
2- Hedged portion against USD risk (-)	-	-	-	-
3- Net effect of USD (1+2)	(20,022,716)	20,022,716	-	-

	A 10 percent strengthening of the Euro against Turkish Lira:
4- Net Euro asset/liability	(186,967)	186,967	-	-
5- Hedged portion against Euro risk (-)	-	-	-	-
6- Net effect of Euro (4+5)	(186,967)	186,967	-	-

	A 10 percent strengthening of the Other currencies against Turkish Lira:
7- Net other currencies asset/liability	(2,264)	2,264	-	-
8- Hedged portion against other currencies risk (-)	-	-	-	-
9- Net effect of other currencies (7+8)	(2,264)	2,264	-	-
TOTAL (3+6+9)	(20,211,947)	20,211,947	-	-

(*)	Profit and loss excluded.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk (continued)

31 December 2009	PROFIT/LOSS		EQUITY (*)

	Increase	Decrease	Increase	Decrease
	A 10 percent strengthening of the USD against Turkish Lira:
1-Net USD asset/liability	(17,184,698)	17,184,698	-	-
2- Hedged portion against USD risk (-)	-	-	-	-
3- Net effect of USD (1+2)	(17,184,698)	17,184,698	-	-

	A 10 percent strengthening of the Euro against Turkish Lira:
4- Net Euro asset/liability	1,727,776	(1,727,776)	-	-
5- Hedged portion against Euro risk (-)	-	-	-	-
6- Net effect of Euro (4+5)	1,727,776	(1,727,776)	-	-

	A 10 percent strengthening of the Other currencies against Turkish Lira:
7- Net other currencies asset/liability	-	-	-	-
8- Hedged portion against other currencies risk (-)	-	-	-	-
9- Net effect of other currencies (7+8)	-	-	-	-
TOTAL (3+6+9)	(15,456,922)	15,456,922	-	-

(*)	Profit and loss excluded.

5.4	Capital management

The Group's objectives when managing capital are to provide the sustainability of the Group’s operations in order to bring returns and benefits to the shareholders and to reduce the cost of the capital for maintaining  an optimal capital structure.

The Group monitors the capital management by using debt / capital ratio. This ratio is calculated by dividing the net debt to total capital. Net debt is calculated by deducting cash and cash equivalents from total liabilities (the sum of loans and borrowings). Total capital is the sum of net debt and equity. The Group's net debt ratio calculated with this method is 34% as of 31 December 2010 (2009: 33%).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

6	Operating segments

Operating segments considered in performance evaluation of the Group Management are determined by considering the Group’s risks and resources and internal reporting structure. The Group’s operating segments are finance, energy, infrastructure, real estate and other. Finance segment includes the finance operations, energy segment includes natural gas distribution and electricity generation facilities, infrastructure segment includes port operations and real estate segment includes operations in respect of investment property and trading property operations. Other segment mainly includes the media and steel-iron production operations.

Information regarding all the segments is stated below. Earnings before interest, tax, depreciation and amortization (“EBITDA”) is reviewed in the assessment of the financial performance of the operating segments. The Company management assesses EBITDA as the most appropriate method for the review of the segment operations, based on the comparability with other companies in the same industry. The information related to the segments of the Group is disclosed below.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

6	Operating segments (continued)

	Energy		Finance		Infrastructure (*)		Real Estate		Other		Total
	31 December 2010	31 December 2009	31 December 2010	31 December 2009	31 December 2010	31 December 2009	31 December 2010	31 December 2009	31 December 2010	31 December 2009	31 December 2010	31 December 2009
Segment assets	236,597,290	233,145,730	203,903,650	187,442,136	610,244,620	178,065,647	242,342,875	194,832,604	21,797,412	25,525,223	1,314,885,847	819,011,340
Segment liabilities	207,463,974	172,330,742	180,296,781	153,067,579	233,147,707	79,707,254	42,382,093	10,086,914	19,794,490	18,727,831	683,085,045	433,920,320

	For the years ended 31 December 2010 and 2009
	Energy		Finance		Infrastructure (*)		Real Estate		Other		Total
	2010	2009	2010	2009	2010 (**)	2009	2010	2009	2010	2009	2010	2009
External revenues	136,042,401	139,080,826	29,563,594	29,286,110	60,963,939	41,797,348	-	21,500,000	4,561,416	4,878,772	231,131,350	236,543,056
EBITDA	(6,208,604)	(10,696,122)	(19,465,580)	112,684,296	289,208,059	15,962,506	18,742,047	3,161,166	(1,591,914)	(773,862)	280,684,008	120,337,984
Depreciation and amortisation expense (-)	(4,900,165)	(5,276,710)	(1,120,714)	(1,026,157)	(17,750,855)	(7,094,880)	(256,370)	(253,785)	(808,274)	(371,042)	(24,836,378)	(14,022,574)
Significant non-cash income/expenses	(872,860)	(7,012,003)	(451,427)	24,328,012	251,066,596	(5,834,427)	23,092,146	726,125	(154,916)	-	272,679,539	12,207,707
Finance income	7,953,248	9,153,282	59,461,888	73,619,282	7,827,810	4,805,252	142,983	635,992	1,802,969	1,317,478	77,188,898	89,531,286
Finance expenses	(18,503,643)	(14,455,533)	(61,501,760)	(82,825,817)	(15,642,590)	(15,933,314)	(307,962)	(1,012,612)	(4,574,287)	(2,018,193)	(100,530,242)	(116,245,469)
Share of loss of investments in associates	-	-	-	-	-	-	-	-	-	(1,717,441)	-	(1,717,441)

(*)
Ortadoğu Liman, a company in the infrastructure segment, was consolidated to the Group as a joint venture with proportionate consolidation method until 29 July 2010. Starting from that date, full consolidation method is applied as a subsidiary. Ortadoğu Liman’s revenue and expenses have been consolidated by 39.80% for the period of 1 January- 29 July 2010, and 100% for the period of 29 July-31 December 2010.

(**)
If the acquisition of Ortadoğu Liman had occurred on 1 January 2010, management estimates that the external revenues and the EBITDA of the infrastructure segment would have been TL 80,052,593 and TL 301,663,785, respectively, and the consolidated external revenues and the consolidated EBITDA of the Group would have been TL 250,794,169 and TL 293,139,734 respectively.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

6	Operating segments (continued)

	2010	2009
Revenues
Segment revenues	231,352,587	238,844,683
Elimination of inter-segment revenues (*)	(221,237)	(2,301,627)
Consolidated revenues	231,131,350	236,543,056

	2010	2009
Consolidated EBITDA	280,684,008	120,337,984
Finance income (Note 13)	55,572,238	64,490,056
Finanse expenses (Note 13)	(83,272,081)	(92,913,266)
Share of loss of investments in associates (Note 20)	-	(1,717,441)
Depreciation and amortisation	(24,836,378)	(14,022,574)
Consolidated profit before income tax	228,147,787	76,174,759

	2010	2009
Finance income
Segment finance income	77,188,898	89,531,286
Elimination of inter-segment finance income	(21,616,660)	(25,041,230)
Total finance income	55,572,238	64,490,056

	2010	2009
Finance expenses
Segment finance expenses	(100,530,242)	(116,245,469)
Elimination of inter-segment finance expenses	17,258,161	23,332,203
Total finance expenses	(83,272,081)	(92,913,266)

	2010	2009
Significant non-cash income/expenses
Bargain purchase gain (Note 8)	134,795,127	-
Gain on previously held interest (Note 8)	120,060,982	-
Investment property valuation gain/loss (Note 10)	49,401,226	5,969,670
Purchase and sale of real estate and associates (Note 10)	(25,175,009)	19,084,467
Tax amnesty provision expenses (Note 10)	(6,402,787)	-
Impairment losses (Note 10)	-	(12,846,430)
Total	272,679,539	12,207,707

Fixed asset purchases (**)
	2010	2009
Energy	26,671,023	13,291,089
Finance	1,321,720	762,050
Infrastructure	11,649,483	5,619,651
Real Estate	34,483,968	64,462,139
Other	899,571	7,574,042
Total	75,025,765	91,708,971

(*)	The total amount of elimination of inter-segment revenues is related to the finance segment.

(**)	Fixed asset purchases include additions to property, plant and equipment, intangible assets, concession intangible assets and investment property.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

7	Assets held for sale and discontinued operations

As at 31 December 2010, summary of assets held for sale and liabilities directly associated with these assets are as follows:

	31 December 2010		31 December 2009
	Assets	Liabilities	Assets	Liabilities
Real Estates	3,675,561	-	71,957,222	-
Dağören Enerji and Düzce Aksu	-	-	58,265,753	12,600,549
	3,675,561	-	130,222,975	12,600,549

Real Estates

With the Board of Directors resolutions dated 3 September 2009, the Group has decided to sell various real estates, through auction. Therefore, as at 31 December 2009, the Group transferred these real estates to assets held for sale.

The Group publicised its intention regarding the sale of the real estates through advertisements in various newspapers. These assets include, the Holding headquarters in Karaköy, with 5,450 m2 usage area; Veli Alemdar Han with 13,900 m2 usage area, which was classified as investment property before the transfer to asset held for sale; land in Bozüyük district of Bilecik province, with total area of 29,500 m2; various lands in Kemalpaşa district of İzmir province with a total area of 84,763 m2 and land in Bodrum district of Muğla province with an area of 3,000 m2.

Veli Alemdar Han has been sold to Seba Alkoclar Gayrimenkul Yatırım ve Turizm A.Ş. at a price of USD 25,000,000 (including VAT) on 21 December 2010. USD 21,000,000 has been collected in cash and the remaining amount of USD 4,000,000 has been collected in January 2011. The Group recorded a loss on sale of real estate amounting to TL 25,175,009 in the consolidated financial statements (Note 10). The Group provided a net cash inflow amounting to TL 31,589,991 from this transaction. The Group decided to use the Holding building in Karaköy as an office and therefore reclassified it to the property, plant and equipment as at 31 December 2010. The land specified in the paragraph above is still classified as assets held for sale as at 31 December 2010 as the Group’s intention to sale continues.

The real estates classified as assets held for sale by the Group are as follows:

	31 December 2010	31 December 2009
Veli Alemdar Han	-	56,765,000
Holding building in Karaköy	-	11,516,661
Land	3,675,561	3,675,561
	3,675,561	71,957,222

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

7	Assets held for sale and discontinued operations (continued)

Enerji Yatırım Holding and its subsidiaries:

The Group has agreed with the other shareholders of Energaz, a subsidiary of EYH, upon increasing the share of EYH, a joint venture of the Group, in Energaz from 52.47% to 99% and  submitted the required permission applications to Energy Market Regulatory Authority and the Competition Authority with respect to this share transfer. Following the approval of the permissions, the share transfer will be completed. The effective shareholding rates of the Group in EYH and Energaz are 49.99% and 26.23%, respectively. After the share transfer the effective shareholding rate in Energaz will increase from 26.23% to 49.50%. Energaz is one of the biggest natural gas distributors in Turkey. Energaz aims to develop the natural gas wholesale trade it has started in 2010 and to contribute at the highest level to the sustainable and economical resource diversity which is an important need of Turkey. In line with the decision of accelerating the investments by increasing the shareholding rate in Energaz, the reclassifications and adjustments explained in Note 2.g have been recorded with respect to the assets, liabilities and the income statement items (which were previously presented as discontinued operations) of EYH in the consolidated financial statements as at 31 December 2009. The related operations have been presented as continuing.

Yeşil Enerji and its Subsidiaries

A Share Transfer Agreement (“Agreement”) has been signed at 23 June 2009, between the Group and Statkraft AS, with respect to the sale of the shares owned by the Group that represent 95% of the share capital of Yeşil Enerji. As at 23 June 2009, shares subject to the sale are transferred and handed over to Statkraft AS based on the net asset value of the Company determined as Euro 98,063,270. The selling value (“Selling Price”) of the shares is determined to be Euro 85,628,849, which is 95% of Euro 90,135,630; being the value after deducting from the net asset value the net debt amounting to Euro 7,927,640 in the consolidated financial statements of the company as at the date of the transfer. Euro 75,171,189 have been collected in cash on 23 June 2009 and the remaining balance has been paid by Statkraft AS to the Group in 2010.

As at 25 June 2010 the Group has sold the 5% of the shares in Yeşil Enerji A.Ş. to Statkraft AS at a price of Euro 5,475,193.

In accordance with the Agreement, in addition to the amount stated above, depending on the realization, Statkraft AS will be entitled to receive a portion of any carbon and electricity income to be received by the companies with respect to the facilities to be put in service based on below conditions. Statkraft AS will compensate 50% of the difference (difference between the base price assumption of Statkraft AS and realized price) in net electricity sales revenue (gross electricity revenue less water usage fee and taxes) generated following the first three operational years of the projects. The Group will receive 50% of carbon emission income planned to be generated in the first three operational years following the facilities to be put in service.

As at 31 December 2008, the Group reclassified all assets and liabilities of Yeşil Enerji and its subsidiaries as assets held for sale and liabilities associated with assets held for sale. In accordance with sales agreement with Statkraft AS dated 23 June 2009 and addendum related to this agreement, Düzce-Aksu and Dağören were carved out from the sale. As at 31 December 2009, assets and liabilities of Düzce-Aksu and Dağören are classified as assets held for sale and liabilities associated with assets held for sale. Düzce-Aksu has been sold at a price of Euro 2,000,000 and has been excluded from scope of consolidation as at 2 June 2010. As at 31 December 2010, due to the legal issue explained in Note 31.(a).xiii, all the assets and liabilities of Dağören have been reclassified from the assets held for sale and liabilities associated with assets held for sale to the related balance sheet items.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

7	Assets held for sale and discontinued operations (continued)

Yeşil Enerji and its subsidiaries (continued)

Details of the gain on sale of Yeşil Enerji and its subsidiaries on 23 June 2009 is as follows:

23 June 2009
Cash and cash equivalents	902,486
Other trade receivables	96,882
Due from related parties	178,334
Other current assets	547,577
Total current assets	1,725,279

Other receivables	5,750
Property, plant and equipment	26,869,192
Intangible assets	47,162,555
Goodwill	16,847,088
Other non current assets	3,858,133
Total non current assets	94,742,718

Loans and borrowings	(685,435)
Other trade payables	(1,849,506)
Due to related parties	(49,858,191)
Other payables	(518,719)
Income tax liability	(46,109)
Provisions	(62,500)
Total current liabilities	(53,020,460)

Loans and borrowings	(17,422,873)
Due to related parties	(3,330,000)
Deferred tax liability	(9,362,679)
Total non current liabilities	(30,115,552)

Non-controlling interest	(730,120)

Net asset value as at the selling date	12,601,864
Share subject to sale %	95%
Net asset value of subsidiaries subject to sale	11,971,771

Selling amount	169,670,254
Receivables claimed	(47,858,740)
Net selling amount	121,811,514
Net asset value of subsidiaries subject to sale	(11,971,771)
Additional share portion of the subsidiary sold	219,581
Net gain on sale of subsidiary	110,059,324

Cash consideration on the sale of subsidiary	169,670,254
Cash and cash equivalents of subsidiary sold	(902,486)
Cash paid for additional equity of Anadolu and Akel	(25,819,039)
Net cash inflow	142,948,729

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

7	Assets held for sale and discontinued operations (continued)

The details of the gain resulting from the sale of the 5% of the shares in Yeşil Enerji as at 25 June 2010 are presented below:

Sales price	10,571,253
Cost value of the 5% of the shares in YeŞil Enerji as at the date of the sale	(3,374,999)
Gain on sale of investment	7,196,254

The details of assets and liabilities of Dağören Enerji and Düzce Aksu as at 31 December 2009 classified as assets held for sale and liabilities directly associated with assets held for sale are as follows:

Assets

31 December 2009
Cash and cash equivalents	5
Other current assets	3,520,254
Due from related parties	672,849
Property, plant and equipment	295,336
Intangible assets	53,777,309
58,265,753

Liabilities

Trade payables	1,946
Other payables due to related parties	396,730
Other payables	60,896
Deferred tax liability	12,140,977
12,600,549

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

7	Assets held for sale and discontinued operations (continued)

Hedef Menkul Değerler A.Ş.

As at 17 December 2010 all the shares of the Group in Hedef Menkul Değerler A.Ş, a subsidiary of the Group, have been sold to Jakup Zablocki and Jakup Maly, who are the majority shareholders of X-Trade Brokers Dom Maklerski SA located in Poland, Mikolaj Walentynowicz, Hubert Walentynowicz and X-Broker Sp. Z.oo at a price of USD 1,221,000 paid in cash. The details of the gain on the sale of subsidiary, net cash inflow from the sale of subsidiary and the net assets sold are presented below:

Sales price	1,850,670
Group's share in the net assets of Hedef at the date of the sale	(51,855)
Gain on sale of subsidiary	1,798,815

Sales price	1,850,670
Cash and cash equavlents at the date of Hedef's sale	(5,264)
Net cash inflow from subsidiary sale	1,845,406

Cash and cash equivalents	5,264
Financial investments	26,306
Other current assets	8,178
Property, plant and equipment	16,843
Other payables	(188)
Liabilities due to operations in finance sector	(2,658)
Deferred tax liability	(1,020)
Net Assets	52,725
Effective ownership rate of the Group	98.35%
Group's share in the net assets of Hedef at the date of the sale	51,855

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

8	Business combinations

a)	2010

On 29 July 2010, Global Liman acquired 60% of the shares of its joint venture Ortadoğu Liman from the other shareholders and obtained control of Ortadoğu Liman increasing its equity interest from 39.8% to 99.8%. Global Liman and other shareholders of Ortadoğu Liman agreed on the purchase price of USD 49,308,521 (equivalent to TL 74,115,638), including the receivables of other shareholders of Ortadoğu Liman amounting to TL 14,897,065, which are transferred to Global Liman. Therefore, the acquisition cost of 60% shares of Ortadoğu Liman amounts to TL 59,218,573.

Taking control of Ortadoğu Liman will strengthen the Group’s position in the Turkish port operations market. The acquisition is expected to increase the benefits of the Group in terms of creating value and optimising cash generation through strong contractual operating rights, modern and efficient facilities, provision of the world class security and operational excellence that shipping lines and cruise operators demand and imposing premium tariffs.

During the period from 29 July 2010 to 31 December 2010, the acquisition contributed revenues of TL 14,759,592 and profits of TL 253,057,952 (including bargain purchase gain and gain on previously-held interest, presented below in detail). If the acquisition had occurred on 1 January 2010, management estimates that the consolidated revenues would have been TL 250,220,004 and the consolidated net profit for the period would have been TL 230,591,394. In determining these amounts, management assumed that the fair value adjustments that arose on the acquisition date as well as the carrying values and the acquisition conditions would have been the same if the acquisition had occurred on 1 January 2010.

The following table summarizes the details related to the accounting of the acquisition in accordance with the acquisition method:

Goodwill
Purchase price	74,115,638
Less: Receivables transferred	(14,897,065)
Acquisition / cost	59,218,573
Fair value of net identifiable assets and liabilities (100%)	(323,356,166)
Fair value of non-controlling interests (0.2%)	646,712
Fair value of previously-held interest (39.8%)	128,695,754
Bargain purchase gain (Negative goodwill) (*)	134,795,127

(*)
Bargain purchase gain is recognized in other income in the consolidated statement of comprehensive income (Note 10). The Group management reassessed the identifiable assets, liabilities and contingent liabilities before the recognition of the bargain purchase gain.

The acquisition of the Ortadoğu Liman shares resulted in a bargain purchase gain because negotiations and agreement on the acquisition and the actual purchase price were made during the financial crisis and at the acquisition date, which was subsequent to the crisis, the actual and expected growth of the operations of Ortadoğu Liman, with an increase in capacity, and a higher utilization ratio of that capacity reflecting the rise in both Gross Domestic Product and the foreign trade volume of Turkey after the crisis, contributed very positively to the fair value of Ortadoğu Liman.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

8	Business combinations (continued)

Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	17,842,860
Trade and other receivables	1,430,914
Other current assets	885,643
Property, plant and equipment	28,015,874
Intangible assets	452,706,246
Financial liabilities	(59,307,862)
Trade payables	(1,016,676)
Other payables	(27,681,018)
Deferred tax liability	(85,187,539)
Provision for employee termination indemnity	(688,704)
Other liabilities	(3,643,572)
Net identifiable assets and liabilities	323,356,166
Shares acquired	60.00%
Net identifiable assets and liabilities of shares acquired	194,013,700

This acquisition transaction is accounted for by applying the acquisition method which requires the measurement of the identifiable assets, liabilities and contingent liabilities at their fair values at the date of acquisition in accordance with IFRS 3 Business Combinations.

As a result of the acquisition, non-controlling interests of the Group, which represent 0.2% of the shares of Ortadoğu Liman, increased by TL 646,712. As a result of the acquisition of the 60% shares of Ortadoğu Liman, together with the non-controlling interests, net assets of the Group increased by TL 194,660,412, property, plant and equipment by TL 16,865,555 (Note 15), intangible assets by TL 272,529,160 (Note 17) and deferred tax liabilities by 51,282,898 (Note 22), and all other net assets decreased by TL 43,451,405 in the consolidated financial statements.

Net cash outflow due to acquisition is as follows:

Consideration paid	74,115,638
Less: Cash associated with purchased assets	(10,741,402)
Net cash outflow due to acquisition	63,374,236

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

8	Business combinations (continued)

As a result of the acquisition, the Group recognized net identifiable assets, liabilities and contingent liabilities corresponding to the previously held 39.8% equity interest at their fair values at the acquisition date in its consolidated financial statements. As a result of this recognition, the difference between the fair value and the carrying amount of the net identifiable assets at the acquisition date corresponding to equity interest held immediately prior to acquisition is recognized as gain on previously-held interest in other income in the consolidated statement of comprehensive income. The following summarizes the gain on previously-held interest recognized:

Fair value of the net identifiable assets corresponding to equity interest held immediately prior to acquisition (39.8%)	128,695,754
Less: Carrying amount of the net identifiable assets corresponding to equity interest held immediately prior to acquisition (39.8%)	(8,634,772)
Gain on previously-held interest (**)	120,060,982

(**)	Gain on previously-held interest is recognized in other income in the consolidated statement of comprehensive income (Note 10).

As a result of the acquisition, which requires the recognition of the fair value of the net identifiable assets, liabilities and contingent liabilities corresponding to the previously held 39.8% equity interest, property, plant and equipment of the Group increased by TL 3,412,506 (Note 15), intangible assets by TL 151,452,361 (Note 17) and deferred tax liabilities by 30,015,246 (Note 22) in the consolidated financial statements. Moreover, since the acquisition accounting resulted in a bargain purchase gain, the previously recognized goodwill amounting to TL 4,788,639 (Note 21) is derecognized at the acquisition date.

b)	2009

(i)
At 23 June 2009, the Group purchased 52.4% share of Anadolu Elektrik Üretim A.Ş. (“Anadolu”) at TL 25,819,040, which was sold at the same date to Statkraft AS. Net book value of Anadolu was TL 18,062,571 as at 23 June 2009. No goodwill has been calculated for the purchase since the sale transaction occurred at the same day. The amount is offset from proceeds from Statkraft AS in the statement of cash flows.

(ii)
The Group acquired 99.99% shares of Aydıngaz from STFA Yatırım Holding A.Ş. and other shareholders with the approval of EMRA dated 21 August 2009 and numbered 2213/7. The transaction was performed by EYH, a joint venture of the Group. Since the shares were acquired from the other shareholder of Energaz, namely STFA Yatırım Holding A.Ş., the transaction is accounted for as business combination under common control entities and Aydıngaz is consolidated since 1 January 2009.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

9	Revenue and cost of sales

For the years ended 31 December 2010 and 31 December 2009, the Group’s gross profit on the basis of operations comprised the following:

Sales revenues	2010	2009
Natural gas distribution revenues	115,352,284	132,544,454
Port operating revenues	60,963,939	41,797,348
Construction revenues	20,690,117	6,573,277
Real estate sales revenues	-	21,500,000
Other	4,561,416	4,878,772
Total	201,567,756	207,293,851

Cost of sales
Cost of natural gas sales and services	(116,744,406)	(133,338,736)
Cost of operating ports	(32,440,882)	(17,104,279)
Cost of construction	(20,690,117)	(6,573,277)
Cost of real estate sales	-	(17,434,416)
Other	(5,967,084)	(5,004,518)
Total	(175,842,489)	(179,455,226)

	2010	2009
Interest, fee, premium, commission, and other revenues
Agency commissions	18,118,617	17,158,532
Interest received from customers	6,974,493	4,756,652
Gain on sale of marketable securities, net	2,074,886	4,998,105
Portfolio management fees	1,610,522	1,579,770
Sigorta aracilik gelirleri
Other revenue	785,076	756,146
Total	29,563,594	29,249,205

Interest, fee, premium, commission, and other expenses
Commission charges	(1,180,358)	(1,050,338)
Interest charges from loans delivered to customers	(1,883,618)	(1,555,972)
Total	(3,063,976)	(2,606,310)

Total revenue	231,131,350	236,543,056
Total cost of sales	(178,906,465)	(182,061,536)
Gross profit	52,224,885	54,481,520

For the year ended 31 December 2010, the total personnel expenses and depreciation and amortization expenses classified under the cost of sales amounted to TL 7,536,847 and 22,299,987, respectively (2009: TL 5,033,804 and TL 11,489,669).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

10	Other income and expenses

For the years ended 31 December 2010 and 2009, other income comprised the following:

	2010	2009
Bargain purchase gain (Note 8)	134,795,127	-
Gain on previously held interest (Note 8)	120,060,982	-
Gain on sale of financial asset available for sale	7,196,254	-
Gain on sale of investments in associates (Note 20)	-	19,084,467
Investment property valuation gain (Note 4)	51,952,055	5,969,670
Gain on sale of subsidiary (Note 7)	1,798,815	110,059,324
Dividend income	226,260	1,572,797
Gain on sale of tangible assets	118,149	9,132
Other	2,829,303	1,801,810
Total	318,976,945	138,497,200

The gain on sale of financial asset available for sale consists of the gain from the sale of the 5% of the shares in Yeşil Enerji A.Ş. as at 25 June 2010 (Note 7).

The gain on sale of subsidiary in 2010 consists of the gain on the sale of the shares in Hedef as at 17 December 2010 (Note 7). The gain on sale of subsidiary in 2009 consists of the gain on the sale of the 95% of the shares in Yeşil Enerji as at 23 June 2009 (Note 7).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

10	Other income and expenses (continued)

For the years ended 31 December 2010 and 2009, other expenses comprised the following:

	2010	2009
Loss on sale of real estate (Note 7)	25,175,009	-
Tax amnesty provision expenses (Note 22)	6,402,787	-
Investment property valuation loss (Note 14)	2,550,829	-
Donations (1)	2,454,944	3,994,243
Bonus share transfer	979,762	694,861
Loss on sale of joint venture (2)	466,000	-
Partial exception expenses	290,886	139,926
Loss from sale of tangible assets	5,987	180,109
Impairment losses (3)	-	12,846,430
Other	1,504,758	1,475,158
Total	39,830,962	19,330,727

(1)
Within the framework of the social responsibility, the Group undertakes the construction of facilities for public benefit and transfers their ownership by donating them to the public institutions. In 2010, the Group undertook the construction of a school in Denizli. The construction has not finished as at the reporting date.

In 2009, the Group donated a dormitory in Refahiye, Erzincan and a building for vocational school of tourism in Aydın as part of the Group’s corporate social responsibility programme.

(2)	The loss on sale of joint venture is due to the sale of the 39.8% shares in Düzce Aksu (Note 7).

(3)
As at 31 December 2009, the Group has compared the fair value and the carrying value of Düzce-Aksu’s assets, which were transferred to assets held for sale and recognized an impairment for the difference between the fair value and the carrying value, amounting to TL 7,012,003, in its consolidated financial statements.

As at 31 December 2009, the Group has compared the recoverable amount and the carrying value of İzmir Liman’s assets (development costs) and recognized impairment for the difference between value in use and carrying value, amounting to TL 5,834,427, in its consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

11	Selling, marketing and distribution expenses

For the years ended 31 December 2010 and 2009, selling, marketing and distribution expenses comprised the following:

	2010	2009
Advertising and promotion expenses	1,041,424	865,557
Personnel expenses	658,786	386,890
Commission expenses of derivative exchange market	649,971	553,277
Consultancy expenses	412,122	351,963
ISE settlement and custody expenses	382,218	132,336
Stock market participation share	344,977	582,736
Other expenses	276,728	371,146
	3,766,226	3,243,905

12	Administrative expenses

For the years ended 31 December 2010 and 2009, administrative expenses comprised the following:

	2010	2009
Personnel expenses	32,063,234	29,813,340
Consultancy expenses	16,094,380	6,034,450
Travelling expenses	2,925,124	3,714,302
Taxes and duties	2,697,115	2,538,728
Depreciation and amortization expenses	2,536,391	2,532,912
Data processing expenses	1,702,536	1,377,291
Rent expenses	1,439,921	1,187,974
Communication expenses	1,383,258	1,577,592
Building management expenses	1,325,529	1,462,057
Vehicle expenses	1,101,774	1,017,935
Bad debt expenses (Note 18 and Note 32)	907,144	3,524,566
Representation expenses	419,982	773,493
Repair and maintenance expenses	323,455	310,879
Office operating expenses	277,662	238,353
Insurance expenses	159,135	144,647
Other expenses	6,400,372	7,840,159
	71,757,012	64,088,678

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

13	Finance income and expenses

For the years ended 31 December 2010 and 2009, finance income of the Group comprised the following:

	2010	2009
Foreign exchange gains	48,149,929	52,372,875
Interest income	4,079,088	5,595,699
Difference in valuation of derivative financial instruments, net	2,351,143	6,516,959
Other finance income	992,078	4,523
Total	55,572,238	64,490,056

For the years ended 31 December 2010 and 2009, finance expenses of the Group comprised the following:

	2010	2009
Foreign exchange losses	54.062.403	54.756.031
Interest expenses	20.139.608	22.585.348
Letter of guarantee commissions	2.554.974	3.180.041
Loan commision expenses	1.078.219	11.856
Due date differences of tax amnesty provision (Note 22)	960.418	-
Valuation differences of marketable securities, net	605.398	629.480
Letter of guarantee provision for zmir Port (Note 28)	-	10.389.330
Other	3.871.061	1.361.180
Total	83.272.081	92.913.266

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

14	Investment property

Movements of investment property during the years ended 31 December 2010 and 31 December 2009 are as follows:

	1 January 2010	Additions	Valuation gain	Valuation loss	Transfer	31 December 2010
Land	74,866,251	-	2,285,000	(2,226,005)	(29,100,000)	45,825,246
Construction in progress (*)	48,928,887	34,483,968	49,667,055	(324,824)	29,100,000	161,855,086
Total	123,795,138	34,483,968	51,952,055	(2,550,829)	-	207,680,332

	1 January		Valuation	Assets classified	31 December
	2009	Additions	gain	as held for sale	2009
Land	72,220,500	1,506,081	1,139,670	-	74,866,251
Buildings (**)	-	51,935,000	4,830,000	(56,765,000)	-
Construction in progress (*)	38,087,586	10,841,301	-	-	48,928,887
Total	110,308,086	64,282,382	5,969,670	(56,765,000)	123,795,138

(*)	For the year ended 31 December 2010, capitalized finance costs in additions amount to TL 2,359,293 (2009: TL 810,363).

(**)	As at 31 December 2009, additions to building include investment property held for sale explained in detail in Note 3.a ii and Note 20.

The project which is to be realized upon the land of the Group located in Denizli/Turkey includes a shopping mall, residential flats, a hotel and a hospital.

Construction in progress – Sümerpark Shopping Mall (“Sümerpark AVM”)

As at 31 December 2009, the Sümerpark AVM project of the Group has been accounted at cost under the construction in progress. As at 31 December 2010, the project has been accounted from its fair value less the value of the construction and finance costs expected to be incurred until the completion of the construction. Sümerpark AVM has been opened on 12 March 2011 after the completion of the construction.

As at 31 December 2010, Sümerpark AVM project has been measured at TL 161,855,086 in the consolidated financial statements, which is the value of the difference between the fair value amounting to TL 165,150,000 (which has been determined according to the revaluation report dated 20 December 2010 and prepared by an independent real estate appraisal company, having the authorization license of CMB and represents the fair value of the project when complete, where 95% of the project had been completed at that time) and the construction and borrowing costs expected to be incurred until the completion of the construction which amounting to TL 3,294,914.

The fair value of Sümerpark AVM has been determined as the total of the present values of the future free cash flows to be generated by the shopping mall. The valuation is based on a projection period encompassing the rental period of the related real estate. The cash flows from the projections have been discounted to their present value using a discount rate appropriate to the risk level of the economy, sector and the entity. The fair value of this investment property has been calculated by including the land on which the shopping mall is located.

As of 31 December 2009 and 31 December 2010, the supermarket within the shopping center is registered as the lessee in the land registry records for 20 years.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

14	Investment property (continued)

As at 31 December 2010 and 31 December 2009, the fair values of the land plots of the Group are presented below:

	31 December 2010	31 December 2009
Denizli land-1 (*)	29,775,000	27,490,000
Denizli land-2 (*)	-	29,100,000
Van land (**)	16,050,246	18,276,251
	45,825,246	74,866,251

(*)
Denizli land-1 is the land on which the Group aims to build residential flats, a hospital and a hotel and is located in Denizli Sümer Mahallesi. As at 31 December 2010, the construction has not commenced yet. The fair values of the land have been determined according to the revaluation reports prepared by an independent real estate appraisal company, which has the authorization license of CMB. The fair value as at 31 December 2010 is based on the report dated 13 December 2010, whereas the fair value as at 31 December 2009 is based on the report dated 28 January 2010.

As of 31 December 2010 and 31 December 2009, the land, registered in Denizli Land Registry, Plot 6227 Parcel 1 and owned by the Group is restricted in order not to enable the sale of it in case of lack of the required permission of the Ministry of Education.

Denizli land-2 is the land on which the Sümerpark AVM project of the Group is located as explained above. The fair value of the land as at 31 December 2009 is determined according to the revaluation report dated on 14 January 2010, prepared by an independent real estate appraisal company, which has the authorization license of CMB. The expertise report was prepared by considering the market prices of the similar properties around the same locations with the related properties. As at 31 December 2010, the fair value of Sümerpak AVM when its construction is completed has been reliably determined by an independent real estate appraisal company, which has the authorization license of CMB. This value has been determined together with the fair value of the land of the project. Therefore, Denizli land-2 has been transferred from the land to the construction in progress.

(**)	The details related to Van land is presented below:

The Group has 16,611 m² area of land in Van province of Turkey acquired for the purpose of capital appreciation.

The fair value of the land as at 31 December 2009 is measured at TL 18,276,251 in the consolidated financial statements, which is the value determined according to the revaluation report prepared by an independent real estate appraisal company, which has the authorization license of CMB. The expertise report dated 28 January 2010 was prepared by considering the market prices of the similar properties around the same locations with the related properties.

As at 31 December 2009, the ¾ portion of the land belonged to Global Yatırım Holding and the ¼ portion of the land belonged to Pera, a subsidiary of the Group. As at 31 December 2010, the whole land is the property of Global Yatırım Holding.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

14	Investment property (continued)

The fair value of the land as at 31 December 2010 has been determined according to the revaluation report prepared by an independent real estate appraisal company, which has the authorization license of CMB. In accordance with the expertise report dated 26 November 2010, the market value of the land has been determined as TL 16,050,246 by using the value based on the cost approach as explained in detail below.

As explained in Note 31.a.xii, the uncertainty of the legal process related to the tender of Van land and the zoning plan is continuing. However, in accordance with the content of the sale agreement signed with the Municipality of Van and anticipation of the Group’s lawyers with respect to this uncertainty all the costs incurred by the Group in relation to the land are secured. Even though it is clear in the agreement that all such costs are secured, the appraisal company chose to be on the safe side and determined the value of the property as the acquisition (tender) value only. The Group had acquired the land from the Municipality of Van for a price of TL 16,050,246.  The market value of the land has been determined as TL 16,050,246 by using the cost approach based on the minimum cost which is the acquisition price.

Depending on the legal process as explained in Note 31.a.xii, the Group management and lawyers believe that the Group may recourse not only the tender price, but also the interest and the adequate payment in return for the unlawful use of the property by the Municipality since 2008 and the compensation for the damages by filing an unjust enrichment case. However, as at 31 December 2010, in conformity with prudence principle the fair value of Van land has been accounted for as TL 16,050,246 including the tender price only as determined by the valuation company in the consolidated financial statements. A valuation loss amounting to TL 2,226,005 has been recognized in the consolidated statement of comprehensive income.

The details about pledges on the Group’s investment property are presented at Note 31.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

15	Property, plant and equipment

Movements of property, plant and equipment for the year ended 31 December 2010 is as follows:

	Land	Land improvements	Buildings	Machinery and equipment	Motor Vehicles	Furniture and fixtures	Leashold improvements	Other fixed assets	Construction in progress	Total
1 January 2010
Cost	321,204	192,593	3,344,652	42,268,784	10,197,219	9,298,192	39,055,126	4,864	2,933,648	107,616,282
Accumulated depreciation	-	(1,715)	(31,194)	(24,088,406)	(2,219,962)	(7,066,022)	(9,936,648)	(265)	-	(43,344,212)
Net book value	321,204	190,878	3,313,458	18,180,378	7,977,257	2,232,170	29,118,478	4,599	2,933,648	64,272,070
Additions (i)	-	-	211,129	6,576,989	3,504,064	1,478,173	174,752	-	3,930,201	15,875,308
Current period depreciation	-	(3,905)	(393,597)	(2,528,065)	(864,572)	(679,676)	(2,148,167)	(849)	-	(6,618,831)
Disposals	(479)	-	-	(3,933)	(21,702)	(3,330)	(79,156)	-	-	(108,600)
Transfer	-	-	-	404,749	-	(26,718)	3,212,037	-	(3,590,068)	-
Effect of valuation of previously held interest (ii)	-	-	-	2,986,769	-	(33,555)	459,292	-	-	3,412,506
Currency translation differences	-	-	-	482,918	(51,526)	(14,244)	(33,394)	-	14,005	397,759
Effect of acquisition (ii)	-	-	-	11,469,929	792	258,659	4,229,926	-	906,249	16,865,555
Exclusion from scope of consolidation (iii)	-	-	-	(14,158)	-	(2,685)	-	-	-	(16,843)
Transfer from assets held for sale (iv)	-	-	11,516,661	-	-	-	-	-	295,336	11,811,997
Net book value at the end of the period	320,725	186,973	14,647,651	37,555,576	10,544,313	3,208,794	34,933,768	3,750	4,489,371	105,890,921

31 December 2010
Cost	320,725	192,593	16,378,176	67,560,748	13,482,921	10,970,395	47,445,497	4,864	4,489,371	160,845,290
Accumulated depreciation	-	(5,620)	(1,730,525)	(30,005,172)	(2,938,608)	(7,761,601)	(12,511,729)	(1,114)	-	(54,954,369)
Net book value	320,725	186,973	14,647,651	37,555,576	10,544,313	3,208,794	34,933,768	3,750	4,489,371	105,890,921

(i)	A significant portion of the additions to the machinery and equipment and vehicles is composed of the tugboat and construction equipment purchases by Ortadoğu Liman.

(ii)	Ortadoğu Liman (Note 8)

(iii)	Hedef has been sold as at 17 December 2010 and excluded from the scope of consolidation (Note 7).

(iv)	The Holding building of the Group in Karaköy and the construction in progress of Dağören have been transferred from the assets held for sale (Note 7).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

15	Property, plant and equipment (continued)

Movements of property, plant and equipment for the year ended 31 December 2009 is as follows:

	Land	Land improvements	Buildings	Machinery and equipment	Motor Vehicles	Furniture and fixtures	Leashold improvements	Other fixed assets	Construction in progress	Total
1 January 2009
Cost	7,364,055	-	12,822,396	29,854,101	6,593,274	9,123,766	38,238,669	-	12,407,379	116,403,640
Accumulated depreciation	-	-	(1,111,261)	(22,211,789)	(1,616,127)	(6,512,851)	(8,178,288)	-	-	(39,630,316)
Net book value	7,364,055	-	11,711,135	7,642,312	4,977,147	2,610,915	30,060,381	-	12,407,379	76,773,324

Additions	2,812,809	-	-	397,266	3,591,310	208,965	429,822	4,864	8,539,700	15,984,736
Current period depreciation	-	(1,715)	(225,667)	(1,614,909)	(618,729)	(558,442)	(2,120,587)	(265)	-	(5,140,314)
Disposals	(6,180,100)	-	-	(32,448)	-	(10,411)	(10,102)	(1,465,657)	(472,374)	(8,171,092)
Transfer	-	192,593	3,344,651	12,223,169	-	-	368,444	1,465,657	(17,594,514)	-
Currency translation differences	-	-	-	(435,012)	27,529	(18,857)	390,520	-	53,457	17,637
Transfer to assets held for sale	(3,675,560)	-	(11,516,661)	-	-	-	-	-	-	(15,192,221)
Net book value at the end of the period	321,204	190,878	3,313,458	18,180,378	7,977,257	2,232,170	29,118,478	4,599	2,933,648	64,272,070

31 December 2009
Cost	321,204	192,593	3,344,652	42,268,784	10,197,219	9,298,192	39,055,126	4,864	2,933,648	107,616,282
Accumulated depreciation	-	(1,715)	(31,194)	(24,088,406)	(2,219,962)	(7,066,022)	(9,936,648)	(265)	-	(43,344,212)
Net book value	321,204	190,878	3,313,458	18,180,378	7,977,257	2,232,170	29,118,478	4,599	2,933,648	64,272,070

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

15	Property, plant and equipment (continued)

There are additions to property, plant and equipment of Yeşil Enerji and its subsidiaries, presented in assets held for sale as at 31 December 2008, until the sales date 23 June 2009 amounting to TL 9,291,316 and depreciation expense amounting to TL 471,822 has been. In 2009, total property, plant and equipment additions to Dağören Enerji and Düzce Aksu, which are classified as assets held for sale as at 31 December 2009 and 31 December 2008, amounted to TL 170,102. Land amounting to TL 2,812,809 was acquired against the Group’s other receivables.

As at 31 December 2010 and 2009, no finance costs have been capitalized in the cost of the property, plant and equipment.

As at 31 December 2010 and 31 December 2009, according to the transfer of operational rights agreements (“TOORA”) of Ege Liman and Ortadoğu Liman and the Build-Operate-Transfer (“BOT”) tender agreement of Bodrum Liman, at the end of the agreement periods, fixed assets with their capital improvements will be returned as running, clean, free of any liability and free of charge.

Pledges on the property, plant and equipment related to loans are presented in Note 26.

Other mortgage and pledges related to property plant and equipment are presented in Note 31.

As at 31 December 2010 and 31 December 2009, the net book values of the leased assets in property, plant and equipment are as follows:

	31 December 2010	31 December 2009
Machinery and equipments	17,001,326	16,889,784
Motor vehicles	6,257,018	3,888,027
Furniture and fixture	-	97,544
	23,258,344	20,875,355

The depreciation expenses related to the Group’s property and equipment are accounted for under the cost of sales and administrative expenses in the consolidated statement of comprehensive income.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

16	Concession intangible assets

Movements of concession intangible assets for the years ended 31 December 2010 and 31 December 2009 are as follows:

	2010	2009
Balance at the beginning of the period (1 January)
Cost	123,284,605	113,457,323
Accumulated amortisation	(9,636,448)	(5,439,257)
Net book value	113,648,157	108,018,066

Additions	23,693,458	9,830,006
Current period amortisation	(4,167,805)	(4,197,338)
Disposals	(48,009)	(2,577)
Net book value at the end of period	133,125,801	113,648,157

Balance at the end of the period (31 December)

Cost	146,930,054	123,284,605
Accumulated amortisation	(13,804,253)	(9,636,448)
Net book value	133,125,801	113,648,157

Concession intangible assets of the Group consist of concession intangible assets of Energaz and its subsidiaries. As at 31 December 2010 and 31 December 2009, total capitalized finance expenses in additions are amounting to TL 2,867,214 and TL 3,215,984, respectively. The amortization expenses related to the Group’s concession intangible assets are accounted for under the cost of sales in the consolidated statement of comprehensive income.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

17	Intangible assets

Movements of intangible assets for the years ended 31 December 2010 and 31 December 2009 are as follows:

			Port operation	Customer
	Rights	Software	rights	relationships	HEPP License	Other	Total
1 January 2010
Cost	7,291,947	1,351,892	75,081,942	6,025,137	-	96,243	89,847,161
Accumulated amortisation	(5,364,902)	(840,576)	(13,390,196)	(753,142)	-	(16,927)	(20,365,743)
Net book value	1,927,045	511,316	61,691,746	5,271,995	-	79,316	69,481,418

Additions	82,759	890,272	-	-	-	-	973,031
Current period amortisation	(398,040)	(321,882)	(12,860,382)	(469,438)	-	-	(14,049,742)
Effect of valuation of previously held interest (*)	-	-	151,452,361	-	-	-	151,452,361
Effect of acquisition (*)	-	23,385	272,505,775	-	-	-	272,529,160
Transfer from assets held for sale (**)	-	-	-	-	50,672,736	-	50,672,736
Currency translation differences	44,553	1,560	12,688,617	(207,252)	-	(85,604)	12,441,874
Net book value at the end of period	1,656,317	1,104,651	485,478,117	4,595,305	50,672,736	(6,288)	543,500,838

31 December 2010
Cost	7,420,116	2,140,858	506,729,082	5,804,595	50,672,736	63,852	572,831,239
Accumulated amortisation	(5,763,799)	(1,036,207)	(21,250,965)	(1,209,290)	-	(70,140)	(29,330,401)
Net book value	1,656,317	1,104,651	485,478,117	4,595,305	50,672,736	(6,288)	543,500,838

(*)	Ortadogu Liman (Note 8)

(**)	The amount related to Dağören has been classified from the assets held for sale (Note 7).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

17	Intangible assets (continued)

			Port operation	Customer	Development
	Rights	Software	rights	relationships	cost	Others	Total
1 January 2009
Cost	7,114,713	1,123,569	75,351,071	5,970,751	4,638,200	158,743	94,357,047
Accumulated amortisation	(5,128,958)	(614,235)	(10,262,279)	(248,781)	-	(77,445)	(16,331,698)
Net book value	1,985,755	509,334	65,088,792	5,721,970	4,638,200	81,298	78,025,349

Additions	179,757	235,863	-	-	1,196,227	-	1,611,847
Current period amortisation	(237,028)	(233,997)	(3,240,204)	(499,887)	-	(1,984)	(4,213,100)
Disposals	(575)	(2)	-	-	-	-	(577)
Impairment losses (*)	-	-	-	-	(5,834,427)	-	(5,834,427)
Currency translation differences	(864)	118	(156,842)	49,912	-	2	(107,674)
Net book value at the end of period	1,927,045	511,316	61,691,746	5,271,995	-	79,316	69,481,418

31 December 2009
Cost	7,291,947	1,351,892	75,081,942	6,025,137	-	96,243	89,847,161
Accumulated amortisation	(5,364,902)	(840,576)	(13,390,196)	(753,142)	-	(16,927)	(20,365,743)
Net Book Value	1,927,045	511,316	61,691,746	5,271,995	-	79,316	69,481,418

(*)	For the explanation of the impairment, please refer to Note 10.

Total addition intangible assets of Yeşil Enerji and its subsidiaries, which was transferred to assets held for sale as at 31 December 2008, until the selling date of 23 June 2009 are amounting to TL 29,723.

The amortization expenses related to the Group’s intangible assets are accounted for under the cost of sales and general administrative expenses in the consolidated statement of comprehensive income.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

18	Trade and other receivables

As at 31 December 2010 and 31 December 2009, non-current trade and other receivables comprised the following:

Non-current trade receivables from finance sector	31 December 2010	31 December 2009
Receivables from customers	3,277,520	3,192,084
Other trade receivables	-	1,530
Total	3,277,520	3,193,614

Non-current other receivables	31 December 2010	31 December 2009
Deposits and advances given (*)	2,161,539	3,768,531
Other (**)	1,536,037	1,023,148
Total	3,697,576	4,791,679
Total non-current trade and other receivables	6,975,096	7,985,293

(*)	Non-current deposits and advances given amounting to TL 1,747,079 consist of deposits given to the bank for derivative transactions (31 December 2009: 3,461,720 TL).

(**)	As at 31 December 2010 and 2009, other non-current receivables amounting to TL 1,023,148 consist of the receivables from Udaş Uşak Doğalgaz Dağıtım A.Ş.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

18	Trade and other receivables (continued)

As at 31 December 2010 and 31 December 2009, current trade and other receivables comprised the following:

Current trade receivables	31 December 2010	31 December 2009
Receivables from customers	13,239,871	13,116,294
Doubtful receivables	5,059,781	3,896,275
Allowance for doubtful receivables	(4,950,031)	(3,896,275)
Other (*)	7,468,226	13,138,027
Total	20,817,847	26,254,321

Current other receivables	31 December 2010	31 December 2009
Recievables from subsidiaries' and joint ventures' other shareholders	1,395,951	4,170,515
Deposits and advances given	1,268,458	1,203,966
Value added tax receivable	550,842	181,318
Other	308,860	1,463,724
Total	3,524,111	7,019,523

Current trade receivables from finance sector	31 December 2010	31 December 2009
Receivables from customers	35,824,580	16,498,727
Other trade receivables	22,046	614
Doubtful receivables	1,283,303	1,285,849
Allowance for doubtful receivables	(1,283,303)	(1,285,849)
Total	35,846,626	16,499,341
Total current trade and other receivables	60,188,584	49,773,185

(*)
As at 31 December 2010, current other trade receivables include the cheque amounting to TL 6,184,000 received in relation to the sale of Veli Alemdar Han which is explained in Note 7. The cheque has been collected in January 2011.

As at 31 December 2009, other trade receivables include receivables from Statkraft AS amounting to TL 8,226,089. This receivable was collected in 2010.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

18	Trade and other receivables (continued)

Movements in the allowance for doubtful trade receivables for the years ended 31 December 2010 and 31 December 2009 is as follows:

	2010	2009
Balance at the beginning of the period (1 January)	(3,896,275)	(3,140,780)
Allowance for the period	(1,178,118)	(883,939)
Written-off during the period	60,289	128,444
Cancellation of allowances and collections	268,428	-
Acquisition through business combination	(204,355)	-
Balance at the end of the period (31 December)	(4,950,031)	(3,896,275)

The movement of the allowance for doubtful receivables from operations in finance sector (other than due from related parties) during the years ended 31 December 2010 and 31 December 2009 is as follows:

	2010	2009
Balance at the beginning of the period (1 January)	(1,285,849)	(1,288,388)
Written-off during the period	-	2,539
Cancellation of allowances and collections	2,546	-
Balance at the end of the period (31 December)	(1,283,303)	(1,285,849)

Financial risks with respect to trade and other receivables are disclosed in Note 5.

19	Other investments

As at 31 December 2010 and 31 December 2009, the details of other investments comprised the following:

Current assets	31 December 2010	31 December 2009
Financial assets held for trading	15,763,829	36,452,340
Financial assets available for sale	1,981,602	1,513,376
Total	17,745,431	37,965,716
Non current assets
Financial assets available for sale	7,213,750	11,880,744
Total	7,213,750	11,880,744

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

19	Other investments (continued)

The breakdown of financial investments as to their classifications comprised the following:

a) Financial assests held for trading

	31 December 2010	31 December 2009
Debt securities	7,404,808	19,491,585
Equity securities	8,000,521	16,751,389
Investment funds participations	358,500	188,714
Other	-	20,652
Total	15,763,829	36,452,340

All financial assets held for trading are financial assets at fair value through profit or loss. The changes in fair value of these assets are accounted for under the valuation differences of marketable securities, net in financial expenses in the consolidated statement of comprehensive income (Note 13). All the equity securities included in the financial assets held for trading are traded in active markets.

As at 31 December 2010, debt securities amounting to TL 6,757,680 (31 December 2009: TL 12,646,654) are subject to repurchase agreements.

As at 31 December 2010, government bonds amounting to TL 514,338 are pledged to the banks with respect to the letter of guarantees given to ISE (31 December 2009: TL 1,763,316).

As at 31 December 2010, goverment bonds amounting to TL 15,627 are given to Turkish Derivative Exchange (“VOB”) for transaction guarantee (31 December 2009: TL 3,986,935).

As at 31 December 2010, letters of guarantee amounting to TL 8,698,491 (31 December 2009: TL 6,934,337) are given to ISE, letters of guarantee amounting to TL 14,425,000 (31 December 2009: TL 4,925,000) are given to ISE Settlement and Custody Bank and letters of guarantee amounting to TL 1,126,776 are given to CMB (31 December 2009: TL 1,333,426).

As at 31 December 2010, the Group has lent 2,000,000 shares of a subsidiary. Moreover, as at 31 December 2010, the Group has lent 750,000 shares (TL 5,850,000) of equity securities (31 December 2009: 750,000 shares (TL 4,762,498) of equity securities).

b) Financial assests available for sale

	31 December 2010	31 December 2009
Debt securities	51,602	50,876
Equity securities
- Quoted to an active market	1,930,000	1,462,500
- Unquoted to an active market	7,213,750	11,880,744
Total	9,195,352	13,394,120

As at 31 December 2010, government bonds amounting to TL 51,602 are given to ISE Settlement and Custody Bank as a guarantee (31 December 2009: TL 50,876).

As at 31 December 2010 and 31 December 2009, all the equity securities quoted to an active market consist of 50,000 shares of Türkiye Petrol Rafinerileri A.Ş. which have been lent. The difference from the change in fair value is accounted for in the revaluation reserve under equity.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

19	Other investments (continued)

Details of shares which are unquoted to an active market are comprised the following:

	31 December 2010		31 December 2009
	Share		Share
	ratio (%)	Book value	ratio (%)	Book value
Takas ve Saklama Bankası A.Ş.	2.35	6,438,297	2.35	6,438,297
Kentgaz A.Ş. (1)	49.99	507,456	49.99	507,455
Baku Stock Exchange	5.50	137,523	5.50	137,523
Torba İnşaat ve Turistik A.Ş. (2)	80.00	80,000	80.00	80,000
Metangaz A.Ş.	0.01	49,990	0.01	49,990
Gelişen İşlemler Piyasası	-	250	-	30,000
Sofia Stock Exchange	0.34	234	0.34	234
Yeşil Enerji (3)	-	-	5.00	3,374,999
Medgaz A.Ş. (4)	-	-	49.99	1,262,246
Total		7,213,750		11,880,744

The Group recognized and measured the investments, which are unquoted to active markets, at cost.

(1)	Kentgaz is not included in the scope of consolidation and is accounted for as investment as at 31 December 2009 and 31 December 2010 (Note 3.a.iv).

(2)
This company is excluded from the scope of consolidation, beginning from 4 January 2008, due to appointment of a trustee and loss of control and is carried at cost in the consolidated financial statements.

(3)	The Group sold the 5% share in Yeşil Enerji to Statkraft ASon 25 June 2010 (Note 7).

(4)
As explained in Note 3.a.iv, as at 31 December 2009, Medgaz was not included in the scope of consolidation and was accounted for as financial investment, whereas as at 31 December 2010, Medgaz is included in the scope of consolidation and is accounted for as joint venture.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

20	Investments in associates and joint ventures

As at 31 December 2010, the Group does not have any investments in associates.

As explained in detail in Note 3.a iii, the Group resolved to sell its 20% and 20% shares in Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. and Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. respectively, to the other shareholders of the investments in associates. These associates’ losses are TL 1,161,796 and TL 555,645, respectively, until 31 March 2009. The losses that exceed the carrying value of Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. are not reflected to the consolidated financial statements since it has a negative equity value as at the date of sale.

As at 31 March 2009, total assets, equity and net period losses of Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. and Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. are as follows:

Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş.	%	31 March 2009
Total assets	20	141,185,414
Equity	20	72,707,103
Net loss	20	(5,809,479)

Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş.	%	31 March 2009
Total assets	20	70,708,939
Equity	20	(7,621,599)
Net loss	20	(10,399,824)

As at 31 December 2009, the reconciliation of the gain on sale of investments in associates is as follows:

31 December 2009
The fair value of the investment property obtained with respect to the cost of investments in associates	51,935,000
Cost of investments in associates (-)	(14,541,421)
Receivables from investments in associates (-)	(21,714,553)
Expenses incurred relating to the sale of associates	868,271
VAT with respect to investment property	2,537,170
Gain on sale of associates (Note 10)	19,084,467

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

20	Investments in associates and joint ventures (continued)

Financial statement information of joint ventures as at 31 December 2010 at unconsolidated amounts is as follows:

Joint Ventures	Participation rates	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Income	Expenses
Enerji Yatırım Holding A.Ş. and its subsidiaries	%49.99	68,352,899	290,158,158	184,038,326	206,434,598	286,705,602	(316,464,301)
Bilecik Demir Çelik San.ve Tic.A.Ş.	%39.99	4,995,663	41,707,824	22,071,819	22,970,886	7,890,820	(15,251,232)
İzmir Liman İşletmeciliği A.Ş.	%46.00	237,117	7,560,416	607,787		12,428	(583,210)

Financial statement information of joint ventures as at 31 December 2009 at unconsolidated amounts is as follows:

Joint Ventures	Participation rates	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Income	Expenses
Enerji Yatırım Holding A.Ş. and its subsidiaries	%49.99	55,324,141	254,277,967	122,670,802	192,295,157	293,753,907	(308,869,675)
Ortadoğu Antalya Liman İşletmeleri A.Ş. (*)	%39.80	27,567,684	106,162,987	17,443,309	89,900,703	42,527,545	(31,738,693)
Düzce-Aksu Hid. El. En. El. Ürt Sant. Ltd. Şti.	%39.98	9,078,012	7,765,315	997,201	5,039,222	3,561,427	(17,848,681)
Bilecik Demir Çelik San.ve Tic.A.Ş.	%39.99	9,335,574	43,297,696	16,114,766	29,308,109	9,564,949	(13,520,853)
İzmir Liman İşletmeciliği A.Ş.	%46.00	1,030,033	7,263,970	533,473		2,788,892	(14,794,424)

(*)
Ortadoğu Liman, was consolidated to the Group as a joint venture with proportionate consolidation method until 29 July 2010. Starting from that date, full consolidation method is applied as a subsidiary. For the period from 1 January to 29 July 2010, unconsolidated income, expense and net income of Ortadoğu Liman were TL 32,712,694, TL 20,396,174 and TL 12,316,520, respectively.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

21	Goodwill

During the years ended 31 December 2010 and 31 December 2009, movement of goodwill is as follows:

1 January 2009	40,363,736
Currency translation differences	(21,006)
31 December 2009	40,342,730
Business combination effect (Note 8)	(4,788,639)
Currency translation differences	(3,821)
31 December 2010	35,550,270

The distribution of the goodwill according to the segments as at 31 December 2010 and 31 December 2009, is as follows:

Distribution by segments	31 December 2010	31 December 2009
Infrastructure	17,231,683	22,024,143
Finance	10,018,691	10,018,691
Real Estate	6,712,296	6,712,296
Other	1,587,600	1,587,600
Total	35,550,270	40,342,730

Basic assumptions used in each segment for the purpose of impairment testing are as follows:

Infrastructure operations:

As at 31 December 2010 and 2009, the Group recognised TL 17,231,683 goodwill related to the acquisition of Ege Liman in its consolidated financial statements.

As at 31 December 2009, the goodwill from the merger of Ortadoğu Liman and Akdeniz Liman amounts to TL 4,792,459 (TL 4,788,639 on 29 July 2010, at the date of the acquisition of the remaining shares of Ortadoğu Liman from other shareholders) in the consolidated financial statements. As at 31 December 2010, this goodwill was reversed as explained in Note 8.

As at 31 December 2010, the Group tested impairment by comparing the goodwill from the acquisition of Ege Liman with the values in use of the cash generating units and concluded that no impairment exists. Cash flow forecasts are prepared up to the end of the port usage rights, which is 2033. The basic assumption is that the expected increase in the intensity of the port activity will increase operational profit. Cash flows used to calculate value in use are prepared in USD. An interest rate of 12.4% is used for discounting future cash flows to the reporting date.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

21	Goodwill (continued)

As at 31 December 2009, the Group tested impairment by comparing the goodwill from the merger of Ortadoğu Liman and Akdeniz Liman and the acquisition of Ege Liman TL 4,792,459 and TL 17,231,684 respectively with the values in use of the cash generating units and concluded that no impairment existed. Cash flow forecasts are prepared up to the end of the port usage rights, which is 2028 for Ortadoğu Liman and 2033 for Ege Liman. The basic assumption is that the expected increase in the intensity of the port activity will increase operational profit. Cash flows used to calculate value in use were prepared in USD. An interest rate of 14% was used for discounting future cash flows to reporting date.

Finance operations:

The Group tested impairment of assets of Global Menkul in order to test the goodwill amounting to TL 10,018,691 as at 31 December 2010 and 2009 recognized in the consolidated financial statements. The Group compared the amount of goodwill with the value in use of cash generating unit and has concluded that there is no impairment. These calculations are based on the cash flows derived from the financial budget for five years approved by the management. In order to estimate infinite cash flows after five years of projection, the Group has used 2% growth rate which does not exceed expected economic growth rate of the country. Cash flows used to calculate the value in use are prepared in USD.

Real estate operations:

The Group tested the impairment of the goodwill related to the acquisition of Maya amounting to TL 6,712,296 as at 31 December 2010 and 2009. In such work, the Group compared the amount of goodwill carried in the consolidated financial statements, with Maya's fair value and has concluded that there is no impairment. Maya leased land in Tatlısu Magosa for 49 years from the Government of Cyprus in order to build hotels, villas and apartments for the Holiday Village project on leased land. As at reporting date, the construction has not been started on leased land, because the expropriation studies have not been completed. As at 31 December 2010 and 2009, the fair value of this leased land is obtained from the appraisal reports prepared by an independent real estate appraisal company. The real estate appraisal company, which is authorized by CMB, uses market approach by reference to market prices of similar properties in the market to determine the fair value and concluded that the fair value of the property is TL 8,610,000 (2009: 8,145,000 TL), which is above the total investment of the Group in Maya recognized in the consolidated financial statements.

Other operations:

The Group tested impairment on assets of Sem Yayıncılık in order to test the goodwill amounting to TL 1,587,600 recognized in the consolidated financial statements as at 31 December 2010 and 2009. The Group compared the amount of goodwill with the value in use of cash generating unit and has concluded that there is no impairment. These calculations are based on the cash flows derived from the financial budget for five years approved by the management. Cash flows used to calculate value in use are prepared in TL.

Market interest rates are used for discounting future cash flows to balance sheet date.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

22	Taxation

Corporate tax:

Provision is made in the accompanying consolidated financial statements for the estimated charge based on the each of the Group entities’ results for the year.

Corporate tax is applied on taxable corporate income, which is calculated from the statutory accounting profit by adding back non-deductible expenses, and by deducting dividends received from resident companies, other exempt income and investment incentives utilised.

In Turkey, advance tax returns are measured and accrued on a quarterly basis. The advance corporate income tax rate for each quarter and as at 31 December 2010 is 20% (31 December 2009: 20%).

Losses can be carried forward for offsetting against future taxable income for up to 5 years. Losses cannot be carried back.

In Turkey, there is no procedure for a final and definitive agreement on tax assessments. Companies file their tax returns between 1-25 April following the close of the accounting year to which they relate. Tax authorities may, however, examine such returns and the underlying accounting records and may revise assessments within five years.

The Law numbered 6111 “Concerning the Restructuring of Certain Receivables, Social Security and the Amendment of the General Health Law and Certain Other Laws and Decrees with the Force of Law” has been put into effect following its promulgation in the Official Gazette on 25 February 2011. The Group management intends to utilize the possibilities stated in the scope of the law within the application period for some of its subsidiaries with respect to the base increase of corporate tax and VAT tax as well as the contentious issues. According to the law, no assessment will be made related to the taxes and periods for which the tax bases will be increased, between the years of 2006 and 2009. The deadline for the application to take advantage of the law is 2 May 2011 and the calculations for determining the final amounts have not been finished yet. However, within the scope of the possibilities provided by the law, the additinal tax amount scheduled to be paid within the 36-month term has been calculated approximately as TL 7,363,205 (including interest costs due to due date difference calculated in accordance with the law). A tax amnesty provision has been accounted for at this amount in the financial statements as at 31 December 2010 in conformity with the prudence principle (Note 28). In accordance with the relevant law, for the companies that benefit from the corporate tax base increase, 50% of the unused statutory tax losses can not be deducted from the profits in 2010 and subsequent years. The Group management has calculated the total amount of such losses as TL 28,055,376 and took into consideration the necessary adjustments related to the deferred tax calculation in the consolidated financial statements as at 31 December 2010.

Transfer pricing

The transfer pricing provisions are set out under the Article 13 of the Corporate Tax Law under the heading of “disguised profit distribution via transfer pricing”. The General Communiqué on disguised profit distribution via transfer pricing dated 18 November 2007 sets out details about the implementation of these provisions. If a tax payer enters into transactions regarding the sale or purchase of goods and services with related parties, where the prices are not set in accordance with an arm’s-length basis, the related profits are considered to be distributed in a disguised manner through transfer pricing. Such disguised profit distributions through transfer pricing are not accepted as a tax deductible for corporate income tax purposes.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

22	Taxation (continued)

Investment allowance:

The Temporary Article 69 added to the Income Tax Law no.193 with the Law no.5479, which became effective starting from 1 January 2006. upon being promulgated in the Official Gazette No:26133, dated 8 April 2006, stating that taxpayers can deduct the amount of the investment allowance exemption which they are entitled to according to legislative provisions effective at 31 December 2005 (including rulings on the tax rate) only from the taxable income of 2006, 2007 and 2008. Accordingly, the investment incentive allowance practice was ended as of 1 January 2006. At this perspective, an investment allowance which cannot be deducted partially or fully in three years time was not allowed to be carried forward to the following years and became unavailable as of 31 December 2009. On the other side, the Article 19 of the Income Tax Law was annulled and the investment allowance practice was ended as of 1 January 2006 with effectiveness of the Article 2 and the Article 15 of the Law no.5479 and the investment allowance rights on the investment expenditures incurred during the period of 1 January 2006 and 8 April 2006 became unavailable.

However, at 15 October 2009, the Turkish Constitutional Court decided to cancel the clause no.2 of the Article 15 of the Law no.5479 and the expressions of “2006, 2007, 2008” in the Temporary Article 69 related to investment allowance mentioned above that enables effectiveness of the Law as of 1 January 2006 rather than 8 April 2006, since it is against the Constitution. Accordingly, the time limitations for the carried forward investment allowances that were entitled to in the previous period of mentioned date and  the limitations related with the investments expenditures incurred between the issuance date of the Law promulgated and 1 January 2006 were eliminated. According to the decision of Turkish Constitutional Court, cancellation related with the investment allowance became effective with promulgation of the decision on the Official Gazette and the decision of the Turkish Constitutional Court was promulgated in the Official Gazette no.27456 dated 8 January 2010.

According to the decision mentioned above, the investment allowances carried forward to the year 2006 due to the lack of taxable income and the investment allowances earned through the investments started before 1 January 2006 and continued after that date constituting economic and technical integrity will be used not only in 2006, 2007 and 2008, but also in the following years. In addition, 40% of investment expenditures that are realized between 1 January 2006 and 8 April 2006, within the context of the Article 19 of the Income Tax Law will have the right for investment allowance exemption.

Explanations regarding deferred tax

Due to the above-mentioned cancellation decision of the Constitutional Court, the Group's joint ventures and subsidiaries’ unused investment incentives could be used as a tax exemption without time limit. As at 31 December 2010, since these companies with unused investment incentives can benefit from the exemption in the future, a total deferred tax asset amounting to TL 2,108,498 (31 December 2009: TL 2,621,703) has been recognized in the consolidated financial statements.

Tax exemption of real estate investment trusts (REIT)

The real estate investment trusts are exempt from corporate tax in accordance with the Corporate Tax Law numbered 5520, 5th Article and the subparagraph (1) d. According to the 15th Article of this law, even when the earnings of the real estate investment trusts are not distributed, they are subject to the withholding tax of 15%. However, in the scope of the authorization provided by the law to the Council of Ministers, the withholding tax rate to be applied was determined to be zero with the decision of the Council of Ministers numbered 2003/6577.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

22	Taxation (continued)

Tax exemption on maritime operations

The Turkish International Ship Registry Law, authorized on 16 December 1999, is designed to accelerate the development of the Turkish maritime sector and increase its contribution to the Turkish economy. The law supports the procurement and operation of ships registered on the Turkish International Ship Registry, and yachts registered to the inventory of tourism companies. Income generated through the vessels covered by the law is not subject to income tax and expenses related to these operations are considered as disallowable expenses.

Income witholding tax:

The usage of investment incentives was redesigned with the amendments to the related tax law published in the Official Gazette dated 1 August 2010. Accordingly, to be applied onto the 2010 calendar year income, investment incentives that will be subject to the deducted amount shall not exceed 25% of income for the year of interest, while determining the tax base.

In addition to corporate taxes, companies should also calculate income withholding taxes on any dividends distributed, except for companies receiving dividends who are resident companies in Turkey and Turkish branches of foreign companies. The rate of income withholding tax is 10% starting from 24 April 2003. This rate was changed to 15% with the code numbered 5520 article 15 commencing from 21 September 2006. After the resolution, declared in Official Gazette on 23 July 2006, this rate was changed to 15% thereafter. Undistributed dividends incorporated in share capital are not subject to income withholding taxes.

According to the Corporate Tax Law, 75% of the capital gains arising from the sale of tangible assets and investments in equity shares owned for at least two years are exempted from corporate tax on the condition that such gains are reflected in the equity with the intention to be utilised in a share capital increase within five years from the date of the sale and the sale amount is collected within two years following the year in which the sale is realized. The Company exempted gain on sale of subsidiary amounting to TL 70,078,679 arising from the sale of Yeşil Enerji to Statkraft AS in the computation of corporate tax in accordance with Board Minute taken on 13 November 2009.

Tax income:

For the years ended 31 December 2010 and 2009, tax income comprised the following:

	2010	2009
Adjustment to previous period tax expense	-	(55,026)
Current tax charge	(5,934,018)	(1,284,160)
Deferred tax benefit	10,442,789	2,744,132
Total	4,508,771	1,404,946

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

22	Taxation (continued)

As at 31 December 2010 and 2009, current tax liability for the period comprised the following:

	2010	2009
Current tax charge	5,934,018	1,339,186
Taxes paid during period	(5,300,053)	(1,185,987)
Total	633,965	153,199
Liability incurred through business combination	1,125,625	-
Change in prepaid taxes	15,461	193,305
Liability transferred related to sale of a subsidiary	-	(46,109)
Payment of previous year tax liability	322,861	22,466
Income tax payable	2,097,912	322,861

The tax reconciliation for the years ended 31 December 2010 and 2009 is as follows:

	%	2010	%	2009
Profit/(loss) before income tax		228,147,787		76,174,759
Corporate tax using domestic rate	20.00	(45,629,557)	20.00	(15,234,952)
Business combination effect	(22.34)	50,971,221	-	-
Effect of tax exemption on maritime operations	(0.59)	1,351,928	(1.51)	1,153,964
Effect of non-taxable income	(4.42)	10,078,920	(1.09)	830,517
Effect of disallowable expenses	1.29	(2,947,000)	3.38	(2,574,973)
Effect of investment allowance	(0.13)	287,616	(3.44)	2,621,733
Effect of unrecognized losses	3.29	(7,511,191)	2.56	(1,951,826)
Effect of exemption of the gain on the sale of subsidiary	-	-	(18.40)	14,015,736
Other	0.92	(2,093,166)	(3.34)	2,544,747
	(1.98)	4,508,771	(1.84)	1,404,946

Deferred Tax:

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

In Turkey the tax legislation does not permit a parent company, its subsidiaries and associates to file a consolidated tax return. Therefore, deferred tax positions of companies with deferred tax assets and companies with deferred tax liabilities are not netted and are disclosed separately.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

22	Taxation (continued)

As at 31 December 2010 and 31 December 2009, the deferred tax assets and liabilities reflected to the consolidated financial statements are as follows:

	2010	2009
Deferred tax assets	28,767,669	25,309,640
Deferred tax liabilities	(102,634,364)	(15,801,512)
Total	(73,866,695)	9,508,128

For the years ending 31 December 2010 and 31 December 2009, the movement of deferred tax assets and liabilities is as follows:

	2010	2009
Balance at the beginning of the year	9,508,128	6,190,240
Deferred tax income	10,442,789	2,744,132
Exclusion from scope of consolidation	1,020	(54,672)
Business combination effect (Note 8)	(81,298,144)	-
Currency translation differences	(2,334,765)	75,305
Recognized in equity	(59,427)	560,259
Transferred to assets held for sale	-	(7,136)
Transferred from liabilities classified as held for sale (*)	(10,126,296)	-
	(73,866,695)	9,508,128

(*)	Deferred tax liabilities related to Dağören are transferred from liabilities directly associated with assets held for sale (Note 7).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

22	Taxation (continued)

Deferred tax assets and deferred tax liabilities as at 31 December 2010 and 31 December 2009 are attributable to the items presented in the table below:

	2010		2009
	Temporary	Deferred tax assets /	Temporary	Deferred tax assets /
	differences	liabilities	differences	liabilities
Accumulated tax loses	92,387,273	18,477,455	63,962,020	12,792,404
Deferred connection revenue	43,710,010	8,742,002	33,065,592	6,613,118
Receivables	12,092,146	2,418,429	15,516,129	3,103,226
Investment allowance	10,542,492	2,108,498	13,108,515	2,621,703
Valuation differences of marketable securities	2,721,166	544,233	3,892,194	778,439
Provisions	1,802,588	360,518	2,115,177	423,035
Provision for employee termination indemnity	1,627,745	325,549	1,090,898	218,180
Change in value of derivative instruments	662,711	132,542	3,013,854	602,771
Letter of guarentee provision for Izmir port	-	-	10,389,330	2,077,866
Property, plant and equipment, intangible assets and concession intangible assets	(531,723,027)	(106,344,605)	(68,103,503)	(13,620,701)
Commission of loan and prepaid advances	(7,233,227)	(1,446,645)	(3,770,285)	(754,057)
Valuation of investment property	2,212,585	442,517	(23,313,157)	(4,662,631)
Duty-free income accrual	-	-	(5,780,659)	(1,156,132)
Others	1,864,061	372,812	2,354,542	470,907
		(73,866,695)		9,508,128

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

22	Taxation (continued)

As at 31 December 2010 and 31 December 2009, the breakdown of the accumulated tax losses carried forward in terms of their final years of utilization is as follows:

Expiry years of the tax	31 December 2010		31 December 2009
losses carried forward	Recognized	Unrecognized	Recognized	Unrecognized
2010	-	-	-	-
2011	264,760	554,827	726,363	390,231
2012	709,707	5,103,255	1,270,780	4,884,864
2013	29,998,312	37,178,947	58,030,982	9,793,613
2014	3,117,577	10,321,869	3,933,895	10,103,352
2015	58,296,917	8,783,815	-	-
	92,387,273	61,942,713	63,962,020	25,172,060

Unrecognized deferred tax assets and liabilities

At the reporting date, the Group has statutory tax losses available for offsetting against future profits which are shown above. Such losses carried forward expire after 2015. Deferred tax assets have not been recognized in respect of some portion of these items because it is not probable that future taxable profit will be available against which the Group can utilize the benefits there from. No deferred tax asset has beeen recognized with respect to the TL 28,055,376 due to the increase in the tax base within the scope of the Law numbered 6111 “Concerning the Restructuring of Certain Receivables, Social Security and the Amendment of the General Health Law and Certain Other Laws and Decrees with the Force of Law”. These accumulated losses would expire in the following years: TL 399,405 in 2012, TL 26,827,567 in 2013 and TL 828,404 in 2014.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

23	Other assets

As at 31 December 2010 and 31 December 2009, other non-current assets comprised the following:

	31 December 2010	31 December 2009
Advances given(*)	23,830,784	23,020,168
Value added tax receivable	2,001,048	1,810,773
Prepaid expenses	643,626	133,664
Other	257,810	310,000
Total	26,733,268	25,274,605

(*)	As at 31 December 2010 and 2009, a significant portion of advances given consists of advances given for projects developed by the Group.

As at 31 December 2010 and 31 December 2009, other current assets comprised the following:

	31 December 2010	31 December 2009
Value added tax receivable	18,671,291	13,945,195
Income accruals(*)	10,048,006	10,574,209
Prepaid expenses	2,036,211	840,086
Advances given	1,814,044	903,418
Wage/salary advances given to personnel	712,219	543,012
Prepaid taxes	216,128	200,667
Other	544,660	375,141
Total	34,042,559	27,381,728

(*)
As at 31 December 2010, a significant portion of income accruals consists of income accruals related to natural gas sales and as at 31 December 2009, a significant portion of income accruals consists of accruals related to rental income from duty-free shops and income accruals related to natural gas sales.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

24	Cash and cash equivalents

As at 31 December 2010 and 31 December 2009, cash and cash equivalents comprised the following:

	31 December 2010	31 December 2009
Cash on hand	287,783	237,214
Cash at banks	53,204,595	43,914,001
-Demand deposits	10,512,044	10,125,192
-Time deposits	42,692,551	33,788,809
Receivables from reverse repurchase agreements	-	2,000,154
Receivables from money markets	-	374,407
Receivables from Takasbank	1,087,130	668,712
Credit card receivables	2,163,088	800,716
Other	144,899	796,903
Cash and cash equivalents	56,887,495	48,792,107
Blocked deposits	(5,050,568)	(2,152,452)
Cash and cash equivalents for cash flow purposes	51,836,927	46,639,655

As at 31 December 2010 and 31 December 2009, maturities of time deposits comprised the following:

	31 December 2010	31 December 2009
Up to 1 month	40,981,394	33,555,539
1-3 months	1,510,177	-
3-6 months	200,980	233,270
	42,692,551	33,788,809

As at 31 December 2010 and 31 December 2009, the range of time deposit interest rates included in cash and cash equivalents is as follows:

	31 December 2010	31 December 2009
TL time deposit interest rate (highest)	8.75%	13.50%
TL time deposit interest rate (lowest)	3.25%	6.50%
USD time deposit interest rate (highest)	1.55%	0.50%
USD time deposit interest rate (lowest)	0.50%	0.20%
Euro time deposit interest rate (highest)	-	2.00%
Euro time deposit interest rate (lowest)	-	2.00%

As at 31 December 2010, cash at banks amounting to TL 2,266,809 (31 December 2009: TL 977,279) is blocked due to bank borrowings and letters of guarantee by the banks. Cash at banks amounting to TL 2,163,088 (31 December 2009: TL 800,716) comprises credit card receivables which are blocked at banks until their maturities. As at 31 December 2010, TL 620,671 deposited at the ISE Settlement and Custody Bank (“Takasbank”) is blocked by the CMB (31 December 2009: TL 374,457).

Financial risk with respect to cash and cash equivalents are detailed in Note 5.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

25	Inventories

As at 31 December 2010 and 31 December 2009, inventories comprised the following:

	31 December 2010	31 December 2009
Raw materials	833,211	632,990
Finished goods	321,170	1,377,301
Commercial goods	171,125	143,700
Other	1,099	26,884
Total	1,326,605	2,180,875

There is no mortgage or pledge on the inventory of the Group. As at 31 December 2010 and 2009, the Group has not accounted for any impairment provision for the inventory.

26	Loans and borrowings

As at 31 December 2010 and 31 December 2009, loans and borrowings comprised the following:

Short term loans and borrowings	31 December 2010	31 December 2009
Short term bank loans	6,711,164	9,738,085
-TL Loans	2,051,525	7,408,210
-Foreign currency loans	4,659,639	2,329,875
Short term portion of long term bank loans	69,108,636	38,281,465
-TL Loans	6,156,521	30,410
-Foreign currency loans	62,952,115	38,251,055
Finance lease obligations	4,057,967	745,459
Total	79,877,767	48,765,009

Long term loans and borrowings	31 December 2010	31 December 2009
Long term bank loans	287,184,973	173,606,227
-TL Loans	33,959,247	23,868
-Foreign currency loans	253,225,726	173,582,359
Finance lease obligations	12,315,047	12,921,465
Total	299,500,020	186,527,692

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

26	Loans and borrowings (continued)

Maturity profile of long term bank loans comprised following:

Year	31 December 2010	31 December 2009
2011	-	33,987,802
2012	182,582,946	122,181,895
2013	43,939,008	6,933,682
2014 and after	60,663,019	10,502,848
Total	287,184,973	173,606,227

Maturity profile of finance lease obligations comprised following:

	31 December 2010			31 December 2009
	Future minimum lease payments	Interest	Present value of minimum lease payment	Future minimum lease payments	Interest	Present value of minimum lease payment
Less than one year	6,258,598	2,200,631	4,057,967	1,341,425	595,966	745,459
Between one and five years	13,696,118	1,381,071	12,315,047	15,811,426	2,889,961	12,921,465
Total	19,954,716	3,581,702	16,373,014	17,152,851	3,485,927	13,666,924

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

26	Loans and borrowings (continued)

					31 December 2010
				Interest	Nominal Interest	Principal	Carrying
Loan Type	Company Name	Currency	Maturity	Type	Rate %	(TL)	Value (TL)
Loans used to finance investments and projects
Loan participation notes (i)	Holding	USD	2012	Fixed	9.25%	113,073,976	116,719,061
Unsecured Loan (ii)	Holding	USD	2013	Floating	Libor + 6.75%	21,644,000	21,712,221
Secured Loan (iii)	Ortadoğu Liman (*)	USD	2016	Floating	Libor + 4.95%	68,333,200	68,971,229
Secured Loan (iv)	Ortadoğu Liman (*)	USD	2013	Fixed	7.25%	4,187,083	4,218,024
Secured Loan (v)	Ortadoğu Liman (*)	USD	2016	Fixed	5.15%	6,957,000	7,038,921
Secured Loan (vi)	Global Liman	USD	2017	Floating	Libor + 4.95%	27,828,000	28,454,864
Secured Loan (vii)	Ege Liman	USD	2013	Floating	Libor + 2.5%	13,637,929	13,669,806
Secured Loan	Bodrum Liman	USD	2014	Fixed	7.95%	2,571,200	2,651,113
Secured Loan	Bilecik Demir Çelik	USD	2013	Floating	Libor + 7%	937,672	1,032,352
Secured Loan	Bilecik Demir Çelik	USD	2011	Fixed	8.50%	1,483,789	1,491,082
Secured Loan (viii)	Pera	TL	2013	Fixed	12.46% - 13.34%	37,790,966	39,974,671
Secured Loan (ix)	Energaz and its subsidiaries	USD	2011-2015	Fixed	7.30% - 8.5%	48,615,903	49,667,611
Unsecured Loan	Energaz and its subsidiaries	EURO	2012	Floating	Euribor + 2%	372,490	378,171
Unsecured Loan	Energaz and its subsidiaries	EURO	2012	Fixed	3.87%	910,530	918,406
Unsecured Loan	Energaz and its subsidiaries	TL	2011-2012	Fixed	20%	40,021	41,633
Unsecured Loan	Energaz and its subsidiaries	USD	2011-2014	Fixed	2%- 5%	955,173	986,547
						349,338,932	357,925,712
Loans used to finance working capital
Secured Loan	Holding	USD	2011	Fixed	4.3%	2,473,600	2,523,761
Unsecured Loan	Holding	USD	Rotative	Fixed	12%	599	289,874
Unsecured Loan	Bodrum Liman	TL	Rotative	Fixed	6%	289,874	99,927
Secured Loan	Ortadoğu Liman (*)	USD	2012	Fixed	9.48%	99,900	114,437
Unsecured Loan	Bilecik Demir Çelik	TL	2011	Fixed	4.75%	114,437	599
Unsecured Loan	Bilecik Demir Çelik	TL	2011	Fixed	4.75%	2,030,454	2,030,454
Unsecured Loan	Sem	TL	2011	Fixed	13%	20,009	20,009
						5,028,873	5,079,061
Finance Lease Obligations
Leasing (x)	Ortadoğu Liman (*)	USD	2015	Fixed	5.9%	2,916,467	2,916,467
Leasing	Ege Liman	USD	2012	Fixed	8.3%	2,195,212	2,195,212
Leasing (xi)	Bilecik	USD	2013	Fixed	11.13%	11,072,097	11,072,097
Leasing	Bilecik	EURO	2014	Fixed	12.25%	189,238	189,238
						16,373,014	16,373,014
						370,740,819	379,377,787

(*)
Ortadoğu Liman was consolidated to the Group as a joint venture with proportionate consolidation method until 29 July 2010. Starting from that date, full consolidation method is applied as a subsidiary.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

26	Loans and borrowings (continued)

					31 December 2009
Loan Type	Company Name	Currency	Maturity	Interest Type	Nominal Interest Rate %	Principal (TL)	Carrying Value (TL)
Loans used to finance investments and projects
Loan participation notes (i)	Holding	USD	2012	Fixed	9.25%	109,497,064	112,558,897
Secured Loan (iii)	Ortadoğu Liman	USD	2016	Floating	Libor + 2.9%	22,292,792	22,427,396
Secured Loan (iv)	Ortadoğu Liman	USD	2013	Fixed	7.25%	2,272,226	2,290,381
Secured Loan(vii)	Ege Liman	USD	2013	Floating	Libor + 2.5%	17,476,875	17,529,054
Secured Loan	Bodrum Liman	USD	2010	Fixed	6.29%	376,425	382,602
Secured Loan	Bodrum Liman	USD	2014	Fixed	7.95%	3,011,400	3,106,712
Secured Loan	Bilecik Demir Çelik	USD	2013	Floating	Libor + 7%	1,204,259	1,236,150
Secured Loan	Bilecik Demir Çelik	USD	2010	Fixed	8.5-9%	1,505,323	1,566,578
Secured Loan (viii)	Pera	TL	2010	Fixed	10%- 18%	6,138,254	6,119,904
Secured Loan (ix)	Energaz and its subsidiaries	USD	2011-2013	Fixed	8.50% - 8.80%	40,969,877	41,854,666
Secured Loan	Energaz and its subsidiaries	EURO	2012	Floating	Euribor + 2%	589,055	601,597
Secured Loan	Energaz and its subsidiaries	EURO	2012	Fixed	3.87%	1,439,913	1,452,411
Secured Loan	Energaz and its subsidiaries	TL	2012	Fixed	8.5%	28,781	28,781
						206,802,244	211,155,129
Loans used to finance working capital
Unsecured Loan	Bodrum Liman	USD	2010	Fixed	7.50%	763,297	763,297
Unsecured Loan	Bodrum Liman	TL	Rotating	Fixed	12%	365,000	365,000
Unsecured Loan	Bilecik Demir Çelik	TL	2010	Fixed	10.4%	923,306	923,306
Secured Loan	Energaz and its subsidiaries	USD	2010-2012	Fixed	8.5%	8,207,097	8,393,548
Unsecured Loan	Energaz and its subsidiaries	TL	2012	Fixed	20%	25,318	25,497
						10,284,018	10,470,648

Finance Lease Obligations
Leasing	Ege Liman	USD	2012	Fixed	8.3%	2,883,446	2,883,446
Leasing (xi)	Bilecik Demir Çelik	USD	2013	Fixed	11.13%	10,783,478	10,783,478
						13,666,924	13,666,924
						230,753,187	235,292,701

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

26	Loans and borrowings (continued)

The detailed information related to the significant loans borrowed by the Group is as follows:

(i)
USD 100,000,000 of long term loans represent the 5 year maturity “loan participation notes” granted on 1 August 2007. Principal amount will be paid at the end of the maturity and interest is paid in January and July each year. At the day the loan is borrowed, the special purpose entity of the Group, invested USD 25,000,000 in the notes which were issued by Deutsche Bank Luxembourg SA. With the subsequent repurchases at the various dates, the amount of notes owned by the Group reached to a nominal value of USD 26,860,300. As at 31 December 2010, all purchased notes are held by the Company and and one of its subsidiaries. The Group presented such transactions by netting off investments in notes and Group’s loan participation notes in accordance with IAS 32. The loan agreement includes terms about the limitations on indebtedness, sales of the material assets, transactions with the subsidiaries and mergers and acquisitions of the Group.

(ii)
The loan amounting to USD 14,000,000 that the Company borrowed on 15 December 2010 has a maturity date of 16 December 2013. The interest rate is Libor+6.75%. Interest is paid every six months (in June and December) and after the twelfth month, principal portions will be paid in the same months as well.

(iii)
In 2006, Ortadoğu Liman entered into a loan amounting to USD 40,000,000 in total with a 10-year maturity. The interest rate is Libor+2,90%. Starting from 29 July 2010, the interest rate has been revised to Libor+4.95%. The remaining principal amount of the loan as at 31 December 2010 is USD 34,400,000 (31 December 2009: USD 37,200,000). Principal and interest are paid at the end of April and October of each year. The loan agreement imposes financial covenants on Ortadoğu Liman, and includes terms about limitation on financing activities, investment, dividend payments, sales of the assets, and mergers and acquisitions. All equity shares are pledged according to a share pledge agreement.

On 12 August 2010, with the amendment to the existing agreement, Ortadoğu Liman raised an additional loan amounting to USD 10 million with the same conditions. The remaining principal amount of the loan as at 31 December 2010 is USD 9,800,000.

(iv)	Ortadoğu Liman entered into a loan on 24 May 2007, amounting to USD 6,500,000 in total with a 6-year maturity. The interest rate is 7.25%. The remaining principal amount of the loan as at 31 December 2010 is TL 4,187,083 (2009: with the effective shareholding rate of the Group: TL 2,272,226). The loan agreement includes financial covenants which may be exercised by the creditor in case of default. A pledge of TL 17,303,000 over the assets of Ortadoğu Liman was given to the bank as collateral.

(v)
Ortadoğu Liman entered into a loan on 13 October 2010, amounting to USD 4,500,000 in total with a 6-year maturity. The interest rate is 5.15%. With reference to the loan agreement signed, in the event of default, the crab and the other machinery purchased with this loan are pledged to the bank.

(vi)
Global Liman entered into a loan amounting to USD 35,000,000 in total on 20 July 2010 with a 7 year maturity and an interest rate of Libor+4.95%. Principal and interest are paid at the end of June of each year. On 12 August 2010, USD 17,000,000 was repaid. Under this loan agreement, in the event of default, the shares of Ege Liman and Ortadoğu Liman are pledged in accordance with a share pledge agreement.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

26	Loans and borrowings (continued)

(vii)
As at 31 December 2010, the foreign currency loan amounting to USD 8,821,429 (31 December 2009: USD 11,607,143) represents the bank loan granted to Ege Liman on 15 June 2006, with a 7-year maturity. Principal and interest are paid in November and May each year. 100% of the Ege Liman’s shares, which are owned by Global Liman and RCCL, have been pledged to the bank as collateral for the loans acquired based on the agreement signed on 25 May 2006. With reference to the loan agreement signed, in the event of default, the cash generated from the company’s rent income is pledged to the bank and there is a blockage on the bank account.

(viii)
As at 31 December 2010, TL loans amounting to TL 39,974,671 represent the three-year maturity loans borrowed by Pera. The payment schedules mainly include no principal and interest payment in the first year. The monthly interest payments will start after the first year and monthly principal and interest payments after the eighteenth month. As at 31 December 2009, TL loans amounting to TL 6,119,904 represent the one-year maturity loans borrowed by Pera. As a guarantee for this borrowing land in Denizli Sümer Mahallesi and shopping mall project in Denizli, investment property of Pera, are given as mortgage in favor of the bank.

(ix)
The foreign currency loans amounting to USD 49,667,611 (31 December 2009: USD 41,854,666) represent the 5-year maturity loans granted to Energaz and its subsidiaries in accordance with an agreement with a bank on 23 April 2007. An amendment protocol to the existing agreement has been signed on 30 August 2010. The loans do not include any repayment in the first year. Principal and interest are paid semiannually in the subsequent four years. The shares of the subsidiaries of Energaz are pledged against the loans. Additionally the loan agreement imposes on the borrowers limitation conditions about financing activities, dividend payments, sales of assets and mergers with other companies.

(x)	On 27 August 2010, Ortadoğu Liman has signed a finance lease agreement amounting to USD 2,040,000 in total with the expiry date of 4 September 2015 and interest rate of 5.9% for a port tugboat.

(xi)
On 2 November 2009, Bilecik Demir Çelik entered into a leasing agreement amounting to USD 17,908,903 with an interest rate of 11.13% and maturity date of 24 July 2013 for crane and production plant machinery. Interest is paid in January and June starting from 2010 every year and principal is to be paid in the same months starting from 2011 every year. Global Yatırım Holding and the other shareholders of Bilecik Demir Çelik provided guarantee to the leasing company in respect to the loan. Pledges on property, plant and equipment acquired by leasing are explained in Note 31.

Other guarantee explanations with respect to loans are presented in Note 31.

The details of the financial risks with respect to financial liabilities are presented in Note 5.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

27	Trade and other payables

As at 31 December 2010 and 31 December 2009, non-current trade and other payables comprised the following:

Non-current total other and trade payables	31 December 2010	31 December 2009
Due to subsidiaries' and joint ventures' other shareholders	-	7,298,012
Deposits and advances received (*)	32,795,001	24,681,576
Total	32,795,001	31,979,588

(*)
As at 31 December 2010, the deposits and advances received consist of the security deposits received by the joint ventures of the Group operating in the natural gas distribution sector from their subscribers to guarantee the future receivables.

As at 31 December 2010 and 31 December 2009, current trade and other payables comprised the following:

Current total trade payables	31 December 2010	31 December 2009
Payables to suppliers (*)	50,055,467	41,050,948
Other	32,361	161,981
Total	50,087,828	41,212,929

Current total other payables	31 December 2010	31 December 2009
Due to subsidiaries' and joint ventures' other shareholders	16,275,839	7,102,483
Taxes payable and social security contributions	2,668,970	2,355,042
Deposits and advances received	358,104	579,129
Payables to personnel	226,015	497,626
Other	923,909	640,422
Total	20,452,837	11,174,702

Current total liabilities from operations in finance sector	31 December 2010	31 December 2009
Payables to money market	11,540,000	4,011,316
Funds provided from repo transactions	6,757,680	14,642,338
Funds provided from bank loans (**)	4,303,902	6,642,167
Payables to customers	3,758,947	1,875,649
Payables to suppliers	718,756	432,429
Other	59,363	36,292
Total	27,138,648	27,640,191
Current total trade and other payables	97,679,313	80,027,822

(*)	A significant portion of the payables to suppliers consists of the payables to natural gas suppliers of the joint ventures of the Group which operate in natural gas distribution sector.

(**)
As at 31 December 2010, the maturity term of funds provided from bank loans is January 2011 and their interest rate is 8.7% (As at 31 December 2009, the maturity term of funds provided from bank loans is 2010 and their interest rate is 14%).

The details of the financial risks related to liabilities due to operations in finance sector are presented  in Note 5.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

28	Other liabilities

As at 31 December 2010 and 31 December 2009, other non-current liabilities comprised the following:

	31 December 2010	31 December 2009
Deferred connection fee revenue	41,876,961	31,729,138
Provision for lawsuits, penalty and tax amnesty (*)	5,726,937	-
Reserve for employee termination indemnity (**)	1,857,843	1,239,757
Total non-current other liabilities	49,461,741	32,968,895

(*)	As at 31 December 2010, the provision for lawsuits, penalty and tax amnesty includes the non-current portion of the tax amnesty provision amounting to TL 5,726,936 (TL 7,363,205 in total) explained in detail in Note 22.

(**)	The Group’s accounting policies require the use of actuarial assumptions to estimate the provision for employee termination indemnities. The reserve for employee termination indemnity has been calculated by estimating the present value of future probable obligation of the Group arising from the retirement of the employees and is included in the consolidated financial statements. Accordingly, the following actuarial assumptions were used in the calculation of the total liability:

	31 December 2010	31 December 2009
Discount rate	% 4.66	% 5.92
Turnover rate for the expectation of retirement probability	% 96	% 96

The major assumption is that the retirement pay liability determined for one service year is going to increase in line with the inflation. As at 31 December 2010, the provision for employee termination indemnities is calculated over the ceiling of TL 2,517 (31 December 2009: TL 2,365).

For the years ended 31 December 2010 and 2009, the movement of the provision for employee termination indemnity as follows:

Provision for employee termination indemnity	2010	2009
Balance at 1 January	1,239,757	1,046,147
Interest for the period	76,053	125,155
Current service costs and actuarial (gains) / losses	378,980	630,536
Currency translation differences	17,745	(1,594)
Acquisition through business combination (Note 8)	414,600	-
Paid during the period (-)	(269,292)	(560,487)
Balance at 31 December	1,857,843	1,239,757

For the years ended 31 December 2010 and 31 December 2009, the expenses related to the employee termination indemnity are presented in the personnel expenses under general administrative expenses and in the interest expenses under finance expenses.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

28	Other liabilities (continued)

As at 31 December 2010 and 31 December 2009, other current liabilities comprised the following:

	31 December 2010	31 December 2009
Deferred income (*)	11,140,738	5,969,845
Provision for lawsuits, penalty and tax amnesty (**)	3,555,303	1,618,098
Income tax payable	2,097,912	322,861
Expense accruals	972,842	8,631
Provision for termination indemnities and vacations	943,326	630,785
Fair value of interest rate swaps (***)	662,711	3,013,854
Advances received	257,881	421,160
Letter of guarantee provision for Izmir Port (****)	-	10,389,330
Other	155,010	205,566
Total other current liabilities	19,785,723	22,580,130

(*)	As at 31 December 2010, deferred income includes prepaid natural gas sale income amounting to TL 9,307,689 (2009: TL 4,608,676) and deferred connection fee revenue related to future months amounting to TL 1,833,049 (2009: TL 1,336,454).

(**)	As at 31 December 2010, the provision for lawsuits, penalty and tax amnesty includes the current portion of the tax amnesty provision amounting to TL 1,636,269 (TL 7,363,205 in total) explained in detail in Note 22. The expenses related to the total tax amnesty provision are accounted for under other operating expenses (TL 6,402,787 – Note 10) and finance expenses (TL 960,418 – Note 13).

As at 31 December 2010, the provision for lawsuits, penalty and tax amnesty includes the penalty provision amounting to TL 470,025 (2009: TL 241,560) to be paid to CMB by Global Menkul, a subsidiary of the Group.

As at 31 December 2010, the provision for lawsuits, penalty and tax amnesty includes the lawsuit provision amounting to TL 1,449,010 (2009: TL 1,376,538).

(***)	As at 31 December 2010 and 2009, the details of the Group’s interest swap agreements comprised the following:

	2010		2009
	Nominal Value	Maturity	Nominal Value	Maturity
USD	25,000,000	31 July 2012	25,000,000	31 July 2012
USD	5,500,000	25 May 2013	6,250,000	25 May 2013
USD	5,500,000	25 May 2013	6,250,000	25 May 2013

	31 December 2010	31 December 2009
Fair value of interest rate swaps	662,711	3,013,854
	662,711	3,013,854

(****)	The provision is related with the letter of guarantee given to İzmir Port tender which is explained in detail in Note 31.a (viii).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

28	Other liabilities (continued)

The movements of the current and non-current provisions (except for the provision for employee termination indemnity) for the years ended 31 December 2010 and 2009 are disclosed below:

		Provision for		Letter of
	Provision for	termination	Provision for	guarantee
	lawsuits, penalty	indemnities and	personnel	provision for
	and tax amnesty	vacations	premium	Izmir Port	Other	Total
Balance at 1 January 2010	1,618,098	630,785	137,739	10,389,330	59,516	12,835,468
Provision made during the period	7,822,755	333,016	-	-	-	8,155,771
Paid	-	(94,419)	(22,691)	(10,389,330)	(54,174)	(10,560,614)
Provision reversed during the period	(392,685)	-	-	-	-	(392,685)
Currency translation differences	(3,837)	(1,417)	(1,631)	-	(5,342)	(12,227)
Acquisition through business combination	237,909	75,361	-	-	-	313,270
Balance at 31 December 2010	9,282,240	943,326	113,417	-	-	10,338,983

		Provision for		Letter of
	Provision for	termination	Provision for	guarantee
	lawsuits, penalty	indemnities and	personnel	provision for
	and tax amnesty	vacations	premium	Izmir Port	Other	Total
Balance at 1 January 2009	1,316,261	695,916	18,850	-	91,286	2,122,313
Provision made during the period	596,279	141,228	118,889	10,389,330	16,943	11,262,669
Paid	(133,226)	(206,359)	-	-	(48,713)	(388,298)
Provision reversed during the period	(161,216)	-	-	-	-	(161,216)
Balance at 31 December 2009	1,618,098	630,785	137,739	10,389,330	59,516	12,835,468

For the year ended 31 December 2010, expenses related to the provision for lawsuits, penalty and tax amnesty are presented in other expenses, finance expenses and administrative expenses. The expenses related to the provision for termination indemnities and vacations are presented in the administrative expenses. The income related to the reversal of lawsuit provisions is presented in other income.

For the year ended 31 December 2009, expenses related to the provision for lawsuits, penalty and tax amnesty are presented in other expenses. The expenses related to the provision for termination indemnities and vacations are presented in the administrative expenses. The income related to the reversal of lawsuit provisions is presented in other income. The expenses related to the provision for personnel premium are presented in the administrative expenses and cost of sales. The expenses related to the letter of guarantee provision for Izmir Port are presented in the finance expenses. The expenses related to other provisions are presented in the other expenses.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

29	Capital and reserves

29.1	Share capital / treasury shares

As at 31 December 2010 and 31 December 2009, the Company’s statutory nominal value of paid-in share capital consists of 22,500,368.745 registered shares (*) with a par value of TL 1 each.

The issued capital of the Company is TL 225,003,687.45 and the authorized capital ceiling is TL 650,000,000. The shareholder structure of the Company is as follows:

	31 December 2010		31 December 2009
	Proportion of	Value of	Proportion of	Value of
	share %	share	share %	share
Mehmet Kutman	21.43%	48,213,096	20.15%	45,344,006
Erol Göker	0.22%	488,707	0.22%	488,707
Ecofin Group (**)	-	-	17.56%	39,528,792
Publicly traded shares	78.35%	176,301,884	62.07%	139,642,182
Total	99.99%	225,003,687	100.00%	225,003,687
Inflation accounting adjustment		42,366,479		42,366,479
Inflation adjusted capital		267,370,166		267,370,166

The shareholder structures as at 31 December 2010 and 2009 are derived from the lists of attendants to the General Assembly meetings dated 4 June 2010 and 6 August 2009, respectively.

The shares of the Company include privileged shares. The privileges of the (A), (D) and (E) group shares are explained below:

Two of the members of the Board of Directors are chosen among the candidates nominated by the owners of the group (A) shares. One of the members of the Board of Directors is chosen among the candidates nominated by the owners of the group (D) shares and one of them is chosen among the candidates nominated by the owners of the group (E) shares. Each member of the board is chosen by the decision of the majority of the shareholders of the privileged share group that nominated the candidate. All the shareholders have the right to nominate any candidate but, in order to select such candidates for the General Assembly, the nominations should be approved by the group (A) shares before the selection. All the shareholders have the right to nominate for two candidates for the Board. In case that group (D) and group (E) shares cannot nominate any candidate, any shareholder can nominate a candidate.

(*)	Number of shares is presented in lots in the consolidated financial statements and the accompanying notes (1 lot= 100 shares).

(**)	Ecofin Group consists of Ecofin Global Utilities Master Fund Ltd., Ecofin Special Situations Utilities Master Fund Ltd and Ecofin Water and Power Opportunities Plc.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

29	Capital and reserves (continued)

29.1	Share capital / treasury shares (continued)

Some of the subsidiaries of the Company repurchase shares of the Company from the capital markets. The repurchased shares are called as repurchased shares. The shares can be sold back to the market. Profit or loss that arises as the result of the sale of the shares is as accounted for under retained earnings in the consolidated financial statements. The shares are accounted for at cost under treasury shares. Amounts related to these transactions are presented under “Own shares acquired and sold” in the consolidated statement of changes in equity. As at 31 December 2010, the Group’s subsidiaries held 2,000,000 shares of Global Yatırım Holding A.Ş. (31 December 2009: 14,896,106), with the cost of TL 1,820,000 (31 December 2009: TL 11,565,130).

29.2	Share premium

Share premium represents the inflow of cash arising from the sales of shares on market value. The premium amount is included in equity and can not be distributed. It can only be used for the future capital increases. As at 31 December 2010 and 31 December 2009, the share premium of the Group is TL 174,513.

29.3	Reserves

As at 31 December 2010 and 31 December 2009, the reserves of the Group comprised the following;

	31 December 2010	31 December 2009
Legal reserves (Restricted reserves)	75,764,360	1,284,711
Curreny translation differences	7,953,450	3,732,438
Revaluation reserve	813,086	439,089
	84,530,896	5,456,238

As at 31 December 2010 and 2009, the revaluation reserve comprises the cumulative net change in the fair value of available-for-sale financial assets.

As at 31 December 2010 and 2009, currency translation differences comprise the foreign exchange differences arising from the translation of the financial statements of subsidiaries and joint ventures from their functional currencies to the presentation currency (TL) recognized in the equity.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

29	Capital and reserves (continued)

29.1	Reserves (continued)

Under Turkish Commercial Code, Turkish companies are required to set aside first and second level restricted reserves out of their profits. The first legal reserve is appropriated out of the statutory profits at the rate of 5%, until the total reserve reaches a maximum of 20% of the Company’s restated share capital. The second legal reserve is appropriated at the rate of 10% of all distributions in excess of 5% of the Company’s restated share capital. However, Holding companies are not subject to this regulation. Legal reserves are only available for netting off losses unless they exceed 50% of the historical paid-in share capital otherwise they are not allowed to be used for other purposes. As at 31 December 2010 the legal reserves of the Group are TL 75,764,360 (31 December 2009: 1,284,711 TL).

The companies which are quoted to ISE are subject to the following dividend conditions as per required by CMB:

According to the decision of CMB on 25 February 2009 numbered 7/242, the net amount of distributable profit that is calculated per CMB’s minimum profit distribution requirements will be wholly distributed if met by the net distributable profit of statutory records. If the amount per CMB is not met by statutory records, the amount to be distributed will be limited to the amount at the statutory records. If losses are incurred in either of CMB or statutory financial statements, no profit will be distributed.

In chapter 1 of 2010/4 weekly bulletin of CMB, to determine the principles of dividend obtained from 2008 operations of corporations coated to stock exchange market, it is stated that;

*
For corporations traded at stock exchange market, there is not a determined minimum portion of distribution; in this aspect the profit to be distributed will be determined in line with the announcements of CMB Serial IV, Number 27, the articles of the incorporation and will be in accordance with the declarations made to public.

*
For corporations that are obliged to issue consolidated financial statements, as long as met from the statutory profit; it is permitted to calculate the net distributable profit in line with the CMB’s Serial XI, Number 29 “Bases for Financial Reporting in the Capital Markets” announcement which is also the profit declared at the consolidated financial statements.

*
The Corporation shall present disclosures that statutory current year profit after previous year losses deducted and total amount of other resources made object of dividend in financial statements prepared in accordance with CMB Communiqué Serial: XI, Number 29.

*
For corporations traded at stock exchange market, when it is decided to distribute profits at the board of directors meeting and will be proposed to the general assembly of the company, or when profit distribution is decided at the general assembly of the direct partnerships; correspondent to that decision in accordance with the announcement of CMB’s Serial VIII, Number 54 “Bases for the Declaration of Special Situations”, in the appendix of special situation announcement, the profit distribution tables of the Profit Distribution Preparation Guideline will also be declared.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

29	Capital and reserves (continued)

29.1	Reserves (continued)

According to CMB’s decision on 27 January 2010 numbered 02/51, corporations traded on the stock exchange market are not obligated to distribute a specified amount of dividends (2009: 20%). For corporations that will distribute dividends, in relation to the resolutions in their general assembly the dividends may be in cash, may be free by adding the profit into equity, or may be partially from both; it is also permitted not to distribute determined first party dividends falling below 5% of the paid-in capital of the company but, corporations that increase capital before distributing the previous year’s dividends and as a result their shares are separated as “old” and “new” are obligated to distribute first party dividends in cash.

The Company’s net loss for the period in the statutory books is TL 43,570,383 (2009: Net profit: TL 79,363,389) and accumulated losses (net) of the Company are TL 52,226,001 (2009: TL 62,474,474).

The Group has sold 95% of the shares in Yeşil Enerji, a subsidiary of the Group, to Statkraft AS  and the profit in statutory books is exempted from tax, based on Corporate Tax Law Number 5520 5/e. In order to benefit from the tax exemption, TL 70,078,679 has been accounted for in a special fund under the equity of the statutory books. As at 31 December 2010, the amount has been transferred to the restricted reserves in the consolidated financial statements along with the reserves of the Group’s subsidiaries and joint ventures.

As a result of the full consolidation of Ortadoğu Liman as at 29 June 2010 as a subsidiary, the amount of TL 1,515,630 has been transferred to restiricted reserves in the the consolidated statement of changes in equity in 2010. Besides, as a result of the sale of all the shares of the Group in Hedef, the reserves of Hedef amounting to TL 32,075 have been transferred from restricted reserves to retained earnings.

At the General Assembly meeting dated 4 June 2010, the Company decided not to decide on the distribution of profits as there was no distributable profit as a result of operations in 2009. At the date of reporting, the decision on the profit distribution related to 2010 has not been taken yet.

29.4	Retained earnings / accumulated losses

The retained earnings/accumulated losses including the net income/loss for the period, and the general reserves which have retained earnings/accumulated losses nature are included in retained earnings/accumulated loss account. As at 31 Decemeber 2010, retained earnings of the Group are TL 162,464,051 (31 December 2009: TL 23,079,143).

As a result of the sale and purchase transactions of the Group’s shares in Pera (a subsidiary of the Group whose shares are traded in ISE), the Group’s effective shareholding rate in Pera decreased to 28,15% as at 31 December 2009 and then increased to 33.82% as at 31 December 2010. The Group recognised the amount of TL 2,304,049 as the difference between the Group’s share in net assets and net consideration paid in retained earnings and the non-controlling interests decreased by TL 5,589,401 as at 31 December 2010. Amounts related to these transactions are presented under “Sale of a subsidiary without loss of control” in the consolidated statement of changes in equity.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

29	Capital and reserves (continued)

29.5	Non-controlling interests

The net assets of the subsidiaries attributable to the shares not controlled directly or indirectly by the parent company are presented as “Non-controlling interests” in the consolidated balance sheet. As at 31 December 2010 and 2009, the non-controlling interests amount to TL 119,081,176 and 100,576,090, respectively. The net profits and losses of the subsidiaries attributable to the shares not controlled directly or indirectly by the parent company are presented as “Non-controlling interests” in the consolidated statement of comprehensive income.

In 2010, the non-controlling interests increased by TL 646,712 due to the business combination explained in detail in Note 8, by TL 210,012 due to the transactions related to the own shares acquired and sold explained in detail in Note 29.1, by TL 2,180,028 due to the increase in the capital of the subsidiaries and joint ventures of the Group whereas they decreased by TL 5,589,401 due to the sale of a subsidiary without loss of control, by TL 1,487,429 due to the cancellation of capital advances of subsidiary, by TL 870 due to the sale of Hedef explained in detail in Note 7, by TL 464,422 due to changes in ownership interest in subsidiaries that do not result in a loss of control and by TL 24,525 due to the dividend distribution of subsidiary.

30	Earnings per share

For the years ended 31 December 2010 and 2009, earnings per share is calculated by dividing the net profit attributable to owners of the Company by the weighted average number of shares outstanding.

	2010	2009
Net profit for the year	209,459,743	79,125,939
Net profit from continuing operations for the year	209,459,743	79,125,939
Weighted average number of shares	225,003,687	225,003,687
Weighted average number of ordinary shares	225,003,687	225,003,687
Number of shares held by the Group	(2,000,000)	(14,896,106)
Weighted average number of shares	223,003,687	210,107,581
Earnings per share with par value of TL 1 (TL full)	0.9393	0.3766
Earnings per share of continuing operations with par value of TL 1 (TL full)	0.9393	0.3766

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies

(a)	Lawsuits

There are lawsuits pending that have been filed against or by the Group. These lawsuits mainly include the labor and debt cases. The management of the Group assesses the possible results and financial effects of these lawsuits at the end of each period and as a result of these assessments, the required provisions are recognized for those possible earnings and liabilities. The amount of provision that has been accounted for is stated in Note 28. The information related with the significant lawsuits that the Group is directly or indirectly a party is as follows:

(i)
The operating rights of Kuşadası Port were transferred by Privatization Administration (“PA”) to Ege Liman for 30 years in July 2003. In October 2006, two former members of the Kuşadası Municipal Council filed a lawsuit with the Council of State, requesting the cancellation of those ‘zoning plan and planning notes’ of the Region of Kuşadası, which enables the construction of the new Cruise Port Upper Structure Facilities. The relevant Chamber of the Council of State ordered the cancellation of the zoning plan and planning notes in November 2009. That decision was appealed by the lawyers of the Ministry of Public Works as well as the lawyers for the Group. The file is under examination of Chamber of the Council of State.

While that appeal was pending, the Group lawyers filed a lawsuit against the termination of the occupancy and construction permit notification of the Municipality with the request of stay of execution. the Aydın Administrative Court issued a stay of execution for the cancellation. Due to the Municipality’s objection to that decision, the stay of execution has been cancelled.

The Municipality then issued a cease and desist order and delivered it to the Company in June 2010. The Group lawyers filed a lawsuit in order to cancel the order as well as issue a stay of execution. Aydın Administrative Court first issued the stay of execution; however, upon the objection raised by the Municipality Lawyers, the court cancelled the stay of execution, which led the Group lawyers to raise an objection before the Regional Court in order to challenge this final decision. However such objection was denied. TDI’s request to intervene the lawsuit has been accepted.

On 21 October 2010, a lawsuit regarding annulment of the decision of the Council of the Municipality regarding demolition of Kuşadası Port has been filed together with the request of a stay of execution. The Court on the same day has ordered a stay of execution. As property owner, TDI’s request regarding intervention in the case was accepted on 22 December 2010. The Court has renewed the order of a stay of execution after the first reply of the Municipality.

On the other hand, the Ministry of Public Works has approved the new zoning plan for Kuşadası Port on 28 October 2010 but there have been objections by some institutions in Kuşadası.

However, the Ministry of Public Works evaluated the objections and rejected them on the below-mentioned grounds and approved the new zoning plan with its writ dated 31 January 2011:

i.
The “Master Plan” with 1/5,000 and “Implementation Plan” with 1/1,000 of Kuaşadası Port, that have been approved on 28 October 2010 are in line with the 1/100,000 “Environment Plan” of Aydın-Muğla-Denizli.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies (continued)

(a)	Lawsuits (continued)

ii.
Kadası is one of the most important cruise ports of the country and has served for this very purpose for years; Kuşadası Port would become an idle facility due to the cancellation of the zoning plan which will consequently have a negative effect on the economy of the country. Moreover, Kuşadası complies with “Coastal Law” and “Regulations regarding the Implementation of Coastal Law”.

The Group lawyers believe that the same arguments will cause the aforementioned lawsuits to become viewed as groundless.

In a related development, a former member of the Kuşadası Municipal Council has filed a lawsuit with the Aydın 1st Administrative Court, seeking to cancel the Privatization Administration’s approval of the Kuşadası Port tender granted to Ege Liman. The Court ordered the cancellation of the tender on 2 June 2010. That decision was appealed by the lawyers of the Privatization Administration as well as the lawyers of the Group. The attorneys and Legal Counsel of the Group believe that the decision to cancel the privatization cannot be enforced against the Group.  Although it is believed that the Appeal Court will reverse the decision to cancel, the decision to cancel the privatization is un-enforceable in practical terms when the actual transfer has taken place and the facilities are being operated throughout the legal process.

The Privatization Administration filed a lawsuit against Ege Liman basing its claims on the annulment decision of Aydın 1st Administrative Court dated 2 June 2010 and numbered 2010/434 E. and 2010/936 K. for reclaiming Kuşadası Port to TDI. The Court denied the Privatization Administration’s preliminary injunction request. The Council of State, on the other hand, has accepted Ege Liman’s intervention request and take into account Ege Liman’s stay of execution request regarding the cancellation of privatization decision. It was therefore, decided to wait for the result of this case. This lawsuit has been filed in order to act in compliance with the aforementioned decision of Aydın 1st Administrative Court and it is believed that there would be no negative result of this case considering the fact that there has been no established practice as to the return of the privatized assets.

For the reasons explained above, Group management and lawyers do not anticipate a negative result from the legal process.

(ii)
On 1 October 2006, PA filed a lawsuit against a subsidiary claiming the restitution of the shares, which had been performed at ISE through the method of block sale by means of the intermediation of the aforementioned subsidiary in 2005. The subsidiary submitted defense to the lawsuit as it is neither the buyer nor the seller for the aforementioned transaction, however, only intermediated to this transaction. As the expert report was also in favor of the subsidiary, the court dismissed the lawsuit (with the intent of additional report) issued against subsidiary. As the PA appealed the lawsuit, the Appeal Court uphold the decision after which the PA applied for the revision of the decision. The Appeal Court rejected the request for the revision, after which the judgement became final on 6 October 2010.

(iii)
The Group has signed a share purchase agreement on 12 April 2007 via one of its subsidiaries in order to obtain a HEPP Project Production License. In accordance with the terms and conditions of this Agreement, the purchase price of USD 2,100,000 was wholly paid. Although, the transfer of shares had been implemented within the conditions specified in the sales agreement, thereafter the sellers filed a lawsuit for the restitution of the shares. The court dismissed the case on 26 January 2011.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies (continued)

(a)	Lawsuits (continued)

(iv)
The former owner of the shares of a subsidiary of the Group filed a lawsuit against the Group for the restitution of the shares. The lawsuit is before the local court. The expert submitted his report which was against the defendants. On 2 March 2010, the court decided on restitution of shares to the former owners and that the trustee, previously appointed by the Court, shall remain in charge until the final decision. The Group lawyers appealed the decision on 28 April 2010 upon the notification of the justified decision. As a trustee was appointed to the aforementioned subsidiary by the Court on 4 January 2008, this subsidiary is excluded from the scope of consolidation.

(v)
Claimants stated that their money and stocks were transferred to other accounts by the ex-worker of Global Menkul and claimed a compensation regarding money, stocks and interest from Global Menkul (recently Global Yatırım Holding, as the title changed). The Group has performed a risk assessment regarding the cases and allocated provision amounting to TL 500,000 for the cases.

(vi)
A lawsuit amounting to TL 542,595 has been filed against the Group for the receivables of TWP Eurosia Mühendislik Madencilik ve Danışmanlık Ticaret A.Ş (“TWP”). The Group disputed against this case as the defendant must not be a party to the case as it had not been provided the service. TWP declares that the service related with such receivables was provided to Global Yatırım Holding A.Ş and requested the payment of such amount. The Group management and attorneys has evaluated the situation and did not consider any provision to be provided.

(vii)	Lawsuits related with Denizli land

The issues regarding the lawsuit filed against the Group before the Denizli Administrative Court related with the cancellation of change in zoning plan that also effects the land owned by a subsidiary of the Group are as follows:

The Commission of the Public Works of the Municipality of Denizli’s report regarding the acceptance of the rejection of the objections raised against the decision of the Municipality Assembly’s dated 11 October 2006 # 640 within the objection period was accepted by Denizli Municipality assembly dated 9 January 2007 and numbered 54.

On 29 June 2007, the Denizli Branch of the Chamber of Architects of Turkey (“Chamber”) filed a lawsuit before the Denizli Administrative Court, requesting cancellation of the Denizli Municipality Assembly’s decision numbered 54 dated 9 January 2007 as well as an injunction. Denizli Court rejected the stay of execution on 11 September 2007. The Court decided to conduct a discovery by the attendance of the experts. The subsidiary filed to intervene in the lawsuit claiming to be a party along with the Denizli Municipality on 24 July 2008 and the Court accepted this demand on 17 September 2008.

The court dismissed the case in favor of the Group on 1 April 2009. As the Chamber lawyers appealed the lawsuit, the Appeal Court upheld the decision. The Chamber lawyers requested the revision of the decision. The lawsuit is currently before the Appeal Court.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies (continued)

(a)	Lawsuits (continued)

(viii)
The joint venture in which the Group also attends placed the highest bid for the tender regarding the privatization of the operating rights of TCDD İzmir Ports via transferring method conducted by the Privatization Administration on 3 July 2007. The High Council of Privatization Administration approved the tender. Liman-İş and Kamu İşletmeciliğini Geliştirme Merkezi Vakfı separately filed lawsuits for the cancellation of the tender. These lawsuits were rejected by the Council of State. Complainants appealed the verdicts. 1st Department of Council of State has approved the Privatization of Operating Rights without waiting for the approval of the 13th Department of Council of State. High Council of Privatization has invited the Joint Venture to sign the Agreement with a declaration dated 23 September 2009.

The Group has applied to High Council of Privatization Administration on 9 November 2009, in the name of Global- Hutchison-EIB Joint Venture, to extend the completion of the İzmir Liman privatization until 15 April 2010. As a result of this application High Council of Privatization Administration has declared an extension of 45 days with the declaration dated 10 November 2009. Following the extension of 45 days, with the declaration of High Council of Privatization Administration dated on 12 January 2010, letter of guarantee amounting to USD 15 million was converted to cash and in this way tender is closed out for the Group. In the same date, the Group paid USD 6,900,000 in terms of its portion in the joint venture group to the bank where the letter of guarantee is obtained. This issue is evaluated as an adjusting event and a provision amounting to USD 6,900,000 (TL 10,389,330) is accounted for as at 31 December 2009. As the payment is realized, the aforementioned provision has been cancelled as of 31 December 2010.

The Group initiated a pilot debt recovery procedure of USD 10.000 against the PA with the Ankara Enforcement Authority (which then is to be followed by the actual procedure) claiming the repayment of the Bid Bond issued by Bank Asya numbered 308099 and dated 29.03.2007 with a total amount of USD 12,750,000 which was liquidated on unjustifiable grounds. However, the proceding was suspended upon defendant’s objection. The cancellation of the defendant’s claim and a penalty amounting to 40% of the total amount were requested from Ankara Commercial Court on the ground that defendant’s claim was unjustifiable. However, the court dismissed the lawsuit since the lawsuit should be filed with the Administrative Court. The decision is appealed upon the notification of the reasoned decision. The file is appealed at the Supreme Court.

A member of the consortium which participated in the privatization tender of the İzmir Port, Ege İhracatçı Birlikleri Liman Hizmetleri ve Taşımacılık A.Ş., has filed a lawsuit amounting to USD 10,000 against Global Yatırım Holding and a subsidiary of the Group, before the Beyoğlu Commercial Court, claiming that it suffered a loss of USD 997,501 upon the liquidation of the letter of guarantee. The lawsuit is at an early stage and the management and attorneys of the Group do not anticipate the aforementioned lawsuit to be finalized to the disadvantage of the Group. The lawsuit is at the submission of proofs and legal arguments stage.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies (continued)

(a)	Lawsuits (continued)

(ix)
The joint venture (“JV”) consisting of Global Yatırım Holding A.Ş. and Energaz Gaz Elektrik Su Dağıtım A.Ş. (“Energaz”) placed the highest bid (USD 1,610,000,000) for the tender held on 14 March 2008 in relation to the privatization of the shares of Başkent Doğalgaz Dağıtım A.Ş. (“Baskentgaz”) owned the Municipality of Ankara via block sale method. As the tender specifications Art.14 required the JV to be granted the permissions of the Authorities before the final approval of the tender, the shares of Başkent Doğalgaz Dağıtım A.Ş. were not transferred to the JV. As the procedure was still on, the Municipality applied to the guarantor bank in 2008 in order to enable the liquidation of the Letter of Guarantee of USD 50 million, submitted to the Municipality as a requirement under the specifications by the Company, the 51.66 % participant of the JV.

As the Group planned to file a lawsuit regarding the dissolution of the discrepancy for the payment of the Letter of Guarantee, as Boru Hatları ile Petrol Taşıma A.Ş. (“BOTAŞ”) initiated an execution process in accordance with the Article 79 of the Collection of the Public Receivables Act # 6183 against the Municipality, the Group applied to Beyoğlu Commercial Court in order the court to grant a precautionary measure to prevent the liquidation of the Letter of Guarantee of USD 50,000,000. The court issued a precautionary measure for collateral of the 15% of the Letter of Guarantee which enables to prevent the liquidation of the Letter of Guarantee. The Municipality raised an objection against the measure, which then was rejected by the Court.

As the continuation of the precautionary measure, the lawsuit was filed by the Group against the Ankara Metropolitan Municipality and BOTAŞ before the 1st Chamber of the Beyoğlu Commercial Court claiming to dissolve the discrepancy for the payment of the Letter of Guarantee and the restitution of the Letter of Guarantee. The court decided that it is not a competent court to conduct the case and that Ankara courts are competent to conduct the case. Since then, the lawsuit has been conducted before 4th Ankara Commercial Court. The guarantor bank requested an intervention in the lawsuit, which was then approved by the Court. The court additionally decided the plaintiff to file a separate lawsuit against the PA and enable this separate lawsuit to combine with the pending lawsuit. Upon this order, the Consortium filed another lawsuit against the PA, as it became the competent authority to conduct the privatization process. The court decided this lawsuit to combine with the pending one. The injunction to prevent the liquidation of the letter of guarantee is still in effect as at the reporting date.

On the other hand, the Group’s lawyers filed a lawsuit before the Ankara Administrative Court against the Municipality, requesting cancellation of the Municipality Council’s resolution dated 22 January 2009, numbered 86/325 regarding the forfeiture of the letter of guarantee given by JV according to Article 10/c of the tender specifiacation as well as an injunction on 15 January 2010. Ankara Administrative Court decided incompetence and the case has been taken over by the 13th Chamber of Council of State. As the 13th Chamber of Council of State rejected the request to issue a stay for execution, the Group lawyers appealed the decision which led the Administrative Division of the High Council of the State to overturn the rejection on 8 July 2010. The lawsuit is pending before the 13th Chamber of Council of State.

On 2 July 2009, a decision of the Turkish High Council of Privatization Administration was published in the Official Gazette. Accordingly, the Privatization Administration shall be in charge in order to conduct and finalize the privatization process of the Başkentgaz shares as at the date of the decision. The attorneys and the Legal Counsel of the Group anticipate that the case shall be decided highly probably in favor of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies (continued)

(a)	Lawsuits (continued)

(x)
The Company filed a lawsuit of USD 15,000 against ABN Amro Infrastructure Capital Management Ltd. before Beyoğlu Commercial Court claiming that the defendant, with regards to the related articles of the JV Agreement signed between the Parties after the Tender of the Privatization of Başkent Doğalgaz Dağıtım A.Ş. arranging to share jointly all the financial, accounting, legal, tax, commercial and insurance expenses, has not paid its share of USD 236,918, reserving the right to claim the whole amount.

(xi)
The Turkish Competition Authority launched an official investigation on 4 November 2009 against a subsidiary of the Group. The company submitted its first defense statement on 21 December 2009. As the investigation report stated that the acts of the company do not violate the Competition Act, no penalty has been imposed on the company as a result of the investigation.

(xii)
The members of the Municipality Assembly of Van filed a lawsuit claiming the cancellation of the Assembly’s decision dated 9 January 2008 numbered 13 regarding the amendment to the zoning plan of the property then owned by the Municipality as well as the imposing of an injunction. The request for the injunction was rejected by the Court on 29 May 2008. The Company and its subsidiary requested to intervene in the lawsuit as the decision of the Court would affect them directly as the owners of the property. The court decided the cancellation of the zoning plan on 30 June 2010. As the Company and its subsidiary appealed the lawsuit, it is recently before the Council of State.

Cancellation of the tender: The members of the Municipality Assembly of Van filed a lawsuit claiming the cancellation of the tender regarding the sale of the property then owned by the Municipality. It was heard unofficially that the lawsuit was accepted as the zoning plan was cancelled.

The Company and its subsidiary requested the intervention in the lawsuit. The court has not informed about his decision on this request as well as the appeal request yet.  Notwithstanding this, the whole tender bid was paid to the Municipality and the title was transferred to the Company. By the court decision, in case a lawsuit is filed by or against the Group, the Group may recourse the tender price along with the interest and the adequate payment in return for the unlawful use of the property by the Municipality since 2008 and the compensation for the damages by filing an unjust enrichment case.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies (continued)

(a)	Lawsuits (continued)

(xiii)
The General Directorate of State Water Works (“DSİ”), depending on the Bilateral Cooperation Agreement (Agreement”) between Turkey and USA is abrogated, which includes the development of Hakkari Dam and Hydroelectric Power Plant (“HEPP”) Project located on the upper level of Dağören Regulator and HEPP Project, refrained from signing the water utilization rights agreement and subsequently notified Dağören Enerji A.Ş. (“Dağören”), one of the Group's subsidiaries, that Dağören Regulator and HEPP Project is also cancelled.

Dağören lawyers have filed a lawsuit at the 16th Administrative Court of Ankara to cancel administirative decision given by DSİ on grounds that EMRA is the only body entitled to give or cancel any production license in accordance with the applicable legistation; that DSİ has no authorization to cancel a project which is already approved by EMRA; that  DSİ has no right to refrain from signing the water utilization rights agreement of any project that is already approved by EMRA and the cancellation of Hakkari Dam and HEPP Project is not automatically a reason for the cancellation of Dağören Regulator and HEPP Project.

Subsequently, the 16th Administrative Court of Ankara gave its decision against Dağören just because of public interest, and not considering any contradictions against the law. Dağören lawyers appealled the verdict of the 16th Administrative Court of Ankara at the Council of State and requested an injunction claiming the fact that a process realized by the Administration cannot be counted as lawful just because of public interest, in the event that specific process already contradicts with the law. The lawyers also requested that the appeal process shall be carried on through court hearings. Due to the fact that the 13th Chamber of the Council of State which will carry on the appeal process is the specialized court in such processes. The Group lawyers believe that the erroneous decision by the 16th Administrative Court of Ankara will be reversed and a judgement in favor of the Group is likely to occur.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

31	Commitments and contingencies (continued)

(b)	Contingent liabilities

As at 31 December 2010 and 31 December 2009, the contingent liabilities comprised the following:

	31 December 2010	31 December 2009
Given for tenders (1)	77.300.000	75.285.000
Given to Energy Market Regulatory Authority (2)	23.880.299	23.470.108
Given to Privatization Administration (3)	16.346.005	4.470.376
Given to Takasbank	14.425.000	4.925.000
Statkraft	12.294.600	12.961.800
Given to Istanbul Stock Exchange	8.698.491	6.934.337
Given to Ewe Doğalgaz Sanayi ve Ticaret A.Ş.	7.398.520	-
Given to banks	3.470.339	3.653.782
Given to Capital Markets Board	1.126.776	1.333.426
Given to BOTAŞ	765.117	745.172
Given to courts	638.102	1.186.353
Given to Tax Administration	402.657	402.657
Given to ministries	300.000	150.000
Given to Osmangazi Elektrik Dağıtım A.Ş.	280.560	280.560
Given to VOB	244.200	8.333.116
Other	2.361.384	521.009
Total letters of guarantee	169.932.050	144.652.696
Mortgages on real estates (4)	234.116.170	100.406.663
Pledges on leased assets (5)	11.320.386	10.783.478
Equity securities given as guarantee (6)	94.154.814	70.933.662
Securities given (7)	20.481.795	6.775.650
Total contingent liabilities	530.005.215	333.552.149

(1)	The amount consists of the letter of guarantee amounting to USD 50,000,000 given for the tender of Başkent Doğalgaz as at 31 December 2010 and 31 December 2009.

(2)	The amounts include the letters of guarantee given by Group companies operating in energy sector to Energy Market Regulatory Authority (“EMRA”).

(3)	As at 31 December 2010, the amount includes the letter of guarantee amounting to TL 15,460,000 given for privatization of Iskenderun Port to Privatization Administration and as at 31 December 2009 the amount includes the letter of guarantee amounting to TL 3,764,250 given for privatization of Bandırma Port to Privatization Administration.

(4)	Mortgages on real estates

As at 31 December 2010 and 31 December 2009, there is a mortgage amounting to TL 20,000,000 over one of the buildings of Global Yatırım Holding (which is classified as property, plant and equipment) with respect to the loans obtained.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

31	Commitments and contingencies (continued)

(b)	Contingent liabilities (continued)

As at 31 December 2010 and 31 December 2009, there is a mortgage on land of Bilecik Demir Çelik amounting to USD 5,198,700 (TL 8,037,190) and TL 4,078,980 with respect to the loans obtained (31 December 2009: USD 5,198,700 (TL 7,861,994)).

As at 31 December 2010 and 31 December 2009, there is a mortgage on first degree amounting to TL 30,000,000 and TL 22,000,000 on the lands of th Group located in Denizli and Van (classified as investment property). Besides, as at 31 December 2010 there is a mortgage on first and second degree amounting to TL 100,000,000 and TL 50,000,000 on Pera’s shopping mall construction in Denizli, respectively.

(5)	Includes the pledge on the machinery and equipment (classified under property, plant and equipment) of Bilecik Demir Çelik amounting to USD 7,161,770 (TL 11,072,096) and Euro 121,170 (TL 248,290) with respect to the leasing agreements signed (31 December 2009: USD 7,161,770 (TL 10,783,478)).

(6)	Pledges on equity securities:

The registered shares of Energaz in its subsidiaries are pledged in favor of the lender against the loans used by Energaz and its subsidiaries as explained in Note 26. The Group’s share in these shares is TL 27,433,730.

There is a pledge over the assets amounting to TL 17,303,000 (31 December 2009: TL 6,886,594 due to proportionate consolidation) with respect to the loan obtained by Ortadoğu Liman as explained in detail in Note 26.

There is a pledge in favor of the financial leasing company over 3,999,999 shares of Bilecik Demir Çelik owned by the Group, shares with a par value of TL 1 amounting to TL 3,999,999 (31 December 2009: 3,999,999 shares with a par value of TL 1 amounting to TL 3,999,999), with respect to the leasing agreement made regarding the leased machinery and equipment with a value of USD 7,161,770 (TL 11,072,096) and Euro 121,170 (TL 248,289).

As at 31 December 2010 there is a pledge on the Group’s shares in Ege Liman and Ortadoğu Liman with a total nominal value of TL 27,262,145 (2009: TL 14,032,147) with respect to loans used by Global Liman, Ege Liman and Ortadoğu Liman. The details are presented in Note 26.

As at 31 December 2010, the Group has given marketable securities with a nominal value of USD 10,000,000 (TL 15,400,000) with respect to an ongoing lawsuit (31 December 2009: TL 15,057,000).

As mentioned in Note 19, as at 31 December 2010, government bonds with the carrying amount of TL 514,338 (31 December 2009: TL 1,763,316) are given as pledge to the related banks. Letter of guarantee obtained from banks, related to the pledge mentioned above, is given to ISE as a pledge. Besides as at 31 December 2010 government bonds with the carrying amount of TL 51,602 (31 December 2009: TL 50,876) are given as pledge to Takasbank.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

31	Commitments and contingencies (continued)

(b)	Contingent liabilities (continued)

As at 31 December 2010, the Group has pledged 3,000,000 shares of one of its subsidiaries amounting to TL 2,130,000 with respect to the guarantee for a loan (31 December 2009: TL 1,710,000).

(7) As at 31 December 2010, EYH has provided surety amounting to USD 8,748,250 for the loans of Energaz.

As at 31 December 2010 and 2009, the shareholders of Bilecik Demir Çelik provided joint guarantee with respect to the loans used by Bilecik Demir Çelik amounting to USD 4,500,000.

(c)	Contractual obligations

The details related to the Group’s contingent liabilities are presented in Note 31.b. Moreover, the Group has the following contingent liabilities based on contractual obligations:

Ege Liman

The details of the TOORA dated 2 July 2003, executed by and between Ege Liman and Privatization Authority (“PA”) together with Turkish Maritime Organization (“TDI”) are stated below:

Ege Liman will be performing services such as sheltering, installing, charging, discharging, shifting, terminal services, pilotage, towing, moorings, water quenching, waste reception, operating, maintaining and repairing of cruise terminals, in Kuşadası Cruise Port for an operational period of 30 years.  Ege Liman is liable for the maintenance of Kuşadası Cruise Port together with the port equipment in good repair and in operating condition throughout its operating right period. After the expiry of the contractual period, the real estate and the integral parts of it shall be surrendered to the TDI, while the movable properties stay with Ege Liman.

Ortadoğu Liman

The details of the TOORA dated 31 August 1998, executed by and between Ortadoğu Liman and PA together with TDI are stated below:

Ortadoğu Liman will be performing services such as sheltering, installing, charging, discharging, shifting,  terminal services, pilotage, towing, moorings, water quenching, waste reception, operating, maintaining and repairing of cruise terminals, in Antalya Port for an operational period of 30 years. Ortadoğu Liman is liable for the maintenance of Antalya Port together with the port equipment in good repair and in operating condition throughout its operating right period. After the expiry of the contractual period, the real estate and the integral parts of it shall be surrendered to the TDI, while the movable properties stay with Ortadoğu Liman.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies (continued)

(c)	Contractual obligations (continued)

Bodrum Liman

The details of the BOT Contract dated 23 June 2004, executed by and between Bodrum Liman and the State Railways, Ports and Airports Construction Company (“DLH”) are stated below:

Bodrum Liman had to construct the Bodrum Cruise Port in a period of 1 year and 4 months following the delivery of the land and thereafter, will operate the Bodrum Cruise Port for 12 years. The final acceptance of the construction was performed on 4 December 2007, and thus the operation period has commenced. Bodrum Liman is liable for the maintenance of the port together with the port equipment in good repair and in operating condition throughout its operating right period. The facilities, equipment, installations and the systems together with the tools and other equipment belonging thereto shall be surrendered to the DLH after the expiry of the contractual period.

Energaz and its subsidiaries

In accordance with the distribution license agreements, subsidiaries engaged in natural gas distribution operations are obliged to start the investment in 6 months, to start gas distribution in 18 months, to connect every customer willing to use natural gas in the zoned areas to its distribution network in 5 years after the license date and to develop, manage, enhance and expand its network in case of expansion of the zoned areas.

(d)	Contingent assets

The details related to the contingent assets of the Group related to the net electricity revenue to be earned as a result of the sale of Yeşil Enerji and its subsidiaries are presented in Note 7.

The Company, having 49.20% shares of GY Elyaf ve İplik Sanayi ve Dış Ticaret A.Ş. (“GY Elyaf”) has purchased additional 50.80% from prior shareholders on 7 November 2008 and transferred 100% shares to Koninklijke Vopak NV (“Vopak”) at the same date, at the nominal value of TL 50,000. According to the Article 9 of the share transfer agreement, following the realization of the pre-conditions by the Company and Vopak, Vopak shall pay USD 9,750,000 (50% of the amount will be paid to the previous shareholders of GY Elyaf) as goodwill in 24 months after the signing date of the agreement. The Group management and legal counsel believe that the Group has fulfilled its obligations in the agreement and that Vopak has not fulfilled its obligations yet. Therefore, the Group management and legal counsel believe that the demand related to the goodwill amount will be accepted if it is claimed with a lawsuit and that the Group will qualify for a goodwill receivable. However, in order to solve the dispute without lawsuit, the Group continues the well-intentioned and constructive negotiatons with respect to the fulfillment of the obligations by Vopak and any possible contribution to this fulfillment.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

31	Commitments and contingencies (continued)

(e)	Operating leases

Group as lessee

The Group entered into various operating lease agreements. Operating lease rentals are payable as follows:

	2010	2009
Less than 1 year	586,157	1,290,106
Over 1 year no more than 5 years	2,127,487	2,313,504
More than five years	1,318,136	1,462,959
	4,031,780	5,066,569

The Company’s main operating lease agreements as lessee are the port rent agreement of Bodrum Liman until 2019, the rent agreement signed by Pera with the Genreral Directorate of Foundations with respect to the rental of 6.Vakıf Han for 15 years and the tugboat rent agreement of Antalya Liman signed in 2009. Tugboat rent agreement has been cancelled in July 2010.

For the year ended 31 December 2010 payments recognized as rent expense are TL 1,260,789 (2009: TL 1,445,048).

Group as lessor

The future lease receivables under operating leases are as follows:

	2010	2009
Less than 1 year	11,410,488	7,841,094
Over 1 year no more than 5 years	42,754,967	20,817,524
More than five years	37,459,316	12,760,110
	91,624,771	41,418,728

The Group’s main operating lease agreements as lessor are the rent agreements of Pera with the lessees of Sümerpark AVM and 6. Vakıf Han, the marina lease agreement of Ortadoğu Liman until 2028, and various shopping center rent agreements of Ege Liman and Bodrum Liman up to 5 years.

During the year ended 31 December 2010, TL 6,072,943 (2009: TL 4,794,023) have been recognized as rent income in the consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira  (“TL”)

32	Related parties

The related parties shown in the related party disclosures and the nature of the relation of the Group with these parties are as follows:

Related party	Nature of relations
Mehmet Kutman	Shareholder and key management personnel
Erol Göker	Shareholder and key management personnel
Tahsin Bensel	Key management personnel
Bilecik Demir Çelik	Joint venture
Enerji Yatırım Holding A.Ş.	Joint venture
İzmir Liman	Joint venture
Ortadoğu Liman (*)	Joint venture
Energaz	Joint venture
Global A Type and B Type Funds	Funds of a subsidiary
Torba	Financial asset available for sale
Kentgaz	Financial asset available for sale
Medgaz (**)	Financial asset available for sale/Joint venture
Metangaz A.Ş.	Financial asset available for sale
Çorumgaz	Joint venture

(*)
Ortadoğu Liman was consolidated to the Group as a joint venture using the proportional consolidation method until 29 July 2010. After this date Ortadoğu Liman has been subject to full consolidation method as a subsidiary.

(**)
As explained in detail at Note 3.a.iv, Medgaz has been excluded form the scope of consolidation as a financial asset available for sale in 2009 and it has been included in the scope of consolidation as a joint venture in 2010.

As at 31 December 2010 and 31 December 2009, non-current due from related parties comprised the following:

Other non-current receivables from related parties	31 December 2010	31 December 2009
Torba	5,029,659	4,998,972
Ortadoğu Liman	-	8,135,697
Tahsin Bensel	203,551	214,783
Total	5,233,210	13,349,452

As at 31 December 2010 and 31 December 2009, current due from related parties comprised the following:

Current trade receivables from related parties	31 December 2010	31 December 2009
EYH and its subsidiaries	-	65,689
Ortadoğu Liman	-	6,028
Total	-	71,717

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

32	Related parties (continued)

Current receivables from operations in finance sector due from related parties	31 December 2010	31 December 2009
Mehmet Kutman (*)	10,899,549	6,577,776
Global A Type and B Type Funds	391,139	389,141
Other	340,723	-
Total	11,631,411	6,966,917

Other current receivables from related parties	31 December 2010	31 December 2009
Enerji Yatırım Holding (**)	4,749,569	1,495,134
Mehmet Kutman	2,848,513	44,247
Erol Göker	1,593,212	1,595,429
Bilecik Demir Çelik	432,841	279,461
Metangaz	424,194	278,334
Çorumgaz	311,567	278,241
İzmir Liman	311,373	264,865
Tahsin Bensel	244,861	233,688
Kentgaz A.Ş.	161,466	79,984
Other	1,159,320	710,490
Total (***)	12,236,916	5,259,873
Due from related parties-current (***)	23,868,327	12,298,507

(*)	Includes balances for credit transactions of securities.

(**)	A significant portion of the receivable is capital advance.

(***)	The amount excludes the loans provided by the Group to key management explained in the following paragraph.

As at 31 December 2009, a subsidiary of the Group has provided unsecured loans to the key management personnel, with a limit of USD 10,000,000, having annual coupon payments and principal payment at the end of period with the maturity of 2010. As at 31 December 2009, this loan amounted to TL 15,057,000. In 2010, the maturity of the loan has been extended to 30 December 2011. As at 31 December 2009 and 31 December 2010, this receivable has been classified in other current receivables due from related parties in the balance sheet. As at 31 December 2010, the principal of this loan amounted to USD 10,000,000 and the accrued interest amounted to USD 659,851. The total loan amounted to USD 10,659,851 (TL 16,480,130) as at 31 December 2010.

As at 31 December 2010, total current receivables due from related parties (including the loan provided to key management by the Group) amount to TL 40,348,457 in the consolidated financial statements (31 December 2009: TL 27,355,507).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

32	Related parties (continued)

As at 31 December 2010 and 31 December 2009, non-current due to related parties comprised the following:

Other non-current payables to related parties	31 December 2010	31 December 2009
Energaz	635,760	668,678
Other	16,220	16,220
Total	651,980	684,898

As at 31 December 2010 and 31 December 2009, current due to related parties comprised the following:
Other current payables to related parties	31 December 2010	31 December 2009
Kentgaz	671,884	610,203
Medgaz	-	1,347,493
Other	27,252	26,529
Total	699,136	1,984,225

Transactions with related parties:

Transactions with key management personnel

For the years ended 31 December 2010 ve 2009, the details of benefits to key management personnel comprised the following:

	31 December 2010	31 December 2009
Salaries	7,278,246	7,348,008
Attendance fees for Board of Directors	1,611,103	1,127,354
Bonuses	651,521	603,466
Other	985,108	241,867
Total	10,525,978	9,320,695

The Group’s interest income earned from the loan provided to key management in 2010 amounts to TL 990,040 (31 December 2009: TL 686,220).

Key management personnel compensation comprises short term employee benefits.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

32	Related parties (continued)

Other transactions with related parties

For the years ended 31 December 2010 and 2009, significant transactions with other related parties comprised the followings:

	31 December 2010		31 December 2009
	Interest	Commision	Interest	Commision
	received	received	received	received
Mehmet Kutman (*)	1,742,680	7,649	1,944,379	328,211
Ortadoğu Liman	152,849	-	483,361	-
Erol Göker	275,711	426	169,482	-
Global A Type and B Type Funds	-	371,741	-	559,041
Other	351,513	1,260	289,467	1,936
Total	2,522,753	381,076	2,886,689	889,188

(*)	Includes interest on credit transaction.

In addition, for the years ended 31 December 2010 and 2009, the portfolio management commision income earned from Global funds by the Group is TL 1,495,383 and TL 1,465,074, respectively.

33	Government grants

As explained in detail in Note 22, the Group benefits from investment allowance and miscellaneaous tax exemptions.

34	Events after the reporting period

(i)
EYH, a joint venture of the Group has agreed with the other shareholders of Energaz, its subsidiary, upon increasing its share in Energaz from 52.47% to 99% and  upon submitting the required permission applications to Energy Market Regulatory Authority and the Competition Authority with respect to this share transfer. Following the approval of the permissions, the share transfer will be completed. The effective shareholding rates of the Group in EYH and Energaz are 49.99% and 26.23%, respectively. After the share transfer the effective shareholding rate in Energaz will increase from 26.23% to 49.50%.

(ii)
It has been decided to perform initial public offering of Global Liman shares based on the financial statements as at 31 December 2010. Within this scope, the shares amounting to TL 40,000,000, which will be issued by increasing the share capital of Global Liman from TL 85,000,000 to TL 125,000,000, and the shares amounting to TL 10,000,000 which are owned by the Company, will be publicly offered. In accordance with the CMB regulation, the Company may sell up to 7,500,000 additional shares (the 15% of the publicly offered shares) of Global Liman. The offering is to be realized by a consortium led by İş Yatırım Menkul Değerler A.Ş. Within the scope of the existing application to CMB the updated documents have been presented to CMB on 15 February 2011.

(iii)
On 1 March 2011, Global Menkul, a subsidiary of the Group, has signed a letter of intent with the purpose of establishing  a “corporate finance consultancy company” based on a 50%-50% shareholding with IEG (Deutschland) GmbH, one of the leading companies in corporate finance sector in Europe.

Within the scope of this partnership, the new company will provide consultancy services to all companies (especially SMEs) in the areas of merger, debt financing, project financing and privatization. Preparations for the establishment of this company which will be located in Turkey have been started.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2010
Currency: Turkish Lira (“TL”)

34	Events after the reporting period (continued)

(iv)
On 14 March 2011 a framework agreement covering portfolio management and marketing issues has been signed by the Group and Azimut Holding S.p.A., the biggest independent portfolio management company in Italy. In accordance with this agreement, as a result of the foreseen capital increase through allotmentof shares, Azimut will own 60% of the shares in Global Portföy Yönetimi A.Ş. The share transfer will be completed after the legal permissions regarding the capital increase through allotmentof shares are obtained. At the end of the fourth year following the closing, Azimut has a right to sell its shares to the Group depending on certain conditions. Besides, in accordance with the framework agreement Azimut will have 5% (by public offering and/or direct share transfer) of the shares in Global Menkul Değerler A.Ş., a subsidiary of the Group, as a secondary act.

(v)
On 1 March 2011, Enerji Yatırım Holding, a joint venture of the Group, signed a share transfer agreement with the aim to acquire the 50% share belonging to one of the existing shareholders of a company located in Turkey, which has the transmission and distribution license of natural gas and derivative products. EYH will become a 50% shareholder in the company pursuant to the approval of the related institutions.

(vi)
Sümerpark Shopping Mall, owned by Pera, a subsidiary of the Group, has been officially opened on 12 March 2011. The mall is the first phase of the multi-component Sümerpark Project run by Pera in Denizli.

The second phase within the scope of the same project, a tender for the first stage construction of the housing project Sümerpark Houses has been issued by Pera on 7 March 2011. The construction will commence after the bargaining process regarding the tender price is completed.

(vii)
On 21 January 2011, CMB approved the capital decrease by TL 35,900,000 and the simultaneous capital increase by TL 29,000,000 by Pera, a subsidiary of the Group. In accordance with the General Assembly held on 15 February 2011, the capital decrease has been firstly registered and subsequently, the owners of the preferential rights used their rights to acquire new shares between 1 and 15 March 2011. For the shares whose owners have not used preferential rights will be offered to sale between 1 and 15 April 2011.

(viii)
The Law numbered 6111 “Concerning the Restructuring of Certain Receivables, Social Security and the Amendment of the General Health Law and Certain Other Laws and Decrees with the Force of Law” has been put into effect following its promulgation in the Official Gazette on 25 February 2011.

(ix)
On 31 March 2011, Global Liman, a subsidiary of the Group, presented a sealed proposal to the Bid Related to the Privatization of the 100% of the Shares in İDO İstanbul Deniz Otobüsleri Sanayi ve Ticaret A.Ş.

35	Other matters

Global Menkul, a subsidiary of the Group, decided to increase its share capital by TL 10,000,000, from TL 30,000,000 to TL 40,000,000 through initial public offering of the shares by limiting the preferential rights of all the shareholders and applied to CMB on 2 September 2010.

Global Yatırım Holding Anonim Şirketi
and
its Subsidiaries

Consolidated Financial Statements
As at and for the Year
Ended 31 December 2009 with
Independent Auditors’ Report Thereon

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik Anonim Şirketi
19 March 2010

This report includes 2 pages of independent auditors’ report and 106 pages of consolidated financial statements together with their explanatory notes

Global Yatırım Holding Anonim Şirketi and its Subsidiaries

Independent Auditors’ Report
Consolidated Balance Sheet
Consolidated Statement of Comprehensive Income
Consolidated Statement of Changes in Shareholders’ Equity
Consolidated Statement of Cash Flows
Notes to the Consolidated Financial Statements

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. Yapı Kredi Plaza C Blok Kat 17 Büyükdere Caddesi Levent 34330 İstanbul	Telephone Fax Internet	+90 (212) 317 74 00 +90 (212) 317 73 00 www.kpmg.com.tr

Independent Auditors’ Report

To the Board of Directors of
Global Yatırım Holding Anonim Şirketi

Introduction

We have audited the accompanying consolidated financial statements of Global Yatırım Holding Anonim Şirketi (“the Company”), its subsidiaries and joint ventures (“the Group”), which comprise the consolidated balance sheet  as at 31 December 2009 and the related consolidated statement of comprehensive income, statement of changes in shareholders’ equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatements, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with relevant ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement.

We did not audit the financial statements of certain consolidated companies as at 31 December 2009, whose statements reflect total assets constituting 20 percent; and total revenues constituting 18 percent as at and for the year ended 31 December 2009 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our audit report, insofar as it relates to the amounts included for those companies, is based solely on the reports of the other auditors.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.
a Turkish corporation and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative

An audit also includes evaluating the appropriateness of accounting principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Conclusion

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2009, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw your attention to the following matter:

As explained in Note 31, the application of the Ankara Metropolitan Municipality (“the Municipality”) to liquidate the letter of guarantee amounting to USD 50,000,000 given by the Group in accordance with the specifications of “Privatization Tender of the Başkent Doğalgaz Dağıtım A.Ş, (“Başkentgaz”) by the method of block sale, was prevented according to the preliminary injunction granted by the Beyoğlu Commercial Court (“Court”). The Municipality raised an objection against the preliminary injunction, which was further rejected by the Court. Following the preliminary injunction, controversy and negative clearance cases were filed by the Group for the determination of the indebtness and withdrawal of the letter of guarantee. At the court hearing dated 26 March 2009, the Court resolved to transfer the cases to Ankara Courts due to incompetence. The Group has appealed the resolution before the Court of Appeal. As at the date of this report, preliminary injunction of the Court is still in effect and the maturity of the letter of guarantee expired on 14 March 2009. In addition, the privatization right of the shares of Başkentgaz is transferred to the Republic of Turkey, Prime Ministry, Privatization Administration with the Privatization High Council’s decision numbered 2009/43 and dated 2 July 2009 due to the fact that the privatization of Başkentgaz had not been completed in two years according to clauses of the Law numbered 4046. The Group has filed a lawsuit on 15 January 2010 before the Ankara Administrative Court, against the Municipality, requesting an injunction and the cancellation of the Municipality Council’s resolution regarding the liquidation of the letter of guarantee given by the Group. Both the management and the legal attorney of the Group assesses that the likelihood of the cases described above to result against the Group is low.

19 March 2010	KPMG Akis Bağimsiz Denetim ve SMMM A.Ş.
İstanbul

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Balance Sheet as at 31 December 2009
Currency: Turkish Lira (“TL”)

	Notes	2009	2008
Assets
Investment property	14	123,795,138	110,308,086
Property, plant and equipment, net	15	63,329,615	76,773,324
Concession intangible assets	16	—	108,018,066
Intangible assets	17	69,222,315	78,025,350
Trade and other receivables	18	7,971,184	13,068,040
Due from related parties	32	13,134,669	22,479,546
Other investments	19	10,061,053	8,330,781
Investments in associates	20	—	16,258,862
Goodwill	21	40,342,730	40,363,736
Deferred tax assets	22	15,045,759	22,264,437
Other non-current assets	23	23,297,677	16,983,008
Total non-current assets		366,200,140	512,873,236
Cash and cash equivalents	24	43,387,384	32,131,697
Trade and other receivables	18	38,385,690	40,630,085
Other investments, including derivatives	19	37,965,716	22,538,510
Due from related parties	32	26,933,538	36,830,106
Inventories	25	2,035,445	17,361,728
Other current assets	23	19,778,769	31,012,222
Assets classified as held for sale	7	286,198,704	120,036,306
Total current assets		454,685,246	300,540,654
Total assets		820,885,386	813,413,890
Liabilities
Loans and borrowings	26	151,440,394	205,350,225
Trade and other payables	27	7,298,012	27,111,590
Due to related parties	32	16,220	2,162,240
Deferred tax liabilities	22	12,733,748	16,074,197
Other non-current liabilities	28	1,079,584	27,792,793
Total non-current liabilities		172,567,958	278,491,045
Loans and borrowings	26	38,137,974	78,148,243
Trade and other payables	27	38,821,738	73,430,575
Due to related parties	32	826,998	2,071,119
Other current liabilities, including derivatives	28	16,325,939	31,605,395
Liabilities classified as held for sale	7	167,239,713	41,669,493
Total current liabilities		261,352,362	226,924,825
Total liabilities		433,920,320	505,415,870
Equity
Share capital	29	267,370,166	267,370,166
Share premium	29	174,513	174,513
Treasury shares	29	(11,565,130)	(8,004,433)
Reserves	29	5,456,238	6,882,873
Retained earnings / (Accumulated losses)		23,906,003	(58,135,654)
Total equity attributable to equity holders of the Company		285,341,790	208,287,465
Non-controlling interest	29	101,623,276	99,710,555
Total equity		386,965,066	307,998,020
Total equity and liabilities		820,885,386	813,413,890

Accompanying notes are an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statement of Comprehensive Income for the Year Ended 31
December 2009
Currency: Turkish Lira (“TL”)

	Notes	2009	2008
Revenue		97,425,325	62,041,661
Cost of sales		(39,323,873)	(37,896,574)
Gross profit	9	58,101,452	24,145,087
Other income	10	137,839,102	43,352,147
Selling and marketing expenses	11	(2,453,995)	(2,326,877)
Administrative expenses	12	(65,164,555)	(63,905,315)
Other expenses	10	(14,542,188)	(9,938,090)
Operating profit / (loss)		113,779,816	(8,673,048)
Finance income	13	60,693,094	114,948,559
Finance expenses	13	(85,879,203)	(174,160,633)
Net finance expenses		(25,186,109)	(59,212,074)
Share of loss of investments in associates	20	(1,717,441)	(4,660,675)
Profit / (loss) before income tax		86,876,266	(72,545,797)
Income tax benefit / (expense)	22	(1,869,840)	10,405,919
Profit / (loss) from continuing operations		85,006,426	(62,139,878)
Discontinued operation
Loss from discontinued operiation (net of income tax)	7	(5,552,675)	(22,614,103)
Profit / (loss) for the period		79,453,751	(84,753,981)
Other comprehensive income
Change in unrealized gain / (loss) on available for sale invesments		4,515,639	(4,264,210)
Change in revaluation of property, plant and equipment		—	(20,510,578)
Change in currency translation difference		(847,234)	14,559,276
Income tax relating to components of other comprehensive income		(831,360)	852,842
Other comprehensive income / (loss) for the period, net of income tax		2,837,045	(9,362,670)
Total comprehensive income / (loss) for the period		82,290,796	(94,116,651)
Profit attributable to:
Non-controlling interests		(499,048)	(17,930,177)
Owners of the Company		79,952,799	(66,823,804)
		79,453,751	(84,753,981)
Total comprehensive income attributable to:
Non-controlling interests		779,590	(31,566,227)
Owners of the Company		81,511,206	(62,550,424)
		82,290,796	(94,116,651)
Earnings per share
Basic earnings per share (TL)	30	0.38	(0.32)
Continuing operation
Basic earnings per share (TL)	30	0.39	(0.26)

Accompanying notes are an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

	Share capital	Treasury shares	Share premium	Revaluation reserve	Translation reserve	Legal reserves	Retained earnings	Total	Non- controlling interest	Total equity
Balance at 1 January 2008	250,500,979	(6,694,785)	174,513	13,672,464	(7,381,701)	1,407,278	43,765,663	295,444,411	60,880,061	356,324,472
Total comprehensive income
Net change in fair value of available-for-sale financial assets, net of tax	—	—	—	(3,411,368)	—	—	—	(3,411,368)	—	(3,411,368)
Change in revaluation of property, plant and equipment	—	—	—	(5,748,941)	—	—	—	(5,748,941)	(14,761,637)	(20,510,578)
Foreign currency translation differences	—	—	—	—	13,433,689	—	—	13,433,689	1,125,587	14,559,276
Net loss for the period	—	—	—	—	—	—	(66,823,804)	(66,823,804)	(17,930,177)	(84,753,981)
Total comprehensive income for the period	—	—	—	(9,160,309)	13,433,689	—	(66,823,804)	(62,550,424)	(31,566,227)	(94,116,651)
Share capital increase	3,687	—	—	—	—	—	—	3,687	—	3,687
Transfer from retained earnings legal reserves	—	—	—	—	—	2,687,366	(2,687,366)	—	—	—
Own shares acquired	—	(1,309,648)	—	—	—	—	—	(1,309,648)	—	(1,309,648)
Transfer	16,865,500	—	—	—	—	—	(16,865,500)	—	—	—
Changes in ownership interest in subsidiaries that do not result in a loss of control	—	—	—	(7,757,345)	—	(18,569)	(1,545,000)	(9,320,914)	(420,530)	(9,741,444)
Loss incurred from sale of a subsidiary without loss of control	—	—	—	—	—	—	(14,355,967)	(14,355,967)	—	(14,355,967)
Share capital increase of a subsidiary	—	—	—	—	—	—	—	—	48,635,616	48,635,616
Effect of exclusion of a subsidiary	—	—	—	—	—	—	376,318	376,318	73,140	449,458
Effect of subsidiaries acquired	—	—	—	—	—	—	—	—	22,108,495	22,108,495
Balance at 1 January 2009	267,370,166	(8,004,433)	174,513	(3,245,190)	6,051,988	4,076,075	(58,135,656)	208,287,463	99,710,555	307,998,018
Total comprehensive income
Net change in fair value of available-for-sale financial assets, net of tax	—	—	—	520,714	—	—	—	520,714	—	520,714
Net change in fair value of available-for-sale financial assets transferred to profit or loss, net of tax	—	—	—	3,163,565	—	—	—	3,163,565	—	3,163,565
Foreign currency translation differences	—	—	—	—	(2,125,872)	—	—	(2,125,872)	1,278,638	(847,234)
Net profit for the period	—	—	—	—	—	—	79,952,799	79,952,799	(499,048)	79,453,751
Total comprehensive income for the period	—	—	—	3,684,279	(2,125,872)	—	79,952,799	81,511,206	779,590	82,290,796
Share capital increase	—	—	—	—	—	—	—	—	992,448	992,448
Transfer	—	—	—	—	(213,690)	(2,788,866)	3,002,556	—	—	—
Sale of subsidiary	—	—	—	—	—	—	—	—	(195,692)	(195,692)
Own shares acquired (Note 29)	—	(11,565,130)	—	—	—	—	—	(11,565,130)	—	(11,565,130)
Own shares sold (Note29)	—	8,004,433	—	—	—	—	—	8,004,433	—	8,004,433
Net gain on repurchase of treasury shares	—	—	—	—	20,012	—	937,435	957,447	247,614	1,205,061
Loss incurred from sale of a subsidiary without loss of control (Note 29)	—	—	—	—	—	—	(1,851,131)	(1,851,131)	63,923	(1,787,208)
Changes in ownership interest in subsidiaries that do not result in a loss of control	—	—	—	—	—	(2,498)	—	(2,498)	24,838	22,340
Balance at 31 December 2009	267,370,166	(11,565,130)	174,513	439,089	3,732,438	1,284,711	23,906,003	285,341,790	101,623,276	386,965,066

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statements of Cash Flows
For the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

	Notes	31 December 2009	31 December 2008
Cash flows from operating activities
Net profit/(loss) from continued operations before tax		86,876,266	(72,545,797)
Net loss from discontinued operations before tax		(8,371,053)	(27,097,718)
Adjustment to reconcile net profit/ (loss) net cash provided by operating activities
Depreciation and amortization expense		11,692,119	11,285,675
Share of loss of equity accounted investments	20	1,717,441	4,660,675
Provision for employee termination indemnities	28	754,096	130,978
Gain on sale of investment property	10	(4,065,584)	—
Investment property held for sale	10	(5,969,670)	—
Goodwill impairment	10	—	5,870,700
Changes in shareholding percantage		—	(9,741,446)
Net loss from sale of tangible asset	10	170,977	1,594
Provision for impairment	10	12,846,430	2,920,243
Change in fair value of derivatives	10	(6,516,959)	10,690,180
Negative goodwill	10	—	(35,630,126)
Foreign exchange loss on bank borrowings		(876,211)	55,482,526
Currency translation differences		(537,704)	8,535,405
Debt provision		10,772,868	900,663
Interest expense	13	22,585,349	30,140,532
Gain on sale of associates, net of expenses	20	(18,216,196)	—
Gain on sale of subsidiary	7, 10	(110,059,324)	(6,526,635)
Effect of unconsolidated subsidiary		—	8,978,945
Effect of change in shareholding structure		—	(4,896,668)
Doubtful receivable provision expense	12	2,703,079	231,722
Operating cash flow before changes in operating assets and liabilities		(4,494,076)	(16,608,552)
Income taxes paid	22	(1,185,987)	(972,798)
Employee termination indemnity paid		(560,487)	(618,670)
Change in receivables due to operations in trade and finance sector		(13,669,314)	38,890,846
Change in deposits under blockage		(1,581,821)	(401,750)
Change in due from related parties		(1,595,883)	(29,584,219)
Change in other receivables		5,517,405	(9,476,866)
Change in other current assets		4,959,555	(20,573,155)
Change in other non current assets		(10,940,643)	(10,534,926)
Change in inventories		(2,253,562)	233,995
Change in payables due to operations in trade and finance sector		(7,674,908)	7,138,556
Change in other payables		8,751,014	10,021,383
Change in due to related parties		(4,466,126)	2,462,689
Change in other current liabilities		(13,439,575)	9,839,861
Change in other non current liabilities		4,982,492	9,534,827
Net cash used in operating activities		(37,651,916)	(10,648,779)
Investing activities
Investment properties	14	(12,347,382)	(70,854,566)
Cash provided from sale of investment property held for sale	9	21,500,000	—
Acquisition of property, plant and equipment	15	(22,633,345)	(31,363,445)
Acquisition of concession intangible assets	16	(6,614,022)	(22,622,241)
Acquisition of intangible assets	17	(1,641,570)	(613,923)
Capital increase in available for sale financial assets		(2,525,000)	(932,954)
Increase in available for sale financial assets		(49,989)	—
Capital increase in associates		—	(8,604,000)
Change in financial investments		(10,911,567)	57,930,108
Capital increase in minority interest		867,473	49,702,318
Acquisition of own shares		(30,797,703)	(8,004,433)
Proceeds from sale of own shares		28,414,465	6,283,523
Aqusition shares from minority interest		(5,724,020)	(58,451,133)
Proceeds from sale of subsidiary	7	142,948,729	26,056,683
Proceeds from sale of minority interest		2,444,522	25,197,831
Proceeds from sale of tangible and intangible assets		8,003,269	2,978,304
Net cash from / (used in) investing activities		110,933,860	(33,297,928)
Financing activities
Proceeds from share capital increase		—	3,687
Interest paid		(29,761,528)	(28,751,953)
Proceeds from borrowings		32,931,744	248,145,369
Repayments of borrowings		(61,373,571)	(257,725,565)
Net cash used in financing activities		(58,203,355)	(38,328,462)
Net increase/(decrease) in cash and cash equivalents		15,078,589	(82,275,169)
Transfer to assets held for sale		(4,597,759)	(63,718)
Cash and cash equivalents at 1 January	24	31,561,066	113,899,953
Cash and cash equivalents at 31 December	24	42,041,896	31,561,066

Accompanying notes are an integral part of these consolidated financial statements

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

Notes to the consolidated financial statements

1	Reporting entity	6
2	Basis of preparation	14
3	Significant accounting policies	17
4	Determination of fair values	37
5	Financial risk management	39
6	Operating segments	50
7	Asset held for sale and discontinued operations	55
8	Acquisitions of subsidiaries and non controlling interest	61
9	Revenue and cost of sales	63
10	Other income and expenses	64
11	Selling and marketing expenses	65
12	Administrative expenses	65
13	Finance income and expenses	66
14	Investment property	66
15	Property, plant and equipment	68
16	Concession intangible assets	70
17	Intangible assets	71
18	Trade and other receivables	73
19	Other investments	74
20	Equity accounted investees	76
21	Goodwill	77
22	Taxation	78
23	Other assets	84
24	Cash and cash equivalents	85
25	Inventory	86
26	Loans and borrowings	86
27	Trade and other payables	90
28	Other liabilities	91
29	Capital and reserves	93
30	Earnings per share	97
31	Commitments and contingencies	97
32	Related parties	103
33	Subsequent events	106

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

1	Reporting entity

Global Yatırım Holding A.Ş. (“Global Holding” or “the Group”) was established in 1990 with trade name Global Menkul Değerler A.Ş. as brokerage company in Istanbul, Turkey. On 6 October 2004, the Company changed its trade name to Global Yatırım Holding A.Ş and its field of activity into holding company. As part of its restructuring. on 2 October 2004. a new company. named Global Menkul Değerler A.Ş. 99.99% of its shares owned by the Company were established by partial de-merger in accordance with Turkish legislation. and all brokerage activities were transferred to this new company. The main operation of the Company is to participate in the capital and management of companies that operate or will operate in the fields of finance, energy, infrastructure and transportation and to minimize the volatility of its investments against economic fluctuations by handling the capital expenditure, financing, organization and administration of those companies within portfolio, while contributing to the achievement of sustainable growth and ensuring the going concern of those companies to the benefit of the national economy, and to engage in commercial, industrial and financial activities in line with these goals.

Global Holding, its subsidiaries, its joint ventures and its associates are together referred to as “the Group”. As at 31 December 2009, the number of employees of the Group, excluding its associates, is 795 (31 December 2008: 864).

The Group is registered with the Capital Market Board (“CMB”) and its shares have been traded on the Istanbul Stock Exchange (“ISE”) since May 1995 (From May 1995 to October 2004, traded as Global Menkul Değerler A.Ş.)

The address of the registered office of the Group is “Rıhtım Caddesi No: 51 Karaköy / Istanbul”.

As at 31 December 2009, the 99.99% of the shares of the Company is listed on ISE.

As at 6 August 2009 and 13 March 2008, the shareholders structure of the Group derived from list of attendants to the General Assembly Meetings is as follows:

	2009	2008
Mehmet Kutman	20.15	1.49
Ecofin Global Utilities Master Fund Ltd.	8.03	5.83
Ecofin Special Situations Utilities Master Fund Ltd	7.31	4.64
Ecofin Water and Power Opportunities Plc	2.22	—
Genesis Emerging Markets Fund Ltd	0.44	—
Erol Göker	0.22	0.006
Avrasya Yatırım Holding A.Ş.	—	14.65
Publicly traded shares	61.63	73.384
Total	100	100

The shareholding percentage of Mehmet Kutman is increased to 23.64% subsequent to the General Assembly Meeting dated 6 August 2009.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

1	Reporting entity (continued)

As at 31 December 2009 and 31 December 2008, Global Holding and its subsidiaries, its joint ventures and its affiliates are as follows:

1.1	Finance group

Global Menkul Değerler A.Ş. (“Global Menkul”) is a wholly owned subsidiary of Global Holding and was established on 6 October 2004 in İstanbul, Turkey and is engaged in providing brokerage and related research, corporate finance and asset management services in Turkey and in the US and Kazakhstan through its wholly owned subsidiaries in these countries. Prior to transformation into a holding company, these activities were carried out by Global Holding since its establishment in June 1990.

Global Portföy Yönetimi A.Ş. (“Global Portföy”) is a wholly owned subsidiary of Global Holding and was established on 9 October 1998 at İstanbul, Turkey and carries out asset management services in Turkey. In addition to managing five open-end funds established by the Group, the company manages discretionary funds on a contractual basis for corporate and individual customers.

Global Valori Mobiliare SA (“Valori”) is a wholly owned subsidiary of Global Holding and was established on 11 June 1996 at Bucharest, Romania. The company provides brokerage services to its domestic and international customers. The Group decided to liquidate Valori as at 31 December 2009.

Global Financial Products Ltd. (“Global Financial”) is a wholly owned subsidiary of Global Holding and was established on 6 May 1998 at Cayman Islands and holds Turkish and overseas portfolio investments.

Hedef Menkul Değerler A.Ş. (“Hedef Menkul”) is a wholly owned subsidiary of Global Holding and was established on 4 December 1990 at Istanbul, Turkey and is engaged in providing brokerage services in Turkey.

Global Sigorta Aracılık Hizmetleri A.Ş. (“Global Sigorta”) is a wholly owned subsidiary of Global Holding and was established on 2 October 2000 at Istanbul, Turkey and is engaged in providing insurance brokerage services mainly to the Group companies.

Global Securities (USA), Inc (“Global Securities”) is a wholly owned subsidiary of Global Menkul and was established on 29 August 1995 at New York, USA and is engaged in brokerage services. The Group decided to liquidate Global Securities as at 31 December 2009.

CJSC Global Securities Kazakhstan (“CJSC”) is a wholly owned subsidiary of Global Menkul and was established on 6 March 1998 at Almaty, Kazakhstan and is engaged in brokerage services. The Group decided to liquidate CJSC as at 31 December 2009.

Apogee Investments Ltd (“Apogee”) is a special purpose entity of Global Holding and was established in 2007 at Cayman Islands.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

1	Reporting entity (continued)

1.2	Energy group

Enerji Yatırım Holding A.Ş. (“EYH”) was established on 21 January 2004 to coordinate and consolidate the gas distribution investments of the Group and one of its strategic partners, STFA Group. EIH is located in Istanbul, Turkey and acts as the ultimate holding company for the investments in gas distribution companies.

Energaz Gaz, Elektrik, Su Dağıtım A.Ş. (“Energaz”) was established on 18 August 2006 in Istanbul, Turkey. Energaz is established for the purpose of consolidating natural gas distribution companies of the Group and its partners. 52.47% of the shares of Energaz is owned by EYH, the rest of the shares are owned by two Turkish privately owned groups with 29.5% and 17.5% shareholdings, respectively.

Gaznet Şehir Doğalgaz Dağıtım A.Ş. (“Gaznet”) was established on 3 March 2003 in Konya, Turkey. Gaznet has been provided 30 year license to build the network and distribute natural gas in Konya (Central Anatolia, Turkey) following a tender held by the Energy Market Regulatory Agency (“EMRA”).

Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. (“Kentgaz”) was established on 5 May 2004 in Istanbul, Turkey. Kentgaz has been provided 30 year license to build the network and distribute natural gas in Denizli (Central West Anatolia, Turkey) following a tender held by EMRA.

Netgaz Şehir Doğalgaz Dağıtım A.Ş. (“Netgaz”) was established on 7 August 2003 in Istanbul, Turkey. Netgaz has been provided 30 year license to build the network and distribute natural gas in Konya-Eregli (Central Anatolia, Turkey) following a tender held by EMRA.

Kapadokya Doğalgaz Dağıtım A.Ş. (“Kapadokyagaz”) was established on 28 June 2007. Kapadokyagaz has been provided 30 year license to build the network and distribute natural gas in Nigde and Nevsehir (Central Anatolia, Turkey) following a tender held by EMRA.

Erzingaz Doğalgaz Dağıtım A.Ş. (“Erzingaz”) was established on 5 May 2006. Erzingaz has been provided 30 year license to build the network and distribute natural gas in Erzincan (East Anatolia, Turkey) following a tender held by EMRA.

Olimpos Doğalgaz Dağıtım A.Ş. (“Olimposgaz”) was established on 5 May 2006. Olimposgaz has been provided 30 year license to build the network and distribute natural gas in Antalya (South Anatolia, Turkey) following a tender held by EMRA.

Karaman Doğalgaz Dağıtım A.Ş. (“Karamangaz”) was established on 28 April 2006. Karamangaz has been provided 30 year license to build the network and distribute natural gas in Karaman (South Anatolia, Turkey) following a tender held EMRA.

Aksaray Doğalgaz Dağıtım A.Ş. (“Akgaz”) was established on 20 April 2004. Akgaz has been provided 30 year license to build the network and distribute natural gas in Aksaray (Middle Anatolia, Turkey) following a tender held by EMRA.

Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (“Çorumgaz”) was established on 23 February 2004. Çorumgaz has been provided 30 year license to build the network and distribute natural gas in Çorum (Central Anatolia, Turkey) following a tender held by EMRA.

Aydın Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (“Aydıngaz”) was established on 21 March 2008. Çorumgaz has been provided 30 year license on 21 August 2008 to build the network and distribute natural gas in Aydın (West Anatolia, Turkey) following a tender held by EMRA.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

1	Reporting entity (continued)

1.2	Energy group (continued)

Yeşil Enerji Üretim San. ve Tic. A.Ş. (“Yeşil Enerji”) (1) was established on 21 March 2007. Yeşil has been established for the purpose acting as a sub-holding company under which all shares owned by the Group in power generation companies shall be consolidated.

Çakıt Enerji A.Ş. (“Çakıt”) (1) was established on 6 September 2002. On 8 February 2007, Çakıt obtained a license from EMRA for construction and 40 years operation of a 20 Mw hydro power generation terminal at Çakıt river located at Karaisalı, Adana (Turkey).

Osmanlı A.Ş. (Osmanlı) (1) was established on 17 September 2002. Osmanlı has acquired 40% of the shares of Düzce-Aksu Hidroelektrik Enerjiden Elekrik Üretim Santrali Limited Şirketi (“Aksu”).

Gümüşsan Enerji Elektronik Elektrik İnşaat Taahhüt Sanayi ve Ticaret Limited Şirketi (“Gümüşsan”) (1) was established in Ankara in order to invest in hydro power generation terminals. Gümüşsan applied for license from EMRA for construction and operation of hydro power generation terminals on Ilıca and Akşar rivers.

Anadolu Elektrik Üretim A.Ş. (“Anadolu”) (2) was established on 12 February 2002. Anadolu will obtain a license from EMRA for construction and 49 years operation of a 20 Mw hydro power generation terminal on Kızıldere river located at Giresun (Turkey).

Akel Elektrik ve Üretim A.Ş. (“Akel”) (3) was established on 30 September 1997. Akel will obtain a license from EMRA for construction and 49 years operation of a 98 Mw hydro power generation terminal on Kızılırmak river located at Çorum (Turkey).

Çetin Enerji A.Ş. (“Çetin”) (1) (4) was established on 21 May 2008 for the pupropse of investing in electricity production plant, operation, renting, produce electricity.

Dağören Enerji A.Ş. (“Dağören”) (5) was established on 6 September 2007 for the purpose of investing in electricity and tourism. The Company’s legal title was changed from “Özarsu İnşaat Elektrik Turizm San.ve Tic.Ltd.Şti” to “Dağören Enerji A.Ş.” on 12 Februbary 2009.

Düzce-Aksu Hidroelektrik Enerjiden Elekrik Üretim Santrali Limited Şirketi (“Aksu”) (6) was established on 20 November 2002. On 21 September 2006, Aksu has obtained a license from EMRA for construction and 49 years operation of a 43.7 Mw hydro power generation terminal on Aksu river located at Gölyaka, Düzce (Turkey).

(1) These companies were sold on 23 June 2009 in accordance with the share transfer agreement with respect to the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(2) Anadolu is consolidated to Yeşil Enerji. Yeşil Enerji has increased its share in this company to 99% and this Company is sold in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS made at the same date.

(3) Akel was sold sold on 23 June 2009, in accordance with the share transfer agreement with respect to the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(4) The 99.99% shares of Çetin is transferred to Yeşil Enerji in March 2009 and sold on 23 June 2009, in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(5) Yeşil Enerji has transferred the shares of Dağören to Global Enerji at 22 June 2009 and Dağören is consolidated under Global Enerji as at 31 December 2009.

(6) Düzce Aksu is proportionally consolidated to the Global Holding as at 31 December 2009.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

1	Reporting entity (continued)

1.2	Energy group (continued)

Global Enerji Hizmetleri ve İşletmeciligi A.Ş. (“Global Enerji”) was established on 31 December 2007 for the purpose of investing in energy sector.

Ege Global Madencilik San. ve Tic. A.Ş. (“Ege Global”) was established on 21 March 2007 for the purpose of investing in the mining sector. As at 31 December 2009, the Group owns 85% of the Company where the remaining shares belong to Anadolu Dış Ticaret Pazarlama Madencilik Sanayi A.Ş.

Galata Enerji Üretim Sanayi ve Ticaret A.Ş. (“Galata”) was established on 28 December 2007 for the purpose of investing in energy sector. Galata has obtained a power generation license issued by EMRA and plans to build a power plant in Şırnak (Turkey).

GES Enerji A.S (“GES”) was established on 15 June 2007 for the purpose of investing in energy sector.

Sancak Global Enerji Yatırımları A.Ş. (“Sancak Global”) was established on 1 August 2007. Sancak Global will obtain a license from EMRA for construction and 49 years operation of a 350 Mw hydro power generation terminal located at Siirt (Turkey).

Doğal Enerji Hizmetleri Sanayi ve Ticaret A.Ş. (“Doğal Enerji”) was established on 2 January 2008 for the pupropse of investing in geothermal, diesel, hydroelectric and other energy resources.

1.3	Infrastructure group

Global Liman İşletmeleri A.Ş. (“Global Liman”) was a wholly owned subsidiary of Global Holding and was established on 20 April 2004 to invest in Group’s infrastructure projects.

Ege Liman İşletmeleri A.Ş. (“Ege Liman”) was established on 25 June 2003. The registered office of Ege Liman is in Istanbul, Turkey. Ege Liman holds the operating rights for the Kuşadası Cruise Port (Aydın, Turkey) for a period of 30 years under a concession agreement since its establishment. As at 31 December 2008, 27.5% of the shares of Ege Liman is held by Royal Caribbean Cruises Ltd (“RCCL”) and the rest of the shares are controlled by the Group.

Bodrum Liman İşletmeleri A.Ş. (“Bodrum Liman”) was established on December 2005. The registered office of Bodrum Liman is in Istanbul, Turkey. Bodrum Liman holds the operating rights for the Bodrum Cruise Port (Muğla, Turkey) for a period of 12 years under a concession agreement since its establishment. As at 31 December 2009, 10% of the shares of Bodrum Liman is held by Setur Servis Tur. A.Ş. (“Setur”), 30% of the shares of Bodrum Liman is held by Yüksel Çağlar and the rest of the shares are controlled by Global Liman.

İzmir Liman İşletmeciliği A.Ş. (“Izmir Liman”) was established on 14 February 2008. The registered office of Bodrum Liman is in Istanbul, Turkey. As at 31 December 2008, 49% of the shares of İzmir Liman is held by Hutchinson Port Turkey B.V. and DB Holding, 5% of the shares of İzmir Liman is held by Ege İhracatçı Birlikleri Liman Hiz. Ve Taş. A.Ş. and the rest of the shares are controlled by the Group.

Ortadoğu Antalya Liman İsletmeleri A.Ş. (“Ortadoğu Liman”) was established in 1998 in Antalya, Turkey. Ortadoğu obtained the operating rights for the Port of Antalya on 31 August 1998 under a 30 year concession agreement. All of the shares of Ortadoğu Liman were acquired by a special purpose entity, Akdeniz Liman İsletmeciliği AS (“Akdeniz”), which was established on 31 July 2006 for that purpose. Following this acquisition the entities were restructured in such a way that Akdeniz was merged into Ortadoğu Liman on 28 December 2006. The Group holds 40% of the shares of Ortadoğu Liman, whereas two other Turkish Groups, Çelebi and Antmarin own 40% and 20%, respectively.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

1	Reporting entity (continued)

1.4	Real estate group

Pera Gayrimenkul Yatırım Ortaklıgı A.Ş. (“Pera”) was established on 21 January 1992 as a closed-end fund under the trade name Global Yatırım Ortaklıgı A.Ş. On 30 September 2006, Pera was transformed into a real estate investment company and changed its field of activity and its trade name changed to the current one accordingly. All of Pera shares are traded at the İstanbul Stock Exchange since being listed in 1992.

Maya Turizm Ltd. (“Maya Turizm”) was established in the Turkish Republic of Northern Cyprus for the purpose of investing in the tourism sector.

Vespa Enterprises Ltd. (“Vespa”) was established in Malta for the purpose of investing in the turism sector.

Torba İnşaat ve Turistik A.Ş. (“Torba”) was established on 12 April 2006 in Istanbul, Turkey for the purpose of investing one of the real estate projects of the Group, Bodrum Olivia Villas. The project includes construction of 9 multi-level luxury villas and 24 smaller villas in Torba, Bodrum peninsula at southwest cost of Turkey. Torba is not consolidated as at 31 December 2009 and 31 December 2008 due to loss of control (Note: 19 (b)).

1.5	Others

Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. (“Salıpazarı”) was established on 24 November 2006 in Istanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding. The corporate name of Kuzey Maden İşletmeleri A.Ş. was changed to Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. at 27 May 2009.

Güney Madencilik İşletmeleri A.Ş. (“Güney”) was established on 24 November 2006 in Istanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding.

Doğu Madencilik İşletmeleri A.Ş. (“Doğu”) was established on 24 November 2006 in Istanbul for the purpose of investing in mining sector. The all of the shares are controlled by Global Holding.

Nesa Madencilik İşletmeleri A.Ş. (“Nesa”) was established on 21 March 2007 in Istanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding.

Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş. (“Mavi Bayrak”) was established on 24 April 2008 in Istanbul for the purpose of investing in waste disposal sector. Global Holding owns the 95% of the shares of Mavi Bayrak and rest of the shares are controlled by Doğa Tehlikeli Atık İmha Sistemleri Ltd. Şti. (“Doğa”).

Tora Yayıncılık A.Ş. (“Tora”) was established on 25 October 2007 for the purpose of investing in the media sector.

Sem Yayıncılık A.Ş. (“Sem”) was established on 6 December 2006 for the purpose of investing in the media sector.

Bilecik Demir Çelik Sanayi ve Ticaret A.Ş. (“Bilecik Demir Çelik”) was established on 8 August 2007, for the purpose of producing steel logs out of scrap steel, to be mostly used in the construction sector.

Global Depolama A.Ş. (“Global Depo”) was established on 9 July 2008 for the purpose of investing in the storage sector.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

1	Reporting entity (continued)

The nature of the operations and the locations of the “Subsidiaries” of the Group are listed below:

Subsidiaries	Location	Operations
Global Menkul Değerler A.Ş. (Global Menkul)	Turkey	Brokerage
Global Portföy Yönetimi A.Ş. (Global Portföy)	Turkey	Portfolio Management
Global Valori Mobiliare SA. (12)	Romania	Brokerage
Global Financial Products Ltd. (GFP)	Cayman Islands	Financial Investments
Global Sigorta Aracılık Hizmetleri A.Ş. (Global Sigorta)	Turkey	Insurance Agency
Hedef Menkul Değerler A.Ş. (Hedef)	Turkey	Brokerage
Global Liman İşletmeleri A.Ş. (Global Liman)	Turkey	Infrastructure
Yeşil Enerji Üretim San.ve Tic. A.Ş. (Yeşil Enerji)(1)	Turkey	Electricity Investments
Ege Global Madencilik San.ve Tic. A.Ş. (Ege Global)	Turkey	Mining Investments
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic. A.Ş.	Turkey	Waste Disposal Systems
Salıpazarı İnşaat Sanayi ve Ticaret A.Ş. (Salıpazarı)	Turkey	Mining
Güney Madencilik İşletmeleri A.Ş. (Güney)	Turkey	Mining
Doğu Madencilik İşletmeleri A.Ş. (Doğu)	Turkey	Mining
Nesa Madencilik San.ve Tic.A.Ş. (Nesa)	Turkey	Mining
Vespa Enterprises (Malta) Ltd. (Vespa)	Malta	Tourism Investments
Pera Gayrimenkul Yatırım Ortaklığı A.Ş. (Pera)	Turkey	Real Estate Investments
Tora Yayıncılık A.Ş. (Tora)	Turkey	Publishing
Global Enerji Hizmetleri ve İşletmeciliği A.Ş. (Global Enerji)	Turkey	Electricity Generation
Çetin Enerji A.Ş. (Çetin) (1) (2)	Turkey	Electricity Generation
Çakıt Enerji A.Ş. (Çakıt) (1)	Turkey	Electricity Generation
Gümüşsan Enerji Elektrik İnşaat Taah.Ltd. (Gümüşsan) (1)	Turkey	Electricity Generation
Osmanlı Enerji A.Ş. (Osmanlı) (1)	Turkey	Electricity Generation
Dağören Enerji A.Ş. (Dağören) (3) (13)	Turkey	Electricity Generation
Global Securities (USA) Inc. (4) (12)	USA	Brokerage
CJSC Global Securities Kazakhstan (4) (12)	Kazakhstan	Brokerage
Ege Liman İşletmeleri A.Ş. (Ege Liman) (5)	Turkey	Port Operation
Bodrum Liman İşletmeleri A.Ş (Bodrum Liman) (10)	Turkey	Port Operation
Torba İnşaat ve Turistik A.Ş. (Torba) (11)	Turkey	Real Estate Investments
Sem Yayıncılık A.Ş. (Sem) (6)	Turkey	Publishing
Maya Turizm Ltd. (Maya Turizm) (7)	Cyprus	Tourism Investments
Galata Enerji Üretim San.ve Tic.A.Ş. (Galata Enerji) (8)	Turkey	Electricity Generation
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş. (Doğal Enerji) (9)	Turkey	Electricity Generation
Global Depolama A.Ş. (5)	Turkey	Storage
GES Enerji A.Ş.	Turkey	Electricity Generation
Sancak Global Enerji Yatırımları A.Ş.	Turkey	Electricity Generation

(1)	These companies were sold on 23 June 2009 in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(2)	This company was transferred to Yeşil Enerji in March 2009 and sold on 23 June 2009. in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(3)	The shares of this company was transferred to Global Enerji on 22 June 2009 and the company is consolidated to Global Enerji as at 31 December 2009.

(4)	These companies are consolidated to Global Menkul.

(5)	These companies are consolidated to Global Liman.

(6)	This company is consolidated to Tora.

(7)	This company is proportionally consolidated to Pera and Vespa.

(8)	This company is consolidated to Ege Global.

(9)	This company is consolidated to Global Enerji.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

1	Reporting entity (continued)

(10)	This company is consolidated to Global Liman as at 31 December 2009. This company was consolidated to Ege Liman as at 31 December 2008.

(11)	This company is not consolidated starting from 1 January 2008 due to assignment of trustee and loss of control.

(12)	The Group has resolved to liquidate these companies.

(13)	As at 31 December 2009, this Company is asset held for sale as explained in detail at note 36.

The nature of the operations and the locations of the “Joint Ventures” of the Group are listed below:

Joint Ventures	Location	Operations
Enerji Yatırım Holding A.Ş. (1)	Turkey	Energy Investments
Energaz Gaz Elektrik Su Dağıtım A.Ş. (Energaz) (2)	Turkey	Gas. Water. Elec. Investments
Gaznet Şehir Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (3)	Turkey	Natural Gas Distribution
Netgaz Şehir Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Kapadokya Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Erzingaz Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Olimpos Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Karaman Doğalgaz Dağıtım Ltd. Şti. (3)	Turkey	Natural Gas Distribution
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Aksaray Doğalgaz Dağıtım A.Ş. (3)	Turkey	Natural Gas Distribution
Aydın Doğalgaz Dağıtımı A.Ş (3)(9)	Turkey	Natural Gas Distribution
Ortadoğu Antalya Liman İşletmeleri A.Ş.(Ortadoğu Liman) (4)	Turkey	Port Operation
Anadolu Elektrik Üretim A.Ş. (Anadolu) (5)	Turkey	Electricity Generation
Akel Elektrik ve Üretim Ltd. (6)	Turkey	Electricity Generation
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti.(Düzce Aksu) (7)	Turkey	Electricity Generation
Bilecik Demir Çelik San.ve Tic.A.Ş. (Bilecik Demir Çelik)	Turkey	Steel & Iron Manufacture
İzmir Liman İşletmeciliği A.Ş (İzmir Liman) (8)	Turkey	Port Operation

(1)	As at 31 December 2009, this company is transferred to asset held for sale as explained in detail at Note 36.

(2)	This company is consolidated to Enerji Yatırım Holding A.Ş.

(3)	These companies are consolidated to Energaz.

(4)	This company is consolidated to Global Liman.

(5)
This company is consolidated to Yeşil Enerji. Yeşil Enerji increased its share in this company to 99% on  23 June 2009 and this Company was sold in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS made at the same date.

(6)	This company is consolidated to Anadolu and was sold on 23 June 2009. in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(7)
This company is proportionally consolidated to Osmanlı and is proportionally consolidated to Global Yatırım Holding A.Ş. since it is excluded from the share transfer agreement with respect to the sale of 95% shares of Yeşil Enerji to Statkraft AS.

(8)	This company is proportionally consolidated to Global Yatırım Holding A.Ş and Global Liman.

(9)	Energaz takes over 99.99% portion of Aydıngaz shares from STFA Yatırım Holding with the approval of 2013/7 numbered EMRA decision dated on 21 August 2009.

The nature of the operations and the locations of the “Associates” of the Group are listed below:

Associates	Location	Operations
Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. (1)	Turkey	Real Estate Investments
KuşadasıTurizm Yatırımcılığı ve İşletmeciliği A.Ş. (1)	Turkey	Tourism Investments

(1)	The shares of the Group at these companies were sold to Alta Investments real SP SLU at 31 March 2009.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

2	Basis of preparation

(a)	Statement of compliance

The Company and its subsidiaries and joint ventures operating in Turkey maintain their books of account and prepare their statutory financial statements in Turkish Lira (“TL”) in accordance with the Turkish Commercial Code, tax legislation, Turkish Uniform Chart of Accounts and the generally accepted accounting principles as promulgated by the Capital Market Board applicable to the entities listed on Istanbul Stock Exchange.

Foreign subsidiaries of the Company maintain their books of account and prepare their statutory financial statements in accordance with the related legislation and generally accepted accounting principles applicable in the countries they operate.

The accompanying consolidated financial statements are based on these statutory records with adjustments and reclassifications for the purpose of fair presentation in accordance with International Financial Reporting Standards (“IFRS”).

The necessary changes according to principles set out above have been applied consistently to all periods presented in these accompanying consolidated financial statements, and have been applied consistently by the Group in compliance with the prior period financial statements.

(b)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis and for the Turkish entities as adjusted for the effects of inflation that lasted by 31 December 2005, except for the following:

●	Derivative financial instruments are measured at fair value,

●	Trading securities and available-for-sale financial assets are measured at fair value,

●	Investment properties are measured at fair value

(c)	Functional and presentation currency

The presentation and functional currency of the Group is Turkish Lira (TL).

Effective from 1 January 2005 concurrent with the removal of six zero digits, the new currency unit of Turkey was introduced as New Turkish Lira (YTL). The Government resolved to remove the “New” phrase in the local currency unit effective from 1 January 2009. According to the figures as at 31 December 2008 and the comparative figures for the prior year have been presented in TL, using the conversion rate of YTL 1= TL 1.

US Dollar is significantly used in the operations of the subsidiary, Ege Liman, and joint venture of the Company, Ortadoğu Liman, and has a significant effect on the operations. Therefore, U.S. Dollar has been determined as the functional and the presentation currency of Ege Liman and Ortadoğu Liman in line with IAS 21 - The Effects of Changes in Foreign Exchange Rates. The tariffs of the subsidiary of the Company, Bodrum Liman, are determined based on Euro and Euro has a significant effect on the operations of Bodrum Liman. Therefore, Euro has been determined as the functional and the presentation currency of Bodrum Liman in line with IAS 21.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

2	Basis of preparation (continued)

(d)	Use of estimates and judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

In particular, information about significant areas at estimation uncertainty and critical judgment in applying accounting policies that have the most significant effect on the amount recognised in the consolidated financial statements are described in the following notes:

Note 3 (e, f, g)	- Useful lifes of property, plant and equipments, intangible assets and concession intangible assets
Note 3 (g)	- Recognition of service concession arrangements
Note 4	- Determination of fair value
Note 7	- Assets held for sale
Note 8	- Acquisitions of subsidiaries and non-controlling interest
Note 14	- Investment property
Note 14	- Valuation of investment property
Note 18	- Trade and other receivables
Note 21	- Allowances for recoverable amounts of cash generating units-goodwill
Note 22	- Recognition of deferred tax assets
Note 28	- Measurement of reserve for employee termination indemnity
Note 31	- Commitments and contingencies

(e)	Changes in accounting policies

The accounting policies adopted in the preparation of the consolidated financial statements are consistent with those of the accounting policies adopted in the consolidated financial statements as at 31 December 2008, except for the adoption of new standards and applications effective from 1 January 2009 and stated below.

The new standards which are effective as at 1 January 2009 and have an effect on the Group’s consolidated financial statements and changes and interpretations of current standards are stated below:

●	IFRS 8 – Determination and presentation of operating segments

●	IAS 1 – Presentation of financial statements

●	IFRS 7 “Financial Instruments” – Disclosures (Amendment)

●	IAS 40 – Investment Propery Under Development

i) Determination and presentation of operating segments

As at 1 January 2009, the Group determines and presents operating segments based on the information that is internally provided to the Group management. This change in accounting policy is due to the adoption of IFRS 8 “Operating Segments”. Previously, operating segments were determined and presented in accordance with IAS 14 “Segment Reporting”.

Comparative segment information has been represented in conformity with the transitional requirements of this standard. Since the change in accounting policy only impacts presentation and disclosure, there is no impact on earnings per share.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

2	Basis of preparation (continued)

(e)	Changes in accounting policies (continued)

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. An operating segment’s operating results are reviewed regularly by the Group management to make decisions about resources to be allocated to the segment and assess its performance, and for which financial information is available.

Segment results that are reported to the management include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate assets head office expenses, and income tax assets and liabilities.

Segment capital expenditure is the total cost incurred during the period to acquire property and equipment and intangible assets other than goodwill.

ii) IAS 1 - Presentation of financial statements

The Group has applied revised IAS 1 “Presentation of Financial Statements (2007), which became effective as at 1 January 2009. As a result, the Group presents all owner changes in equity in the “Consolidated Statement of Changes in Shareholders Equity”; whereas all non-owner changes in equity are presented in the “Consolidated Statement of Comprehensive Income”. The Group prefers to present period profit/loss and other comprehensive income in a single “Consolidated Statement of Comprehensive Income”.

Comparative information has been represented. Since the change in accounting policy only impacts presentation, there is no impact on earnings per share.

iii) IFRS 7 “Financial Instruments” – Disclosures (Amendment)

IFRS 7 has been amended to enhance disclosures about fair value measurement and liquidity risk. IFRS 7 now requires instruments measured at fair value to be disclosed by the source of the inputs in determining fair value, using three level hierarchy. Disclosures also require a full reconciliation of level three instruments and transfers between level one and level two. The minimum liquidity risk disclosures of IFRS 7 have also been amended. The Group presents explanations for such amendment in Note 5.

Comparative information has been re-presented. Since the change in accounting policy only impacts presentation, there is no impact on earnings per share.

iv) IAS 40 – Investment property

In 2009, according to revisions to IAS 40 “Investment Property”, when the use of property changes from owner-occupied to invest investment property, the property is remeasured to fair value and reclassified as investment property. Property that is being constructed for future use as investment property is accounted for at fair value. Once construction of that property is complete, it is presumed that fair value can be measured reliably. Otherwise, property is measured by cost method in accordance with IAS 16- “Property, Plant and Equipment”. Since the change in accounting policy only impacts presentation, there is no impact on earnings per share.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by Group entities, except as explained in note 2(e), which addresses changes in accounting policies.

Certain comparative amounts have been reclassified to conform with the current year’s presentation as explained below:

1)	Receivables amounting to TL 6,123,811 presented in due from related parties have been reclassified to trade and other receivables.

2)	Advances given amounting to TL 244,799 presented in trade receivables have been reclassified to other current assets.

3)	Receivables from Torba amounting to TL 4,975,032 presented in current trade and other receivables have been reclassified to long term due from related parties.

4)	Certain assets amounting to TL 411,262 presented in investment property have been reclassified to other current assets.

5)	Intangible assets amounting to TL 291,597 have been reclassified to tangible assets.

6)	Payables to other related parties of joint ventures presented in due to related parties amounting to TL 1,832,232 have been reclassified to trade and other payables.

7)	Long term other payables to other related parties of joint ventures presented in due to related parties amounting to TL 7.103.691 have been reclassfied to long term trade and other payables.

8)	Interest expense on customer loans included in finance expenses. amounting to TL 3,190,589 have been reclassified to interest, fee, premium, commission and other expenses.

(a)	Basis of consolidation

The accompanying consolidated financial statements include the accounts of the parent company, Global Holding and its subsidiaries, joint ventures and associates on the basis set out in sections below. The financial statements of the entities included in the consolidation have been prepared as at the date of the consolidated financial statements.

(i)	Subsidiaries

Subsidiaries of which the Group has the power to govern the financial and operating policies are consolidated in the accompanying consolidated financial statements if;

(a)	the Group has the power over 50% of the voting rights acquired through shareholding interest hold either directly or indirectly.

(b)
the Group has the power and authority to govern the financial and operating policies of the Group. so as to obtain benefits from its activities, although the Group does not own 50% of the voting right.

This power to control is evidenced when the Group is able to govern the financial and operating policies of an enterprise so as to benefit from its activities. Subsidiaries are consolidated from the date on which control is transferred to the Group and cease to be consolidated from the date on which control is transferred out of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(i)	Subsidiaries (continued)

As at 31 December, the subsidiaries in which the Group owns majority shareholding and/or effectively controls their operations by the controlling rates are given below:

	2009 (%)	2008 (%)
Global Menkul Değerler A.Ş.	99.99	99.99
Global Portföy Yönetimi A.Ş.	99.90	99.90
Global Valori Mobiliare SA	99.47	99.47
Global Financial Products Ltd.	100.00	100.00
Global Sigorta Aracılık Hizmetleri A.Ş.	99.99	99.99
Hedef Menkul Değerler A.Ş.	97.52	97.52
Global Liman İşletmeleri A.Ş.	99.99	99.99
Global Securities (USA) Inc.	99.99	99.99
CJSC Global Securities Kazakhstan	99.99	99.99
Ege Liman İşletmeleri A.Ş.	72.50	72.50
Bodrum Liman İşletmeleri A.Ş	60.00	43.50
Yeşil Enerji Üretim San.ve Tic.A.Ş. (1)	—	99.99
Gümüşsan Enerji Elektronik. Elektrik İnşaat Taah. Ltd. (1)	—	99.99
Ege Global Madencilik San.ve Tic. A.Ş.	84.99	84.99
Çetin Enerji A.Ş. (1)	—	99.99
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş.	94.40	94.40
Salıpazarı İnşaat Sanayi ve Ticaret A.Ş.	99.99	99.99
Güney Maden İşletmeciliği A.Ş.	99.99	99.99
Doğu Maden İşletmeciliği A.Ş.	99.99	99.99
Nesa Madencilik San.ve Tic.A.Ş.	99.99	99.99
Çakıt Enerji A.Ş. (1)	—	99.93
Vespa Enterprises (Malta) Ltd.	99.93	99.93
Maya Turizm Ltd.	100.00	100.00
Galata Enerji Üretim ve Ticaret A.Ş.	50.99	50.99
Global Enerji Hizmetleri ve İşletmeciliği A.Ş.	99.99	99.99
Tora Yayıncılık A.Ş.	96.00	96.00
Osmanlı Enerji A.Ş. (1)	—	99.96
Sem Yayıncılık A.Ş.	65.00	65.00
Pera Gayrimenkul Yatırım Ortaklığı A.Ş.	28.15	28.21
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş.	99.99	99.99
Dağören Enerji A.Ş.	70.00	70.00
Global Depolama A.Ş.	99.99	99.99
GES Enerji A.Ş.	99.99	99.99
Sancak Global Enerji Yatırımları A.Ş.	99.99	99.99
(1)	These companies were sold on 23 June 2009 in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS (note 7).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(ii)	Joint ventures

Joint ventures are those entities over whose activities the Group has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions. Joint ventures are accounted for using the proportionate consolidation method. The consolidated financial statements include the Group’s proportionate share of the enterprises’ assets, liabilities, revenues and expenses with items of a similar nature on a line-by-line basis, from the date that joint control commences until the date that joint control ceases.

As at 31 December, the joint ventures of the Group with the controlling rates are given below:

	2009 (%)	2008 (%)
Enerji Yatırım Holding A.Ş.	49.99	49.99
Energaz Gaz Elektrik. Su Dağıtım A.Ş.	26.23	26.49
Aksaray Doğalgaz Dağıtım A.Ş.	26.22	26.49
Aydın Doğalgaz Dağıtımı A.Ş	26.23	—
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş.	23.61	23.84
Gaznet Şehir Doğalgaz Dağıtım A.Ş.	19.66	19.86
Netgaz Şehir Doğalgaz Dağıtım A.Ş.	23.59	23.83
Erzingaz Doğalgaz Dağıtım A.Ş.	23.61	23.84
Olimpos Doğalgaz Dağıtım A.Ş.	23.61	23.84
Karaman Doğalgaz Dağıtım Ltd. Şti.	23.61	23.84
Çorum Doğalgaz Dağıtım ve Sanayi ve Ticaret A.Ş.	7.87	7.94
Kapadokya Doğalgaz Dağıtım A.Ş.	16.52	16.69
Anadolu Elektrik Üretim San. Tic. A.Ş.(1)	—	47.60
Akel Elektrik Üretim San. Tic. A.Ş. (1)	—	46.65
Ortadoğu Antalya Liman İşletmeleri A.Ş.	39.80	39.80
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti.	39.98	39.98
Bilecik Demir Çelik San.ve Tic.A.Ş.	39.99	39.99
İzmir Liman İşletmeciliği A.Ş.	46.00	46.00

(1)	These companies were sold on 23 June 2009 in accordance with the share transfer agreement regarding the sale of 95% shares of Yeşil Enerji to Statkraft AS (note 7).

(iii)	Associates

Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies. Associates are accounted for using the equity method. The consolidated financial statements include the Group’s share of the income and expenses of associates, after adjustments to align the accounting policies with those of the Group, from the date that significant influence commences until the date that significant influence ceases.

When the Group’s share of losses exceeds its interest in an associate, the carrying amount of that interest (including any long-term investments) is reduced to nil and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies(continued)

(a)	Basis of consolidation(continued)

(iii)	Associates (continued)

As at 31 December, the ownership percentages of investments in associates are as follows:

	2009	2008
Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş.	—	20.00
Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş.	—	20.00

In accordance with the agreement dated 31 March 2009, the Group has sold its 20% and 20% shares in Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. and Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. respectively, to the other shareholders of these investments in associates. In accordance with the same agreement, the Group has acquired 311 real estates in Veli Alemdar Han at a fair value of TL 51,935,000, located in Karaköy, in return for the waiver of the receivables amounting to TL 21,714,553 and cost of investments in associates amounting to TL 14,541,421.

(iv)	Available for sale financial assets

Equity securities that the Group owns either directly or indirectly owns less than 20% of the shares, that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are carried at cost, less permanent impairment losses disclosed as available for sale financial assets at consolidated financial statements. As at 31 December 2009 and 2008, Kentgaz A.Ş. and Medgaz A.Ş., which the Group owns 49.99% direct or indirect shareholding and are immaterial to the consolidated financial statements, and Torba İnşaat ve Turistik A.Ş., which the Group owns 80% shares but is not controlled by the Group, are not consolidated and are disclosed as available for sale financial assets, carried at cost less any impairment losses. Kentgaz A.Ş. and Medgaz A.Ş. are considered as immaterial to the consolidated financial statements since portion of their assets is 0.03% in the consolidated assets and sales revenue of these companies is nil. As at 31 December 2009, Kentgaz A.Ş. and Medgaz A.Ş. are presented as assets held for sale.

(v)	Special purpose entities

The Group has established a special purpose entity (“SPE”) to accomplish a narrow and well defined objective such as securitization of particular assets, or the execution of specific borrowing or lending transactions. A SPE is consolidated based on an evaluation of the substance of its relationship with the Group and the SPE’s risks and rewards, the Group concludes that it controls the SPE. SPE controlled by the Group was established under terms that impose strict limitations on the decision-making powers of the SPE’s management and that result in the Group receiving the majority of the benefits related to the SPE’s operations and net assets being exposed to risks incident to the SPE’s activities, and retaining the majority of the residual or ownership risks related to the SPE or its assets. The Group established an SPE in 2007 namely, Apogee Investments Ltd. located in Cayman Islands to invest in its own notes issued as a result of the loan participation notes borrowed from Deutsche Bank AG Luxembourg branch. Such entity is consolidated as at 31 December 2008 since the sole operation of the entity was to invest in Group’s notes in the market. All notes have been purchased from the entity in 2009 and therefore such entity is not consolidated as at 31 December 2009.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(vi)	Consolidation adjustments

Subsidiaries are consolidated by using the full consolidation method. Therefore, the carrying value of subsidiaries is eliminated against the related shareholders’ equity. The equity and net income attributable to minority shareholders’ interests are shown separately in the consolidated balance sheet and statement of comprehensive income. Intra-group balances, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with associates are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(vii)	Transactions with non-controlling interest

The Group applies a policy of treating transactions with minority interests as transactions with equity owners of the Group. For purchases from minority interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to minority interests when control is retained are also recorded in equity.

(b)	Foreign currency

(i)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities by using exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the year, adjusted for effective interest and payments during the year, and the amortised cost in foreign currency translated at the exchange rate at the end of the year. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate at the date that the fair value was determined. Foreign currency differences arising on retranslation are recognised in profit or loss, except for differences arising on available-for-sale equity instruments or a financial liability designated as a hedge of the net investment in a foreign operation.

Companies whose functional currencies are not TL, prepare their financial statements according to their functional currency and these financial statements are translated to TL for consolidated purpose in accordance with IAS 21.

Foreign currency differences arising on operations with foreign currencies are recognised in profit or loss in exchange difference accounts.

According to IAS 21, balance sheet items presented in the financial statements of domestic and foreign subsidiaries and joint ventures whose functional currency are other than TL, are translated into TL at the balance sheet (USD/TL and EUR/TL) exchange rates whereas income, expenses and cash flows are translated at the average exchange rate or ruling rate (USD/TL and EUR/TL) of the transaction date. Net profit or loss from translation difference of these operations are recognised as “Translation Reserve” under the equity.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(b)	Foreign currency (continued)

As at 31 December, foreign currency exchange rate of the Turkish Central Bank comprised as following:

	2009	2008
US Dollars	1.5057	1.5123
Euro	2.1603	2.1408

(ii)	Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to TL at the exchange rates at the reporting date. The income and expenses of foreign operations, are translated to TL at exchange rates at the dates of the transactions.

Foreign currency differences are recognized directly in equity. Such differences have been recognized in the translation reserve. When a foreign operation is disposed of, in part or in full, the relevant amount in the translation reserve is transferred to profit or loss.

(c)	Financial instruments

(i)	Classification

The financial assets of the Group comprise cash and cash equivalents, financial investments, trade receivables, receivables from operations in finance sector, due from related parties and other receivables. Financial liabilities are classified as loans and borrowings, trade payables, due to related parties, liabilities due to operations in finance sector, other financial liabilities and other liabilities.

“Financial assets held for trading”; a financial instrument is classified as at fair value through profit or loss if it is held for the purpose of gaining profit through changes in prices in short term period or if it is part of a portfolio whose strategy is to obtain profit in short term irrespective of the reason of the acquisition.

“Available for-sale financial assets”, are comprised of financial assets other than loans and borrowings lent by the Group, receivables and financial assets held for trading. These assets are presented in noncurrent assets in accordance with the intention of the Group management to hold these assets more than twelve months or if there will not be a necessity of capital increase through a sale of these assets; otherwise they are presented in current assets.

“Loans and receivables” are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are presented in current assets if their maturities are less than 12 months. otherwise presented in non-current assets. The loans and receivables comprised of cash and cash equivalents excluding cash on hand, trade receivables, receivables from operations in finance sector and other receivables. The reclassification of the financial assets are performed when acquired and reviewed periodically by the Group.

“Ordinary shares” are classified as equity.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(c)	Financial instruments (continued)

(ii)	Recognition

The Group initially recognises loans and receivables and deposits on the date that they are originated. All other financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

The Group initially recognises debt securities issued and subordinated liabilities on the date that they are originated. All other financial liabilities are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

Financial assets and liabilities are offset and the net amount is presented in the consolidated balance sheet if and only if, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

(iii)	Measurement

Non-derivative financial instruments;

Cash and cash equivalents comprise of cash, deposits with maturity periods of less than three-months and highly liquid investments with maturity periods of less than three-months and having no impairment risk exposure. Cash and cash equivalents are carried at cost due to their short term nature.

Trade receivables and payables are initially recognized at fair value plus transaction costs that are directly attributable to the acquisition. Subsequent to initial recognition they are measured at amortised cost using the effective interest rate of any amount difference between the initial amount recognized and the maturity.

Financial assets held for trading are recognized in the consolidated balance sheet at fair value and subsequently measured at fair value. Gains and losses arising from the measurement is recognized in profit or loss.

Available for sale financial assets are measured at fair value subsequent to recognition. Available for sale financial asstes that have a quoted market price are measured at fair value. Changes in fair value of the available for sale financial statements are accounted in the statement of comprehensive income and “revaluation reserve” under equity, net of deferred tax. Changes in the fair value of the available for sale financial assets, which are debt instruments, are calculated as the difference between the fair value at the balance sheet date and discounted values. Interests calculated by using the effective interest rate are recognized in profit or loss during the period the financial asset is recognized in the consolidated balance sheet. Interest income and expenses are accounted as explained in Note 3 (p).

Revaluation reserves accounted under equity is recycled to the profit or loss when available for sale financial assets are derecognized.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(c)	Financial instruments (continued)

(iii)	Measurement (continued)

Equity securities classified as available for sale financial assets and whose fair value cannot be reliably measured, due to lack of active and observable market, are carried at cost less impairment losses, which have been restated by considering the inflation effect until 31 December 2004, since they are acquired before 1 January 2005.

Financial liabilities are recognised initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest rate method.

Other receivables and payables are stated at cost, since the difference between their amortized cost and their cost are not material to the consolidated financial statements.

Derivative financial instruments;

Derivative financial instruments are recognized at cost and subsequently measured at fair value. The Group’s derivative financial instruments mainly comprise of foreign currency options and interest rate swaps. Although such instruments provide hedging for the Group’s risk, since the conditions for the hedge accounting in accordance with IAS 39 are not met, they are accounted as derivative financial instruments held for trading or other financial liabilities.

The fair value of the financial instruments that are quoted in an active market is the quoted market price or the bid price offered without any deduction for transaction costs that may incur on sale or other disposal.

(iv)	Fair value measurement principles

The fair value of the financial instruments are determined by using the quoted prices in an active market at the balance sheet date without any deduction of transaction costs. If the market for a financial instrument is not active at the balance sheet date, the fair value is estimated by using the market inputs and the appropriate valuation techniques. However, judgment is needed to interpret the available market information. Therefore, the estimates may not reflect the value that would have been realized in a current market transaction.

For all the other financial instruments that are not quoted in an active market, fair value is determined by using a valuation technique. Valuation techniques include net present value technique, benchmarking and other valuation techniques.

(v)	Derecognition

The Group derecognises a financial asset, when the contractual rights to the cash flows from the asset expired or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

The Group derecognizes financial and contractual liabilites when the obligation is expired or cancelled.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(d)	Investment property

Investment property is a land, building or part of a building or both held (by the owner or by the lessee under a finance lease) to earn rentals of for capital appreciation or both, rather than for use in the production or supply of goods or services or for administrative purposes; or sale in the ordinary course of business.

Investment properties are measured initially at cost. Transaction costs are included in the initial measurement.

Subsequent to initial recognition, investment properties are measured in accordance with fair value model or cost model and applied to all investment properties. Group measures its investment properties by using the fair value model. The fair value of investment property is the price at which the property could be exchanged or liability is paid between knowledgeable, willing parties in an arm’s length transaction.

When the fair value of investment property under construction becomes able to be measured reliably, it is started to be measured at its fair value. Once construction of that property is complete, it is presumed that fair value can be measured reliably. If this is not the case, the property shall be accounted for using the cost model in accordance with IAS 16.

Expenses incurred during the acquisition and construction of these assets and subsequent expenditures are capitalized if it is probable that they will increase the future economic benefits obtained from that asset.

Borrowing costs directly attributable to the investment properties in progress are included in the cost of the investment property. Expenses are capitalized from the date they have been incurred to the date the asset is available of use. If the cost of the investment properties in progress are lower than its recoverable value, an impairment loss is provided. Capitalization rate is the average of the current interest rates of the financial liabilities attributable to the investment properties in progress and the general funding made for these assets.

(e)	Property, plant and equipment

Property, plant and equipment of the subsidiaries and joint ventures whose functional currency is TL and acquired before 1 January 2005 are stated at restated cost until 31 December 2004 less accumulated depreciation and permanent impairment losses. Property, plant and equipment of such entities acquired after 1 January 2005 are stated at cost, less accumulated depreciation and permanent impairment losses. The cost of an item or property, plant and equipment comprises its purchase price, including import duties and non-refundable purchase taxes, any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating and the interest expense incurred during the investment period, related with the funds borrowed at the acquisition of the property, plant and equipment. Property, plant and equipment of the foreign operations which are denominated in the original currencies of those operations are stated at cost, less accumulated depreciation and accumulated impairment losses and are translated to TL by using the exchange rate ruling at the balance sheet date.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(e)	Property, plant and equipment (continued)

(i)	Subsequent costs

The cost of replacing part of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that they will increase the future economic benefits obtained from that asset. All other costs are recognized in profit or loss are expensed as incurred.

(ii)	Depreciation

Depreciation is recognized in the profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment based on the date of acquisition or the assembly dates. Leasehold improvements are depreciated over the shorter of the lease term and their useful lives. Land is not depreciated since the useful lives are considered to be infinite. The depreciation rates used by the Group is as follows:

Buildings	2%
Machinery and equipment	2-50%
Motor vehicles	20-33.33%
Furniture and fixtures	2-50%

Useful lives and residual values are reassessed in each balance sheet date.

(iii)	Derecognition

The gain or loss arising from the disposal of an item of property, plant and equipment is recognized in profit or loss and related cost and accumulated depreciation is derecognized accordingly.

(f)	Intangible Assets

Intangible assets comprise of port usufruct rights, licenses of Hydroelectric Power Stations (“HPS”), computer software, Vakıf Han building usage rights and other intangible assets. Intangible assets related to operations whose functional currency is TL and acquired before 1 January 2005 are stated at restated cost until 31 December 2004 less accumulated amortization and accumulated impairment losses. Intangible assets acquired after 1 January 2005 are stated at cost less accumulated amortization and permanent impairment losses. Licenses for HPS are disclosed as rights.

(i)	Amortization

Amortization is recognized in profit or loss on a straight line basis over the estimated useful lives of intangible assets.

The amortization rates applied by the Group is as follows:

Port usufruct rights	2.08-5%
Software	7-33.33%
Other intangible assets	6.66-33.33%
HPS licenses	2.02-2.57%

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(g)	Concession intangible assets (continued)

International Financial Reporting Interpretation Committee (“IFRIC”) interpretation number 12 “Service Concession Agreements” (“IFRIC 12”) was published on 30 November 2006 to be adopted for the periods starting from 1 January 2008. The Group applied IFRIC 12 starting from 1 January 2008 in the consolidated financial statements due to the following reasons:

(i)	The subsidiaries of Energaz have the rights and obligations to distribute natural gas among their operation district, in accordance with the distribution licenses accredited by the EMRA.

(ii)
EMRA regulates and controls the operations of the Group entities, the infrastructure, beneficiaries of the services provided and the initial price of the services provided. In accordance with the license agreements, the entities have to provide not only natural gas distribution service to every customer applying to connect to natural gas network, but also building, managing, maintaining and expanding the infrastructure. In addition, license agreements sets the initial unit service and amortization fee to be levied by the entities as maximum fees that are to be applied in the following eight years effective from the initiation of the license agreements and regulates fee revisions over the period of license agreements.

(iii)
In accordance with “Natural Gas Market Law” dated 25 May 2007 and numbered 4646, companies having the gas distribution license, are subject to articles either written in this legislation or declared by EMRA. According to this law, if the license is not renewed at the end of license period, EMRA has the right to open bids to deliver distribution license together with the right to use the existing infrastructure to a new company. In this case, the infrastructure will be sold and sale amount will collected by EMRA which will pay such amount to the previous holder of the distribution license. Moreover, companies has the right to sell distribution network to another legal entity before the end of the service concession agreement, nevertheless such sale is subject to EMRA approval and is nullified without the approval of EMRA. These conditions indicates that EMRA controls significant residual interest in the infrastructure both within the concession period or at the end of the concession period.

Infrastructure within the scope of IFRIC 12 is not recognised as property, plant and equipment of the operator because the contractual service arrangement does not convey the right to control the use of the public service infrastructure to the operator. The operator has access to operate the infrastructure to provide the public service on behalf of the grantor in accordance with the terms specified in the contract.

Under the terms of license agreement within the scope of IFRIC 12, the Group acts as a service provider. The operator constructs or upgrades infrastructure (construction or upgrade services) used to provide a public service and operates and maintains that infrastructure (operation services) for a specified period of time.

The Group recognises and measures revenue in accordance with IAS 11 “Construction Contracts” and IAS 18 “Revenue” for the services it performs. If the operator performs more than one service (i.e. construction or upgrade services and operation services) under a single contract or arrangement, consideration received or receivable shall be allocated by reference to the relative fair values of the services delivered, when the amounts are separately identifiable. The Group applies IAS 11 for the revenue and costs relating to construction or upgrade services and IAS 18 for the revenue and costs relating to operation services.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(g)	Concession intangible assets (continued)

The Group recognizes an intangible asset arising from a service concession arrangement when it has a right to charge for usage of the concession infrastructure. The right to collect fee from the public service users is not unconditional to collect cash as it is dependent of the condition that the public uses the service.

Amortization is recognized in profit or loss as depreciation and amortization expenses under cost of sales, by using straight-line method over the license period. The amortization rates used by the Group is between 3% and 5%.

(h)	Goodwill

Effective from 1 January 2005, according to IFRS 3, the excess of cost of the total consideration over the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired in a business combination is recognized as goodwill. Goodwill is not amortized and is tested for impairment annually or more often when the circumstances indicate that the goodwill is impaired.

When the cost of the acquisition is lower than the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired business, the difference is recognized as income (negative goodwill).

(i)	Leases

All leases which transfer to the Group all the risks and rewards incidental to the ownership of an asset are classified as financial leases. Financial leases are capitalized at the inception of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments and is reflected as a liability by the same amount in the consolidated financial statements of the Group. The finance lease obligations are reduced through principle payments and the finance charge portion is allocated to profit or loss of each period during the lease term. Capitalized leased assets are depreciated over the estimated useful life of the related asset.

If there is not reasonable certainty that the ownership will be obtained by the end of the lease term, and the lease term is shorter than the estimated useful life of the leased asset, the asset is depreciated over the lease term, otherwise the asset is depreciated over its estimated useful life.

Operating leases are the leases that the risks and rewards incidental to the ownership of the asset belongs to the lessor. Lease payments under an operating lease are recognized as an expense in the profit or loss on a straight-line basis over the lease term.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(j)	Inventories

(i)	Inventories

Inventories are valued by using the weighted average method. Inventories are stated at the lower of cost and net realizable value. Cost incurred in bringing each product to its present location and conditions are included in the cost of inventory. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

(ii)	Trading property

Trading properties held by subsidiaries that operate in real estate sector are classified as inventories. Trading property is stated at the lower of cost and net realizable value. Net realizable value represents the estimated selling price less all estimated costs to sell.

(k)	Impairment of assets

(i)	Financial assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss has occurred after the initial recognition of the asset and the loss had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets are impaired includes default or delinquency of a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise, indications that a debtor or issuer will enter bankruptcy and the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

The Group considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables not to be impaired are then collectively reassessed for any impairment that has been incurred, but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping similar risk characteristics.

In assessing collective impairment, the Group uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and accounted as doubtful receivables. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(k)	Impairment of assets (continued)

(i)	Financial assets (continued)

Impairment losses on available-for-sale financial assets are recognised by transferring the cumulative loss that has been recognised in other comprehensive income, and presented in the fair value reserve in equity, to profit or loss. The cumulative loss that is removed from other comprehensive income and recognised in profit or loss is the difference between the acquisition cost, net of any principal repayment and amortisation and the current fair value, less any impairment loss previously recognised in profit or loss.

(ii)	Non-financial assets

The carrying amounts of the Group’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill and intangible assets that have indefinite lives or that one not yet available for use, the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units that are expected to benefit from the synergies of the combination.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(l)	Employee benefits

In accordance with the existing labour law in Turkey, the Group entities operating in Turkey are required to make lump-sum payments to employees who have completed one year of service and whose employment is terminated without cause, retirement, military service or death. Retirement pay liability is calculated by using lower of employee’s monthly salary and retirement pay ceiling (2009: TL 2,365; 2008: TL 2,173) for each year of the employee’s service. The Group recognises retirement pay liability as the present value of the estimated total reserve of the future probable obligation of the Group. The management of the Group used some assumptions (detailed in Note 28) in the calculation of the retirement pay provision.

(m)	Provisions, contingent assets and liabilities

A provision is recognized in the accompanying consolidated financial statements if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Contingent liabilities are assessed continually to determine whether an outflow of resources embodying economic benefits has become probable. Unless the possibility of any outflow in settlement is remote, contingent liabilities are disclosed in the notes to the financial statements. Where an economic inflow of economic benefits is probable, contingent assets are disclosed in the notes to the financial statements. If it has become virtually certain that an inflow of economic benefits will arise, the asset and the related income are recognized in the financial statements of the period in which the change occurs.

(n)	Revenue

(i)	Service and commision revenue

The Group receives commissions for providing services by brokerage services and asset management services, and recognizes such commissions as income as the services are rendered. Other service and commission revenues comprised of interest from customers, portfolio management commissions and other commissions and consultancy services.

(ii)	Portfolio management fees

Fees charged for management of customer portfolios at capital markets are recognized as income at the end of each month.

(iii)	Gain on trading of securities

Gains / losses on trading of securities are recognized in profit or loss at the date of the related purchase/sale order.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(n)	Revenue (continued)

(iv)	Natural gas sales

Revenue from the sale of natural gas comprise of the revenues from the sale of individual and corporate subscribers. Revenue is recognized when the significant risks and rewards of ownership have been transferred to the subscribers and natural gas have been consumed by the related subscriber. In addition, natural gas distributed but not billed is accrued at each reporting period. Deferred sales have been recognized as revenue as natural gas have been consumed by the subscriber. Transfer of risk and rewards changes as to the periods of the consumption of natural gas by subscribers. Net sales revenue is recorded net off sales returns.

(v)	Connection service fees

Subscriber connection fee represents the project labor, material, control and approval expenditures per subscriber needed to connect the distribution network including the gas meters to the internal facilities of the subscriber. The Group accounts the connection fees when the service is provided and recognizes income in profit or loss during the license period. Connection fee revenues change as to the periods when the connection service is provided to the subscribers and are disclosed net off sales returns.

(vi)	Construction contracts

The Group accounts revenues and costs from construction services related with the construction and renewal of the infrastructure network in accordance with IAS 11 “Construction Contracts within the context of IFRIC 12 –Service Concession Arrangements”. In practice, the Group is unable to separate the margin attributable to the construction phase of its concession agreements from the margin attributable to the operation phase, since there is no publicly available market data regarding the fair value of such margin. Consequently, revenue recognized during the construction phase is limited to an amount equal to the costs incurred.

(vii)	Port administration services

Port administration revenues comprise of services provided to ships and motorboats (pilotage, tugboat rents, passenger landing fee, etc), cargo handling fees (general cargo, dumping, container), rental income from shopping centers and “duty free shop”.

(viii)	Goods sold

Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue is recognised when persuasive evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods and the amount of revenue can be measured reliably.

(ix)	Other service revenue and other sales

Rent income is accounted for on accrual basis, interest income is accounted for using effective interest method and dividend income is recognized on the date the Group’s right to receive the payment is established.

Other service revenues and other sales are presented on profit or loss on accrual basis.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(o)	Expenses

Expenses are accounted for on accrual basis. Cost of sales and operating expenses are accounted in the period when incurred. Operational lease expenses are recognized in profit or loss on a straight line basis over the lease term.

(p)	Finance income and finance expense

Finance income comprises interest income on funds invested, dividend income, changes in the fair value of financial assets at fair value through profit or loss, net foreign currency gains, and gains on derivative instruments that are recognised in the profit or loss. Interest income is recognised as it accrues, using the effective interest method.

Finance expense comprise interest expense on borrowings, net foreign currency losses and changes in the fair value of financial assets at fair value through profit or loss. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognised in profit or loss using the effective interest method.

(q)	Income tax

Income tax expense comprises current and deferred tax. Current tax charge is recognized in profit or loss except for the effects of the items reflected under equity.

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the differences arising from the initial recognition of goodwill, differences of an asset or liability in a transaction that is not a business combination, at the time of the transaction, which affects neither the accounting profit nor taxable profit and for differences associated with the investments in subsidiaries, associates and interest in joint ventures, to the extent that they probably will not reverse in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable, entity or on different tax entities but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Transfer pricing

Transfer pricing is disclosed in the 13th clause of the Corporate Tax Law under the heading “veiled shifting of profit” via transfer pricing. The application details are stated in the “General Communiqué Regarding Veiled Shifting of Profits via Transfer Pricing” published on 18 November 2007.

If the tax payer involves in transactions with related parties relating to trading of products or goods not performed within the framework of the principals regarding to pricing according to pers, then it will be considered that the related profits are shifted in a veiled way via transfer pricing. Such veiled shifting of profits via transfer pricing will not be deducted from tax assessment for the purposes of corporate tax.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(r)	Earnings/(loss) per share

The Group presents basic earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, less own shared acquired.

In Turkey, companies can increase their share capital by making a pro-rata distribution of shares ("bonus shares") to existing shareholders from retained earnings and inflation adjustments on equity items. Such kind of bonus shares are taken into consideration in the computation of earnings per share as issued share certificates. For the purpose of earnings per share computations, the weighted average number of shares outstanding during the period has been adjusted in respect of bonus shares issues without a corresponding change in resources, by giving them retroactive effect for the period in which they were issued and each earlier period.

(s)	Related parties

Parties are considered related to the Company if;

(a) directly, or indirectly through one or more intermediaries, the party:

(i) controls, is controlled by, or is under common control with the Company (this includes Parent, subsidiaries and fellow subsidiaries);

(ii) has an interest in the Company that gives it significant influence over the Company; or

(iii) has joint control over the Company;

(b) the party is an associate of the Company;

(c) the party is a joint venture in which the Company is a venturer;

(d) the party is member of the key management personnel of the Company as its parent;

(e) the party is a close member of the family of any individual referred to in (a) or (d);

(f) the party is an entity that is controlled or significantly influenced by, or for which significant voting power in such entity resides with. directly or indirectly, any individual referred to in (d) or

(g) the party is a post-employment benefit plan for the benefit of employees of the Company, or of any entity that is a related party of the Company

A related party transaction is a transfer of resources, services or obligation between related parties, regardless of whether a price is charged.

A number of transactions are entered into with related parties in the normal course of business.

(t)	Segment reporting

An operating segment is a component of the Group that engages in business activities which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Group’s management to make decisions about resources to be allocated to the segment and assess its performance and for which discrete financial information is available (see note 2(e) (i)).

The operating segments of the Group are finance, energy, infrastructure, real estate and other segments and they are disclosed in Note 6.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(u)	Discontinued operations, assets held for sale and liabilities directly associated with assets held for sale

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale, or is a subsidiary acquired exclusively with a view to resale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier.

When an operation is classified as a discontinued operation, the net assets of the discontinued operations are measured at fair value less cost of sale of the operation and while the sale of the operation, profit/(loss) before tax and profit/(loss) after tax of the operation are presented in the accompanying notes of the consolidated financial statements and profit/(loss) before tax analysis with the consideration of income / expenses realized is performed. Besides, the net cash flows related to operating, investing and financing activities of the discontinued operations are presented in the related accompanying note.

A group of assets is classified as asset held for sale if the sale of related assets is planned, if there is not any such a plan it would not be classified as assets held for sale. The liabilities directly associated with these assets are classified similarly. Related group of assets is accounted at cost of carrying values less cost of sale of these assets.

(v)	Events after the balance sheet date

Events after the balance sheet date include all events up to the date when the financial statements are authorized for issue, even if those events occur after the public announcement of profit or of other selected information.

The Group adjusts the amounts recognized in its consolidated financial statements to reflect adjusting events after the balance sheet date. Non adjusting events are disclosed in the notes to the consolidated financial statements, if material.

(w)	Statement of cash flows

Cash flows for the period are classified as cash flows from operations, investing activities and financing activities. Cash flows from operations are the cash flows generated from the principal activities of the Group. The Group presents the cash flows from operating activities by using the indirect method such as adjusting the accruals for cash inflows and outflows from gross profit/loss, other non-cash transactions, prior and future transactions or deferrals.

Cash flows from investing activities represent the cash flows used in/provided from investing activities (purchase of tangible and intangibles assets and investments).

Cash flows from financing activities represent the funds used in and repayment of the funds during the period.

For purposes of preparation of the statements of cash flows, cash and cash equivalents include cash on hand, bank deposits and highly liquid investments with maturity of less than three months having no impairment risk exposure.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(x)	Government subsidies and incentives

All subsidies and incentives, including non-monetary incentives stated at fair market values, are included in the consolidated financial statements when there is reasonable certainty that the Group will qualify and receive such subsidies and incentives.

(y)	Business combinations

The acquisitions of subsidiaries are accounted by using the purchase method of accounting. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and contingent liabilities acquired by the acquirers is accounted as goodwill. Goodwill arising from business combinations is not amortized, but tested for impairment annually or more if there is any evidence that the goodwill may be impaired. If the fair value of the identifiable assets, liabilities and contingent liabilities or the cost of the combination are temporarily determined, initial recognition of the business combination is performed based on the transitional amounts. After the initial recognition, which is allowed to be performed during 12 months after the acquisition, corrections in relation with the initial recognition are accounted in accordance with IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”.

If the share of the fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree exceed the cost of business combination, the difference is recognized as income.

(z)	Treasury shares

When share capital recognised as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity. When treasury shares are sold or reissued subsequently, the amount received is recognised as an increase in equity, and the resulting surplus or deficit on the transaction is transferred to / from retained earnings.

(aa)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are not yet effective for the year ended 31 December 2009, and have not been applied in preparing these consolidated financial statements. None of these will have an effect on the consolidated financial statements of the Group except for the following:

According to revised IFRS 3 “Business Combinations”, the definition of a business has been broadened, which is likely to result in more acquisitions being treated as business combinations and broadened the circumstance of giving information. Revised IFRS 3 is valid for the following periods after 1 July 2009 and it is not expected to have any impact on the consolidated financial statements for this year. The Group has the opportunity to apply that earlier if the Group applies IAS 27 “Consolidated and Separate Financial Statements” in the same period. Revised IFRS 3, which becomes mandatory for the Group’s 2010 consolidated financial statements, is expected to have impact on the consolidated financial statements if there occur business combinations in the following periods.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

3	Significant accounting policies (continued)

(aa)	New standards and interpretations not yet adopted (continued)

Amended IAS 27, requires accounting for changes in ownership interests by the Company in a subsidiary, while maintaining control, to be recognized as an equity transaction. The revised standard is valid for the following periods after 1 July 2009 and it is not expected to have any impact on the consolidated financial statements for this year. The Group has the opportunity to apply earlier if the Group applies revised IFRS 3 in the same period. The amendments to IAS 27, which become mandatory for the Group’s 2010 consolidated financial statements, are expected to have an impact in the calculation of non-controlling interest on the consolidated financial statements.

IFRS 9 “Financial instruments” has been issued on November 2009, by the IASB as first step in its project to replace IAS 39 “Financial Instruments: Recognition and Measurement”

IFRS 9 retains but simplifies the mixed measurement model and establishes two primary measurement categories for financial assets, amortized cost and fair value. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial assets. The guidance in IAS 39 on impairment of financial assets and hedge accounting continues to apply.

The amendment is effective for annual periods beginning on or after 1 January 2013, although entities are permitted to adopt them earlier. Prior periods need not to be restated, if an entity adopts the standart for reporting periods beginning before 1 January 2013. The Group evaluates the impact of new standard in its 2010 consolidated financial statements.

4	Determination of fair values

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined using available market information by the Group, and where it exists, using appropriate valuation methodologies. However, judgment is necessarily required to interpret market data to determine the estimated fair value. While the management of the Group has used available market information in estimating the fair values, the market information may not be fully reflective of the value that could be realized in the current circumstances.

Foreign currency assets and liabilities, which are translated to Turkish Lira using the reporting date exchange rates, are assumed to converge to their fair value.

Fair values of cash and cash equivalents are assumed to approximate their carrying amounts. The carrying amounts of trade and other receivables less the related provisions for impairment are assumed to approximate their present value of future cash flows at the reporting date. Carrying amounts of floating rate liabilities; which are repriced on dates closer to balance sheet date, are assumed to reflect their fair values.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

4	Determination of fair values (continued)

		31 December 2009		31 December 2008
	Note	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	24	43,387,384	43,387,384	32,131,697	32,131,697
Other investments	19	37,965,716	37,965,716	22,538,510	22,538,510
Trade and other receivables	18	46,356,874	46,356,874	53,698,125	53,698,125
Due from related parties	32	40,068,207	40,068,207	59,309,652	59,309,652
Other assets	23	24,827,989	24,827,989	19,253,163	19,253,163
Total		192,606,170	192,606,170	186,931,147	186,931,147
Financial liabilities
Loans and borrowings	26	189,578,368	189,578,368	283,498,468	283,498,468
Trade and other payables	27	46,119,750	46,119,750	100,542,165	100,542,165
Due to related parties	32	843,218	843,218	4,233,359	4,233,359
Other liabilities including derivatives	28	3,013,854	3,013,854	9,530,813	9,530,813
Other liabilities	28	421,160	421,160	16,500,000	16,500,000
Total		239,976,350	239,976,350	414,304,805	414,304,805

The table below analyses the valuation method of the financial instruments carried at fair value. The different levels have been defined as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilites;

Level 2: Input other than quoted prices included within level 1 that are observable for the assets or liabilities, either directly (i.e., as prices) or in directly (i.e., derived from prices);

Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

31 December 2009	Level 1	Level 2	Level 3	Total
Financial assets held for trading	36,452,340	—	—	36,452,340
Financial assets available for sale	1,462,500	—	6,382,181	7,844,681
Derivative financial liabilities	—	(3,013,854)	—	(3,013,854)
	37,914,840	(3,013,854)	6,382,181	41,283,167

31 December 2008	Level 1	Level 2	Level 3	Total
Financial assets held for trading	17,474,559	—	—	17,474,559
Financial assets available for sale	5,014,613	—	6,380,643	11,395,256
Derivative financial liabilities	—	(9,530,813)	—	(9,530,813)
	22,489,172	(9,530,813)	6,380,643	19,339,002

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management

Overview

The Group has exposure to the following risks from its use of financial instruments:

•	credit risk

•	liquidity risk

•	market risk

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital. Further quantitative disclosures are included throughout these financial statements.

5.1	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers and financial investments.

Management has a credit risk policy in place to monitor the exposure to credit risk on an ongoing basis. The Group has the ability to receive collaterals for its financial assets. Furthermore, the Group obtains letters of guarantee or similar collaterals from third parties for specific agreements and projects, if necessary.

Regarding the credibility of the counterparty, letters of guarantee or advance payments are received as collaterals of trade receivables from port operations. According to the related law and regulations, natural gas distribution companies collect security deposits from their customers, to guarantee the two months’ consumption per customer on average. Credit risk resulting from brokerage activities of the Group are managed by the related companies’ risk committees through the regulations on credit sales of securities promulgated by the CMB. Within the context of credit risk policies described in this paragraph, the Group does not have significant credit risk from port operations, natural gas distribution and financial operations which constitute major part of the Group’s operations.

As at 31 December 2009, natural gas distrubition activities are followed as assets held for sale and are not included in the credit risk table in 2009.

The Group enters into transactions with accredited parties or the parties that an agreement is signed in financial markets. The transactions in the treasury operations is performed by conditional exchanges through custody cash accounts.

At the balance sheet date, there were no significant concentrations of credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivatives, in the consolidated balance sheet.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.1	Credit risk (continued)

31 December 2009	Trade receivables	Receivables from related parties	Receivables from finance sector operations	Other receivables	Cash at banks	Short term financial investments	Advances given	Total
Maximum credit risk exposure at reporting date	15,087,965	40,068,207	19,692,955	11,575,954	39,329,555	37,965,716	24,371,548	188,091,900
-Portion of maximum risk covered by guarantee	2,456,785	—	—	—	—	—	—	2,456,785
A. Net book value of financial assets non overdue or not exposed to impairment	13,901,354	40,068,207	19,692,955	11,575,974	39,329,555	37,965,716	24,371,548	186,905,309
B. Financial assets whose conditions are renegotiated, otherwise	—	—	—	—	—	—	—	—
accepted as overdue or exposed to impairment								—
C. Net book value of assets overdue but not exposed to impairment	1,186,611	—	—	—	—	—	—	1,186,611
-Portion of secured reecivables by guarantee etc.	1,186,611	—	—	—	—	—	—	1,186,611
D. Net book value of assets exposure to impairment	—	—	—	—	—	—	—	—
-Overdue (gross book value)	2,965,609	—	—	—	—	—	—	2,965,609
-Impairment(-)	(2,965,609)	—	—	—	—	—	—	(2,965,609)
-Portion of net book value secured by guarantee etc.	—	—	—	—	—	—	—	—
-Undue (gross book value)	—	—	—	—	—	—	—	—
-Impairment (-)	—	—	—	—	—	—	—	—
-Portion of net book value secured by guarantee etc.	—	—	—	—	—	—	—	—
E. Off-balance sheet items exposed to credit risk	—	—	—	—	—	—	—	—

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.1	Credit risk (continued)

31 December 2008	Trade receivables	Receivables from related parties	Receivables from finance sector operations	Other receivables	Cash at banks	Short term financial investments	Advances given	Total
Maximum credit risk exposure at reporting date	23,556,730	8,850,220	12,856,507	17,284,888	24,968,479	22,538,510	18,639,259	128,694,593
-Portion of maximum risk covered by guarantee	3,603,900	—	—	—	—	—	—	3,603,900
A. Net book value of financial assets non overdue or not
exposed to impairment	21,754,780	8,850,220	12,856,507	17,284,888	24,968,479	22,538,510	18,639,259	126,892,643
B. Financial assets whose conditions are renegotiated, otherwise
accepted as overdue or exposed to impairment	—	—	—	—	—	—	—	—
C. Net book value of assets overdue but not exposed to impairment	1,801,950	—	—	—	—	—	—	1,801,950
-Portion of secured reecivables by guarantee etc.	1,801,950	—	—	—	—	—	—	1,801,950
D. Net book value of assets exposure to impairment	—	—	—	—	—	—	—	—
-Overdue (gross book value)	3,186,558	—	—	—	—	—	—	3,186,558
-Impairment (-)	(3,186,558)	—	—	—	—	—	—	(3,186,558)
-Portion of net book value secured by guarantee etc.	—	—	—	—	—	—	—	—
-Undue (gross book value)	—	—	—	—	—	—	—	—
-Impairment (-)	—	—	—	—	—	—	—	—
-Portion of net book value secured by guarantee etc.	—	—	—	—	—	—	—	—
E. Off-balance sheet items exposed to credit risk	—	—	—	—	—	—	—	—

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.1	Credit risk (continued)

As at reporting date, maturity structure of maximum credit risk is as follows:

	31 December 2009	31 December 2008
	Trade	Trade
	Receivables	Receivables
1-30 days overdue	830,405	1,304,882
1-3 months overdue	349,288	300,378
3-12 months overdue	6,852	196,690
1-5 years overdue	66	—
More than 5 years overdue	—	—
Total	1,186,611	1,801,950
Portion of secured by guarantee etc.	1,186,611	1,801,950

5.2	Liquidity risk

Liquidity risk arises in the general funding of the Group’s activities and in the management of positions. It includes both risk of being unable to fund assets at appropriate maturities and rates and risk of being unable to liquidate an asset at a reasonable price and in an appropriate time frame.

The Group has access to funding sources from banks and keeps certain level of assets as cash and cash equivalents. The Group continuously assesses liquidity risk by identifying and monitoring changes in funding required in meeting business goals and targets set in terms of the overall Group strategy.

Current and future loan needs of the Group are supplied by continious accessibility of sufficient number of high quality creditors for each segment of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.2	Liquidity risk (continued)

31 December 2009
CONTRACTUAL MATURITIES	Carrying value	Total cash outflow due to contract	0-3 months	3-12 months	1-5 years	>5 years
DERIVATIVE AND NON-DERIVATIVE FINANCIAL LIABILITIES
Bank borrowings	175,911,444	230,237,941	18,091,095	15,252,922	177,026,347	19,867,577
Derivative financial liabilities	3,013,854	3,013,854	—	3,013,854	—	—
Liabilities due to operations in finance sector	18,653,654	18,653,654	18,653,654	—	—	—
Finance lease liabilities	13,666,924	17,044,468	236,005	997,037	15,811,427	—

EXPECTED MATURITIES	Carrying value	Total cash outflow due to contract	0-3 months	3-12 months	1-5 years	>5 years
NON-DERIVATIVE FINANCIAL LIABILITIES
Trade payables	11,638,943	11,638,943	8,120,851	3,518,092	—	—
Other payables	16,420,599	16,420,599	16,420,599	—	—	—
Liabilities due to operations in finance sector	249,772	249,772	249,772	—	—	—
Other liabilities	24,715	24,715	24,715	—	—	—

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.2	Liquidity risk (continued)

31 December 2008
CONTRACTUAL MATURITIES	Carrying value	Total cash outflow due to contract	0-3 months	3-12 months	1-5 years	>5 years
DERIVATIVE AND NON-DERIVATIVE FINANCIAL LIABILITIES
Bank borrowings	274,438,859	392,285,351	48,661,167	45,165,340	275,477,929	22,980,915
Derivative financial liabilities	9,530,813	9,530,813	—	9,530,813	—	—
Liabilities due to operations in finance sector	22,251,871	22,251,871	22,251,871	—	—	—
Finance lease liabilities	9,059,609	15,017,954	619,936	1,858,009	12,540,009	—

EXPECTED MATURITIES	Carrying value	Total cash outflow due to contract	0-3 months	3-12 months	1-5 years	>5 years
NON-DERIVATIVE FINANCIAL LIABILITIES
Trade payables	44,328,268	44,328,268	31,072,601	13,255,667	—	—
Other payables	35,779,170	35,779,170	6,505,340	—	9,265,931	20,007,899
Liabilities due to operations in finance sector	2,416,215	2,416,215	2,416,215	—	—	—
Other liabilities	2,992,161	2,992,161	2,992,161	—	—	—

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.3	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

Market risk for all subsidiaries are monitored and managed by the Company’s Treasury and Fund Management Department. Treasury and Fund Management Department uses forward transactions and option contracts to minimize possible losses from money market fluctuations. The Group receives consultancy from an international company for managing the market risk.

(i)	Interest rate risk

The Group’s operations are subject to the risk of interest rate fluctuations to the extent that interest earning assets and interest-bearing liabilities mature or reprice at different times or in differing amounts. This risk is managed through balancing the assets and liabilites exposed to interest risk and restricted use of derivative instruments

Interest rate exposure
		Current period	Prior period
Fixed rate financial instruments		(111,333,591)	(232,260,787)
Financial assets	Financial assets held for trading	19,491,585	11,734,370
	Receivables from reverse repo transactions	2,000,154	—
	Financial assets available for sale	50,876	49,338
	Receivables from money markets	374,407	307,632
	Cash at banks	33,788,809	12,080,770
Financial liabilities	Financial liabilities	(148,385,768)	(234,181,026)
	Liabilities due to operations in finance sector	(18,653,654)	(22,251,871)
Floating-rate financial instruments		(41,192,600)	(49,317,442)
Financial assets		—	—
Financial liabilities		(41,192,600)	(49,317,442)

As at 31 December 2009 and 31 December 2008, the Group uses interest rate derivatives (swap) to hedge interest rate risk.

Sensitivity analysis – interest rate risk

As at 31 December 2009, had the interest rate been higher by 100 basis points where all other variables remain constant, profit before tax would have been lower by TL 409,740 (31 December 2008: loss before tax TL 474,412 higher), had the interest rate been lower by 100 basis points, the effect would be the same but in opposite.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk

The Group is exposed to currency risk through transactions (such as borrowings) in foreign currencies, especially in USD and Euro. As the currency in which the Group presents its consolidated financial statements is TL, the consolidated financial statements are affected by movements in the exchange rates against TL. For the subsidiaries, whose functional currency is USD or Euro, main foreign currency is TL.

Regarding the port operations, the Group has limited exposure to currency risk since port tariff currency, which is the base of functional currency, forms the basis for material transactions such as revenues and loans which are denominated by the same currency.

The Group’s natural gas distribution entities has also limited exposure to currency risk arising from outstanding financial liabilities since the natural gas tariffs are based on foreign currencies as stated by the related laws and regulations. As at 31 December 2009, the Group’s natural gas subsidiaries have been transferred to assets held for sale and excluded from foreign currency risk.

As at 31 December 2009 foreign currency risk exposures of the Group comprised the following:

31 December 2009
	TL equivalents	USD	EURO	GBP	TL
1.Trade receivables	10,562,711	500,000	4,516,036	—	53,869
2.a Monetary financial assets	23,469,778	7,911,376	3,562,251	—	3,862,089
2.b Non-monetary financial assets	—	—	—	—	—
3. Other	—	—	—	—	—
4. Current assets	34,032,489	8,411,376	8,078,287	—	3,915,958
5.Trade receivables	—	—	—	—	—
6.a Monetary financial assets	8,236,301	5,423,866	1,023	—	67,376
6.b Non-monetary financial assets	—	—	—	—	—
7. Other	12,735,963	8,458,500	—	—	—
8.Non Current assets	20,972,264	13,882,366	1,023		67,376
Total Assets	55,004,753	22,293,742	8,079,310	—	3,983,334
10. Trade payables	4,020,599	2,160,917	64,236	—	628,138
11. Financial liabilities	13,551,822	8,757,934	—	—	365,000
12.a. Other monetary financial liabilities	18,179,425	11,281,129	—	—	1,193,428
12.b. Other non-monetary financial liabilities	—	—	—	—	—
13. Current liabilities	35,751,846	22,199,980	64,236		2,186,566
14. Trade payables	—	—	—	—	—
15. Financial liabilities	116,845,892	77,602,372	—	—	—
16.a. Other monetary liabilities	447,308	145	—	—	447,089
16.b. Other non-monetary liabilities	—	—	—	—	—
17. Non-current liabilities	117,293,200	77,602,517	—		447,089
18. Total liabilities	153,045,046	99,802,497	64,236	—	2,633,655

Net foreign currency asset/liability position	(98,040,293)	(77,508,755)	8,015,074	—	1,349,679
Net monetary accounts foreign currency asset/liability position	(98,040,293)	(77,508,755)	8,015,074	—	1,349,679
Export	None
Import	None

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk (continued)

As at 31 December 2008 foreign currency risk exposures of the Group comprised as followings:

31 December 2008
	TL equivalents	USD	EURO	GBP	TL
1.Trade receivables	6,340,404	122,524	2,413,437	—	988,426
2.a Monetary financial assets	36,538,645	19,784,451	138,054	35,963	6,244,229
2.b Non-monetary financial assets	—	—	—	—	—
3. Other	—	—	—	—	—
4. Current assets	42,879,049	19,906,975	2,551,491	35,963	7,232,655
5.Trade receivables	18,284	—	—	—	18,284
6.a Monetary financial assets	27,358,497	18,085,230	1,023	—	6,014
6.b Non-monetary financial assets	—	—	—	—	—
7. Other	—	—	—	—	—
8. Non-current assets	27,376,781	18,085,230	1,023	—	24,298
Total Assets	70,255,830	37,992,205	2,552,514	35,963	7,256,953
10. Trade payables	631,793	2,714	62,369	—	494,169
11. Financial liabilities	38,822,486	24,623,218	498,154	—	518,346
12.a. Other monetary financial liabilities	11,981,127	6,805,429	340,123	—	961,141
12.b. Other non-monetary financial liabilities	—	—	—	—	—
13. Current liabilities	51,435,406	31,431,361	900,646		1,973,656
14. Trade payables	—	—	—	—	—
15. Financial liabilities	153,546,157	100,196,619	943,017	—	—
16.a. Other monetary liabilities	383,275	—	—	—	383,275
16.b. Other non-monetary liabilities	—	—	—	—	—
17. Non-current liabilities	153,929,432	100,196,619	943,017	—	383,275
18. Total liabilities	205,364,838	131,627,980	1,843,663	—	2,356,931
Net foreign currency asset/liability position	(135,109,008)	(93,635,775)	708,851	35,963	4,900,022
Net monetary accounts foreign currency asset/liability position	(135,109,008)	(93,635,775)	708,851	35,963	4,900,022
Export	None
Import	970,426

TL exchange rate risk of subsidiaries and joint ventures whose functional currency is other than TL, is shown in TL line in the foreign currency risk table.

As at 31 December 2009 and 31 December 2008, foreign exchange rates are as follows:

	Average rate		Closing rate
Currency	2009	2008	2009	2008
USD	1.5457	1.2973	1.5057	1.5123
Euro	2.1508	1.8969	2.1603	2.1408

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk (continued)

Sensitivity Analysis – Foreign currency risk

A 10 percent strengthening or depreciation of the Turkish Lira against the following currencies as at 31 December 2009 and 31 December 2008 would have increased equity or profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

31 December 2009	PROFIT /LOSS		EQUITY
	Increase	Decrease	Increase	Decrease
	A 10 percent strengthening of the USD against TL:
1-Net USD asset/liability	(11,771,466)	11,771,466	—	—
2- Hedged portion against USD risk (-)	—	—	—	—
3- Net effect of USD (1+2)	(11,771,466)	11,771,466	—	—
	A 10 percent strengthening of the Euro against TL:
4- Net Euro asset/liability	1,697,501	(1,697,501)	—	—
5- Hedged portion against Euro risk (-)	—	—	—	—
6- Net effect of Euro (4+5)	1,697,501	(1,697,501)	—	—
	A 10 percent strengthening of the other currencies against TL:
7- Net other currencies asset/liability	—	—	—	—
8- Hedged portion against other currencies risk (-)	—	—	—	—
9- Net effect of other currencies (7+8)	—	—	—	—
TOTAL (3+6+9)	(10,073,965)	10,073,965	—	—

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk (continued)

31 December 2008	PROFIT /LOSS		EQUITY
	Increase	Decrease	Increase	Decrease
	A 10 percent strengthening of the USD against TL:
1-Net USD asset/liability	(14,677,765)	14,677,765	—	—
2- Hedged portion against USD risk (-)	—	—	—	—
3- Net effect of USD (1+2)	(14,677,765)	14,677,765	—	—
	A 10 percent strengthening of the Euro against TL:
4- Net Euro asset/liability	178,976	(178,976)	—	—
5- Hedged portion against Euro risk (-)	—	—	—	—
6- Net effect of Euro (4+5)	178,976	(178,976)	—	—
	A 10 percent strengthening of the other currencies against TL:
7- Net other currencies asset/liability	7,884	(7,884)	—	—
8- Hedged portion against other currencies risk (-)	—	—	—	—
9- Net effect of other currencies (7+8)	7,884	(7,884)	—	—
TOTAL (3+6+9)	(14,490,905)	14,490,905	—	—

5.4	Capital management

The Group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Group management monitors the return on capital, which the Group defines as result from operating activities divided by total shareholders’ equity, excluding non-controlling interests. The Board seeks to maintain a balance between the higher returns that might be possible with higher levels of borrowings and the advantages and security afforded by a sound capital position.

The Group’s main objectives when managing capital include to comply with the capital requirements required by the regulators of the financial markets where the Group operates and to safeguard the Group’s ability to continue as a going concern so that it can continue to provide returns for shareholders and benefits for other stakeholders. From time to time, the Group purchases its own shares on the market; the timing of these purchases depends on market prices. Buy and sell decisions are made on a specific transaction basis by the Group management.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

6	Segment reporting

Operating segments considered in performance evaluation of the Group Management are determined by considering the Group’s risks and resources and internal reporting structure. Group’s operating segments are finance, energy, infrastructure, real estate and other. Finance segment includes the finance operations, energy segment includes natural gas distribution and electricity generation facilities, infrastructure segment includes port operations and real estate segment includes operations in respect of investment property and trading property operations. Other segment mainly includes the media and steel-iron production operations.

Information regarding all the segments are stated below. Earnings before interest, tax, depreciation and amortization (“EBITDA”) is reviewed in the assessment of the financial performance of the operating segments. The Company management assesses EBITDA as the most appropriate method for the review of the segment operations, based on the comparability with other companies in the same industry. The reconciliation of EBITDA to profit before tax and elements of EBITDA are disclosed as follows.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

6	Segment reporting (continued)

	Energy		Finance		Infrastructure		Real estate		Other		Total
	31 December 2009	31 December 2008	31 December 2009	31 December 2008	31 December 2009	31 December 2008	31 December 2009	31 December 2008	31 December 2009	31 December 2008	31 December 2009	31 December 2008
Segment assets	235.019.776	275.270.646	187.442.136	181.869.635	178.065.647	180.413.110	194.832.604	155.139.117	25.525.223	4.462.520	820.885.386	797.155.028
Segment liabilities	172.330.742	193.928.475	153.067.579	180.704.148	79.707.254	78.481.376	10.086.914	42.761.623	18.727.831	9.540.248	433.920.320	505.415.870
Investments in equity accounted investees	—	—	—	—	—	—	—	16.258.862	—	—	—	16.258.862
Capital expenditure	22.752.507	106.867.576	762.062	4.017.874	5.634.238	28.176.154	152.460	—	7.586.741	8.516.880	36.888.008	147.578.484
Purchase of investment property	—	—	—	—	—	—	64.282.382	70.854.566	—	—	64.282.382	70.854.566

	For the year ended 31 December
	Energy		Finance		Infrastructure		Real Estate		Other		Total
	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008
External revenues	139.080.826	150.041.832	31.587.737	25.749.743	41.797.348	37.364.694	21.500.000	—	4.878.772	1.160.075	238.844.683	214.316.344
Other material non-cash items	(7.012.003)	33.649.057	5.243.545	(6.163.074)	(5.834.427)	1.981.069	726.125	(2.627.869)	—	—	(6.876.760)	26.839.183
EBITDA	(10.696.122)	26.633.939	112.684.296	(41.746.783)	15.962.506	27.104.953	3.161.166	(5.298.463)	(773.862)	(7.298.411)	120.337.984	(604.765)
Depreciation and amortisation expense	(2.946.255)	(4.654.589)	(1.026.157)	(756.927)	(7.094.880)	(5.595.075)	(253.785)	(240.865)	(371.042)	(38.219)	(11.692.119)	(11.285.675)
Share of profit/ (loss) of equity accounted investees	—	—	—	—	—	—	—	—	(1.717.441)	(4.660.675)	(1.717.441)	(4.660.675)
Finance income	9.153.282	6.570.955	73.619.282	140.823.685	4.805.252	8.369.702	635.992	3.412.375	1.317.478	617.188	89.531.286	159.793.905
Finance expense	(14.455.533)	(27.829.852)	(82.825.817)	(173.311.048)	(15.933.314)	(20.494.795)	(1.012.612)	(7.727.306)	(2.018.193)	(9.548.326)	(116.245.469)	(238.911.327)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

6	Segment reporting (continued)

	2009	2008
Revenues
Total revenue for reportable segments	238.844.683	214.316.344
Elimination of inter-segment revenue	(2.301.627)	(2.232.851)
Transfer to discontinued operations	(139.117.731)	(150.041.832)
Consolidated revenue	97.425.325	62.041.661

	2009	2008
Consolidated EBITDA	120.337.984	(604.765)
Finance income	64.490.056	126.261.403
Finance expenses	(92.913.267)	(209.353.803)
Share of profit/ (loss) of equity accounted investees	(1.717.441)	(4.660.675)
Depreciation and amortisation	(11.692.119)	(11.285.675)
Consolidated profit before income tax	78.505.213	(99.643.515)

	2009	2008
Assets
Total assets for reportable segments	820.885.386	797.155.028
Investments in equity accounted investees	—	16.258.862
Consolidated total assets	820.885.386	813.413.890

	2009	2008
Liabilities
Total liabilities for reportable segments	433.920.320	505.415.870
Consolidated total liabilities	433.920.320	505.415.870

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

6	Segment reporting (continued)

	2009	2008
Finance income
Total finance income for reportable segments	89,531,286	159,793,905
Elimination of inter-segments	(25,041,230)	(33,532,502)
Transfer to discontinued operations	(3,796,962)	(11,312,844)
Consolidated finance income	60,693,094	114,948,559

	2009	2008
Finance expenses
Total financial expense for reportable segments	(116,245,469)	(238,911,327)
Elimination of inter-segments	23,332,202	29,557,524
Transfer to discontinued operations	7,034,064	35,193,170
Consolidated financial expense	(85,879,203)	(174,160,633)

	2009	2008
Other material non-cash items
Negative goodwill (Note 10)	—	35,630,126
Revaluation of investment property (Note 10)	5,969,670	—
Impairment on goodwill (Note 10)	—	(5,870,700)
Impairment losses (Note 10)	(12,846,430)	(2,920,243)
Total other material non-cash items	(6,876,760)	26,839,183

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

6	Segment reporting (continued)

Financial statement information of joint ventures as at 31 December 2009 at unconsolidated amounts is as follows:

Joint Ventures	Participation Rates	Total Assets	Equity	Net Profit / (Loss)
Enerji Yatırım Holding A.Ş. (*)	49.99%	20,255,293	13,412,733	(741,314)
Energaz Gaz, Elektrik, Su Dağıtım A.Ş. (*)	26.23%	50,934,616	22,709,276	(2,743,265)
Gaznet Şehir Doğalgaz Dağıtım A.Ş. (*)	19.66%	92,264,052	(6,495,858)	1,031,409
Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (*)	7.87%	41,042,067	2,762,137	(259,967)
Netgaz Şehir Doğalgaz Dağıtım A.Ş. (*)	23.59%	12,346,956	1,214,833	(344,050)
Kapadokya Doğalgaz Dağıtım A.Ş. (*)	16.52%	24,836,988	411,973	(1,849,074)
Erzingaz Doğalgaz Dağıtım A.Ş. (*)	23.61%	11,312,870	(847,891)	(660,942)
Olimpos Doğalgaz Dağıtım A.Ş. (*)	23.61%	25,155,134	4,877,920	(87,772)
Karaman Doğalgaz Dağıtım Ltd. Şti. (*)	23.61%	19,409,576	842,301	(61,476)
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. (*)	23.61%	49,396,365	(8,593,691)	(3,750,030)
Aksaray Doğalgaz Dağıtım A.Ş. (*)	26.22%	26,038,356	(2,871,366)	(974,576)
Aydın Doğalgaz DağıtımıA.Ş(*)	26.23%	735,217	713,084	(286,916)
Ortadoğu Antalya Liman İşletmeleri A.Ş.	39.80%	133,730,671	26,386,659	10,788,852
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti. (*)	39.98%	39,914,913	33,881,507	(259,741)
Bilecik Demir Çelik San.ve Tic.A.Ş.	39.99%	52,633,270	7,210,396	(3,955,904)
İzmir Liman İşletmeciliği A.Ş.	46.00%	24,342,017	23,662,429	(1,858,702)

(*)	As at 31 December 2009, these companies are classified as assets held for sale as mentioned in Note 7.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

6	Segment reporting (continued)

Financial statement information of joint ventures as at 31 December 2008 at unconsolidated amounts is as follows:

Joint Ventures	Participation Rates	Total Assets	Equity	Net Profit / (Loss)
Enerji Yatırım Holding A.Ş.	%49.99	19,579,941	14,154,047	(592,872)
Energaz Gaz, Elektrik, Su Dağıtım A.Ş.	%26.49	46,177,678	25,452,541	(3,517,594)
Gaznet Şehir Doğalgaz Dağıtım A.Ş.	%19.86	94,176,875	(7,527,267)	(10,404,978)
Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş.	%7.94	47,625,722	3,024,030	(1,835,329)
Netgaz Şehir Doğalgaz Dağıtım A.Ş.	%23.83	13,578,006	1,558,047	(1,381,270)
Kapadokya Doğalgaz Dağıtım A.Ş.	%16.69	23,676,332	1,561,047	(4,089,286)
Erzingaz Doğalgaz Dağıtım A.Ş.	%23.84	9,926,815	(1,636,949)	(3,260,343)
Olimpos Doğalgaz Dağıtım A.Ş.	%23.84	21,059,170	(2,984,308)	(5,525,052)
Karaman Doğalgaz Dağıtım Ltd. Şti.	%23.84	18,888,740	903,777	(1,918,767)
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş.	%23.84	45,979,877	(6,843,660)	(5,360,087)
Aksaray Doğalgaz Dağıtım A.Ş.	%26.49	28,275,278	(1,896,790)	(3,082,411)
Ortadoğu Antalya Liman İşletmeleri A.Ş.	%39.80	126,458,961	15,950,693	8,364,624
Anadolu Elektrik Üretim A.Ş.	%47.60	1,141,090	(186,014)	(99,617)
Akel Elektrik ve Üretim Ltd.	%46.65	24,919,797	19,017,432	(536,029)
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti.	%39.98	39,524,654	34,141,248	(469,858)
Bilecik Demir Çelik San.ve Tic.A.Ş.	%39.99	26,193,127	7,702,099	(980,257)
İzmir Liman İşletmeciliği A.Ş.	%46.00	30,153,269	25,521,130	(374,508)

7	Assets held for sale and discontinued operations

As at 31 December 2009, summary of assets held for sale and liabilities directly associated with these assets are as follows:

2009	Enerji Yatırım Holding and its Subsidiaries	Dağören Enerji and Düzce Aksu	Real Estates	Total
Assets held for sale	155,975,729	58,265,753	71,957,222	286,198,704
Liabilities related with assets held for sale	156,041,565	11,198,148	—	167,239,713

2008	Yeşil Enerji and its Subsidiaries
Assets held for sale	120,036,306
Liabilities related with assets held for sale	41,669,493

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

7	Assets held for sale and discontinued operations (continued)

Enerji Yatırım Holding and its subsidiaries:

The Group has authorized RBS Corporate Finance Limited, a subsidiary of the Royal Bank of Scotland, with respect to the sale of all or a portion of shares of Energaz Gaz, Elektrik, Su Dağıtım A.Ş. that is engaged in natural gas distribution in 10 regions and in which the joint venture of the Group, Enerji Yatırım Holding A.Ş., has a shareholding percentage of 52.47%. A confidentiality agreement is made with 11 investors till to date. Therefore, as at 31 December 2009, Enerji Yatırım Holding’s and Energaz’s assets and liabilites have been transferred to assets held for sale and liabilities associated with them and their income statement accounts for the years ended 31 December 2009 and 2008 have been reclassified to loss from discontinued operations.

As at 31 December 2009, Enerji Yatırım Holding and its subsidiaries’ assets held for sale and liabilities directly associated with these assets are as follows:

31 December 2009

Cash and cash equivalents	5,404,723
Trade receivables	11,166,356
Other receivables	857,891
Inventory	145,430
Other current assets	9,413,731
Financial investments	1,819,691
Other long term receivables	14,109
Tangible assets	1,132,495
Concession intangible assets	115,693,816
Intangible assets	353,858
Deferred tax assets	9,807,474
Other non-current assets	166,155
155,975,729
Liabilities
Financial liabilities	52,356,500
Trade payables	31,668,584
Other payables	29,320,167
Provision	294,845
Other current liabilities	6,041,993
Provision related with employee benefits	160,173
Deferred tax liability	4,470,165
Other non-current liabilities	31,729,138
156,041,565

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

7	Assets held for sale and discontinued operations (continued)

GY Elyaf

The Group has transferred its 100% shares, owned as at 7 November 2008, of GY Elyaf ve İplik Sanayi İç ve Dış Ticaret A.Ş. to Koninklijke Vopak NV Group, incorporated in the Netherlands at the same date. The profit and loss accounts of the mentioned subsidiary has been classified to profit / (loss) from discontinuing operations for the year ended 31 December 2008.

Discontinued operations: Enerji Yatırım Holding and its subsidiaries and GY Elyaf

For the years ended 31 December 2009 and 2008, income statement of Enerji Yatırım Holding A.Ş. and its subsidiaries and for the year ended 31 December 2008, income statement of GY Elyaf are as follows:

	Enerji Yatırım Holding		GY Elyaf		Total
	2009	2008	2009	2008	2009	2008
Sales	139,117,731	150,041,832	—	—	139,117,731	150,041,832
Cost of sales (-)	(137,869,142)	(153,642,288)	—	—	(137,869,142)	(153,642,288)

GROSS PROFIT	1,248,589	(3,600,456)	—	—	1,248,589	(3,600,456)

Selling and marketing expenses (-)	(789,910)	(578,063)	—	—	(789,910)	(578,063)
General administrative expenses (-)	(5,456,433)	(5,382,536)	—	(95,780)	(5,456,433)	(5,478,316)
Other operating income	658,098	209,820	—	505,777	658,098	715,597
Other operating expenses (-)	(794,296)	(802,789)	—	-	(794,296)	(802,789)

OPERATING PROFIT / (LOSS)	(5,133,952)	(10,154,024)	—	409,997	(5,133,952)	(9,744,027)

Finance income	3,796,962	11,309,686	—	3,158	3,796,962	11,312,844
Finance expenses (-)	(7,163,717)	(26,927,656)	—	(10,278,365)	(7,163,717)	(37,206,021)

PROFIT / (LOSS) BEFORE TAX	(8,500,707)	(25,771,994)	—	(9,865,210)	(8,500,707)	(35,637,204)
Income tax credit / (expense)	2,818,378	4,483,615	—	—	2,818,378	4,483,615
- Current tax charge	2,818,378	(73,732)	—	—	2,818,378	(73,732)
- Deferred tax benefit / (expense)	—	4,557,347	—	—	—	4,557,347
OPERATING PROFIT/(LOSS) FOR THE PERIOD	(5,682,329)	(21,288,379)	—	(9,865,210)	(5,682,329)	(31,153,589)
Elimination of revenues in consolidation	129,654	—	—	2,012,851	129,654	2,012,851
Gain on sale of associate	—	—	—	6,526,635	—	6,526,635
	(5,552,675)	(21,288,379)	—	(1,325,724)	(5,552,675)	(22,614,103)

For the years ended 31 December 2009 and 2008, the cash flow statement of Enerji Yatırım Holding A.Ş. and its subsidiaries that have been transferred to discontinued operations are as follows:

	2009	2008
Net cash from operating activities	16,801,557	15,793,261
Net cash used in investing activities	(11,254,894)	(24,940,452)
Net cash from / (used in) financing activities	(5,187,083)	8,448,996

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

7	Assets held for sale and discontinued operations (continued)

Yeşil Enerji and its subsidiaries

A Share Transfer Agreement (“Agreement”) has been signed on 23 June 2009, between the Group and Statkraft AS, with respect to the sale of the shares owned by the Group that represents 95% of the share capital of Yeşil Enerji. As at 23 June 2009, sale shares are transferred and handed over to Statkraft AS with a net assest of Euro 98,063,270. The selling value (“Selling Price”) of the shares are determined to be Euro 85,628,849, which is %95 of Euro 90,135,630; after deducting Euro 7,927,640 net debt in the consolidated financial statements of the Company as at the date of the transfer. Euro 75,171,189 has been collected in cash on 23 June 2009 and the remaining balance will be paid by Statkraft AS to the Group after miscellaneous pre-conditions are met.

In accordance with the Agreement, in addition to the amount stated above, depending on the realization, Statkraft AS will be entitled to receive a portion of any carbon and electricity income to be received by the companies with respect to the facilities to be put in service based on below conditions. Statkraft AS will compensate 50% of the difference (difference between the base price assumption of Statkraft AS and realized price) in net electricity sales revenue (gross electricity revenue less water usage fee and taxes) generated following the first three operational years of the Projects. The Group will receive 50% of carbon emission income planned to be generated in the first three operational years following the facilities to be put in service.

As at 31 December 2008, the Group reclassified all assets and liabilities of Yeşil Enerji and its subsidiaries as assets held for sale and liabilities associated with assets held for sale. In accordance with sales agreement with Statkraft AS dated 23 June 2009 and addendum related to this agreement, Düzce-Aksu and Dağören were carved out from such sale agreement. As at 31 December 2009, the Group holds its intention to sell the shares of these companies in the following periods, therefore, assets and liabilities of Düzce-Aksu and Dağören are classified as assets held for sale and liabilities associated with assets held for sale.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

7	Assets held for sale and discontinued operations (continued)

Yeşil Enerji and its subsidiaries (continued)

Details of the gain on sale of Yeşil Enerji and its subsidiaries on 23 June 2009 is as follows:

23 June 2009
Cash and cash equivalents	902,486
Other trade receivables	96,882
Due from related parties	178,334
Other current assets	547,577
Total current assets	1,725,279

Other receivables	5,750
Tangible assets	26,869,192
Intangible assets	47,162,555
Goodwill	16,847,088
Other non current assets	3,858,133
Total non current assets	94,742,718

Loans and borrowings	(685,435)
Other trade payables	(1,849,506)
Due to related parties	(49,858,191)
Other payables	(518,719)
Income tax liability	(46,109)
Provisions	(62,500)
Total current liabilities	(53,020,460)

Loans and borrowings	(17,422,873)
Due to related parties	(3,330,000)
Deferred tax liability	(9,362,679)
Total non current liabilities	(30,115,552)

Non-controlling interest	(730,120)
Net asset value as at the selling date	12,601,864
Share subject to Sale	95%
Net asset value of subsidiaries subject to sale	11,971,771
Selling amount	169,670,254
Receivables claimed	(47,858,740)
Net selling amount	121,811,514
Net asset value of subsidiaries subject to sale	(11,971,771)
Additional share portion of the subsidiary sold	219,581
Net gain on sale of subsidiary	110,059,324
Cash consideration on the sale of subsidiary	169,670,254
Cash and cash equivalents of subsidiary sold	(902,486)
Cash paid for additional equity of Anadolu and Akel	(25,819,040)
Net cash inflow	142,948,729

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

7	Assets held for sale and discontinued operations (continued)

Details of assets and liabilities of Dağören Enerji and Düzce Aksu at 31 December 2009 and Yeşil Enerji at 31 December 2008, transferred to assets held for sale and liabilities directly associated with assets held for sale are as follows:

	31 December 2009	31 December 2008

Cash and cash equivalent	5	63,718
Other receivables	—	5,750
Other current assets	3,520,254	4,168,549
Due from relted parties	2,892,849	1,060,972
Tangible assets	295,336	16,336,773
Inyangible assets	53,777,309	95,915,590
Goodwill	—	456,710
Deferred tax assets	—	32,830
Other non - current assets	—	1,995,414
	60,485,753	120,036,306

Eliminated receivables	(2,220,000)	—
	58,265,753	120,036,306
LIABILITIES
Financial liabilities	—	9,891,417
Trade payables	1,946	3,565,763
Other payables to related parties	396,730	26,519,909
Other payables	60,896	239,672
Income tax payable	—	2,787
Other current liabilities	—	367
Deferred tax liabilities	10,738,576	19,122,112
	11,198,148	59,342,027

Eliminated payables	—	(17,672,534)
	11,198,148	41,669,493

Real estates

The Group has decided to sell various real estates, through auction, with the Board of Directors resolutions, dated on 3 September 2009. Therefore, as at 31 December 2009, the Group transferred such real estates as assets held for sale.

The Group publicised its intention regarding the sale of the real estates through advertisements in various newspapers. These assets include, the Holding headquarters in Karaköy, with 5,450 m2 usage area; Veli Alemdar Han with 13,900 m2 usage area, which was classified as investment property before the transfer to asset held for sale; land in Bozüyük district of Bilecik province, with total area of 29,500 m2; various lands in Kemalpaşa district of İzmir province with a total area of 84,763 m2 and land in Bodrum district of Muğla province with an area of 3,000 m2.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

8	Acquisitions of subsidiary and non-controlling interest

Business combinations

Acquisitions

a)	2009

Acquisitions during the year ended 31 December 2009 are as follows:

At 23 June 2009, the Group purchased 52.4% share of Anadolu Elektrik Üretim A.Ş. (“Anadolu”) at TL 25,819,040, which was sold at the same date to Statkraft AS. Net book value of Anadolu was TL 18,062,571 as at 23 June 2009. No goodwill has been calculated for the purchase since the sale transaction occurred at the same day. The amount is offset from proceeds from Statkraft AS in the statement of cash flows.

The Group acquired 99.99% shares of Aydıngaz from STFA Yatırım Holding A.Ş. and other shareholders with the approval of EMRA dated 21 August 2009 and numbered 2213/7. The transaction was performed by Energaz, a joint venture of the Group. Since the shares were acquired from the other related party of Energaz, namely STFA Yatırım Holding A.Ş., the transaction is accounted for as business combination under common control entities under Enerji Yatırım Holding level and Aydıngaz is consolidated since 1 January 2009.

b)	2008

Acquisitions during the year ended 31 December 2008 are as follows:

(i)
On 1 February 2007, the Group through one of its subsidiaries conditionally acquired 50.08% interest in Osmanlı Enerji A.Ş. (“Osmanlı”) for USD 2,000,000. The conditions for the acquisition are the construction of a hydroelectric power plant with production capacity of 43.7 Mw in Düzce province and the transfer of 40% interest in Aksu Hes Düzce-Aksu Hidroelektrik Enerjiden Elektrik Üretim Santrali Limited Şirketi (“Aksu”) which was granted 49-year operating license from the EMRA on 21 September 2006 to Osmanlı. These conditions were met on 22 June 2007.

On 4 March 2008, the Group acquired an additional 49.88% interest in Osmanlı for USD 1,000,000 increasing its ownership to 99.96%.

(ii)
On 12 April 2007, the Group through one of its subsidiaries conditionally acquired 99.92% interest in Gümüşsan Enerji Elektronik Elektrik İnşaat Taahhüt San. ve Tic Ltd. Şti. (“Gümüşsan”) for USD 2,100,000. The conditions for the acquisition are the construction of a hydroelectric power plant with production capacity of 36 Mw in Bitlis province and to take out a 49-year operating license from the EMRA. These conditions were met in 2008.

(iii)	On 16 June 2008, the Group through one of its subsidiaries acquired 60% interest in Bodrum Liman İşl. A.Ş. by paying TL 10,000,000.

(iv)
On 5 June 2008, the Group acquired 70% interest in Dağören through its subsidiary for a consideration of USD 3,600,000. The conditions for the acquisition are the construction of a hydroelectric power plant with production capacity of 60.7 Mw in Hakkari province on Zapsuyu and to take out a 49-year operating license from the EMRA.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

8	Acquisitions of subsidiary and non-controlling interest (continued)

Business combinations (continued)

(v)	The details of acquisitions of the Group in 2008 according to purchase accounting method comprised the following:

	Osmanlı 49.88%	Gümüşşsan 99.92%
Consideration paid	1,194,775	12,429,377
Fair value of net identifiable assets and liabilities of the shares acquired	(4,616,733)	(19,304,682)
Positive-(negative) goodwill	(3,421,958)	(6,875,605)
Non current assets	9,205,317	11,623,300
Current assets	105,863	7,738,909
Current liabilities	(55,500)	(42,071)
Fair value of net identifiable assets and liabilities	9,255,680	19,320,138
Shares acquired	49.88%	92.92%
Net identifiable assets and liabilities of share acquired	4,616,733	19,304,682

	Bodrum Liman 60.00%	Özarsu (Dağören) 70.00%
Consideration paid	10,000,000	5,367,000
Fair value of net identifiable assets and liabilities of the shares acquired	(11,868,930)	(28,719,494)
Currency translation difference	(112,139)	—
Positive-(negative) goodwill	(1,981,069)	(23,351,794)
Non current assets	22,872,696	50,800,594
Current assets	1,295,850	556,042
Current liabilities	(2,393,163)	(195,356)
Non current liabilities	1,993,833	(10,133,432)
Fair value of net identifiable assets and liabilities	19,781,550	41,027,848
Shares acquired	60.00%	70.00%
Net identifiable assets and liabilities of share acquired	11,868,930	28,719,494

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

9	Revenue and cost of sales

For the years ended 31 December, revenues and cost of revenues on the basis of trading, interest, fee, premium, commission, and other operations are as follows:

	2009	2008
Revenue
Port operating and rent revenue	41.797.348	37.364.694
Real estate sales revenue	21.500.000	—
Other	4.878.772	1.160.075
Total	68.176.120	38.524.769
Cost of sales
Cost of real estate sales	(17.434.416)	—
Cost of operating ports	(14.278.629)	(11.859.547)
Other	(5.004.518)	(1.913.915)
Total	(36.717.563)	(13.773.462)
Gross profit from non-finance operations	31.458.557	24.751.307

	2009	2008
Interest, fee, premium, commission and other revenues
Agency commissions	17.158.532	13.031.132
Interest received from customers	4.756.652	7.348.229
Portfolio management fees	1.579.770	1.482.707
Other revenue	521.254	890.809
Insurance agency commissions	215.773	344.229
Corporate finance fees	19.119	419.786
Gain on sale of marketable securities	4.998.105	—
Total	29.249.205	23.516.892
Interest, fee, premium, commission and other revenues
Interest charges from loans delivered to customers	(1.555.972)	(3.190.589)
Commission charges	(1.050.338)	(1.335.001)
Loss on sale of marketable securities	—	(19.597.522)
Total	(2.606.310)	(24.123.112)
Gross profit from finance operations	26.642.895	(606.220)
Gross profit	58.101.452	24.145.087

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

10	Other income and expenses

For the years ended 31 December 2009 and 2008, other income comprised the following:

	2009	2008
Gain on sale of subsidiary (Note 7)	110,059,324	—
Gain on sale of associates (Note 20)	19,084,868	—
Change in fair value of investment property	5,969,670	—
Dividend income	1,572,797	733,863
Gain on sale of tangible assets	9,132	—
Negative goodwill	—	35,630,126
Other (*)	1,143,311	6,988,158
Total	137,839,102	43,352,147

(*) For the year ended 31 December 2008, the amount includes consulting revenue earned from Group’s joint venture amounting to TL 4,965,305.

For the years ended 31 December 2009 and 2008, other expense comprised the following:

	2009	2008
Investment losses (*)	12,846,430	2,920,243
Provision expense (**)	579,018	786,815
Loss from sale of tangible assets	180,109	1,594
Goodwill impairment	—	5,870,700
Bedelsiz hisse devri	—	—
Other	936,631	358,738
Total	14,542,188	9,938,090

(*) As at 31 December 2009, the Group has compared the fair value and the carrying value of Düzce-Aksu’s assets, which were transferred to assets held for sale and recognized an impairment for the difference between the fair value and the carrying value, amounting to TL 7,012,003, in its consolidated financial statements.

As at 31 December 2009, the Group has compared the recoverable amount and the carrying value of İzmir Liman’s assets and recognized an impairment for the difference between value in use and carrying value, amounting to TL 5,834,427, in its consolidated financial statements.

(**) For the year ended 31 December 2009, the amount includes allowance for other receivables amounting to TL 562,075. For the year ended 31 December 2008, the amount includes allowance for VAT receivables amounting to TL 144,023.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

11	Selling and marketing expenses

For the years ended 31 December 2009 and 2008, selling and marketing expenses comprised the following:

	2009	2008
Advertising and promotion expenses	587,647	722,219
Stock market participation share	582,736	503,178
Commission expense of derivative exchange market	553,277	380,715
Personnel expenses	200,704	138,871
ISE settlement and custody expenses	132,336	132,186
Other expenses	397,295	449,708
	2,453,995	2,326,877

12	Administrative expenses

For the years ended 31 December 2009 and 2008, general and administrative expenses comprised the following:

	2009	2008
Personnel expenses	26,431,856	31,877,251
Consultancy expenses	5,567,826	4,326,472
Depreciation and amortization expenses	4,752,623	4,192,593
Donations	3,994,243	88,140
Travelling expenses	3,672,239	2,398,413
Bad debt expenses (Note 18, 32)	2,703,079	231,722
Taxes other than on income	2,456,413	2,061,050
Communication expenses	1,446,490	938,046
IT expenses	1,347,308	1,484,501
Office operating expenses	1,310,970	1,292,329
Rent expenses	985,271	1,533,524
Vehicle expenses	873,816	935,333
Representation expenses	709,327	267,600
Repair and maintenance expenses	304,303	424,072
Stationary expenses	202,028	329,003
Insurance expenses	120,854	136,198
Other expenses	8,285,909	11,389,068
Total	65,164,555	63,905,315

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

13	Finance income and expenses

For the years ended 31 December 2009 and 2008, finance income of the Group comprised the following:

	2009	2008
Foreign exchange gain	55,856,841	106,161,528
Interest income	4,831,729	7,797,787
Other finance income	4,524	989,244
Total	60,693,094	114,948,559

For the years ended 31 December 2009 and 2008, finance expense of the Group comprised the following:

	2009	2008
Foreign exchange losses	52,225,238	141,719,534
Loan interest expenses (*)	18,870,252	19,121,532
Letter of guarantee provision for İzmir Port	10,389,330	—
Letter of guarantee commissions	2,960,932	480,062
Change in fair value of financial assets at fair value through profit or loss	629,480	10,928,683
Other	803,971	1,910,822
Total	85,879,203	174,160,633

(*) Interest expenses belonging to Energaz and its subsidiaries amounting to TL 3,715,097 have been transferred to net loss from discontinued operations.

14	Investment property

Movements of investment property during the years ended 31 December 2009 and 31 December 2008 comprised the following:

	1 January 2009	Additions	Revaluation	Transfer to assets held for sale	31 December 2009
Land	72.220.500	1.506.081	1.139.670	—	74.866.251
Buildings (*)	—	51.935.000	4.830.000	(56.765.000)	—
Construction in progress (**)	38.087.586	10.841.301	—	—	48.928.887
Total	110.308.086	64.282.382	5.969.670	(56.765.000)	123.795.138

	1 January 2008	Additions	Impairment	Transfer to invetories	31 December 2008
Land	78.000.000	34.705.810	(23.299.331)	(17.185.979)	72.220.500
Construction in progress	1.938.830	36.148.756	—	—	38.087.586
Total	79.938.830	70.854.566	(23.299.331)	(17.185.979)	110.308.086

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

14	Investment property (continued)

(*) As at 31 December 2009, additions to buildings include investment property held for sale explained in detail in Note 3 (a) (iii) and Note 20.

(**) As at 31 December 2009, capitilized finance costs in additions is amounting to TL 810,363 (31 December 2008: TL 2,222,792)

The fair value of the investment property of the Group as at 31 December 2009 and 31 December 2008 are determined according to the revaluation report prepared by an independent real estate appraisal company, which has the authorization license of CMB. The expertise report is prepared by considering the market prices of the similar properties around the same locations with the related properties.

As at 31 December 2009 and 31 December 2008, fair values of invesment properties are presented below:

	Valuation Report Date	Fair Value
Denizli land	14 January 2010	56,590,000
Van land	28 January 2010	18,276,251
		74,866,251

The Group’s subsidiary, in the Board Meeting dated on 3 September 2008, contested the tenancy of Tesco Kipa Pazarlama Tic. ve Gıda A.Ş. (“Tesco Kipa”) in the Group’s shopping center in Denizli, which is under construction.

Istanbul Commercial Court decided to put preliminary injunction on the Group’s property at Denizli by decision number 2009/125. Such preliminary injunctions are closed on 20 July 2009.

The Group’s land at Denizli is pledged as mortgage at TL 30,000,000 for the loan granted by bank. The total area of the Group’s land at Denizli is 148,958 m² and 98,418 m² of this land is zoned. Such project consists of shopping center on 47,709 m² area, residences on 34,421 m² area, hotel on 10,745 m² area and hospital on 5,543 m² area. The construction of shopping center is scheduled to be completed in 2010.

The Group acquired at Van province of Turkey 16,611.65 m² area of land for the purpose of obtaining capital appreciation in the future. Such land is pledged at first degree at an amount of TL 22,000,000 against the bank borrowing as mortgage.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

15	Property, plant and equipment

Movements of property. plant and equipment for the years ended 31 December 2009 and 31 December 2008 comprised the following:

	1 January 2008	Additions	Disposals	Currency translation differences	Effect of unconsolidated subsidiary	Transfers to assets held for sale	31 December 2008	Additions	Disposals	Transfers	Currency translation differences	Transfers to assets held for sale	31 December 2009
Land	15,235,914	—	(470,827)	—	(7,401,032)	—	7,364,055	2,812,809	(6,180,100)	—	—	(3,693,057)	303,707
Land improvements	—	68,848	—	2,990	—	—	71,838	3,907	—	192,593	90	—	268,428
Buildings	25,298,506	311,042	—	3,816,400	—	—	29,425,948	—	—	3,344,651	(72,461)	(12,822,395)	19,875,743
Plant, machinery and equipments	26,478,963	1,686,130	(118,640)	1,807,648	—	—	29,854,101	397,266	(172,692)	12,223,169	(33,060)	(467,764)	41,801,020
Motor vehicles	4,178,032	1,368,790	(158,661)	1,205,113	—	—	6,593,274	3,591,310	(4,864)	—	17,499	(605,250)	9,591,969
Furniture and fixture	7,255,788	1,605,513	(8,092)	275,444	—	(4,887)	9,123,766	208,965	(34,911)	—	372	(959,733)	8,338,459
Leasehold improvements	1,266,007	13,695,908	(23,873)	1,431,429	—	—	16,369,471	181,317	(27,133)	368,444	118,754	(317,019)	16,693,834
Other fixed assets	4,769,633	368,376	—	55,799	—	—	5,193,808	249,462	(1,465,657)	1,465,657	(1,059)	—	5,442,211
Construction in progress	5,103,604	26,337,282	(2,349,746)	642,520	(990,395)	(16,335,886)	12,407,379	8,539,700	(472,374)	(17,594,514)	53,457	—	2,933,648
Total	89,586,447	45,441,889	(3,129,839)	9,237,343	(8,391,427)	(16,340,773)	116,403,640	15,984,736	(8,357,731)	—	83,592	(18,865,218)	105,249,019

Accumulated Depreciation	1 January 2008	Depreciation	Disposals	Currency translation differences	Effect of unconsolidated subsidiary	Transfers to assets held for sale	31 December 2008	Depreciation	Disposals	Transfers	Currency translation differences	Transfers to assets held for sale	31 December 2009
Land improvements	—	1,701	—	232	—	—	1,933	7,177	—	—	(39)	—	9,071
Buildings	2,387,444	731,046	—	413,558	—	—	3,532,048	826,775	—	—	(26,121)	(1,305,734)	3,026,968
Plant, machinery and equipments	20,515,383	1,211,497	(36,642)	521,551	—	—	22,211,789	1,582,362	(140,244)	—	401,952	(201,795)	23,854,064
Motor vehicles	475,671	555,018	(109,595)	695,033	—	—	1,616,127	557,818	(4,864)	—	(10,030)	(339,955)	1,819,096
Furniture and fixture	5,815,733	416,660	(1,797)	286,255	—	(4,000)	6,512,851	486,559	(24,500)	—	19,229	(530,655)	6,463,484
Other fixed assets	4,426,344	116,471	—	31,302	—	—	4,574,117	169,302	—	—	78,384	—	4,821,803
Leasehold improvements	546,735	598,049	(5,379)	42,046	—	—	1,181,451	1,320,281	(17,031)	—	(397,420)	(162,363)	1,924,918
Total	34,167,310	3,630,442	(153,413)	1,989,977	—	(4,000)	39,630,316	4,950,274	(186,639)	—	65,955	(2,540,502)	41,919,404
Net book value	55,419,137		(2,976,426)	7,247,366	(8,391,427)	(16,336,773)	76,773,324		(8,171,092)	—	17,637	(16,324,716)	63,329,615

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

15	Property, plant and equipment (continued)

As at 31 December 2008, there are additions to tangible assets of Yeşil Enerji and its subsidiaries amounting to TL 9,291,316 that are presented in assets held for sale until the sales date (23 June 2009). Total 2009 tangible asset additions to Dağören Enerji and Düzce Aksu, which are classified as assets held for sale as at 31 December 2009 and 31 December 2008, are amunting to TL 170,102. Lands amounting to TL 2,812,809 are acquired against the Group’s other receivables.

As at 31 December 2009 and 31 December 2008, the leased assets in property, plant and equipment comprised the following:

	31 December 2009	31 December 2008
Plant, machinery and equipments	32,916,336	18,670,295
Motor vehicles	3,888,027	4,157,121
Furniture and fixtures	97,544	149,205
	36,901,907	22,976,621

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

16	Concession intangible assets

Movements of concession intangible assets for the years ended 31 December 2009 and 31 December 2008 comprised the following:

Cost	1 January 2008	Additions	Change in shareholding percentage	31 December 2008	Additions	Disposals	Transfers to assets held for sale	31 December 2009
Concession intangible assets	87,992,608	24,929,120	535,595	113,457,323	9,830,006	(2,724)	(123,284,605)	—
Total	87,992,608	24,929,120	535,595	113,457,323	9,830,006	(2,724)	(123,284,605)	—

Accumulated amortization	1 January 2008	Additions	Change in shareholding percentage	31 December 2008	Additions	Disposals	Transfers to assets held for sale	31 December 2009
Concession intangible assets	2,359,906	3,058,888	20,463	5,439,257	2,151,678	(147)	(7,590,788)	—
Total	2,359,906	3,058,888	20,463	5,439,257	2,151,678	(147)	(7,590,788)	—
Net book value	85,632,702	21,870,232	515,132	108,018,066	7,678,328	(2,577)	(115,693,817)	—

Concession intangible assets of the Group consist of concession intangible assets of Energaz and its subsidiaries and as at 31 December 2009, they are transferred to assets held for sale. As at 31 December 2009 and 31 December 2008, total capitalized finance expenses in additions are amounting to TL 3,215,984 and TL 2,371,203, respectively.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

17	Intangible assets

Movements of intangible assets for the years ended 31 December 2009 and 31 December 2008 comprised the following:

Cost	1 January 2009	Additions	Disposals	Impairment (*)	Effects of movements in exchange rates	Transfers to assets held for sale	31 December 2009
Rights	11,752,913	1,375,984	(772)	(5,834,427)	(1,751)	(117,976)	7,173,971
HPS licenses	—	—	—	—	—	—	—
Software	1,123,569	235,863	(7,415)	—	(125)	(861,161)	490,731
Port operation rights	70,918,585	—	—	—	(309,504)	—	70,609,081
Other	15,725,106	—	(62,500)	—	94,760	(9,924)	15,747,442
Total	99,520,173	1,611,847	(70,687)	(5,834,427)	(216,620)	(989,061)	94,021,225
Accumulated amortization
Rights	(5,128,958)	(216,930)	197	—	887	28,529	(5,316,275)
HPS licenses	—	—	—	—	—	—	—
Software	(614,235)	(159,339)	7,413	—	243	596,750	(169,168)
Port operation rights	(10,077,591)	(2,869,105)	—	—	115,608	—	(12,831,088)
Other	(5,674,039)	(872,971)	62,500	—	(7,793)	9,924	(6,482,379)
Total	(21,494,823)	(4,118,345)	70,110	—	108,945	635,203	(24,798,910)
Net book value	78,025,350		(577)	(5,834,427)	(107,675)	(353,858)	69,222,315

Total addition to Yeşil Enerji and its subsidiaries, until the selling date of 23 June 2009 is amounting to TL 29,723, which was transferred to assets held for sale as at 31 December 2008.

(*) For the explanation of the impairment, please refer to Note 10.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

17	Intangible assets (continued)

Cost	1 January 2008	Change of ownership percentages	Additions	Disposals	Transfers	Effects of movements in exchange rates	Transfers to assets held for sale	31 December 2008
Rights	7,805,378	5,891	3,985,504	(3,472)	—	22,938	(63,326)	11,752,913
HPS licenses	29,076,936	4,603,249	63,559,628	—	(143,584)	—	(97,096,229)	—
Software	821,393	—	297,581	—	—	4,595	—	1,123,569
Port operation rights	54,618,049	—	—	—	—	16,300,536	—	70,918,585
Other	5,341,476	19,546	9,364,762	—	—	1,038,477	(39,155)	15,725,106
Total	97,663,232	4,628,686	77,207,475	(3,472)	(143,584)	17,366,546	(97,198,710)	99,520,173
Accumulated amortization
Rights	(4,726,497)	—	(388,193)	—	—	(14,268)	—	(5,128,958)
HPS licenses	(370,218)	(47,785)	(1,002,909)	—	143,584	—	1,277,328	—
Software	(376,670)	—	(236,033)	—	—	(1,532)	—	(614,235)
Port operation rights	(5,601,119)	—	(2,580,524)	—	—	(1,895,948)	—	(10,077,591)
Other	(5,240,140)	(1,548)	(388,688)	—	—	(49,455)	5,792	(5,674,039)
Total	(16,314,644)	(49,333)	(4,596,347)	—	143,584	(1,961,203)	1,283,120	(21,494,823)

Net book value	81,348,588	4,579,353		(3,472)	—	15,405,343	(95,915,590)	78,025,350

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

18	Trade and other receivables

For the years ended 31 December 2009 and 2008, non-current trade and other receivables comprised the following:

Non-current trade receivables from finance sector	2009	2008
Receivables from customers	3,192,084	3,206,076
Other trade receivables	1,530	282,782
Total	3,193,614	3,488,858

Non-current other receivables	2009	2008
Deposits and advances given (*)	3,754,422	8,093,780
Other (**)	1,023,148	1,485,402
Total	4,777,570	9,579,182
Total non-current trade and other receivables	7,971,184	13,068,040

(*) The deposits and advances given amounting to TL 3,461,720 consist of the deposits given to the banks for derivative transactions (31 December 2008: TL 8,051,485).

(**) The other receivables amounting to TL 1,023,148 consist of the receivables from Udaş Uşak Doğalgaz Dağıtım A.Ş. (31 December 2008: TL 1,023,148).

For the years ended 31 December 2009 and 2008, current trade and other receivables comprised the following:

Current trade receivables	2009	2008
Receivables from customers	2.292.875	17.541.777
Doubtful receivables	2.965.608	3.186.558
Other (*)	12.795.090	5.996.669
Allowance for doubtful receivables	(2.965.608)	(3.186.558)
Total	15.087.965	23.538.446

Current other receivables	2009	2008
Recievables from subsidiaries' or joint ventures' other shareholders	4.051.823	—
Deposits and advances given	1.199.053	6.423.415
Other	1.547.508	1.282.291
Total	6.798.384	7.705.706

(*) As at 31 December 2009, other current trade receivables include receivables from Statkraft AS amounting to TL 8,226,089 (31 December 2008: None).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

18	Trade and other receivables (continued)

Current trade receivables from finance sector	2009	2008
Receivables from customers	16,498,726	7,831,066
Other trade receivables	614	1,554,867
Total	16,499,340	9,385,933
Total current trade and other receivables	38,385,690	40,630,085

Movements in the allowance for doubtful trade receivables for the years ended 31 December 2009 and 31 December 2008, comprised the following:

	2009	2008
Balance at the beginning of the year	(3,186,558)	(2,761,403)
Allowance for the period	(62,452)	(231,722)
Written-off during the period	124,346	(193,433)
Reclassified to asset held for sale	159,056	—
Balance at the end of the period	(2,965,608)	(3,186,558)

Credit risk and foreign currency risk with respect to trade and other receivables are disclosed in note 5.

Current trade receivables mature in 1-3 month.

19	Other investments

As at 31 December 2009 and 31 December 2008, the details of other investments comprised the following:

Non-current assets	2009	2008
Financial assets available for sale	10,061,053	8,330,781
Total	10,061,053	8,330,781

Current assets	2009	2008
Financial assets held for trading	36,452,340	17,474,559
Financial assets available for sale	1,513,376	5,063,951
Total	37,965,716	22,538,510

The breakdown of financial investments as to their classifications comprised the following:

a) Financial assets held for trading

	2009	2008
Debt securities	19,491,585	11,734,370
Equity securities	16,751,389	3,330,449
Investment participation certificates	188,714	2,129,186
Other	20,652	280,554
Total	36,452,340	17,474,559

As at 31 December 2009, debt securities amounting to TL 12,646,654 (31 December 2008: TL 9,524,503) is subject to repurchase agreements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

19	Other investments (continued)

As at 31 December 2009, government bonds amounting to TL 1,763,316 are pledged to the banks with respect to the letter of guarantees given to ISE and CMB (31 December 2008: TL 1,496,646).

As at 31 December 2009, goverment bond amounting to TL 3,986,935 is given to ISE and ISE Settlement and Custody Bank for transaction guarantee of Turkish Derivative Exchange (“VOB”) (31 December 2008: TL 13,319).

As at 31 December 2009, letter of guarantee amounting to TL 6,277,000 (31 December 2008: TL 6,786,000) is given to “ISE”; letter of guarantee amounting to TL 5,165,000 (31 December 2008: TL 4,425,000) is given to ISE Settlement and Custody Bank and letter of guarantee amounting to TL 1,125,000 (31 December 2008: TL 1,125,000) is given to CMB.

As at 31 December 2009, the Group has lent 2,000,000 shares of a subsidiary to Avrasya Yatırım Holding A.Ş. As at 31 December 2009, the Group has lent 750,000 (TL 4,762,498) and 50,000 (TL 1,462,500) equity securities to Avrasya Yatırım Holding A.Ş.

b) Financial assets available for sale

	31 December 2009	31 December 2008
Debt securities	50,876	49,338
Equity securities
- Quoted to an active market	1,462,500	5,014,613
- Unquoted to an active market	10,061,053	8,330,781
Total	11,574,429	13,394,732

Details of shares which are unquoted to an active market are comprised the following:

	31 December 2009		31 December 2008
	Share ratio (%)	Book value	Share ratio (%)	Book value
Takas ve Saklama Bankası A.Ş.	2.35	6,438,297	2.35	6,438,297
Yeşil Enerji	5.00	3,374,999	—	—
Bakü Borsası	5.50	137,523	5.50	137,523
Torba İnşaat ve Turistik A.Ş. (*)	80.00	80,000	80.00	80,000
Gelişen İşlemler Piyasası	—	30,000	—	30,000
Sofya Borsası	0.34	234	0.34	234
Medgaz A.Ş. (**)	—	—	49.99	1,137,271
Kentgaz A.Ş. (**)	—	—	49.99	507,456
Total		10,061,053		8,330,781

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

19	Other investments (continued)

The Group recognized and measured the investments, which are unquoted to active markets, at cost.

(*) This Company is excluded from consolidation, beginning at 1 January 2008, due to appointment of a trustee and loss of control and is carried at cost in the consolidated financial statements.

(**) Medgaz A.Ş. and Kentgaz A.Ş. are not consolidated since they are immaterial to the consolidated financial statements and transferred to assets held for sale as at 31 December 2009.

20	Investments in associates

As at 31 December 2008, Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. and Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. were consolidated to the Group by using the equity method accounting.

The Group resolved to sell its 20% and 20% shares in Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. and Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. respectively, to the other shareholders of the investments in associates. These associates’ losses are TL 1,161,796 and TL 555,645, respectively, until 31 March 2009. The losses that exceed the carrying value of Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. is not reflected to the consolidated financial statements since it has a negative equity value as at the date of sale.

The carrying values of Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. and Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. as at 31 December 2008 are TL 15,703,217 and TL 555,645, respectively.

As at 31 March 2009, total assets, shareholders’ equity and net period losses of Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş. and Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş. are as follows:

Boğaziçi Yatırım Turizm ve Gayrimenkul Geliştirme A.Ş.	%	31 March 2009
Total assets	20	141,185,414
Equity	20	72,707,103
Loss for the period	20	(5,809,479)

Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş.	%	31 March 2009
Total assets	20	70,708,939
Equity	20	(7,621,599)
Net loss	20	(10,399,824)

As at 31 December 2009, the reconciliation of the gain on sale of investments in associates is as follows:

31 December 2009
The fair value of the investment property obtained with respect to the cost of investments in associates	51,935,000
Cost of investments in associates (-)	(14,541,421)
Receivables from investments in associates (-)	(21,714,553)
Expenses incurred relating to the sale of associates	868,271
VAT with respect to investment property	2,537,170
Gain on sale of associates (Note 10)	19,084,467

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

21	Goodwill

During the yaer ended 31 December 2009 and 31 December 2008, movement of goodwill is as follows:

1 January 2008	46,335,867
Transfers to assets held for sale	(456,710)
Currency translation differences	355,279
Impairment losses during the period (*)	(5,870,700)
31 December 2008	40,363,736
Currency translation differences	(21,006)
31 December 2009	40,342,730

(*) The Group has recognized full provision for an impairment loss of TL 5,870,700 on goodwill arising from the acquisition of Salıpazarı, Güney and Doğu in its consolidated financial statements as at and for the year ended 31 December 2008.

The distribution of the goodwill according to the segments as at 31 December 2009 and 31 December 2008, is as follows:

Distribution by segments	31 December 2009	31 December 2008
Infrastructure	22,024,143	22,045,149
Finance	10,018,691	10,018,691
Real Estate	6,712,296	6,712,296
Other	1,587,600	1,587,600
Total	40,342,730	40,363,736

Basic assumptions used in each segment for the purpose of impairment testing is as following:

Infrastructure operations:

As at 31 December 2009, the Group recognized TL 4,792,459 and TL 17,231,684 goodwill related to the purchase of Ortadoğu Port and Ege Port, respectively in its consolidated financial statements. The Group tested impairment by comparing goodwill amount with the value in use of the cash generating unit and concluded that no impairment exists. Cash flow forecasts are prepared until the end of port usage rights, which is 2033 for Ortadoğu Port and 2028 for Ege Port. Basic assumption is that the expected increase in the intensity of the port activity will increase operational profit. Cash flows used to calculate value in use are prepared in USD.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

21	Goodwill (continued)

Finance operations:

The Group tested impairment of assets of Global Menkul in order to test the goodwill amounting to TL 10,018,691 recognised in the consolidated financial statements. The Group compared the amount of goodwill with the value in use of cash generating unit and has concluded that there is no impairment. This calculation is based on the cash flows derived from five years financial budget approved by the management. In order to estimate infinite cash flows after five years of projection, the Group has used 2% growth rate which does not exceed expected economic growth rate of the country. Cash flows used to calculate value in use are prepared in USD.

Real estate operations:

The Group tested the impairment of the goodwill related to the acquisition of Maya amounting to TL 6,712,296. In such work, the Group compared the amount of goodwill carried on the consolidated financial statements, with Maya's fair value and has concluded that there is no impairment. Maya leased land in Tatlisu Magosa for 49 years from the Government of Turkish Republic of Northern Cyprus in order to build hotels, villas and apartments for the Holiday Village project on leased land. As at reporting date, the construction has not been started on leased land, because the expropriation studies has not been completed. As at 31 December 2009, the fair value of these leased land is obtained by independent real estate appraisal company. The real estate appraisal company, which is authorized by CMB, uses market approach by reference to market prices of similar properties in the market to determine the fair value and concluded that the fair value of the property is TL 8,145,000, which is above the goodwill recognized in the consolidated financial statements.

Other operations:

The Group tested impairment on assets of SEM Yayıncılık in order to test the goodwill amounting to TL 1,587,600 recognized in the consolidated financial statements. The Group compared the amount of goodwill with the value in use of cash generating unit and has concluded that there is no impairment. This calculation is based on the cash flows derived from five years financial budget approved by the management. Cash flows used to calculate value in use are prepared in TL.

Market interest rates are used for discounting future cash flows to balance sheet date.

22	Taxation

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

22	Taxation (continued)

Deferred tax assets and deferred tax liabilities as at 31 December 2009 and 31 December 2008, are attributable to the items detailed in the table below:

	2009		2008
	Temporary differences	Deferred tax assets / liabilities	Temporary differences	Deferred tax assets / liabilities
Tax losses carried forward	56.251.540	11.250.308	75.128.828	15.025.766
Letter of guarantee provision for İzmir Port	10.389.330	2.077.866	—	—
Investment allowance	6.951.212	1.390.242	—	—
Other	5.382.630	981.288	6.319.360	1.263.874
Change in value of derivative instruments	3.013.854	602.771	9.530.813	1.906.163
Valuation differences of marketable securities	3.892.194	778.439	6.216.177	1.243.235
Bad debt provision	2.041.983	408.397	633.896	126.779
Provisions	1.868.094	373.619	1.117.506	223.499
Write off of project expenses	1.657.993	331.599	1.977.155	395.431
Provision for employee termination indemnity	968.590	205.167	989.873	197.975
Deferred connection revenue	—	—	27.314.406	5.462.881
Valuation of intangible assets	(39.521.958)	(7.867.863)	(60.605.001)	(12.121.000)
Valuation of investment property	(23.313.157)	(4.662.631)	—	—
Tangible and intangible assets	(16.454.960)	(3.290.992)	(22.194.955)	(4.438.991)
Impact of elimination of profit on sale of investment in associates	11.250.588	2.250.118	(13.434.947)	(2.686.989)
Duty-free income accruals	(5.780.659)	(1.734.198)	—	—
IAS 39 effect on loans	(3.910.596)	(782.119)	(2.041.910)	(408.382)
		2.312.011		6.190.240

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

22	Taxation (continued)

In Turkey the tax legislation does not permit a parent company, its subsidiaries and associates to file a consolidated tax return. Therefore, deferred tax positions of companies with deferred tax assets and companies with deferred tax liabilities are not netted and are disclosed separately.

As at 31 December 2009 and 31 December 2008, the deferred tax assets and liabilities reflected to the consolidated financial statements are as follows:

	31 December 2009	31 December 2008
Deferred tax assets	15,045,759	22,264,437
Deferred tax liabilities	(12,733,748)	(16,074,197)
	2,312,011	6,190,240

As at 31 December 2009 and 31 December 2008, corporate tax liability for the period comprised the following:

Corporate tax liability for the period	31 December 2009	31 December 2008
Current tax charge	1,339,186	218,649
Current tax charge reclassified to discontinued operations	—	73,732
Taxes paid during period	(1,185,987)	(975,585)
Total	153,199	(683,204)
Plus: Prepaid taxes (Note 23)	193,305	705,670
Less: Transferred liability related to sale of Yeşil	(46,109)	—
Plus: Payment of previous year tax liability	22,466	—
Income tax payable	322,861	22,466

Corporate tax:

Provision is made in the accompanying consolidated financial statements for the estimated charge based on the each of the Group entities’ results for the year.

Corporate tax is applied on taxable corporate income, which is calculated from the statutory accounting profit by adding back non-deductible expenses, and by deducting dividends received from resident companies, other exempt income and investment incentives utilised.

In Turkey, advance tax returns are measured and accrued on a quarterly basis. The advance corporate income tax rate for each quarter and as at 31 December 2009 is 20% (31 December 2008: 20%). Losses can be carried forward for offsetting against future taxable income for up to 5 years. Losses cannot be carried back.

In Turkey, there is no procedure for a final and definitive agreement on tax assessments. Companies file their tax returns between 1-25 April following the close of the accounting year to which they relate. Tax authorities may, however, examine such returns and the underlying accounting records and may revise assessments within five years.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

22	Taxation (continued)

Investment allowance:

The Temporary Article 69 added to the Income Tax Law no.193 with the Law no.5479, which became effective starting from 1 January 2006, upon being promulgated in the Official Gazette No:26133, dated 8 April 2006, stating that taxpayers can deduct the amount of the investment allowance exemption which they are entitled to according to legislative provisions effective at 31 December 2005 (including rulings on the tax rate) only from the taxable income of 2006, 2007 and 2008. Accordingly, the investment incentive allowance practice was ended as of 1 January 2006. At this perspective. an investment allowance which cannot be deducted partially or fully in three years time was not allowed to be carried forward to the following years and became unavailable as of 31 December 2008. On the other side, the Article 19 of the Income Tax Law was annulled and the investment allowance practice was ended as of 1 January 2006 with effectiveness of the Article 2 and the Article 15 of the Law no.5479 and the investment allowance rights on the investment expenditures incurred during the period of 1 January 2006 and 8 April 2006 became unavailable.

However, at 15 October 2009, the Turkish Constitutional Court decided to cancel the clause no.2 of the Article 15 of the Law no.5479 and the expressions of “2006, 2007, 2008” in the Temporary Article 69 related to investment allowance mentioned above that enables effectiveness of the Law as of 1 January 2006 rather than 8 April 2006, since it is against the Constitution. Accordingly, the time limitations for the carried forward investment allowances that were entitled to in the previous period of mentioned date and  the limitations related with the investments expenditures incurred between the issuance date of the Law promulgated and 1 January 2006 were eliminated. According to the decision of Turkish Constitutional Court, cancellation related with the investment allowance became effective with promulgation of the decision on the Official Gazette and the decision of the Turkish Constitutional Court was promulgated in the Official Gazette no.27456 dated 8 January 2010.

According to the decision mentioned above, the investment allowances carried forward to the year 2006 due to the lack of taxable income and the investment allowances earned through the investments started before 1 January 2006 and continued after that date constituting economic and technical integrity will be used not only in 2006, 2007 and 2008, but also in the following years. In addition, 40% of investment expenditures that are realized between 1 January 2006 and 8 April 2006, within the context of the Article 19 of the Income Tax Law will have the right for investment allowance exemption.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

22	Taxation (continued)

Explanations regarding deferred tax:

Due to the above-mentioned cancellation decision of the Constitutional Court, the Group’s subsidiary, Ege Liman’s and the Group’s joint venture, Energaz and its subsidiaries’ unused investment incentives could be used as a tax exempt without time limit. As at 31 December 2009, since these companies with unused investment incentives can benefit the exemption in the future, a total deferred tax asset amounting to TL 2,621,703 has been recognized in the consolidated financial statements, and an amount of TL 1,231,461 has been reclassified to assets held for sale.

Income witholding tax:

In addition to corporate taxes, companies should also calculate income withholding taxes on any dividends distributed, except for companies receiving dividends who are resident companies in Turkey and Turkish branches of foreign companies. The rate of income withholding tax is 10% starting from 24 April 2003. This rate was changed to 15% with the Code numbered 5520 Article 15 commencing from 21 September 2006. After the resolution declared in Official Gazette on 23 July 2006, this rate was changed to 15% thereafter. Undistributed dividends incorporated in share capital are not subject to income withholding taxes.

According to the Corporate Tax Law, 75% of the capital gains arising from the sale of tangible assets and investments in equity shares owned for at least two years are exempted from corporate tax on the condition that such gains are reflected in the equity with the intention to be utilised in a share capital increase within five years from the date of the sale and the sale amount is collected within two years following the year in which the sale is realized. The Company exempted gain on sale of subsidiary amounting to TL 70,078,679 arising from the sale of Yeşil Enerji to Statkraft AS in its statutory financial statements in the computation of corporate tax in accordance with Board Minute taken on 13 November 2009.

For the years ended 31 December 2009 and 2008, tax income/(expense) comprised the following:

	31 December 2009	31 December 2008
Adjustment to previous period tax expense	(55,026)	—
Current tax expense	(1,284,160)	(218,649)
Deferred tax (expense) / income	(530,654)	10,624,568
Total	(1,869,840)	10,405,919

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

22	Taxation (continued)

The tax reconciliation for the years ended 31 December 2009 and 2008 comprised as followings:

	%	2009	%	2008
Profit/(loss) before income tax		78,505,213		(99,643,515)
Corporate tax using domestic rate	20	(15,701,043)	20	19,928,703
Disallowable expenses	3.28	(2,574,973)	(0.95)	(944,768)
Effect of losses of investments in associates	0.44	(343,488)	(0.94)	(932,135)
Effect of different tax rates	0.84	(661,854)	(0.89)	(885,467)
Effect of exemption of the gain on the sale of subsidiary	(17.85)	14,015,736	—	—
Effect of non-taxable income	(2.53)	1,984,481	(1.18)	(1,174,140)
Effect of loss on the sale of subsidiary	(1.76)	1,379,560	—	—
Effect of gain on sale of the shares to minority interest	(3.53)	2,770,417	—	—
Investment incentive	(3.34)	2,621,703	—	—
Effect of negative goodwill	—	—	6.92	6,898,943
Effect of unrecognized tax losses	2.49	(1,951,826)	(5.67)	(5,645,480)
Other	0.75	(590,175)	(2.36)	(2,356,122)
	(1.21)	948,538	14.94	14,889,534
Profit/(loss) before income tax of continuing operations		86,876,266		(72,545,797)
Loss before income tax of discontinued operations (Note 7)		(8,371,053)		(27,097,718)
		78,505,213		(99,643,515)
Current tax expense of continuing operations		(1,339,186)		(218,649)
Deferred tax income of continuing operations		(530,654)		10,624,568
		(1,869,840)		10,405,919
Current tax expense of discontinued operations		—		(73,732)
Deferred tax income of discontinued operations (Note 7)		2,818,378		4,557,347
		2,818,378		4,483,615
		948,538		14,889,534

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

22	Taxation (continued)

The movement of deferred tax for the years ended 31 December 2009 and 31 December 2008 comprised the followings:

	31 December 2009	31 December 2008
Balance at the beginning of the year	6,190,240	(11,987,020)
Deferred tax income / (expense)	(530,654)	15,181,915
Currency translation difference	75,307	(1,500,149)
Recognized in equity	560,259	599,145
Effect of purchase of subsidiary / joint venture	—	(15,054,873)
Effect of subsidiary that is not consolidated	(54,673)	(138,060)
	6,240,479	(12,899,042)
Effect of reclassification to assets held for sale	(3,928,468)	19,089,282
	2,312,011	6,190,240

23	Other assets

As at 31 December 2009 and 31 December 2008, other non-current assets comprised the following:

	2009	2008
Advances given	22,987,674	14,374,986
Value added tax receivable	—	2,292,043
Prepaid expenses	17,871	15,441
Others	292,132	300,538
Total	23,297,677	16,983,008

As at 31 December 2009 and 31 December 2008, other current assets comprised the following:

	2009	2008
Value added tax receivable	11,152,170	15,064,499
Income accruals	5,941,299	9,314,917
Advances given	858,951	3,814,717
Prepaid expenses	694,757	1,100,440
Prepaid taxes	524,923	449,556
Wage/salary advances given to personnel	193,305	705,670
Others	413,364	562,423
Total	19,778,769	31,012,222

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

24	Cash and cash equivalents

The breakdown of cash and cash equivalents is as follows:

As at 31 December 2009 and 31 December 2008, cash and cash equivalents comprised the following:

	2009	2008
Cash on hand	217,652	448,176
Cash at banks	39,329,555	24,968,479
-Demand deposits	5,540,746	12,887,709
-Time deposits	33,788,809	12,080,770
Receivables from reverse repurchase agreements	2,000,154	—
Receivables from money markets	374,407	307,632
Receivables from Takas and Saklama Bankası A.Ş.	668,712	5,145,227
Debt securities	4,833	36,791
Others	792,071	1,225,392
Cash and cash equivalents	43,387,384	32,131,697
Blocked deposits	(1,345,488)	(570,631)
Cash and cash equivalents for cash flow statement purposes	42,041,896	31,561,066

As at 31 December 2009 and 31 December 2008, maturities of time deposits comprised the following:

	2009	2008
Up to 1 month	33,555,539	12,080,770
3-6 months	233,270	—
	33,788,809	12,080,770

As at 31 December 2009 and 31 December 2008, the range of time deposit interest rates included in cash and cash equivalents is as follows:

	2009	2008
Interest rate for time deposit-TL (highest)	13.50%	19.75%
Interest rate for time deposit-TL (lowest)	6.50%	16.50%
Interest rate for time deposit-USD (highest)	0.50%	3.50%
Interest rate for time deposit-USD (lowest)	0.20%	2.34%
Interest rate for time deposit-Euro (highest)	2.00%	2.26%
Interest rate for time deposit-Euro (lowest)	2.00%	2.26%

As at 31 December 2009, cash at banks amounting to TL 806,964 (31 December 2008: TL 140,724) comprised of credit card receivables blocked at banks until their maturities and transferred to assets held for sale. Cash at banks amounting to TL 971,081 (31 December 2008: TL 219,284) is blocked due to bank borrowings by the banks. As at 31 December 2009, TL 374,407 deposited at the ISE Settlement and Custody Bank is blocked by CMB (31 December 2008: TL 351,347).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

25	Inventory

As at 31 December 2009 and 31 December 2008, inventories comprised the following:

	2009	2008
Finished goods	1,377,301	—
Raw materials	632,990	—
Other(*)	25,154	17,361,728
	2,035,445	17,361,728

(*) As at 31 December 2008, land amounting to TL 17,185,979 held as an investment property was reclassified to inventory as trading property by Pera, one of the subsidiaries of the Group in real estate investment sector and was sold in 2009.

26	Loans and borrowings

As at 31 December 2009 and 31 December 2008, loans and borrowings comprised the following:

Short term loans and borrowings	2009	2008
Short term bank loans	16,380,252	50,271,283
-TL Loans	14,050,377	29,329,168
-Foreign currency loans	2,329,875	20,942,115
Short term portion of long term bank loans	21,012,263	26,820,655
-TL Loans	—	—
-Foreign currency loans	21,012,263	26,820,655
Finance lease obligations	745,459	1,056,305
Total	38,137,974	78,148,243

Long term loans and borrowings	2009	2008
Long term bank loans	138,518,929	197,346,921
-TL Loans	—	—
-Foreign currency loans	138,518,929	197,346,921
Finance lease obligations	12,921,465	8,003,304
Total	151,440,394	205,350,225

Maturity profile of long term finance lease obligations comprised following:

	2009	2008
2010	—	1.106.181
2011	3.350.780	2.618.533
2012	4.849.141	2.803.444
2013	4.721.544	1.475.146
Total	12.921.465	8.003.304

Maturity profile of long term bank loans comprised following:

Year	2009	2008
2010	—	32.049.884
2011	17.688.265	34.356.117
2012	103.394.134	110.364.107
2013 and after	17.436.530	20.576.813
Total	138.518.929	197.346.921

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

26	Loans and borrowings (continued)

					31 December 2009
		Original		Interest	Interest		Carrying
Loan Type	Company Name	Amount	Maturity	Type	Rate %	Principal (TL)	Value (TL)

Loans used to finance investments and projects

Secured Loan	Pera	TL	2010	Fixed	10-18%	6,138,254	6,119,904
Secured Loan	Global Menkul	TL	2010	Fixed	14%	6,452,633	6,452,633
Unsecured Loan	Global Menkul	TL	2010	Fixed		189,534	189,534
Loan participation notes	Holding	USD	2012	Fixed	9.25%	109,497,064	112,558,897
Secured Loan	Bodrum Liman	USD	2011	Fixed	6.29%	376,425	382,602
Secured Loan	Bodrum Liman	USD	2014	Fixed	7.95%	3,011,400	3,106,712
Unsecured Loan	Ortadoğu Liman	USD	2013	Fixed	7.25%	2,272,226	2,290,381
Secured Loan	Bilecik	USD	2013	Floating	Libor+ 7%	1,204,259	1,236,150
Secured Loan	Bilecik	USD	2010	Fixed	8.5-9%	1,505,323	1,566,578
						130,647,118	133,903,391
Financing loans
Secured Loan	Ortadoğu Liman	USD	2016	Floating	Libor+ 2.9%	22,292,792	22,427,396
Secured Loan	Ege Liman	USD	2013	Floating	Libor+ 2.5%	17,476,875	17,529,054
						39,769,667	39,956,450
Loans used to finance working capital
Unsecured Loan	Bodrum Liman	TL	Revolving	Fixed	12%	365,000	365,000
Unsecured Loan	Bilecik	TL	2010	Fixed	10.40%	923,306	923,306
Unsecured Loan	Bodrum Liman	USD	2010	Fixed	8%	763,297	763,297
						2,051,603	2,051,603
Finance Lease Obligations
Leasing	Ege Liman	USD	2013	Fixed	8%	2,883,446	2,883,446
Leasing	Bilecik	USD	2013	Fixed	11.13%	10,783,479	10,783,478
						13,666,925	13,666,924
						186,135,313	189,578,368

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

26	Loans and borrowings (continued)

					31 December 2008
		Original		Interest	Interest		Carrying
Loan Type	Company Name	Amount	Maturity	Type	Rate %	Principal (TL)	Value (TL)

Loans used to finance investments and projects
Secured Loan	Pera	TL	2009	Fixed	6-25%	13,314,413	14,292,061
Secured Loan	Holding	TL	2009	Fixed	25.73%	10,037,500	11,343,588
Secured Loan	Global Menkul	TL	2009	Fixed	28.5%	3,170,774	3,170,774
Loan participation notes	Holding	USD	2012	Fixed	9.25%	112,052,211	114,039,187
	Energaz and its
Secured Loan	subsidiaries	USD	2008-2012	Fixed	8.5%	52,189,257	53,273,737
Secured Loan	Pera	USD	2009	Fixed	4-11%	4,801,380	5,392,806
Secured Loan	Ortadoğu Liman	USD	2013	Fixed	7.25%	2,282,187	2,955,937
	Energaz and its
Secured Loan	subsidiaries	USD	2012	Fixed	9.00%	977,598	1,026,644
	Energaz and its
Secured Loan	subsidiaries	USD	2009	Fixed	9.00%	90,720	105,437
Unsecured Loan	Bodrum Liman	USD	2010	Fixed	6.25%	1,134,225	1,153,129
Secured Loan	Bilecik Demirçelik	USD	2013	Floating	Libor+ 7%	1,209,840	1,249,246
Secured Loan	Energaz	EURO	2012	Fixed	3.87%	1,902,553	2,045,318
Secured Loan	Energaz	EURO	2012	Floating	Libor+ 2%	778,317	796,618
						203,940,975	210,844,482
Financing loans
Secured Loan	Ege Liman	USD	2013	Floating	Libor+ 2.5%	23,062,575	23,179,473
Secured Loan	Ortadoğu Liman	USD	2016	Floating	Libor+ 2.9%	22,390,505	24,092,105
						45,453,080	47,271,578
Loans used to finance working capital
Unsecured Loan	Bodrum Liman	TL	2009	Fixed	26.50%	740,143	773,489
Secured Loan	Holding	USD	2009	Fixed	8.32-8.35%	14,366,850	14,749,537
Unsecured Loan	Ege Liman	USD	2009	Fixed	12.75%	756,150	799,773
						15,863,143	16,322,799
Finance Lease Obligations
Leasing	Çorumgaz	TL	2012	Fixed	24.63%	295,828	295,828
Leasing	Ortadoğu Liman	EURO	2009	Fixed	8.90%	285,308	285,308
Leasing	Ege Liman	USD	2012	Fixed	8.3%	3,588,825	3,588,825
Leasing	Bilecik Demir Çelik	USD	2013	Fixed	7.7%	4,889,648	4,889,648
						9,059,609	9,059,609
						274,316,807	283,498,468

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

26	Loans and borrowings (continued)

The detailed information related to the significant loans borrowed by the Group is as follows:

(i)
The foreign currency loan amounting to USD 11,607,143 represents the bank loan granted to Ege Liman on 15 June 2006 for a 5 year of maturity. Interest is paid at the end of November and May each year. The equity shares, bank accounts and trade receivables of the subsidiary are pledged against such loans to lender.

(ii)
Ortadoğu Liman borrowed a loan amounting to USD 40,000,000 in total for a 10 year of maturity. Interest rate is Libor + 2.90%. The remaining principal amount of the loan as at 31 December 2009 is USD 37,200,000 (31 December 2008: USD 39,600,000) and due to proportional consolidation of the joint venture, the amount in the consolidated financial statements is USD 14,805,600. Interest is paid at the end of April and October of each year. The equity shares, bank accounts and trade receivables of the joint venture are pledged against the related loan. Additionally, the loan agreement includes financial covenants which may be exercised by the creditor in case of default and company pledge at an amount of TL 6,886,594 is given to the bank as collateral.

(iii)
USD 100,000,000 of long term loans represents the 5 year maturity “loan participation notes” granted by Deutsche Bank Luxembourg Branch on 1 August 2007. Principal amount will be paid at the end of the maturity and interest is paid at January and July each year. At the day the loan is borrowed, the special purpose entity of the Group, invested in such notes by USD 25,000,000. With the subsequent repurchases at the various dates, the amount of notes owned by SPE reached to a nominal value of USD 27,278,300. As at 31 December 2009, all purchased notes are held by the Company. The Group presented such transactions by netting off investments in notes and Group’s loan participation notes in accordance with IAS 32. The loan agreement includes terms about the limitations on indebtedness, sales of the material assets, transactions with the subsidiaries and mergers and acquisitions of the Group.

(iv)
As at 31 December 2008, USD 9,500,000 of foreign currency loans represents the one year maturity loans amounting to USD 2,500,000, USD 3,500,000 and USD 4,000,000 granted in 2008. The maturities of these loans are 3 August 2009, 24 July 2009 and 23 July 2009, respectively. As a collateral, there is a pledge on the headquarter building of the Company in Karaköy. As at 31 December 2009, those loans are fully paid and closed.

(v)
TL 6,119,904 (31 December 2008: TL 14,292,061) of short term loans represents the one year maturity loan borrowed by Pera. Principal amount and the interest will be paid at the end of the maturity. The Group’s land in Denizli acquired through this borrowing was given as mortgage against such borrowing.

(vi)
USD 33,383,398 (31 December 2008: USD 35,226,963) portion of long term loans represents the proportionally consolidated portion of the long term bank loan, granted to Energaz and its subsidiaries on 23 April 2007 with a 5 year maturity. Principal and interest is paid at semiannually and the shares of Energaz and its subsidiaries are pledged against such bank borrowing. Additionally the loan agreement imposes financial covenants to the subsidiary, and includes terms about limitation on financing activities, dividend payments, the sales of the assets, mergers and acquisitions of the related subsidiaries. As at 31 December 2009, such loans and borrowings are classified to liabilities directly associated with assets held for sale.

Explanation of guarantees of other bank loans are explained in Note 31 - Commitments.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

27	Trade and other payables

As at 31 December 2009 and 31 December 2008, non-current trade and other payables comprised the following:

Non-current total other and trade payables	2009	2008
Due to subsidiaries’ or joint ventures’ other shareholders	7,298,012	7,103,691
Deposits and advances received	—	20,007,899
Total	7,298,012	27,111,590

As at 31 December 2008, the deposits and advances received consist of the security deposit received from the customers of the natural gas distribution firms of the Group to guarantee the future receivables of the firms. As at 31 December 2009, these other non-current payables were transferred to liabilities directly associated with assets held for sale.

As at 31 December 2009 and 31 December 2008, current trade and other payables comprised the following:

Current total trade payables	2009	2008
Payables to suppliers	11,574,225	43,280,997
Other	64,718	7,941
Total	11,638,943	43,288,938

Current total other payables	2009	2008
Due to subsidiaries’ or joint ventures’ other shareholders	5,072,233	1,298,901
Taxes payable and social security contributions	1,996,526	2,738,322
Payables to personnel	487,969	92,399
Deposits and advances received	485,385	272,173
Other	237,256	1,071,756
Total	8,279,369	5,473,551

Current total liabilities from operations in finance sector	2009	2008
Funds provided from repo transactions	14,642,338	9,524,503
Payables to money market	4,011,316	12,727,368
Payables to suppliers	199,965	1,074,036
Customers security witholdings	31,145	244,042
Payables to customers	13,515	871,430
Other	5,147	226,707
Total	18,903,426	24,668,086
Current total trade and other payables	38,821,738	73,430,575

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

28	Other liabilities

As at 31 December 2009 and 31 December 2008, other non-current liabilities comprised the following:

	2009	2008
Reserve for employee termination indemnity	1,079,584	1,046,147
Deferred connection fee revenue (*)	—	26,736,421
Others	—	10,225
Total non-current other liabilities	1,079,584	27,792,793

(*) As at 31 December 2008, deferred connection fee revenue belongs to Energaz and its subsidiaries and such liabilities are classified as liabilities directly associated with assets held for sale.

The reserve for employee termination indemnity has been calculated by estimating the present value of future probable obligation of the Group arising from the retirement of the employees. Actuarial valuation methods were developed to estimate the Group’s obligation under current laws and regulations.

Accordingly, the following actuarial assumptions were used in the calculation of the total liability:

	2009	2008
Discount rate	5.92%	6.26%
Turnover rate for the expectation of retirement probability	96%	96%

The major assumption is that the retirement pay liability determined for one service year is going to increase in line with the inflation. As at 31 December 2009, the provision for employee termination indemnities will be calculated over the ceiling of TL 2,365.16 (31 December 2008: TL 2,173.19). As at 1 January 2010, the provision for employee termination indemnities will be calculated over the ceiling of TL 2,427.03. Movements in the reserve for employee termination indemnity during the years ended 31 December 2009 and 31 December 2008 comprised the followings:

	2009	2008
Balance at the beginning of the period	1,046,147	1,533,839
Interest for the period	115,076	168,722
Current service cost and actuarial losses	545,074	(37,744)
Paid during the period	(485,128)	(618,670)
Transfer to asset held for sale	(141,585)	—
Balance at the end of the period	1,079,584	1,046,147

As at 31 December 2009 and 31 December 2008, the employee termination indemnity amounting TL 660,150 and TL 130,978 are shown under general administrative expenses, respectively.

Interest and service expenses of Energaz and its subsidiaries amounting to TL 10,079 and TL 83,867 are transferred to profit or loss from discontinued operations. During the year, severance pay amounting to TL 75,357 has been paid by Energaz and its subsidiaries.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

28	Other liabilities (continued)

As at 31 December 2009 and 31 December 2008, other current liabilities comprised the following:

	2009	2008
Letter of guarentee provision for Izmir port (*)	10,389,330	—
Derivatives	3,013,854	9,530,813
Provisions for lawsuit	1,512,158	1,356,244
Vacation pay liability	441,880	695,916
Advances received (**)	421,160	16,500,000
Deferred connection fee revenue (***)	—	2,992,161
Others	547,557	530,261
Total current other liabilities	16,325,939	31,605,395

(*) The provision is related with the letter of guarantee given to İzmir Port tender which is explained in detail at Note 31 (viii).

(**) As at 31 December 2008, advance amounting to TL 16,500,000 is received from Tesco Kipa Pazarlama Ticaret ve Gıda San. A.Ş. for the sale of the Group’s land in Balıkesir Merkez Gümüşçeşme.

(***) As at 31 December 2008, deferred connection fee revenue belongs to Energaz and its subsidiaries and their liabilities are classified as liabilities directly associated with assets held for sale.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

29	Capital and reserves

29.1	Share capital / treasury shares

As at 31 December 2009 and 31 December 2008, the Company’s statutory nominal value of paid-in share capital consists of 225,003,687 registered shares with a par value of TL 1 each.

The issued capital of the Company is TL 225,003,687 and the authorized capital ceiling is TL 650,000,000. As at 6 August 2009 and 13 March 2008, the shareholders structure of the Group derived from list of attendants to the General Assembly is as follows:

	2009		2008
	Proportion	Value of	Proportion	Value of
	of share %	Share	of share %	share
Mehmet Kutman	20.15	45,344,006	1.49	3,352,555
Ecofin Global Utilities Master Fund Ltd.	8.03	18,072,076	5.83	13,110,122
Ecofin Special Situations Utilities
Master Fund Ltd	7.31	16,456,716	4.64	10,448,865
Ecofin Water and Power Opportunities Plc	2.22	5,000,000	—	—
Genesis Emerging Markets Fund Ltd	0.44	1,000,092	—	—
Erol Göker	0.22	488,707	0.006	13,500
Avrasya Yatırım Holding A.Ş.	—	—	14.65	32,963,040
Publicly traded shares	61.63	138,642,090	83.854	165,115,605
Total	100	225,003,687	100	225,003,687
Inflation accounting adjustment		42,366,479		42,366,479
Inflation adjusted capital		267,370,166		267,370,166

Accumulated losses arising from the first-time application of inflation accounting on 31 December 2003 were deducted from other equity items in accordance with the resolution of the General Assembly dated 12 November 2007. However, according to the resolution of the CMB concluding a step-by-step deduction, first from the period income then from other equity items, the related adjustment has been recorded in accordance with the resolution of the General Assembly dated 13 March 2008.

The shares of the Company include privileged shares. The privileges of the (A), (D) and (E) group shares are explained below:

Two of the members of the Board of Directors are chosen among the candidates nominated by the owners of the group (A) shares. One of the members of the Board of Directors is chosen among the candidates nominated by the owners of the group (D) shares and one of them is chosen among the candidates nominated by the owners of the group (E) shares. Each member of the board is chosen by the decision of the majority of the shareholders of the privileged share group that nominated the candidate. All the shareholders have the right to nominate any candidate but, in order to select such candidates for the General Assembly, the nominations should be approved by the group (A) shares before the selection. All the shareholders have the right to nominate for two candidates for the Board. In case that group (D) and group (E) shares cannot nominate any candidate, any shareholder can nominate a candidate.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

29	Capital and reserves (continued)

29.1	Share capital / treasury shares (continued)

Since the privileged shares are in contradiction with the “Corporate Management Principles”, the Group attempts to revoke the privileged shares in the light of the reorganization and partnership configuration project realized by the Group. For this purpose it is decided that;

a)	The Company will purchase (A), (D) and (E) group shares of 25,000,020 with the amount of TL 2,500,020 and after the completion of share purchase, shares will be abolished;

b)	The Company will work on estimating the fair value of the privileged shares, and will apply to the Commercial Court to request an expert to be appointed on this issue;

c)	The 6th, 8th and 9th Articles of the corporation chart will be amended;

d)	The Head Office is authorized to apply to the CMB and related authorities for the related permissions. and fulfill other procedures.

Some of the subsidiaries of the Company repurchase shares of the Company from the capital markets. The repurchased shares are called as treasury shares. The shares can be sold back to the market. Profit or loss occurred as the result of the sale of the shares is accounted for in retained earnings in the consolidated financial statements. As at 31 December 2009, the Group’s subsidiaries held 14,896,106 shares of Global Yatırım Holding A.Ş. (31 December 2008: 13,760,374), with the cost of TL 11,565,130 (31 December 2008: TL 8,004,433).

29.2	Share premiums

Share premiums represent the inflow of cash arising from the sales of shares on market value. The premium amount is included in shareholders’ equity and can not be distributed. It can only be used for the future capital increases. As at 31 December 2009 and 31 December 2008, the share premiums of the Group is TL 174,513.

29.3	Reserves

As at 31 December 2009 and 31 December 2008, the reserves of the Group comprised the following;

	2009	2008
Translation reserves	3,732,438	6,051,988
Legal reserves	1,284,711	4,076,075
Fair value reserve	439,089	(3,411,368)
Revaluation reserve	—	166,178
Total	5,456,238	6,882,873

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

29	Capital and reserves (continued)

29.3	Reserves (continued)

(i)
Under Turkish Commercial Code, Turkish companies are required to set aside first and second level legal reserves out of their profits. First level legal reserves are set aside as 5% of the distributable income per statutory accounts each year. The ceiling of the first year reserves is 20% of the paid-up capital. The reserve requirement ends when the 20% of the paid-up capital level has been reached. Second legal reserves correspond to 10% of profit actually distributed after the deduction of the first legal reserves and the minimum obligatory dividend pay-out, but the Holding companies are not subject to this regulation. There is no ceiling for second legal reserves and they are accumulated every year. First and second level legal reserves con not be distributed until they exceed 50% of the capital, but the reserves can be used for offsetting the losses in case of running out of arbitrary reserves. As at 31 December 2009, the legal reserves of the Group amount to TL 1,284,711 (31 December 2008: TL 4,076,075).

(ii)	The revaluation reserve comprises the cumulative net change in the fair value of investment property, net of deferred tax effects.

(iii)	The fair value reserve comprises the cumulative net change in the fair value of available-for-sale financial assets, net off deferred tax effects.

(iii)
The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations and of domestic subsidiaries whose functional currency is not TL

(iv)	The companies which are quoted to ISE are subject to the following dividend conditions as required by CMB:

According to the decision of the CMB on 25 February 2009 numbered 7/242, the net amount of distributable profit that is calculated in accordance with the CMB’s minimum profit distribution requirements will be wholly distributed if met by the net distributable profit of statutory records. If the amount is not met by statutory records, the amount to be distributed will be limited to the amount at the statutory records. If losses are incurred either in the consolidated financial statements prepared in accordance with the CMB regulations or in the statutory financial statements, no profit will be distributed.

In chapter 1 of 2010/4 weekly bulletin of CMB, to determine the principles of dividend obtained from 2008 operations of corporations quoted to stock exchange market, it is stated that;

* For corporations traded at stock exchange market, there is not a determined minimum portion of distribution; in this aspect the profit to be distributed will be determined in line with the Communique Serial IV Number 27 issued by the CMB, the articles of the incorporation and profit distribution policies announced by the Companies to the public.

* For corporations that are obliged to issue consolidated financial statements, as long as met from the statutory profit; it is permitted to calculate the net distributable profit in line with the CMB’s Communique’ Serial XI, Number 29 “Communique on Financial Reporting Standarts in Capital Market” announcement which is also the profit declared at the consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

29	Capital and reserves (continued)

29.3	Reserves (continued)

* The Corporation shall disclose the amount of the current year profit remaining after deducting previous years’ losses in the statutory records and the total amount of other resources that are subject to dividend distribution in the notes to the financial statements prepared in accordance with the CMB Communiqué Serial: XI, Number 29.

* For the corporations qoted in the stock exchange market, when it is decided to distribute profits at the board of directors meeting and / or will be proposed to the general assembly of the company, or when profit distribution is decided at the general assembly of the direct partnerships; correspondent to that decision in accordance with the announcement of CMB’s Serial VIII, Number 54 “Bases for the Declaration of Special Situations”, in the appendix of special situation announcement, the profit distribution tables of the Profit Distribution Preparation Guideline will also be declared.

According to CMB’s decision on 27 January 2010 numbered 02/51, corporations traded on the stock exchange market are not obligated to distribute a specified amount of dividends (2008: 20%). For corporations that will distribute dividends, in relation to the resolutions in their general assembly the dividends may be in cash, may be free by adding the profit into equity, or may be partially from both; it is also permitted not to distribute determined first party dividends falling below 5% of the paid-in capital of the company but, corporations that increase capital before distributing the previous year’s dividends and as a result their shares are separated as “old” and “new” are obligated to distribute first party dividends in cash.

The Company’s net profit for the period in the statutory books is TL 79,363,389 and the accumulated losses of the Company are TL 62,474,474.

The Group has sold 95% share of its subsidiaries, Yeşil Enerji, and the profit in statutory books are exempted from tax, based on Corporate Tax Law Number 5520 5/e. In order to benefit from the tax exemption, TL 70,078,679 will be accounted for in a special fund under equity of the statutory records.

29.4	Retained Earnings / Accumulated Losses

The retained earnings / accumulated losses include the net income / loss for the period and the general reserves with the nature of retained earnings / accumulated losses. As at 31 Decemeber 2009, retained earnings of the Group are TL 23,906,003 (31 December 2008: Accumulated losses amounting to TL 58,135,654).

The Group paid a net consideration of TL 3,279,498 and TL 523,138 for acquisiton and sale of its subsidiary’s, Pera’s, shares in capital markets for the year ended 31 December 2009 and 2008, respectively. As a result of these transactions, the Group’s share in Pera decreased to 28.21% and 28.15% as at 31 December 2008 and 31 December 2009, respectively. The Group recognised a loss amounting to TL 1,851,131 as the difference between the Group’s share in net assets and net consideration paid in retained earnings and non-controlling interest increased by TL 63,923 as at 31 December 2009.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

30	Earnings per share

For the years ended 31 December 2009 and 2008, earnings per share is calculated by dividing the net profit amounting to TL 79,952,799 and net loss amounting to TL (66,823,204) respectively, attributable to ordinary shareholders, to the weighted average number of shares outstanding.

	2009	2008
Net profit for the year	79,952,799	(66,823,804)
Net profit of continuing operations for the year	82,706,812	(55,676,517)
Weighted average number of shares	225,003,687	225,003,687
Weighted average number of ordinary shares	225,003,687	225,003,687
Number of shares hold by the Group	(14,896,106)	(13,760,374)
Weighted average number of shares	210,107,581	211,243,313
Earnings per share with par value of TL 0.01 (TL full)	0.3805	(0.3163)
Earnings per shares of continuing operations with par value of TL 0.01 (TL full)	0.3936	(0.2636)

31	Commitments and contingencies

There are lawsuits pending that have been filed against or by the Group. The main ones of these lawsuits are the labor and debt cases. The management of the Group assesses the possible results and financial effects of these lawsuits at the end of each period and as a result of these assessments, the required provisions are recognized for those possible earnings and liabilities. The amount of provision that has been accounted for as at 31 December 2009 is TL 1,512,158 (31 December 2008: TL 1,316,261).

The information related with the significant lawsuits that the Group is directly or indirectly a party is as follows:

(i)
For the lawsuit that was filed before the Council of State by two former members of the Kuşadası City Council in October 2006 in order to cancel the zoning plan which enables the construction of the Cruise Port Superstructure Facilities at Kusadasi Harbour where the operating rights were transferred from the Privatization Administration to one of the subsidiaries’ of the Group for a period of 30 years, the Council of State issued a stay of execution of the zoning plan. The Group raised an objection against the injunction before the Plenary Session of the Administrative Law Divisions. As the injunction is an interim decision, there shall be waited for the verdict of the Council of State. The Group had obtained the construction permit on 1 August 2006 and the residential usage license certificate on 28 August 2006, thus the commercial activities are being performed in accordance with the lawfully granted permissions and licenses.

(ii)
On 1 October 2006, Privatization Administration filed a lawsuit against a subsidiary claiming the restitution of the shares, which had been sold at ISE through the method of block sale by means of the intermediation of the aforementioned subsidiary in 2005. The subsidiary submitted defense to the lawsuit as it is neither the buyer nor the seller for the aforementioned transaction, however, only intermediated to this transaction. As the expert report was also in favor of the subsidiary, the court dismissed the lawsuit (with the intent of additional report) issued against subsidiary. The lawsuit is pending before the Appeal Court. The management and the attorneys of the Group do not anticipate any rejection of the appeal of the aforementioned lawsuit.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

31	Commitments and contingencies (continued)

(iii)
The Group has signed a share purchase agreement on 12 April 2007 by means of one of its subsidiaries in order to obtain a HPS Project Production License. In accordance with the terms and conditions of this agreement, the purchase price of USD 2,100,000 was wholly paid. Although, the transfer of shares had been implemented within the conditions specified in the sales agreement, thereafter the sellers filed a lawsuit for the restitution of the shares. The aforementioned lawsuit is pending. The management and the attorneys of the Group do not anticipate the aforementioned lawsuit to be finalised to the disadvantage of the Group.

(iv)
The former owner of the shares of a subsidiary of the Group filed a lawsuit against the recent shareholders in order to enable the restitution of the shares. The lawsuit is before the local court. The expert submitted his report which actually was against the defendants. The court ordered the shares to be restituted and the administrator, previously appointed by the Court, shall remain in charge until the final decision on 2 March 2010. The Group lawyers shall appeal the decision upon the notification of the justified decision. As a trustee was appointed to the management of the aforementioned subsidiary by the Court on 1 January 2008, this subsidiary has been excluded from the scope of consolidation.

(v)	Claimants stated that their cash and stocks were transferred to other accounts by an ex-employee of Global Menkul and claimed a compensation regarding cash, stocks and interest from Global Menkul (recently Global Yatırım Holding, as the title changed) and filed lawsuits against the Group. The Group performed a risk assessment regarding the cases and recognized a provision amounting to TL 500,000 for the cases.

(vi)
A lawsuit amounting to TL 542,595 has been filed against the Group for the receivables of TWP Eurosia Mühendislik Madencilik ve Danışmanlık Ticaret A.Ş (“TWP”). The Group disputed against this case as the defendant must not be a party to the case as it had not been provided the service. TWP declares that the service related with such receivables was provided to Global Yatırım Holding A.Ş and requested the payment of such amount. The Group management and attorneys evaluated the situation and did not consider any provision to be recognized.

(vii)	Lawsuits related with Denizli land

The issues regarding the lawsuit filed against the Group before the Denizli Administrative Court related with the cancellation of change in zoning plan that also effects the land owned by a subsidiary of the Group are as follows:

The Commission of the Public Works of the Municipality of Denizli’s report regarding the acceptance of the rejection of the objections raised against the decision of the Municipality Assembly’s dated 11 October 2006 and numbered 640 within the objection period was accepted by Denizli Municipality Assembly with the decision dated 9 January 2007 and numbered 54. The City Council members that previously objected the decisions filed a lawsuit against the acceptance of the decision numbered 54. The case is recently at the fact finding stage and the expert council appointed by the Court reported that the decision numbered 54 should be cancelled which then was objected by the Group.

On 29 June 2007, the Denizli Branch of the Chamber of Architects of Turkey filed a lawsuit before the Denizli Administrative Court, requesting cancellation of the Denizli Municipality Assembly’s decision numbered 54 dated 9 January 2007 as well as an injunction. Denizli Court rejected the stay of execution on 11 September 2007. The Court, then decided to conduct a discovery by the attendance of the experts. The subsidiary filed to intervene the lawsuit claiming to be a party along with the Denizli Municipality on 24 July 2008 and the Court accepted this demand on 17 September 2008.

The court dismissed the case in favor of the Group on 1 April 2009. However, the plaintiff’s lawyers appealed the case. The case is recently before the Appeal Court.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

31	Commitments and contingencies (continued)

(viii)
The joint venture, in which the Group participated, placed the highest bid for the tender regarding the privatization of the operating rights of TCDD İzmir Ports via transferring method conducted by the Privatization Administration on 3 July 2007. The High Council of Privatization Administration approved the tender. Liman-İş and Kamu İşletmeciliğini Geliştirme Merkezi Vakfı separately filed lawsuits for the cancellation of the tender. These lawsuits were rejected by the Council of State. Complainants appealed the verdicts. 1st Department of Council of State has approved the Privatization of Operating Rights without waiting for the approval of the 13th Department of Council of State. High Council of Privatization has invited the Joint Venture to sign the Agreement with a declaration dated 23 September 2009. The Group has applied to High Council of Privatization Administration on 9 November 2009, in the name of Global-Hutchison-EIB Joint Venture, to extend the completion of the İzmir Liman privatization until 15 April 2010. As a result of this application, High Council of Privatization Administration has declared an extension of 45 days with the declaration dated 10 November 2009 and numbered B.02.1.ÖİB.0.10.05-101.06 S V051-7092. Following the extension of 45 days, with the declaration of High Council of Privitization Administration dated on 12 January 2010, the letter of guarantee amounting to USD 15 million was converted to cash and in this way tender is closed out for the Group. On the same date, the Group paid USD 6,900,000 in line with its portion in the joint venture to the bank where the letter of guarantee is obtained. This issue is evaluated as an adjusting event and a provision amounting to USD 6,900,000 (TL 10,389,330) is accounted for as at 31 December 2009.

(ix)
The joint venture (“JV”) consisting of Global Yatırım Holding A.Ş. & Energaz Gaz Elektrik Su Dağıtım A.Ş. (“Energaz”) placed the highest bid (USD 1,610,000,000) for the tender held on 14 March 2008 in relation to the privatization of the shares of Başkent Doğalgaz Dağıtım A.Ş. (“Baskentgaz”) owned by the Municipality of Ankara via block sale method. As the tender specifications Art.14 required the JV to be granted the permissions of the Authorities before the final approval of the tender, the shares of Başkent Doğalgaz Dağıtım A.Ş. were not transferred to the JV. As the precedure was still on, the Municipality applied to Asya Katılım Bankası A.Ş in order to enable the liquidation of the Bid Bond (Letter of Guarantee-LG) of USD 50 million. dated 11 March 2008, # 0428236 submitted to the Municipality provided by the JV in which the Company is a 51.66% shareholder as a requirement of the tender specifications.

As the Group planned to file a lawsuit regarding the dissolving of the discrepancy for the payment of the Letter of Guarantee, as BOTAŞ (Boru Hatları ile Petrol Taşıma A.Ş.) initiated an execution process in accordance with the Article 79 of the Collection of the Public Receivables Act # 6183 against the Municipality, the Group first applied with the Beyoğlu Commercial Court file # 2008/271 in order the court to grant a precautionary measure to prevent the liquidation of the Letter of Guarantee of USD 50.000.000. The court issued a precautionary measure for collateral of the 15% of the Letter of Guarantee which enables to prevent the liquidation of the Letter of Guarantee. The Municipality raised an objection against the measure. which then was rejected by the Court.

The court hearing of the main case filed by the Group against the Ankara Metropolitan Municipality and BOTAŞ (Boru Hatları ile Petrol Taşıma A.Ş.) before the 1st Chamber of the Beyoğlu Commercial Court file # 2009/49 claiming to dissolve the discrepancy for the payment of the Letter of Guarantee and the restitution of the Letter of Guarantee was held on 26 March 2009. The court decided that it is not a competent court to conduct the case and that Ankara courts are competent to conduct the case. The Group appealed the resolution before the Appeal Court. The injunction to prevent the liquidation of the letter of guarantee is still in effect as at the report date.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

31	Commitments and contingencies (continued)

On the other hand, the Group’s lawyers filed a lawsuit before the Ankara Administrative Court against the Municipality, requesting cancellation of the Municipality Council’s resolution regarding the liquidation of the letter of guarantee given by JV as well as an injunction on 15 January 2010.

On 2 July 2009, a decision of the Turkish High Council of Privatization Administration was published in the Official Gazette. Accordingly, the Privatization Administration shall be in charge in order to conduct and finalize the privatization process of the Başkentgaz shares as at the date of the decision. The attorneys and the Legal Counsel of the Group anticipate that the case shall be decided highly probably in favor of the Group.

(x)
The Turkish Competition Authority launched an official investigation on 4 November 2009 against a joint venture of the Group. The Company submitted its first defense statement on 21 December 2009. The investigation report is not ready yet. Since the result of the investigation is not clear and the management of the Group can not foresee the outcome, no provision is recognized in the consolidated financial statements.

(xi)
The Ministry of Finance has decided that the investment trusts shall be the tax payers of Banking and Insurance Transactions Tax. Therefore, on 4 August 2008, a subsidiary of the Group, conducting real estate investment business, received a tax statement covering the period of January 2003-September 2006 and a request for payment of TL 2,773,585 for the Banking and Insurance Transactions Tax. The subsidiary filed lawsuits before the Istanbul Tax Courts for each year separately against the Ministry in order to cancel the tax statements. The Group claimed that it has to be exempted from the corporate tax as it cannot be assumed as a banker in terms of the Act as it deals with the portfolio management and earns only stock income according to the capital markets legislation. The court decided to accept the case in favor of the Group. However, the lawyers of the Ministry appealed the case and recently, the case is before the Appeal Court. Thus, no provision is recognized in the consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

31	Commitments and contingencies (continued)

As at 31 December 2009 and 31 December 2008, the letter of guarantees comprised the following:

	2009	2008
Given to Privatization Administration (USD) (*)	75.285.000	81.402.646
Given to Energy Market Regulatory Authority (USD) (TL)	23.470.108	28.902.818
Given to Privatization Administration (USD)	4.470.376	19.623.055
Statkraft (Avro)	12.961.800	—
Given to İstanbul Stock Exchange (USD) (TL)	6.934.337	7.219.408
Given to Takasbank (TL)	4.925.000	4.425.000
Given to TSKB (Euro)	3.563.782	3.531.614
Given to Capital Markets Board (TL)	1.333.426	1.340.168
Given to ministries (TL)	150.000	200.000
Given to courts (TL)	1.186.353	861.372
Given to BOTAS (USD)	745.172	748.588
Given to Tax Administration (TL)	402.657	392.657
Given to Electricity Distribution Companies (TL)	280.560	—
Given to VOB markets (TL)	8.333.116	8.105.419
Other	521.009	853.252
Total	144.562.696	157.605.997
Mortgages on real estates (TL) (**)	100.406.663	79.861.994
Pledges on leased assets (***)	10.783.478	4.980.819
Equity securities given as guarantee(****)	58.297.548	11.840.888
Securities given (USD) (*****)	6.775.650	6.805.350
Total contingent liabilities	320.826.035	261.095.048

(*) The amount consists of letter of guarantee amounting to USD 50,000,000 given for Başkent Doğalgaz as at 31 December 2009 and 31 December 2008.

(**) Mortgages on real estates

As at 31 December 2009 and 31 December 2008, there is a mortgage amounting to TL 20,000,000 over one of the buildings of Global Yatırım Holding A.Ş. with respect to the loans obtained.

As at 31 December 2009 and 31 December 2008, there is a mortgage on land of Bilecik Demir Çelik San. ve Tic. A.Ş amounting to USD 5,198,700 (TL 7,827,683) and TL 4,078,980 with respect to the loan obtained (31 December 2008: USD 5,198,700 (TL 7,861,994)).

As at 31 December 2009 and 31 December 2008, there is a mortgage on first degree amounting to TL 30,000,000 and TL 22,000,000 on the lands of Pera located in Denizli and Van. Besides, there is a mortgage on Denizli land amounting to TL 16,500,000 because of Pera’s debt to one of the Group company amounting to TL 18,264,188.

(***) Includes the pledge on the machinery and equipment of Bilecik Demir Çelik San. ve Tic. A.Ş. amounting to USD 7,161,770 (TL 10,783,478) with respect to the leasing agreement signed with a leasing firm (31 December 2008: USD 3,293,537, (TL 4,980,819)).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

31	Commitments and contingencies (continued)

(****) Pledges on equity securities

Energaz and its subsidiaries signed a loan agreement to obtain a loan amounting to USD seventy million in cash and thirty five million non-cash on 2 April 2007. In accordance with the “Share Pledge Agreement” prepared with respect to the loan agreement, the registered shares of the subsidiaries stated below are pledged in favor of the lender.

This agreement is signed on 16 April 2008 with the approval of EMRA dated 24 December 2007. As at 31 December 2009, there are no changes with respect to the agreement.

	Par Value		Notional
	(TL)	Quantity	amount
Gaznet Şehir Doğal Gaz Dağıtım A.Ş.	1	7,497,175	7,497,175
Netgaz Şehir Doğal Gaz Dağıtım A.Ş.	1	2923046	2,923,046
Kentgaz Denizli Doğal Gaz Dağıtım A.Ş.	1	8,999,960	8,999,960
Kapadokya Doğal Gaz Dağıtım A.Ş.	1	7,559,952	7,559,952
Olimpos Doğal Gaz Dağıtım A.Ş.	1	16,199,928	16,199,928
Erzincan Doğal Gaz Dağıtımı A.Ş.	1	5,399,976	5,399,976
Karaman Doğal Gaz Dağıtım A.Ş.	25	108,000	2,700,000
Aksaray Doğal Gaz Dağıtım A.Ş.	200	17,992	3,598,400
Medgaz A.Ş.	1	2,894,396	2,894,396
Total		51,600,425	57,772,833
Share ratio			49.99%
Shares attributable to the Group			28,880,639

There is a pledge of assets amounting to TL 6,886,594 (31 December 2008: TL 6,886,594) with respect to the loan obtained from the related bank amounting to USD 40,000,000 at 30 November 2006 by Ortadoğu Liman, with a maturity of 10 years and an interest rate of Libor + 2,90.

There is a pledge in favor of the financial leasing company over 3,999,999 shares of Bilecik Demir Çelik San. ve Ticaret A.Ş. owned by the Group, (shares with a par value of TL 1 amounting to TL 3,999,999) with respect to the leasing agreement including the leased machinery and equipment with a value of USD 7,161,770 (TL 10,783,478) (31 December 2008: None)

As at 31 December 2009 the Group has given marketable securities with a nominal value of USD 10,000,000 (TL 15,057,000) as pledge with respect to an ongoing lawsuit.

As mentioned in Note 19, government bonds with the carrying amount of TL 1,763,316 are given as pledge to the related banks. Letter of guarantee obtained from banks, related to the pledge mentioned above, is given to CMB and ISE as a pledge.

As at 31 December 2009, the Group has pledged 3,000,000 shares of one of its subsidiaries with a par value of TL 0.57 amounting to TL 1,710,000 with respect to the guarantee for loan (31 December 2008: TL 750,000)

(*****) The shareholders of Bilecik Demir Çelik San. ve Tic. A.Ş. are jointly guarantors with respect to the loan obtained amounting to USD 4,500,000.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

32	Related parties

As at 31 December 2009 and 31 December 2008, non-current due from related parties comprised the following:

Other non-current receivables from related parties	2009	2008
Ortadoğu Liman	8,135,697	7,459,726
Torba İnşaat ve Turistik A.Ş.	4,998,972	4,975,032
Enerji Yatırım Holding A.Ş.	—	672,287
Çorumgaz Doğalgaz Dağıtım San. Ve Tic. A.Ş.	—	822,338
Other	—	474,424
	13,134,669	14,403,807

As at 31 December 2009, one of the subsidiaries of the Group has given unsecured loans to the key management, with a limit of USD 10,000,000, having yearly coupon payments and principal payment at the end of period with a maturity of 2 years. As at 31 December 2009, this loan amounting to USD 10,000,000 (TL: 15,057,000) is reclassified as short-term since the loan’s maturity is 2010 (31 December 2008: USD 5,340,039 - TL 8,075,739 ).

As at 31 December 2009 and 31 December 2008, current due from related parties comprised the following:

Current trade receivables from related parties	2009	2008
Mehmet Kutman (*)	6,577,776	2,287,452
Avrasya Yatırım Holding A.Ş. (**)	—	6,019,227
Global Type A Funds	322,926	46,200
Global Type B Funds	66,216	39,546
Other	286,499	431,019
	7,253,417	8,823,444

(*) Includes balances with respect to margin lending transactions.

(**) Avrasya Yatırım Holding A.Ş. has sold its Global Yatırım Holding A.Ş. shares on 6 August 2009 and as at 31 December 2009, it is not a related party.

Since the Group’s balance of one of its credit customers Avrasya Yatırım Holding A.Ş., shows noncompliance with the clauses of the communique of CMB in credit transactions, the Group decided to liquidate the customer account amounting to TL 6,141,127 as at 26 January 2009. According to the protocol signed on 20 Februbary 2009, cash collection amounting to TL 2,500,000 is realized from the sale of shares between 24 February - 16 March 2009 and on 7 July 2009, cash amounting to TL 500,000 has been collected. Two bills of exchange amounting to TL 500,000 with the maturity of 31 December 2009 have been obtained. After the balance sheet date, the collection of the bills have been realized and the remaining account amounting to TL 2,640,627 has been written-off.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

32	Related parties (continued)

Other current receivables from related parties	2009	2008
Erol Göker	1,595,429	572,418
Enerji Yatırım Holding A.Ş.	1,495,134	—
Bilecik Demir Çelik	279,461	—
İzmir Liman İşletmeleri A.Ş.	264,865	2,465,730
Tahsin Bensel	233,688	325,065
Mehmet Kutman	44,054	2,164,305
Avrasya Yatırım Holding A.Ş.	—	550,175
Metangaz A.Ş.	—	228,809
Receivable from personnel	—	447,251
Boğaziçi Holding A.Ş.	—	18,156,871
Kuşadası Turizm Yatırımları A.Ş.	—	2,707,444
Other	710,490	388,594
Total	4,623,121	28,006,662
Due from related parties current	11,876,538	36,830,106

As at 31 December 2009 and 31 December 2008, non-current due to related parties comprised the following:

Other non-current payables to related parties	2009	2008
Medgaz A.Ş.(*)	—	1,219,758
Kentgaz A.Ş.(*)	—	545,799
Other	16,220	396,683
	16,220	2,162,240

(*) As at 31 December 2009, the balances have been transferred to liabilities directly associated with assets held for sale.

As at 31 December 2009 and 31 December 2008, current due to related parties comprised the following:

Current trade payables to related parties	2009	2008
Other	—	1,039,330
	—	1,039,330

Other current payables to related parties	2009	2008
Energaz	668,678	668,678
Ortadoğu Liman	—	27,904
Other	158,320	335,207
Total	826,998	1,031,789
Due to related parties current	826,998	2,071,119

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

32	Related parties (continued)

Transactions with related parties:

Transactions with key management personnel

For the years ended 31 December 2009 ve 2008, the details of benefits to key management personnel comprised the following:

	2009	2008
Salary	7,348,008	7,878,305
Attendance fees for Board of Directors	1,127,354	825,606
Bonus	603,466	710,041
Other	241,867	199,977
Total	9,320,695	9,613,929

Key management personnel compensation comprised of short term employee benefits.

Transactions with other related parties

For the years ended 31 December 2009 and 2008, significant transactions with other related parties comprised the followings:

	31 December 2009		31 December 2008
	Interest received	Commissions received	Interest received	Other	Commissions received
Mehmet Kutman (*)	1,944,379	328,211	261,198	—	—
Ortadoğu Liman İşletmeleri A.Ş.	483,361	—	237,850	—	—
Avrasya Holding A.Ş.(**)	289,467	1,936	1,652,726	—	316,961
Erol Göker	169,482	—	88,947	—	—
Boğaziçi Holding A.Ş.	—	—	1,257,165	—	—
İzmir Liman İşletmeciliği A.Ş.	—	—	—	5,636,442	—
Kuşadası Turizm Yatırımları A.Ş.	—	—	136,194	—	—
Total	2,886,689	330,147	3,634,080	5,636,442	316,961

(*) Includes margin lending interest.

(**) Since Avrasya Yatırım Holding A.Ş. has sold its Global Yatırım Holding A.Ş. shares on 6 August 2009, transactions after that date is not included in related party transactions.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2009
Currency: Turkish Lira (“TL”)

33	Subsequent events

The Group, based on the Board of Directors decision taken on 5 Februbary 2010, decided to negotiate with Statkraft AS to sell the remaining 5% shares and the Group’s rights on Yeşil Enerji A.Ş.’s future revenues from sales of electricity and carbon emissions.

The Group, based on the Board of Directors decision taken on 5 Februbary 2010, decided to evaluate possible sale opportunities of its subsidiary, Hedef Menkul Değerler A.Ş, to third parties.

The Group has started negotiations with other shareholders of Ortadoğu Liman for the acquisition of 60% of shares of which 40% is currently owned by the Group or alternatively, sale of shares of Ortadoğu Liman to other major shareholder.

The former owner of the shares of a subsidiary of the Group filed a lawsuit against the Group for the restitution of the shares. The lawsuit is before the local court. The expert submitted his report which was against the defendants. On 2 March 2010, the court decided to restitution of shares to the former owners and the trustee, previously appointed by the Court, shall remain in charge until the final decision. The Group lawyers shall appeal the decision upon the notification of the justified decision.

Global Yatırım Holding Anonim Şirketi
and
its Subsidiaries

Consolidated Financial Statements
As at and for the Year
Ended 31 December 2008 with
Independent Auditors’ Report Thereon

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik Anonim Şirketi 30 April 2009

This report includes 2 pages of independent auditors’ report and 87 pages of consolidated financial statements together with their explanatory notes

Global Yatırım Holding Anonim Şirketi and its Subsidiaries

Independent Auditors’ Report
Consolidated Balance Sheet
Consolidated Statement of Operations
Consolidated Statement of Changes in Shareholders’ Equity
Consolidated Statement of Cash Flows
Notes to the Consolidated Financial Statements

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. Yapı Kredi Plaza C Blok Kat 17 Büyükdere Caddesi Levent 34330 İstanbul	Telephone Fax Internet	+90 (212) 317 74 00 +90 (212) 317 73 00 www.kpmg.com.tr

Independent Auditors’ Report

To the Board of Directors of
Global Yatırım Holding Anonim Şirketi

Introduction

We have audited the accompanying consolidated balance sheet of Global Yatırım Holding Anonim Şirketi (“the Company”) and its subsidiaries (“the Group”) as at 31 December 2008 and the related consolidated statements of operations, changes in shareholders equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes (“financial statements”).

The consolidated financial statements of the Group as at and for the year ended 31 December 2007 were audited by another auditor whose report dated 15 April 2008 and expressed unqualified reports on those statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatements, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with relevant ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement.

We did not audit the financial statements of certain consolidated companies as at 31 December 2008, which statements reflect total assets constituting 21 percent; and total revenues constituting 31 percent as at and for the year ended 31 December 2008 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our audit report, insofar as it relates to the amounts included for those companies is based solely on the reports of the other auditors.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.
a Turkish corporation and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative

An audit also includes evaluating the appropriateness of accounting principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Conclusion

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2008, and of its consolidated financial performance and its consolidated cash flows for the year ended 31 December 2008 in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw your attention to the following matter:

As explained in Note 32, the application of the Ankara Metropolitan Municipality to liquidate the letter of guarentee amounting to USD 50,000,000 given by the Group in accordance with the specifications of “Privatization Tender of the Başkent Doğalgaz Dağıtım A.Ş.” by the method of block sale, was prevented according to the preliminary injunction granted by the Beyoğlu Commercial Court (“Court”). Ankara Metropolitan Municipality raised an objection against the preliminary injunction, which then was rejected by the Court. Following the preliminary injunction, controversy and negative clearence cases were filed by the Group for the determination of the indebtness and withdrawal of the letter of guarantee. At the court hearing dated 26 March 2009, the Court resolved to transfer the cases to Ankara Courts due to incompetence. The Group has appealed the resolution before the Court of Appeal. As at the date of this report, preliminary injunction of the Court is still in effect and the maturity of the letter of guarantee expired on 14 March 2009. Both the management and the legal attorney of the Group assesses that the likelihood of the cases to result against the Group is low.

30 April 2009 Istanbul	KMPG Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Balance Sheet as at 31 December 2008
Currency: Turkish Lira (“TRY”)

	Notes	2008	2007
Assets
Cash and cash equivalents	8	32,131,697	114,068,834
Other investments, including derivatives	9	22,538,510	85,039,353
Trade and other receivables	10	39,726,105	69,909,936
Due from related parties	11	42,953,917	3,695,343
Inventories	12	17,361,728	409,744
Other current assets	13	30,356,161	16,480,690
Assets classified as held for sale	7	120,036,306	—
Total current assets		305,104,424	289,603,900
Trade and other receivables	10	13,068,040	12,718,996
Due from related parties	11	17,504,514	27,184,619
Other investments	9	8,330,781	7,397,822
Investments in equity accounted investees	14	16,258,862	12,315,536
Investment property	15	110,719,348	79,938,830
Property, plant and equipment	16	76,481,727	55,419,137
Concession intangible assets	17	108,018,066	85,632,702
Intangible assets	18	78,316,947	81,348,588
Goodwill	19	40,363,736	46,335,867
Deferred tax assets	20	22,264,437	9,102,686
Other non-current assets	13	16,983,008	49,649,837
Total non-current assets		508,309,466	467,044,620
Total assets		813,413,890	756,648,520
Liabilities
Loans and borrowings	21	78,148,243	69,082,680
Trade and other payables	22	71,598,343	60,648,161
Due to related parties	11	3,903,351	12,678,639
Other current liabilities, including derivatives	23	31,605,395	8,502,842
Liabilities classified as assets held for sale	7	41,669,493	—
Total current liabilities		226,924,825	150,912,322
Loans and borrowings	21	205,350,225	184,458,257
Trade and other payables	22	20,007,899	17,594,337
Due to related parties	11	9,265,931	6,569,694
Deferred tax liabilities	20	16,074,197	21,089,706
Other non-current liabilities	23	27,792,793	19,699,731
Total non-current liabilities		278,491,045	249,411,725
Total liabilities		505,415,870	400,324,047
Equity
Share capital	24	267,370,166	250,500,979
Share premium	24	174,513	174,513
Treasury shares	24	(8,004,433)	(6,694,785)
Reserves	24	6,882,873	7,698,041
Retained earnings		(58,135,654)	43,765,664
Total equity attributable to equity holders of the Company		208,287,465	295,444,412
Minority interest	24	99,710,555	60,880,061
Total equity		307,998,020	356,324,473
Total equity and liabilities		813,413,890	756,648,520

Accompanying notes are an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statement of Operations for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

	Notes	1 January-31 December 2008	1 January-31 December 2007
Continuing operations
Revenue	25	212,083,493	189,564,191
Cost of sales	25	(188,348,273)	(114,672,117)
Gross profit		23,735,220	74,892,074
Other income	26	43,561,967	21,191,330
Selling and marketing expenses	27	(2,904,940)	(1,439,107)
Administrative expenses	28	(69,287,851)	(64,020,251)
Other expenses	26	(10,740,879)	(4,780,257)
Operating profit/(loss)		(15,636,483)	25,843,789
Finance income	29	126,258,245	63,974,542
Finance expenses	29	(204,278,878)	(60,734,576)
Net finance income/(expenses)		(78,020,633)	3,239,966
Share of profit/(loss) of equity accounted investees	14	(4,660,675)	3,305,981
Profit/(loss) before income tax		(98,317,791)	32,389,736
Income tax benefit/(expense)	20	14,889,534	(2,596,925)
Profit/(Ioss) from continuing operations		(83,428,257)	29,792,811
Discontinuing operations
Profit/(loss) from the discontinued operations	7	(1,325,724)	3,002,918
Net profit/(loss) for the year		(84,753,981)	32,795,729
Attributable to:
Equity holders of the Group	30	(66,823,804)	28,498,210
Minority interest	24	(17,930,177)	4,297,519
Net profit/(loss) for the year		(84,753,981)	32,795,729
Earnings/(loss) per share		(0.3966)	0.1482
Earnings/(loss) per share from continued operations	30	(0.3127)	0.1288

Accompanying notes are an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statement of Changes In Shareholders’ Equity for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

	Share capital	Share premium	Treasury shares	Fair value reserve	Revaluation reserve	Translation reserve	Legal reserves	Retained earnings	Total	Minority interest	Total eauity
1 January 2007	217,878,290	6,114,578	—	—	1,659,289	(999,570)	2,373,137	(64,224,820)	162,800,904	9,807,082	172,607,986
Impact of IFRIC 12 application	—	—	—	—	—	—	—	(4,228,022)	(4,228,022)	(507,039)	(4,735,061)
1 January 2007 as restated	217,878,290	6,114,578	—	—	1,659,289	(999,570)	2,373,137	(68,452,842)	158,572,882	9,300,043	167,872,925
Share capital increase	112,500,000	147,647	—	—	—	—	—	—	112,647,647	—	112,647,647
Inflation adjustment	(79,877,311)	(6,087,712)	—	—	—	—	(775,427)	86,740,450	—	—	—
Own shares acquired, net	—	—	(6,694,785)	—	—	—	—	—	(6,694,785)	—	(6,694,785)
Transfer to share capital	—	—	—	—	—	—	2,745	(2,745)	—	—	—
Revaluation reserve	—	—	—	—	12,013,040	—	—	(4,143,057)	7,869,983	3,726,687	11,596,670
Change in minority interest	—	—	—	—	135	—	(193,177)	1,125,647	932,606	44,665,834	45,598,439
Currency translation differences	—	—	—	—	—	(6,382,131)	—	—	(6,382,131)	(1,110,022)	(7,492,153)
Net profit for the year	—	—	—	—	—	—	—	28,498,210	28,498,210	4,297,519	32,795,730
31 December 2007	250,500,979	174,513	(6,694,785)	—	13,672,464	(7,381,701)	1,407,278	43,765,664	295,444,412	60,880,061	356,324,473
Share capital increase	3,687	—	—	—	—	—	—	—	3,687	—	3,687
Transfer to legal reserves	—	—	—	—	—	—	2,687,366	(2,687,366)	—	—	—
Own shares acquired, net	—	—	(1,309,648)	—	—	—	—	—	(1,309,648)	—	(1,309,648)
Transfer to share capital	16,865,500	—	—	—	—	—	—	(16,865,500)	—	—	—
Net change in fair value of available for sale financial assets, net of tax	—	—	—	(3,411,368)	—	—	—	—	(3,411,368)	—	(3,411,368)
Change in minority interest	—	—	—	—	(7,757,345)	—	(18,569)	(1,799,311)	(9,575,225)	3,006,665	(6,568,560)
Loss on sale of a subsidiary	—	—	—	—	—	—	—	(14,101,657)	(14,101,657)	—	(14,101,657)
Change in fair value of investment property	—	—	—	—	(5,748,941)	—	—	—	(5,748,941)	(14,761,637)	(20,510,578)
Currency translation differences	—	—	—	—	—	13,433,689	—	—	13,433,689	1,125,587	14,559,276
The increase in share capital of subsidiaries	—	—	—	—	—	—	—	—	—	45,208,421	45,208,421
The effect of unconsolidated subsidiary	—	—	—	—	—	—	—	376,320	376,320	73,140	449,460
Acquisition of a new subsidiary	—	—	—	—	—	—	—	—	—	22,108,495	22,108,495
Net loss for the year	—	—	—	—	—	—	—	(66,823,804)	(66,823,804)	(17,930,177)	(84,753,981)
31 December 2008	267,370,166	174,513	(8,004,433)	(3,411,368)	166,178	6,051,988	4,076,075	(58,135,654)	208,287,465	99,710,555	307,998,020

Accompanying notes are an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Consolidated Statement of Cash Flows for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

	Notes	2008	2007
Cash flows from operating activities
Net profit/(loss) for the year		(84,753,981)	32,795,729
Adjustments for:
Depreciation and amortization	16, 17, 18	11,285,676	5,905,733
Share of gain of equity accounted investees	14	4,660,675	(3,305,981)
Goodwill impairment	26	5,870,700	—
Interest income	29	(8,099,950)	(12,360,964)
Interest expense	29	23,534,724	17,990,496
Tax income	20	(14,889,534)	2,596,925
Provision for employee termination indemnities	23	(487,692)	1,161,450
Loss on sale of a subsidiary		(14,101,657)	—
Change in shareholdering percentage of the subsidiary		(6,568,561)	—
The effect of change in shareholding structure		(4,896,668)	—
Impairment losses on investment property		2,920,243	—
Change in fair value of derivatives		10,690,180	(1,159,367)
Negative goodwill	26	(35,630,126)	(17,261,305)
Gain on sale of a subsidiary		(6,523,635)	—
Currency translation differences		(2,224,616)	6,382,131
Provisions		(954,073)	1,686,298
The effect of the unconsolidated subsidiary		8,978,945	—
Gain on repurchased shares of the subsidiary		(1,312,648)	—
Changes in operating assets and liabilities		(112,501,998)	34,431,145
Change in other investments		58,204,851	(99,443,024)
Change in trade and other receivables	10	29,639,952	(29,199,439)
Change in due from related parties	11	(29,578,469)	726,873
Change in inventory	12	233,995	1,632,438
Change in other current assets	13	(9,075,686)	(4,702,137)
Change in other non—current assets	13	(13,991,054)	(49,062,492)
Change in trade and other payables	22	25,288,436	5,395,016
Change in due to related parties	11	(6,079,051)	10,424,170
Change in other current liabilities	23	13,327,269	—
Change in other non—current liabilities	23	9,936,576	7,290,055
Cash flows used in operating activities		(34,595,179)	(122,507,395)
Investing activities
Subsidiary capital increase		(9,536,954)	—
Acquisition of investment property	15	(71,265,828)	—
Acquisition of property, plant and equipment	16	(31,396,698)	(34,816,205)
Acquisition of concession intangible assets	17	(25,126,936)	—
Acquisition of intangible assets	18	(613,923)	(32,312,261)
Change in deposits under blockage	8	(542,474)	(168,881)
Proceeds from sale of property, plant and equipment		2,979,898	595,270
Acquisition of subsidiary, net of cash acquired		(18,355,035)	(82,625,869)
Interest paid		(14,876,867)	(15,958,809)
Proceeds from sale of a subsidiaries		30,142,656	—
Cash flows used in investing activities		(138,592,161)	(165,286,755)
Financing activities
Proceeds from share capital increase		3,687	112,500,000
Proceeds from share premiums		—	147,647
Change in proceeds from loans and borrowings, net		37,431,232	242,801,195
Interests received		8,099,950	12,360,964
Proceeds from issue of share capital in subsidiaries by minority interest		45,377,302	—
Cash flows provided by financing activities		90,912,171	367,809,806
Net increase/(decrease) in cash and cash equivalents		(82,275,169)	80,015,656
Cash and cash equivalents at 1 January	8	113,899,953	33,884,297
Reclassification to asset held for sale	7	(63,718)	—
Cash and cash equivalents at 31 December	8	31,561,066	113,899,953

Accompanying notes are an integral part of these consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

Notes to the consolidated financial statements

1	Reporting entity	6
2	Basis of preparation	14
3	Significant accounting policies	15
4	Determination of fair values	39
5	Financial risk management	40
6	Segment reporting	47
7	Asset held for sale and discontinued operations	53
8	Cash and cash equivalents	54
9	Other investments	55
10	Trade and other receivables	56
11	Related parties	57
12	Inventory	59
13	Other assets	60
14	Equity accounted investees	60
15	Investment property	61
16	Property, plant and equipment	62
17	Concession intangible assets	63
18	Intangible assets	63
19	Goodwill	64
20	Taxation	65
21	Loans and borrowings	69
22	Trade and other payables	73
23	Other liabilities	74
24	Capital and reserves	75
25	Revenue and cost of sales	79
26	Other income and expenses	80
27	Selling and marketing expenses	80
28	Administrative expenses	81
29	Finance income and expenses	81
30	Earnings per share	82
31	Acquisitions of subsidiary and minority interest	82
32	Commitments and contingencies	84
33	Subsequent events	87
34	Other	87

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

1	Reporting entity

Global Yatırım Holding A.Ş. ("Global Holding" or "the Company") was established in 1990 with trade name Global Menkul Değerler A.Ş. as brokerage company in İstanbul, Turkey. On 6 October 2004, the Company changed its trade name to Global Yatırım Holding A.Ş. and its field of activity into holding company. As part of its restructuring, on 2 October 2004, a new company, named Global Menkul Değerler A.Ş., 99.99% of its shares owned by the Company were established by partial de-merger in accordance with Turkish legislation, and all brokerage activities were transferred to this new company. The main operation of the Company is to participate in the capital and management of companies that operate or will operate in the fields of finance, energy, infrastructure and transportation and to minimize the volatility of its investments against economic fluctuations by handling the capital expenditure, financing, organization and administration of those companies within portfolio, while contributing to the achievement of sustainable growth and ensuring the going concern of those companies to the benefit of the national economy, and to engage in commercial, industrial and financial activities in line with these goals.

The address of the registered office of the Company is "Rıhtım Caddesi No: 57 Karaköy / İstanbul".

The Company is registered with the Capital Market Board ("CMB") and its shares have been traded on the İstanbul Stock Exchange ("ISE") since May 1995 (From May 1995 to October 2004, traded as Global Menkul Değerler A.Ş.)

As at 31 December 2008, the Company, its subsidiaries, its joint ventures and its associates are together referred to as "the Group". As at 31 December 2008, the number of employees of the Group, excluding its associates, is 577 (31 December 2007: 590).

As at 31 December 2008, the 99.99% of the shares of the Company is listed on ISE.

As at 31 December, the shareholders structure of the Company is listed below.

Shareholders	2008 (%)	2007 (%)
Mehmet Kutman	1.49	1.49
Erol Göker	0.006	0.2
Avrasya Yatırım Holding A.Ş.	14.65	12.45
Publicly traded shares	83.86	85.86
Total	100.00	100.00

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

1	Reporting entity (continued)

As at 31 December 2008, Global Holding and its subsidiaries, its joint ventures and its affiliates are as follows:

1.1	Finance group

Global Menkul Değerler A.Ş. ("Global Menkul") is a wholly owned subsidiary of Global Holding and was established on 6 October 2004 in İstanbul, Turkey and is engaged in providing brokerage and related research, corporate finance and asset management services in Turkey and in the US and Kazakhstan through its wholly owned subsidiaries in these countries. Prior to transformation into a holding company, these activities were carried out by Global Holding since its establishment in June 1990.

Global Portföy Yönetimi A.Ş. ("Global Portföy") is a wholly owned subsidiary of Global Holding and was established on 9 October 1998 at İstanbul, Turkey and carries out asset management services in Turkey. In addition to managing five open-end funds established by the Group, the company manages discretionary funds on a contractual basis for corporate and individual customers.

Global Valori Mobiliare SA ("Valori") is a wholly owned subsidiary of Global Holding and was established on 11 June 1996 at Bucharest, Romania. The company provides brokerage services to its domestic and international customers.

Global Financial Product Ltd. ("Global Financial") is a wholly owned subsidiary of Global Holding and was established on 6 May 1998 at Cayman Islands and holds Turkish and overseas portfolio investments.

Hedef Menkul Değerler A.Ş. ("Hedef Menkul") is a wholly owned subsidiary of Global Holding and was established on 4 December 1990 at İstanbul, Turkey and is engaged in providing brokerage services in Turkey.

Global Sigorta Aracılık Hizmetleri A.Ş. ("Global Sigorta") is a wholly owned subsidiary of Global Holding and was established on 2 October 2000 at İstanbul, Turkey and is engaged in providing insurance brokerage services mainly to the Group companies.

Global Securities (USA), Inc ("Global Securities") is a wholly owned subsidiary of Global Menkul and was established on 29 August 1995 at New York, USA and is engaged in brokerage services.

CJSC Global Securities Kazakhstan ("CJSC") is a wholly owned subsidiary of Global Menkul and was established on 6 March 1998 at Almaty, Kazakhstan and is engaged in brokerage services.

Apogee Investments Ltd ("Apogee") is a special purpose entity of Global Holding and was established in 2007 at Cayman Islands.

1.2	Energy group

Enerji Yatırım Holding A.Ş. ("EIH") was established on 21 January 2004 to coordinate and consolidate the gas distribution investments of the Group and one of its strategic partners, STFA Group. EIH is located in İstanbul, Turkey and acts as the ultimate holding company for the investments in gas distribution companies.

Energaz Gaz, Elektrik, Su Dağıtım A.Ş. ("Energaz") was established on 18 August 2006 in İstanbul, Turkey. Energaz is established for the purpose of consolidating natural gas distribution companies of the Group and its partners. 53% of the shares of Energaz is owned by EIH, the rest of the shares are owned by two Turkish privately owned groups, Okyanus and Tefirom with 29.5% and 17.5% shareholdings, respectively.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

1	Reporting entity (continued)

1.2	Energy group (continued)

Gaznet Şehir Doğalgaz Dağıtım A.Ş. ("Gaznet") was established on 3 March 2003 in Konya, Turkey. Gaznet has been provided the 30 year license to build the network and distribute natural gas in Konya (Central Anatolia, Turkey) following a tender held by the Energy Market Regulatory Agency ("EMRA").

Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. ("Kentgaz") was established on 5 May 2004 in İstanbul, Turkey. Kentgaz has been provided the 30 year license to build the network and distribute natural gas in Denizli (Central West Anatolia, Turkey) following a tender held by EMRA.

Netaaz Şehir Doğalgaz Dağıtım A.Ş. ("Netgaz") was established on 7 August 2003 in İstanbul, Turkey. Netgaz has been provided the 30 year license to build the network and distribute natural gas in Konya-Eregli (Central Anatolia, Turkey) following a tender held by EMRA.

Kapadokva Doğalgaz Dağıtım A.Ş. ("Kapadokvagaz") was established on 28 June 2007. Kapadokyagaz has been provided the 30 year license to build the network and distribute natural gas in Nigde and Nevsehir (Central Anatolia, Turkey) following a tender held by EMRA.

Erzingaz Doğalgaz Dağıtım A.Ş. ("Erzingaz") was established on 5 May 2006. Erzingaz has been provided the 30 year license to build the network and distribute natural gas in Erzincan (East Anatolia, Turkey) following a tender held by EMRA.

Olimpos Doğalgaz Dağıtım A.Ş. ("Olimposgaz") was established on 5 May 2006. Olimposgaz has been provided the 30 year license to build the network and distribute natural gas in Antalya (South Anatolia, Turkey) following a tender held by EMRA.

Karaman Doğalgaz Dağıtım A.Ş. ("Karamangaz") was established on 28 April 2006. Karamangaz has been provided the 30 year license to build the network and distribute natural gas in Karaman (South Anatolia, Turkey) following a tender held EMRA.

Aksaray Doğalgaz Dağıtım A.Ş. ("Akgaz") was established on 20 April 2004. Akgaz has been provided the 30 year license to build the network and distribute natural gas in Aksaray (Middle Anatolia, Turkey) following a tender held by EMRA.

Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. ("Corumgaz") was established on 23 February 2004. Çorumgaz has been provided the 30 year license to build the network and distribute natural gas in Çorum (Central Anatolia, Turkey) following a tender held by EMRA.

Yeşil Enerji Üretim San, ve Tic. A.Ş. ("Yeşil") was established on 21 March 2007. Yeşil has been established for the purpose acting as a sub-holding company under which all shares owned by the Group in power generation companies shall be consolidated.

Çakıt Enerji A.Ş. ("Çakit") was established on 6 September 2002. On 8 February 2007, Çakıt obtained a license from EMRA for construction and 40 years operation of a 20 Mw hydro power generation terminal at Çakıt river located at Karaisalı, Adana (Turkey).

Osmanlı A.Ş. (Osmanlı) was established on 17 September 2002. Osmanlı has acquired 40% of the shares of Düzce-Aksu Hidroelektrik Enerjiden Elekrik Üretim Santrali Limited Şirketi ("Aksu").

Düzce-Aksu Hidroelektrik Enerjiden Elekrik Üretim Santrali Limited Şirketi ("Aksu") was established on 20 November 2002. On 21 September 2006, Aksu has obtained a license from EMRA for construction and 49 years operation of a 43.7 Mw hydro power generation terminal on Aksu river located at Gölyaka, Düzce (Turkey).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

1	Reporting entity (continued)

1.2	Energy group (continued)

Gümüşsan Enerji Elektronik Elektrik Inşaat Taahhüt Sanayi ve Ticaret Limited Şirketi ("Gümüşsan") was established in Ankara in order to invest in hydro power generation terminals. Gümüşsan applied for license from EMRA for construction and operation of hydro power generation terminals on Ilıca and Aksar rivers.

Global Enerji Hizmetleri ve İşletmeciligi A.Ş. ("Global Enerji") was established on 31 December 2007 for the purpose of investing in energy sector.

Galata Enerji Üretim Sanayi ve Ticaret A.Ş. ("Galata") was established on 28 December 2007 for the purpose of investing in energy sector.

GES Enerji A.S ("GES") was established on 15 June 2007 for the pupropse of investing in energy sector.

Anadolu Elektrik Üretim A.Ş. ("Anadolu") was established on 12 February 2002. Anadolu will obtain a license from EMRA for construction and 49 years operation of a 20 Mw hydro power generation terminal on Kızıldere river located at Giresun (Turkey).

Akel Elektrik ve Üretim A.Ş. ("Akel") was established on 30 September 1997. Akel will obtain a license from EMRA for construction and 49 years operation of a 98 Mw hydro power generation terminal on Kızılırmak river located at Çorum (Turkey).

Sancak Global Enerji Yatırımları A.Ş. ("Sancak Global") was established on 1 August 2007. Sancak Global will obtain a license from EMRA for construction and 49 years operation of a 350 Mw hydro power generation terminal located at Siirt (Turkey).

Doğal Enerji Hizmetleri Sanayi ve Ticaret A.Ş. ("Doğal Enerji") was established on 2 January 2008 for the pupropse of investing in geothermal, diesel, hydroelectric and other energy resources.

Çetin Enerji A.Ş. ("Çetin") was established on 21 May 2008 for the pupropse of investing in electricity production plant, operation, renting, produce electricity,

Özarsu İnşaat Elektirik Turizm San, ve Tic. Ltd. Şti. ("Özarsu") was established on 6 September 2007 for the pupropse of investing in electricity and tourism.

1.3	Infrastructure group

Global Liman İşletmeleri A.Ş. ("Global Liman") was a wholly owned subsidiaiy of Global Holding and was established on 20 April 2004 to invest in Group's infrastructure projects.

Ege Liman İşletmeleri A.Ş. ("Ege Liman") was established on 25 June 2003. The registered office of Ege Liman is in İstanbul, Turkey. Ege Liman holds the operating rights for the Kuşadası Cruise Port (Aydın, Turkey) for a period of 30 years under a concession agreement since its establishment. As at 31 December 2008, 27.5% of the shares of Ege Liman is held by Royal Caribbean Cruises Ltd ("RCCL") and the rest of the shares are controlled by the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

1	Reporting entity (continued)

1.3	Infrastructure group (continued)

Bodrum Liman İşletmeleri A.Ş. ("Bodrum Liman") was established on December 2005. The registered office of Bodrum Liman is in İstanbul, Turkey. Bodrum Liman holds the operating rights for the Bodrum Cruise Port (Muğla, Turkey) for a period of 12 years under a concession agreement since its establishment. As at 31 December 2008, 10% of the shares of Bodrum Liman is held by Setur Servis Tur. A.Ş. ("Setur"), 30% of the shares of Bodrum Liman is held by Yüksel Çağlar and the rest of the shares are controlled by Ege Liman.

İzmir Liman İşletmeciliği A.Ş. ("İzmir Liman") was established on 14 February 2008. The registered office of Bodrum Liman is in İstanbul, Turkey. As at 31 December 2008, 50% of the shares of İzmir Liman is held by Hutchinson Port Turkey B.V. and DB Holding, 5% of the shares of İzmir Liman is held by Ege İhracatçı Birlikleri Liman Hiz. Ve Taş. A.Ş. and the rest of the shares are controlled by Global Liman.

Ortadoğu Liman İsletmeleri A.Ş. ("Ortadoğu") was established in 1998 in Antalya, Turkey. Ortadoğu obtained the operating rights for the Port of Antalya on 31 August 1998 under a 30 year concession agreement. All of the shares of Ortadogu were acquired by a special purpose entity, Akdeniz Liman İşletmeciliği AS ("Akdeniz"), which was established on 31 July 2006 for that purpose. Following this acquisition the entities were restructured in such a way that Akdeniz was merged into Ortadoğu on 28 December 2006. The Group holds 40% of the shares of Ortadoğu, whereas two other Turkish Groups, Çelebi and Antmarin own 40% and 20% respectively.

1.4	Others

Kuzey Madencilik İşletmeleri A.Ş. ("Kuzey") was established on 24 November 2006 in İstanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding.

Güney Madencilik İşletmeleri A.Ş. ("Güney") was established on 24 November 2006 in İstanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding.

Doğu Madencilik İsletmeleri A.Ş. ("Doğu") was established on 24 November 2006 in İstanbul for the purpose of investing in mining sector. The all of the shares are controlled by Global Holding.

Nesa Madencilik İşletmeleri A.Ş. ("Nesa") was established on 21 March 2007 in İstanbul for the purpose of investing in mining sector. All of the shares are controlled by Global Holding.

Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş. ("Mavi Bayrak") was established on 24 April 2008 in İstanbul for the purpose of investing in waste disposal sector. Global Holding owns the 95% of the shares of Mavi Bayrak and rest of the shares are controlled by Doğa Tehlikeli Atık İmha Sistemleri Ltd. Şti. ("Doğa").

Torba İnşaat ve Turistik A.Ş. ("Torba") was established on 12 April 2006 in İstanbul, Turkey for the purpose of one of the real estate projects of the Group, Bodrum Olivia Villas. The project includes construction of 9 multi-level luxury villas and 24 smaller villas in Torba, Bodrum peninsula at southwest cost of Turkey. Due to lack of control, Torba is not consolidated as at 31 December 2008 note: 3(a).

Pera Gayrimenkul Yatırım Ortaklığı A.Ş. ("Pera GYO") was established on 21 January 1992 as a closed-end fund under the trade name Global Yatırım Ortaklığı A.Ş.. The name subsequently changed to Pera Gayrimenkul Yatırım Ortaklığı A.Ş. in December 2004. On 30 September 2006, Pera GYO was transformed into a real estate investment company and changed its field of activity and its trade name changed to the current one accordingly. All of Pera GYO shares are traded at the İstanbul Stock Exchange since being listed in 1992.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

1	Reporting entity (continued)

1.4	Others (continued)

Maya Turizm Ltd ("Maya") was established in the Turkish Republic of Northern Cyprus for the purpose of investing in the tourism sector.

Vespa Enterprises Ltd. ("Vespa") was established in Malta for the purpose of investing in the turism sector.

Tora Yayıncılık A.Ş. ("Tora") was established on 25 October 2007 for the purpose of investing in the media sector.

Sem Yayıncılık A.Ş. ("Sem") was established on 6 December 2006 for the purpose of investing in the media sector.

Bilecik Demir Çelik Sanayi ve Ticaret A.Ş. ("Bilecik Demir Çelik") was established on 8 August 2007, for the purpose of producing steel logs out of scrap steel, to be mostly used in the construction sector. Initial built in capacity will be 220,000 tons/year.

Ege Global Madencilik San, ve Tic. A.Ş. ("Global Maden") was established on 21 March 2007 for the purpose of investing in the mining sector. As at 31 December 2008, 50% of the shares of Global Maden is held by Anadolu Dış Ticaret Pazarlama Madencilik Sanayi A.Ş.

Global Depolama A.Ş. ("Global Depo") was established on 9 July 2008 for the purpose of investing in the storage sector.

Boğaziçi Holding A.Ş. ("Boğaziçi") was established on 4 May 1999 at İstanbul, Turkey and did not have any operations until 2005. Boğaziçi owns two of the real estate projects, the Park Plaza project located at Taksim Square, İstanbul, Turkey and the Galata Building project located at Karaköy, İstanbul, Turkey. Boğaziçi owns both properties on which the projects are being developed. Park Plaza is a high-end residential project and Galata building project is transformation of a historical building into a hotel. The Group owns 20% of Boğaziçi. The rest of the shares are controlled by a leading international investment group.

Kuşadası Turizm Yatırımları A.Ş. ("Kuşadası") was established on 19 July 2005 and acquired a 326,000 m2 of land located at Kuşadası, Aydın, Turkey on 27 July 2005. Part of the property was previously operated by Club Med as a holiday village. The property was acquired from the Turkish State Pension Fund through a tender held by the Turkish Privatisation Administration. Kuşadası is in the process of developing the property into a tourism complex. The Group, directly and via Boğaziçi Holding A.Ş. holds a total 20% interest in Kuşadası. The rest of the shares are controlled by a leading international investment group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

1	Reporting entity (continued)

The nature of the operations and the locations of the “Subsidiaries” of the Company are listed below:

Subsidiaries	Location	Operations
Global Menkul Değerler A.Ş.	Turkey	Brokerage
Global Portföy Yönetimi A.Ş.	Turkey	Portfolio Management
Global Valori Mobiliare SA	Romania	Brokerage
Global Financial Products Ltd.	Cayman Islands	Financial Investments
Global Sigorta Aracılık Hizmetleri A.Ş.	Turkey	Insurance Agent
Hedef Menkul Değerler A.Ş.	Turkey	Brokerage
Global Liman İşletmeleri A.Ş.	Turkey	Infrastructure Investments
Yeşil Enerji Üretim San.ve Tic.A.Ş.	Turkey	Electricity Investments
Ege Global Madencilik San.ve Tic. A.Ş.	Turkey	Mining Investments
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş.	Turkey	Waste Disposal Systems
Kuzey Madencilik İşletmeleri A.Ş.	Turkey	Mining
Güney Madencilik İşletmeleri A.Ş.	Turkey	Mining
Doğu Madencilik İşletmeleri A.Ş.	Turkey	Mining
Nesa Madencilik San.ve Tic.A.Ş.	Turkey	Mining
Vespa Enterprises (Malta) Ltd.	Malta	Tourism Investments
Pera Gayrimenkul Yatırım Ortaklığı A.Ş.	Turkey	Real Estate Investments
Tora Yayıncılık A.Ş.	Turkey	Publishing
Global Enerji Hizmetleri ve İşletmeciliği A.Ş.	Turkey	Electricity Generation
Çetin Enerji A.Ş.	Turkey	Electricity Generation
Çakıt Enerji A.Ş. (1)	Turkey	Electricity Generation
Gümüşsan Enerji Elektronik, Elektrik İnşaat Taah.Ltd. (1)	Turkey	Electricity Generation
Osmanlı Enerji A.Ş. (1)	Turkey	Electricity Generation
Özarsu İnşaat Elektrik Turizm San ve Ticaret Ltd. Şti. (1)	Turkey	Electricity Generation
Global Securities (USA) Inc. (2)	USA	Brokerage
CJSC Global Securities Kazakhstan (2)	Kazakhstan	Brokerage
Ege Liman İşletmeleri A.Ş. (3)	Turkey	Port Operation
Torba İnşaat ve Turistik A.Ş. (9)	Turkey	Real Estate Investments
Sem Yayıncılık A.Ş. (4)	Turkey	Publishing
Maya Turizm Ltd. (5)	Cyprus	Tourism Investments
Galata Enerji Üretim San. ve Tic. A.Ş. (6)	Turkey	Electricity Generation
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş. (7)	Turkey	Electricity Generation
Global Depolama A.Ş. (3)	Turkey	Storage
Apogee Investments Ltd. (8)	Cayman Islands	Brokerage
GES Enerji A.Ş. (10)	Turkey	Electricity Generation
Sancak Global Enerji Yatırımları A.Ş. (10)	Turkey	Electricity Generation
Bodrum Liman İşletmeleri A.Ş. (11)	Turkey	Port Operation

(1)	These companies are consolidated to Yeşil Enerji Üretimi San. Tic. A.Ş.
(2)	These companies are consolidated to Global Menkul Değerler A.Ş.
(3)	These companies are consolidated to Global Liman İşletmeleri A.Ş.
(4)	This company is consolidated to Tora Yayıncılık A.Ş.
(5)	This company is proportionally consolidated to Pera Gayrimenkul Yatırım Ortaklığı A.Ş. and Vespa Enterprises (Malta) Ltd.
(6)	This company is consolidated to Ege Global Madencilik San. ve Tic. A.Ş.
(7)	This company is consolidated to Global Enerji Hiz. ve İşletmeciliği A.Ş.
(8)	This company is a special purpose entity and consolidated as at 31 December 2008 and 2007.
(9)	This company is unconsolidated due to loss of contol as at 31 December 2008.
(10)	These companies were joint ventures and proportionally consolidated as at 31 December 2007.
(11)	This company is consolidated to Ege Liman İşletmeleri A.Ş.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

1	Reporting entity (continued)

The nature of the operations and the locations of the “Joint Ventures” of the Company are listed below:

Joint Ventures	Location	Operations
Enerji Yatırım Holding A.Ş.	Turkey	Energy Investments
Energaz Gaz, Elektrik, Su Dağıtım A.Ş. (1)	Turkey	Gas,Water, Elec. Inv.s
Gaznet Şehir Doğalgaz Dağıtım A.Ş. (2)	Turkey	Natural Gas Distribution
Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş. (2)	Turkey	Natural Gas Distribution
Netgaz Şehir Doğalgaz Dağıtım A.Ş. (2)	Turkey	Natural Gas Distribution
Kapadokya Doğalgaz Dağıtım A.Ş. (2)	Turkey	Natural Gas Distribution
Erzingaz Doğalgaz Dağıtım A.Ş. (2)	Turkey	Natural Gas Distribution
Olimpos Doğalgaz Dağıtım A.Ş. (2)	Turkey	Natural Gas Distribution
Karaman Doğalgaz Dağıtım Ltd. Şti. (2)	Turkey	Natural Gas Distribution
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş. (2)	Turkey	Natural Gas Distribution
Aksaray Doğalgaz Dağıtım A.Ş. (2)	Turkey	Natural Gas Distribution
Ortadoğu Antalya Liman İşletmeleri A.Ş. (3)	Turkey	Port Operation
Anadolu Elektrik Üretim A.Ş. (4)	Turkey	Electricity Generation
Akel Elektrik ve Üretim Ltd. (4)	Turkey	Electricity Generation
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti. (5)	Turkey	Electricity Generation
Bilecik Demir Çelik San.ve Tic.A.Ş.	Turkey	Iron & Steel Manufacturing
İzmir Liman İşletmeciliği A.Ş. (6)	Turkey	Port Operation

(1)	This company is consolidated to Enerji Yatırım Holding A.Ş.
(2)	These companies are consolidated to Energaz Gaz, Elektrik, Su Dağıtım A.Ş.
(3)	This company is consolidated to Global Liman İşletmeleri A.Ş.
(4)	These companies are consolidated to Yeşil Enerji Üretim San. Tic. A.Ş.
(5)	This company is consolidated to Osmanlı Enerji A.Ş.
(6)	This company is proportionally consolidated to Global Yatırım Holding A.Ş. and Global Liman İşletmeleri A.Ş.

The nature of the operations and the locations of the “Associates” of the Company are listed below:

Associates	Location	Operations
Boğaziçi Holding A.Ş.	Turkey	Real Estate Investments
Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş.	Turkey	Tourism Investments

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

2	Basis of preparation

(a)	Statement of compliance

The Company and its subsidiaries and joint ventures operating in Turkey maintain their books of account and prepare their statutory financial statements in Turkish Lira (“TRY”) in accordance with the Turkish Commercial Code, tax legislation, Turkish Uniform Chart of Accounts and the generally accepted accounting principles as promulgated by the Capital Market Board applicable to the entities listed on İstanbul Stock Exchange.

Foreign subsidiaries of the Company maintain their books of account and prepare their statutory financial statements in accordance with the related legislation and generally accepted accounting principles applicable in the countries they operate.

The accompanying consolidated financial statements are based on these statutory records with adjustments and reclassifications for the purpose of fair presentation in accordance with International Financial Reporting Standards (“IFRS”).

The necessary changes according to principles set out above have been applied consistently to all periods presented in these accompanying consolidated financial statements, and have been applied consistently by the Group in compliant with the prior period financial statements.

The major restatements applied to consolidated financial statements as at 31 December 2007

The Group, reviewed its consolidated financial statements and carried out a decision to make these restatements to its consolidated financial statements as at 31 December 2007.

The Group made a reclassification for the purpose of presenting own shares acquired amounting to TRY 6,694,785 “Treasury Shares” account in equity.

The Company consolidated its special purpose entity called Apogee as at 31 December 2008 and restated the consolidated financial statements as at 31 December 2007 due to fact that the criteria for consolidation for Apogee is also satisfied as at 31 December 2007 in accordance with Standards Interpretation Committee Interpretation number 12 (“SIC 12”). As a result, marketable securities of Apogee amounted to TRY 29,997,024 were offset by loan participation notes of the Company due to fact that marketable securities of Apogee consist of investment to the Company’s notes.

The long term due from balance from Udaş Uşak Doğalgaz Dağıtım A.Ş. amounting to TRY 940,581 was reclassified as other receivables.

(b)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis and for the Turkish entities as adjusted for the effects of inflation that lasted by 31 December 2005, except for the following:

•	Derivative financial instruments are measured at fair value,

•	Trading securities and available-for-sale financial assets are measured at fair value,

•	Investment properties are measured at fair value

(c)	Functional and presentation currency

The accompanying consolidated financial statements are presented in TRY which is the Company’s functional currency.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

2	Basis of preparation (continued)

(d)	Use of estimates and judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

In particular, information about significant areas at estimation uncertainty and critical judgment in applying accounting policies that have the most significant effect on the amount recognised in the consolidated financial statements are described in the following notes:

Note 3 (e,f,g)	- Useful lifes of property, plant and equipments, intangible assets and concession intangible assets
Note 3 (f)	- Recognition of service concession arrangements
Note 4	- Determination of fair value
Note 7	- Assets held for sale
Note 10	- Trade and other receivables
Note 15	- Investment property
Note 15	- Valuation of investment property
Note 19	- Allowances for recoverable amounts of cash generating units-goodwill
Note 20	- Recognition of deferred tax assets
Note 23	- Measurement of reserve for employee termination indemnity
Note 31	- Acquisitions of subsidiaries and minority interest
Note 32	- Commitments and contingencies

3	Significant accounting policies

(a)	Basis of consolidation

The accompanying consolidated financial statements include the accounts of the parent company, Global Holding and its subsidiaries, joint ventures and associates on the basis set out in sections below. The financial statements of the entities included in the consolidation have been prepared as at the date of the consolidated financial statements.

(i)	Subsidiaries

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(i)	Subsidiaries (continued)

As at 31 December, the subsidiaries in which the Group owns majority shareholding and/or effectively controls their operations by the controlling rates are given below:

	(%) 2008	(%) 2007
Global Menkul Değerler A.Ş.	99.99	79.99
Global Portföy Yönetimi A.Ş.	99.90	99.90
Global Valori Mobiliare SA	99.47	99.47
Global Financial Products Ltd.	100.00	100.00
Global Sigorta Aracılık Hizmetleri A.Ş.	99.99	99.99
Hedef Menkul Değerler A.Ş.	97.52	97.52
Global Liman İşletmeleri A.Ş.	99.99	99.99
Global Securities (USA) Inc.	99.99	79.99
CJSC Global Securities Kazakhstan	99.99	79.99
Ege Liman İşletmeleri A.Ş.	72.50	72.50
Bodrum Liman İşletmeleri A.Ş. (1)	60.00	—
Torba İnşaat ve Turistik A.Ş.(2)	80.00	80.00
Yeşil Enerji Üretim San.ve Tic.A.Ş.	99.99	99.99
Gy Elyaf ve İplik San. İç ve Dış Ticaret A.Ş. (3)	—	99.20
Gümüşsan Enerji Elektronik. Elektrik İnşaat Taah.Ltd. (4)	99.99	—
Ege Global Madencilik San.ve Tic. A.Ş.	84.99	84.99
Çetin Enerji A.Ş.	99.99	—
Mavi Bayrak Tehlikeli Atık İmha Sistemleri San.ve Tic.A.Ş.	94.40	94.40
Kuzey Maden İşletmeciliği A.Ş.	99.99	99.99
Güney Maden İşletmeciliği A.Ş.	99.99	99.99
Doğu Maden İşletmeciliği A.Ş.	99.99	99.99
Nesa Madencilik San.ve Tic.A.Ş.	99.99	99.99
Çakıt Enerji A.Ş.	99.93	99.93
Vespa Enterprises (Malta) Ltd.	99.93	99.93
Maya Turizm Ltd.	100.00	100.00
Galata Enerji Üretim ve Ticaret A.Ş.	50.99	99.99
Global Enerji Hizmetleri ve İşletmeciliği A.Ş.	99.99	99.99
Tora Yayıncılık A.Ş.	96.00	96.00
Osmanlı Enerji A.Ş. (5)	99.96	—
Sem Yayıncılık A.Ş.	65.00	65.00
Pera Gayrimenkul Yatırım Ortaklığı A.Ş.	36.46	48.34

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(i)	Subsidiaries (continued)

	(%) 2008	(%) 2007
Doğal Enerji Hizmetleri ve İşletmeciliği A.Ş.	99.99	—
Özarsu İnşaat Elektrik Turizm San ve Ticaret A.Ş.	70.00	—
GES Enerji A.Ş. (5)	47.50	47.50
Sancak Global Enerji Yatırımları A.Ş. (5)	99.99	49.99
Kentsel Gayrimenkul Yatırım Danışmanlık Planlama A.Ş. (6)	—	48.34

(1)	Acquisition date is 16 June 2008. Consolidated in accordance with the approval of Competition Board on 17 December 2008.
(2)	Unconsolidated due to loss of control on 1 January 2008.
(3)	Sold to Koninklijke Vopak NV (“Vopak”) on 7 Kasım 2008.
(4)	Became a subsidiary as at 25 February 2008 with the acquisitions of the licenses from EMRA on that date.
(5)	Joint venture as at 31 December 2007.
(6)	Merged with Pera GYO A.Ş. on 5 June 2008.

The Group purchased the 60% share of Bodrum Liman for TRY 10,000,000 through one of its subsidiaries on 16 June 2008 and Bodrum Liman is consolidated starting from 16 June 2008 according to the approval of Competion Board related to such acquisition on 17 December 2008.

On 1 January 2008, a trustee was appointed to Torba due to the legal dispute with previous shareholders, Torba is not consolidated starting from 1 January 2008 in the consolidated financial statements.

The Company purchased all of the shares of Gy Elyaf ve İplik Sanayi ve Dış Ticaret A.Ş’nin (“GY Elyaf’) on 7 November 2008. On the same day, the Company sold 100% shares of GY Elyaf to Koninklijke Vopak NV (“Vopak”) at a consideration of TRY 50,000. The Company will receive additional consideration of USD 9,750,000 in the following periods on condition that the Company fulfill all of the obligations set out in Share Purchase Agreement. Subsequent to the collection of such additional consideration, half of this amount will be paid to previous shareholders.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(ii)	Joint ventures

Joint ventures are those entities over whose activities the Group has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions. Joint ventures are accounted for using the proportionate consolidation method. The consolidated financial statements include the Group’s proportionate share of the enterprises’ assets, liabilities, revenues and expenses with items of a similar nature on a line-by-line basis, from the date that joint control commences until the date that joint control ceases.

As at 31 December, the joint ventures of the Group with the controlling rates are given below:

	(%) 2008	(%) 2007
Enerji Yatırım Holding A.Ş.	49.99	49.99
Energaz Gaz, Elektrik, Su Dağıtım A.Ş.	26.49	26.49
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş.	23.84	23.18
Ortadoğu Antalya Liman İşletmeleri A.Ş.	39.80	39.80
Gaznet Şehir Doğalgaz Dağıtım A.Ş.	19.86	19.20
Çorum Doğalgaz Dağıtım ve Sanayi ve Ticaret A.Ş.	7.94	7.29
Netgaz Şehir Doğalgaz Dağıtım A.Ş.	23.83	23.17
Kapadokya Doğalgaz Dağıtım A.Ş.	16.69	16.03
Erzingaz Doğalgaz Dağıtım A.Ş.	23.84	23.18
Olimpos Doğalgaz Dağıtım A.Ş.	23.84	23.18
Karaman Doğalgaz Dağıtım Ltd. Şti.	23.84	23.84
Gy Elyaf ve İplik San. ve Tic. A.Ş.	49.20	—
Anadolu Elektrik Üretim A.Ş.	47.60	47.60
Akel Elektrik Üretim San.Tic.A.Ş.	46.65	46.65
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti.	39.98	20.03
Sancak Global Enerji Yatırımları A.Ş. (1)	49.99	49.99
Aksaray Doğalgaz Dağıtım A.Ş.	26.49	26.49
Bilecik Demir Çelik San.ve Tic.A.Ş.	39.99	39.99
GES Enerji A.Ş. (1)	47.50	47.50
İzmir Liman İşletmeciliği A.Ş.	46.00	—
Osmanlı Enerji A.Ş. (1)	—	50.08

(1)	Subsidiary as at 31 December 2008.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(iii)	Associates

Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies. Associates are accounted for using the equity method. The consolidated financial statements include the Group’s share of the income and expenses of associates, after adjustments to align the accounting policies with those of the Group, from the date that significant influence commences until the date that significant influence ceases.

When the Group’s share of losses exceeds its interest in an associate, the carrying amount of that interest (including any long-term investments) is reduced to nil and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.

	(%) 2008	(%) 2007
Boğaziçi Holding A.Ş.	20	20
Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş.	20	20

(iv)	Special Purpose Entities

The Group has established a special purpose entity (“SPE”) to accomplish a narrow and well defined objective such as securitisation of particular assets, or the execution of specific borrowing or lending transactions. A SPE is consolidated if, based on an evaluation of the substance of its relationship with the Group and the SPE’s risks and rewards, the Group concludes that it controls the SPE. SPE controlled by the Group was established under terms that impose strict limitations on the decisionmaking powers of the SPE’s management and that result in the Group receiving the majority of the benefits related to the SPE’s operations and net assets, being exposed to risks incident to the SPE’s activities, and retaining the majority of the residual or ownership risks related to the SPE or its assets.

The Group established an SPE in 2007 called Apogee Investments Ltd. located in Cayman Islands to invest in its own notes in 2007 amounting to USD 100,000,000 used through Deutsche Bank Luxembourg Branch.

The SPE mentioned above is consolidated as at 31 December 2008 and 2007 due to running by an auto-pilot to invest the securities mentioned by the Group.

(v)	Transactions eliminated on consolidation

Intra-group balances, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with associates are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(b)	Foreign currency

(i)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of the Group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortized cost in foreign currency translated at the exchange rate at the end of the period. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate at the date that the fair value was determined. Foreign currency differences arising on retranslation are recognized in profit or loss, except for differences arising on the retranslation of available-for-sale equity instruments.

(ii)	Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to TRY at the exchange rates at the reporting date. The income and expenses of foreign operations, are translated to TRY at exchange rates at the dates of the transactions.

Foreign currency differences are recognized directly in equity. Such differences have been recognized in the translation reserve. When a foreign operation is disposed of, in part or in full, the relevant amount in the translation reserve is transferred to profit or loss.

(c)	Financial instruments

(i)	Non-derivative financial instruments

Non-derivative financial instruments comprise cash and cash equivalents, investments in equity and debt securities, trade and other receivables, loans and borrowings, trade and other payables and due from/due to related parties.

Non-derivative financial instruments are recognized at cost. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

A financial instrument is recognised if the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised if the Group’s contractual rights to the cash flows from the financial assets expire or if the Group transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that the Group commits itself to purchase or sell the asset. Financial liabilities are derecognised if the Group’s obligations specified in the contract expire or are discharged or cancelled.

Cash and cash equivalents comprise cash balances on hand, cash deposited with banks, demand deposits at banks and short-term highly liquid investments with maturities of three months or less when purchased.

Available-for-sale financial assets: The Group’s investments in certain equity securities are classified as available-for-sale financial assets. Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses, are recognised directly in equity. When an investment is derecognised, the cumulative gain or loss in equity is transferred to profit or loss.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(c)	Financial instruments (continued)

(i)	Non-derivative financial instruments (continued)

Investments at fair value through profit or loss: An instrument is classified as at fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. Financial instruments are designated at fair value through profit or loss if the Group manages such investments and makes purchase and sale decisions based on their fair value. Upon initial recognition, attributable transaction costs are recognised in profit or loss when incurred. Financial instruments at fair value through profit or loss are measured at fair value, and changes therein are recognised in profit or loss.

Other non-derivative financial instruments are measured at amortised cost using the effective interest method, less any impairment losses.

(ii)	Derivative financial instruments

The Group holds derivative financial instruments to naturally hedge its foreign currency and interest rate risk exposures. The Group engages in cross currency forward contracts, options and interest rate swaps. However, these derivatives do not qualify for hedge accounting and are accounted for economic hedges.

Derivatives are recognized initially at fair value; attributable transaction costs are recognised in consolidated statement of operations when incurred. Subsequent to initial recognition, derivatives are measured at fair value. Changes in the fair value of derivatives are recognized in the consolidated statement of operations as finance income or expense.

(iii)	Share capital

Ordinary shares:

Ordinary shares are classified as equity. Incremental costs directly attributable to the usage of ordinary shares and share options are recognised as a deduction from equity, net of any tax effects.

Repurchase of share capital (treasury shares):

When share capital recognised as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, is net of any tax effects, and is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity. When treasury shares are sold or reissued subsequently, the amount received is recognised as an increase in equity, and the resulting surplus or deficit on the transaction is transferred to / from retained earnings.

(d)	Investment property

Investment property is property held either to earn rental income or for capital appreciation or for both. Investment property is initially recognized at cost including transaction costs. Subsequent to initial recognition, investment property is measured at fair value with any change therein recognized in profit or loss.

Investment properties are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of asset net selling price or value in use.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(d)	Investment property (continued)

When the use of a property changes from owner-occupied to investment property, the property is remeasured to fair value and reclassified as investment property. Any gain arising on remeasurement is recognized directly in the equity. Any loss is recognized immediately in profit or loss.

(e)	Property, plant and equipment

(i)	Recognition and measurement

Property, plant and equipment are carried at cost, less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset.

When parts of an item of property, plant and equipment have different useful lives, they are accounted as separate items (major components) of property, plant and equipment.

(ii)	Subsequent costs

The cost of replacing part of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the item will flow to the Group and the cost of the item can be measured reliably. All other costs are recognised in the consolidated statement of operations as an expense as incurred.

(iii)	Depreciation

Depreciation is recognized in the consolidated statement of operations on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Leased assets and leasehold improvements are depreciated over the shorter of the lease term and their useful lives. Land is not depreciated.

The depreciation ratios used by the Group are as follows:

Buildings	2%
Machinery	2%-50%
Vehicles	20%-33.33%
Equipment, fixtures and fittings	2%-50%

Leasehold improvements are amortised over the periods of the respective leases, also on a straight-line basis.

Depreciation methods, useful lives and residual values are reassessed at the reporting date,

(f)	Concession intangible assets

International Financial Reporting Interpretation Committee (“IFRIC”) interpretation number 12 “Service Concession Agreements” (“IFRIC 12”) was published on 30 November 2006 to be adopted for the periods starting from 1 January 2008. The Group applied IFRIC 12 in the consolidated financial statements due to the following reasons:

(i)
The subsidiaries and joint ventures of Energaz Gaz Elektrik Su Dağıtım A.Ş. have the rights and obligations to distribute natural gas among their operation district, in accordance with the distribution licenses accredited by the Energy Market Regulation Agency (“EMRA”).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(f)	Concession intangible assets (continued)

(ii)
EMRA regulates and controls the operations of the Group entities, the infrastructure, beneficiaries of the services provided and the initial price of the services provided. In accordance with the license agreements, the entities have to provide not only natural gas distribution service to every customer applying to connect to natural gas network, but also building, managing, maintaining and expanding the infrastructure. In addition, license agreements sets the initial unit service and amortisation fee to be levied by the entities as maximum fees that are to be applied in the following eight years effective from the initiation of the license agreements and regulates fee revisions over the period of license agreements.

(iii)
In accordance with “Natural Gas Market Law” dated 25 May 2007 and numbered 4646, companies having the gas distribution license, are subject to articles either written in this legislation or declared by EMRA. According to this law, if the license is not renewed at the end of license period, EMRA has the right to open bids to deliver distribution license together with the right to use the existing infrastructure to a new company. In this case, the infrastructure will be sold and sale amount will collected by EMRA which will pay such amount to the previous holder of the distribution license. Moreover, companies has the right to sell distribution network to another legal entity before the end of the service concession agreement, nevertheless such sale is subject to EMRA approval and is nullified without the approval of EMRA. These conditions indicates that EMRA controls significant residual interest in the infrastructure both within the concession period and at the end of the concession period.

Infrastructure within the scope of IFRIC 12 is not recognised as property, plant and equipment of the operator because the contractual service arrangement does not convey the right to control the use of the public service infrastructure to the operator. The operator has access to operate the infrastructure to provide the public service on behalf of the grantor in accordance with the terms specified in the contract.

Under the terms of license agreement, the Group acts as a service provider. The operator constructs or upgrades infrastructure (construction or upgrade services) used to provide a public service and operates and maintains that infrastructure (operation services) for a specified period of time.

The Group recognises and measures revenue in accordance with IAS 11 “Construction Contracts” and IAS 18 “Revenue” for the services it performs. If the operator performs more than one service (i.e. construction or upgrade services and operation services) under a single contract or arrangement, consideration received or receivable shall be allocated by reference to the relative fair values of the services delivered, when the amounts are separately identifiable. The Group applies IAS 11 for the revenue and costs relating to construction or upgrade services and IAS 18 for the revenue and costs relating to operation services.

The Group recognises an intangible asset arising from a service concession arrangement when it has a right to charge for usage of the concession infrastructure. Intangible assets received as consideration for providing construction services in a service concession arrangement are measured at fair value upon initial recognition. Subsequent to initial recognition the intangible asset is measured at cost less accumulated amortisation and accumulated impairment losses.

Amortisation is recognized in the consolidated statement of operations as depreciation and amortisation expenses under cost of sales by using straight-line method over the license period. The amortisation ratios used by the Group are between the range of 2.04% and 3.33%.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(f)	Concession intangible assets (continued)

Change in accounting policy

The Group applied IFRIC 12 which became effective on 1 January 2008. The change in accounting policy was recognized retrospectively and comparatives have been restated. The change in accounting policy had the following impact on the consolidated financial statements as at and for the year ended 31 December 2007:

	Previously
	reported	Impact of	Restated
	31 December	IFRIC 12	31 December
	2007	application	2007
Property, plant and equipment, (net)	118,132,049	(62,712,912)	55,419,137
Concession intangible assets, (net)	—	85,632,702	85,632,702
Intangible assets, (net)	104,268,378	(22,919,790)	81,348,588
Deferred revenue-current	(30,880)	(672,516)	(703,396)
Deferred revenue-non-current	—	(17,211,821)	(17,211,821)
Deferred tax asset/(liability)	(15,556,895)	3,569,875	(11,987,020)
Due from related parties-current	2,101,587	1,593,756	3,695,343
Retained earnings	15,504,627	(760,978)	14,743,649
Net profit for the period	30,748,955	(1,726,941)	29,022,014
Minority interest	71,112,848	(10,232,787)	60,880,061

(g)	Intangible assets

Intangible assets comprising port operation rights, licences and computer software are measured at cost, less accumulated amortisation and impairment loss. Intangible assets are recognized if it is probable that the future economic benefits that are attributable to the asset will flow to the enterprise; and the cost of the asset can be measured reliably.

(i)	Subsequent expenditure

Subsequent expenditure on capitalised intangible assets is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure including expenditure on internally generated goodwill and brands, is expensed as incurred.

(ii)	Amortisation

Amortisation is recognized in the consolidated statement of operations on a straight line basis over the estimated useful lives of intangible assets unless such lives are indefinite from the date that they are available for use. Intangible assets with an indefinite useful life are systematically tested for impairment at each balance sheet date. The amortization ratios used by the Group are as follows:

Port operation rights	2.04%-8.33%
Softwares	2%-33.33%
Hydro electric power plant licenses	2.04%-2.5%
Other intangible assets	2.02%-2.57%

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(h)	Goodwill

Goodwill (negative goodwill) arises on the acquisition of subsidiaries, joint ventures and associates.

Goodwill arising on business combination represents the excess of the cost of acquisition over the Group’s interest in the fair value of the identifiable assets and liabilities of companies acquired at the date of acquisition. When the excess is negative (negative goodwill), it is recognized immediately in profit or loss.

Acquisitions of minority interests

Goodwill arising on the acquisition of a minority interest in a subsidiary represents the excess of the cost of the additional investment over the carrying amount of the net assets acquired at the date of exchange.

Subsequent measurement

Goodwill is measured at cost less any accumulated impairment losses. In respect of equity accounted investees, the carrying amount of goodwill is included in the carrying amount of the investment.

(i)	Leased assets

Leases in terms of which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are operating leases and, except for investment property, the leased assets are not recognised on the Group’s consolidated balance sheet. Investment property held under an operating lease is recognised on the Group’s consolidated balance sheet at its fair value.

(j)	Inventories

(i)	Inventories:

Inventories are stated at the lower of cost and net realizable value. Costs comprise purchase cost and those costs that have been incurred in bringing the inventories to their present location and condition but exclude borrowing cost. Cost is calculated by using the weighted average method. Net realizable value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

(ii)	Trading properties:

Trading properties are stated at the lower cost and net relizable value. Net realizable value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

(k)	Impairment

(i)	Financial assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(k)	Impairment (continued)

(i)	Financial assets (continued)

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics. All impairment losses are recognised in the consolidated statement of operations. Any cumulative loss in respect of an available-for-sale financial asset recognised previously in equity is transferred to profit or loss.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. For financial assets measured at amortised cost and available-for-sale financial assets that are debt securities, the reversal is recognised in the consolidated statement of operations. For available-for-sale financial assets that are equity securities, the reversal is recognised directly in equity.

(ii)	Non-financial assets

The carrying amounts of the Group’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated. For goodwill, the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units that are expected to benefit from the synergies of the combination.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses are recognised in the consolidated statement of operations. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(1)	Reserve for employee severance indemnity

Reserve for employee severance indemnity represents the present value of the estimated future probable obligation of the Turkish subsidiaries of the Group and the Company arising from the retirement of the employees and calculated in accordance with the Turkish Labour Law. It is computed and reflected in the consolidated financial statements on an accrual basis as it is earned by serving employees. The computation of the liabilities is based upon the retirement pay ceiling announced by the Government. The ceiling amounts applicable for each year of employment are TRY 2,173 and TRY 2,030 at 31 December 2008 and 2007, respectively.

International Financial Reporting Standard IAS 19 “Employee Benefits” requires actuarial valuation methods to be developed to estimate the entity’s obligation under defined benefit plans. The principal statistical assumptions used in the calculation of the total liability in the accompanying consolidated financial statements as at 31 December, are as follows:

	2008	2007
Discount rate	6.26%	5.71%
Turnover ratio (*)	96%	96%

(*)	This ratio is used to compute probability of retirement.

(m)	Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

(n)	Revenue

(i)	Brokerage

The brokerage commissions over the purchase and sale of securities by customers in the capital markets are included in the consolidated statement of operations at the date of the related transaction. Interest revenues on margin lending transactions are recognized daily as income on an accrual basis unless management considers collection as doubtful. Interest revenues also include coupon interest payments on fixed income securities and accrued interest revenues on treasury bonds.

(ii)	Portfolio management fees

Fees over managed customer portfolios are recognized as income at the end of each month.

(iii)	Gains on securities

Gains/losses on trading of securities are reflected in the consolidated statement of operations at the date of the related purchase/sale order. The difference between the acquisition cost of the securities held for trading at the end of the period and their fair values is included in the consolidated statement of operations as finance income/expense.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(n)	Revenue (continued)

(iv)	Natural gas sales

Revenue from the sale of natural gas to subscribers is stated, net of returns. Revenue is recognized when the significant risks and rewards of ownership have been transferred to the subscribers. Transfer of risk and rewards depends on the consumption of natural gas by subscribers. Prepaid card sales are not recognized as revenue unless the natural gas is consumed by the subscribers. In addition, natural gas distributed but not billed is accrued at each reporting period. Revenue from natural gas sales changes seasonally depending on weather conditions.

(v)	Connection fees

Revenues billed to customers to connect them to gas transmission and distribution networks and revenues billed in return of gas meter are spread over the license period, while the connection and gas meter costs are included in the base of regulated assets which are remunerated during the license period. These billing principles result in the spreading of income over the license period.

(vi)	Construction contracts

When the outcome of a construction contract can be reliably estimated, contract revenue and contract costs associated with the construction contract are recognized as revenue and expenses, respectively, by reference to the stage of the contracted activity’s completion. The stage of completion is measured based on surveys of work performed.

According to IFRIC 12, when the operator builds infrastructure (start-up capital expenditures) in exchange for the right to charge users of the public service, revenues from construction services should be accounted for in accordance with IAS 11 “Construction Contracts “ and the right to charge users of the public service should be treated as an exchange of assets and accounted for in accordance with IAS 38 “Intangible Assets”. In practice, the Group is unable to separate the margin attributable to the construction phase of its concession agreements from the margin attributable to the operation phase, since there is no publicly available market data regarding the fair value of such margin. Consequently, revenue recognized during the construction phase is limited to an amount equal to the costs incurred.

(vii)	Port administration services

Port administration revenues from operations principally consist of landing revenue, revenues from pilotage services, tugboat services, security services, fresh water services and the rent income from shopping mall. Revenues are recognized at the time services are rendered. Landing revenue is based on the number of passengers whereas revenues from pilotage services and tugboat services are based on the gross tonnage of the vessels. Rent income is recognized over the life of the lease term and except for the rentals from some shops calculated over their monthly sales; rent income is based on the amounts defined by rent agreements.

(viii)	Other service revenue and other sales

Rent revenue are accounted for on an accrual basis and dividend revenue are recognized as income on the date of the Group’s right to receive the payment is established. Other sales and services are accounted an accrual basis in the consolidated statement of operations.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(o)	Lease payments

Payments made under operating leases are recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.

(p)	Expenses

Expenses are recognized on accrual basis. Operating expenses are recognized in the consolidated statement of operations when incurred.

(q)	Finance income and finance expense

Finance income comprises interest income on funds invested, dividend income, changes in the fair value of financial assets at fair value through profit or loss, net foreign currency gains, and gains on derivative instruments that are recognised in the consolidated statement of operations. Interest income is recognised as it accrues, using the effective interest method.

Finance expense comprise interest expense on borrowings, net foreign currency losses and changes in the fair value of financial assets at fair value through profit or loss. All borrowing costs are recognised in profit or loss using the effective interest method.

(r)	Income tax expense

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(r)	Income tax expense (continued)

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(s)	Earnings per share

The Group presents basic earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Group by the weighted average number of ordinary shares outstanding during the period. Diluted EPS is equal to basic EPS because the Group does not have any convertible notes or share options granted to employees.

(t)	Offsetting

Financial assets and liabilities are offset and the net amount is reported in the consolidated balance sheet when there is a legally enforceable right to set off the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

(u)	Related parties

For the purpose of accompanying consolidated financial statements, the shareholders, key management personnel and the Board members, and in each case, together with their families and companies controlled by/affiliated with them; and associates, investments and joint venture partners are considered and referred to as the related parties. A number of transactions are entered into with the related parties in the normal course of business. Most of the related party activity is eliminated at consolidation and the remainder activity is not material to the Group. These transactions were carried out on an arms-length basis during the normal course of business.

(v)	Segment reporting

A segment is a distinguishable component of the Group that is engaged either in providing related products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments. The Group’s primary segment reporting is based on business segments. The business segments are determined based on the Group’s management and internal reporting structure. The Group has not presented segment reporting based on geographical segments since the foreign subsidiaries are immaterial to the consolidated financial statements. The business segments are determinable based on the Company’s management and internal reporting structure.

Segment results assets and liabilities include items directly attributable to a segment as well as that can be allocated on a reasonable basis.

Segment capital expenditure is the total cost incurred during the period to acquire investment properties, property, plant and equipment, concession intangible assets and intangible assets.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(x)	Non-current assets held for sale

Non-current assets (or disposal groups comprising assets and liabilities) that are expected to be recovered primarily through sale rather than through continuing use are classified as held for sale. Immediately before classification as held for sale, the assets (or components of a disposal group) are remeasured in accordance with the Group’s accounting policies. Thereafter generally the assets (or disposal group) are measured at the lower of their carrying amount and fair value less cost to sell. Any impairment loss on a disposal group first is allocated to goodwill, and then to remaining assets and liabilities on pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets, employee benefit assets, investment property and biological assets, which continue to be measured in accordance with the Group’s accounting policies. Impairment losses on initial classification as held for sale and subsequent gains or losses on remeasurement are recognised in profit or loss. Gains are not recognised in excess of any cumulative impairment loss.

(y)	Discontinued operations

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale, or is a subsidiary acquired exclusively with a view to resale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. When an operation is classified as a discontinued operation, the comparative income statement is re-presented as if the operation had been discontinued from the start of the comparative period.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(z)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are not yet effective for the period ended 31 December 2008, and have not been applied in preparing these consolidated financial statements:

•
IFRS 8 - Operating Segments supersedes IAS 14 - Segment Reporting. IFRS 8 sets out requirements for disclosure of information about an entity’s operating segments and also about the entity’s products and services, the geographical areas in which it operates, and its major customers. IFRS 8 effective for annual financial statements for periods beginning on or after 1 January 2009, is currently being considered by the Group for the impact on the presentation of segment reporting. .

•
IFRIC 15 - Agreements for the Construction of Real Estate provides guidance on how to determine whether an agreement for the construction of real estate within the scope of IAS 11 - Construction Contracts or IAS 18 - Revenue and, accordingly, when revenue from the construction should be recognized. IFRIC 15, effective for annual periods beginning on or after 1 January 2009, is not expected to have significant impact on the consolidated financial statements of the Group.

•	IFRIC 17 - Distributions of Non-Cash Assets to Owners clarifies that:

- a dividend payable should be recognised when the dividend is appropriately authorised and is no longer at the discretion of the entity.

- an entity should measure the dividend payable at the fair value of the net assets to be distributed.

- an entity should recognise the difference between the dividend paid and the carrying amount of the net assets distributed in profit or loss.

The Interpretation also requires an entity to provide additional disclosures if the net assets being held for distribution to owners meet the definition of a discontinued operation.

Recognising the difficulty that entities would face in recognising past distributions at their fair values the IFRIC requires prospective application of the guidance. The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier, is not expected to have any impact on the consolidated financial statements of the Group.

•
Revised “IAS 1 - Presentation of Financial Statements”, issued on 6 September 2007 by IASB will be applicable starting from 1 January 2009. Main changes from the previous version are to require that an entity must

- Present all non-owner changes in equity either in one statement of comprehensive income or in two statements (a statement of operations and a statement of comprehensive income). Components of comprehensive income may not be presented in the statement of changes in equity.

- Present a statement of financial position (balance sheet) as at the beginning of the earliest comparative period in a complete set of financial statements when the entity applies an accounting policy retrospectively or makes a retrospective restatement.

- Disclose income tax relating to each component of other comprehensive income.

- Disclose reclassification adjustments relating to components of other comprehensive income.

IAS 1 changes the titles of consolidated financial statements as they will be used in IFRSs:

- ‘balance sheet’ will become ‘statement of financial position’

- ‘income statement’ will become ‘statement of comprehensive income’

- ‘cash flow statement’ will become ‘statement of cash flows’).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(z)	New standards and interpretations not yet adopted (continued)

Revised IAS 1 is expected to have a significant impact on the presentation of the consolidated financial statements. The Group plans to provide total comprehensive income in a single statement of comprehensive income for its 2009 consolidated financial statements.

•
The IASB amended IAS 32 - Financial Instruments: Presentation and IAS 1 - Presentation of Financial Statements with respect to the balance sheet classification of puttable financial instruments and obligations arising only on liquidation. As a result of the amendments, some financial instruments that currently meet the definition of a financial liability will be classified as equity because they represent the residual interest in the net assets of the entity. Amendments for puttable financial instruments and obligations arising only on liquidation, effective for annual periods beginning on or after 1 January 2009, are not expected to have any impact on the consolidated financial statements of the Group.

•	The amendments to IAS 39 - Financial Instruments: Recognition and Measurement:

- clarify that derivatives can be reclassified into or out of the fair value through profit or loss category, when they are designated as hedging instruments or when they are de-designated as hedging instruments respectively.

- amends the definition of financial asset or financial liability at fair value through profit or loss as it relates to items that are held for trading. This clarifies that a financial asset or liability that is part of a portfolio of financial instruments managed together with evidence of an actual recent pattern of short-term profit taking is included in such a portfolio on initial recognition.

- remove references to the need to designate hedging instruments at the segment level, in order to eliminate a conflict with IFRS 8 - Operating Segments.

- clarify that a revised effective interest rate (calculated at the date fair value hedge accounting ceases) are used, when remeasuring the carrying amount of a debt instrument on cessation of fair value hedge accounting.

The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier, is not expected to have any significant impact on the consolidated financial statements of the Group.

•	On 17 January 2008, the IASB published final amendments to IFRS 2 - Share based payments to clarify the terms “vesting conditions” and “cancellations” as follows:

- Vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. Under IFRS 2, features of a share-based payment that are not vesting conditions should be included in the grant date fair value of the share-based payment. The fair value also includes market-related vesting conditions.

- All cancellations, whether by the entity or by other parties, should receive the same accounting treatment. Under IFRS 2, a cancellation of equity instruments is accounted for as an acceleration of the vesting period. Therefore any amount unrecognized that would otherwise have been charged is recognized immediately. Any payment made with the cancellation is accounted for as the repurchase of an equity interest. Any payment in excess of the fair value of the equity instruments granted is recognized as an expense.

The amendment is effective for annual periods beginning on or after 1 January 2009, is not expected to have significant impact on the consolidated financial statements of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(z)	New standards and interpretations not yet adopted (continued)

•
The International Accounting Standards Board (“IASB”) has completed the second phase of its business combinations project by issuing a revised version of IFRS 3 - Business Combinations and an amended version of IAS 27 - Consolidated Financial Statements which also brings revisions to IAS 28 - Investments in Associates and IAS 31 - Interest in Joint Ventures.

•	Accordingly, the acquirer can elect to measure any non-controlling (minority) interest at:

•	- fair value at the date of acquisition, which means that goodwill includes a portion attributable to the non-controlling interests; or

•
- its proportionate interest in the fair value of the identifiable assets and liabilities of the acquiree, which means that goodwill relates only to the controlling interest acquired by the parent. This election is made on a transaction-by-transaction basis.

The new requirements take effect on 1 July 2009, although entities are permitted to adopt them earlier. The Group considers the impact of such requirements on the consolidated financial statements of the Group.

•
The amendments to IFRS 1 - First-time Adoption of International Financial Reporting Standards and IAS 27 - Consolidated and Separate Financial Statements respond to constituents’ concerns that retrospectively determining cost and applying the cost method in accordance with IAS 27 on first-time adoption of IFRSs cannot, in some circumstances, be achieved without undue cost or effort. The amendments address that issue:

- by allowing first-time adopters to use a deemed cost of either fair value or the carrying amount under previous accounting practice to measure the initial cost of investments in subsidiaries, jointly controlled entities and associates in the separate financial statements; and

- by removing the definition of the cost method from IAS 27 and replacing it with a requirement to present dividends as income in the financial statements of the investor.

The amendments to IAS 27 also respond to queries regarding the initial measurement of cost in the separate financial statements of a new parent formed as the result of a specific type of reorganisation. The amendments require the new parent to measure the cost of its investment in the previous parent at the carrying amount of its share of the equity items of the previous parent at the date of the reorganisation.

The amendment is effective for annual periods beginning on or after 1 January 2009 and is not expected to have significant impact on the consolidated financial statements of the Group.

•
The amendments to IAS 28 - Investments in Associates (and consequential amendments to IAS 32 - Financial Instruments: Presentation, and IFRS 7 - Financial Instruments: Disclosures) clarify that after applying the equity method, any additional impairment recognized by the investor with respect to its investment in an associate should not be allocated to any assets, including goodwill, that constitute the carrying amount of the investment. The amendments also clarify that reversals of impairment are recorded as an adjustment to the investment balance to the extent that the recoverable amount of the associate increases. The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier and is not expected to have any impact on the consolidated financial statements of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(z)	New standards and interpretations not yet adopted (continued)

•
In accordance with the amendments to IAS 27 - Consolidated and Separate Financial Statements, IAS 39 - Financial Instruments: Recognition and Measurement would continue to be applied where an investment in a subsidiaiy that is accounted for under IAS 39, is classified as held for sale under IFRS 5 - Non-Current Assets Held-for-Sale and Discontinued Operations. The amendment is effective for annual periods beginning on or after 1 January 2009 and is not expected to have any impact on the consolidated financial statements of the Group.

•
The amendments to IAS 28 - Investments in Associates (and consequential amendments to IAS 32 - Financial Instruments: Presentation and IFRS 7 - Financial Instruments: Disclosures requires that only certain rather than all disclosure requirements in IAS 28 need to be made in addition to disclosures required by IAS 32 and IFRS 7, where an investment in associate is accounted for in accordance with IAS 39 - Financial Instruments: Recognition and Measurement. The amendment is effective for annual periods beginning on or after 1 January 2009 and is not expected to have significant impact on the consolidated financial statements of the Group.

•
The amendments to IAS 31 - Interests in Joint Ventures (and consequential amendments to IAS 32 - Financial Instruments: Presentation and IFRS 7 - Financial Instruments: Disclosures requires that only certain rather than all disclosure requirements in IAS 31 need to be made in addition to disclosures required by IAS 32 and IFRS 7, where an investment in associate is accounted for in accordance with IAS 39 - Financial Instruments: Recognition and Measurement. The amendment is effective for annual periods beginning on or after 1 January 2009 and is not expected to have significant impact on the consolidated financial statements of the Group.

•
The amendments to IAS 16 - Property, Plant and Equipment bring changes for presentation issues that arise from assets that are rented and then subsequently sold on a routine basis. The amendment results in such assets being transferred to inventories at their carrying amount when they cease to be rented and become held for sale and the proceeds from the sale of such assets would be recognised as revenue in accordance with IAS 18 - Revenue. The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier and is not expected to have any impact on the consolidated financial statements of the Group.

•
The amendments to IAS 36 - Impairment of Assets requires that disclosures equivalent to those for value-in-use calculation should be made, where fair value less costs to sell is calculated on the basis of discounted cash flows. The amendment is effective for annual periods beginning on or after 1 January 2009 and is expected to have a significant impact on the disclosures of the Group, when on impairment of asset is considered.

•	The amendments to IAS 38 - Intangible Assets clarify that:

- expenditure in respect of advertising and promotional activities should be recognised as an expense when the benefit of those goods or services is available to the entity; for example, in respect of the acquisition of goods, an expense should be recognised when the entity has the right to access those goods;

- a prepayment should be recognised only for payments made in advance of the receipt of the corresponding goods or services; and

- catalogues are considered to be a form of advertising and promotional material rather than inventory.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(z)	New standards and interpretations not yet adopted (continued)

The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier and is not expected to have any impact on the consolidated financial statements of the Group.

•
The amendments to IAS 38 - Intangible Assets remove the observation that there is rarely, if ever, persuasive evidence to support an amortisation method for intangible assets with finite useful lives that results in a lower amount of accumulated amortisation than under the straight-line method. The IASB has deleted this observation in order to avoid giving the impression that the units-of-production amortisation method is not allowed if it results in a lower amount of accumulated amortisation than under the straight-line method. The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier, is not expected to have any impact on the consolidated financial statements of the Group.

•	The amendments to IAS 19 - Employee Benefits:

- specify that the distinction between short-term and long-term employee benefits is that short-term employee benefits are those that are due to be settled within 12 months of the end of the period in which the employee renders the related service. As a result, the amendment replaces in IAS 19 the term “fall due” in the definition of short-term employee benefits with the term “due to be settled” and replaces the term “do not fall due” in the definition of other long-term employee benefits with the term “are not due to be settled”.

- clarify that the deduction of plan administration costs is appropriate only to the extent that they are not reflected in the measurement of the defined benefit obligation. In other words, costs of administering the plan may be either recognised in the return on plan assets or included in the actuarial assumptions used to measure the defined benefit obligation.

- clarify that a plan amendment that results in a change in the extent to which benefit promises are affected by future salary increases is a curtailment, while an amendment that changes benefits attributable to past service gives rise to a negative past service cost if it results in a reduction in the present value of the defined benefit obligation.

The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier and is not expected to have any impact on the consolidated financial statements of the Group.

•
The amendments to IAS 20 - Accounting for Government Grants and Disclosure of Government Assistance bring that the benefit of a belowmarket rate government loan is measured as the difference between the carrying amount in accordance with IAS 39 - Financial Instruments: Recognition and Measurement, and the proceeds received with the benefit accounted for in accordance with IAS 20. The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier and is not expected to have any impact on the Consolidated financial statements of the Group.

•
The amendments to IAS 29 - Financial Reporting in Hyperinflationary Economies require to reflect the fact that a number of assets and liabilities are measured at fair value rather than historical cost. The amendment is effective for annual periods beginning on or after 1 January 2009 and is not expected to have any impact on the consolidated financial statements of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(z)	New standards and interpretations not yet adopted (continued)

•
The amendments to IAS 41 – Agriculture requires the use of a market-based discount rate where fair value calculations are based on discounted cash flows and the removal of the prohibition on taking into account biological transformation when calculating fair value. The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier and is not expected to have any impact on the consolidated financial statements of the Group.

•
IFRIC 13 “Customer Loyalty Programmes” addresses the accounting by entities that operate or otherwise participate in customer loyalty programmes under which the customer can redeem credits for awards such as free or discounted goods or services. IFRIC 13 is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier, is not expected to have any impact on the consolidated financial statements of the Group.

•	IFRIC 16 “Hedges of a Net Investment in a Foreign Operation” clarifies that:

•
net investment hedging can be applied only to foreign exchange differences arising between the functional currency of a foreign operation and the parent entity’s functional currency and only in an amount equal to or less than the net assets of the foreign operation,

•	the hedging instrument may be held by any entity within the group except the foreign operation that is being hedged,

•	on disposal of a hedged operation, the cumulative gain or loss on the hedging instrument that was determined to be effective is reclassified to profit or loss.

•
The Interpretation allows an entity that uses the step-by-step method of consolidation an accounting policy choice to determine the cumulative currency translation adjustment that is reclassified to profit or loss on disposal of a net investment as if the direct method of consolidation had been used. IFRIC 16, which becomes mandatory for the Group’s 2009 consolidated financial statements, applies prospectively to the Group’s existing hedge relationships and net investments and is not expected to have significant impact on the consolidated financial statements of the Group.

•
IFRIC 18 “Transfers of Assets from Customers” provides guidance on transfers of property, plant and equipment (or cash to acquire it) for entities that receive such contributions from their customers. IFRIC 18 applies prospectively to transfers of assets from customers received on or after 1 July 2009; earlier application is permitted provided that the necessary valuations and other information were obtained at the time that those transfers occurred. The interpretation is not expected to have significant impact on the consolidated financial statements of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(aa)	New standards and interpretations adopted

•
The amendments to IAS 40 – Investment Property bring that the property that is under construction or development for future use as investment property is within the scope of IAS 40. Where the fair value model is applied, such property is, therefore, measured at fair value. However, where fair value of investment property under construction is not reliably measurable, the property is measured at cost until the earlier of the date construction is completed and the date at which fair value becomes reliably measurable. The amendment is effective for annual periods beginning on or after 1 January 2009, although entities are permitted to adopt them earlier, is currently being applied on the consolidated financial statements of the Group.

•
The amendments to IAS 23 – Borrowing Costs amended the definition of borrowing costs so that interest expense is calculated using the effective interest method defined in IAS 39 – Financial Instruments: Recognition and Measurement. This eliminates the inconsistency of terms between IAS 39 and IAS 23. The amendment is effective for annual periods beginning on or after 1 January 2009, is currently being applied on the consolidated financial statements of the Group.

•
The amendments to IFRS 5 – Non-Current Assets Held for Sale and Discontinued Operations requires an entity which is committed to a sale plan involving loss of control of a subsidiary to classify all the assets and liabilities of that subsidiary as held for sale when the criteria for classification as held for sale in IFRS 5 are met, regardless of whether the entity will retain a non-controlling interest in its former subsidiary after the sale. Relevant disclosure should be made for this subsidiary if the definition of a discontinued operation is met. A consequential amendment to IFRS 1 – First-time Adoption of International Financial Reporting Standards states that these amendments are applied prospectively from the date of transition to IFRSs. The amendment is effective for annual periods beginning on or after 1 July 2009, although entities are permitted to adopt them earlier if the amendments to IAS 27 – The amendment is currently being applied on the consolidated financial statements of the Group.

•
On 29 March 2007, the IASB issued a revised IAS 23 – Borrowing Costs. The main change from the previous version is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalize borrowing costs as part of the cost of such assets. The revised IAS 23 does not require the capitalization of borrowing costs relating to assets measured at fair value, and inventories that are manufactured or produced in large quantities on a repetitive basis, even if they take a substantial period of time to get ready for use or sale. The revised Standard applies to borrowing costs relating to qualifying assets for which the commencement date for capitalization is on or after 1 January 2009. The Company early adopted revised IAS 23 into its consolidated financial statements.

•
IFRIC interpretation number 12 “Service Concession Agreements” was published on 30 November 2006 to be adopted for the periods starting from 1 January 2008. The Group applied IFRIC 12 which became effective on 1 January 2008. The change in accounting policy was recognized retrospectively and comparatives have been restated. The change in accounting policy had an impact on the consolidated financial statements as at and for the year ended 31 December 2007 as shown as article 3 (f) Concession intangible assets.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

3	Significant accounting policies (continued)

(aa)	New standards and interpretations adopted (continued)

•
The amendments to IAS 27“Consolidated and Separate Financial Statements” requires accounting for changes in ownership interests by the Group in a subsidiary, while maintaining control, to be recognised as an equity transaction. When the Group loses control of a subsidiary, any interest retained in the former subsidiary will be measured at fair value with the gain or loss recognised in profit or loss. The amendment is effective for annual periods beginning on or after 1 January 2009 and is currently being applied on the consolidated financial statements of the Group.

4	Determination of fair values

A number of the Group’s accounting policies and disclosures require the determination of fair value for financial assets and liabilities. Fair values have been determined for measurement and / or disclosure purposes based on the following methods. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined using available market information by the Group, and where it exists, using appropriate valuation methodologies. However, judgment is necessarily required to interpret market data to determine the estimated fair value. While the management of the Group has used available market information in estimating the fair values, the market information may not be fully reflective of the value that could be realized in the current circumstances.

The fair value of the licence of hydroelectric power plant, port operation rights, the gas distribution licences is based on the discontinued cash flows expected to be derived from use and eventual sale of the asset.

The fair values of investment property is based on market values, being the estimated amount for which a property could be exchanged on the date of the valuation between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion.

The fair value of financial assets at fair value through profit or loss and available-for-sale financial assets is determined by reference to their quoted bid price at the reporting date.

Other investments are classified as held for available-for-sale and do not have a quoted market price in an active market and other methods of reasonably estimating their market values would be inappropriate and unworkable, accordingly they are stated at cost, less impairment losses.

Foreign currency assets and liabilities; which are translated to Turkish Lira using exchange rates at the reporting date converge to their fair value.

Fair values of cash and cash equivalents are assumed to approximate their carrying amounts. The carrying amounts of trade and other receivables less the related provisions for impairment are assumed to approximate their present value of future cash flows at the reporting date.

Carrying amounts of floating rate financial liabilities; which are translated to Turkish Lira using the exchange rate at the reporting date are assumed to reflect their fair values.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

4	Determination of fair values (continued)

Derivative financial instruments include swaps, forward transactions and options. The fair value for financial instruments traded in active markets at the balance sheet date is based on their quoted market price or dealer price quotations without any deduction for transaction costs.

The fair values of financial assets and liabilities together with the carrying amounts as at 31 December, shown in the balance sheet are as follows:

		2008		2007
		Carrying	Fair	Carrying	Fair
	Note	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	8	32,131,697	32,131,697	114,068,834	114,068,834
Other investments	9	22,538,510	22,538,510	85,039,353	85,039,353
Trade and other receivables	10	52,794,145	52,794,145	82,628,932	82,628,932
Due from related parties	11	60,458,431	60,458,431	30,879,962	30,879,962
Other assets	13	18,597,102	18,597,102	52,318,283	52,318,283
Total		186,519,885	186,519,885	364,935,364	364,935,364
Financial liabilities
Loans and borrowings	21	283,498,468	283,498,468	253,540,937	253,540,937
Trade and other payables	22	91,606,242	91,606,242	78,242,498	78,242,498
Due to related parties	11	13,169,282	13,169,282	19,248,333	19,248,333
Other liabilities including derivatives	23	26,845,138	26,845,138	2,061,810	2,061,810
Total		415,119,130	415,119,130	353,093,578	353,093,578

5	Financial risk management

Overview

The Group has exposure to the following risks from its use of financial instruments:

•	credit risk

•	liquidity risk

•	market risk

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital. Further quantitative disclosures are included throughout these financial statements.

5.1	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers and investment securities.

The Group’s principal financial assets are cash and cash equivalents, trade and other receivables, and investment in equity and debt securities, due from related parties and derivatve financial assets. Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

5	Financial risk management (continued)

5.1	Credit risk (continued)

Most important part of the credit risk of the Group results from port operations, natural gas distribution and brokerage activities. Regarding the credibility of the counterparty, letter of guarantees or advance payments are received as collaterals of trade receivables from port operations. According to the related law and regulations, natural gas distribution companies collect security deposits from their customers, to guarantee the two months’ consumption per consumer on average. Credit risk resulting from brokerage activities of the Group are managed by the related companies’ risk committees through the regulations on credit sales of securities promulgated by the CMB. At balance sheet date, there were no significant concentrations of credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivatives, in the consolidated balance sheet. The maximum exposure to credit risk at 31 December 2008 and 2007 are as follow:

	2008	2007
Cash and cash equivalents (*)	31,683,521	113,538,784
Investments -current	22,538,510	85,039,353
Trade and other receivables	52,794,145	82,628,932
Due from related parties	60,458,431	30,879,962
Derivatives	—	1,159,367
Total	167,474,607	313,246,398

(*)	Cash on hand is deducted from cash and cash equivalents amount.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

5	Financial risk management (continued)

5.2	Liquidity risk

Liquidity risk arises in the general funding of the Group’s activities and in the management of positions. It includes both risk of being unable to fund assets at appropriate maturities and rates and risk of being unable to liquidate an asset at a reasonable price and in an appropriate time frame. The Group has access to funding sources from banks and keeps certain level assets as cash and cash equivalents. The Group continuously assesses liquidity risk by identifying and monitoring changes in funding required in meeting business goals and targets set in terms of the overall Group strategy. The exposure to liquidity risk at 31 December 2008 and 2007 are as follow:

Financial liabilities as at 31 December 2008	Carrying amount	Cash outflow	0-3 months	3-12 months	1-5 years	>5 years
Bank loans	274,438,859	392,285,350	48,661,167	45,165,340	275,477,929	22,980,915
Financial leases	9,059,609	14,981,954	619,936	1,858,009	12,504,009	—
Trade and other payables	91,606,242	91,606,242	26,718,080	44,880,263	20,007,899	—
Due to related parties	13,169,282	13,169,282	4,354,521	—	8,814,761	—
Derivative financial liabilities	9,530,813	9,530,813	—	9,530,813	—	—
Total	397,804,805	521,573,641	80,353,704	101,434,425	316,804,598	22,980,915

Financial liabilities as at 31 December 2007	Carrying amount	Cash outflow	0-3 months	3-12 months	1-5 years	>5 years
Bank loans	249,585,917	290,317,897	38,659,438	56,833,370	186,653,369	8,171,719
Financial leases	3,955,020	4,724,636	299,608	865,510	3,194,407	365,112
Trade and other payables	78,242,498	78,242,498	35,410,039	25,238,052	17,594,407	—
Due to related parties	19,248,333	19,248,333	—	12,678,639	6,569,694	—
Total	351,031,768	392,533,364	74,369,085	95,615,571	214,011,877	8,536,831

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

5	Financial risk management (continued)

5.3	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

Market risk for all subsidiaries are monitored and managed by the Company’s Treasury and Fund Management Department. Treasury and Fund Management Department uses swaps and options transactions and option contracts to minimize the possible losses from money market fluctuations. The Group receives consultancy from an international company for managing the market risk.

(i)	Interest rate risk

The Group’s operations are subject to the risk of interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in differing amounts. In the case of floating rate assets and liabilities the Group is also exposed to basis risk, which is the difference in repricing characteristics of the various floating rate indices, such as twelve months Libor and different types of interest. Risk management activities are aimed at optimizing net interest income, given market interest rate levels consistent with the Group’s business strategies.

The Group uses interest rate derivatives (swap) to manage its exposure to interest rate movements on their bank loans.

As at 31 December, the interest rate profile of the Group’s interest-bearing financial instruments is as follows:

Fixed rate instruments	2008	2007
Financial assets	264,846,607	290,408,765
Financial liabilities	234,181,025	211,662,021

Floating rate instruments	2008	2007
Financial assets	—	—
Financial liabilities	49,317,443	41,878,916

Sensitivity Analysis – Interest rate risk

A change of 100 basis points in interest rates at the reporting date would have increased (decreased) equity by TRY 2,276,806 (31 December 2007: TRY 2,117,742). This analysis assumes that all other varibles, in particular foreign currency rates, remain constant.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

5	Financial risk management (continued)

5.3	Market risk (continued)

(ii)	Foreign currency risk

The Group is exposed to currency risk through transactions (such as borrowings) in foreign currencies, especially USD and Euro. As the currency in which the Group presents its consolidated financial statements is the TRY, the consolidated financial statements are affected by movements in the exchange rates against TRY.

Regarding the port operations, the Group is exposed to currency risk through revenue, trade receivables and foreign currency denominated financial liabilities. The Group has limited exposure to currency risk arising from financial liabilities since the port tariffs are denominated in USD basis.

The Group’s natural gas distribution entities has also limited exposure to currency risk arising from outstanding financial liabilities since the natural gas tariffs and connection fees are based on foreign currencies as stated by the related laws and regulations.

At 31 December 2008 foreign currency risk exposures of the Group are as follows:

	TRY
	Equivalent	USD	Euro	Other
Cash and cash equivalents	1,137,177	—	—	2,089,217
Other investments	622,693	—	—	1,166,987
Trade and other receivables	470,676	243,189	11,237	35,963
Due from related parties	29,147,637	15,856,992	2,413,437	—
Other financial assets	14,044,595	9,091,480	138,056	—
Other current assets	45,422,777	25,191,661	2,562,730	3,292,167
Trade and other receivables	11,456,391	7,574,028	—
Due from related parties	15,533,377	10,272,741	—	—
Other financial assets	2,089	—	1,023	—
Other non-current assets	26,991,857	17,846,769	1,023	—
Total Assets	72,414,634	43,038,430	2,563,753	3,292,167
Trade payables	428,688	181,677	71,907	—
Due to related parties	1,489,641	985,017	—	—
Financial liabilities	49,430,241	31,562,222	793,485	—
Other financial liabilities	10,404,702	6,281,367	340,123	333,810
Current liabilities	61,753,272	39,010,283	1,205,515	333,810
Due to related parties	11,914,948	7,878,693	—	—
Financial liabilities	214,609,397	134,451,772	5,268,116	—
Non-current liabilities	226,524,345	142,330,465	5,268,116	—
Total liabilities	288,277,617	181,340,748	6,473,631	333,810
Net foreign currency asset/liability position	(215,862,983)	(138,302,318)	(3,909,878)	2,958,357

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

5	Financial risk management (continued)

5.2	Market risk (continued)

(ii)	Foreign currency risk (continued)

At 31 December 2007 foreign currency risk exposures of the Group are as follows:

	TRY Equivalent	USD	EURO	Other
Trade receivables	4,090,844	278,887	2,202,096	—
Due from related parties	2,215,715	1,902,391	—	—
Other financial assets	36,364,032	20,793,142	7,086,602	11,502
Other current assets	42,670,591	22,974,420	9,288,698	11,502
Due from related parties	22,339,025	19,178,566	1,023	—
Other non-current assets	22,339,025	19,178,566	1,023	—
Total Assets	65,009,617	42,152,986	9,289,721	11,502
Trade payables	2,687,411	1,182,331	766,197	—
Financial liabilities	61,350,798	48,202,936	3,045,748	—
Current liabilities	64,038,209	49,385,267	3,811,945	—
Financial liabilities	184,453,248	155,799,665	1,750,309	—
Non-current liabilities	184,453,248	155,799,665	1,750,309	—
Total liabilities	248,491,457	205,184,932	5,562,254	—
Net foreign currency asset/liability position	(183,481,840)	(163,031,946)	3,727,467	11,502

Foreign exchange rates against TRY as at 31 December, are as follows:

	Average rates		Closing rates
Currency	2008	2007	2008	2007
USD	1.2973	1.3031	1.5123	1.1647
Euro	1.8969	1.8180	2.1408	1.7102

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

5	Financial risk management (continued)

5.2	Market risk (continued)

(ii)	Foreign currency risk (continued)

Sensitivity Analysis – Foreign currency risk

A 10 percent strengthening or depreciation of the Turkish Lira against the following currencies as at 31 December 2008 and 2007 would have increased equity or profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

	Profit or loss		Equity
2008	Increase %10	Decrease %10	Increase %10	Decrease %10
USD	8,780,408	(8,780,408)	5,281,829	(5,281,829)
Euro	899,116	(899,116)	(508,128)	508,128
Other	—	—	(1,630,028)	1,630,028
Total	9,679,524	(9,679,524)	3,143,673	(3,143,673)

	Profit or loss		Equity
2007	Increase %10	Decrease %10	Increase %10	Decrease %10
USD	18,618,559	(18,618,559)	(250,353)	250,353
Euro	(637,471)	637,471	—	—
Other	(2,572)	2,572	—	—
Total	17,978,516	(17,978,516)	(250,353)	250,353

Equity Price Risk

As at 31 December, the Company is exposed to equity price risk for its investments in equity securities which are summarized as below;

	2008	2007
Held for trading	3,330,449	1,534,403
Available for sale	13,345,394	79,344,500
Total	16,675,843	80,878,903

A 10 percent increase (decrease) of the equity price of the investments in equity securities as at 31 December, would have increased (decreased) equity or profit loss by the amounts shown below;

	Profit or loss		Equity
2008	10% increase	10% decrease	10% increase	10% decrease
Investments held for trading	333,045	(333,045)	—	—
Financial assets available for sale	—	—	1,334,539	(1,334,539)
Total	333,045	(333,045)	1,334,539	(1,334,539)

	Profit or loss		Equity
2007	10% increase	10% decrease	10% increase	10% decrease
Investments held for trading	153,440	(153,440)	—	—
Financial assets available for sale	—	—	7,934,450	(7,934,450)
Total	153,440	(153,440)	7,934,450	(7,934,450)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

5	Financial risk management (continued)

5.2	Market risk (continued)

Capital management

The Group’s objectives when managing capital include:

•	To comply with the capital requirements required by the regulators of the financial markets where the Group operates;

•	To safeguard the Group’s ability to continue as a going concern so that it can continue to provide returns for shareholders and benefits for other stakeholders; and

•	To provide an adequate return to shareholders by pricing insurance contracts commensurately with the level of risk.

6	Segment reporting

Segment information is presented in respect of the Group’s business segments. The primary segment, business segments, is based on the Group’s management and internal reporting structure. Business segments of the Group are classified as Finance, Energy and Infrastructure.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated assets, liabilities, gain and loss comprise financial assets and related income, financial liabilities and related expenses, deferred tax assets and liabilities.

Segment capital expenditure is the total cost incurred during the period to acquire segment tangible and intangible assets that are expected to be used during more than one period, excluding negative goodwill.

Measurement of segment assets and liabilities and segment results is based on the accounting policies set out in the accounting policy notes.

Business segments:

The Group comprises the following main business segments:

Finance: Subsidiaries in finance segment involve in brokerage activities and portfolio management. Global Yatırım Holding is included in finance segment as well.

Energy: Subsidiaries and joint ventures in energy segment mainly involve in natural gas distribution and hydroelectricity generating.

Infrastructure: Subsidiaries and joint ventures operating in infrastructure segment mainly involve in port business.

Other: Subsidiaries and joint ventures in other segment mainly involve in real estate investments, mining, publishing, storage and iron and steel manufacturing.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

6	Segment reporting (continued)

6.1	External revenues

	2008	2007
Energy	150,041,832	101,645,594
Finance	23,516,892	57,053,957
Infrastructure	37,364,694	30,641,988
Others	1,160,075	222,652
Total	212,083,493	189,564,191

The discontinued operations of the Group exists in the other operations segment. The related operations are explained in detail in Note 7.

The assets and lisbilities held for sale of the Group exists in the Energy Division. As at 31 December 2008, the amount of deferred tax assets and liabilities reclassed in the assets and liabilities held for sale is TRY 32,830 and TRY 19,112,112 respectively.

6.2	Segment basis information analysis

2008	Finance	Energy	Infrastructure	Others	Total
Sales	23,516,892	150,041,832	37,364,694	1,160,075	212,083,493
Cost of sales	(20,932,523)	(153,642,289)	(11,859,547)	(1,913,914)	(188,348,273)
Gross profit	2,584,369	(3,600,457)	25,505,147	(753,839)	23,735,220
Other income	6,057,003	34,071,770	2,811,628	621,566	43,561,967
Operating expenses	(53,963,643)	(7,243,122)	(6,534,244)	(4,451,782)	(72,192,791)
Other expenses	(1,006,073)	(886,502)	(271,903)	(9,100,205)	(10,740,879)
Operating profit/(loss)	(46,328,344)	22,341,689	21,510,628	(13,684,260)	(15,636,483)
Finance income					126,258,245
Finance expenses					(204,278,878)
Share of loss of equity accounted invitees					(4,660,675)
Loss before taxation					(98,317,791)
Tax expense for the year					(292,381)
Deferred tax income					15,181,915
Loss after taxation					(83,428,257)
Discontinued operations					(1,325,724)
					(84,753,981)
Attributable to:
Equity holders of the Group					(66,823,804)
Minority interest					(17,930,177)
Net loss for the year					(84,753,981)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

6	Segment reporting (continued)

6.2	Segment basis information analysis (continued)

2007	Finance	Energy	Infrastructure	Others	Total
Sales	57,053,957	101,645,594	30,641,988	222,652	189,564,191
Cost of sales	(4,792,253)	(100,259,486)	(8,933,313)	(687,065)	(114,672,117)
Gross profit	52,261,704	1,386,108	21,708,675	(464,413)	74,892,074
Other income	5,695,313	3,704,574	3,933,741	7,857,702	21,191,330
Operating expenses	(52,040,029)	(6,114,033)	(4,693,660)	(2,611,636)	(65,459,358)
Other expenses	(2,855,361)	(1,514,409)	(391,128)	(19,359)	(4,780,257)
Operating profit/(loss)	3,061,627	(2,537,760)	20,557,628	4,762,294	25,843,789
Finance income					63,974,542
Finance expenses					(60,734,576)
Share of income of equity accounted investees					3,305,981
Profit before taxation					32,389,736
Tax expense for the year					(1,830,823)
Deferred tax income					(766,102)
Profit after taxation					29,792,811
Discontinued operations					3,002,918
					32,795,729
Attributable to:
Equity holders of the Group					28,498,210
Minority interest					4,297,519
Net profit for the year					32,795,729

6.3	Segment assets and liabilities

Segment assets	2008	2007
Finance	194,095,702	318,727,063
Energy	277,173,686	158,585,352
Infrastructure	180,413,110	132,296,674
Others	161,731,392	147,039,431
Total	813,413,890	756,648,520

Segment liabilities	2008	2007
Finance	180,704,148	159,389,423
Energy	194,065,856	110,214,611
Infrastructure	78,481,376	71,644,751
Others	52,164,490	59,075,262
Total	505,415,870	400,324,047

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

6	Segment reporting (continued)

6.3	Bad debt allowances

2008
Finance	—
Energy	159,056
Infrastructure	72,666
Others	—
Total	231,722

6.4	Capital expenditures

2008
Finance	4,020,462
Energy	40,747,962
Infrastructure	28,780,130
Others	14,653,393
Total	88,201,948

6.5	Impairment provision

2008
Finance	—
Energy	—
Infrastructure	—
Others	28,428,560
Total	28,428,560

6.6	Depreciation and amortisation expenses

2008
Finance	756,927
Energy	4,654,589
Infrastructure	5,595,075
Others	279,085
Total	11,285,676

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

6	Segment reporting (continued)

6.7	Joint ventures

Stand-alone financial statement information of joint ventures as at 31 December 2008 is as follows:

Joint ventures as at 31 December 2008	Share	Total Assets	Equity	Net Profit /(Loss)
Enerji Yatırım Holding A.Ş.	49.99%	19,579,941	14,154,047	(592,872)
Energaz Gaz, Elektrik, Su Dağıtım A.Ş.	26.49%	46,177,678	25,452,541	(3,517,594)
Gaznet Şehir Doğalgaz Dağıtım A.Ş.	19.86%	94,176,875	(7,527,267)	(10,404,978)
Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş.	7.94%	47,625,722	3,022,105	(1,837,254)
Netgaz Şehir Doğalgaz Dağıtım A.Ş.	23.83%	13,578,006	1,558,047	(1,381,270)
Kapadokya Doğalgaz Dağıtım A.Ş.	16.69%	23,676,332	1,561,047	(4,089,286)
Erzingaz Doğalgaz Dağıtım A.Ş.	23.84%	(9,926,815)	(1,636,949)	(3,260,343)
Olimpos Doğalgaz Dağıtım A.Ş.	23.84%	21,059,170	(2,984,308)	(5,525,052)
Karaman Doğalgaz Dağıtım Ltd. Şti.	23.84%	18,888,740	903,777	(1,918,767)
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş.	23.84%	45,979,877	(6,843,660)	(5,360,087)
Aksaray Doğalgaz Dağıtım A.Ş.	26.49%	28,275,278	(1,896,790)	(3,082,411)
Ortadoğu Antalya Liman İşletmeleri A.Ş.	39.80%	126,458,961	15,950,693	8,364,624
Anadolu Elektrik Üretim A.Ş.	47.60%	1,141,090	(186,014)	(99,617)
Akel Elektrik ve Üretim Ltd.	46.65%	24,919,797	19,017,432	(536,029)
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti.	39.98%	15,811,062	13,656,499	(187,823)
Bilecik Demir Çelik San.ve Tic.A.Ş.	39.99%	10,474,951	3,080,070	(392,013)
İzmir Liman İşletmeciliği A.Ş.	46.00%	30,153,269	25,521,130	(374,508)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

6	Segment reporting (continued)

6.7	Joint ventures (continued)

Stand-alone financial statement information of joint ventures as at 31 December 2007 is as follows:

		Total		Net Profit
Joint ventures	Share	Assets	Equity	/(Loss)
Enerji Yatırım Holding A.Ş.	49.99%	17,880,851	14,746,920	1,744,003
Energaz Gaz, Elektrik, Su Dağıtım A.Ş.	26.49%	43,182,022	28,970,135	(874,985)
Gaznet Şehir Doğalgaz Dağıtım A.Ş.	19.20%	68,791,088	2,886,803	(965,212)
Çorum Doğalgaz Dağıtım ve Sanayi Ticaret A.Ş.	7.29%	33,629,449	4,454,412	343,130
Netgaz Şehir Doğalgaz Dağıtım A.Ş.	23.17%	10,634,738	1,690,153	(446,464)
Kapadokya Doğalgaz Dağıtım A.Ş.	16.03%	16,488,971	(649,667)	(916,236)
Erzingaz Doğalgaz Dağıtım A.Ş.	23.18%	6,277,703	144,921	(375,023)
Olimpos Doğalgaz Dağıtım A.Ş.	23.18%	4,076,133	394,350	(196,592)
Karaman Doğalgaz Dağıtım Ltd. Şti.	23.84%	10,238,555	842,774	(111,123)
Kentgaz Denizli Şehir Doğalgaz Dağıtım A.Ş.	23.18%	32,927,241	(1,029,992)	(1,028,725)
Aksaray Doğalgaz Dağıtım A.Ş.	26.49%	20,691,560	734,420	(2,106,699)
Ortadoğu Antalya Liman İşletmeleri A.Ş.	39.80%	95,921,346	1,495,485	20,764
Anadolu Elektrik Üretim A.Ş.	47.60%	149,244	(86,397)	(106,660)
Akel Elektrik ve Üretim Ltd.	46.65%	24,748,753	19,584,864	(35,236)
Düzce-Aksu Hid. El. En. El. Ürt. Sant. Ltd. Şti.	20.03%	23,219,661	18,427,069	(93,999)
Bilecik Demir Çelik San.ve Tic.A.Ş.	39.99%	1,608,626	1,597,375	(2,624)
Osmanlı A.Ş.	50.08%	108,327	54,632	(2,715)
Ges Enerji A.Ş.	47.50%	27,405	(136,629)	(186,629)
Sancak Global Enerji Yatırımları A.Ş.	49.99%	43,275	42,940	(7,060)

7	Assets held for sale and discontinued operations

The Company purchased all of the shares of Gy Elyaf on 7 November 2008. On the same day, the Company sold %100 shares of Gy Elyaf to Koninklijke Vopak NV’ye (“Vopak”) at a consideration of TRY 50,000. The Company will receive additional consideration of USD 9,750,000 in the following periods on condition that the Company fulfill all of the obligations set out in Share Purchase Agreement. Subsequent to the collection of such additional consideration, half of this amount will be paid to previous shareholders. As a result of this transaction, the profit loss of the related subsidiary was reclassified as discontinued operations in the consolidated statement of operations.

	1 January -	1 January -
	31 December 2008	31 December 2007
General administrative expenses	(95,780)	(6,815)
Other income	505,777	—
Gross profit	409,997	(6,815)
Finance income	3,158	5,063,662
Finance expenses	(10,278,365)	(2,121,332)
Profit/(loss) before tax	(9,865,210)	2,935,515
Elimination	2,012,851	67,405
Gain on sale of subsidiary	6,526,635	—
	(1,325,724)	3,002,920

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

7	Assets held for sale and discontinued operations (continued)

The Group and Statkraft AS (“Statkraft”), a leading player in Europe within renewable energy located in Norway signed Share Purchase Sale Agreement to transfer 95% of the shares of the Group (16,148,640 shares par TRY 1 nominal value) at Yeşil Enerji Üretim Sanayi ve Ticaret A.Ş. to Statkraft on 17 March 2009.

The agreement mentioned above will be valid after the permissions of Energy Market Regulation Agency (“EMRA”) and other related governmental agencies and completion of the pre-conditions. Since the Group declared publicly its intention to sell the above mentioned disposal goup and since the efforts to sell the disposal group commenced before 31 December 2008, the assets and liabilities of such disposal group, reclassified as assets held for sale and liabilites held for sale in the consolidated balance sheet as at 31 December 2008.

As at 31 December 2008, the breakdown of the assets and liabilities of the related subsidiary are as follows:

31 December
Assets	2008
Cash and cash equivalents	63,718
Due from related parties-current	901,012
Trade and other recivebles	5,750
Other current assets	4,168,549
Due from related parties-noncurrent	159,960
Property, plant, and equipment	16,336,773
Intangible assets	95,915,590
Goodwill	456,710
Deferred tax assets	32,830
Other noncurrent assets	1,995,414
Total non-current assets	120,036,306
Liabilites
Loans and borrowings	9,891,417
Trade and other payables	3,808,588
Due to related parties	26,519,909
Deferred tax liability	19,122,112
59,342,026
Eliminations	(17,672,533)
Total	41,669,493

Loans and borrowings as at 31 December 2008 comprised of the project finance credit facility from Türkiye Garanti Bankası A.Ş. Luxembourg Branch of Euro 14.8 million with the maturity of 120 months and an initial two year grace period. As at 31 December 2008, Euro 4,548 thousand of such credit facility has been drawn from the bank. Colletral under the facilities includes a pledge of the borrower’s shares, the pledge of its operational accounts and debt service reserve account and an assignment of borrower’s receivables under project contracts.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

7	Assets held for sale and discontinued operations (continued)

As at and for the year ended 31 December 2008, the total amount of capital expenditures belonging to the assets held for sale is TRY 15,564,372. Additionally, the carrying value of the hydro electric power plant (“HEPP”) licences is TRY 97,159,555 and the amortization expense for the year ended 31 December 2008 is TRY 1,005,759.

Cash flows provided by financing activities	15,605,706
Cash flows used in investing activities	(15,563,585)
Net change in cash and cash equivalents	42,121
Cash and cash equivalents at 31 December 2007	21,597
Cash and cash equivalents at 31 December 2008	63,718

Contractual maturities of financial liabilities classified as held for sale are as follow;

31 December 2008	Carrying value	Contractual cash flows	Less than 3 months	3-12 months	1-5 years	More than 5 years	Total
Loans and borrowings	9,891,417	16,129,363	—	672,948	6,951,448	8,504,967	16,129,363
Trade payables	3,808,588	3,808,588	—	3,808,588	—	—	3,808,588
Due to related parties	26,519,909	26,519,909	—	18,123,704	8,396,205	—	26,519,909

8	Cash and cash equivalents

As at 31 December, cash and cash equivalents comprised the following:

	2008	2007
Cash on hand	448,176	530,050
Cash at banks	24,968,479	97,716,952
-Demand deposits	12,887,709	33,029,988
-Time deposits	12,080,770	64,686,964
Receivables from reverse repurchase agreements	—	8,322,895
Receivables from money markets	307,632	2,584,040
Receivables from Takas ve Saklama Bankası A.Ş.	5,145,227	4,859,207
Debt securities	36,791	—
Others	1,225,392	55,690
Cash and Cash Equivalents	32,131,697	114,068,834
Cash at banks under blockage	(570,631)	(168,881)
Cash and Cash Equivalents for cash flow purposes	31,561,066	113,899,953

As at 31 December, the maturities of time deposits comprised the following:

	2008	2007
Up to 1 month	12,080,770	52,898,446
1-3 months	—	11,788,518
	12,080,770	64,686,964

Interest applied to time deposits ranges between 16.5% and 19.75% for Turkish Lira and 2.34% and 3.5% for US Dollars.

The amount of TRY 8,667,238 of cash and cash equivalent balance is pledged due to the bank borrowings. (2007: TRY 7,796,542)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

8	Cash and cash equivalents (continued)

As at 31 December 2008, cash at banks amounting to TRY 140,724 which consists of credit card receivables is under blockage of banks till their maturities. Cash at banks amounting to TRY 219,284, is pledged due to bank borrowings by the banks (2007: TRY 168,881). As at 31 December 2008, the caution money amounting to TRY 351,347, deposited at the İMKB Takas ve Saklama Bankası AŞ (“Takasbank”), is under blockage of Capital and Market Board (“CMB”).

9	Other investments

As at 31 December, the details of current investments comprised the following:

Trading assets	2008	2007
Debt securities	11,734,370	10,206,505
Equity securities	3,330,449	1,534,403
Investment funds	2,129,186	161,310
Others	280,554	31,090
Subtotal	17,474,559	11,933,308
Derivative instruments	—	1,159,367
Total	17,474,559	13,092,675

As at 31 December 2008, debt securities amounting to TRY 9,524,503, is subject to repurchase agreements (2007: TRY 4,282,116).

As at 31 December 2008, government bonds which has the carrying amounts of TRY 302,446, TRY 71,048, and TRY 173,180 are given as guarantee to ISE, Takasbank, and Asya Katılım Bankası A.Ş., respectively, in order to trade in the derivatives exchange.

As at 31 December 2007, government bonds which has the carrying amounts of TRY 304,103, TRY 463,090, and TRY 154,364 are given as guarantee to ISE, Takasbank, and Asya Katılım Bankası A.Ş. respectively, in order to trade in the derivatives exchange.

As at 31 December 2008, investments that have the carrying amounts of TRY 1,379,285 are pledged by the banks, which has been given as letter of guarantee to İstanbul Stock Exchange (“ISE”) and CMB.

As at 31 December, details of financial assets available for sale comprised the following:

Financial assets available for sale	2008	2007
Debt securities	49,338
Equity securities
- Quoted to an active market	5,014,613	71,946,678
- Unquoted to an active market	8,330,781	7,397,822
Total	13,394,732	79,344,500

As at 31 December 2008, equity securities with nominal amount of 120,000 and 13,000,000 and with carrying amount of TRY 1,944,000 and TRY 3,120,000 respectively were lent to Avrasya Yatırım Holding A.Ş.

As 31 December 2008, equity securities with the book value of TRY 1,910,000 was given as collateral to the creditor banks of the loans used for capital expenditures.

As at 31 December 2007 treasury bills and government bonds having nominal value of TRY 6,430,000 are given as collateral for the operating loans of the Group. As at 31 December 2007, equity securities that has the nominal value of TRY 1,500,000 is given as collateral for the loans and borrowings, and equity securities having the nominal value of TRY 40,000 was given as collateral for the loans used for capital expenditures.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

9	Other investments (continued)

As at 31 December, details of the investments which are unquoted to an active market comprised the following:

	2008		2007
	Share	Carrying	Share	Carrying
	ratio (%)	value	ratio (%)	value
Takas ve Saklama Bankası A.Ş.	2.35	6,6,438,292	2.35	6,438,292
Medgaz A.Ş.(*)	49.99	1,137,270	49.99	284,317
Kentgaz A.Ş.(*)	49.99	507,456	49.99	507,456
Bakü Borsası	5.5	137,523	5.5	137,523
Torba İnşaat ve Turistik A.Ş.	80	80,000	—	—
Gelişen İşletmeler Piyasası A.Ş.	—	30,000	—	30,000
Sofya Borsası	0.34	234	0.34	234
Total		8,330,781		7,397,822

The Group recognized and measured and recorded the investments which are unquoted to active markets, at cost less any impairment loss, if any.

(*)	Medgaz A.Ş. ve Kentgaz A.Ş. are not consolidated since they are immaterial to the consolidated financial statements.

10	Trade and other receivables

As at 31 December, current trade and other receivables comprised the following:

Trade receivables	2008	2007
Receivables from customers	19,249,032	57,101,437
Other	7,841,981	6,790,731
Doubtful receivables	3,186,558	2,761,403
Allowance for doubtful receivables (-)	(3,186,558)	(2,761,403)
Total current trade receivables	27,091,013	63,892,168
Other receivables
Deposits and advances given	11,398,447	5,082,996
Other(*)	1,236,645	934,772
Total current other receivables	12,635,092	6,017,768
Total current trade and other receivables	39,726,105	69,909,936

(*)	As at 31 December 2008, other receivables amounting to TRY 546,570 consists of receivables from tax authorities.

Movements in the allowance for doubtful trade receivables during the year ended 31 December, are comprised the following:

	2008	2007
Balance at the beginning of the year	(2,761,403)	(2,854,170)
Allowance for the year	(231,722)	—
Written off during the year	(193,433)	92,767
Balance at the end of the year	(3,186,558)	(2,761,403)

The credit risk related to short term receivables are presented in Note 5.

As at 31 December 2008, the maturities of short term receivables are classified as 1 to 3 months.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

10	Trade and other receivables (continued)

The allowance for doubtful receivables expense for the year is followed under general administrative expenses.

As at 31 December, non-current trade receivables comprised the following:

Trade receivables	2008	2007
Receivables from customers	3,206,076	5,490,529
Other non-current trade receivables	282,782	508,827
Total non-current trade receivables	3,488,858	5,999,356
Other receivables
Deposits and advances given	8,093,780	670,333
Others (*)	1,485,402	6,049,307
Total non-current other receivables	9,579,182	6,719,640
Total non-current trade and other receivables	13,068,040	12,718,996

(*)	Other receivables amounting to TRY 1,023,148 consists of the receivables from Udaş Uşak Doğalgaz Dağıtım A.Ş (2007: TRY 940,581).

The deposits and advances given amounting to TRY 8,052,588 consists of the deposits given to the banks for derivative transactions.

11	Related parties

As at 31 December, due from related narties-current comnrised the following:

Trade receivables from related parties-current	2008	2007
Setur Servis Turistik A.Ş.	6,123,811	—
Avrasya Yatırım Holding A.Ş. (*)	6,019,227	—
Mehmet Kutman (**)	2,287,452	—
Global B Tipi Fon	39,546	59,891
Global A Tipi Fon	46,200	76,507
Other	431,019	—
Total	14,947,255	136,398
Other receivables from related parties-current
Boğaziçi Holding A.Ş.	18,156,871	—
Kuşadası Turizm Yatırımları A.Ş.	2,707,444	—
İzmir Liman İşletmeleri A.Ş.	2,465,730	—
Mehmet Kutman	2,164,305	—
Erol Göker	572,418	—
Avrasya Yatırım Holding A.Ş.	550,175	6,264
Personelden alacaklar	447,251	404,016
Tahsin Bensel	325,065	—
Metangaz A.Ş.	228,809	114,310
ERS İnşaat A.Ş.	—	1,194,775
Other	388,594	1,839,580
Total	28,006,662	3,558,945
Due from related parties-current	42,953,917	3,695,343

(*)	This balance is related with margin lending transaction and is in the process of liquidation.

(**)	This balance is related with margin lending transaction.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

11	Related parties (continued)

As at 31 December, due from related parties-non-current comprised the following:

Trade receivables from related parties non-current	2008	2007
Other	26,777	—
Total	26,777
Other receivables from related parties-non-current
Boğaziçi Holding A.Ş.	—	19,557,780
Ortadoğu Liman İşletmeleri A.Ş.	7,459,726	5,171,196
Kuşadası Turizm Yatırımları A.Ş.	—	1,614,270
Enerji Yatırım Holding A.Ş.	672,287	584,084
Çorumgaz Doğalgaz Dağıtım San.ve Tic.A.Ş.	822,338	191,423
Other	447,648	65,866
Total	9,401,999	27,184,619

As at 31 December 2008, one of the subsidiaries of the Group has given unsecured loans to the key management totally amounting to TRY 8,075,738 with maturity of 2 years. Such loans are presented under other non-current receivables from related parties.

As at 31 December, due to related parties-current comprised the following:

Trade payables to related parties-current	2008	2007
Royal Caribbean Cruises Ltd.	533,331	—
Others	1,039,330	—
Total	1,572,661	—
Other payables to related parties-current
Energaz Gaz Elektrik Su Dağıtım A.Ş.	668,678	—
Anadolu Dış Ticaret Pazarlama Madencilik A.Ş.	642,500	—
STFA Yatırım Holding A.Ş.	590,477	315,627
Yavuz Semerci	34,652	101,790
Çelebi Holding A.Ş.	31,272	370,538
Ortadoğu Liman İşletmeleri A.Ş.	27,904	27,906
Bilecik Demir Çelik San.ve Tic.A.Ş.	—	353,554
İlker Keremoğlu	—	198,694
Okyanus Taahhüt A.Ş.	—	10,013,942
Royal Caribbean Cruises Ltd.	—	388,602
T.C. Konya Büyükşehir Belediyesi	—	189,032
Ant Marin DenizcilikPaz.San.Tic.A.Ş.	—	176,194
Şeref Sürmen	—	131,701
Others	335,207	411,059
Total	2,330,690	12,678,639
Due to related parties-current	3,903,351	12,678,639

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

11	Related parties (continued)

As at 31 December, due to related parties-non-current comprised the following:

Other payables from related parties-non-current	2008	2007
Medgaz A.Ş.	1,219,758	272,440
Kentgaz A.Ş.	545,799	491,348
Çelebi Holding A.Ş.	4,566,251	3,062,629
Özaltın Sarrafiye İmalat Tic.Ltd.Şti.	254,949	1,199,761
Ant Marin Denizcilik Paz.San.Tic.A.Ş.	2,282,491	1,527,296
Others	396,683	16,220
Total	9,265,931	6,569,694

Transactions with related parties:

(i)	Transactions with key management personnel

Key management personnel comprise of the Group’s directors and key management executive officers. For the years ended 31 December, key management personel compensation comprised:

	2008	2007
Salaries	7,878,305	5,249,424
Contribution fees	825,606	261,992
Bonuses and premiums	710,041	53,900
Benefits	199,977	22,567
Total	9,613,929	5,587,883

(ii)	Transactions with related parties

For the years ended 31 December, significant transactions with related parties are as follows:

	2008			2007
	Interest	Commissions		Interest	Commissions	Service
	received	received	Others	received	received	sales
İzmir Liman İşletmeciliği A.Ş.	—	—	5,636,442	—	—	—
Boğaziçi Holding A.Ş.	1,257,165	—	—	1,655,096	—	—
Avrasya Holding A.Ş.	1,652,726	316,961	—	1,666,092	21,644	—
Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş.	136,194	—	—	139,188	—	—
Erol Göker	88,947	—	—	50,680	—	—
Mehmet Kutman	261,198	—	—	118,976	—	—
Ortadoğu Antalya Liman İşletmeleri A.Ş.	237,850	—	—	452,455	—	—
Total	3,634,080	316,961	5,636,442	4,082,487	21,644	—

12	Inventories

As at 31 December 2008 inventory balance is TRY 17,361,728 (2007: TRY 409,744) The land amounting to TRY 17,185,979 held as an investment property is reclassified to inventoiy as trading property by one of the subsidiaries of the Group.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

13	Other assets

As at 31 December, other current assets comprised the following:

	2008	2007
Value added tax receivable	15,064,499	7,695,166
Income accruals	9,314,917	1,698,206
Advances given	3,569,918	571,434
Prepaid expenses	1,100,440	1,219,241
Prepaid taxes	705,670	2,879,003
Wage and salary advances given to personnel	449,556	1,393,984
Others	151,161	1,023,656
Total	30,356,161	16,480,690

As at 31 December, other non-current assets comprised the following:

	2008	2007
Advances given	14,374,986	49,067,790
Value added tax receivable	2,292,043	—
Prepaid expenses	15,441	320,628
Others	300,538	261,419
Total	16,983,008	49,649,837

14	Equity accounted investees

The Group’s share of losses in its equity accounted investees, Boğaziçi Holding A.Ş. and Kuşadası Tur. Yat. ve İşl. A.Ş. for the year ended 31 December 2008 are TRY 2,742,884 and TRY 1,917,791, respectively (2007: TRY 1,972,901 and TRY 1,333,080 income, respectively) in the consolidated financial statements.

As at 31 December, and summary financial information of equity accounted investees not adjusted for the percentage ownership held by the Group are as follows:

	2008		2007
	Carrying	% of	Carrying	% of
	value	ownership	value	ownership
Boğaziçi Holding A.Ş.	15,703,217	20	9,841,100	20
Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş.	555,645	20	2,474,436	20
Total	16,258,862		12,315,536

Boğaziçi Holding A.Ş.			2008	2007
Total assets			162,823,012	152,169,731
Equity			78,516,085	49,518,948
Net profıt/(loss)			(13,714,420)	9,864,505

Kuşadası Turizm Yatırımcılığı ve İşletmeciliği A.Ş.			2008	2007
Total assets			82,290,981	66,132,598
Equity			2,778,225	14,247,480
Net profıt/(loss)			(9,588,955)	6,665,402

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

15	Investment property

Movements of investment properties during the years ended 31 December 2008 and 2007 are as follows:

	1 January 2008	Additions	Impairment	Transfer	31 December 2008
Land	78,000,000	34,705,810	(23,299,331)	(17,185,979)	72,220,500
Construction in progress	1,938,830	36,560,018	—	—	38,498,848
Total	79,938,830	71,265,828	(23,299,331)	(17,185,979)	110,719,348

		1 January 2007	Additions	Impairment	31 December 2007
Land		—	78,000,000	—	78,000,000
Construction in progress		—	1,938,830	—	1,938,830
Total		—	79,938,830	—	79,938,830

The fair value of the investment property of the Group as at 31 December 2008 are determined according to the revaluation report prepared by an independent expertise company in December 2008. The independent expertise company has the license of CMB, and so has the experience and capability of estimating the fair value of the related properties. The expertise reports are prepared by considering the market prices of the similar properties around the same locations.

According to the subsidiary’s Board resolution dated 3 September 2008 and numbered 2008/83, it is resolved that Tesco Kipa will be tenant in the Group’s shopping center under construction, that is located in Denizli/Sümer/ Plot No: M22A22B2D-6226-1.

The commercial court of Istanbul decided to put temporary injuction on Groups’ immovables at Denizli by decision number 2009/125.

The Group’s land at Denizli is pledged as mortgage at TRY 30,000,000 for the loan granted by Asya Katılım Bankası A.Ş.

The total area of the Group’s land at Denizli is 148,958 m2 and 98,418 m2 of this land is zoned. Such project consist of; shopping center on 47,709 m2 area, buildings on 34,421 m2 area, hotel on 10,745 m2 area and hospital on 5,543 m2 area according to expertise report. As at 31 December 2008, the Group invested TRY 34,157,465 into this project.

The Group acquired at Van province of Turkey 16,611,65 m2 lands for the purpose of obtaining capital appreciation in the future. Such lands are pledged against the bank borrowing as mortgage received from Asya Katılım Bankası A.Ş. with an amount of TRY 22,000,000.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

16	Property, plant and equipment

Movements of property, plant and equipment and related accumulated depreciation during the years ended 31 December 2008 and 2007 are as follows:

Cost	1 January 2007	Additions	Disposals	Effects of movements in exchange rates	31 December 2007	Additions	Disposals	Effects of movements in exchange rates	Effects of unconsolidated subsidiary/	Transfers to assets held for sale	31 December 2008
Land	7,758,434	7,477,480	—	—	15,235,914	—	(470,827)	—	(7,401,032)	—	7,364,055
Land Improvements	—	—	—	—	—	68,848	—	2,990	—	—	71,838
Buildings	27,349,739	729,548	(65,474)	(2,715,307)	25,298,506	311,042	—	3,816,400	—	—	29,425,948
Plant, machinery and equipments	24,285,194	3,215,088	(293,017)	(728,302)	26,478,963	1,686,130	(118,640)	1,807,648	—	—	29,854,101
Motor vehicles	892,450	4,052,487	(167,919)	(598,986)	4,178,032	1,368,790	(158,661)	1,205,113	—	—	6,593,274
Furniture and equipment	6,776,962	660,327	(68,860)	(112,641)	7,255,788	1,605,513	(8,092)	275,444	—	(4,887)	9,123,766
Leasehold improvements	4,893,903	1,337,393	(38,671)	(156,985)	6,035,640	8,870,476	(23,873)	1,487,228	—	—	16,369,471
Construction in progress	2,395,033	17,343,882	(14,628,262)	(7,049)	5,103,604	31,233,333	(2,349,746)	642,520	(990,395)	(16,335,886)	17,303,430
Total	74,351,715	34,816,205	(15,262,203)	(4,319,270)	89,586,447	45,144,132	(3,129,839)	9,237,343	(8,391,427)	(16,340,773)	116,105,883

Accumulated Depreciation	1 January 2007	Depreciation	Disposals	Effects of movements in exchange rates	31 December 2007	Year Depreciation	Disposals	Effects of movements in exchange rates	Effects of unconsolidated subsidiary	Transfers to assets held for sale	31 December 2008
Land Improvements	—	—	—	—	—	1,701	—	232	—	—	1,933
Buildings	1,584,569	813,725	—	(10,850)	2,387,444	731,046	—	413,558	—	—	3,532,048
Plant, machinery and equipments	19,941,964	1,719,210	(256,009)	(889,782)	20,515,383	1,211,497	(36,642)	521,551	—	—	22,211,789
Motor vehicles	819,175	33,339	(124,575)	(252,268)	475,671	555,018	(109,595)	695,033	—	—	1,616,127
Furniture and equipment	5,829,575	129,618	(53,571)	(89,889)	5,815,733	416,660	(1,797)	286,255	—	(4,000)	6,512,851
Leasehold improvements	4,659,617	289,658	(16,113)	39,917	4,973,079	708,360	(5,379)	73,348	—	—	5,749,408
Total	32,834,900	2,985,550	(450,268)	(1,202,872)	34,167,310	3,624,282	(153,413)	1,989,977	—	(4,000)	39,624,156
Net book value	41,516,815	31,830,655	(14,811,935)	(3,116,398)	55,419,137	41,519,850	(2,976,426)	7,247,366	(8,391,427)	(16,336,773)	76,481,727

Head Office building with a net carrying amount of TRY 11,711,134 was pledged as mortgage in favor of Asya Katılım Bankası A.Ş. against the bank borrowings.

Group has mortgaged the Head Office building in Karaköy in favor of Asya Katılım Bankası A.Ş. As of December 31,2008, the net book value of the leased assets in property, plant and equipment is TRY 7,211,240 (31 December 2007: 7,474,381)

There is a mortgage on the assets of a joint venture, purchased thorugh loan and leasing, amounting to USD 1,199,700.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

17	Concession intangible assets

Movements of concession intangible assets and accumulated amortisation during the years ended 31 December 2008 and 2007 are as follows:

		Additions		Change in
	1 January	through	31 December	ownership		31 December
Cost	2007	acquisitions	2007	percentages	Additions	2008
Concession intangible assets	18,792,339	69,200,269	87,992,608	535,595	24,929,120	113,457,323
Total	18,792,339	69,200,269	87,992,608	535,595	24,929,120	113,457,323

		Additions	31	Change in
	1 January	through	December	ownership		31 December
Accumulated amortisation	2007	acquisitions	2007	percentage	Additions	2008
Concession intangible assets	337,128	2,022,778	2,359,906	20,463	3,058,888	5,439,257
Total	337,128	2,022,778	2,359,906	20,463	3,058,888	5,439,257
Net book value	18,455,211	67,177,491	85,632,702	515,132	21,870,232	108,018,066

18	Intangible assets

Movements of intangible assets and related accumulated amortisation during the years ended 31 December 2008 and 2007 are as follows:

						Effects of
		Change in				movements	Transfers to
	1 January	ownership				in exchange	assets held	31 December
	2008	percentage	Additions	Disposals	Transfers	rates	for sale	2008
Rights	36,882,314	4,609,140	67,545,132	(3,472)	(143,584)	22,938	(97,159,555)	11,752,913
Software	821,393	—	297,581	—	—	4,595	—	1,123,569
Port operation rights	54,618,049	—	—	—	—	16,300,536	—	70,918,585
Licences	5,341,476	19,546	9,662,519	—	—	1,038,477	(39,155)	16,022,863
Accumulated amortisation (-)	(16,314,644)	(49,333)	(4,602,506)	—	143,584	(1,961,204)	1,283,120	(21,500,983)
Net	81,348,588	4,579,353	72,902,726	(3,472)	—	15,405,342	(95,915,590)	78,316,947

					Effects of
	1 January				movements in	31 December
	2007	Additions	Disposals	Transfers	exchange rates	2007
Rights	4,770,128	32,112,186	—	—	—	36,882,314
Software	604,893	219,684	—	—	(3,184)	821,393
Port operation rights	65,914,939	—	—	—	(11,296,890)	54,618,049
Other intangible assets	6,685,007	19,609	(1,363,140)	—	—	5,341,476
Accumulated amortisation (-)	(14,224,700)	(2,920,183)	222,604	—	607,635	(16,314,644)
Net	63,750,267	29,431,296	(1,140,536)	—	(10,692,439)	81,348,588

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

19	Goodwill

During the years ended 31 December 2008 and 2007, movement in the goodwill comprised the following:

1 January 2007	31,683,996
Additions	14,651,871
31 December 2007	46,335,867
Transfers to assets held for sale	(456,710)
Effects of movements in exchange rates	355,279
Impairment losses during the year	(5,870,700)
31 December 2008	40,363,736

The aggregate carrying amounts of the goodwill allocated to the business segments are as follows:

	31 December	31 December
	2008	2007
Finance	10,018,691	10,018,691
Energy	—	456,710
Infrastructure	22,045,149	21,689,871
Others	8,299,896	14,170,595
Total	40,363,736	46,335,867

The Groups impairment testing for mining cash generating unit included in other segment was based on its value in use. The carrying amount of the unit was determined to be higher than its recoverable amount and an impairment loss of TRY 5,870,700 was recognized. The impairment loss was fully allocated to goodwill, and is included in other expenses. The impairment test of the cash generating units belonging to finance, infrastructure and other segments except investment properties and mining units was based on its value in use.

The impairment test of the cash generating units belonging to subsidiaries having investment properties was based on fair value less costs to sell.

The carrying amount of those units was determined to be lower than its recoverable amount and no impairment loss was recognized in the consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

20	Taxation

20.1	Taxes on income

Turkey

The corporation tax rate in Turkey on the profits for the calendar year 2008 is 20% (2007: 20%). Taxable profits are calculated by modifying accounting income for certain exclusions and allowances for tax purposes from the profit disclosed in the statutory income. No other taxes are paid unless profits are distributed.

In Turkey no taxes are withheld from undistributed profits, profits added to share capital (bonus shares) and dividends paid to other resident companies. Other than those, profits distributed in dividends to individuals and non–resident companies are subject to withholding at the rate of 15%. In Turkey, the tax legislation does not permit a parent company and its affiliates to file a consolidated tax return. Therefore, provision for taxation charge, as reflected in the accompanying consolidated financial information, has been calculated on a separate-entity basis.

The exemption period granted on profits from the sale of investment shares and immovable property by Corporation Tax Law transitory articles No. 28 and 29 expired on 31 December 2004.

However this exemption was re-enacted by Law No. 5281 on permanent basis in effect from 1 January 2005 and added to Corporation Tax Law article 8.

Accordingly, 75% of profits from the sale of investments and immovable held for a minimum of two years will be tax exempt provided such profits are added to share capital under certain conditions. However the two year holding period condition will not apply in the transfer or sale of investment and immovable property to creditor banks implemented by debtors and debt guarantors.

Tax losses that are reported in the corporate tax return can be carried forward and deducted from the corporation tax base for a maximum of five consecutive years.

The Turkish Tax Procedural Law does not include a procedure for formally agreeing tax assessments. Tax returns must be filed within three and a half months of the year-end and may be subject to investigation, together with their underlying accounting records, by the tax authorities at any stage during the following five years.

Romania

According to Romanian legal regulations, corporate tax rate on the net profit excluding the effects of additions and deductions to tax base is 25%. Tax losses that are reported in the Corporation Tax return can be carried forward and deducted from the corporation tax base for a maximum of five consecutive years.

Cayman Islands

No local taxes on profits are applied.

Malta

According to legal regulations, corporate tax rate on the net profit excluding the effects of additions and deductions to tax base is 35% in Malta.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

20	Taxation (continued)

20.2	Deferred taxes

Taxes on income for the period also comprise deferred taxes. Deferred income tax is provided, using the balance sheet method, on all taxable temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax liability and asset are recognized when it is probable that the future economic benefits resulting from the reversal of temporary differences will flow to or from the Group. Deferred tax asset is recognized to the extent that it is probable that future taxable profit will be available against which the deferred tax asset can be utilized. Currently enacted tax rates are used to determine deferred taxes on income.

Deferred taxes related to fair value remeasurement of available for sale investment securities are charged or credited directly to equity and subsequently recognized in the statement of income together with the deferred gains or losses that are realized.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

20	Taxation (continued)

20.2	Deferred taxes (continued)

Deferred tax liabilities are recognized, using the balance sheet method, on all taxable temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes, except for the differences relating to goodwill not deductible for tax purposes and initial recognition of assets and liabilities which affect neither accounting nor taxable profit.

Deferred tax assets and deferred tax liabilities as at 31 December 2008 and 2007, are attributable to the items detailed in the table below:

	Deferred Tax Assets		Deferred Tax Liabilities		Net Deferred Tax Assets/(Liabilities)
	2008	2007	2008	2007	2008	2007
Fiscal losses carried forward	17.330.886	4.955.225	—	—	17.330.886	4.955.225
Reserve for employee severance indemnity	219,582	175,415	—	—	219,582	175,415
Tangible and intangible assets	851,006	—	(17,468,117)	(20,407,317)	(16,617,111)	(20,407,317)
Change in value of investments	906,009	62,183	(22,738)	(28,218)	883,271	33,965
Impact of IFRIC 12 application	5,969,668	3,569,875		—	5,969,668	3,569,875
Investment incentives	—	78,749	—	—	—	78,749
Other	551,551	258,790	(2,147,607)	(651,722)	(1,596,056)	(392,932)
Deferred tax assets/(Iiabilities)	25,828,702	9,100,237	(19,638,462)	(21,087,257)	6,190,240	(11,987,020)
Offsetting	(3,564,265)	2,449	3,564,265	(2,449)	—	—
Deferred tax assets/(liabilities), net	22,264,437	9,102,686	(16,074,197)	(21,089,706)	6,190,240	(11,987,020)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

20	Taxation (continued)

20.2	Deferred taxes (continued)

For the years ended 31 December 2008 and 2007, the tax income/(expense) comprised the following:

	2008	2007
Current tax expense	(292,381)	(1,830,823)
Deferred tax income/(expense)	15,181,915	(766,102)
Total	14,889,534	(2,596,925)

The deferred tax movement for the years ended 31 December 2008 and 2007 are as follows:

	2008	2007
Balance at the beginning of the year	(11,987,020)	(2,614,471)
Deferred tax income / (expense)	15,181,915	(766,101)
Translation difference	(1,500,149)	329,946
Transferred to equity	599,145	—
Effect of sale of subsidiaries	—	(507,447)
Effect of acquisition of subsidiaries	(15,054,873)	(10,101,490)
Effect of change in the ownership rates as at 31 December 2008	—	1,672,543
Effect of subsidiary that is not consolidated	(138,060)
Balance at the end of the year	(12,899,042)	(11,987,020)
Reclassifications to assets held for sale	19,089,282	—
Total	6,190,240	(11,987,020)

The reported income tax credit for the years ended 31 December 2008 and 2007 are different than the amounts computed by applying statutory tax rate to profit before tax as shown in the following reconciliation:

		2008		2007
Loss for the year		(84,753,981)		32,795,729
Total taxation credit/(expense)		(14,889,534)		2,596,925
Loss excluding income tax		(99,643,515)		35,392,654
Tax income using the domestic tax rate	(20)%	19,928,703	(20)%	(7,078,531)
Permanent differences:
Disallowable expenses	0.9%	(944,768)	2.7%	963,554
Effect of negative goodwill	(6.9)%	6,898,943	5.4%	1,902,122
Effect of unused fiscal losses	5.6%	(5,645,480)	2.6%	916,594
Tax exempt income	1.2%	(1,174,140)	2.2%	793,352
Allowance for deferred taxes	1.7%	(1,726,119)		—
Effect of share losses of equity accounted investees	0.9%	(932,135)	1.2%	661,196
Effect of different tax rates in foreign jurisdictions	0.8%	(885,467)	(3.2)%	(1,139,043)
Others, net	0.6%	(630,003)	1.0%	383,831
Income tax benefit/(expense)	(20.0)%	14,889,534	(7.4)%	(2,596,925)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

21	Loans and borrowings

Short term loans and borrowings	2008	2007
Short term bank loans	50,271,283	50,375,362
-TRY loans	29,329,168	6,599,382
-Foreign currency loans (“FX loans”)	20,942,115	43,775,980
Short term portion of the long term bank loans	26,820,655	17,780,058
-TRY loans	—	1,132,501
- Foreign currency loans (“FXloans”)	26,820,655	16,647,557
Payables to stock exchange market	—	—
Obligations under finance leases	1,056,305	927,260
Total	78,148,243	69,082,680

Long term loans and borrowings	2008	2007
Long term bank loans	197,346,921	181,430,497
-TRY loans	—	5,009
- Foreign currency loans (“FX loans”)	197,346,921	181,425,488
Obligations under finance leases	8,003,304	3,027,760
Total	205,350,225	184,458,257

Maturity profile of long term bank loans comprised following:

Year	2008	2007
2009	—	34,329,182
2010	32,049,885	26,582,963
2011 and after	165,297,036	120,513,343
Total	197,346,921	181,425,488

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

21	Loans and borrowings (continued)

Loans used to finance investments and projects

				31 December 2008			31 December 2007
Loan type	Original currencv	Years of maturity	Interest type	Nominal interest rate %	Face value (TRY)	Carrying amount(TRY)	Nominal interest rate %	Face value (TRY)	Carrying amount(TRY)
Secured loan	TRY	2009	Fixed	6-25%	13,314,413	14,292,061	—	—	—
Secured loan	TRY	2009	Fixed	25.73%	10,037,500	11,343,588	—	—	—
Secured loan	TRY	2009	Fixed	28.50%	3,170,774	3,170,774	28.50%	6,360,033	6,360,033
Secured loan	TRY	2008	Fixed	—	—	—	19.56%	764,858	770,639
Loan participation notes	USD	2012	Fixed	9.25%	112,052,211	114,039,187	9.25%	87,798,005	86,472,776
Secured loan	USD	2008-2012	Fixed	8.50%	52,189,257	53,273,737	8.50%	27,414,063	27,832,525
Secured loan	USD	2009	Fixed	4-11%	4,801,380	5,392,806	—	—	—
Secured loan	USD	2013	Fixed	7.25%	2,282,187	2,955,937	7.25%	2,761,987	2,781,758
Secured loan	USD	2012	Fixed	9.00%	977,598	1,026,644	9.00%	419,208	419,244
Secured loan	USD	2009	Fixed	9.00%	90,720	105,437	9.00%	925,740	921,448
Secured loan	USD	2011	Fixed	—	—	—	8.00%	28,180,593	28,180,593
Unsecured loan	USD	2010	Fixed	6.25%	1,134,225	1,153,129	—	—	—
Unsecured loan	USD	2008	Fixed	—	—	—	9.38%	38,793,810	38,793,810
Unsecured loan	USD	2008	Fixed	—	—	—	7.20%	457,363	460,048
Secured loan	USD	2016	Floating	Libor+2.9%	22,390,505	24,092,105	Libor+2.9%	18,542,024	21,290,715
Secured loan	USD	2013	Floating	Libor+2.5%	23,062,575	23,179,473	Libor+2.5%	20,527,997	20,527,997
Secured loan	USD	2013	Floating	Libor+7%	1,209,840	1,249,246	—	—	—
Secured loan	Euro	2012	Fixed	3.87%	1,902,553	2,045,318	3.87%	1,709,858	1,791,314
Secured loan	Euro	2012	Floating	Libor+2%	778,317	796,618	Libor+2%	777,208	823,612
Unsecured loan	Euro	2008	Fixed	—	—	—	8.80%	4,945,633	4,982,170
					249,394,055	258,116,060		240,378,380	242,408,682

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

21	Loans and borrowings (continued)

Loans used to finance working capital

				31 December 2008			31 December 2007
Loan tvpe	Original currency	Years of maturity	Interest type	Nominal interest rate %	Face value (TRY)	Carrying amount(TRY)	Nominal interest rate %	Face value (TRY)	Carrying amount(TRY)
Secured loan	TRY	2008	Fixed	—	—	—	12.00%	34,343	35,582
Secured loan	TRY	2008	Fixed	—	—	—	6.60%	8,109	8,246
Secured loan	TRY	2008	Fixed	—	—	—	16.98%	5,407	5,418
Unsecured loan	TRY	2009	Fixed	26.50%	740,143	773,489	—	—	—
Secured loan	USD	2009	Fixed	4.90%	14,366,850	14,749,537	8.00%	7,127,989	7,127,989
Unsecured loan	USD	2009	Fixed	12.75%	756,150	799,773	—	—	—
					15,863,143	16,322,799		7,175,848	7,177,235
Financial Lease Obligations
Leasing	TRY	2012	—	24.63%	295,828	295,828	—	—	—
Leasing	Euro	2009	—	8.90%	285,308	285,308	8.90%	697,462	697,462
Leasing	USD	2012	—	8.30%	3,588,825	3,588,825	8.30%	3,257,558	3,257,558
Leasing	USD	2013	—	7.70%	4,889,648	4,889,648	—	—	—
					9,059,609	9,059,609		3,955,020	3,955,020
Total					274,316,807	283,498,468		251,509,248	253,540,937

The financial information related to the significant loans borrowed by the Group is as follows:

(i)
Foreign currency loans amounting to USD 15,250,000 represents the bank loan granted to Ege Liman İşi. A.Ş. by T. Garanti Bankası on 15 June 2006 for a 5 year of maturity. Interest rate for such loan is Libor+2.50%. Interest is paid at the end of November and May each year. The equity shares, bank accounts and trade receivables of the subsidiary are pledged against such loans to loan provider.

(ii)
Ortadoğu Liman İşi. A.Ş. borrowed loan from T. Garanti Bankası on 15 June 2006 at the amount of USD 40,000,000 in total for a 10 year of maturity. Interest rate is Libor+2.90%. The nominal amount of the loan as at 31 December 2008 is USD 39,600,000. Such loan is shown as USD 15,761,000 in the consolidated financial statement as adjusted by ownership percentage of the Group. Interest is paid at the end of April and October each year. The equity shares, bank accounts and trade receivables of the Company are pledged against the related loan. Additionally, the loan agreement includes financial covenants amounting to TRY 6,886,594 which may be exercised by the provider in case of default is given to the bank as collateral.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

21	Loans and borrowings (continued)

(iii)
USD 100,000,000 of long term loans represents the 5 year maturity “loan participation notes” granted by Deutsche Bank Luxembourg Branch on 1 August 2007. Interest rate for this loan is 9.25%. Principal amount will be paid at the end of the maturity and interest is paid at January and July each year. At the day the loan is borrowed, the special purpose entity of the Group, invested in such notes by USD 25,000,000. With the subsequent repurchases at the various dates, the amount of notes owed by SPE reached to USD 26,738,300 as at 31 December 2008. The Group presented such transactions by netting off investments in notes and Group’s loan participation notes in accordance with IAS 32. The loan agreement includes terms about the limitations on indebtedness, sales of the material assets, transactions with the subsidiaries and mergers and acquisitions of the Group.

(iv)
USD 9,500,000 of foreign currency loans represents the one year maturity loans granted by Asya Katılım Bankası A.Ş. in 2008. The Head office of the Group in Karaköy was given as mortgage against this loan.

(v)
TRY 15,901,533 of short term loans represents the one year maturity loan granted by Asya Katılım Bankası A.Ş. on 19 June 2008. Principal amount and the interest will be paid at the end of the maturity. The Group’s land in Van acquired through this borrowing was given as mortgage against such borrowing

(vi)
TRY 9,734,116 of short term loans represents the one year maturity loan granted by Asya Katılım Bankası A.Ş. in 2008. Principal amount and the interest will be paid at the end of the maturity. The Group’s land, classified as investment property, in Denizli was given as mortgage against this bank borrowings.

(vii)
USD 35,226,963 portion of long term loans represents the partially consolidated part of the long term bank loan, granted to Energaz Gaz Elektrik Su Dağıtım A.Ş. (“Energaz”) and its subsidiaries by Asya Katılım Bankası A.Ş. on 23 April 2007 with a 5 year maturity. Principal and interest is paid at semiannually and the shares of the Energaz and its subsidiaries are pledged against such bank borrowing. Additionally the loan agreement imposes financial commitments to the subsidiary, and includes terms about limitation on financing activities, dividend payments, the sales of the assets, mergers and acuisitions of the related subsidiaries.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

22	Trade and other payables

As at 31 December, trade and other payables-current comprised the following:

Trade payables-current	2008	2007
Payables to suppliers	43,821,702	25,690,619
Payables to money markets	20,874,503	30,373,796
Liabilities to customers	871,430	1,130,742
Other	2,801,008	1,080,785
Total trade payables-current	68,368,643	58,275,942
Other payables-current
Taxes payable and social security contributions	1,808,321	1,809,336
Others	1,149,206	364,818
Deposits and advances taken	272,173	198,065
Total other payables-current	3,229,700	2,372,219
Total trade and other payables-current	71,598,343	60,648,161

As at 31 December, trade and other non-current payables comprised the following:

Trade payables-non-current	2008	2007
Payables to the suppliers	—	4,739,445
Payables to the customers	—	1,071,567
Total trade payables-non-current	—	5,811,012
Other payables-non-current
Deposits and advances taken	20,007,899	11,783,325
Total other payables-non-current	20,007,899	11,783,325
Total trade and other payables-non-current	20,007,899	17,594,337

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

23	Other liabilities

As at 31 December, other current liabilities-current comprised the following:

	2008	2007
Advances received	16,500,000	—
Derivatives	9,530,813	—
Deferred revenue from connection fes and prepaid card sales	2,992,161	703,396
Provisions	1,356,244	—
Expense accruals	411,852	5,737,636
Others	814,325	2,061,810
Total	31,605,395	8,502,842

As at 31 December 2008, advance amounting to TRY 16,500,000 is received from Tesco Kipa Pazarlama Ticaret ve Gıda San. A.Ş. for the acquisition of the land of the Group in Balıkesir Merkez Gümüşçeşme.

As at 31 December 2008, the Group has swap agreements amounting to USD 25,000,000 and USD 15,250,000 that have maturities at 31 July 2012 and 25 May 2013, respectively. (2007: USD 15,250,000 with the due date at 25 May 2013). Additionally, the Group has FX options amounting to Euro 10,000,000 with the due date at 27 August 2009.

As at 31 December 2008, the fair value of the interest swaps and foreign currency options are TRY 8,858,609 and TRY 672,204, respectively.

As at 31 December, other liabilities-non-current comprised the following:

	2008	2007
Deferred connection fee revenue	26,736,421	17,211,819
Reserve for employee termination indemnity	1,046,147	1,533,839
Provision for claims	—	294,714
Others	10,225	659,359
Total	27,792,793	19,699,731

The reserve for employee termination indemnity has been calculated by estimating the present value of future probable obligation of the Group arising from the retirement of the employees. Actuarial valuation methods were developed to estimate the Group’s obligation under current laws and regulations.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

23	Other liabilities (continued)

Accordingly, the following actuarial assumptions were used in the calculation of the total liability:

	31 December	31 December
	2008	2007
Discount rate	6.26%	5.71%
Turnover rate for the expectation of retirement probability	96%	96%

The computation of the liability is predicted upon retirement pay ceiling announced by the government. Since 1 January 2008, the ceiling amount is TRY 2,173 (2007: TRY 2,030). Movement in the reserve for employee termination indemnity during the years is as follows:

	2008	2007
Balance at the beginning of the year	1,533,839	731,607
Interest for the year	168,722	80,477
Charge/(reversal) of provision for the year	(37,744)	1,080,973
Paid during the year	(618,670)	(359,218)
Balance at the end of the year	1,046,147	1,533,839

As at 31 December 2008 the employee termination indemnity amounting TRY 130,978 is picked up under general administrative expenses (2007: TRY 1,161,450).

24	Capital and reserves

24.1	Share capital

As at 31 December 2008, Company’s statutory nominal value of paid-in share capital is TRY 225,003,687 (2007: TRY 225,000,000) comprising of 22,500,003,687 registered shares (2007: 22,500,000,000) having per value of TRY 0.01 (2007: TRY 0.01) nominal each.

The issued capital of the Company is TRY 225,003,687 and the authorized capital ceiling is TRY 650,000,000.

As at 31 December, the shareholding structure of the Company based on the number and proportion of shares is presented below:

	2008		2007
	%		%
	Proportion	Value of	Proportion	Value of
	of shares	shares	of shares	shares
Mehmet Kutman	1.49	3,352,500	1.49	3,352,500
Erol Göker	0.006	13,000	0.20	450,000
Avrasya Yatırım Holding A.Ş.	14.65	32,962,500	12.45	28,012,500
Held by publicly	83.86	188,675,687	85.86	193,185,000
Total	100.00	225,003,687	100.00	225,000,000
Inflation accounting adjustment		42,366,479		25,500,979
Inflation adjusted share capital		267,370,166		250,500,979

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

24	Capital and reserves (continued)

24.1	Share capital (continued)

Accumulated losses arising from the first-time application of inflation accounting on 31 December 2003 was deducted from other equity items in accordance with the resolution of the General Assembly dated 12 November 2007. However, according to the resolution of the Capital Market Board concluding a step-by-step deduction, first from the period income then from other equity items, the related adjustment has been recorded in accordance with the resolution of the General Assembly dated 13 March 2008.

The shares of the Company include privileged shares. The privileges of the (A), (D) and (E) group shares are explained below:

Two of the members of the Board of Directors are chosen among the candidates nominated by the owners of the group (A) shares. One of the members of the Board of Directors is chosen among the candidates nominated by the owners of the group (D) shares and one of them is chosen among the candidates nominated by the owners of the group (E) shares. Each member of the board is chosen by the decision of the majority of the shareholders of the privileged share group that nominated the candidate. All the shareholders have the right to nominate any candidate but, but in order to select such candidates for the general Assembly, the nominations should be approved by the group (A) shares before the selection. All the shareholders have the right to nominate for two candidates for the Board. In case that group (D) and group (E) shares cannot nominate any candidate, any shareholder can nominate a candidate.

Since the privileged shares are in contradiction with the “Corporate Management Principles”, the Group attempts to revoke the privileged shares in the light of the reorganization and partnership configuration project realized by the Group. For this purpose it is decided that;

a)	The Company will purchase (A), (D) and (E) group shares of 25,000.20 with the amount of TRY 2,500,020 after the completion of share purchase shares will be abolished.

b)	The Company will work on estimating the fair value of the privileged shares, and will apply to the Commercial Court to request an expert to be appointed on this issue

c)	The 6th 8th, and 9th Articles of the corporation chart will be reorganized.

The General Manager is authorized to apply to the CMB and related authorities for the related permissions, and to fulfill other procedures.

24.2	Share premiums

Share premiums represent the inflow of cash, arising from the sales of shares on market value. The premium amount is included in shareholders’ equity and can not be distributed. It can only be used for the future capital increases. As at 31 December 2008, the share premiums of the Group is TRY 174,513 (2007 : TRY 174,513).

24.3	Reserves

As at 31 December, the reserves of the Group comprised the following;

	2008	2007
Translation reserves	6,051,988	(7,381,701)
Legal reserves	4,076,075	1,407,278
Fair value reserve	(3,411,368)	—
Revaluation reserve	166,178	13,672,464
Total	6,882,873	7,698,041

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

24	Capital and reserves (continued)

24.3	Reserves (continued)

(i)
Under Turkish Commercial Code, Turkish companies are required to set aside first and second level legal reserves out of their profits. First level legal reserves are set aside %5 of the distributable income per statutory accounts each year. The ceiling of the first year reserves is %20 of the paid-up capital. The reserve requirement end when the %20 of the paid-up capital level has been reached. Second legal reserves correspond to %10 of profit actually distributed after the deduction of the first legal reserves and the minimum obligatory dividend pay-out, but the Group firms are not subject to this regulation. There is no ceiling for second legal reserves and they are accumulated every year. First and second level legal reserves con not be distributed till they exceed %50 of the capital, but the reserves can be used for offsetting the losses in case of running out of arbitrary reserves. As at 31 December 2008, the legal reserves of the Group is, TRY 4,076,075 (2007: TRY 1,407,278).

(ii)	The revaluation reserve comprises the cumulative net change in the fair value of tangible assets, net of deferred tax effects.

(iii)	The fair value reserve comprises the cumulative net change in the fair value of available-for-sale financial assets, net off deferred tax effects.

(iv)	Quoted companies are subject to dividend requirements regulated by the CMB as follows:

In accordance with the CMB Decision dated 9 January 2009, concerning allocation basis of profit from operations of 2008, minimum profit distribution shall be applied as 20% (2007: 20%). According to the Board’s decision and Communique No: IV-27 issued by the CMB regarding allocation basis of profit of publicly owned companies, the distribution of the relevant amount may be realised as cash or as bonus shares or partly as cash and bonus shares; and in the event that the first dividend amount to be specified is less than 5% of the paid-up capital, the relevant amount can be retained within the company.

However, companies that made capital increases before distributing dividends related to the prior period and whose shares are therefore classified as “old” and “new” and that will distribute dividends from the profit made from 2008 operations are required to distribute the initial amount in cash.

Accordingly, if the amount of dividend distributions calculated in accordance with the net distributable profit requirements of the CMB does not exceed the statutory net distributable profit, the total amount of distributable profit shall be distributed. If it exceeds the statutoiy net distributable profit, the total amount of the statutory net distributable profit shall be distributed. It is stated that dividend distributions should not be made if there is a loss in either the consolidated financial statements prepared in accordance with the CMB regulations or in the statutory financial statements.

However, who prefer to distribute dividend from profit gained by them at the end of the accounting period out of the companies that have made capital increase in cash before distributing previous period’s profit causing their shares to be traded in two different lines as old and new in the exchange are obliged to distribute first dividend in cash.

According to the related communiqué, changes the previous application on the calculation of the distributable income. The companies that prepare consolidated financial tables, can no more exclude the profit of the subsidiaries, joint ventures and associations from the consolidated distributable income, even if the general assembly of the consolidated companies decided not to pay dividends for the year. The companies that prepare consolidated financial statements are obliged to calculate the distributable income on the presented income on the consolidated financial statements.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

24	Capital and reserves (continued)

24.3	Reserves (continued)

If the distributable profit calculated based on the regulations of the CMB can be met by the distributable income booked on the financial tables, all the calculated amounts must be paid. If the calculated amount is greater than the booked amount, all the booked distributable profit will be paid. If either the CMB reporting purpose financial statements or tax-purpose financial statements presents loss for the period, no dividend will be paid.

Due to the Board resolution on 9 January 2009 it is decided to calculate the distributable profit that remains after deduction of the reserves required to be set aside according to law and taxes, funds, financial payments and the losses of previous year, if any. Global Yatırım Holding has no distributable profit as at the end of the year 2008.

24.4	Treasury shares

Some of the subsidiaries of the Company repurchases shares of the Company from the stock suchmarket. The repurchased shares were called as treasury shares. The Company has right to sell back such shares from the stock market. The profit or loss occurred as a result of the sale of the shares is classified as “Treasury Shares” in the consolidated financial statements. As at 31 December 2008, the cost the of the shares of the Company, acquired through the subsidiaries is TRY 8,004,433 (31 December 2007: TRY 6,694,785).

24.5	Minority interests

For the years ended 31 December 2008 and 2007, the movements of the minority interest are as follows:

	2008	2007
Minority interest at the beginning of the year	60,880,061	9,807,082
Minority interest of net profit/(loss) for the year	(17,930,177)	4,297,519
Change in the minority interest	56,760,671	46,775,460
Balance at the end of the year	99,710,555	60,880,061

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

25	Revenue and cost of sales

For the years ended 31 December, revenues and cost of revenues on the basis of trading, interest, fee, premium, commission, and other operations are as follows:

	2008	2007
Sales revenues
Natural gas distribution revenue	126,002,584	77,062,427
Port operating and lease revenue	24,039,248	24,583,168
Construction revenue	37,364,694	30,641,988
Other	1,160,076	222,651
Non-finance revenue	188,566,602	132,510,234
Cost of sales
Purchases of natural gas distribution	(129,603,040)	(75,676,319)
Construction costs	(24,039,248)	(24,583,168)
Cost of operating ports	(11,859,547)	(8,933,313)
Other	(1,913,915)	(687,064)
Cost of non-finance activities	(167,415,750)	(109,879,864)
Gross profit from non-finance activities	21,150,852	22,630,370

	2008	2007
Interest, fee, premium, commission, and other revenues
Agency commissions	13,031,132	19,814,114
Corporate finance fees	419,786	1,082,208
Interest received from clients	7,348,229	8,557,544
Gain on sale of marketable securities	—	25,219,451
Portfolio management fees	1,482,707	1,957,995
Insurance agency commissions	344,229	210,305
Other	890,808	212,340
Finance revenue	23,516,891	57,053,957
Interest, fee, premium, commission, and other expenses
Interest charges resulting from loans delivered to clients	(19,597,522)	—
Commission charges	(1,335,001)	(4,792,253)
Finance expenses	(20,932,523)	(4,792,253)
Gross profit from finance activities	2,584,368	52,261,704
Gross Profit	23,735,220	74,892,074

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

26	Other income and expenses

For the years ended 31 December, other income comprised the following:

	2008	2007
Negative goodwill	35,630,126	17,261,305
Gain on sale of tangible assets	603	11,016
Other	7,931,238	3,919,009
Total	43,561,967	21,191,330

For the years ended 31 December, other expense comprised the following:

	2008	2007
Impairment losses on goodwill	5,870,700	—
Impairment losses on investment property	2,920,243	—
Provision expense	786,815	1,779,065
Loss from sale of tangible assets	15,186	—
Other	1,147,935	3,001,192
Total	10,740,879	4,780,257

27	Selling and marketing expenses

For the years ended 31 December, selling and marketing expenses comprised the following:

	2008	2007
Advertising and promotion expenses	1,140,264	1,433,286
Personnel expenses	144,040	—
Other	1,620,636	5,821
Total	2,904,940	1,439,107

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

28	Administrative expenses

For the years ended 31 December, general administrative expenses comprised the following:

	2008	2007
Personnel expenses	34,326,622	33,996,781
Consultancy expenses	4,721,726	5,004,844
Traveling expenses	2,511,383	2,831,278
Depreciation expenses	2,625,005	2,146,662
Amortisation expenses	1,632,097	1,272,326
Communication expenses	1,515,847	1,178,696
Data processing expenses	1,381,240	1,136,346
Rent expenses	2,202,355	1,215,012
Taxes and duties	1,025,273	1,810,797
Office operating expenses	1,088,448	754,013
Vehicle expenses	2,157,530	1,188,454
Representation expenses	309,414	515,453
Stationary expenses	366,530	616,602
Repair and maintenance expenses	435,116	—
Insurance expenses	183,370	193,504
Other expenses	12,805,895	10,159,483
Total	69,287,851	64,020,251

29	Finance income and expenses

For the years ended 31 December, finance income comprised the following:

	2008	2007
Foreign exchange gain	116,833,840	51,283,471
Interest income	8,029,950	12,360,964
Dividend income	—	—
Gain in fair value of financial assets at fair value through profit or loss	396,158	330,107
Other	998,297	—
Total	126,258,245	63,974,542

For the years ended as at 31 December, finance expenses comprised the following:

	2008	2007
Foreign exchange loss	(171,508,950)	(39,798,393)
Interest expenses	(24,058,528)	(17,990,496)
Letter of guarantee commissions	(614,273)	(917,504)
Loss in fair value of financial assets at fair value through profit or loss	(5,486,549)	(594,253)
Other	(2,610,578)	(1,433,930)
Total	(204,278,878)	(60,734,576)

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

30	Earnings/(loss) per share

The profit/(loss) per share is calculated by dividing the net profit/(loss) for the year attributable to ordinary shareholders by the weighted average number of shares outstanding netted off number of treasury shares. For the years ended 31 December 2008 and 2007, earnings/(loss) per share is represented below:

	1 January-31	1 January-31
	December 2008	December 2007
Net profit/(loss) for the year	(66,823,804)	28,498,210
Weighted average number of shares	225,003,687	225,003,687
Treasury shares	11,277,774	3,743,677
Weighted average number of shares	213,725,913	221,260,010
Weighted average number of ordinary shares	213,725,913	221,260,010
Earnings/(loss) per shares with the nominal value of TRY 0.01 (TRY full)	(0.3127)	0.1288

31	Acquisition of subsidiary and minority interest

(i)
On 1 February 2007, the Group conditionally acquired 50.08% interest in Osmanlı Enerji A.Ş. (“Osmanlı”) for USD 2,000,000. The conditions for the acquisition are the construction of a hydroelectric power plant with production capacity of 43.7 Mw in Düzce province and the transfer of 40% interest in Aksu Hes Düzce-Aksu Hidroelektrik Enerjiden Elektrik Üretim Santrali Limited Şirketi (“Aksu”) which was granted 49-year operating license from the EMRA on 21 September 2006 to Osmanlı. These conditions were met on 22 June 2007.

On 4 March 2008, the Group acquired an additional 49.9% interest inOsmanlı for USD 1,000,000 increasing its ownership to 99.96%.

(ii)
On 12 April 2007, the Group conditionally acquired 99.92% interest in Gümüşsan Enerji Elektronik Elektrik İnşaat Taahhüt San. ve Tic Ltd.Şti. (“Gümüşsan”) for USD 2,100,000. The conditions for the acquisition are the construction of a hydroelectric power plant with production capacity of 36 Mw in Bitlis province and to take out a 49-year operating license from the EMRA. These conditions were met on 7 February 2008.

(iii)	On 16 June 2008, the Group acquired 60% interest in Bodrum Liman İşi. A.Ş. by paying TRY 10,000,000 through its subsidiary Global liman İşi. A.Ş..

(iv)
On 5 June 2008, the Group acquired 70% interest in Özarsu İnşaat Elek. Tur. San. ve Tic. A.Ş. through its subsidiary Yeşil Enerji Ürt.San. ve Tic. A.Ş. (“Yeşil”) for a consideration of USD 3,600,000. The conditions for the acquisition are the construction of a hydroelectric power plant with production capacity of 60.7 Mw in Hakkari province on Zapsuyu and to take out a 49-year operating license from the EMRA. These conditions were met at 2008.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

31	Acquisition of subsidiary and minority interest (continued)

	Osmanlı	Gümüşsan
	49.88%	99.92%
Consideration paid	1,194,775	12,429,377
Fair value of net identifiable assets and liabilities of the shares acquired	(4,616,733)	(19,304,682)
Negative goodwill	(3,421,958)	(6,875,305)
Non-current assets	9,205,317	11,623,300
Current assets	105,863	7,738,909
Liabilities-current	(55,500)	(42,071)
Fair value of net identifiable assets and liabilities	9,255,680	19,320,138
Shares acquired	49.88%	99.92%
Net identifiable assets and liabilities of share acquired	4,616,733	19,304,682

	Bodrum
	Liman	Özarsu
	%60.00	% 70.00
Consideration paid	10,000,000	5,367,700
Fair value of net identifiable assets and liabilities of the shares acquired	(11,868,930)	(28,719,494)
Currency translation differences	(112,139)	—
Negative goodwill	(1,981,069)	(23,351,794)
Non-current assets	22,872,696	50,800,594
Current assets	1,295,850	556,042
Liabilities-current	(2,393,163)	(195,356)
Liabilities-noncurrent	(1,993,833)	(10,133,432)
Fair value of net identifiable assets and liabilities	19,781,550	41,027,848
Shares acquired	60.00%	70.00%
Net identifiable assets and liabilities of share acquired	11,868,930	28,719,494

(v)
Acquistion of %20 minority interest in a subsidiary of the Group, “Global Menkul”, from Banca IMI Spa for Euro 3,194,677 was completed on 30 April 2008 following the approvals from the Capital Markets Board and the Competition Authority. The Group’s ownership in Global Menkul increased to %99.99. Goodwill amounted to TRY 2,925,410 after such acquisition was classified as the change in subsidiary proportion at retained earnings because the Goup’s control power on Global Menkul still continues.

Negative goodwill occurred during business combinations was classified to “other income” in the consolidated statement of operations.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

32	Commitments and contingencies

There are lawsuits pending that have been filed against or by the Group. The main ones of these lawsuits are the labor and debt cases. The management of Group assesses the possible results and financial influence of these lawsuits at the end of each year and as a result of these assessments, the required provisions are made for those possible earnings and liabilities. The amount of provision that has been made as at 31 December 2008 is TRY 1,356,244 (31 December 2007: TRY 294,714).

The information related with the significant lawsuits that the Group is directly or indirectly a party is as follows:

(i)
For the lawsuit that was filed before the Council of State by two former members of the Kuşadası City Council in October 2006 in order to cancel the zoning plan which enables the construction of the Cruise Port Superstructure Facilities at Kusadasi Harbor of which Ege Liman İşletmeleri A.Ş., one of the subsidiaries of the Group, were transferred the operating rights from the Privatization Administration for a period of 30 years, the Council of State issued a stay of execution of the zoning plan. The Group raised an objection against the injunction before the Plenary Session of the Administrative Law Divisions. As the injunction is an interim decision, there shall be waited for the verdict of the Council of State. The Group had again obtained the construction permit on 1 August 2006 and the residential usage license certificate on 28 August 2006, thus the commercial activities are being performed in accordance with the lawfully granted permissions and licenses.

(ii)
On 1 October 2006, Privatization Administration filed a lawsuit against a subsidiary claiming the restitution of the shares, which had been performed at ISE through the method of block sale by means of the intermediation of the aforementioned subsidiary in 2005. The subsidiary submitted defense to the lawsuit as it is neither the buyer nor the seller for the aforementioned transaction, however, only intermediated to this transaction. As the expert report was also in favor of the subsidiary, the court dismissed the lawsuit (with the intent of additional report) issued against subsidiary. The lawsuit is pending before the Appeal Court. The management and the attorneys of the Group do not anticipate any rejection of the appeal of the aforementioned lawsuit.

(iii)
The Group has signed a share purchase agreement on 12 April 2007 by means of one of its subsidiaries in order to obtain a HES Project Production License. In accordance with the terms and conditions of this Agreement, the purchase price of USD 2,100,000 was wholly paid. Although, the transfer of shares had been implemented within the conditions specified in the sales agreement, thereafter the sellers filed a lawsuit for the restitution of the shares. The aforementioned lawsuit is pending. The management and the attorneys of the Group do not anticipate any rejection of the appeal of the aforementioned lawsuit.

(iv)
A lawsuit claiming the restitution of the shares to the former owners was filed against one of the subsidiaries of the Group that is dealing with the real estate investment activities. The case is recently at the fact finding stage. The lawsuit is transferred to an expert and an expert report is expected to be released.

(v)
Claimants stated that their money and stocks was transferred to other accounts by the ex-worker of Global Securities and claimed a compensation regarding money, stocks and interest from Global Menkul. The Group has performed a risk assessment regarding the cases and allocated TRY 500,000 provision for the cases.

(vi)
A lawsuit amounting to TRY 542,595 has been filed against the Group for the receivables of TWP Eurosia Mühendislik Madencilik ve Danışmanlık Ticaret A.Ş (“TWP”). Group disputed against this case. TWP declares that the service related with such receivables was provided to Global Yatırım Holding A.Ş and requested the payment of such amount. Group management and lawyers has evaluated the situation and did not consider any provision to be provided.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

32	Commitments and contingencies (continued)

(vii)	Lawsuits related with Denizli land

The issues regarding the lawsuit filed against the Group before the Denizli Administrative Court related with the cancellation of change in zoning plan that also effects the land owned by an affiliate of the Group are as follows:

The Commision of the Public Works of the Municipality of Denizli’s report regarding the acceptance of the rejection of the objections raised against the decision of the Municaplity Assembly’s dated 11.10.2006 # 640 within the objection period was accepted by Denizli Municipality assembly dated 9 January 2007 and numbered 54. The City Council members that previously objected the decisions filed a lawsuit against the acceptance of decision # 54. The case is recently at the fact finding stage and the expert council appointed by the Court reported that the decision #54 should be cancelled which then be objected by the Group. On 29 June 2007, the Denizli Branch of the Chamber of Architects of Turkey filed a lawsuit before the Denizli Administrative Court, requesting cancellation of the Denizli Municipality Assembly’s decision numbered 54 dated 9 January 2007 as well as an injunction. Denizli Court rejected the stay of execution on 11th of September 2007. The Court, then decided to conduct a discovery by the attendance of the experts. Company filed to intervene the lawsuit claiming to be a party alongwith the Denizli Municipality on 24 July 2008 and the Court accepted this demand on 17 September 2008. As the expert report was in favour of the plaintiff, which offers the zoning plan to be cancelled. The Company objected against the expert report as the case is pending.

(viii)
The Joint Venture in which the Group also attends placed the highest bid for the tender regarding the privatization of the operating rights of TCDD İzmir ports’ via transferring method conducted by the Privatization Administration on 3 May 2007. The High Council of privatization administration approved the tender. Liman-İş and Kamu İşletmeciliğini Geliştirme Merkezi Vakfı seperately filed lawsuits for the cancellation of the tender. These lawsuits were rejected by Council of State. Complainants appealed the verdicts. In light of the rejections and non-existence of any stay of executions, it is expected that the transfer of the operating rights of İzmir Port to the Joint Venture upon the legal review and final approval of the related Chamber of the Council of State in accordance with the tender specifications.

(ix)
Ata Makine İnşaat Sanayi ve Ticaret Limited Şirketi (“Ata Makine”), the company engaged in the construction of the Company’s investments on Denizli land, has filed a lawsuit in Denizli 2. Civil Court of First instance, numbered 2008/88, to determine the amount and value of the construction in Denizli. The Company objected to such report.

Ata Makine has filed a partial lawsuit, claiming primarily a part of the whole claim before the Istanbul 1st Chamber of the Commercial Court of First Instance as well as an injunction in order to prevent the liquidation of the letter of guarantee provided to the Company under the Construction Agreement. The court ordered an interim attachment on the properties of the Company in Denizli as an injunction. The Company raised an objection against the decision and yet to be considered.

(x)
The joint venture (“JV”) consisting of Global Yatırım Holding A.Ş. & Energaz Gaz Elektrik Su Dağıtım A.Ş. placed the highest bid for the tender held of USD 1,610,000,000 on 14 March 2008 in relation to the privatization of the shares of Başkentgaz via block sale method. However, the JV has not been transferred the shares of Başkentgaz as the article 14 heading “The Approval of the Tender” of the tender specifications requires the prior approval of the official institutions.

Meanwhile, Ankara Metropolitan Municipality applied to Asya Katılım Bankası A.Ş. at the end of 2008 in order for the liquidation of the Letter of Guarantee of USD 50,000,000,000 dated 11 March 2008 # 0428236 provided by the JV in which Global is a % 51.66 shareholder under the tender specifications.

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

32	Commitments and contingencies (continued)

As the Group planned to file a lawsuit regarding the dissolve of the discrepancy for the payment of the the Letter of Guarantee, as BOTAŞ (Boru Hatları ile Petrol Taşıma A.Ş.) initiated an execution process in accordance with the Article 79 of the Collection of the Public Receivables Act # 6183 against the Municipality, the Group first applied Beyoğlu Commercial Court file # 2008/271 in order the court to grant a precautionary measure as to prevent the liquidation of the Letter of Guarantee of USD 50,000,000 dated 11 March 2008 # 0428236. The court issued a precautionary measure for collateral of the 15 % of the Letter of Guarantee which enables to prevent the liquidation of the Letter of Guarantee. The Municipality raised an objection against the measure, which then was rejected by the Court.

The court hearing of the main case filed on 12th of January by the Group against the Ankara Metropolitan Municipality and BOTAŞ (Boru Hatları ile Petrol Taşıma A.Ş.) before the 1st Chamber of the Beyoğlu Commercial Court file # 2009/49 claiming to dissolve the discrepancy for the payment of the Letter of Guarantee of USD 50,000,000 dated 11 March 2008 # 0428236 and the restitution of the Letter of Guarantee was on the 26th of March, 2009. The court decided that he is not a competent court to conduct the case and that Ankara courts are competent to conduct the case. The Group appealed the resolution before the Appeal Court. The injunction as to prevent the liquidation of the letter of guarantee is still in effect as of the report date.

As at 31 December, the letter of guarantees are comprised the following:

	2008	2007
Given to municipalities for tenders (USD) (*)	80,144,189	—
Given to Privatization Administration Authority (USD)	19,579,855	15,096,140
Given to Energy Market Regulatory Authority (TRY)	15,173,880	5,998,790
Given to Energy Market Regulatory Authority (USD)	13,728,938	9,315,736
Given to Turkish Derivatives Exchange (TRY)	8,105,419	240,000
Given to İstanbul Stock Exchange (TRY)	7,219,408	10,244,500
Given to interbank money markets (TRY)	4,425,000	5,625,000
Given to TSKB A.Ş. (Euro)	3,531,614	—
Given to Capital Markets Board (TRY)	1,340,168	1,392,432
Given for tenders (TRY)	1,258,457	—
Given to courts (TRY)	861,372	45,499
Given to suppliers (TRY)	776,223	—
Given to Tax Administration Authority (TRY)	392,657	109,615
Given to ministries (TRY)	200,000	—
Given to Privatization Administration (TRY)	43,200	10,092,298
Other	31,829	5,823
Given to insurance companies (TRY)	2,000	32,000
Total	156,814,209	58,197,833
Mortgages on real estates (TRY)	27,861,994	20,000,000
Equity securities given as guarantee (TRY)	21,672,390	32,465,917
Bails (TRY)	911,010	—
Total contingent liabilities	207,259,603	110,663,750

(*)	Consists of USD 50,000,000 letter of guarantee given to Ankara Manucipality for the tender of privatization of Başkent Doğalgaz Dağıtım A.Ş. as at 31 December 2008.

The group pledged one of its consolidated subsidiaries 3,000,000 nominal shares as a guarantee of loan as at 31 December 2008 (2007: 2,300,000 nominal).

Global Yatırım Holding A.Ş. and its Subsidiaries
Notes to the Consolidated Financial Statements
As at and for the Year Ended 31 December 2008
Currency: Turkish Lira (“TRY”)

33	Subsequent events

The Group and Statkraft AS (Statkraft), a leading player in Europe within renewable energy located in Norway have signed a Share Purchase and Sale Agreement on 17 March 2009 to transfer the 95% of the shares of the Group (16,148,640 shares par TRY 1 nominal value) at Yeşil Enerji Üretim Sanayi ve Ticaret A.Ş. to Statkraft.

The agreement mentioned above will be valid after the permissions of the EMRA and other related governmental agencies and completion of the pre-conditions.

34	Other

The Group, with Hutchison Ports Holding Limited, Hutchison Ports Turkey B.V. and Ege İhracatçı Birlikleri Liman Hizmetleri ve Taşımacılık A.Ş., named as “Global-Hutchison-EİB Joint Venture Group”, made the highest bid, which is USD 1,275,000, for the “Management Right” of the TCDD İzmir Port at the bid opened by the Turkish Privatization Administration on 3 May 2007. The bid was also approved by the Privatization High Council on 3 July 2007.

The 13th Department of the Council of State decided that the bid was made in accordance with the regulations on privatization, and so rejected the lawsuit brought on with the claim that the bid must be called off. With the rejection, considering the fact that there is no stay of execution, it is expected that the operating right of İzmir Port will be alienated to the Joint Venture Group, after the assent on the concession agreement is taken from the Council of State.

At the meeting of the board of directors of the Company on 3 June 2008, it has been resolved to increase the issued capital of the Company from TRY 225,000,000 to TRY 500,000,000 within the capital ceiling of TRY 650,000,000; to exercise the rights issue of the shareholders on the TRY 275,000,000 increased capital and to offer to public at ISE the remaining shares from the rights issue period and by this way to cover the whole issued capital in cash, and to make an application to the CMB in order to provide the required permission regarding this procedure. In terms of the application, the shares representing the increased amount have been registered by the CMB by the decision dated on 24 July 2008.

The capital increase decision mentioned above is cancelled, since the financial needs for the future projects can not be met due to the economical crisis which domestic and international project finance markets face.

ISSUER

GLOBAL YATIRIM HOLDİNG ANONİM ŞİRKETİ
Rihtim Caddesi
Karaköy, 34425
Istanbul
Turkey

INITIAL PURCHASERS

UBS Limited
100 Liverpool Street
London EC2M 2RH
United Kingdom

Mitsubishi UFJ Secturities International plc
Ropemaker Place
25 Ropemaker Street
London EC2Y 9AJ
United Kingdom

TRUSTEE	PRINCIPAL PAYING AGENT
IN RESPECT OF THE NOTES

Deutsche Trustee Company Limited	Deutsche Bank AG, London Branch
Winchester House	Winchester House
1 Great Winchester Street	1 Great Winchester Street
London EC2N 2DB	London EC2N 2DB
United Kingdom	United Kingdom

REGISTRAR	PAYING AGENT AND REGISTRAR
IN RESPECT OF THE UNRESTRICTED NOTES	IN RESPECT OF THE RESTRICTED NOTES

Deutsche Bank Luxembourg S.A.	Deutsche Bank Trust Company Americas
2, Boulevard Konrad Adenauer	60 Wall Street
Luxembourg	New York, NY 10005
L-1115

LEGAL COUNSEL TO THE ISSUER AS TO	LEGAL COUNSEL TO THE ISSUER
UNITED STATES AND ENGLISH LAW	AS TO TURKISH LAW
Baker & McKenzie LLP	Bener Law Office
100 New Bridge Street	Yapi Kredi Plaza, C Blok,
London EC4V 6JA	Kat 4 34330
United Kingdom	Levent-Istanbul
Turkey

LEGAL COUNSEL	LEGAL COUNSEL
TO THE INITIAL PURCHASERS AND THE	TO THE INITIAL PURCHASERS AS TO
TRUSTEE AS TO ENGLISH AND	TURKISH LAW AND TURKISH TAX
UNITED STATES LAW	COUNSEL

Allen & Overy LLP	Cerrahoglu Law Firm
One Bishops Square	Barbaros Bulvarı
London E1 6AD	Morbasan Sokak
United Kingdom	Cerrahoğlu Binası
Balmumcu
Beşiktaş
34349, Istanbul
Turkey

AUDITORS TO THE ISSUER
KPMG
Yapı Kredi Plaza C Blok
Kat:17 34330
Levent-Istanbul
Turkey

NEW NOTES ISSUER	EXISTING NOTES ISSUER

Global Yatırım Holding Anonim Şirketi	Deutsche Bank Luxembourg S.A.
Rihtim Caddesi No. 57	International Loans and Agency Services
Karaköy 34425	2, Boulevard Konrad Adenauer
Istanbul, Turkey	Luxembourg L-1115

Requests for information in relation to the terms of the Offer should be directed to:

THE DEALER MANAGER

UBS Limited
1 Finsbury Avenue
London EC2M 2PP

For information by telephone: +44 (0)20 7567 0525
Attention: Liability Management Group
Email: OL-Liability-Management@ubs.com

Requests for information in relation to the procedures for participating in the Offer should be directed to:

THE EXCHANGE AND TABULATION AGENT

Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP

For information by telephone: +44 (0) 20 7704 0880
Attention: Sunjeeve Patel / Paul Kamminga
Email: global@lucid-is.com

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